UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ALTUS MIDSTREAM COMPANY

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Class C common stock, par value $0.0001, of Altus Midstream Company (“Class C Common Stock”)
Common units representing limited partner interests in Altus Midstream LP (“Common Units”)

	(2)	Aggregate number of securities to which transaction applies: 50,000,000 shares of Class C Common Stock 50,000,000 Common Units
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The underlying value of the transaction was determined based upon the market value of shares of Class A common stock, par value $0.0001, of Altus Midstream Company (“Class A Common Stock”) for which the Common Units to be issued in the transaction are exchangeable on a one-for-one basis as follows: (A) $64.94, the average of the high and low prices per share of the Class A Common Stock on November 10, 2021, as quoted on the Nasdaq Global Market multiplied by (B) 50,000,000, the number of Common Units and shares of Class C Common Stock to be issued in the transaction.

	(4)	Proposed maximum aggregate value of transaction: $3,247,000,000
	(5)	Total fee paid: $300,996.90

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUBJECT TO COMPLETION, DATED [●], 2021

IMPORTANT STOCKHOLDER MEETING—PLEASE VOTE TODAY

Dear Fellow Stockholders,

Altus Midstream Company (Altus), Altus Midstream LP (the Partnership), New BCP Raptor Holdco, LLC (Contributor) and, solely for the purposes set forth therein, BCP Raptor Holdco, LP (BCP) have entered into a contribution agreement providing for the acquisition of BCP and BCP Raptor Holdco GP, LLC (BCP GP, and together with BCP, the Contributed Entities) by the Partnership. In the transaction, Contributor will contribute all of the equity interests of the Contributed Entities (the Contributed Interests) to the Partnership, with the Contributed Entities each becoming wholly-owned subsidiaries of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 common units representing limited partner interests in the Partnership (Common Units) and an aggregate of 50,000,000 shares of Altus’ Class C common stock, par value $0.0001 per share (the Class C Common Stock). As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus’ Class A common stock, par value $0.0001 per share (Class A Common Stock) and Class C Common Stock (collectively, Altus Common Stock), Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock, Apache Midstream LLC (Apache Midstream), a wholly-owned subsidiary of APA Corporation, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

The Class A Common Stock is currently listed on the Nasdaq Global Market (Nasdaq) under the ticker symbol “ALTM,” and immediately after the transaction is completed, will continue to be listed on Nasdaq. Neither the Common Units nor the Class C Common Stock is listed on any national securities exchange, but the Common Units and the Class C Common Stock together are exchangeable on a one-for-one basis for shares of Class A Common Stock. Neither the Contributed Entities nor the Contributed Interests are listed on any national securities exchange.

Altus stockholders are being asked to approve the issuance of the Common Units and shares of Class C Common Stock to Contributor as required by Nasdaq rules (the share issuance proposal) and to approve an amendment and restatement of Altus’ certificate of incorporation to make certain changes described in this proxy statement (the charter amendment proposal). The approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the Altus special meeting and entitled to vote, assuming a quorum is present. The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding Altus Common Stock. This proxy statement is being used to solicit proxies for a special meeting of Altus stockholders to approve both proposals. The Altus Board of Directors has unanimously approved the contribution agreement and determined that the transaction is advisable and in the best interests of Altus and its stockholders, and unanimously recommends that Altus stockholders vote “FOR” the share issuance proposal and the charter amendment proposal.

We urge you to read this proxy statement, including the annexes, carefully and in their entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 22, which contains a description of certain risks you may wish to consider in evaluating the proposals.

Your vote is very important. We will not complete the transaction unless the share issuance proposal is approved. Whether or not you expect to attend the special meeting, the details of which are described in this proxy statement, please vote immediately by submitting your proxy through the Internet, by telephone, or by completing, signing, dating, and mailing your signed proxy card(s) in the enclosed pre-paid envelope.

Sincerely,

Jon W. Sauer

CHAIRMAN OF THE BOARD

Altus Midstream Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposed transaction or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●] and is first being mailed to Altus stockholders on or about [●].

ALTUS MIDSTREAM COMPANY

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

NOTICE OF STOCKHOLDERS’ MEETING OF

ALTUS MIDSTREAM COMPANY

TO BE HELD ON [●]

To Altus Midstream Company Stockholders:

Notice is hereby given that a special meeting of stockholders of Altus Midstream Company, a Delaware corporation (Altus, the Company, or we) will be held on [●], at [●] (Central time) at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. The purpose of the special meeting is to allow Altus stockholders to consider and vote upon the following proposals:

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Share Issuance Proposal. A proposal to approve the issuance of an aggregate of 50,000,000 common units representing limited partner interests in Altus Midstream LP and an aggregate of 50,000,000 shares of Altus’ Class C common stock, par value $0.0001 per share, to New BCP Raptor Holdco, LLC (Contributor) or its designees, pursuant to the Contribution Agreement, dated as of October 21, 2021, by and among Altus, Altus Midstream LP, Contributor, and solely for the purposes set forth therein, BCP Raptor Holdco, LP (BCP); and

•

Charter Amendment Proposal. A proposal to approve an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Altus to, among other changes, (i) allow for stockholder action by written consent in lieu of holding a meeting of the stockholders, (ii) allow for 10% or greater holders of voting stock to call special meetings of the stockholders, and (iii) further define the waiver of corporate opportunities with respect to Altus and its officers and directors, and any of their respective affiliates.

In connection with the execution of the contribution agreement, Apache Midstream LLC (Apache Midstream), entered into a voting and support agreement with Contributor, BCP and, solely for the limited purposes set forth therein, APA Corporation (the voting and support agreement) with respect to all shares of Altus Common Stock beneficially owned by Apache Midstream, and any additional shares of Altus Common Stock of which Apache Midstream acquires record or beneficial ownership between the date of the voting and support agreement and the termination of the voting and support agreement (the Apache Midstream Support Agreement Shares), wherein Apache Midstream agreed to vote all of the Apache Midstream Support Agreement Shares (i) in favor of approving any matters necessary for the consummation of the transaction contemplated by the contribution agreement and (ii) against specified actions that would discourage, delay or adversely affect the transaction, including specified actions that contemplate alternative transactions. Apache Midstream holds and is entitled to vote in the aggregate approximately 79% of the issued and outstanding shares of Altus Common Stock. Accordingly, as long as the Altus Board of Directors (the Altus Board) does not change its recommendation, approval of the share issuance proposal and the charter amendment proposal at the special meeting is assured. In the event that the Altus Board has changed its recommendation to Altus’ stockholders in accordance with the contribution agreement, Apache Midstream’s voting obligation is reduced to 35% of the total issued and outstanding shares of Altus Common Stock plus additional votes proportionate to the voting percentage of Altus’ other stockholders. For more information, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Voting and Support Agreement.”

Your vote is very important. The approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the Altus special meeting and entitled to vote, assuming a quorum is present. The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding Altus Common Stock. We will not complete the transaction unless the share issuance proposal is approved. The Altus Board recommends that you vote FOR each of the proposals.

Only holders of record of Altus Common Stock at the close of business on [●], the record date, are entitled to receive this notice and to vote at the special meeting. No appraisal rights will be available to Altus stockholders in connection with the transaction.

Whether or not you plan to attend the special meeting, please read the accompanying document and then cast your vote as instructed in your proxy card, as promptly as possible. You can also cast your vote by using the Internet or by telephone. If you have any questions, would like additional copies of the document, or need assistance with voting your Altus Common Stock, please contact Altus’ corporate secretary.

Sincerely,

Rajesh Sharma

CORPORATE SECRETARY

[●]

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-ii-

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SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Altus Special Meeting” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, and the other documents referred to herein, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms frequently used throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

Altus Midstream Company, a Delaware corporation, through its ownership interest in the Partnership, owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service contracts to service Apache Corporation’s production from Alpine High. Additionally, Altus owns equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast. For more information about Altus and its affiliates that are party to the transaction, please see the section entitled “Information About the Companies—Information About Altus.”

•

As of [●], the record date for the special meeting, there were [●] shares of Altus Common Stock issued and outstanding, including [●] shares of Class A Common Stock and 12,500,000 shares of Class C Common Stock. Holders of Class A Common Stock and holders of Class C Common Stock vote together as a single class on all matters submitted to a vote of Altus’ stockholders, except as required by law.

•	On October 21, 2021, Altus entered into the following agreements with the other parties thereto:

•	the contribution agreement;

•

the Amended and Restated Stockholders Agreement by and among APA Corporation, Apache Midstream, Altus, Contributor, BCP, and affiliates of Blackstone Energy Partners VII L.P., Blackstone Energy Partners II L.P. and ISQ Global Infrastructure Fund II L.P., which stockholders agreement is to be effective as of closing (other than a provision to negotiate and enter into a dividend reinvestment plan that shall be implemented shortly following closing), and amends and replaces the existing stockholders agreement, dated November 9, 2018, among Altus, Kayne Anderson Sponsor, LLC, and Apache Midstream;

•

separate voting agreements, which are to be effective as of closing, if ever, with each of (i) APA Corporation and Apache Midstream, (ii) affiliates of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., and (iii) affiliates of ISQ Global Infrastructure Fund II L.P., requiring such stockholder to vote all shares of Altus Common Stock beneficially owned by such stockholder for the election to the Altus Board of the directors designated pursuant to the Amended and Restated Stockholders Agreement for so long as such stockholder and its affiliates hold at least 10% of the outstanding Altus Common Stock; and

•

the Third Amended and Restated Agreement of Limited Partnership of the Partnership, which is to become effective as of closing, if ever, and provides for, among other things, admission of Contributor, the BX Holders and ISQ as limited partners thereunder, updates to certain tax and tax-related provisions, and amendment of certain provisions relating to the Series A Preferred Units of the Partnership (Series A Preferred Units).

•

In the transaction, Contributor will contribute all of the Contributed Interests to the Partnership, with the Contributed Entities each becoming wholly-owned subsidiaries of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 Common Units and an aggregate of 50,000,000 shares of Class C Common Stock. As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock, Contributor or its designees will collectively own approximately 75% of the issued and outstanding

Altus Common Stock, Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

•

In connection with the execution of the contribution agreement, Apache Midstream entered into a voting and support agreement with Contributor, BCP and, solely for the limited purposes set forth therein, APA Corporation (the voting and support agreement) with respect to all shares of Altus Common Stock beneficially owned by Apache Midstream, and any additional shares of Altus Common Stock of which Apache Midstream acquires record or beneficial ownership between the date of the voting and support agreement and the termination of the voting and support agreement (the Apache Midstream Support Agreement Shares), wherein Apache Midstream agreed to vote all of the Apache Midstream Support Agreement Shares (i) in favor of approving any matters necessary for the consummation of the transaction contemplated by the contribution agreement and (ii) against specified actions that would discourage, delay or adversely affect the transaction, including specified actions that contemplate alternative transactions. Apache Midstream holds and is entitled to vote in the aggregate approximately 79% of the issued and outstanding shares of Altus Common Stock. Accordingly, as long as the Altus Board does not change its recommendation, approval of the share issuance proposal and the charter amendment proposal at the special meeting is assured. In the event that the Altus Board has changed its recommendation to its stockholders in accordance with the contribution agreement, Apache Midstream’s voting obligation is reduced to 35% of the total issued and outstanding shares of Altus Common Stock plus additional votes proportionate to the voting percentage of Altus’ other stockholders. For more information, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Voting and Support Agreement.”

•

The Altus Board considered various factors in determining whether to approve the transaction, including strategic considerations and aggregate value, operational benefits of the transaction and the potential enhanced asset portfolio, financial projections, the favorable terms included in the transaction documents, and the risks and potentially negative factors of the transaction. For more information about the Altus Board’s reasons for approving the transaction, see the section entitled “The Transaction—Reasons for the Recommendation to Altus Stockholders by the Altus Board.”

•

At the special meeting, Altus stockholders will be asked to consider and vote upon (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the share issuance proposal and (ii) the charter amendment proposal. Please see the sections entitled “Proposal No. 1—The Share Issuance Proposal” and “Proposal No. 2—The Charter Amendment Proposal.”

•

In considering the recommendation of the Altus Board to vote “FOR” the share issuance proposal and “FOR” the charter amendment proposal, you should be aware that aside from their interests as stockholders, certain members of Altus’ management and the Altus Board have interests in the transaction that are different from, or in addition to, the interests of Altus stockholders’ generally. The Altus Board was aware of and carefully considered these interests of its directors and officers, among other matters, during its deliberations on the merits, terms, and structure of the transaction, overseeing the negotiation of the transaction, and approving the contribution agreement and the transaction. Stockholders should take these interests into account in deciding whether to approve the share issuance proposal and the charter amendment proposal. For more information about these interests, please see the section entitled “The Transaction—Interests of Altus’ Executive Officers and Directors in the Transaction.”

•

Unless waived by Altus and Contributor, and subject to applicable law, the closing of the transaction is subject to a number of conditions set forth in the contribution agreement and receipt of stockholder approval contemplated by this proxy statement.

•

The contribution agreement may be terminated at any time prior to the consummation of the transaction upon agreement of the parties thereto, or by Altus or Contributor in specified circumstances. For more information about the termination rights under the contribution agreement, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Termination of the Contribution Agreement.”

•	The proposed transaction involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors” beginning on page 22 of this proxy statement.

FREQUENTLY USED TERMS

These frequently used terms may be helpful for you to have in mind at the outset.

•	“Altus” means Altus Midstream Company, a Delaware corporation.

•	“Altus Common Stock” means the Class A Common Stock and the Class C Common Stock, collectively.

•	“Apache Midstream” means Apache Midstream LLC, a Delaware limited liability company and wholly-owned subsidiary of APA Corporation.

•	“BCP” means BCP Raptor Holdco, LP, a Delaware limited partnership.

•	“BCP GP” means BCP Raptor Holdco GP, LLC, a Delaware limited liability company and the general partner of BCP.

•	“Blackstone” means investment funds affiliated with or managed by Blackstone Inc., collectively.

•

“BX Aggregator” means BCP Raptor Aggregator, LP, a Delaware limited partnership, a controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., and a unitholder of BCP.

•	“BX Holders” means BX Aggregator and BX Permian, together.

•

“BX Permian” means BX Permian Pipeline Aggregator, LP, a Delaware limited partnership, a controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., and a unitholder of BCP.

•	“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Altus.

•	“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Altus.

•	“Common Units” means the common units representing limited partner interests in the Partnership.

•	“Consideration” means the aggregate 50,000,000 Common Units and 50,000,000 shares of Class C Common Stock to be issued to Contributor or its designees pursuant to the contribution agreement.

•	“Contributed Entities” means BCP and BCP GP, together.

•	“Contributed Interests” means the equity interests of BCP and BCP GP, together.

•	“contribution agreement” means the Contribution Agreement, dated as of October 21, 2021, by and among Altus, the Partnership, Contributor, and BCP.

•	“Contributor” means New BCP Raptor Holdco, LLC, a Delaware limited liability company.

•	“EagleClaw Midstream” or “ECM” means BCP and its subsidiaries, collectively.

•	“ISQ” means Buzzard Midstream LLC, a Delaware limited liability company, a controlled affiliate of ISQ Global Infrastructure Fund II L.P., and a unitholder of BCP.

•	“I Squared Capital” means ISQ Global Infrastructure Fund II L.P.

•	“MMcf/d” means million cubic feet per day.

•	“Partnership” means Altus Midstream LP, a Delaware limited partnership and subsidiary of Altus.

QUESTIONS AND ANSWERS ABOUT THE ALTUS SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this proxy statement. They do not contain all of the information that may be important to you. You should read carefully the entire document to fully understand the voting procedures for the Altus special meeting.

Q:	Why am I receiving these materials?

A:	On October 21, 2021, Altus, the Partnership, Contributor, and BCP entered into the contribution agreement, providing for the acquisition of the Contributed Entities by the Partnership.

In the transaction, Contributor will contribute all of the Contributed Interests to the Partnership, with each of the Contributed Entities becoming a wholly-owned subsidiary of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 Common Units and an aggregate of 50,000,000 shares of Class C Common Stock.

As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock, Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock, Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

This proxy statement is being sent to holders of Altus Common Stock in connection with a special meeting of Altus stockholders to vote upon approval of the issuance of the Consideration to Contributor or its designees pursuant to the contribution agreement and for purposes of complying with Rules 5635(a) and 5635(b) of the Nasdaq Listing Rules, as well as to approve an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Altus.

Q:	What am I being asked to vote on?

A:	Altus stockholders are being asked to consider and vote on the following proposals:

•	Share Issuance Proposal. A proposal to approve the issuance of the Consideration to Contributor or its designees pursuant to the contribution agreement; and

•

Charter Amendment Proposal. A proposal to approve the Third Amended and Restated Certificate of Incorporation of Altus, which amends and restates the Second Amended and Restated Certificate of Incorporation of Altus to, among other changes, (i) allow for stockholder action by written consent in lieu of holding a meeting of the stockholders, (ii) allow for 10% or greater holders of voting stock to call special meetings of the stockholders, and (iii) further define the waiver of corporate opportunities with respect to Altus and its officers and directors, and any of their respective affiliates.

Q:	What vote is required to approve each of the proposals?

A:

The approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the special meeting and entitled to vote, assuming a quorum is present. The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding Altus Common Stock.

In connection with the contribution agreement, Apache Midstream has entered into the voting and support agreement whereby Apache Midstream has agreed to vote its shares of Altus Common Stock in a manner so as to facilitate consummation of the transaction. For more information, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Voting and Support Agreement.”

Q:	What if I do not vote my shares or if I abstain from voting?

A:

The approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the special meeting and entitled to vote, assuming a quorum is present. As a result, if you abstain from voting on the share issuance proposal, your Altus Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will not be considered as a vote cast on the proposal. If you fail to vote on the share issuance proposal, your failure to vote will not affect the adoption of the proposal, except to the extent such failure to vote prevents a quorum for voting on the proposal.

The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding Altus Common Stock. As a result, if you abstain from voting or do not vote your Altus Common Stock, it will have the same effect as a vote against the charter amendment proposal.

Q:	What proposals must be passed in order for the transaction to be completed?

A:

The obligations of the parties to complete the transaction are conditioned upon approval of the share issuance proposal. We will not complete the transaction unless the share issuance proposal is approved.

Q:	How does the Altus Board recommend that I vote on the matters to be considered at the special meeting?

A:	The Altus Board unanimously recommends that Altus stockholders vote:

•	“FOR” the share issuance proposal; and

•	“FOR” the charter amendment proposal.

In considering the recommendation of the Altus Board, you should be aware that some of Altus’ executive officers and directors have interests in the transaction that are different from, or in addition to, the interests of Altus stockholders generally. See “The Transaction—Interests of Altus’ Executive Officers and Directors in the Transaction.”

Q:	Will there be any changes to my Altus Common Stock as a result of the transaction?

A:	No. All Altus Common Stock will remain outstanding after the transaction, and no changes will be made to the Altus Common Stock currently outstanding as a result of the transaction.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on [●], at [●] (Central time) at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, subject to any adjournments or postponements.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is [●]. Only record holders of Altus Common Stock at the close of business on the record date for the special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Q:	How do I submit my proxy for the special meeting?

A:

If you hold shares of Altus Common Stock in your own name (as a “stockholder of record”) at the close of business on the record date, you may vote in person by attending the special meeting or, to ensure that your shares are represented at the special meeting, you may instruct the Company on how to vote your shares:

•	By Internet. Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide our stockholders access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, how to vote online, and how to request a printed copy of the materials. Internet voting will be available until 11:59 p.m., local time, on [●] or, if the special meeting is continued, adjourned, or postponed, until 11:59 p.m., local time, on the day immediately before such continued, adjourned, or postponed meeting. We encourage you to take advantage of the proxy materials on the Internet. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive, and allow us to conserve natural resources.

•	By Mobile Device. Stockholders of record may scan the QR code on the enclosed proxy card with a mobile device (specific directions for using the mobile voting system are shown on the proxy card).

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By Telephone. Stockholders of record may submit proxies by telephone, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are shown on the proxy card).

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By Mail. Stockholders of record who have received a paper copy of a proxy card by mail may submit proxies by marking, signing, dating, and returning their proxy card in the postage-paid envelope provided. Proxy cards submitted by mail and received by Altus after 5:00 p.m., local time, on [●] may not be considered unless the special meeting is continued, adjourned, or postponed, and then only if received before the date and time the continued, adjourned, or postponed special meeting is held.

If you hold Altus Common Stock in “street name” through a bank, broker, or other nominee, please follow the voting instructions provided by your bank, broker, or other nominee to ensure that your Altus Common Stock is represented at the special meeting.

Q:	How many votes do I have?

A:	Holders of Altus Common Stock have one vote per share on each matter to be acted upon.

Q:	If my Altus Common Stock is held in “street name” by my bank, broker, or other nominee, will my bank, broker, or other nominee automatically vote my shares for me?

A:

No. If your Altus Common Stock is held in “street name,” you must instruct the broker, bank, nominee, or other holder of record on how to vote your shares. Your broker, bank, nominee, or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee, or other holder of record with this proxy statement.

Please follow the voting instructions provided by your bank, broker, or other nominee so that it may vote your Altus Common Stock on your behalf. Please note that you may not vote your Altus Common Stock held in street name by returning a proxy card directly to Altus or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker, or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you submit your proxy via the Internet, by scanning the QR code on a mobile device, by telephone, or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you are a stockholder of record and sign your proxy card and return it without indicating how to vote on any particular proposal, the Altus Common Stock represented by your proxy will be voted in favor of that proposal.

Q:	May I vote in person?

A:

Yes. If you are a stockholder of record at the close of business on [●], you may attend the special meeting and vote your Altus Common Stock in person, in lieu of submitting your proxy by Internet, mobile device, or telephone or returning your signed proxy card by mail. If you hold your Altus Common Stock in “street name” through a broker, bank, nominee, or other holder of record, you must provide a “legal proxy” at the special meeting in order to vote in person, which “legal proxy” you must obtain from your bank, broker, nominee, or other holder of record.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:

You may revoke a proxy before it is voted by submitting a new proxy with a later date by Internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, by attending the special meeting in person and giving Altus’ Inspector of Elections notice of your intent to vote your shares of Altus Common Stock in person or by filing a written revocation with Altus’ corporate secretary at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. Your attendance at the special meeting alone will not automatically revoke your proxy.

Q:	What happens if I sell my Altus Common Stock after the record date but before the special meeting?

A:	If you transfer your Altus Common Stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting.

Q:	Am I entitled to exercise appraisal rights under the Delaware General Corporation Law if I do not vote in favor of the share issuance proposal and the charter amendment proposal?

A:	No. Under applicable law, no appraisal rights will be available to holders of Altus Common Stock in connection with either proposal.

Q:	When do you expect to complete the transaction?

A:	BCP and Altus currently expect to complete the transaction in the first quarter of 2022. However, no assurance can be given as to when, or whether, the transaction will be completed.

Q:	What will happen if the transaction is not completed?

A:

In the event that the transaction is not completed, Altus and the Partnership will not issue the Consideration to Contributor or its designees, and there will be no change to the number of issued and outstanding shares of Altus Common Stock.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Altus’ corporate secretary at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

SUMMARY OF THE PROXY STATEMENT

This summary highlights information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. You are urged to carefully read the entire document and the other documents referred to in this proxy statement to fully understand the transaction. See “Where You Can Find More Information.”

Information About the Companies

BCP

BCP is the parent of EagleClaw Midstream. EagleClaw Midstream is a privately held midstream energy business providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, natural gas liquids (NGLs), crude oil, and water. BCP is headquartered in Midland, Texas and has a significant presence in Houston, Texas. EagleClaw Midstream operates in the Southern Delaware Basin, specifically in Culberson, Loving, Pecos, Reeves, and Ward Counties, Texas. EagleClaw Midstream is the largest private gas processor in the Delaware Basin, with 1,320 MMcf/d of capacity and more than 1,400 miles of operated pipelines. EagleClaw Midstream has long-term dedications of nearly 750,000 acres for gas, crude, and water midstream services from approximately 30 successful and active producers in the Delaware Basin. Additionally, BCP owns equity interests in Permian Highway Pipeline which is a natural gas intrastate Permian Basin pipeline that has access to various points along the Texas Gulf Coast.

The EagleClaw Midstream principal headquarters are located at 500 W Illinois Ave., Midland, Texas 79701, and its telephone number at its principal offices is (432) 789-1333. Additional information about EagleClaw Midstream is included elsewhere in this proxy statement. See “Information About the Companies—Information About BCP” and Annex A to this proxy statement.

Altus Midstream Company

Altus, through its ownership interest in the Partnership, owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s production from its Alpine High resource play and surrounding areas (Alpine High). Additionally, Altus owns equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast.

Altus has no independent operations or material assets outside its ownership interest in the Partnership. The Partnership’s assets include approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 MMcf/d, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Altus’ existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling its midstream contracts to service Apache Corporation’s production from Alpine High and potential third-party customers.

Altus’ principal offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. Altus’ telephone number at its principal offices is (713) 296-6000. Additional information about Altus is included elsewhere in this proxy statement. See “Information About the Companies—Information About Altus.”

The Altus Special Meeting

The special meeting will be held on [●], at [●] (Central time) at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, subject to any adjournments or postponements.

The Altus Board has established [●] as the record date for the special meeting. Only record holders of Altus Common Stock at the close of business on the record date for the special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were [●] shares of Class A Common Stock and 12,500,000 shares of Class C Common Stock outstanding and entitled to vote. Holders of Class A Common Stock and holders of Class C Common Stock vote together as a single class on all matters submitted to a vote of Altus’ stockholders, except as required by law. Holders of Altus Common Stock have one vote per share on each matter to be acted upon.

The purpose of the special meeting is to vote upon the following proposals:

•

Share Issuance Proposal. A proposal to approve the issuance of the Consideration to Contributor or its designees in exchange for all of the equity interests of the Contributed Entities which, following an internal reorganization to be completed before closing, will be owned directly by Contributor; and

•

Charter Amendment Proposal. A proposal to approve an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Altus to, among other changes, (i) allow for stockholder action by written consent in lieu of holding a meeting of the stockholders, (ii) allow for 10% or greater holders of voting stock to call special meetings of the stockholders, and (iii) further define the waiver of corporate opportunities with respect to Altus and its officers and directors, and any of their respective affiliates.

The required vote to approve each proposal is as set forth in the table below.

Proposal	Vote Required
Share Issuance Proposal (Proposal No. 1)	Affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the special meeting and entitled to vote, assuming a quorum is present

Charter Amendment Proposal (Proposal No. 2)	Affirmative vote of a majority of the outstanding Altus Common Stock

The Contribution Agreement

Overview

On October 21, 2021, Altus, the Partnership, Contributor, and BCP entered into the contribution agreement, providing for the acquisition of the Contributed Entities by the Partnership. In the transaction, Contributor will contribute all of the Contributed Interests to the Partnership, with each of the Contributed Entities becoming a wholly-owned subsidiary of the Partnership.

The following diagram illustrates the structure of the transaction:

Before the Transaction

Note: Lines represent 100% ownership, unless otherwise indicated.

(1)	Includes ownership of Common Units and shares of Class C Common Stock that together can be redeemed for shares of Class A Common Stock.
(2)	Reflects 660,694 units outstanding at the original issuance price.

After the Transaction

Note: Lines represent 100% ownership, unless otherwise indicated.

(1)	includes ownership of Common Units and shares of Class C Common Stock that together can be redeemed for shares of Class A Common Stock.
(2)

Reflects 660,694 unit outstanding as of June 30, 2021 at the original issuance price. Does not reflect redemption of 100,000 Series A Preferred Units to occur in connection with the closing of the transaction.

(3)	BCP Raptor’s 26.7% ownership interest in PHP is subject to a project finance Term Loan A facility.
(4)	As of September 30, 2021.

Consideration to Contributor

In the transaction, Contributor will contribute all of the Contributed Interests to the Partnership, with each of the Contributed Entities becoming a wholly-owned subsidiary of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 Common Units and an aggregate of 50,000,000 shares of Class C Common Stock.

As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock and Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock. Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

Treatment of Altus Equity-Based Awards and Altus Warrants

No stock options, performance unit awards, phantom unit awards, restricted shares, or other equity-based awards issued by Altus or the Partnership will be affected by the transaction. The outstanding warrants to acquire shares of Class A Common Stock will not be affected by the transaction.

Voting and Support Agreement

In connection with the execution of the contribution agreement, Apache Midstream entered into the voting and support agreement, wherein Apache Midstream agreed to vote all of the Apache Midstream Support Agreement Shares (i) in favor of approving any matters necessary for the consummation of the transaction contemplated by the contribution agreement and (ii) against specified actions that would discourage, delay or adversely affect the transaction, including specified actions that contemplate alternative transactions. The Apache Midstream Support Agreement Shares constitute approximately 79% of the issued and outstanding shares of Altus Common Stock. Accordingly, as long as the Altus Board does not change its recommendation, approval of the share issuance proposal and the charter amendment proposal at the special meeting is assured. In the event that the Altus Board has changed its recommendation to its stockholders in accordance with the contribution agreement, Apache Midstream’s voting obligation is reduced to 35% of the total issued and outstanding shares of Altus Common Stock plus additional votes proportionate to the voting percentage of Altus’ other stockholders. For more information, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Voting and Support Agreement.”

Recommendation of the Altus Board

The Altus Board unanimously recommends that holders of Altus Common Stock vote:

•	“FOR” the share issuance proposal; and

•	“FOR” the charter amendment proposal.

See “The Altus Special Meeting—Recommendation of the Altus Board.”

The Altus Board has unanimously approved the contribution agreement and determined that the transaction is advisable and in the best interests of Altus and its stockholders. In determining whether to approve the contribution agreement and the transaction contemplated thereby, the Altus Board considered the factors described in the section entitled “The Transaction—Reasons for the Recommendation to Altus Stockholders by the Altus Board.”

Opinion of Credit Suisse, Altus’ Financial Advisor

On October 21, 2021, Credit Suisse Securities (USA) LLC (Credit Suisse) rendered its oral opinion to the Altus Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Altus Board dated the same date) as to, as of October 21, 2021, the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement.

Credit Suisse’s opinion was directed to the Altus Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement and did not address any other aspect or implication (financial or otherwise) of the transaction. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex H to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such holder should vote or act on any matter relating to the transaction.

Interests of Altus’ Executive Officers and Directors in the Transaction

Certain members of the Altus Board and executive officers may be deemed to have interests in the transaction that are in addition to, or different from, the interests of other holders of Altus Common Stock. Specifically, Altus’ directors and executive officers are entitled to continued indemnification and insurance coverage under the contribution agreement. The Altus Board was aware of these interests and considered them, among other matters, in approving the contribution agreement and the transaction and in making the recommendation that the holders of Altus Common Stock approve the share issuance proposal and the charter amendment proposal.

For additional information, see “The Transaction—Interests of Altus’ Executive Officers and Directors in the Transaction.”

None of Altus’ executive officers will receive any severance or other compensation as a result of the transaction. In particular, there are no payments or benefits that Altus’ executive officers may receive that would be required to be disclosed pursuant to Item 402(t) of Regulation S-K.

Directors and Management of Altus Following the Transaction

Following the closing of the transaction, the Altus Board will consist of eleven directors, with three directors designated by Apache Midstream (two of which must be independent for purposes of service on the audit committee of Altus under Nasdaq rules), two directors designated by ISQ, including Thomas Lefebvre and Joseph Payne, three directors designated by BX Aggregator, including David I. Foley, JP Munfa and Elizabeth P. Cordia, two directors designated by BX Aggregator, both of which must be independent for purposes of service on the audit committee of Altus under Nasdaq rules, and Jamie Welch, as the Chief Executive Officer of Altus following closing. In addition, the executive officers of BCP GP are expected to serve in the same capacity as the executive officers of Altus following closing of the transaction.

No Appraisal Rights

Under applicable law, no appraisal rights will be available to holders of Altus Common Stock in connection with the transaction.

Public Trading Markets; Listing of the Class A Common Stock

The Class A Common Stock is currently listed on Nasdaq under the ticker symbol “ALTM,” and immediately after the transaction is completed, will continue to be listed on Nasdaq. Neither the Common Units nor the Class C Common Stock is listed on any national securities exchange, but the Common Units and the Class C Common Stock together are exchangeable on a one-for-one basis for shares of Class A Common Stock. Neither the Contributed Entities nor the Contributed Interests are listed on any national securities exchange.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Altus will account for the transaction as a reverse merger using the acquisition method of accounting with

Contributor as the acquiring entity. Under the acquisition method of accounting, Contributor’s assets and liabilities will retain their carrying values and Altus’ assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the consideration transferred over the fair values of Altus’ net assets acquired, if applicable, will be recorded as goodwill.

Regulatory Approvals Required for the Transaction

Altus and Contributor have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations, and filings that are necessary in order to consummate the transaction and to diligently and expeditiously prosecute such matters and cooperate with each other in the prosecution of such matters. However, neither Altus nor Contributor, nor any of their respective affiliates, are required to pay any consideration to any third parties to obtain any such person’s authorization, approval, consent, or waiver to effectuate the transaction, other than filing, recordation, or similar fees. In connection with such matters, Altus is obligated not to agree to any actions, restrictions, or conditions with respect to obtaining any such authorizations without Contributor’s prior written consent.

In addition, Altus and Contributor have agreed to make any filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), and to cooperate fully with each other and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable antitrust laws. The required Notification and Report Forms were filed with the Antitrust Division and the FTC by Altus and Contributor on November 10, 2021.

Altus and Contributor have agreed to not take any action that could reasonably be expected to hinder or delay in any material respect the expiration or termination of the required waiting period under the HSR Act or any other applicable antitrust laws, or any consent or approval required pursuant to any other applicable antitrust laws.

For additional information, see “The Contribution Agreement and Other Transaction Agreements—Regulatory Approvals Required for the Transaction.”

Agreement Not to Solicit Other Offers

Altus has agreed to, and to cause its subsidiaries and its and their directors and officers and the directors and officers of APA Corporation to, and to use its reasonable best efforts to cause the other representatives of Altus and its subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any person conducted prior to the execution of the contribution agreement by Altus or any of its subsidiaries or their respective representatives with respect to any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, a “Company Competing Proposal,” as defined in “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Termination of Discussions.”

As more fully described in this proxy statement and in the contribution agreement, and subject to the terms, conditions, and exceptions described in the contribution agreement, Altus agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers and the directors and officers of APA Corporation not to, and will use its reasonable best efforts to cause the other representatives of Altus and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

•

engage in, continue, or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of, a Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal;

•

furnish any non-public information regarding Altus or its subsidiaries, or access to the properties, assets, or employees of Altus or its subsidiaries, to any person in connection with or in response to any Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal;

•

enter into any letter of intent or agreement in principle relating to, or other agreement providing for, a Company Competing Proposal (other than a confidentiality agreement as permitted by the contribution agreement); or

•	submit any Company Competing Proposal to the approval of the stockholders of Altus.

For additional information, see “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Non-Solicitation Obligations” and “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Exceptions to Non-Solicitation Provisions.”

As discussed in this proxy statement, the Altus Board has recommended that the Altus stockholders vote “FOR” the share issuance proposal and “FOR” the charter amendment proposal (the Altus Board Recommendation). Pursuant to the terms of the contribution agreement, except as described below, neither the Altus Board nor any committee thereof, may take any of the following actions in connection with the Altus Board Recommendation:

•

withhold, withdraw, qualify, or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, or modify, in a manner adverse to Contributor, BCP, or their respective subsidiaries, the Altus Board Recommendation;

•	fail to include the Altus Board Recommendation in this proxy statement;

•	approve, endorse, or recommend, or publicly propose or announce any intention to approve, endorse, or recommend, any Company Competing Proposal;

•

publicly declare advisable, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (other than a confidentiality agreement permitted by the contribution agreement), in each case, relating to a Company Competing Proposal (an Altus Alternative Acquisition Agreement);

•

in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the Exchange Act) for outstanding shares of Altus Common Stock (other than by Contributor, BCP, or their respective subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act as described above), fail to publicly reaffirm the Altus Board Recommendation on or prior to 10 business days after Contributor so requests in writing (which requests may only be made once every 30 days with respect to any specific Company Competing Proposal, absent material amendment to such Company Competing Proposal); or

•	cause or permit Altus to enter into an Altus Alternative Acquisition Agreement.

For additional information, see “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Obligation to Maintain Altus Board Recommendation.”

Termination of the Contribution Agreement

The contribution agreement may be terminated at any time prior to closing of the transaction:

•	by mutual written consent of Altus and Contributor;

•	by either Altus or Contributor, by written notice to the other party:

•

in the event that any applicable law or final writ, judgment, decree, injunction, or award of any governmental entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to the contribution agreement;

•

if the closing of the transaction has not occurred on or before June 30, 2022 (the Outside Date), provided, that such right to terminate the contribution agreement in such event shall not be available to any party that has breached any of its warranties or covenants set forth in the contribution agreement and such breach resulted in the failure of the closing to occur by the Outside Date;

•	if the Altus stockholders have not approved the share issuance proposal upon a vote held at a duly called special meeting or at any adjournment or postponement thereof;

•	by Altus, by written notice to Contributor:

•

if (i) Contributor has breached its warranties, covenants, or agreements under the contribution agreement and such breach would or does result in the failure to fulfill any condition obligating Altus to close the transaction and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (a) 30 days after Altus gives written notice to Contributor of such breach and (b) two business days prior to the Outside Date; provided that Altus has not waived such breach and Altus is not then in material breach of its representations, warranties, covenants, or agreements under the contribution agreement;

•	by Contributor, by written notice to Altus:

•

if (i) Altus has breached any of its warranties, covenants, or agreements under the contribution agreement and such breach would or does result in the failure to fulfill any condition obligating Contributor to close the transaction and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (a) 30 days after Contributor gives written notice to Altus of such breach and (b) two business days prior to the Outside Date; provided that Contributor has not waived such breach and Contributor is not then in material breach of its representations, warranties, covenants, or agreements under the contribution agreement;

•

at any time before Altus stockholders have approved the share issuance proposal and the charter amendment proposal, if an Altus Change of Recommendation (as defined in “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Obligation to Maintain Altus Board Recommendation”) has occurred (whether or not such Altus Change of Recommendation is permitted by the contribution agreement); or

•

if Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation, or any of their respective subsidiaries, has materially breached Altus’ non-solicitation obligations under the contribution agreement.

For additional information, see “The Contribution Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers—Termination of the Contribution Agreement.”

Termination Fee Payable by Altus

The contribution agreement requires Altus to pay Contributor a $60.0 million termination fee if:

•

Contributor terminates the contribution agreement, at any time prior to the Altus stockholders approving the share issuance proposal, pursuant to its termination right arising as a result of (i) the occurrence of an Altus Change of Recommendation or (ii) a material breach by Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation or any of their respective subsidiaries of Altus’ non-solicitation obligations under the contribution agreement; or

•

either Contributor or Altus terminates the contribution agreement pursuant to such party’s termination right arising as a result of the failure of the Altus stockholders to approve the share issuance proposal and, at such time, Contributor would have been permitted to terminate the contribution agreement pursuant to its termination right arising as a result of (i) the occurrence of an Altus Change of Recommendation or (ii) a material breach by Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation or any of their respective subsidiaries, of Altus’ non-solicitation obligations under the contribution agreement.

Summary Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The following summary selected unaudited pro forma condensed consolidated combined financial information is based on the Altus historical consolidated financial statements and the BCP historical consolidated financial statements as adjusted to give effect to the transaction using the acquisition method of accounting with BCP considered the accounting acquirer of Altus and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes under “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” (the unaudited pro forma condensed consolidated combined financial statements), which are included in this proxy statement.

The unaudited pro forma condensed consolidated combined financial statements were prepared using: (a) the historical audited consolidated financial statements of Altus as of and for the year ended December 31, 2020, which have been incorporated by reference into this proxy statement; (b) the historical audited consolidated financial statements of BCP as of and for the year ended December 31, 2020, which are included in Annex A to this proxy statement; (c) the historical unaudited condensed consolidated financial statements of Altus as of and for the nine months ended September 30, 2021, which have been incorporated by reference into this proxy statement; and (d) the historical unaudited consolidated financial statements of BCP as of and for the nine months ended September 30, 2021, which are included in Annex A to this proxy statement, in each case as adjusted to give effect to the transaction. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the transaction as if it had been consummated on September 30, 2021. The unaudited pro forma condensed consolidated combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give effect to the transaction as if it had occurred on January 1, 2020.

The summary selected unaudited pro forma condensed consolidated combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transaction taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the post-transaction company. The summary selected unaudited pro forma condensed consolidated combined financial information has been derived from and should be read in conjunction with the separate historical financial statements of Altus and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Altus that are incorporated by reference in this proxy statement, and the separate historical financial statements and accompanying notes of BCP, the information under “BCP Raptor Holdco, LP Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annex A to this proxy statement, and the information under “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements.”

As of and For the Nine Months Ended September 30, 2021 (in thousands except per share data)

	Historical		Transaction Accounting Adjustments	Pro Forma
	Altus	BCP
BALANCE SHEET DATA
Total assets	$1,865,934	$3,593,205	$602,822	$6,601,961
Long-term debt, net	657,000	2,304,192	11,762	2,972,954
Total liabilities	878,121	2,558,118	166,259	3,602,498
Total liabilities, noncontrolling interests, partners’ capital, and equity	1,865,934	3,593,205	602,822	6,601,961
STATEMENT OF OPERATIONS DATA
Total revenues	$104,287	$442,672	$—	$546,959
Total costs and expenses	63,044	394,434	31,819	489,297
Income before income taxes	146,019	8,617	(42,604)	112,032
Deferred income tax expense	—	1,207	1,455	2,662

Net income (loss)	146,019	7,410	(44,059)	109,370
Less: Net income attributable to noncontrolling interest—Preferred Unit limited partners	72,662	—	—	62,990
Less: Net income attributable to noncontrolling interest—Common Unit limited partners	56,270	—	—	43,755

Net income attributable to Class A Common Stockholders	$17,087	—	—	$2,625

PER SHARE DATA
Net income attributable to Class A Common Stockholders, per share
Basic	$4.56	$—	$—	$0.70
Diluted	$3.83	$—	$—	$0.59

For the Year Ended December 31, 2020 (in thousands except per share data)

	Historical		Transaction Accounting Adjustments	Pro Forma
	Altus	BCP
STATEMENT OF OPERATIONS DATA
Total revenues	$148,409	$410,176	$—	$558,585
Total costs and expenses	86,793	1,429,338	66,764	1,582,895
Income before income taxes	79,788	(1,153,510)	(19,594)	(1,093,316)
Current income tax benefit	(696)	—	—	(696)
Deferred income tax expense	—	968	2,279	3,247

Net income (loss)	80,484	(1,154,478)	(21,873)	(1,095,867)
Less: Net income attributable to noncontrolling interest—Preferred Unit limited partners	75,906	—	—	94,620
Less: Net income attributable to noncontrolling interest—Common Unit limited partners	2,987	—	—	(1,123,105)

Net income attributable to Class A Common Stockholders	$1,591	—	—	$(67,382)

PER SHARE DATA
Net income attributable to Class A Common Stockholders, per share
Basic	$0.42	$—	$—	$(17.99)
Diluted	$0.28	$—	$—	$(17.99)

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the information concerning EagleClaw Midstream contained in Annex A, in evaluating the share issuance proposal and the charter amendment proposal. The following risk factors related to EagleClaw Midstream’s business will also apply to the business and operations of the post-transaction company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the transaction, and may have an adverse effect on the business, cash flows, financial condition, and results of operations of the post-transaction company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Altus may face additional risks and uncertainties that are not presently known to it, or that it may currently deem immaterial, which may also impair its business or financial condition.

Risks Related to the Transaction

Failure to complete, or significant delays in completing, the transaction could negatively affect the trading price of the Class A Common Stock and Altus’ future business and financial results.

Completion of the transaction is not assured and is subject to risks, including the risks that approval of the issuance of the equity consideration by Altus’ stockholders or approval of the transaction by governmental agencies is not obtained or that other closing conditions are not satisfied. If the transaction is not completed, or if there are significant delays in completing the transaction, the trading price of the Class A Common Stock and Altus’ future business and financial results could be negatively affected, and the Company will be subject to several risks, including the following:

•	Altus may be liable for damages to Contributor under the terms of the contribution agreement;

•

negative reactions from the financial markets, including a decline in the trading price of the Class A Common Stock due to the fact that current prices may reflect a market assumption that the transaction will be completed;

•	having to pay certain significant costs relating to the transaction, including, in certain circumstances, a termination fee to Contributor; and

•	the attention of Altus’ management will have been diverted to the transaction rather than Altus’ own operations and pursuit of other opportunities that could have been beneficial to it.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the transaction.

The transaction is subject to a number of conditions to closing, as specified in the contribution agreement and described in the section entitled “The Contribution Agreement and Other Transaction Agreements—Conditions to Consummation of the Transaction.” These closing conditions include, among others, obtaining Altus’ stockholder approval of the share issuance proposal, the expiration or termination of any waiting period under the HSR Act, and the absence of any law, order, or injunction preventing the consummation of the transaction. The obligation of each of Altus and Contributor to consummate the transaction is also conditioned on, among other things, the accuracy of the representations and warranties as set forth by the other party in the contribution agreement, the performance by the other party, in all material respects, of its obligations and covenants under the contribution agreement required to be performed at or prior to the closing date of the transaction, and each of the Credit Agreement Consent, the Series A Preferred Consent and the Company JV Consents (each as described under “The Contribution Agreement and Other Transaction Agreements—Third Party Finance Consents; Company JV Consents”) remaining in full force and effect. The required stockholder approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of such consents and approvals. Any delay in completing the transaction could cause Altus and Contributor not to realize, or to be delayed in realizing, some or all of the benefits that Altus and Contributor expect to achieve if the transaction is successfully consummated within its expected timeframe. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transaction, please see “The Contribution Agreement and Other Transaction Agreements.”

The contribution agreement includes restrictions relating to the conduct of Altus’ business while the transaction is pending, which could adversely affect Altus’ business and operations.

Under the terms of the contribution agreement, Altus is subject to certain restrictions on the conduct of its business prior to completing the transaction, which may adversely affect its ability to execute certain of its business strategies, including, subject to certain exceptions, to acquire or dispose of assets, incur capital expenditures, enter into contracts, incur indebtedness, or settle claims and lawsuits, unless Altus obtains the prior written consent of Contributor. Such limitations could negatively affect Altus’ business and operations prior to the completion of the transaction.

Following the transaction, Contributor or its equity owners are expected to control the Company and their interests may conflict with Altus’ other stockholders’ interests in the future.

Following the completion of the Transaction, Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock. The BX Holders and ISQ, as BCP’s equity owners, are expected to be designated as the recipients of a substantial portion of the Consideration. In addition, BX Aggregator will have the contractual right to designate to the Altus Board (i) three directors for so long as BX Aggregator and its affiliates beneficially own 30% or more of the outstanding shares of Altus Common Stock; (ii) two directors for so long as BX Aggregator and its affiliates beneficially own 20% or more (but less than 30%) of the outstanding shares of Altus Common Stock; and (iii) one director for so long as BX Aggregator and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Altus Common Stock. ISQ will have the contractual right to designate to the Altus Board (i) two directors for so long as ISQ and its affiliates beneficially own 20% or more of the outstanding shares of Altus Common Stock; and (ii) one director for so long as ISQ and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Altus Common Stock. For additional information, see “The Contribution Agreement and Other Transaction Agreements—Amended and Restated Stockholders Agreement” and “The Contribution Agreement and Other Transaction Agreements—Resignations and Appointments.”

As a result, Contributor or its equity owners collectively will be able to control the upfront election of a majority of Altus’ directors and thereby control Altus’ policies and operations and their interests may not in all cases be aligned with other Altus stockholders’ interests.

In addition, Contributor or its equity owners will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of Altus. This concentration of voting control could deprive Altus stockholders of an opportunity to receive a premium for their shares of Altus Common Stock as part of a sale of Altus and ultimately might affect the market price of the Class A Common Stock.

The pendency of the transaction could materially adversely affect Altus’ future business and operations or result in a loss of personnel.

Uncertainty about the effect of the transaction on personnel may have an adverse effect on Altus’ business. Retention of personnel may be particularly challenging during the pendency of the transaction because personnel may experience uncertainty about their future roles with the combined company. If, despite retention efforts, key personnel depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with or join the combined company, Altus’ business could be seriously harmed. Similar risks could affect the Contributed Entities, and, therefore, the post-transaction company if the transaction is completed.

The failure to successfully integrate the business and operations of the Contributed Entities in the expected time frame may adversely affect Altus’ future results.

Altus believes that the acquisition of the Contributed Entities will result in certain benefits, including certain cost synergies and operational efficiencies. However, to realize these anticipated benefits, the businesses of Altus and the Contributed Entities must be successfully combined. The success of the transaction will depend on Altus’ ability to realize these anticipated benefits from combining the businesses of Altus and the Contributed Entities. Due to legal restrictions, Altus and Contributor have conducted, and until the completion of the transaction will conduct, only limited planning regarding the integration of the businesses following the transaction and will not determine the exact nature in which the businesses will be combined until after the transaction has been completed. Completion of the transaction is subject to satisfaction of a number of conditions, including the receipt of certain regulatory approvals for which the timing cannot be predicted. The expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act may take considerable time. The actual integration may result in additional and unforeseen expenses or delays. If the post-transaction company is not able to successfully integrate the Contributed Entities’ businesses and operations, or if there are delays in combining the businesses, the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected.

Altus and Contributor are subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, and it is difficult to predict what effect, if any, this might have on the transaction.

The COVID-19 pandemic and the actions taken by third parties, including, but not limited to, governmental authorities, businesses, and consumers, in response to the pandemic have adversely impacted the global economy and created significant volatility in the global financial markets. Business closures, restrictions on travel, “stay-at-home” or “shelter-in-place” orders, and other restrictions on movement within and among communities have significantly reduced demand for and the prices of oil, natural gas, and NGLs. Altus and Contributor each face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The actual and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets, customer behavior and continuity in business operations, all of which create significant uncertainty. Governmental authorities may enact additional restrictions, or tighten existing measures if COVID-19 continues to spread. The unprecedented nature of the current situation resulting from the COVID-19 pandemic makes it impossible for Altus or Contributor to identify all potential risks related to the pandemic or estimate the ultimate adverse impact that the pandemic may have on their respective businesses, financial conditions, cash flows, or results of operations.

Lawsuits may be filed against Altus, the Partnership, Contributor, ECM and/or the members of the Altus Board in connection with the transaction. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the transaction and/or substantial costs to Altus and Contributor.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition or other business combination agreements like the contribution agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Altus’ and Contributor’s respective liquidity and financial condition.

One of the conditions to the closing of the transaction is that no injunction or order by any governmental entity having jurisdiction be in effect and no law has been adopted, in either case, that restrains, enjoins, or otherwise prohibits the closing of the transaction. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the transaction, that injunction may delay or prevent the transaction from being completed within the expected timeframe, or at all, which may adversely affect Altus’ and Contributor’s respective businesses, financial position, and results of operations.

Additionally, there can be no assurance that any of the defendants in any potential future lawsuits will be successful in the outcome of such lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the transaction is completed may adversely affect Altus’ or Contributor’s business, financial condition, results of operations, and cash flows.

The unaudited pro forma condensed consolidated combined financial information and Altus’ and Contributor’s respective unaudited forecasted financial information included in this proxy statement are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the post-transaction company following the completion of the transaction. Future results of Altus or Contributor may differ, possibly materially, from the unaudited pro forma condensed consolidated combined financial information and Altus’ and Contributor’s respective unaudited forecasted financial information presented in this proxy statement.

The unaudited pro forma condensed consolidated combined financial statements and Altus’ and Contributor’s respective unaudited forecasted financial information contained in this proxy statement are presented for illustrative purposes only, contain a variety of adjustments, assumptions, and preliminary estimates and do not represent the actual financial position or results of operations of Altus and Contributor prior to the transaction or that of the combined company following the transaction. Specifically, the transaction and post-transaction integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the transaction or in connection with the post-transaction integration process may significantly increase the related costs and expenses incurred by Altus or Contributor. The actual financial positions and results of operations of Altus and Contributor prior to the transaction and that of the company following the transaction may be different, possibly materially, from the unaudited pro forma condensed consolidated combined financial statements or Altus’ and Contributor’s respective unaudited forecasted financial information included in this proxy statement. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated combined financial statements and Altus’ and Contributor’s respective unaudited forecasted financial information included in this proxy statement may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of the Class A Common Stock may cause a significant change in the purchase price used for Altus’ accounting purposes and the unaudited pro forma condensed consolidated combined financial statements contained in this proxy statement.

The opinion of Credit Suisse, Altus’ financial advisor, will not reflect changes in circumstances between the signing of the contribution agreement and the completion of the transaction.

The Altus Board has received an opinion from its financial advisor in connection with the signing of the contribution agreement, but has not obtained any updated opinion from Credit Suisse as of the date of this proxy statement. Changes in the operations and prospects of Altus or ECM, general market and economic conditions, and other factors that may be beyond the control of Altus or Contributor, and on which Credit Suisse’s opinion was based, may significantly alter the value of Altus or ECM or the prices of the shares of the Class A Common Stock by the time the transaction is completed. The opinion does not speak as of the time the transaction will be completed or as of any date other than the date of such opinion. Because Altus does not currently anticipate asking Credit Suisse to update its opinion, the opinion will not address the fairness of the Consideration from a financial point of view at the time the transaction is completed.

For a description of the opinion that the Altus Board received from its financial advisor, see the section titled “The Transaction—Opinion of Credit Suisse, Altus’ Financial Advisor.” A copy of the opinion of Credit Suisse is attached as Annex H to this proxy statement.

Altus and Contributor own minority interests in certain Permian Basin pipelines and their respective control of each such pipeline is limited by provisions of the organizational documents of such pipeline and by its percentage ownership in such pipeline project.

The Permian Highway Pipeline is owned by an entity in which BCP and Altus each owns a 26.7% equity interest. While a subsidiary of BCP and a subsidiary of Altus will collectively own a majority of the outstanding equity interests following closing of the transaction, each of Altus and BCP do not have an ownership stake that permits it to control the day-to-day activities of Permian Highway Pipeline, which is operated by Kinder Morgan. Accordingly, BCP and Altus have a limited ability to influence the business decisions of such entity and the Permian Highway Pipeline. Additionally, Altus does not have an ownership stake in Shin Oak, Gulf Coast Express, or the EPIC crude oil pipeline that permits it to control the day-to-day activities of each such entity.

Each of BCP and Altus will likely be unable to control the amount of cash it will receive from the operation of each pipeline and could be required to contribute capital to fund its share of the pipeline’s operations, which could adversely affect its ability to invest in additional projects.

Proposed changes to U.S. federal, state, and local tax laws, if enacted, could have a material adverse effect on our business and profitability.

New or amended U.S. federal, state, or local tax laws may be enacted in the future and such laws could materially impact our current or future tax planning and effective tax rates. For example, the White House and Congress have set forth proposals that would, if enacted, make significant changes to U.S. federal income tax laws applicable to domestic corporations. Such proposals include, but are not limited to, (1) an increase in the U.S. federal income tax rate applicable to corporations and (2) a minimum book income tax applicable to certain large corporations. It is uncertain whether these proposals, or similar proposals, will be enacted into law and, if enacted into law, when such laws would take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income or other tax laws could materially and adversely affect our business, cash flows, and future profitability.

Risks Related to ECM’s Business

ECM may not generate sufficient cash flow to support the current dividends to Altus’ stockholders.

The amount of cash ECM generates from its operations will fluctuate from quarter to quarter based on, among other things:

•	the volumes of crude oil it gathers, the volumes of natural gas it gathers, and the volumes of produced water it collects, cleans, or disposes of;

•

market prices of crude oil, natural gas, and NGLs and their effect on ECM’s customers’ drilling and development plans and the volumes of hydrocarbons that are produced on the acreage for which it provides midstream services;

•	ECM’s customers’ ability to fund their drilling and development plans on the acreage for which it provides midstream services;

•	downstream processing and transportation capacity constraints and interruptions;

•	the levels of its operating, maintenance, and general and administrative expenses;

•	regulatory actions;

•	ECM’s operating costs or its operating flexibility;

•	the rates ECM charges for its midstream services;

•	prevailing economic conditions; and

•	adverse weather conditions.

In addition, the amount of cash ECM generates from its operations will depend on other factors, some of which are beyond its control, including:

•	the level and timing of its capital expenditures;

•	its debt service requirements and other liabilities;

•	its ability to fund its capital expenditures and operating expenditures;

•	ability of its joint venture to make distributions;

•	fluctuations in its working capital needs;

•	restrictions on distributions contained in any of its debt agreements; and

•	other business risks affecting its cash levels.

ECM’s operating assets are currently located exclusively in the Permian Basin in Texas, making it vulnerable to risks associated with operating in a single geographic area.

ECM’s wholly-owned midstream assets are currently located exclusively in the Delaware Basin in Texas which is part of the broader Permian Basin. As a result of this concentration, ECM will be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, obtaining rights of way, market limitations, water shortages or restrictions, drought related conditions, or other weather-related conditions or interruption of the processing or transportation of crude oil, natural gas, and water. If any of these factors were to impact the Permian Basin more than other producing regions, ECM’s business, financial condition, and results of operations could be adversely affected relative to other midstream companies that have a more geographically diversified asset portfolio.

If any of ECM’s customers sell their dedicated acreage to a third party, the third party’s financial condition could be materially worse than the original customer’s, and thus ECM could be subject to the nonpayment or nonperformance by the third party.

If any of ECM’s customers sell their dedicated acreage to a third party, the third party’s financial condition could be materially worse than the original customer’s. In such a case, ECM may be subject to risks of loss resulting from nonpayment or nonperformance by the third party, which risks may increase during periods of economic uncertainty. Furthermore, the third party may be subject to their own operating and regulatory risks, which could increase the risk that that third party may default on its obligations to ECM. Any material nonpayment or nonperformance by the third party could reduce ECM’s cash flow.

Because of the natural decline in hydrocarbon production from existing wells, ECM’s success depends, in part, on its ability to maintain or increase hydrocarbon throughput volumes on its midstream systems, which depends on its customers’ levels of development and completion activity on its dedicated acreage.

The level of crude oil and natural gas volumes handled by ECM’s midstream systems depends on the level of production from crude oil and natural gas wells dedicated to its midstream systems, which may be less than expected and which will naturally decline over time. To maintain or increase throughput levels on its midstream systems, ECM must obtain production from wells completed by customers on acreage dedicated to its midstream systems or execute agreements with other third parties in its areas of operation.

ECM has no control over producers’ levels of development and completion activity in its areas of operation, the amount of reserves associated with wells connected to its systems, or the rate at which production from a well declines. In addition, ECM has no control over producers or their exploration and development decisions, which may be affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected crude oil, natural gas, and NGL prices;

•	demand for crude oil, natural gas, and NGLs;

•	levels of reserves;

•	geologic considerations;

•

changes in the strategic importance customers assign to development in the Delaware Basin as opposed to other potential future operations they may acquire, which could adversely affect the financial and operational resources such customers are willing to devote to development of their acreage in the Permian Basin;

•	increased levels of taxation related to the exploration and production of crude oil, natural gas, and NGLs in its areas of operation;

•

environmental or other governmental regulations, including the availability of permits, the regulation of hydraulic fracturing, and a governmental determination that multiple facilities are to be treated as a single source for air permitting purposes; and

•	the costs of producing and ability to produce crude oil, natural gas, and NGLs and the availability and costs of drilling rigs and other equipment.

Due to these and other factors, even if reserves are known to exist in areas served by ECM’s midstream assets, producers may choose not to develop those reserves. If producers choose not to develop their reserves or they choose to slow their development rate in ECM’s areas of operation, utilization of its midstream systems will be below anticipated levels. Reductions in development activity, coupled with the natural decline in production from its current dedicated acreage, would result in ECM’s inability to maintain the then-current levels of utilization of its midstream assets, which could materially adversely affect its business, financial condition, results of operations, and cash flow.

Dedicated acreage may be lost as a result of title defects in the properties in which ECM’s customers invest.

It is the practice of certain of ECM’s customers in acquiring oil and natural gas leases or interests not to incur the expense of retaining lawyers to examine the title to the mineral interests. Rather, certain customers rely on the judgement of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest. The existence of a material title deficiency can render a lease worthless. If any of ECM’s customers fail to cure any title defects, such customers may be delayed or prevented from utilizing the associated mineral interest which could result in a decrease in the volumes on ECM’s systems and an associated decrease in its revenues.

Oil and natural gas producers’ operations, especially those using hydraulic fracturing, are substantially dependent on the availability of water. Restrictions on the ability for producers to obtain water could reduce drilling activity and the volume of hydrocarbons on ECM’s system, which in turn could have a subsequent adverse effect on ECM’s cash flow.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. However, the availability of suitable water supplies may be limited by prolonged drought conditions and changing laws and regulations relating to water use and conservation. For example, in recent years, Texas has experienced extreme drought conditions. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. A reduction in the availability of water could impact the level of drilling and development activity for producers and, as a result, this could have a consequential adverse effect on ECM’s financial condition, results of operations, and cash flows.

If the third-party pipelines interconnected, or at some future point expected to be interconnected, to ECM’s pipelines become unavailable to transport or store crude oil, natural gas, or refined products, ECM’s revenue and available cash could be adversely affected.

ECM depends upon third-party downstream pipelines and associated operations to provide delivery options from its processing system. Because ECM does not control these pipelines and associated operations, their continuing operation is not within its control. If any pipeline were to become unavailable for current or future volumes of crude oil, natural gas, or refined products due to repairs, damage to the facility, lack of capacity, shut in by regulators, or any other reason, ECM’s ability to operate efficiently and continue shipping crude oil, natural gas and refined products to major demand centers could be restricted, thereby reducing revenue. Any temporary or permanent interruption at these pipelines could have a material adverse effect on ECM’s business, results of operations, financial condition, or cash flow.

ECM cannot predict the pace at which its customers will develop their dedicated acreage or the areas they will decide to develop.

ECM’s midstream services operate in a number of areas that are at the early stages of development, in areas that ECM’s customers are still determining whether to develop, and in areas where ECM may have to acquire operating assets from third parties. In addition, certain of ECM’s customers own acreage in areas that are not dedicated to ECM. Such customers’ decisions to develop acreage that is not dedicated to ECM may adversely affect its business, financial condition, results of operations, and cash flow.

ECM’s customers may suspend, reduce, or terminate their obligations under ECM’s commercial agreements with them in certain circumstances, which could have a material adverse effect on ECM’s financial condition, results of operations, and cash flow.

ECM has entered into gas gathering, compression and processing agreements, crude oil gathering agreements, and produced water gathering and disposal agreements with its customers, which include provisions that permit the customer to suspend, reduce, or terminate its obligations under each agreement if certain events occur. These events include non-performance by ECM and force majeure events which are out of ECM’s control. The customers have the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect ECM. Any such reduction, suspension, or termination of these customers’ obligations under their commercial agreements would have a material adverse effect on ECM’s financial condition, results of operations and cash flow. Please read “Information Concerning EagleClaw Midstream—Customers” in Annex A to this proxy statement.

Increased competition from other companies that provide midstream services, or from alternative fuel sources, could have a negative impact on the demand for ECM’s services, which could adversely affect its financial results.

ECM’s systems will compete for third party customers primarily with other crude oil and natural gas gathering systems and produced water service providers. Some of its competitors have greater financial resources and may now, or in the future, have access to greater supplies of crude oil, natural gas and produced water than ECM does. Some of these competitors may expand or construct gathering systems that would create additional competition for the services ECM would provide to third party customers. In addition, potential third party customers may develop their own gathering systems instead of using ECM’s systems. See “Information Concerning EagleClaw Midstream—Our Operations” in Annex A to this proxy statement.

Further, hydrocarbon fuels compete with other forms of energy available to end-users, including renewable electricity and coal. Increased demand for such other forms of energy at the expense of hydrocarbons could lead to a reduction in demand for ECM’s services.

All of these competitive pressures could make it more difficult for ECM to attract new customers as it seeks to expand its business, which could have a material adverse effect on its business, financial condition, and results of operations. In addition, competition could intensify the negative impact of factors that decrease demand for crude oil, natural gas, and produced water services in the markets served by its systems, such as adverse economic conditions, weather, higher fuel costs, and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or reduce demand for its services.

ECM’s exposure to commodity price risk may change over time and ECM cannot guarantee the terms of any existing or future agreements for its midstream services with its customers.

ECM currently generates revenues pursuant to a variety of different contractual arrangements, including fee-based agreements based on volumetric fees, percent-of-proceeds arrangements based on a percent of the proceeds from the sale of gathering and processing outputs on behalf of a producer and percent-of-products arrangements in which ECM is assigned a portion of the natural gas it gathers and processes as partial compensation. Consequently, ECM’s existing operations and cash flow have limited direct exposure to commodity price risk. However, ECM’s customers are exposed to commodity price risk, and extended reduction in commodity prices could reduce the production volumes available for ECM’s midstream services in the future below expected levels. Although ECM intends to maintain these pricing terms on both new contracts and existing contracts for which prices have not yet been set, its efforts to negotiate such terms may not be successful, which could have a materially adverse effect on its business.

ECM’s business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail its operations and have a material adverse effect on its cash flow.

ECM’s operations are subject to all of the hazards inherent in the gathering of crude oil, natural gas, and produced water, including:

•

damage to pipelines, centralized gathering facilities, pump stations, related equipment, and surrounding properties caused by design, installation, construction materials, or operational flaws, natural disasters, acts of terrorism, or acts of third parties;

•	leaks of crude oil, natural gas, or NGLs or losses of crude oil, natural gas, or NGLs as a result of the malfunction of, or other disruptions associated with, equipment or facilities;

•	fires, ruptures, and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution, and suspension of operations.

ECM may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on ECM’s business, financial condition, results of operations, and cash flow.

A shortage of equipment and skilled labor could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on ECM’s business and results of operations.

ECM’s gathering and other midstream services require special equipment and laborers who are skilled in multiple disciplines, such as equipment operators, mechanics, and engineers, among others. If ECM experiences shortages of necessary equipment or skilled labor in the future, its labor and equipment costs and overall productivity could be materially and adversely affected. If ECM’s equipment or labor prices increase or if ECM experiences materially increased health and benefit costs for employees, its business and results of operations could be materially and adversely affected.

The loss of key personnel could adversely affect ECM’s ability to operate.

ECM relies heavily on its management team, including its Chief Executive Officer, Jamie Welch, and other senior management. ECM does not maintain, nor does it plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of any of these individuals who represent ECM’s senior management or any other key personnel could have a material adverse effect on its business, financial condition, results of operations, and cash flow.

ECM’s level of indebtedness could limit its flexibility to obtain additional financing and to pursue other business opportunities.

As of September 30, 2021, ECM had approximately $2.4 billion of total consolidated indebtedness. ECM expects to refinance all of its outstanding indebtedness in connection with or shortly after closing the transaction, subject to then-existing market conditions. Until that time, ECM’s level of debt could have important consequences to it, including the following:

•	its ability to make distributions;

•

its ability to obtain additional financing, if necessary, for working capital, capital expenditures (including building additional gathering pipelines needed for required connections and building additional centralized gathering facilities pursuant to its gathering agreements), or other purposes may be impaired or such financing may not be available on favorable terms;

•	its funds available for operations, future business opportunities, and available cash flow will be reduced by that portion of its cash flow required to make interest payments on its debt;

•	ECM may be more vulnerable to competitive pressures or a downturn in its business or the economy generally; and

•	its flexibility in responding to changing business and economic conditions may be limited.

ECM’s ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory, and other factors, some of which are beyond its control. If ECM’s operating results are not sufficient to service its indebtedness, it may be forced to take actions such as reducing or delaying its business activities, investments, or capital expenditures or selling assets. ECM may not be able to effect any of these actions on satisfactory terms or at all.

A terrorist attack, cyber-attack, or armed conflict could harm ECM’s business.

Terrorist activities, cyber-attacks, anti-terrorist efforts, and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent ECM from meeting its financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for crude oil and natural gas, potentially putting downward pressure on demand for ECM’s services and causing a reduction in its revenues. Crude oil and natural gas related facilities could be direct targets of terrorist attacks, and ECM’s operations could be adversely impacted if infrastructure integral to its operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

The oil and gas industry has become increasingly dependent on digital technologies to conduct day-to-day operations including certain midstream activities. For example, software programs are used to manage gathering and transportation systems and for compliance reporting. The use of mobile communication devices has increased rapidly. Industrial control systems such as SCADA (supervisory control and data acquisition) now control large scale processes that can include multiple sites and long distances, such as crude oil and natural gas pipelines.

ECM depends on digital technology, including information systems and related infrastructure as well as cloud applications and services, to process and record financial and operating data and to communicate with its employees and business service providers. ECM’s business service providers, including vendors and financial institutions, are also dependent on digital technology. The technologies needed to conduct midstream activities make certain information the target of theft or misappropriation.

As dependence on digital technologies has increased, cyber incidents, including deliberate attacks or unintentional events, also has increased. A cyber-attack could include gaining unauthorized access to digital systems or data for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption, or result in denial-of-service on websites. SCADA-based systems are potentially vulnerable to targeted cyber-attacks due to their critical role in operations. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malware, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. The risk of a cybersecurity attack may increase as a result of the increased volume of “remote” work due to the spread of COVID-19.

ECM’s technologies, systems, networks, and those of its business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of proprietary and other information, or other disruption of its business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period.

A cyber incident involving ECM’s information systems and related infrastructure, or that of its business service providers, could disrupt its business plans and negatively impact its operations in the following ways, among others:

•

a cyber-attack on a vendor or other service provider could result in supply chain disruptions, which could delay or halt development of additional infrastructure, effectively delaying the start of cash flow from the project;

•	a cyber-attack on downstream pipelines could prevent ECM from delivering product at the tailgate of its facilities, resulting in a loss of revenues;

•	a cyber-attack on a communications network or power grid could cause operational disruption resulting in loss of revenues;

•	a deliberate corruption of its financial or operational data could result in events of non-compliance which could lead to regulatory fines or penalties; and

•	business interruptions could result in expensive remediation efforts, distraction of management, damage to its reputation, or a negative impact on cash flow.

ECM’s implementation of various controls and processes, including globally incorporating a risk-based cyber security framework, to monitor and mitigate security threats and to increase security for its information, facilities, and infrastructure is costly and labor intensive. Moreover, there can be no assurance that such measures will be sufficient to prevent security breaches from occurring. As cyber threats continue to evolve, ECM may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. Any such breakdowns or breaches, or resulting access, disclosure, or other loss of information, could significantly disrupt ECM’s business and result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to its reputation, any of which could have a material adverse effect on its business, financial position, results of operations, or cash flows.

ECM’s financial statements included in this proxy statement are prepared according to American Institute of Certified Public Accountants (AICPA) auditing standards, rather than Public Company Accounting Oversight Board (PCAOB) auditing standards. Since BCP will be considered the acquiror for accounting purposes after closing the transaction, it will be required to comply with PCAOB auditing standards.

ECM’s financial statements included in this proxy statement are prepared according to AICPA auditing standards. AICPA auditing standards differ from PCAOB auditing standards with respect to certain financial reporting matters such as materiality. The application of PCAOB auditing standards may result in certain differences with respect to ECM’s financial statements related to matters of materiality or otherwise. Any such revised or alternative treatment of ECM’s financial results under PCAOB auditing standards could have a material adverse effect on ECM’s business, financial position, results of operations, or cash flows.

Environmental and Regulatory Risk Factors Related to ECM

ECM’s construction of new midstream assets may not result in revenue increases and may be subject to regulatory, environmental, political, contractual, legal, and economic risks, which could adversely affect its cash flow, results of operations, and financial condition.

The construction of additions or modifications to ECM’s existing systems and the expansion into new production areas to service its customers involve numerous regulatory, environmental, political, and legal uncertainties beyond ECM’s control and may require the expenditure of significant amounts of capital, and ECM may not be able to construct in certain locations due to setback requirements or expand certain facilities that are deemed to be part of a single source. Regulations clarifying how crude oil and natural gas production facility emissions must be aggregated under the federal Clean Air Act permitting program were finalized in June 2016. This action clarified certain permitting requirements, yet could still impact permitting and compliance costs. As ECM builds infrastructure to meet its customers’ needs, it may not be able to complete such projects on schedule, at the budgeted cost, or at all.

ECM’s revenues may not increase immediately (or at all) upon the expenditure of funds on a particular project. For instance, if ECM builds additional gathering assets, the construction may occur over an extended period of time and it may not receive any material increases in revenues until the project is completed or at all. ECM may construct facilities to capture anticipated future production growth from its customers in an area where such growth does not materialize. As a result, new midstream assets may not be able to attract enough throughput to achieve its expected investment return, which could adversely affect its business, financial condition, results of operations, and cash flow.

The construction of additions to ECM’s existing assets may require it to obtain new rights-of-way, surface use agreements, or other real estate agreements prior to constructing new pipelines or facilities. ECM may be unable to timely obtain such rights-of-way to connect new crude oil, natural gas, and water sources to its existing infrastructure or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for ECM to obtain new rights-of-way or to expand or renew existing rights-of-way, leases, or other agreements, and its fees may only be increased above the annual year-over-year increase by mutual agreement between ECM and its customers. If the cost of renewing or obtaining new agreements increases, ECM’s cash flow could be adversely affected.

ECM is subject to regulation by multiple governmental agencies, which could adversely impact its business, results of operations, and financial condition.

ECM is subject to regulation by multiple federal, state, and local governmental agencies. Proposals and proceedings that affect the midstream industry are regularly considered by Congress, as well as by state legislatures and federal and state regulatory commissions, agencies, and courts. ECM cannot predict when or whether any such proposals or proceedings may become effective or the magnitude of the impact changes in laws and regulations may have on its business. However, additions to the regulatory burden on the midstream industry can increase ECM’s cost of doing business and affect its profitability.

A change in the jurisdictional characterization of some of ECM’s assets by federal, state, or local regulatory agencies or a change in policy by those agencies may result in increased regulation of its assets, which may cause its operating expenses to increase, limit the rates it charges for certain services and decrease the amount of cash flow.

Although the Federal Energy Regulatory Commission (FERC) has not made a formal determination with respect to the facilities ECM considers to be natural gas gathering pipelines, ECM believes that its natural gas gathering pipelines meet the traditional tests that FERC has used to determine that pipelines perform primarily a gathering function and are, therefore, not subject to FERC jurisdiction. The distinction between FERC-regulated interstate transportation services and federally unregulated gathering services, however, has been the subject of substantial litigation, and FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of ECM’s gathering facilities is subject to change based on future determinations by FERC, the courts or Congress. If FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by FERC. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, adversely affect ECM’s results of operations and cash flow.

Even though ECM considers its natural gas gathering pipelines to be exempt from the jurisdiction of FERC under the Natural Gas Act (NGA), FERC regulation of interstate natural gas transportation pipelines may indirectly impact gathering services. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on interstate open access transportation, ratemaking, capacity release, and market center promotion, may indirectly affect intrastate markets and gathering services. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, ECM cannot assure you that FERC will continue to pursue this approach as it considers matters such as pipeline rates and rules and policies that may indirectly affect the natural gas gathering services. In response to findings that emissions of carbon dioxide, methane, and other greenhouse gases (GHGs) present an endangerment to public health and the environment, FERC is considering changes to the way in which FERC-regulated natural gas pipelines are authorized, which could affect the development of such pipelines and indirectly affect demand for ECM’s services.

Natural gas gathering may receive greater regulatory scrutiny at the state level; therefore, ECM’s natural gas gathering operations could be adversely affected should they become subject to the application of state regulation of rates and services. ECM’s gathering operations could also be subject to safety and operational regulations relating to the design, construction, testing, operation, replacement, and maintenance of gathering facilities. ECM cannot predict what effect, if any, such changes might have on its operations, but it could be required to incur additional capital expenditures and increased operating costs depending on future legislative and regulatory changes.

Federal and state legislative and regulatory initiatives relating to pipeline safety, which are often subject to change, may result in more stringent regulations or enforcement and could subject ECM to increased operational costs, increased capital costs, and potential operational delays.

Some of ECM’s gas pipelines are subject to regulation by the Pipeline and Hazardous Materials Safety Administration (PHMSA), pursuant to the Natural Gas Pipeline Safety Act of 1968 (NGPSA), with respect to natural gas, and the Hazardous Liquids Pipeline Safety Act of 1979 (HLPSA), with respect to crude oil and NGLs. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Act of 1992, the Accountable Pipeline Safety and Partnership Act of 1996, the Pipeline Safety Improvement Act of 2002 (PSIA), as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011. The NGPSA and HLPSA regulate safety requirements in the design, construction, operation, and maintenance of natural gas, crude oil, and NGL pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. crude oil, NGL, and natural gas transmission pipelines in high-consequence areas (HCAs).

PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including ECM, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact an HCA;

•	improve data collection, integration, and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

PHMSA may revise these standards from time-to-time. For example, in October 2019, PHMSA published three final rules that create or expand reporting, inspection, maintenance, and other pipeline safety obligations. PHMSA is also working on two additional rules related to gas pipeline safety that are expected to modify pipeline repair criteria and extend regulatory safety requirements to certain gathering lines in rural areas. Additional future regulatory action expanding PHMSA’s jurisdiction and imposing stricter integrity management requirements is possible. For instance, following the passage of Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2020, operators of jurisdictional pipelines must update their inspection and maintenance plans to identify procedures to prevent and mitigate both vented and fugitive pipeline methane emission by the end of 2021. Separately, the U.S. Congress reauthorized PHMSA through 2023 as part of the Consolidated Appropriations Act of 2021 and directed the agency to move forward with several regulatory actions. These include, but are not limited to, the issuance of final regulations to require operators of non-rural gas gathering lines and new and existing transmission and distribution pipeline facilities to conduct leak detection and repair programs and to require facility inspection and maintenance plans to align with those regulations. The adoption of laws or regulations that apply more comprehensive or stringent safety standards could require ECM to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require ECM to incur increasing operating costs that may be significant. Further, should ECM fail to comply with PHMSA or comparable state regulations, it could be subject to substantial fines and penalties. As of May 2021, the maximum civil penalties PHMSA can impose are $225,134 per violation per day, with a maximum of $2,251,334 for a related series of violations.

Increased regulation of hydraulic fracturing could result in reductions or delays in crude oil and natural gas production by ECM’s customers, which could reduce the throughput on its gathering and other midstream systems, which could adversely impact its revenues.

ECM does not conduct hydraulic fracturing operations, but substantially all of the crude oil and natural gas production of its customers is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, induced seismic activity, impacts on drinking water supplies, use of water, and the potential for impacts to surface water, groundwater, and the environment generally.

Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states and local governments, including those in which ECM operates, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure or well construction requirements on hydraulic fracturing operations. In addition, several states and local governments have banned or significantly restricted hydraulic fracturing and, over the past several years, federal agencies such as the U.S. Environmental Protection Agency (EPA) have sought to assert jurisdiction over the process. While the EPA has previously sought to relax environmental regulation and reduce enforcement efforts, including with respect to energy developed from unconventional sources, environmental groups and states have filed lawsuits challenging the EPA’s recent actions. ECM cannot predict the results of these or future lawsuits, or how such lawsuits will affect the regulation of hydraulic fracturing operations. Certain environmental groups have also suggested that additional laws at the federal, state, and local levels of government may be needed to more closely and uniformly regulate the hydraulic fracturing process. ECM cannot predict whether any such legislation will be enacted and if so, what its provisions would be. Additional levels of regulation and permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs, and process prohibitions that could reduce the volumes of crude oil and natural gas that move through ECM’s gathering systems and decrease demand for its water services, which in turn could materially adversely impact its revenues.

ECM may incur significant liability under, or costs and expenditures to comply with, health, safety, and environmental laws and regulations, which are complex and subject to frequent change.

ECM is subject to various stringent and complex federal, state, and local laws and regulations governing health and safety aspects of its operations, the discharge of materials into the environment, and the protection of the environment and natural resources (including endangered or threatened species). These laws and regulations may impose on ECM’s operations numerous requirements, including the acquisition of permits, approvals, and certificates before conducting regulated activities; restrictions on the types, quantities, and concentration of materials that may be released into the environment; the application of specific health and safety criteria to protect the public or workers; and the responsibility for cleaning up pollution resulting from operations. Moreover, many of the permits required for the construction and operation of ECM’s assets may be subject to challenge by third parties, resulting in project delays or the imposition of stringent environmental controls as a precondition to issuing such permits. ECM may incur substantial costs in order to maintain compliance with these existing laws and regulations and the permits and other approvals thereunder. Additionally, ECM’s costs of compliance may increase or operational delays may occur if existing laws and regulations are revised or reinterpreted, or if new laws and regulations apply to its operations. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued thereunder, oftentimes requiring difficult and costly response actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, or corrective action obligations; the incurrence of capital expenditures, the occurrence of delays in the permitting, development, or expansion of projects, and enjoining some or all of ECM’s future operations in a particular area. Compliance with more stringent standards and other environmental regulations could prohibit ECM’s ability to obtain permits for operations or require it to install additional equipment, the costs of which could be significant.

Certain environmental laws and analogous state laws and regulations impose joint and several liability, without regard to fault or legality of conduct, for costs required to clean up and restore sites where hazardous substances or other wastes have been disposed of or otherwise released. Under such laws, ECM may be liable for the full costs of removing or remediating contamination, regardless of whether it was at fault, and even when multiple parties contributed to the release or the contaminants were released in compliance with all applicable laws then in effect. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes, or other materials into the environment, or sue ECM to enforce compliance with environmental laws and regulations. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly requirements could require ECM to make significant expenditures to attain and maintain compliance or may otherwise have a material adverse effect on its operations, competitive position, or financial condition.

Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and, consequently, affecting profitability. Additionally, fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, and technological advances in fuel economy and energy generation devices, could all reduce demand for oil and natural gas and consequently reduce demand for the midstream services ECM provides. The impact of this changing demand may have a material and adverse effect on ECM’s business, operations, and cash flows.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the crude oil and natural gas ECM gathers, while potential physical effects of climate change could disrupt ECM’s operations and cause it to incur significant costs in preparing for or responding to those effects.

Climate change continues to attract considerable public and scientific attention. There is a broad consensus of scientific opinion that human-caused emissions of GHGs are linked to climate change. Climate change and the costs that may be associated with its impacts and the regulation of GHGs have the potential to materially affect ECM’s business in many ways, to include negatively impacting the costs ECM incurs in providing its products and the demand for and consumption of its products.

The EPA adopted regulations requiring the reporting of GHG emissions from specific categories of higher GHG emitting sources in the United States, including certain oil and natural gas facilities, which include certain of ECM’s operations. Information in such reporting may form the basis for further GHG regulation. The EPA has also continued with its comprehensive strategy for further reducing methane and volatile organic compound (VOC) emissions from oil and gas operations, with a final rule issued in May 2016 that established specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. Additionally, the regulations placed new requirements to detect and repair VOC and methane at certain well sites and compressor stations. However, in September 2020, the EPA finalized a rule removing transportation and storage activities from the purview of the rules, thereby rescinding the VOC and methane emissions limits applicable to such activities. On January 20, 2021, the President signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule, and the reinstatement or issuance of methane emissions standards for new, modified, and existing oil and gas facilities, including transmission and storage facilities. In April 2021, the U.S. Senate approved a resolution under the Congressional Review Act to repeal the September 2020 revisions, which was approved by the U.S. House of Representatives and signed into law by the President in June 2021. The passage of the resolution effectively vacates the September 2020 rule and reinstates the prior standards under the May 2016 rule. The EPA is also in the process of developing more stringent methane performance standards for both new and existing oil and gas sources, but to date no rule has been proposed. Compliance with these and other emissions rules could adversely affect ECM’s operations and restrict or delay its ability to obtain applicable permits, approvals, or certificates for new or modified facilities.

Climate change remains a priority for the current administration, which could lead to additional regulations or restrictions on oil and gas development. In January 2021, the administration rejoined the Paris Agreement, a framework for parties to the Agreement to cooperate and report actions to reduce GHG emissions. The Paris Agreement calls for parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of GHGs. The current administration, in April 2021, announced a target for the United States to achieve a 50% – 52% reduction from 2005 levels in economy-wide net GHG pollution in 2030. This target builds upon the President’s goals to create a carbon pollution-free power sector by 2035 and a net zero emissions economy by 2050. Meeting these goals may require further regulations that could adversely impact ECM’s operations and financial performance or otherwise reduce demand for the products it stores, processes, and transports.

The adoption of legislation or regulatory programs to reduce emissions of GHGs could require ECM to incur increased operating costs, such as costs to purchase and operate emissions and vapor control systems or to comply with new regulatory or reporting requirements. If ECM is unable to recover or pass through a significant level of its costs related to complying with climate change regulatory requirements imposed on it, it could have a material adverse effect on ECM’s results of operations and financial condition. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the natural gas ECM stores, processes, and transports. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on ECM’s business, financial condition, and results of operations. Moreover, incentives to conserve energy or use alternative energy sources as a means of addressing climate change could reduce demand for ECM’s products.

In addition, parties concerned about the potential effects of climate change have directed their attention at sources of funding for energy companies, which has resulted in certain financial institutions, funds, and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Financial institutions may adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. For example, the Federal Reserve recently announced that it has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. While ECM cannot predict what policies may result from this, a material reduction in the capital available to the fossil fuel industry could make it more difficult to secure funding for exploration, development, production, transportation, and processing activities, which could result in decreased demand for ECM’s midstream services.

Finally, it should be noted that there are increasing risks to ECM’s operations resulting from the potential physical impacts of climate change, such as drought, wildfires, damage to infrastructure and resources from flooding, storms, and other natural disasters, and other physical disruptions. One or more of these developments could have a material and adverse effect on ECM’s business, financial condition, and results of operation.

Increasing attention to environmental, social, and governance (ESG) matters and conservation measures may adversely impact ECM’s business.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures, and consumer demand for alternative forms of energy, may result in increased costs, reduced demand for ECM’s products, reduced profits, increased investigations and litigation, and negative impacts on ECM’s access to capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations, and private litigation against ECM or its customers. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to ECM’s causation of or contribution to the asserted damage, or to other mitigating factors.

Moreover, while ECM creates and publishes voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with energy-related assets could lead to increased negative investor sentiment toward ECM, its customers, and its industry and to the diversion of investment to other industries, which could have a negative impact on business and ECM’s access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies or the corresponding infrastructure projects based on climate change related concerns, which could affect ECM’s access to capital for potential growth projects.

Risks Related to Altus’ Business

You should read and consider risk factors specific to Altus’ business that will also affect Altus after the completion of the transaction. These risks are described in Altus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, each of which is incorporated by reference herein. For the location of information incorporated by reference in this proxy statement, please see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents referred to in this proxy statement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this proxy statement, including, without limitation, statements regarding Altus’ and the Contributed Entities’ future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although Altus and the Contributed Entities believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Altus’ and the Contributed Entities’ expectations include, but are not limited to, assumptions about:

•	Altus’ and the Contributed Entities’ ability to consummate the transaction;

•	the timing of the consummation of the transaction;

•	the ability of Altus to integrate the Contributed Entities’ operations and achieve or realize any anticipated benefits, savings, or growth of the transaction;

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (COVID-19) pandemic and any related variants) and the actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors, and suppliers, in response to such epidemics or pandemics;

•	the mandate, availability, and effectiveness of any vaccine programs or other therapeutics related to the treatment of COVID-19;

•	the market prices of oil, natural gas, NGLs, and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	Altus’ and the Contributed Entities’ future financial condition, results of operations, liquidity, and compliance with debt covenants;

•	Altus’ and the Contributed Entities’ future revenues, cash flows, and expenses;

•	Altus’ and the Contributed Entities’ access to capital and their anticipated liquidity;

•	Altus’ and the Contributed Entities’ future business strategy and other plans and objectives for future operations;

•	Altus’ and the Contributed Entities’ competitive positions;

•	Altus’ and the Contributed Entities’ outlook on oil and natural gas prices;

•	the amount, nature, and timing of Altus’ and the Contributed Entities’ future capital expenditures, including future development costs;

•	Altus’ and the Contributed Entities’ ability to access the capital markets to fund capital and other expenditures;

•	Altus’ and the Contributed Entities’ potential future asset dispositions and other transactions, the timing of closing of such transactions, and the use of proceeds, if any, from such transactions;

•	the risks associated with potential acquisitions or alliances by Altus or the Contributed Entities;

•	the recruitment and retention of Altus’ and the Contributed Entities’ officers and personnel;

•	Altus’ and the Contributed Entities’ expected levels of compensation;

•	the likelihood of success of and impact of litigation on Altus and the Contributed Entities;

•	Altus’ and the Contributed Entities’ assessment of their counterparty risk and the ability of their counterparties to perform their future obligations;

•	the impact of federal, state, and local political, regulatory, and environmental developments where Altus and the Contributed Entities conduct their business operations; and

•

other factors disclosed under “Risk Factors” in this proxy statement and under “Risk Factors” and “Forward-Looking Statements and Risk” in Altus’ Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021.

Altus and Contributor expressly qualify in their entirety all forward-looking statements attributable to Altus, the Partnership, Contributor, or the Contributed Entities or any person acting on their behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this proxy statement describe additional factors that could adversely affect Altus’ or the Contributed Entities’ business and financial performance. Moreover, Altus and the Contributed Entities operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can Altus or Contributor assess the impact of all factors on their business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although Altus and Contributor believe the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Altus, Contributor, nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Altus and Contributor are under no duty to update any of these forward-looking statements after the date of this proxy statement to conform Altus’ and Contributor’s prior statements to actual results or revised expectations, and Altus and Contributor do not intend to do so.

THE ALTUS SPECIAL MEETING

This section contains information about the special meeting of Altus stockholders that has been called to approve the share issuance proposal and the charter amendment proposal.

This proxy statement is being furnished to holders of Altus Common Stock as part of the solicitation of proxies by the Altus Board for use at the Altus special meeting, to be held on [●], and at any adjournment or postponement thereof. This proxy statement and enclosed proxy card is first being mailed to holders of Altus Common Stock on or about [●].

Time and Place of the Altus Special Meeting

The special meeting will be held on [●], at [●] (Central time) at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, subject to any adjournments or postponements.

Purpose of the Altus Special Meeting

The purpose of the special meeting is to vote upon the following proposals:

•

Share Issuance Proposal. A proposal to approve the issuance of the Consideration to Contributor or its designees in exchange for all of the equity interests of the Contributed Entities, which, following an internal reorganization to be completed before closing, will be owned directly by Contributor; and

•

Charter Amendment Proposal. A proposal to approve an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Altus to, among other changes, (i) allow for stockholder action by written consent in lieu of holding a meeting of the stockholders, (ii) allow for 10% or greater holders of voting stock to call special meetings of the stockholders, and (iii) further define the waiver of corporate opportunities with respect to Altus and its officers and directors, and any of their respective affiliates.

The obligations of the parties to complete the transaction are conditioned upon approval of the share issuance proposal. We will not complete the transaction unless the share issuance proposal is approved.

Other Business

Altus’ bylaws provide that at a special meeting of stockholders, the business discussed must be specified in the notice of meeting. At the special meeting, no matters may come before the stockholders other than the proposals presented herein or in any supplement to this proxy statement.

Recommendation of the Altus Board

The Altus Board recommends that you vote as follows:

Proposal	Recommended Vote
Share Issuance Proposal (Proposal No. 1)	“FOR” the approval of the issuance of an aggregate of 50,000,000 shares of Class C Common Stock by Altus and an aggregate of 50,000,000 Common Units by the Partnership to Contributor or its designees.

Charter Amendment Proposal (Proposal No. 2)	“FOR”

Proposal	Recommended Vote

the approval of the amendment to the Altus Second Amended and Restated Certificate of Incorporation to, among other changes, (i) allow for stockholder action by written consent, (ii) allow for 10% or greater holders of voting stock to request special meetings of the stockholders, and (iii) further define the waiver of corporate opportunities regarding certain holders of common stock, pursuant to the Third Amended and Restated Certificate of Incorporation of Altus.

Record Date and Quorum

The Altus Board has established [●] as the record date for the special meeting. Only record holders of Altus Common Stock at the close of business on the record date for the special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were [●] shares of Altus Class A Common Stock outstanding and entitled to vote and 12,500,000 shares of Altus Class C Common Stock outstanding and entitled to vote. Each share of Altus Common Stock entitles the holder thereof to one vote on all matters to be voted on by Altus’ stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock vote together as a single class on all matters submitted to a vote of Altus’ stockholders, except as required by law.

Holders of a majority of the voting power of all outstanding shares of Altus Common Stock entitled to vote on the record date must be represented in person or by proxy at the special meeting for there to be a quorum. Abstentions are counted as present for the purpose of determining a quorum. It is important that you provide Altus with your proxy or attend the special meeting in person so that your shares are counted towards the quorum. If you hold your shares through a bank, broker, custodian, or other record holder, please refer to your proxy card, voting instruction form, or the information forwarded by your bank, broker, custodian, or other record holder to determine how and when to vote your shares. Unless you direct your bank, broker, custodian, or other record holder on how to vote by the time and date specified by them, they will be unable to vote your shares. Altus encourages you to provide it with your proxy even if you plan to attend the special meeting in person to ensure that your vote will be counted.

All shares of Altus Common Stock represented at the special meeting, including abstentions, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Attendance

If you are a stockholder of record, you may vote by submitting a proxy. If you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee, or nominee. There are four ways to vote by proxy and voting instruction card: by Internet, by mobile device, by telephone, or by mail. For further instructions regarding how to vote, see “—Voting by Attending the Altus Special Meeting in Person” and “—Voting Without Attending the Altus Special Meeting in Person” below.

Vote Required

The required vote to approve each proposal generally is as set forth in the table below. Please see the description immediately following the table for more details on the required vote to approve each proposal.

Proposal	Vote Required
Share Issuance Proposal (Proposal No. 1)	Affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the special meeting and entitled to vote, assuming a quorum is present

Charter Amendment Proposal (Proposal No. 2)	Affirmative vote of a majority of the outstanding shares of Altus Common Stock

The share issuance proposal: Assuming the presence of a quorum, the approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Altus Common Stock present (in person or by proxy) at the special meeting and entitled to vote. As a result, if you abstain from voting on the share issuance proposal, your shares of Altus Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will not be considered as a vote cast on the proposal. If you fail to vote on the proposal, your failure to vote will not affect the adoption of the proposal, except to the extent such failure to vote prevents a quorum for voting on the proposal. Accordingly, it is important that you provide Altus with your proxy so that your shares are counted towards the quorum and this requirement.

The charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Altus Common Stock. As a result, if you abstain from voting or do not vote your shares of Altus Common Stock, it will have the same effect as a vote “AGAINST” the charter amendment proposal. Accordingly, it is important that you provide Altus with your proxy so that your shares are counted towards the quorum and this requirement.

THE CONTRIBUTION AGREEMENT PROVIDES THAT RECEIPT OF THE REQUISITE ALTUS STOCKHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS A CONDITION TO CLOSING THE TRANSACTION, AS MORE FULLY DESCRIBED IN “THE CONTRIBUTION AGREEMENT AND OTHER TRANSACTION AGREEMENTS—CONDITIONS TO CONSUMMATION OF THE TRANSACTION.”

Voting by Altus Directors and Executive Officers

As of the record date for the special meeting, Altus’ directors and executive officers had the right to vote [●]% of the shares of Altus Common Stock outstanding and entitled to vote at the special meeting. Altus currently expects that its directors and executive officers will vote their shares of Altus Common Stock in favor of each of the proposals to be considered at the special meeting, although none of them has entered into any agreements obligating them to do so.

Voting by Apache Midstream

As of the record date for the special meeting, Apache Midstream had the right to vote approximately 79% of the shares of Altus Common Stock outstanding and entitled to vote at the special meeting. In connection with the contribution agreement, Apache Midstream entered into the voting and support agreement, whereby Apache Midstream has agreed, among other things and subject to the limitations therein, to vote the Apache Midstream Support Agreement Shares in a manner so as to facilitate consummation of the transaction. Specifically, pursuant to the voting and support agreement, Apache Midstream has agreed to vote all of the Apache Midstream Support Agreement Shares:

•	in favor of approving any matters necessary for the consummation of the transaction contemplated by the contribution agreement (transaction matters); and

•

against (i) any agreement, transaction, or proposal that relates to a Company Competing Proposal, without regard to the terms of such Company Competing Proposal or any other transaction, proposal, agreement, or action made in opposition to adoption of the contribution agreement or in competition or inconsistent with the transaction or matters contemplated by the contribution agreement; (ii) any action, agreement, or transaction that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Altus or any of its subsidiaries contained in the contribution agreement or of Apache Midstream contained in the voting and support agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any of the closing conditions contained in the contribution agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Altus (including by any amendments to Altus’

organizational documents other than, for the avoidance of doubt, any amendments contemplated by the contribution agreement); and (iv) any other action, agreement, or transaction that would reasonably be expected to impede, interfere with, delay, discourage, postpone, or adversely affect any of the transaction matters.

The Apache Midstream Support Agreement Shares constitute approximately 79% of the issued and outstanding shares of Altus Common Stock. Accordingly, as long as there has not been an Altus Change of Recommendation, approval of the share issuance proposal and the charter amendment proposal at the special meeting is assured. If there has been an Altus Change of Recommendation, Apache Midstream’s voting obligation is reduced to 35% of the total issued and outstanding shares of Altus Common Stock plus additional votes proportionate to the voting percentage of Altus’ other stockholders. For more information, please see the section entitled “The Contribution Agreement and Other Transaction Agreements—Voting and Support Agreement.”

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the SEC, Altus has elected to provide our stockholders access to our proxy materials via the Internet. Accordingly, Altus is sending a Notice of Internet Availability of Proxy Materials (the Notice) to Altus stockholders. All Altus stockholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, how to vote online, and how to request a printed copy of the materials. We encourage you to take advantage of the proxy materials on the Internet. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive, and allow us to conserve natural resources.

Voting by Attending the Altus Special Meeting in Person

Shares of Altus Common Stock held in your name as the stockholder of record may be voted in person at the special meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the special meeting only if you obtain a “legal proxy” from the broker, trustee, nominee, or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, Altus recommends that you also vote by proxy so that your vote will be counted if you are unable to attend the special meeting.

Voting Without Attending the Altus Special Meeting in Person

If you hold shares of Altus Common Stock in your own name as a stockholder of record, you may instruct Altus on how to vote your shares:

•	over the Internet, by following the instructions provided in the Notice; or

•	if you requested to receive printed proxy materials:

•	by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card);

•	by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

•	by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using Internet, mobile device, or telephone voting, the voting systems will verify that you are a stockholder through the use of a “company number” for Altus and a unique “control number” for you. Whichever method you use to transmit your instructions, your shares of Altus Common Stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted as follows: “FOR” the share issuance proposal and “FOR” the charter amendment proposal.

If you hold your shares in street name and sign the voting instruction card of your broker, trustee, or other nominee, but do not provide instructions, or if you do not make specific Internet or telephone voting choices, your shares will not be voted because your broker, trustee, or other nominee does not have discretionary authority to vote. If you instruct your broker, trustee, or other nominee to vote on the share issuance proposal, but fail to instruct them on how to vote on the charter amendment proposal, it will have the same effect as voting “AGAINST” the charter amendment proposal.

If you vote in advance using one of the methods described above, then you may still attend and vote at the special meeting. Please see “—Revocation” below for additional details.

Revocation

You may change or revoke your proxy at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned, or postponed, the date and time of such continued, adjourned, or postponed meeting.

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, by attending the special meeting in person and giving Altus’ Inspector of Elections notice of your intent to vote your shares of Altus Common Stock in person, or by filing a written revocation with Altus’ corporate secretary at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. Your attendance at the special meeting alone will not automatically revoke your proxy.

Solicitation of Proxies; Payment of Solicitation Expenses

This proxy is solicited by the Altus Board for use at the special meeting and any adjournment thereof. Solicitation of proxies for use at the special meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees, if any, of Altus. These persons will receive no special compensation for any solicitation activities.

Altus has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Altus Common Stock for whom they are record holder, and Altus will, upon request, reimburse reasonable forwarding expenses.

PROPOSAL NO. 1—THE SHARE ISSUANCE PROPOSAL

The contribution agreement provides that Contributor will contribute all of the Contributed Interests to the Partnership, with each of the Contributed Entities becoming a wholly-owned subsidiary of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 Common Units and an aggregate of 50,000,000 shares of Class C Common Stock.

We are seeking stockholder approval of the share issuance proposal in order to comply with Nasdaq Listing Rule 5635(a). Pursuant to Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of stock or assets of another company that would result in (i) the issuance, or potential issuance, of shares of common stock (including upon the conversion or exercise of securities into common stock) (a) having voting power equal to or in excess of 20% of the voting power of the common stock outstanding prior to the issuance of the common stock or securities convertible into or exercisable for common stock or (b) in excess of 20% of the number of shares of common stock outstanding prior to the issuance of the common stock or securities convertible into or exercisable for common stock. Accordingly, Altus is seeking stockholder approval under Nasdaq Listing Rule 5635(a) in connection with the proposed issuance of 50,000,000 shares of Class C Common Stock to Contributor or its designees.

We are also seeking stockholder approval of the share issuance proposal in order to comply with Nasdaq Listing Rule 5635(b). Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that will result in a change of control of a listed company, which for purposes of Nasdaq Listing Rule 5635(b) is generally deemed to occur when an investor or investor group acquires or has the right to acquire 20% or more of a company’s outstanding common stock or voting power, and that investor or investor group will then be the largest holder of such common stock or voting power.

As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock, Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock, Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

Required Vote

Assuming the presence of a quorum, the approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of Altus Common Stock present (in person or by proxy) at the Altus special meeting and entitled to vote. As a result, if you abstain from voting on the share issuance proposal, your shares of Altus Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will not be considered as a vote cast on the proposal. If you fail to vote on the share issuance proposal, your failure to vote will not affect the adoption of the proposal, except to the extent such failure to vote prevents a quorum for voting on the proposal. Accordingly, it is important that you provide Altus with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Altus Board recommends a vote “FOR” the share issuance proposal (Proposal No. 1). For a discussion of interests of Altus’ directors and executive officers in the transaction that may be different from, or in addition to, Altus’ stockholders generally, see “ —Interests of Altus’ Executive Officers and Directors in the Transaction.”

THE CONTRIBUTION AGREEMENT PROVIDES THAT RECEIPT OF THE REQUISITE ALTUS STOCKHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS A CONDITION TO CLOSING THE TRANSACTION, AS MORE FULLY DESCRIBED IN “THE CONTRIBUTION

AGREEMENT AND OTHER TRANSACTION AGREEMENTS—CONDITIONS TO CONSUMMATION OF THE TRANSACTION.”

In addition, even if the Altus stockholders approve the share issuance proposal, the transaction may not be completed if the other conditions to closing the transaction are not satisfied or, if allowed by applicable law, waived. Altus can give no assurance that the conditions to closing the transaction will be satisfied or so waived.

THE TRANSACTION

General

Altus, the Partnership, Contributor, and, solely for the purposes set forth therein, BCP have entered into a contribution agreement providing for the acquisition of the Contributed Entities by the Partnership. In exchange for the contribution by Contributor, Contributor or its designees will receive an aggregate of 50,000,000 Common Units and an aggregate of 50,000,000 shares of Class C Common Stock. As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock, Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock, Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

The following diagram illustrates the structure of the transaction:

Before the Transaction

Note: Lines represent 100% ownership, unless otherwise indicated.

(1)	Includes ownership of Common Units and shares of Class C Common Stock that together can be redeemed for shares of Class A Common Stock.
(2)	Reflects 660,694 units outstanding at the original issuance price.

After the Transaction

Note: Lines represent 100% ownership, unless otherwise indicated.

(1)	Includes ownership of Common Units and shares of Class C Common Stock that together can be redeemed for shares of Class A Common Stock.
(2)

Reflects 660,694 units outstanding as of June 30, 2021 at the original issuance price. Does not reflect redemption of 100,000 Series A Preferred Units to occur in connection with the closing of the transaction.

(3)	BCP Raptor’s 26.7% ownership interest in PHP is subject to a project finance Term Loan A facility.
(4)	As of September 30, 2021.

Background of the Transaction

Altus’ midstream infrastructure and facilities were initially constructed to service Apache Corporation’s production from Alpine High. In the second half of 2019, Apache Corporation materially reduced planned investment at Alpine High and announced it had no future drilling plans at Alpine High.

In response to this development, the Altus Board and Altus management began to look at strategic alternatives in the fall of 2019. The strategic alternatives considered by the Altus Board included a sale of Altus to a strategic or financial acquirer, a merger with another public or non-public industry participant, a substantial debt or equity investment from a private equity firm and the sale of significant assets.

In early 2020, Altus began working with Credit Suisse to evaluate strategic alternatives. In connection with this evaluation, Altus entered into several confidentiality agreements with prospective counterparties, including an affiliate of BCP, to enable confidential negotiations and the conduct of mutual due diligence. However, as a result of economic uncertainty caused by the COVID-19 pandemic and the economic shutdowns occurring in March and April of 2020, the Altus Board determined to suspend a formal process related to strategic alternatives.

Notwithstanding this suspension, BCP and another private equity-backed private midstream company familiar with Altus’ asset profile approached Altus in the early summer of 2020. Altus engaged in dialogue with each of these parties.

On June 29, 2020, Altus announced a 1-for-20 reverse stock split of its outstanding common stock primarily intended to bring Altus into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Stock Market. On July 20, 2020, Altus received non-binding proposals, subject to numerous conditions, from BCP and from the other private company, in each case, to acquire all of the equity of Altus for cash.

In early August 2020, Altus management notified both parties that their proposals did not adequately value Altus.

On August 10, 2020, BCP revised its proposal to include a $5.00 per share potential earnout payment based on the performance of the EPIC crude pipeline and the Shin Oak NGL pipeline. The other party did not submit a revised proposal.

In late August 2020, Altus management notified BCP that its revised offer continued to be unacceptable.

In September 2020, the Altus Board and Altus management again suspended their outreach on strategic alternatives. Certain members of Altus management then began to shift focus to the adoption of a regular quarterly dividend in order to deliver value to the Altus stockholders. Construction of the Permian Highway Pipeline was nearing completion and was expected to be in commercial service in the first quarter of 2021. Altus management estimated that Altus would have sufficient positive cash flow to fund a cash dividend once the Permian Highway Pipeline was placed in commercial service.

In October 2020, Altus management met with the Altus Board to discuss various financing and capital allocation alternatives. Both agreed that initiating a cash dividend policy would be the optimal path to maximizing stockholder returns.

On November 4, 2020, Altus management announced that they planned to recommend to the Altus Board the payment of a quarterly dividend of $1.50 per share beginning in March 2021. At this time, the Altus Board determined that Altus would resume evaluating strategic alternatives if Altus’ stock price increased to align more closely with the trading prices for Altus’ peers.

On May 17, 2021, Altus management restarted internal discussions regarding strategic alternatives in light of Altus’ then-current share price, which had increased approximately 550% from September 2020, when Altus suspended its outreach on strategic alternatives. Altus discussed with Credit Suisse an approach to gauge interest of potentially interested parties in a transaction with Altus.

On June 3, 2021, the Altus Board received an update from Altus management on strategic alternatives and agreed that Altus should continue exploring strategic alternatives.

On June 9, 2021, Ben C. Rodgers, Altus’ Chief Financial Officer and Treasurer and a member of the Altus Board, met with Jamie Welch, the President and Chief Executive Officer of BCP. At this meeting, Messrs. Rodgers and Welch discussed whether BCP had considered obtaining a public listing by combining with a public company rather than by means of a possible initial public offering. Messrs. Rodgers and Welch both agreed that the prospect of combining their respective organizations and keeping Altus public was of interest and should be considered further.

On June 10, 2021, Mr. Rodgers met with the chief financial officer of another private equity-backed private midstream company operating in the Permian Basin to discuss a combination with Altus where Altus would remain as a public company. Altus and this company entered into a confidentiality agreement in early July 2021 to enable confidential negotiations and the conduct of mutual due diligence. In late July and early August, Altus received projections from this company and had continued discussions related to a potential combination between the company and Altus. Ultimately, however, this company did not deliver any transaction proposal.

On June 15, 2021, BCP presented Altus with an overview of the BCP business and preliminary views around a potential combination between BCP and Altus.

In June 2021, Altus management had a discussion with a private equity sponsor of a large midstream operator in the Permian Basin to gauge interest in a potential transaction with Altus. Ultimately, however, this company elected not to proceed with due diligence or negotiations.

Also in June 2021, Credit Suisse had a discussion with a private midstream operator in the Permian Basin to gauge interest in a potential transaction with Altus. Ultimately, however, this company elected not to proceed with due diligence or negotiations given its focus on receiving cash in a sale or a liquid and readily saleable security.

On June 21, 2021, Mr. Welch met with Stephen J. Riney, Executive Vice President and Chief Financial Officer of APA Corporation, Clay Bretches, Altus’ Chief Executive Officer and President and a member of the Altus Board, and Mr. Rodgers and presented Altus with an outline for a combination transaction that would keep Altus as a public company. Altus and BCP exchanged counterproposals throughout the summer, which included a focus by Altus on the need for a higher implied relative valuation of Altus by BCP based on, among other things, pro forma ownership of Common Units by BCP. During these exchanges, both management teams discussed how to address the various counterparty rights held by the lenders under the Partnership’s credit agreement, the Series A Preferred Unit holders under the Partnership’s agreement of limited partnership, and Altus’ joint venture partners under its various pipeline joint ventures. Both management teams noted BCP’s unique position to address transfer restrictions related to Permian Highway Pipeline and Gulf Coast Express pipeline because a subsidiary of BCP was also a partner in the Permian Highway Pipeline and both pipelines are operated by Kinder Morgan.

By email on June 29, 2021 and at an Altus Board meeting held August 3, 2021, Altus management updated the Altus Board on discussions with all prospects to date. At the Altus Board meeting, Altus management also provided a detailed review of discussions with BCP and the structure of a proposed transaction. The Altus Board authorized continued engagement with BCP and other parties with which Altus had had a dialogue.

In August and September 2021, Altus and BCP discussed how to approach Altus’ joint venture partners and the Series A Preferred Unit holders and began to discuss what waivers and amendments to existing agreements would be required to permit an Altus and BCP combination. Altus and BCP also engaged credit rating agencies for ratings previews of the pro forma combined company.

On September 16, 2021, Mr. Rodgers had a brief discussion previewing the transaction with the lead Series A Preferred Unit holder representing 48% of the Series A Preferred Units.

On September 21, 2021, BCP proposed a business combination with Altus in which BCP would receive 53,800,000 Common Units for its contribution of the business of BCP reflecting a 76.86% pro forma ownership for the unitholders of BCP in the combined company.

At an Altus Board meeting on September 22, 2021, Altus management apprised the Altus Board of developments in the negotiations with BCP, including the proposed pro forma ownership communicated to Altus on September 21. Credit Suisse also attended the Altus Board meeting and reviewed on a preliminary basis with the Altus Board certain financial information and other data, including financial aspects relating to capital structure and certain financial metrics relating to peer companies. After the meeting, Mr. Rodgers informed Mr. Welch that the proposed BCP implied relative valuation and pro forma ownership of Altus was inadequate and Altus was not willing to transact on that basis. BCP amended its proposal to have Altus issue to BCP 50,000,000 Common Units (and an equal number of shares of Class C Common Stock), which was expected to result in pro-forma ownership of Altus of approximately 75% for the unitholders of BCP, approximately 20% for Apache Midstream and approximately 5% for the existing stockholders of Altus (other than Apache Midstream), in exchange for the contribution of BCP’s business to the Partnership. Altus rejected a proposed stock price collar from BCP but otherwise agreed to the proposed alternative terms with respect to governance. Altus and BCP agreed in principle on the Altus proposal and the parties agreed to begin negotiating definitive agreements.

On September 30, 2021, Altus and BCP received favorable responses from the credit rating agencies with respect to the proposed transaction. Altus also discussed the proposed transaction on a preliminary basis with the administrative agent under the Partnership’s credit agreement.

On October 1, 2021, Altus provided BCP with a first draft of the contribution agreement.

During the week of October 4, 2021, Altus approached the banks representing approximately 58% of the commitments under the Partnership’s credit agreement to obtain a waiver of the change in control covenant in the credit agreement and obtain amendments to the credit agreement. Additionally, Mr. Welch discussed the proposed transaction in detail with the lead Series A Preferred Unit holder representing 48% of the Series A Preferred Units. BCP entered into a confidentiality agreement with these holders. Altus and BCP began negotiating the terms of a waiver and amendments to the Partnership’s agreement of limited partnership. See the section entitled “The Contribution Agreement and Other Transaction Agreements—Third Amended and Restated Agreement of Limited Partnership of the Partnership.”

On October 5, 2021, the Altus Board held a meeting, at which members of Altus management and Altus’ legal advisor, Bracewell LLP, and financial advisor, Credit Suisse, were present, to receive an update on the discussions with BCP and the other parties with which Altus had had a dialogue.

On October 7, 2021, BCP provided Altus with a revised draft of the contribution agreement.

On October 8, 2021, the Altus Board met, together with members of Altus management and Altus’ legal and financial advisors. At the meeting, Credit Suisse reviewed updated financial information regarding the proposed transaction with BCP.

During the week of October 11, 2021, BCP entered into a confidentiality agreement with a Series A Preferred Unit holder representing approximately 30% of the Series A Preferred Units. Altus and BCP continued to negotiate the terms of a waiver and amendments to the Partnership’s agreement of limited partnership with Series A Preferred Unit holders representing more than two-thirds of the Series A Preferred Units. Discussions also continued with the joint venture partners and the lenders under the Partnership’s credit agreement.

On October 12, 2021, BCP provided initial drafts of a stockholders agreement among Altus, Apache Midstream, APA Corporation, and the unitholders of BCP and a registration rights agreement among Altus, Apache Midstream, the unitholders of BCP, and the other parties thereto. From October 12 through October 20, 2021, Altus and BCP traded drafts of the contribution agreement, the stockholders agreement, the registration rights agreement and other ancillary agreements.

On October 18, 2021, the Altus Board held a meeting, at which members of Altus management and Altus’ legal and financial advisors were present. Bracewell reviewed with the Altus Board its fiduciary obligations, summarized the material terms of the proposed contribution agreement and ancillary documents, and reported on the resolution of open issues during the course of negotiations with BCP. Altus management noted that all necessary consents from the lenders under the Partnership’s credit agreement had been obtained. Altus management also noted that the proposed structure would include a commitment by Apache Midstream and the unitholders of BCP to reinvest a portion of the cash dividends they would receive from Altus and cash distributions they would receive from the Partnership in a dividend reinvestment plan that would be open to all Altus stockholders. The Altus Board requested that Altus management provide additional details on the reinvestment program at the next Altus Board meeting.

On October 20, 2021, the Altus Board held a meeting, at which members of Altus management and Altus’ legal and financial advisors were present. Credit Suisse reviewed with the Altus Board certain preliminary financial analysis of the proposed transaction with BCP. Altus management noted that the terms of the dividend reinvestment program would be memorialized between signing and closing pursuant to a commitment and high level terms contained in the amended and restated stockholders agreement entered into at signing. Specifically, Apache Midstream and the recipients of the Consideration would commit to mandatorily reinvest at least 20% and, depending on Altus’ audit committee determination, up to 100% of the cash dividends received by them from Altus and cash distributions received by them from the Partnership until the date dividends are declared for the quarter ending December 31, 2023. The Altus Board instructed Credit Suisse to update its analysis to reflect the cash impact attributable to Apache Midstream and the unitholders of BCP reinvesting 20% of dividends and distributions received. Altus management noted that all consents from the joint venture partners under various pipeline joint ventures had been obtained.

On October 21, 2021, the Altus Board held a meeting, at which members of Altus management and Altus’ legal and financial advisors were present. Credit Suisse referred to its financial analyses reviewed on October 20, 2021 regarding the proposed transaction, and reviewed, as requested at the preceding Altus Board meeting, analysis relating to the cash impact attributable to Apache Midstream and unitholders of BCP reinvesting at least 20% of dividends and distributions received. Thereafter, at the request of the Altus Board, Credit Suisse rendered its oral opinion to the Altus Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Altus Board dated the same date) as to, as of October 21, 2021, the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement. Credit Suisse’s opinion is more fully described in “—Opinion of Credit Suisse, Altus’ Financial Advisor” and the full text of the written opinion of Credit Suisse is attached as Annex H hereto. Altus management noted that all necessary consents from the Series A Preferred Unit holders under the Partnership’s agreement of limited partnership had been obtained. After discussions, including as to the matters discussed below in the section entitled “—Reasons for the Recommendation to Altus Stockholders by the Altus Board,” the Altus Board, by unanimous vote of all of its members, approved the contribution agreement and determined that the contribution agreement and the transaction contemplated thereby are advisable and in the best interests of Altus and its stockholders, and resolved to recommend that Altus stockholders vote to approve the transaction contemplated by the contribution agreement. Following the conclusion of the Altus Board meeting, Altus, BCP and their respective counsel finalized the transaction documentation, and the parties executed the contribution agreement and certain of the ancillary documents.

In the afternoon of October 21, 2021, the parties publicly released a joint announcement of the transaction.

Reasons for the Recommendation to Altus Stockholders by the Altus Board

After careful consideration, the Altus Board unanimously determined that the transaction is in the best interests of Altus and its stockholders and unanimously approved the transaction. This explanation of the Altus Board’s reasons for recommending the proposed transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The Altus Board considered the following material factors that it believes support its determinations:

Strategic considerations and aggregate value

•

the aggregate value of the Class A Common Stock to be retained by Altus’ current stockholders after giving effect to the combination of Altus’ and EagleClaw Midstream’s businesses, relative to the value of the Class A Common Stock on a standalone basis if Altus were not to engage in the transaction, including the fact that, following the transaction, Altus stockholders will have the opportunity to participate in the potential value created by combining Altus and EagleClaw Midstream and benefit from any increases in the value of the Class A Common Stock;

•

the limitations and risks associated with continuing as a standalone entity, including the risks associated with Altus’ limited financial flexibility in light of the equity value of the Class A Common Stock and Altus’ debt level and obligations in respect of the Series A Preferred Units;

•	that the combined company’s cash flow will allow deleveraging over time, and greater overall scale would provide the combined company with improved access to capital markets;

•

the view that the proposed transaction meets the strategic objectives established by the Altus Board and management with respect to achieving improved financial strength and operational scale relative to Altus’ publicly traded peers and other operators, and that the proposed transaction would be superior, both operationally and with respect to stockholder value, than the alternative of continuing to operate its business as an independent, standalone company;

•	that the combined company will have a larger, more diverse customer base, which would mitigate Altus’ revenue concentration with APA Corporation and its affiliates;

•

the agreement among APA Corporation, ISQ, and Blackstone in respect of maintaining a $6.00 per share annual dividend and the commitment by each of them to reinvest a portion of their respective dividends in Altus (see “The Contribution Agreement and Other Transaction Agreements—Amended and Restated Stockholders Agreement—Dividends and Distributions” and “The Contribution Agreement and Other Transaction Agreements—Amended and Restated Stockholders Agreement—Dividend Reinvestment Plan”);

•

that Altus actively explored strategic alternatives over a lengthy period of time, solicited interest for a variety of potential transactions and structures, and that, since the fall of 2019, Altus had contacted or been contacted by several potentially interested parties regarding a transaction involving Altus and had engaged in discussions and, in some cases, due diligence with many of those parties;

•	that BCP was able to navigate all of the transfer restrictions with each of Altus’ pipeline joint ventures;

•

that the proposal from BCP was the only available alternative found to be in the best interests of Altus and its stockholders relative to the alternative of continuing to operate its business as an independent, standalone company;

Operational benefits and enhanced asset portfolio

•

meaningful anticipated growth to the combined company’s asset portfolio, including the complementary combined operating footprint between Altus’ and EagleClaw Midstream’s assets within the Permian Basin;

•

significant operational synergies to be realized, including improved reliability and flow assurance, relocation of excess compression and Altus’ idle amine treating equipment to optimize the combined system and, following an additional capital investment to connect the legacy systems of Altus and EagleClaw Midstream, additional bidirectional throughput capacity;

•	significant financial synergies to be realized, including general and administrative cost savings from terminating the current service agreements with Apache Corporation;

•	the combined company’s improved flexibility to allocate capital to the projects in the combined company’s portfolio and geographic footprint with the highest rate of return;

Financial projections

•

the financial projections prepared by Altus’ management and ECM’s management (described in “—Certain Unaudited Financial Forecasts of Altus and ECM”), and the judgment, advice, and analysis of Altus’ management, including their favorable recommendation of the transaction;

Opinion of Credit Suisse

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the financial analyses reviewed and discussed with the Altus Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Altus Board on October 21, 2021 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Altus Board dated the same date) as to, as of October 21, 2021, the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement, which opinion was based upon and subject to the factors, assumptions, limitations, and qualifications set forth therein, as more fully described in “—Opinion of Credit Suisse, Altus’ Financial Advisor”;

Favorable terms of the transaction documents

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all of the terms and conditions of the contribution agreement, including, among other things, the representations, warranties, covenants, and agreements of the parties, the conditions to closing and the form and structure of the Consideration and the termination rights, and the terms and conditions of the stockholders agreement;

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the terms of the contribution agreement that permit Altus, prior to the time that Altus stockholders approve the share issuance proposal and the charter amendment proposal, to discuss and negotiate, under specified circumstances, an unsolicited Company Competing Proposal should one be made, if the Altus Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Competing Proposal constitutes a Company Superior Proposal;

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the fact that the contribution agreement allows the Altus Board, under specified circumstances, to change or withdraw its recommendation to the Altus stockholders with respect to the approval of the share issuance proposal and the charter amendment proposal in response to a Company Superior Proposal or a Company Intervening Event, and, if such change or withdraw occurs, Apache Midstream, rather than being obligated to vote all of the Altus Common Stock held by it in favor of such proposals, shall instead be obligated to vote 35% of the Altus Common Stock held by it in favor of such proposals and the remaining Altus Common Stock held by it in proportion to the votes for or against such proposals cast by Altus stockholders other than Apache Midstream; and

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the likelihood, considering the terms of the contribution agreement, and the fact that Altus has obtained the requisite consents of lenders under the Partnership’s credit agreement, the Series A Preferred Unit holders under the Partnership’s agreement of limited partnership, and Altus’ joint venture partners under its various pipeline joint ventures, that the transaction would be completed.

Risks and potentially negative factors

The Altus Board also considered a variety of risks and other potentially negative factors concerning the contribution agreement and the transaction, including the following:

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the risk that because the Consideration is a fixed number of Common Units and shares of Class C Common Stock, the value of the percentage ownership in Altus that current Altus stockholders would have after the transaction may decrease relative to the value of their existing interests in Class A Common Stock and the fact that the contribution agreement does not provide Altus with a price-based termination right or other similar protection;

•	the risk that the potential benefits of the transaction (including the amount of potential efficiencies) may not be fully achieved;

•	the fact that there may be disruption of Altus’ operations following the announcement of the contribution agreement and the transaction;

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the fact that, while Altus expects the transaction will be consummated, there can be no guarantee that all conditions to the parties’ obligations to consummate the transaction will be satisfied, and, as a result, the transaction may not be consummated and the risks and costs to Altus in such event;

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the risk that the transaction may be delayed or may not be completed, as well as the potential loss of value to Altus stockholders and the potential negative impact on the operations and prospects of Altus if for any reason the transaction is delayed or is not completed;

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the terms of the contribution agreement that place restrictions on the conduct of the business of Altus prior to the completion of the transaction, which may delay or prevent Altus from undertaking business opportunities that may arise pending completion of the transaction;

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the significant costs involved in connection with negotiating the contribution agreement and completing the transaction, including the required redemption for cash of 100,000 Series A Preferred Units, the substantial time and effort required of management to effectuate the transaction and the related disruption to Altus’ day-to-day operations and the risk of diverting management’s focus and resources from other strategic opportunities during the pendency of the transaction;

•	the fact that, under certain circumstances, Altus may be required to pay a termination fee upon termination of the contribution agreement;

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that equity ownership of Altus will continue to be focused among a small number of stakeholders, from approximately 79% of Altus being held by Apache Midstream prior to consummation of the transaction to approximately 75% of the combined company being held by BCP’s unitholders, principally funds affiliated with Blackstone and I Squared Capital, and approximately 20% of the combined company being held by Apache Midstream following consummation of the transaction;

•	the potential challenges and difficulties with integrating the operations of the combined company; and

•	the fact that the analyses and projections on which the Altus Board made its determinations are uncertain.

The Altus Board also considered a variety of other risks and other countervailing factors, including the risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Altus Board concluded that the benefits of the transaction to Altus and its stockholders outweighed the perceived risks. In view of the wide variety of factors considered, and the complexity of these matters, the Altus Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors it considered. Rather, the Altus Board viewed the decisions as being based on the totality of the information available to it. In addition, individual members of the Altus Board may have given differing weights to different factors.

Opinion of Credit Suisse, Altus’ Financial Advisor

On October 21, 2021, Credit Suisse rendered its oral opinion to the Altus Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Altus Board dated the same date) as to, as of October 21, 2021, the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement.

Credit Suisse’s opinion was directed to the Altus board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement and did not address any other aspect or implication (financial or otherwise) of the transaction. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex H to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such holder should vote or act on any matter relating to the transaction.

In arriving at its opinion, Credit Suisse:

•	reviewed the contribution agreement and certain publicly available business and financial information relating to Altus and ECM;

•	reviewed certain other information relating to Altus and ECM, including:

•	financial forecasts relating to Altus for the fiscal years ending December 31, 2021 through December 31, 2024 prepared and provided to Credit Suisse by Altus’ management (Altus Projections); and

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financial forecasts relating to ECM for the fiscal years ending December 31, 2021 through December 31, 2024 prepared and provided to Credit Suisse by the management of ECM, as adjusted by Altus’ management (Adjusted ECM Projections);

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reviewed estimates prepared and provided to Credit Suisse by Altus’ management with respect to the cost savings and synergies, net of costs necessary to achieve such cost savings and synergies (Synergies Estimates), anticipated by such management to result from the transaction;

•	reviewed estimates of Altus’ management relating to Altus’ anticipated utilization of its net operating losses, including the amount and timing thereof (Altus NOL Utilization Estimates);

•	met with Altus’ management and certain of Altus’ representatives to discuss the businesses and prospects of Altus and ECM;

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considered certain financial and stock market data of Altus and certain financial data of ECM, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Altus and ECM, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that had been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and with Altus’ consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Altus Projections and the Adjusted ECM Projections, Credit Suisse had been advised by Altus’ management, and Credit Suisse assumed, with Altus’ consent, that such forecasts and estimates were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Altus’ management as to the future financial performance of Altus and ECM, respectively. With respect to the Synergies Estimates, Credit Suisse had been advised by Altus’ management, and Credit Suisse assumed, with Altus’ consent, that such estimates were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Altus’ management as to the cost savings and synergies, net of costs necessary to achieve such cost savings and synergies, anticipated by such management to result from the transaction. With respect to the Altus NOL Utilization Estimates, Credit Suisse had been advised by Altus’ management, and Credit Suisse assumed with Altus’ consent, that such estimates were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Altus’ management as to Altus’ anticipated utilization of its net operating losses, including the amount and timing thereof. In addition, Credit Suisse relied upon, without independent verification, the assessment of Altus’ management as to (i) its ability to retain key employees, (ii) the strategic benefits anticipated to result from the transaction, (iii) the existing products and services of Altus and ECM and the validity or marketability of, and risks associated with, the future products and services of Altus and ECM, and (iv) Altus’ ability to integrate the businesses of Altus and ECM. At the direction of the Altus Board, Credit Suisse assumed that the Altus Projections, the Adjusted ECM Projections, the Synergies Estimates and the Altus NOL Utilization Estimates were a reasonable basis upon which to evaluate Altus, ECM and the transaction, and at the direction of the Altus Board, Credit Suisse relied upon the Altus Projections, the Adjusted ECM Projections, the Synergies Estimates and the Altus NOL Utilization Estimates for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the Altus Projections, the Adjusted ECM Projections, the Synergies Estimates or the Altus NOL Utilization Estimates, or the assumptions and methodologies upon which any of the foregoing were based.

Credit Suisse assumed, with the consent of the Altus Board, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Altus, ECM or the contemplated benefits of the transaction (including, without limitation, with respect to interests of Altus and ECM in certain joint ventures or other entities with pipeline assets) that would be material to Credit Suisse’s analysis or opinion and that the transaction would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the contribution agreement, without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Altus or ECM, and Credit Suisse was not furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement and did not address any other aspect or implication (financial or otherwise) of the transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the transaction, the internal reorganization of ECM to be completed before the closing of the transaction or the Consideration, the agreements with the holders of Series A Preferred Units in contemplation of the transaction or otherwise, any agreements with joint venture partners in contemplation of the transaction or otherwise, the amendment of that certain commercial arrangement between Apache Corporation and Altus referred to in Altus’ Form 8-K filed on October 14, 2021 (together with any other agreements, amendments or waivers entered into between Apache Corporation and Altus, the Commercial Amendments), and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the transaction, or class of such persons, relative to the Consideration or otherwise. At Altus’ direction, Credit Suisse assumed that the Commercial Amendments would have no impact on the Altus Projections that would be material to its analyses or opinion. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Altus had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse noted that it had been advised and for purposes of its analyses and opinion it had assumed, that there was, and as of the closing of the transaction there will be, an outstanding share of Class C Common Stock associated with each outstanding Common Unit not held by Altus, that each holder of outstanding shares of Class C Common Stock held, and as of the closing of the transaction will hold, an equivalent number of Common Units and that, pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 12, 2019 (as amended, the Partnership Agreement), holders of Common Units other than Altus have the right to require the Partnership to redeem its Common Units together with the associated shares of Class C Common Stock for, at the Partnership’s election, an equal number of shares of Class A

Common Stock or cash based on the fair market value of Class A Common Stock as determined in accordance with the Partnership Agreement, and, consequently, for purposes of its analyses and opinion, Credit Suisse, at Altus’ direction, treated one share of Class C Common Stock and the associated Common Unit as a single integrated security equivalent in value and identical in all other respects to a share of Class A Common Stock.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse did not express any opinion as to what the value of the shares of Class C Common Stock or the Common Units actually would be when issued in the transaction pursuant to the contribution agreement or the prices or ranges of prices at which shares of Class A Common Stock or Class C Common Stock, or the Common Units, may be purchased, sold or otherwise transferred at any time. Credit Suisse’s opinion did not address the relative merits of the transaction as compared to alternative transactions or strategies that might have been available to Altus or the Partnership, nor did it address the underlying business decision of the Altus Board, Altus or the Partnership to proceed with or effect the transaction.

In preparing its opinion to the Altus Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Altus, ECM or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, from a financial point of view, to Altus of the consideration to be paid by Altus and the Partnership in the transaction pursuant to the contribution agreement, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual or relative values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Altus’ control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Altus Board (in its capacity as such) in connection with its consideration of the proposed transaction and were among many factors considered by the Altus Board in evaluating the proposed transaction. Neither Credit Suisse’s opinion nor its analyses were determinative of the Consideration or of the views of the Altus Board with respect to the proposed transaction. Under the terms of its engagement by Altus, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed transaction or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Altus Board, Altus, ECM, any securityholder or creditor of Altus or ECM or any other person, regardless of any prior or ongoing advice or relationships.

Financial Analyses of Altus’ Financial Advisor

The following is a summary of certain financial analyses reviewed by Credit Suisse with the Altus Board in connection with the rendering of its opinion to the Altus Board on October 21, 2021. The summary does not contain all of the financial data securityholders of Altus may want or need for purposes of making an independent determination of fair value. Securityholders of Altus are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

In arriving at its view expressed in its opinion, Credit Suisse compared the pro forma ownership splits for the Altus’ stockholders and ECM equity interest holders implied by its various financial analyses with the pro forma ownership split implied by the consideration to be paid in the transaction. While Credit Suisse reviewed with the Altus Board for illustrative purposes the potential financial implications of the Synergies Estimates of Altus’ management, Credit Suisse conducted its financial analyses described below for Altus and ECM on a standalone basis without synergies.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

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Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

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EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period. For Altus and ECM, Credit Suisse used and relied upon, for purposes of its analyses, estimates of EBITDA as described in the section entitled “—Certain Unaudited Financial Forecasts of Altus and ECM”.

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Levered Free Cash Flow—generally the amount of the relevant company’s EBITDA less interest expense, preferred equity distributions, capital expenditures, taxes and changes in working capital for a specified time period.

Selected Companies Analyses

Credit Suisse considered certain financial data for Altus, ECM and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Altus or ECM in one or more respects. For purposes of these analyses, (1) except as otherwise noted, share prices for the selected companies were closing prices as of October 15, 2021 and (2) financial and certain other data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the year ended December 31, 2022, or “2022E EBITDA”;

•	Enterprise Value as a multiple of estimated EBITDA for the year ended December 31, 2023, or “2023E EBITDA”;

•	The yield implied by a company’s equity market capitalization and estimated Levered Free Cash Flow for the year ended December 31, 2022, or “2022E FCFY”; and

•	The yield implied by a company’s equity market capitalization and estimated Levered Free Cash Flow for the year ended December 31, 2023, or “2023E FCFY.”

Altus. The selected companies with respect to Altus and corresponding financial data based on publicly available research analyst estimates were:

	Enterprise Value		Equity Market Capitalization
Company Name	2022E EBITDA	2023E EBITDA	2022E FCFY	2023E FCFY
Kinder Morgan Inc.	10.4x	10.3x	9.5%	10.2%
Williams Companies Inc.	11.0x	10.8x	8.6%	9.6%
ONEOK, Inc.	12.2x	11.9x	8.3%	9.3%
Magellan Midstream Partners, LP	10.8x	10.3x	11.6%	10.5%
DT Midstream, Inc.	10.0x	9.5x	9.5%	10.2%

Taking into account the results of the selected companies analysis and trading multiples implied by the Class A Common Stock price as of October 15, 2021, Credit Suisse applied (x) multiple ranges of 10.0x to 12.0x to Altus’ 2022E EBITDA and 9.0x to 11.0x to Altus’ 2023E EBITDA in each case based on the Altus Projections and (y) yield ranges of 10.5% to 13.5% to Altus’ 2022E Levered Free Cash Flow and 11.5% to 14.5% to Altus’ 2023E Levered Free Cash Flow in each case based on the Altus Projections. The selected companies analysis indicated implied reference ranges for the equity value of Altus of $977 million to $1.437 billion (based on 2022E financial metrics) and $590 million to $1.210 billion (based on 2023E financial metrics).

ECM. The selected companies with respect to ECM and corresponding financial data based on publicly available research analyst estimates were:

	Enterprise Value		Equity Market Capitalization
Company Name	2022E EBITDA	2023E EBITDA	2022E FCFY	2023E FCFY
Western Midstream Partners LP	8.5x	8.2x	14.9%	15.0%
DCP Midstream, LP	9.5x	9.4x	13.8%	14.8%
Equitrans Midstream Corp.	10.3x	9.3x	0.9%	15.1%
EnLink Midstream LLC	9.5x	9.5x	15.5%	18.2%
Antero Midstream Corp.	9.7x	9.2x	8.9%	10.5%
Crestwood Equity Partners LP	8.8x	8.7x	17.6%	17.5%

Taking into account the results of the selected companies analysis, Credit Suisse applied (x) multiple ranges of 8.5x to 10.5x to ECM’s 2022E EBITDA and 8.5x to 9.5x to ECM’s 2023E EBITDA in each case based on the Adjusted ECM Projections and (y) yield ranges of 9.5% to 14.5% to ECM’s 2022E Levered Free Cash Flow and 10.5% to 15.5% to ECM’s 2023E Levered Free Cash Flow in each case based on the Adjusted ECM Projections. The selected companies analysis indicated implied reference ranges for the equity value of ECM of $1.928 billion to $3.677 billion (based on 2022E financial metrics) and $2.168 billion to $3.530 billion (based on 2023E financial metrics).

The selected companies analysis indicated implied ownership ranges by Altus’ stockholders in the pro forma company of 21% to 43% (based on 2022E financial metrics) and 14% to 36% (based on 2023E financial metrics), as compared to the pro forma ownership for Altus’ stockholders implied by the transaction of approximately 24.5%.

Discounted Cash Flow Analysis

Altus. Credit Suisse performed a discounted cash flow analysis with respect to Altus by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of Altus based on the Altus Projections and other information provided by Altus, taking into account the present value of Altus’ anticipated utilization of its net operating losses. Credit Suisse applied terminal multiples of 10.0x – 12.0x to Altus’ estimated EBITDA for the year ending December 31, 2024 based on the Altus Projections and discount rates ranging from 6.5% to 8.5% to the projected unlevered free cash flows and calculated terminal values. The discounted cash flow analysis for Altus indicated an implied reference range for the equity value of Altus of $879 million to $1.310 billion.

ECM. Credit Suisse performed a discounted cash flow analysis with respect to ECM by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of ECM based on the Adjusted ECM Projections. Credit Suisse applied terminal multiples of 8.5x – 10.5x to ECM’s estimated EBITDA for the year ending December 31, 2024 based on the Adjusted ECM Projections and discount rates ranging from 7.0% to 9.0% to the projected unlevered free cash flows and calculated terminal values. The discounted cash flow analysis for ECM indicated an implied reference range for the equity value of ECM of $2.984 billion to $4.195 billion.

The discounted cash flow analysis indicated an implied ownership range by Altus’ stockholders in the pro forma company of 17% to 31%, as compared to the pro forma ownership for Altus’ stockholders implied by the transaction of approximately 24.5%.

Sum of the Parts Analysis

Credit Suisse also considered a sum of the parts analysis using the Altus Projections and the Adjusted ECM Projections in which it performed a discounted cash flow analysis with respect to Altus’ gathering and process business (Alpine High G&P) and ECM’s gathering and processing business (ECM G&P) and applied selected multiple ranges to certain applicable financial metrics attributable to Altus’ and ECM’s respective equity interests in pipeline assets.

For purposes of selecting the ranges of terminal multiples for Alpine High G&P and ECM G&P described below, Credit Suisse considered the trading multiples for the selected companies described under the selected companies analysis for ECM. For purposes of selecting the multiple ranges to apply to different pipeline assets, Credit Suisse considered certain trading multiples of selected companies with publicly traded equity securities Credit Suisse deemed relevant for the applicable pipeline (taking into account the pipeline’s relevant commodity exposure). For purposes of these analyses, (1) except as otherwise noted, share prices for the selected companies were closing prices as of October 15, 2021 and (2) financial and certain other data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information.

The selected companies with respect to Altus’ and ECM’s respective equity interests in Permian Highway Pipeline and Altus’ interest in Gulf Coast Express Pipeline were TC Energy Corporation, Kinder Morgan Inc., Williams Companies, Inc. and DT Midstream, Inc., and the high, low, mean and median trading multiples of 2022E EBITDA based on publicly available research analyst estimates were 11.8x, 10.0x, 10.8x and 10.7x, respectively. The selected companies with respect to Altus’ equity interest in Shin Oak NGL Pipeline were Enterprise Products Partners L.P., ONEOK, Inc. and Targa Resources, Inc., and the high, low, mean and median trading multiples of 2022E EBITDA based on publicly available research analyst estimates were 12.2x, 9.9x, 10.7x and 10.0x, respectively. Credit Suisse considered both sets of selected companies described in this paragraph in selecting the multiple range applicable to Epic Crude Oil Pipeline.

Altus. For its discounted cash flow analysis with respect to Alpine High G&P, Credit Suisse calculated the estimated net present value of the projected after-tax, unlevered, free cash flows of Alpine High G&P based on the Altus Projections. Credit Suisse applied terminal multiples of 8.5x to 10.5x to Alpine High G&P’s estimated EBITDA for the year ending December 31, 2024 based on the Altus Projections and discount rates ranging from 7.0% to 9.0% to the projected unlevered free cash flows and calculated terminal values. Credit Suisse then applied selected ranges of multiples to estimated EBITDA for the year ending December 31, 2022 for Gulf Coast Express Pipeline (11.0x to 13.0x), Permian Highway Pipeline (11.0x to 13.0x), Shin Oak NGL Pipeline (9.5x to 10.5x) and Epic Crude Oil Pipeline (10.5x to 12.5x). Credit Suisse summed up the resultant ranges indicated by the discounted cash flow analysis for Alpine High G&P, an estimated range for the present value of Altus’ anticipated utilization of its net operating losses based on the Altus Projections and the implied value ranges for the interests in the pipeline joint ventures noted above as adjusted for debt. The sum of the parts analysis for Altus indicated an implied reference range for the equity value of Altus of $874 million to $1.230 billion.

ECM. For its discounted cash flow analysis with respect to ECM G&P, Credit Suisse calculated the estimated net present value of the projected after-tax, unlevered, free cash flows of ECM G&P based on the Adjusted ECM Projections. Credit Suisse applied terminal multiples of 8.5x to 10.5x to ECM G&P’s estimated EBITDA for the year ending December 31, 2024 based on the Adjusted ECM Projections and discount rates ranging from 7.0% to 9.0% to the projected unlevered free cash flows and calculated terminal values. Credit Suisse then applied a selected range of multiples to estimated EBITDA for the year ending December 31, 2022 for Permian Highway Pipeline of 11.0x to 13.0x. Credit Suisse summed up the resultant ranges indicated by the discounted cash flow analysis for ECM G&P and the implied value ranges for ECM’s interests in Permian Highway Pipeline. The sum of the parts analysis for ECM indicated an implied reference range for the equity value of ECM of $3.109 billion to $4.321 billion.

The sum of the parts analysis indicated an implied ownership range by Altus’ stockholders in the pro forma company of 17% to 28%, as compared to the pro forma ownership for Altus’ stockholders implied by the transaction of approximately 24.5%.

Other Matters

Altus retained Credit Suisse as its financial advisor in connection with the transaction based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between Altus and Credit Suisse, Altus agreed to pay Credit Suisse a fee of $10.5 million, $2.5 million of which became payable to Credit Suisse upon the delivery of its opinion to the Altus Board and the remainder of which is contingent upon the consummation of the transaction. In addition, Altus has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Altus and its affiliates, including Apache Corporation, for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among since January 2019, having acted as a placement agent to the Partnership in connection with a sale of preferred partnership units in June 2019, as a co-managing underwriter in connection with an offering by Apache Corporation of debt securities in August 2020, and as a counterparty to Apache Corporation in connection with certain hedging transactions effected in December 2019 and April 2020, for which Credit Suisse and its affiliates received approximately $4.4 million in fees in the aggregate. Credit Suisse or one or more of its affiliates are lenders or participants in credit facilities of the Partnership and Apache Corporation, an affiliate of Altus. With Altus’ approval, Credit Suisse and its affiliates may arrange or otherwise participate in refinancing transactions to be undertaken in contemplation, or as a result, of the transaction to replace or refinance existing indebtedness of the parties to the transaction. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to the parties to the transaction and their respective affiliates, including Apache Corporation, for which advice and services we and our affiliates would expect to receive compensation. In addition, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial advice and services to the investment firms that are invested in Contributor (collectively, the Sponsors) and certain of their respective affiliates unrelated to the proposed transaction, for which services Credit Suisse and its affiliates have received, and expect to receive, compensation, including, among other things since January 2019, having acted or acting (i) as financial advisor to the Sponsors and certain of their affiliates and portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings by the Sponsors and certain of their affiliates and portfolio companies and (iii) as a lender or participant in credit facilities of the Sponsors and certain of their affiliates and portfolio companies. Since January 2019 through the date of Credit Suisse’s opinion, Credit Suisse received from the Sponsors aggregate fees for investment banking services of approximately $150 million. Credit Suisse and certain of its affiliates, and certain of its and their respective employees and certain investment funds affiliated or associated with Credit Suisse, have invested in investment funds managed or advised by the Sponsors. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Altus, counterparties to the transaction, and any other company that may be involved in transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Certain Unaudited Financial Forecasts of Altus and ECM

Altus and ECM do not as a matter of course make public long-term projections as to future sales, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, Altus and ECM do not endorse the unaudited financial forecasts as a reliable indication of future results. However, the management of Altus and ECM have included the unaudited financial forecasts set forth below to present the financial information made available and utilized in connection with the Altus Board’s evaluation of the transaction contemplated by the contribution agreement. At the direction of the Altus Board, Credit Suisse used and relied upon certain of the unaudited financial forecasts in connection with its financial analyses and opinion described in the section entitled “—Opinion of Credit Suisse, Altus’ Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Altus, ECM, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The unaudited financial forecasts are not being included in this proxy statement in order to influence any holder of Altus Common Stock to make an investment decision with respect to the transaction or to influence any holder of Altus Common Stock as to whether such unitholder should deliver a written consent or act with respect to the approval of the contribution agreement, the transaction or any other matter.

This information was prepared solely for internal use and is subjective in many respects. The Altus unaudited financial forecasts and the ECM unaudited financial forecasts were based solely upon information available to Altus’ management and ECM’s management, respectively, at the time of their preparation.

While presented with numeric specificity, the unaudited financial forecasts reflects numerous estimates and assumptions that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of Altus’ and ECM’s management. These assumptions include, but are not limited to, Altus’ and ECM’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, capital availability, general economic and regulatory conditions, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited financial forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Altus and ECM can give no assurance that the unaudited financial forecasts and the underlying estimates and assumptions will be realized.

In addition, since the unaudited financial forecasts are inherently forward looking and cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited financial forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to Altus’ and ECM’s businesses, industry performance, the regulatory environment, general business and economic conditions, and other matters described under the sections of this proxy statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The accompanying unaudited financial forecasts were not prepared with a view toward public disclosure, nor was they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Altus’ and ECM’s management, were prepared on a reasonable basis, reflect the best estimates and judgments then-available, and present, to the best of management’s knowledge and belief, the then-expected course of action and financial performance of Altus and ECM, as applicable. Neither Altus’ independent registered public accounting firm nor ECM’s independent auditor, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial forecasts. The report of the independent registered public accounting firm of Altus contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this proxy statement, and the report of the independent auditor of ECM contained in Annex A to this proxy statement, relate to historical financial information of Altus and ECM, respectively, and such reports do not extend to the unaudited financial forecasts included below and should not be read to do so. The unaudited financial forecasts set forth in this proxy statement have been prepared by, and are the responsibility of, Altus’ and ECM’s management.

Furthermore, the unaudited financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Altus and ECM can give no assurance that, had the unaudited financial forecasts been prepared either as of the date of the contribution agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, Altus and ECM do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the transaction under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited financial forecasts do not take into account the effect on Altus or ECM of any possible failure of the transaction to occur. None of Altus, ECM, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes or is authorized in the future to make any representation to any holder of Altus Common Stock or other person regarding Altus’ or ECM’s ultimate performance compared to the information contained in the unaudited financial forecasts or that the forecasted results will be achieved. The inclusion of the unaudited financial forecasts should not be deemed an admission or representation by Altus, ECM, their respective advisors, or any other person that it is viewed as material information of Altus or ECM, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited financial forecasts included below is not being included to influence your decision whether to consent to the approval of the contribution agreement or any other matter for which Altus is soliciting consents of the holders of Altus Common Stock, but is being provided solely because certain of such information was among the financial information made available to and utilized in connection with the Altus Board’s evaluation of the transaction contemplated by the contribution agreement.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, holders of Altus Common Stock are cautioned not to place undue reliance on such information, and Altus urges all holders of Altus Common Stock to review Altus’ most recent SEC filings for a description of Altus’ reported financial results and ECM’s historical financial statements included in Annex A attached hereto for a description of ECM’s reported financial results. See the section entitled “Where You Can Find More Information.”

Altus Unaudited Financial Forecasts

In developing the Altus unaudited financial forecasts, Altus’ management made numerous assumptions regarding Altus’ business, including, but not limited to:

•	No rig activity or well connects for Alpine High G&P; and

•	Majority of future capital expenditures associated with maintenance-related items at Alpine High G&P.

	Year ended December 31,
($ in millions, except per share amounts)	2022E	2023E	2024E
Adjusted EBITDA (1)	$237	$223	$214
Capital expenditures	$8	$6	$3
Unlevered free cash flow (2)	$208	$197	$190
Distributable cash flow (3)	$160	$140	$116
Dividend per share	$6.00	$6.00	$6.00

(1)

Adjusted EBITDA is defined as net income (loss) including noncontrolling interest before financing costs (net of capitalized interest), net interest expense, income taxes, depreciation, and accretion and adjusting for such items, as applicable, from income from equity method interests.

(2)

Unlevered Free Cash Flow is defined as EBITDA less capital expenditures less working capital and other cash items. Estimates of Altus’ unlevered free cash flow for the year ending December 31, 2022 used by Credit Suisse in its analyses at the direction of Altus was approximately $214 million.

(3)	Distributable Cash Flow is defined as EBITDA less maintenance capital expenditures, cash tax, preferred unit distributions (whether in kind or in cash) and interest expense.

For purposes of its financial analyses and opinion, Credit Suisse also used and relied upon estimates for Altus of EBITDA (defined generally as Adjusted EBITDA less equity interests’ Adjusted EBITDA plus cash distributions from equity interests) and Levered Free Cash Flow (defined generally as EBITDA less interest expense, preferred equity distributions, capital expenditures, taxes, and changes in working capital). Altus management’s estimates provided to and relied upon by Credit Suisse of (x) EBITDA for Altus for the years ending December 31, 2022, 2023 and 2024 were approximately $222 million, $204 million and $193 million, respectively, and (y) Levered Free Cash Flow for Altus for the years ending December 31, 2022 and 2023 were approximately $151 million and $139 million, respectively, as approved by Altus.

ECM Unaudited Financial Forecasts

In preparing the ECM unaudited financial forecasts described below, ECM’s management assumed the following oil and natural gas prices (with oil prices based on NYMEX WTI pricing and natural gas prices based on Henry Hub pricing), in each case based on ECM management’s generated outlook for future commodity price levels as of September 17, 2021:

	Year ended December 31,
	2022E	2023E	2024E
Commodity Prices:
Oil ($/Bbl)	$67.67	$62.36	$58.40
HH Gas ($/MMBtu)	$4.05	$3.24	$2.94

In developing the ECM unaudited financial forecasts, ECM’s management made numerous assumptions regarding ECM’s business, including, but not limited to:

•

Upstream activity and well connects generally reflecting a recovery and stabilization in ECM’s operating areas consistent with the commodity price assumptions above and ECM management’s commercial discussions and perspectives regarding future activity;

•	Gross margin derived from existing contracts, which also includes incremental processing margin of currently non-processed gas from several producers beginning in 2022;

•	Capital expenditures largely consists of well connects, maintenance, line looping and additional compression, with an expansion in processing capacity required in 2024; and

•	Existing BCP I and BCP II term loans are assumed to be refinanced with senior notes in the first quarter of 2024.

	Year ended December 31,
($ in millions)	2022E	2023E	2024E
Adjusted EBITDA (1)	$511	$543	$588
Capital expenditures	$53	$80	$82
Unlevered free cash flow (2)	$446	$455	$483

(1)

Adjusted EBITDA is defined as net income (loss) including noncontrolling interest before financing costs (net of capitalized interest), net interest expense, income taxes, depreciation, and accretion and adjusting for such items, as applicable, from income from equity method interests.

(2)	Unlevered Free Cash Flow is defined as EBITDA less capital expenditures less working capital and other cash items.

For purposes of its financial analyses and opinion, Credit Suisse also used and relied upon estimates for ECM of EBITDA and Levered Free Cash Flow. Altus management’s estimates provided to and relied upon by Credit Suisse of (x) EBITDA for ECM for the years ending December 31, 2022, 2023 and 2024 were approximately $511 million, $539 million and $584 million, respectively, and (y) Levered Free Cash Flow for ECM for the years ending December 31, 2022 and 2023 were approximately $349 million and $371 million, respectively, as approved by Altus. EBITDA for ECM reflects an adjustment by Altus management to ECM’s Adjusted EBITDA to account for ECM’s interest in the Permian Highway Pipeline (PHP) using the same approach Altus uses to account for its interest in PHP.

Other Information

Certain of the measures included in the Altus unaudited financial forecasts and the ECM unaudited financial forecasts are non-GAAP financial measures, including, but not limited to, Adjusted EBITDA, Unlevered Free Cash Flow, and Distributable Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Altus and ECM are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

ALTUS AND ECM DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE ALTUS UNAUDITED FINANCIAL FORECASTS OR THE ECM UNAUDITED FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE CONTRIBUTION AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE ALTUS UNAUDITED FINANCIAL FORECASTS OR THE ECM UNAUDITED FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Altus’ Executive Officers and Directors in the Transaction

When Altus stockholders are considering the recommendation of the Altus Board with respect to approving the proposals, Altus stockholders should be aware that certain members of the Altus Board and executive officers of Altus have interests in the transaction as individuals that are in addition to, or different from, their interests as Altus’ stockholders. Specifically, Altus’ directors and executive officers are entitled to continued indemnification and insurance coverage under the contribution agreement. The Altus Board was aware of these factors and considered them, among other matters, in approving the contribution agreement and the transaction and in making the recommendation that the Altus stockholders approve the share issuance proposal and the charter amendment proposal.

None of Altus’ executive officers will receive any severance or other compensation as a result of the transaction. In particular, there are no payments or benefits that Altus’ executive officers may receive that would be required to be disclosed pursuant to Item 402(t) of Regulation S-K.

Continued Indemnification and Insurance Coverage

Pursuant to the terms of the contribution agreement, Altus’ directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from Altus following the effective time of the transaction. For additional information, see “The Contribution Agreement and Other Transaction Agreements—Indemnification; Directors’ and Officers’ Insurance.”

Treatment of Altus Equity-Based Awards and Altus Warrants

No stock options, performance unit awards, phantom unit awards, restricted shares, or other equity-based awards issued by Altus or the Partnership will be affected by the transaction. The outstanding warrants to acquire shares of Class A Common Stock will not be affected by the transaction.

Directors and Management of Altus Following the Transaction

Following the closing of the transaction, the Altus Board will consist of eleven directors, with three directors designated by Apache Midstream (two of which must be independent for purposes of service on the audit committee of Altus under Nasdaq rules), two directors designated by ISQ, including Thomas Lefebvre and Joseph Payne, three directors designated by BX Aggregator, including David I. Foley, JP Munfa and Elizabeth P. Cordia, two directors designated by BX Aggregator, both of which must be independent for purposes of service on the audit committee of Altus under Nasdaq rules, and Jamie Welch, as the Chief Executive Officer of Altus following closing. In addition, the executive officers of BCP GP are expected to serve in the same capacity as the executive officers of Altus following the closing of the transaction.

The following table sets forth the names, ages and titles of such individuals following the closing of the transaction:

Name	Age	Position
Jamie Welch	54	Chief Executive Officer, President, Chief Financial Officer and Director
Matthew Wall	38	EVP, Chief Operating Officer
Steven Stellato	47	EVP, Chief Accounting and Administrative Operating Officer
Todd Carpenter	60	General Counsel, Secretary and Chief Compliance Officer
Anne Psencik	58	Chief Strategy Officer
David I. Foley	54	Director
John-Paul (JP) Munfa	39	Director
Elizabeth P. Cordia	29	Director
Thomas Lefebvre	45	Director
Joe Payne	41	Director
Laura A. Sugg	60	Director
Kevin S. McCarthy	62	Director
Ben C. Rodgers	42	Director
[●]	[●]	Director
[●]	[●]	Director

Jamie Welch. Mr. Welch serves as President, Chief Executive Officer and Chief Financial Officer of BCP GP, a position he has held since July 2017. He has also served as director of BCP GP since June 2017. Prior to joining BCP GP, he was the Group Chief Financial Officer and Head of Business Development for the Energy Transfer Equity, L.P. (ETE) family from June 2013 to February 2016. Mr. Welch also served on the Board of Directors of ETE, Energy Transfer Partners and Sunoco Logistics from June 2013 to February 2016. From February 2016 to June 2016, Mr. Welch evaluated other opportunities before joining Blackstone Energy Partners as a Senior Advisor in July 2016, a position which he continues to hold. Before joining ETE, Mr. Welch was Head of the EMEA Investment Banking Department and Head of the Global Energy Group at Credit Suisse. He was also a member of the Investment Banking Division Global Management Committee and the EMEA Operating Committee. Mr. Welch joined Credit Suisse First Boston in 1997 from Lehman Brothers Inc. in New York, where he was a Senior Vice President in the global utilities and project finance group. Prior to that he was an attorney in New York with Milbank, Tweed, Hadley & McCloy and a barrister and solicitor with Minter Ellison in Melbourne, Australia. Mr. Welch received a Bachelors of Law and a Diploma of Legal Practice from Queensland University of Technology.

Matthew Wall. Mr. Wall joined BCP GP in July 2017 as Vice President, Operations and was appointed Chief Operating Officer in May 2019. His industry experience has focused on midstream gas gathering/processing design and commissioning, as well as on operational support engineering. He is responsible for the safe, reliable and efficient operation of BCP GP’s measurement, gathering and processing facilities. Prior to joining BCP GP, Mr. Wall served as Manager of Engineering at Aka Energy Group LLC from April 2014 to June 2017. His team of Engineers, GIS, CAD and Construction specialists were responsible for capital project design and execution as well as operational engineering support for BCP GP’s midstream assets in northern Colorado, Kansas, Oklahoma, Texas Panhandle Area and Southeast New Mexico. Prior to Aka Energy, Mr. Wall was a Sr. Process Engineer at BCCK Engineering, responsible for process design and commissioning for company’s EPC projects. His career in midstream began as a Project Engineer at Southern Union Gas Services, where he performed design engineering and project management for expansion and operational projects. He also worked closely with commercial gas supply to provide various engineering evaluations for system expansions. Mr. Wall received a B.S. in Chemical Engineering from Texas Tech University.

Steven Stellato. Mr. Stellato serves as Executive Vice President, Chief Administrative Officer and Chief Accounting Officer of BCP GP, a position he has held since July 2017. In this capacity, he oversees Human Resources, IT and Sustainability and Communications, in addition to Accounting, Tax and Insurance/Risk Management functions. He has significant experience leading teams in accounting, finance, treasury, tax and mergers and acquisitions. In addition, Mr. Stellato has overseen investor relations, as well. He’s spent nearly one decade working in publicly traded master limited partnerships. Prior to joining BCP GP, Mr. Stellato served as Vice President and Chief Accounting Officer of CST Brands and CrossAmerica Partners from June 2015 to June 2017. He also served as Vice President and Controller of Energy Transfer Partners, LP for six years. Prior to joining Energy Transfer, he was a Senior Manager with the public accounting firm KPMG LLP, where he focused on clients in the energy industry. Mr. Stellato is a Certified Public Accountant and holds the CGMA designation, as well as a B.B.A. in Accounting from the University of Texas at San Antonio.

Todd Carpenter. Mr. Carpenter serves as General Counsel of BCP GP, a position he has held since November 2017. He has more than 25 years’ experience in all phases of commercial and international law, with representation in the energy, manufacturing and real estate industries. His specialties include mergers and acquisitions, energy law, commercial and financial transactions, real estate, information technology, international trade and compliance. Prior to joining BCP GP, Mr. Carpenter held several roles for the Energy Transfer group from April 2008 to November 2017, including Associate General Counsel for Energy Transfer Partners, General Counsel for Regency Energy Partners and PennTex Midstream, and Manager of Energy Transfer Partners’ liquefied natural gas business. He also previously served as Associate General Counsel for Southern Union Company, Senior Counsel for Cooper Industries, and General Counsel for a private real estate and finance company in Tokyo. Mr. Carpenter holds a B.B.A. in Finance and a J.D., both from the University of Texas in Austin.

Anne Psencik. Ms. Psencik serves as the Chief Strategy Officer of BCP GP, a position she has held since July 2019. With over 30 years of experience in the oil and gas industry, Ms. Psencik has a proven track record of management and leadership in midstream business development, trading, and engineering and construction. Prior to joining BCP GP, Ms. Psencik ran her own consulting business from May 2016 to July 2019 providing strategic development on midstream projects for Crestwood Equity Partners, Momentum Midstream and BCP GP with primary focus in the Permian Basin. At Crestwood, she initiated and closed the Chevron Phillips Chemical demand-pull project in addition to the investment in EPIC. Prior to her role as owner in Psencik Consulting, she started the Marketing and Midstream business at AEP-LP in Oklahoma City, where she negotiated over $3 billion in non-operated equity interest in midstream assets for AEP-LP. These midstream assets are currently known as Traverse Midstream. She also was a part of the executive team at TEJAS NGL, LLC, which negotiated the original conveyance of Shell midstream assets to Enterprise Products, LP. She has held positions as SVP Midstream Business Development for Continuum Energy, LLC, Director of Midstream and Marketing for AEP-LP, Manager of Business Development for Harvest Pipeline, VP Commercial Development for Buckeye Pipeline Partners, VP of Gulf Coast Trading for Aquila, VP of Risk Management Natural Gas for Enterprise Products, LP, and VP of Marketing and Trading for TEJAS NGL, LLC. Anne graduated from The University of Texas at Austin (1986) with a B.S. in Petroleum Engineering. Early in her career, Anne served as a Field Supervisor for Schlumberger in well logging, cementing and stimulation work, as well as designing and constructing pipelines at ConocoPhillips.

David I. Foley. Mr. Foley will be appointed to the Altus Board in connection with the closing of the transaction and has served as a director of BCP GP since June 2017. Mr. Foley is a Senior Managing Director in the Private Equity group and Global Head of Blackstone Energy Partners. Mr. Foley is based in New York and is responsible for overseeing Blackstone Energy Partners’ private equity investment activities in the energy sector on a global basis. Since joining Blackstone Energy Partners in 1995, Mr. Foley has been responsible for building the Blackstone Energy Partners energy practice and has played an integral role in every energy-sector private equity deal that the firm has made. Mr. Foley actively leads BCP GP’s investment activities and provides guidance and support to the other senior investment professionals, who each have primary responsibility for specific sub-sectors. Before joining Blackstone Energy Partners, Mr. Foley worked with AEA Investors, and prior to that he worked as a management consultant for Monitor Company. Mr. Foley serves as a director of several energy companies and joint ventures, including: Beacon Offshore Energy, Grand Prix, Permian Highway Pipeline, Rover, Siccar Point Energy and Transmission Developers, Inc. He also serves as the Chairman of the Columbia University Medical Center Ophthalmology Board of Advisors. Mr. Foley received a B.A. and M.A. in Economics, with honors, Phi Beta Kappa, from Northwestern University and received an M.B.A. with distinction from Harvard Business School.

John-Paul (JP) Munfa. Mr. Munfa will be appointed to the Altus Board in connection with the closing of the transaction and has served as a director of BCP GP since June 2017. Mr. Munfa is a Senior Managing Director in the Private Equity group at Blackstone. Since re-joining Blackstone in 2011, Mr. Munfa has focused on investments in the midstream and transmission sectors. Mr. Munfa has played an integral role in the execution of Blackstone’s investments in Cheniere, Cliff Swallow, Custom Truck One Source, EagleClaw Midstream, Grand Prix, Global Offshore Wind, GridLiance, Permian Highway Pipeline, Rover and Sabre. Mr. Munfa serves as a Director of Sabre and Custom Truck One Source. From 2006 to 2009, Mr. Munfa was an Analyst with Blackstone’s Private Equity group, where he was involved in the analysis and execution of private equity investments in energy and other industries. He began his career in 2004 as an Analyst in Blackstone’s Restructuring & Reorganization group. Mr. Munfa received an A.B. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business, where he graduated as an Arjay Miller Scholar.

Elizabeth P. Cordia. Ms. Cordia will be appointed to the Altus Board in connection with the closing of the transaction and has served as a director of BCP GP since March 2020. Ms. Cordia is a Senior Associate in the Private Equity group at Blackstone. Since joining Blackstone in 2016, Ms. Cordia has been involved in Blackstone’s investments in Custom Truck One Source, EagleClaw Midstream, Falcon Minerals, Grand Prix and Permian Highway Pipeline. Before joining Blackstone, Ms. Cordia worked as an Investment Banking Analyst at

Barclays in the Global Natural Resources group. Ms. Cordia received an A.B. in Economics from Princeton University, where she graduated summa cum laude and Phi Beta Kappa.

Thomas Lefebvre. Mr. Lefebvre will be appointed to the Altus Board in connection with the closing of the transaction and has served as a director of BCP GP since November 2018. Based in Miami, Mr. Lefebvre is a Partner of I Squared Capital, responsible for the firm’s infrastructure strategy in North America. Since joining ISQ as a founding member in 2012, Mr. Lefebvre has overseen the acquisition, development and transformational strategies of eleven platforms and companies spanning the power and utilities, oil and gas, transportation and logistics, and telecommunications sectors across the Americas. Mr. Lefebvre currently serves as a director of Atlantic Power & Utilities, Inkia Energy, Whiptail Midstream, FlexiVan, Star Leasing, Ezee Fiber and HTEC. He has also led the firm’s investment in Venture Global, and the successful divestments of various assets, notably Lincoln Clean Energy, Cube Hydro, Cube District Energy, and Curtis Palmer. Formerly, Mr. Lefebvre was a portfolio manager for the Americas at Morgan Stanley Infrastructure, where he led the group’s investment activities in the power, utilities, and oil and gas sectors across the Americas. He began his investment career at Morgan Stanley Principal Investments, the bank’s proprietary tactical operations fund, where he focused on investing and asset management activities in the power, utilities and commodities sectors in the Americas. Earlier in his career, Mr. Lefebvre worked out of London and Paris at Morgan Stanley’s Investment Banking Division covering industrials, digital infrastructure, and aerospace and defense. Prior to starting his financial career, Mr. Lefebvre was the CEO and cofounder of Natika, a Paris-based software engineering company, and also served as a sub-lieutenant in the French Navy Commandos, based in Toulon, France. Mr. Lefebvre holds an M.B.A. from Harvard Business School, an M.Sc. in Engineering from École Nationale Supérieure des Télécommunications in Paris, and an M.Sc. in Engineering from École Polytechnique in Paris.

Joseph Payne. Mr. Payne will be appointed to the Altus Board in connection with the closing of the transaction and has served as a director of BCP GP since November 2018. Mr. Payne is a Managing Director and the Chief Operating Officer of the Americas Portfolio at I Squared Capital. Mr. Payne brings more than 17 years of investing and advisory experience across the midstream, power, transportation and utilities sectors. Since joining I Squared Capital in 2014, Mr. Payne has held investing and operating roles in the firm’s New York, Houston and Miami offices. In his current role, Mr. Payne is principally responsible for operating strategy and asset management for the firm’s portfolio companies in North America. Prior to assuming the COO role, Mr. Payne focused on I Squared Capital’s midstream and transportation investment strategies. From 2004 to 2014, Mr. Payne was with KPMG LLP, one of the Big Four accounting firms. As a Managing Director in KPMG’s Deal Advisory Practice, Mr. Payne originated and executed financial advisory engagements for infrastructure-focused private equity clients. Mr. Payne holds an M.B.A. from Columbia Business School at Columbia University (high distinction), an M.S. in Accounting from the University of Notre Dame (summa cum laude) and a B.S. in Business Administration from the University of Colorado at Boulder (high distinction).

Laura A. Sugg. Ms. Sugg will be appointed to the Board in connection with the closing of the transaction and has served as a director of BCP GP since December 2020. Ms. Sugg is a retired executive of ConocoPhillips, a Fortune 100 company. Prior to her retirement in 2010, she held diverse global and domestic roles leading multiple divisions including the Australasia, Midstream, and Global Gas Divisions, as well as serving as the VP Human Resources Upstream. Additionally, she has had management positions across the company in Engineering and Operations, Corporate and Strategic Planning, Mergers and Acquisitions, Treasury, and Marketing. Ms. Sugg currently serves on two public company boards, Public Service Enterprise Group since 2019, and Murphy Oil since 2015. She previously served as an independent director for The Williams Companies, Denbury Resources, and Mariner Energy. Her board committee leadership has included serving as the Chair of the Strategic Transaction Committee for the Williams/Energy Transfer merger, Chair of the Operations and Cyber Security Committee and Chair of the Compensation Committee. Additionally, she has been a committee member of the Governance, Audit, Finance, and EHS Committees for the various Boards. Ms. Sugg has a B.S. in Chemical Engineering from Oklahoma State University and has completed numerous advanced management and board of director education programs. She is a member of G100 Board Excellence, National Association of Corporate Directors, Tapestry Cyber Risk Director Network, and Women’s Corporate Directors.

Kevin S. McCarthy. Mr. McCarthy has served as a director since June 2017. He previously served as Altus’ Chairman from March 2017 until November 2018 and as its Chief Executive Officer from December 2016 (inception) until February 2017. Mr. McCarthy is vice chair and a managing partner at Kayne Anderson Capital Advisors, L.P. where he co-founded and oversees the firm’s energy infrastructure activities. Prior to joining Kayne Anderson in 2004, Mr. McCarthy was global head of energy at UBS Securities LLC. In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the MLP industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. In addition to his directorships at Kayne’s closed-end funds, he previously served on the board of directors of several publicly traded energy companies, including Range Resources Corporation, ONEOK, Inc., Emerge Energy Services LP and K-Sea Transportation Partners L.P. Mr. McCarthy earned a B.A. in Economics and Geology from Amherst College in 1981 and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania in 1984.

Ben C. Rodgers. Mr. Rodgers has served as our Chief Financial Officer and Treasurer and a member of the Altus Board since November 9, 2018, immediately following consummation of our initial business combination. Mr. Rodgers also has served as Senior Vice President and Treasurer of APA Corporation since January 2020, overseeing treasury, midstream and marketing, and market strategies, having previously served as Vice President and Treasurer since May 2018. Prior to joining APA Corporation, Mr. Rodgers served as Senior Vice President of EIG Global Energy Partners and led an investment team focusing on originating and managing oil and gas debt and equity investments in North America from 2016 until 2018. Before that, he was with Concho Resources serving in a variety of leadership roles including Vice President of Commodities and Midstream and Vice President and Treasurer from 2012 until 2016. From 2008 until 2012, he also held the role of Vice President, Syndicated and Leveraged Finance, in the Investment Banking Division of J.P. Morgan Securities. Before that, he was senior consultant in the Advisory Services group at Ernst & Young from 2002 until 2007.

Controlled Company and Altus Board Independence

Because Contributor or its designees may control a majority of the voting power of the Altus Common Stock following the closing of the transaction, Altus may be a “controlled company” under the Nasdaq corporate governance standards. A controlled company need not comply with the Nasdaq corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and corporate governance committees. Notwithstanding Altus’ status as a controlled company, Altus will remain subject to the Nasdaq corporate governance standard that requires it to have an audit committee composed entirely of independent directors.

While these exemptions will apply to Altus as long as Altus remains a “controlled company,” Altus expects that, as of the closing of the transaction, it will have a majority of independent directors and establish compensation and nominating and corporate governance committees within the meaning of the Nasdaq corporate governance standards currently in effect. It is expected that the Altus Board will have [●] independent directors following the transaction.

It has not yet been determined which persons will serve as members of the Audit Committee of the Altus Board or any other board committee.

Regulatory Approvals Required for the Transaction

Altus and Contributor have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations, and filings that are necessary in order to consummate the transaction and to diligently and expeditiously prosecute such matters and cooperate with each other in the prosecution of such matters. However, neither Altus nor Contributor, nor any of their respective affiliates, are required to pay any consideration to any third parties to obtain any such person’s authorization approval, consent, or waiver to effectuate the transaction, other than filing, recordation, or similar fees. In connection with such matters, Altus is obligated not to agree to any actions, restrictions, or conditions with respect to obtaining any such authorizations without Contributor’s prior written consent.

In addition, Altus and Contributor have agreed to make any filings required under the HSR Act, and to cooperate fully with each other and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable antitrust laws. The required Notification and Report Forms were filed with the Antitrust Division and the FTC by Altus and Contributor on November 10, 2021.

Altus and Contributor have agreed not take any action that could reasonably be expected to hinder or delay in any material respect the expiration or termination of the required waiting period under the HSR Act or any other applicable antitrust laws, or any consent or approval required pursuant to any other applicable antitrust laws.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Altus will account for the transaction as a reverse merger using the acquisition method of accounting with Contributor as the acquiring entity. Under the acquisition method of accounting, Contributor’s assets and liabilities will retain their carrying values and Altus’ assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the consideration transferred over the fair values of Altus’ net assets acquired, if applicable, will be recorded as goodwill.

Public Trading Markets; Listing of the Class A Common Stock

The Class A Common Stock is currently listed on Nasdaq under the ticker symbol “ALTM,” and immediately after the transaction is completed, will continue to be listed on Nasdaq. Neither the Common Units nor the Class C Common Stock is listed on any national securities exchange, but the Common Units and the Class C Common Stock together are exchangeable on a one-for-one basis for shares of Class A Common Stock. Neither the Contributed Entities nor the Contributed Interests are listed on any national securities exchange.

No Appraisal Rights

Under applicable law, no appraisal rights will be available to holders of Altus Common Stock in connection with the transaction.

THE CONTRIBUTION AGREEMENT AND OTHER TRANSACTION AGREEMENTS

This section of this proxy statement describes the material terms of the contribution agreement and certain other transaction agreements. The following summary must be read in conjunction with and is qualified by the terms of the contribution agreement, a copy of which is attached as Annex B; the form of the Second Amended and Restated Registration Rights Agreement, a copy of which is attached as Annex C; the form of the Third Amended and Restated Certificate of Incorporation of Altus, a copy of which is attached as Annex D; the Amended and Restated Stockholders Agreement, a copy of which is attached as Annex E; the Third Amended and Restated Agreement of Limited Partnership of the Partnership, a copy of which is attached as Annex F; and the form of the Amended and Restated Bylaws of Altus, a copy of which is attached as Annex G. You are urged to read the full text of the contribution agreement and these other transaction agreements, which are incorporated herein by reference, carefully.

This summary and the copy of the contribution agreement attached as Annex B are included solely to provide investors with information regarding the terms of the contribution agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties, and covenants in the contribution agreement were made solely for the benefit of the parties to the contribution agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the contribution agreement instead of establishing such matters as facts.

Investors are not third-party beneficiaries under the contribution agreement, and in reviewing the representations, warranties, and covenants contained in the contribution agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, and covenants or any descriptions thereof were not intended by the parties to the contribution agreement to be characterizations of the actual state of facts or conditions of the parties or any of their respective subsidiaries or affiliates.

Structure of the Transaction

At the closing of the transaction, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the contribution agreement, Contributor will contribute all of the Contributed Interests to the Partnership, with the Contributed Entities each becoming a wholly-owned subsidiary of the Partnership. In exchange for the contribution by Contributor, Contributor or its designees’ equity owners will receive 50,000,000 Common Units and 50,000,000 shares of Class C Common Stock. As a result of the transaction, Altus’ current stockholders will continue to hold their shares of Altus Common Stock, Contributor or its designees will collectively own approximately 75% of the issued and outstanding Altus Common Stock, Apache Midstream, which currently owns approximately 79% of the issued and outstanding Altus Common Stock, will own approximately 20% of the issued and outstanding Altus Common Stock, and the remaining current stockholders will own approximately 5% of the issued and outstanding Altus Common Stock.

Approval of the share issuance proposal by the Altus stockholders is a condition to the consummation of the transaction. Pursuant to the contribution agreement, at the closing of the transaction, Altus’ bylaws will be amended and restated in the form of the Amended and Restated Bylaws of Altus attached as Annex G and, in the event the charter amendment proposal is approved, Altus’ Second Amended and Restated Certificate of Incorporation will be amended and restated as approved in the form of the Third Amended and Restated Certificate of Incorporation of Altus attached as Annex D.

Closing and Effective Time of the Transaction

Unless otherwise mutually agreed to by Altus and Contributor, the closing of the transaction will take place on the third business day after the satisfaction or waiver of the conditions to consummation of the transaction, which conditions are described below under “—Conditions to Consummation of the Transaction.”

Assuming timely satisfaction of the necessary closing conditions, the closing is currently expected to occur in the first quarter of 2022.

Effect of the Transaction on Altus Common Stock

All currently outstanding shares of Altus Common Stock will remain outstanding after the transaction, and no changes will be made to any class of Altus Common Stock as a result of the transaction.

No Appraisal Rights

Under applicable law, no appraisal rights will be available to holders of Altus Common Stock in connection with the transaction.

Treatment of Altus Equity-Based Awards and Altus Warrants

No stock options, performance unit awards, phantom unit awards, restricted shares, or other equity-based awards issued by Altus or the Partnership will be affected by the transaction. The outstanding warrants to acquire shares of Class A Common Stock will not be affected by the transaction.

Conditions to Consummation of the Transaction

The obligations of each party to consummate the transaction are subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) at or prior to the closing of the following conditions:

•	approval of the share issuance proposal by the Altus stockholders;

•	any waiting period applicable to the transaction under the HSR Act has terminated or expired;

•	there is in effect no order or law of any governmental entity having jurisdiction restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transaction; and

•

each of the Credit Agreement Consent, the Series A Preferred Consent and each Company JV Consent (as such terms are discussed under “—Third Party Finance Consents; Company JV Consents”) remaining in full force and effect.

The obligations of Altus to consummate the transaction are also subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) at or prior to the closing of the following conditions:

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each of (i) the fundamental representations and warranties made by Contributor (a) are true and correct in all respects on and as of the closing date as though made on and as of the closing date (other than those fundamental representations and warranties expressly made as of an earlier date) and (b) in the case of fundamental representations and warranties expressly made as of an earlier date, are true and correct in all respects as of such earlier date, except, in the case of each of clauses (a) and (b), for de minimis inaccuracies; and (ii) the other representations and warranties made by Contributor in Article III of the contribution agreement are, without giving effect to any materiality or “Material Adverse Effect” qualifier contained therein (other than for purposes of defining “Contributor Real Property Leases” and “Material Contributor Insurance Policies,” Section 3.5 of the contribution agreement (Financial Statements), or Section 3.6(a) of the contribution agreement (Absence of Certain Changes)), (y) are true and correct in all respects on and as of the closing date as though made on and as of the closing date (other than such representations and warranties expressly made as of an earlier date), and (z) in the case of such representations and warranties expressly made as of an earlier date, are true and correct in all respects as of such earlier date, except in the case of such representations and warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a “Contributor Material Adverse Effect”;

•

Contributor will have performed and complied in all material respects with all material covenants required to be performed or complied with by it under the contribution agreement prior to the closing date, the performance of which is within the control of Contributor; and

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no “Contributor Material Adverse Effect” shall have occurred between the execution date of the contribution agreement and the closing date; provided, that, for purposes of the foregoing closing condition, the definition of “Contributor Material Adverse Effect” is deemed to exclude clause (ii) of the definition of “Material Adverse Effect.”

The obligations of Contributor to consummate the transaction are also subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) at or prior to the closing of the following conditions:

•

each of (i) the fundamental representations and warranties made by Altus and the Partnership (a) are true and correct in all respects on and as of the closing date as though made on and as of the closing date (other than those fundamental representations and warranties expressly made as of an earlier date) and (b) in the case of fundamental representations and warranties expressly made as of an earlier date, are true and correct in all respects as of such earlier date, except, in the case of each of clauses (a) and (b), for de minimis inaccuracies; and (ii) the other representations and warranties made by Altus and the Partnership in Article IV of the contribution agreement are, without giving effect to any materiality or “Material Adverse Effect” qualifier contained therein (other than for purposes of defining “Company Real Property Leases” and “Material Company Insurance Policies,” Section 4.5(b)(y) of the contribution agreement (Financial Statements), or Section 4.6(a) of the contribution agreement (Absence of Certain Changes)), (y) are true and correct in all respects on and as of the closing date as though made on and as of the closing date (other than such representations and warranties expressly made as of an earlier date), and (z) in the case of such representations and warranties expressly made as of an earlier date, are true and correct in all respects as of such earlier date, except in the case of such representations and warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a “Company Material Adverse Effect”;

•

Altus and the Partnership will have performed and complied in all material respects with all material covenants required to be performed or complied with by it under the contribution agreement prior to the closing date, the performance of which is within the control of Altus or the Partnership;

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no “Company Material Adverse Effect” shall have occurred between the execution date of the contribution agreement and the closing date; provided, that, for purposes of the foregoing closing condition, the definition of “Company Material Adverse Effect” is deemed to excluded clause (ii) of the definition of “Material Adverse Effect”;

•

the shares of Class A Common Stock issuable upon the exchange of the Common Units and shares of Class C Common Stock issued to Contributor or its designees as consideration in the contribution agreement have been approved for listing by Nasdaq; and

•

if the approval of the share issuance proposal and the charter amendment proposal by the Altus stockholders has not occurred on or prior to January 15, 2022, Altus will have filed with the SEC its Annual Report on Form 10-K for the twelve months ended December 31, 2021.

“Company Material Adverse Effect” and “Contributor Material Adverse Effect” mean, respectively, a “Material Adverse Effect” on Altus or Contributor, respectively, and such party’s subsidiaries, taken as a whole.

“Material Adverse Effect” means, when used with respect to any party, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (i) is or could reasonably be expected to be materially adverse to the assets, condition (financial or otherwise and taking into account and giving effect to any insurance proceeds and indemnification payments actually received by such party or its subsidiaries), results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) prevents, materially delays, or materially impairs the ability of such party to perform its obligations under the contribution agreement or to consummate the transaction; provided, however, that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the following shall not be deemed to constitute a Material Adverse Effect for purposes of clause (i) above: (a) general economic or industry conditions (including any change in the prices or production levels of hydrocarbons, or the demand for related transportation, processing, or storage services or conditions generally affecting the oil and gas industry); (b) changes, events, effects, or developments generally applicable to the onshore oil and gas industry in Texas; (c) changes in law or accounting rules (including U.S. GAAP); (d) changes in financial, credit, currency, banking, or securities markets in general (including the failure of any financial institution), including any disruption thereof and any decline in the price of any security or any market index, or any change in prevailing interest rates, monetary policy, or inflation; (e) acts of God, including earthquakes, fires, tornadoes, flooding, and other natural disasters; (f) local, regional, national, or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (g) any local, regional, national or international health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (COVID-19)), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, or any other governmental entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof, (h) any failure by such party or its subsidiaries to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) with respect to Altus, changes to the market price or trading volume of the Class A Common Stock; (j) the effects on such party’s or its subsidiaries’ business arising from departures of personnel providing services to such party or its subsidiaries, whether such departures result from the announcement of the transaction or otherwise; and (k) the announcement of the transaction and the taking of any actions contemplated by the contribution agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the contribution agreement or the announcement or consummation of the transaction); provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (g) disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas midstream industry in the geographies in which they operate (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may or could occur solely to the extent they are disproportionate).

Obligations with Respect to the Altus Special Meeting and Recommendation to Stockholders

Under the terms of the contribution agreement, Altus agreed to take, in accordance with applicable law, Nasdaq rules, and its certificate of incorporation and bylaws, all action necessary to call, hold, and convene the special meeting to approve the share issuance proposal and the charter amendment proposal as promptly as reasonably practicable after the filing of this proxy statement in definitive form with the SEC (and in any event, to use reasonable best efforts to convene such meeting within 45 days thereof). Once the special meeting has been called and noticed, Altus agreed not to postpone or adjourn the special meeting without Contributor’s consent other than to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Altus has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the Altus stockholders prior to the special meeting, provided that the special meeting may not be adjourned or postponed to a date on or after two business days prior to the Outside Date. Subject to the Altus Board’s ability to effect an Altus Change of Recommendation in the circumstances described below, Altus agreed to take all reasonable lawful action to solicit the approval of the share issuance proposal and the charter amendment proposal, to solicit from the Altus stockholders proxies in favor of the transaction, and to include the Altus Board’s recommendation in favor of the transaction in this proxy statement. Altus agreed to use reasonable best efforts to provide Contributor with voting tabulation reports relating to the special meeting that have been prepared by Altus or its transfer agent, proxy solicitor or other representative, and to otherwise keep Contributor reasonably informed regarding the status of the solicitation of votes with respect thereto. Altus agreed not to change the record date or establish a different record date for the special meeting once a record date has been established without Contributor’s prior written consent, unless required to do so by applicable law or Altus’ certificate of incorporation or bylaws or in connection with a postponement or adjournment permitted under the contribution agreement.

Unless the contribution agreement has been terminated in accordance with its terms, Altus has agreed that its obligation to hold the special meeting in accordance with the terms of the contribution agreement will not be affected by the making of an Altus Change of Recommendation or the commencement, announcement, disclosure, or communication to Altus of any Company Competing Proposal or other proposal, including a Company Superior Proposal, or the occurrence or disclosure of any Company Intervening Event.

Agreement Not to Solicit Other Offers

Termination of Discussions

Altus has agreed to, and to cause its subsidiaries and its and their directors and officers and the directors and officers of APA Corporation to, and to use its reasonable best efforts to cause the other representatives of Altus and its subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any person conducted prior to the execution of the contribution agreement by Altus or any of its subsidiaries or their respective representatives with respect to any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, a “Company Competing Proposal.” Altus further agreed, within two business days of execution of the contribution agreement, to (i) deliver a written notice to each person that has received non-public information regarding Altus within the six months prior to execution of the contribution agreement pursuant to a confidentiality agreement with Altus for purposes of evaluating any transaction that could reasonably be expected to be a Company Competing Proposal and for whom no similar notice has been delivered prior to execution of the contribution agreement requesting the prompt return or destruction of all confidential information concerning Altus and its subsidiaries furnished to such person and (ii) notify each officer and director of Altus of the terms of its non-solicitation obligations under the contribution agreement. Altus further agreed to immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such persons.

“Company Competing Proposal” means any contract, proposal, offer, or indication of interest relating to any transaction or series of related transactions (other than transactions only with BCP, Contributor, or any of the Contributor subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Altus or any of its subsidiaries (including capital stock of or other interest in any Altus subsidiary, and Altus’ or its subsidiaries’ interest in the Company JVs (as such term is defined in the contribution agreement)) that consist of 20% or more of Altus’ and the Altus subsidiaries’ (taken as a whole) assets (by fair market value), or that generated 20% or more of Altus’ and Altus subsidiaries’ (taken as a whole) net revenue or earnings before interest, taxes, depreciation, and amortization for the preceding twelve months, or any license, lease, or long-term commercial agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any person or group of 20% or more of the outstanding shares of Altus Common Stock or any other securities entitled to vote on the election of directors of Altus or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Altus Common Stock or any other securities entitled to vote on the election of directors of Altus, or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Altus or any of the Altus subsidiaries that generated 20% or more of Altus’ and Altus subsidiaries’ (taken as a whole and including, for the avoidance of doubt, revenue or earnings attributable to the Company JVs) net revenue or earnings before interest, taxes, depreciation, and amortization for the preceding twelve months.

Non-Solicitation Obligations

As more fully described in the contribution agreement, and subject to the terms and conditions described in the contribution agreement, Altus has agreed that it will not, and will cause its subsidiaries and its and their directors and officers and the directors and officers of APA Corporation not to, and will use its reasonable best efforts to cause the other representatives of Altus and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

•

engage in, continue, or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal;

•

furnish any non-public information regarding Altus or its subsidiaries, or access to the properties, assets, or employees of Altus or its subsidiaries, to any person in connection with or in response to any Company Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal;

•

enter into any letter of intent or agreement in principle relating to, or other agreement providing for, a Company Competing Proposal (other than a confidentiality agreement as permitted by the contribution agreement); or

•	submit any Company Competing Proposal to the approval of the stockholders of Altus.

Exceptions to Non-Solicitation Provisions

Notwithstanding the foregoing, at any time before the Altus stockholders approve the share issuance proposal and the charter amendment proposal, Altus, its subsidiaries, and their respective representatives may engage in discussions or negotiations with any person relating to or in furtherance of a Company Competing Proposal (or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal) and may furnish non-public information regarding Altus and its subsidiaries and afford access to the properties, assets, or employees of Altus and its subsidiaries to any person in connection with or in response to a Company Competing Proposal (or any inquiry, proposal, or offer that would reasonably be expected to lead to a Company Competing Proposal), if:

•

Altus receives a bona fide, written Company Competing Proposal from such person that (i) was not solicited at any time following the execution of the contribution agreement by Altus, any of its subsidiaries, APA Corporation, their respective officers or directors, or any of the representatives of Altus or its subsidiaries and (ii) did not otherwise arise from a material breach of Altus’ non-solicitation obligations under the contribution agreement; and

•

before taking any such actions, (i) the Altus Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a “Company Superior Proposal,” and (ii) the Altus Board determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Altus Board to the stockholders of Altus under applicable law;

except that, (1) Altus will not deliver any information that is prohibited from being furnished until Altus receives an executed confidentiality agreement from such person containing limitations on the use and disclosure of non-public information furnished to such person by or on behalf of the Altus that are no less favorable to Altus in the aggregate than the terms of the confidentiality agreement between the Partnership and a subsidiary of BCP and which does not contain provisions which prohibit Altus from complying with its obligations to provide such information to Contributor pursuant to the contribution agreement; (2) any such non-public information that has previously been made available to, or is made available to, Contributor prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours after)) the time such information is made available to such person.

“Company Superior Proposal” means an unsolicited bona fide written proposal that is made after the execution of the contribution agreement by any person or group (other than APA Corporation or any of its affiliates) to acquire, directly or indirectly, (a) any business or assets of Altus or any of the Altus subsidiaries (including capital stock of or other interest in any Altus subsidiary and Altus’ and its subsidiaries’ interest in the Company JVs) that consist of more than 50% of Altus’ and its subsidiaries’ (taken as a whole) assets (by fair market value), or that generated more than 50% of Altus’ and its subsidiaries’ (taken as a whole) net revenue or earnings before interest, taxes, depreciation, and amortization for the preceding 12 months or (b) beneficial ownership of more than 50% of the outstanding shares of Altus Common Stock, that in the good faith determination of the Altus Board, after consultation with its financial advisors and outside legal counsel, (x) if consummated, would result in a transaction more favorable to the Altus stockholders from a financial point of view than the transaction (after taking into account the impact on (i) the Series A Preferred Consent, the Credit Agreement Consent, and the Company JV Consents, and the availability of any replacement thereof, (ii) the time likely to be required to consummate such proposal and (iii) any adjustments or revisions to the terms of this Agreement offered by Contributor in a binding proposal in accordance with the contribution agreement in response to such proposal), (y) is reasonably likely to be consummated on substantially the terms proposed, taking into account any legal, financial, regulatory, and stockholder approval requirements, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal, and any other aspects considered relevant by the Altus Board, and (z) for which, if applicable, financing is fully committed or reasonably determined to be available by the Altus Board.

Altus has also agreed to promptly (and in any event within 24 hours) notify Contributor of the receipt by Altus (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal made on or after the execution of the contribution agreement, any request for non-public information or data relating to Altus or any Altus subsidiary made by any person in connection with a Company Competing Proposal or any request for discussions or negotiations with Altus or a representative of Altus relating to a Company Competing Proposal (including the identity of such person), and provide to Contributor promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal made in writing provided to Altus or any Altus subsidiary or (ii) if any such expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other material terms thereof. Altus has further agreed to keep Contributor reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals, or offers (including any amendments thereto) or material requests with respect to any Company Competing Proposal and promptly (and in any event within 24 hours) apprise Contributor of the status of any such discussions or negotiations and provide to Contributor as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to Altus or its representatives from any person. Altus has further agreed to notify Contributor if Altus determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to or substantially contemporaneously with providing any such information or engaging in any such discussions or negotiations.

Obligation to Maintain Altus Board Recommendation

As discussed above, the Altus Board has recommended that the Altus stockholders approve the share issuance proposal and the charter amendment proposal (the Altus Board Recommendation). Except as described below, neither the Altus Board nor any committee thereof, may take any of the following actions, each of which is considered an “Altus Change of Recommendation”:

•

withhold, withdraw, qualify, or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, or modify, in a manner adverse to Contributor, BCP or their respective subsidiaries, the Altus Board Recommendation;

•	fail to include the Altus Board Recommendation in the proxy statement;

•	approve, endorse, or recommend, or publicly propose or announce any intention to approve, endorse, or recommend, any Company Competing Proposal;

•

publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (other than a confidentiality agreement permitted pursuant to the contribution agreement), in each case, relating to a Company Competing Proposal (an Altus Alternative Acquisition Agreement);

•

in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Altus Common Stock (other than by Contributor, BCP or their respective subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act as described above) fail to publicly reaffirm the Altus Board Recommendation on or prior to 10 business days after Contributor so requests in writing (which requests may only be made once every 30 days with respect to any specific Company Competing Proposal, absent material amendment to such Company Competing Proposal); or

•	cause or permit Altus to enter into an Altus Alternative Acquisition Agreement.

Right to Change Altus Board Recommendation or in Connection with a Superior Proposal or Intervening Event

Superior Proposals

Notwithstanding the foregoing, at any time before the Altus stockholders approve the share issuance proposal and the charter amendment proposal, the Altus Board is permitted to make an Altus Change of Recommendation if (i) Altus receives a bona fide, written Company Competing Proposal from a third party that (a) was not solicited at any time following the execution of the contribution agreement by Altus, APA Corporation, their respective officers or directors, or any of the representatives of Altus or its subsidiaries, and (b) did not otherwise arise from a material breach by Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation or any of their respective subsidiaries of Altus’ non-solicitation obligations under the contribution agreement; (ii) the Altus Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal; and (iii) the Altus Board determines in good faith, after consultation with its outside legal counsel, that failure to effect an Altus Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Altus Board to the Altus stockholders of under applicable law.

However, prior to taking such action, Altus must:

•

provide Contributor written notice of such proposed action and the basis thereof at least four business days in advance, which notice shall set forth in writing that the Altus Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and copies of any applicable definitive transaction or financing documents;

•

after giving such notice, Altus negotiates (and causes its officers, employees, financial advisor, and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) during such four-business day period to make such adjustments or revisions to the terms of the contribution agreement as would permit the Altus Board not to take such action in response thereto; and

•

at the end of such four-business day period, the Altus Board takes into account any adjustments or revisions to the terms of the contribution agreement proposed by Contributor in writing in a binding proposal and any other information offered by Contributor in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect an Altus Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Altus Board to the Altus stockholders under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (including any amendment or modification to the economic terms of any such Company Superior Proposal, which are deemed material), Altus is again required to comply with the foregoing obligations with respect to a new written notice and negotiation period, provided that in such event, the four-business day period will instead be a three-business day period.

Intervening Event

In addition, at any time before the Altus stockholders approve the share issuance proposal and the charter amendment proposal, the Altus Board is permitted to make an Altus Change of Recommendation in response to a “Company Intervening Event” that occurs or arises after the execution date of the contribution agreement if (i) the Altus Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred; and (ii) the Altus Board determines in good faith, after consultation with its outside legal counsel, that failure to effect an Altus Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Altus Board to the Altus stockholders under applicable law.

However, prior to taking such action, Altus must:

•

provide Contributor written notice of such proposed action and the basis thereof at least four business days in advance, which notice shall set forth in writing that the Altus Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

•

after giving such notice, Altus negotiates (and causes its officers, employees, financial advisor, and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) during such four-business day period to make such adjustments or revisions to the terms of the contribution agreement as would permit the Altus Board not to take such action in response thereto; and

•

at the end of such four-business day period, the Altus Board takes into account any adjustments or revisions to the terms of the contribution agreement proposed by Contributor in writing in a binding proposal and any other information offered by Contributor in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect an Altus Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Altus Board to the Altus stockholders under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, Altus is again required to comply with the foregoing obligations with respect to a new written notice and negotiation period, provided that in such event, the four-business day period will instead be a three-business day period.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the execution of the contribution agreement and that was not known to or reasonably foreseeable by the Altus Board as of the execution of the contribution agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Altus Board as of the execution of the contribution agreement); provided, however, that in no event shall the following events, changes, or developments constitute a Company Intervening Event: (i) the receipt, existence, or terms of a Company Competing Proposal or any inquiry, proposal, offer, request for information, or expression of interest that may reasonably be expected to lead to, or result in, a Company Competing Proposal, (ii) any fact, circumstance, effect, change, event, or development relating to the Contributor or any of the Contributor subsidiaries that does not amount to a Contributor Material Adverse Effect, or (c) changes in the market price or trading volume of Altus Class A Common Stock or any other securities of Altus or any of its subsidiaries, any change in credit rating, or the fact that Altus meets or exceeds (or that Contributor fails to meet or exceed) internal or published estimates, projections, forecasts, or predictions for any period (it being understood that for each of the foregoing, the underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

In the event that the Altus Board effects an Altus Change of Recommendation (whether or not permitted by the contribution agreement and whether or not in response to a Company Superior Proposal or Company Intervening Event), Altus must pay Contributor a $60.0 million termination fee if Contributor elects to terminate the contribution agreement pursuant to its termination rights arising as a result of the occurrence of an Altus Change of Recommendation or if Altus or Contributor terminate the contribution agreement pursuant to such party’s termination right arising as a result of the failure of the stockholders to approve the share issuance proposal and the charter amendment proposal, as more fully described below under “ —Termination Fee Payable by Altus.”

Treatment of Representatives

Altus agreed that any violation of the restrictions set forth in the non-solicitation provisions applicable to Altus by any of the directors and officers of Altus, APA Corporation, and their respective subsidiaries, is deemed to be a breach of such restriction by Altus. Further, as described in more detail below under “ —Voting and Support Agreement—No Solicitation,” each of APA Corporation and Apache Midstream have agreed to comply and to be bound by certain of Altus’ non-solicitation obligations contained in the contribution agreement.

Termination of the Contribution Agreement

The contribution agreement may be terminated at any time prior to closing of the transaction:

•	by mutual written consent of Altus and Contributor;

•	by either Altus or Contributor, by written notice to the other party:

•

in the event that any applicable law or final writ, judgment, decree, injunction, or award of any governmental entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to the contribution agreement;

•	if the closing of the transaction has not occurred on or before June 30, 2022 (the Outside Date), provided, that such right to terminate the contribution agreement in such event shall not be available to any party that has breached any of its warranties or covenants set forth in the contribution agreement and such breach resulted in the failure of the closing to occur by the Outside Date;

•	if the Altus stockholders have not approved the share issuance proposal upon a vote held at a duly called special meeting or at any adjournment or postponement thereof;

•	by Altus, by written notice to Contributor:

•

if (i) Contributor has breached its warranties, covenants, or agreements under the contribution agreement and such breach would or does result in the failure to fulfill any condition obligating Altus to close the transaction and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (a) 30 days after Altus gives written notice to Contributor of such breach and (b) two business days prior to the Outside Date; provided that Altus has not waived such breach and Altus is not then in material breach of its representations, warranties, covenants, or agreements under the contribution agreement;

•	by Contributor, by written notice to Altus:

•

if (i) Altus has breached any of its warranties, covenants, or agreements under the contribution agreement and such breach would or does result in the failure to fulfill any condition obligating Contributor to close the transaction and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (a) 30 days after Contributor gives written notice to Altus of such breach and (b) two business days prior to the Outside Date; provided that Contributor has not waived such breach and Contributor is not then in material breach of its representations, warranties, covenants, or agreements under the contribution agreement;

•

at any time before Altus stockholders have approved the share issuance proposal and the charter amendment proposal, if an Altus Change of Recommendation has occurred (whether or not such Altus Change of Recommendation is permitted by the contribution agreement); or

•

if Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation or any of their respective subsidiaries, has materially breached Altus’ non-solicitation obligations under the contribution agreement.

Effect of Termination

If the contribution agreement is validly terminated, the contribution agreement (other than Altus’ obligation to pay the termination fee and certain other provisions of the contribution agreement which survive in accordance with their terms) shall become void and of no further force or effect, except that such termination shall not extinguish any right or remedy of any party that has accrued under the contribution agreement prior to any such termination, or release any party from any liability, for any knowing and intentional breach by such party of the terms of the contribution agreement prior to such termination.

Termination Fee Payable by Altus

The contribution agreement requires Altus to pay Contributor a $60.0 million termination fee if:

•

Contributor terminates the contribution agreement, at any time prior to the Altus stockholders approving the share issuance proposal, pursuant to its termination right arising as a result of (i) the occurrence of an Altus Change of Recommendation or (ii) a material breach by Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation, or any of their respective subsidiaries of Altus’ non-solicitation obligations under the contribution agreement; or

•

either Contributor or Altus terminates the contribution agreement pursuant to such party’s termination right arising as a result of the failure of the Altus stockholders to approve the share issuance proposal and, at such time, Contributor would have been permitted to terminate the contribution agreement pursuant to its termination right arising as a result of (i) the occurrence of an Altus Change of Recommendation or (ii) a material breach by Altus, any of its subsidiaries, or any director or officer of Altus, APA Corporation, or any of their respective subsidiaries of Altus’ non-solicitation obligations under the contribution agreement.

Representations and Warranties

The contribution agreement contains representations and warranties made by Altus and the Partnership to Contributor, and by Contributor to Altus and the Partnership, relating to a number of matters, including the following:

•	corporate organization, standing, and power;

•	capital structure and title to interests;

•	corporate authority and enforceability, absence of violations with governing documents, applicable laws, contracts, and required third-party consents;

•	required governmental consents;

•	financial statements and, with respect to Altus, Altus’ SEC documents;

•	absence of certain changes since December 31, 2020;

•	undisclosed liabilities;

•	information supplied;

•	permits and compliance with applicable law;

•	employee compensation and benefits;

•	labor matters;

•	taxes;

•	litigation;

•	intellectual property;

•	real property;

•	rights-of-way and midstream facilities;

•	environmental matters;

•	material contracts;

•	derivative transactions;

•	insurance;

•	brokers;

•	related party transactions;

•	with respect to Altus, the fairness opinion of Altus’ financial advisor;

•	with respect to Altus, compliance by Altus with takeover laws;

•	with respect to Altus, absence of Altus stockholder rights plans;

•	with respect to Contributor, the absence of ownership of Altus Common Stock by Contributor or any of its subsidiaries;

•	with respect to Altus, compliance with securities laws related to the consideration issued by Altus;

•	with respect to Contributor, the investor suitability of Contributor;

•	regulatory status; and

•	Contributor business conduct.

Many of the representations and warranties contained in the contribution agreement are qualified by a materiality standard, including in some cases a “Material Adverse Effect” standard. The representations and warranties do not survive the closing. Moreover, the representations and warranties contained in the contribution agreement are complicated and are not easily summarized. You are urged to carefully read Article III and Article IV of the contribution agreement, a copy of which is attached as Annex B to this proxy statement.

The representations and warranties contained in the contribution agreement were made solely for purposes of the contribution agreement and solely for the benefit of the parties to the contribution agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to forms, reports, certifications, schedules, statements, and documents filed or furnished by Altus with the SEC and by reference to confidential disclosures made by the contracting parties, made for the purposes of allocating contractual risk among the parties to the contribution agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the contribution agreement, which subsequent information may or may not be fully reflected in Altus’ public disclosures. Altus, or its affiliates, will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws that might otherwise contradict the terms and information contained in the contribution agreement and will update such disclosures as required by federal securities laws.

Conduct of Business Pending the Transaction

Each of Altus and Contributor have agreed to, and to cause their respective subsidiaries to, (i) conduct their operations in the ordinary course of business, in a manner materially consistent with their respective capital expenditure budgets for 2021, and (ii) use reasonable best efforts to preserve intact their respective present business organizations, preserve, maintain, and protect their respective material assets, and maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by such party at present, except, in each case for required COVID-19 measures and as otherwise specifically provided for in the contribution agreement.

In addition, each party has agreed to restrictions on certain specified actions, described in more detail below, which may not be taken without the other party’s prior written consent or approval, not to be unreasonably withheld, conditioned, or delayed.

Contributor has agreed, except in connection with the pre-closing reorganization, not to:

•	create any encumbrance (other than any permitted encumbrance or any encumbrance that will be released at or prior to the closing) against any of the Contributed Interests;

•	sell, transfer, convey, or otherwise dispose of any of the Contributed Interests; or

•	agree or commit to do any of the foregoing.

Contributor has also agreed, except in connection with the pre-closing reorganization, as is in the ordinary course of business (except with respect to certain restrictions), or as may be required by applicable law, to cause its subsidiaries not to:

•	amend or propose to amend the organizational documents of any Contributor subsidiary;

•

(i) authorize, propose to offer, issue, sell, grant, or deliver any interest of any Contributor subsidiary (other than to another Contributor subsidiary) or (ii) amend in any material respect any of the terms of any interests of any Contributor subsidiary outstanding as of the execution date of the contribution agreement;

•

(i) split, combine, or reclassify any interests in any Contributor subsidiary, (ii) declare, set aside, or pay any dividends (other than tax distributions pursuant to the organizational documents of a Contributor subsidiary) on, or make any other distribution in respect of, any outstanding interests in any Contributor subsidiary (other than to another Contributor subsidiary), (iii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests of any Contributor subsidiary, or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Contributor subsidiary;

•	create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person;

•

sell, transfer, convey, or otherwise dispose of, or encumber (other than permitted encumbrances), any (i) individual asset or group of related assets with a fair market value greater than $100,000,000, (ii) individual asset or group of related assets when, after including all other assets sold, transferred, conveyed, or otherwise disposed of during the interim period, the fair market value of all of the assets sold during the interim period would be greater than $250,000,000, or (iii) interest in Permian Highway Pipeline LLC;

•

(i) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (ii) form any joint venture or similar arrangement, or (iii) except as required by the organizational documents of Permian Highway Pipeline LLC, make any loans, advances, or capital contributions to, or investments in, any person;

•

acquire any (i) individual asset or group of related assets with a fair market value greater than $50,000,000 or (ii) individual asset or group of related assets when, after including all other assets acquired during the interim period, the fair market value of all of the assets acquired during the interim period would be greater than $150,000,000;

•

change in any material respect any of the financial accounting principles, practices, or methods used by any Contributor subsidiary, except for any change required by reason of a concurrent change in U.S. GAAP;

•

(i) make (inconsistent with past practice) or change any material tax election, (ii) settle or compromise any audit or proceeding in respect of material taxes, or (iii) enter into a material tax allocation, sharing, or indemnity contract or arrangement (in each case, other than pursuant to any customary tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to tax (e.g., leases, credit agreements, or other commercial agreements));

•	enter into, terminate, assign or waive any material rights under any Contributor material contract, Contributor right-of-way, or Contributor real property lease;

•

cancel, modify, or waive any debts or claims held by any Contributor subsidiaries or waive any rights held by any Contributor subsidiaries having, in each case, a value in excess of $50,000,000 in the aggregate;

•

waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle, or compromise, any proceeding (excluding any proceeding with respect to taxes, which are addressed above) other than (i) the settlement of such proceedings involving only the payment of monetary damages by a Contributor subsidiary of an amount not exceeding $25,000,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law;

•	fail to preserve and maintain all of its material Contributor permits;

•

(i) adopt, establish, enter into, materially amend, or terminate any Contributor benefit plan (except for amendments required by law), (ii) accelerate the payment, the right to payment, funding, or vesting of any compensation or benefits under any Contributor benefit plan, (iii) materially increase base wages, compensation, or fringe benefits of, or grant or announce any, bonus, incentive award, or similar compensation to, any current or former employee, consultant, manager, director, or officer of any Contributor subsidiary other than in the ordinary course of business, (iv) grant any severance or termination pay to any current or former manager, director, officer, or employee of any Contributor subsidiary, (v) terminate any employee or individual service provider whose compensation or severance would exceed $2,000,000 on an annualized basis, or (vi) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual person whose annual base and bonus compensation would exceed $1,500,000; or

•	agree or commit to do any of the foregoing.

Altus has agreed, except as is in the ordinary course of business (except with respect to certain restrictions, or any matter that would require approval of the conflicts committee of the Altus Board) or as may be required by applicable law, not to, and to cause its subsidiaries not to:

•	amend or propose to amend the organizational documents of Altus or any of the Altus subsidiaries;

•

(i) authorize, propose to offer, issue, sell, grant, or deliver any interest of Altus or any Altus subsidiary (other than to Altus or another Altus subsidiary, upon the exercise of Altus warrants outstanding as of the execution date of the contribution agreement, or upon the exchange of Common Units and Class C Common Stock in accordance with the organizational documents of the Partnership and Altus, respectively) or (ii) amend in any material respect any of the terms of any interests of Altus or any Altus subsidiary outstanding as of the execution date of the contribution agreement;

•

(i) split, combine, or reclassify any interests in Altus, (ii) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding interests in Altus or the Partnership, (iii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any interests in Altus, or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Altus or any of the Altus subsidiaries;

•	create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person;

•

sell, transfer, convey, or otherwise dispose of, or encumber (other than permitted encumbrances), any (i) individual asset or group of related assets with a fair market value greater than $5,000,000, (ii) individual asset or group of related assets when, after including all other assets sold, transferred, conveyed, or otherwise disposed of during the interim period, the fair market value of all of the assets sold during the interim period would be greater than $5,000,000 or (iii) interests in any Company JV;

•

(i) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (ii) form any joint venture or similar arrangement, or (iii) except as required by the organizational documents of the Company JVs, make any loans, advances, or capital contributions to, or investments in, any person;

•

acquire any (i) individual asset or group of related assets with a fair market value greater than $5,000,000 or (ii) individual asset or group of related assets when, after including all other assets acquired during the interim period, the fair market value of all of the assets acquired during the interim period would be greater than $5,000,000;

•

change in any material respect any of the financial accounting principles, practices, or methods used by Altus or any Altus subsidiary, except for any change required by reason of a concurrent change in U.S. GAAP;

•

(i) make (inconsistent with past practice) or change any material tax election, (ii) settle or compromise any audit or proceeding in respect of material taxes, or (iii) enter into a material tax allocation, sharing, or indemnity contract or arrangement (in each case, other than pursuant to any customary tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to tax (e.g., leases, credit agreements, or other commercial agreements));

•	enter into, terminate, assign, or waive any material rights under any Altus material contract, Altus right-of-way, or Altus real property lease;

•

cancel, modify, or waive any debts or claims held by Altus or any Altus subsidiaries or waive any rights held by Altus or any Altus subsidiaries having, in each case, a value in excess of $5,000,000 in the aggregate;

•

waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle, or compromise, any proceeding (excluding any proceeding with respect to taxes, which are addressed above) other than (i) the settlement of such proceedings involving only the payment of monetary damages by Altus or any Altus subsidiaries of an amount not exceeding $50,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law;

•	fail to preserve and maintain all of its material Altus permits;

•

(i) adopt, establish, enter into, materially amend, or terminate any Altus benefit plan (except for amendments required by law), (ii) accelerate the payment, the right to payment, funding, or vesting of any compensation or benefits under any Altus benefit plan, (iii) materially increase base wages, compensation, or fringe benefits of, or grant or announce any, bonus, incentive award, or similar compensation to, any current or former employee, consultant, manager, director, or officer of Altus or any Altus subsidiary other than in the ordinary course of business, (iv) grant any severance or termination pay to any current or former manager, director, officer, or employee of Altus or any Altus subsidiary other than in the ordinary course of business, (v) terminate any employee or individual service provider whose compensation or severance would exceed $600,000 on an annualized basis, or (vi) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual person whose annual base and bonus compensation would exceed $300,000; or

•	agree or commit to do any of the foregoing.

Employee Benefits Matters

Pursuant to the terms of the contribution agreement, for a period of at least one year following the closing date, Altus will provide each Apache Corporation employee who transfers employment to Altus after closing with (i) an annual base salary or hourly wage rate and target bonus opportunity that is substantially similar to similarly situated employees of Contributor and (ii) employee benefits that are no less valuable, in the aggregate, than the employee benefits provided by Contributor to similarly situated employees of Contributor.

In addition, Altus has agreed to cause each Apache Corporation employee who transfers employment to Altus after closing to be immediately eligible to participate in each Contributor benefit plan after closing and to credit each such transferred employee service with Apache Corporation and its affiliates for purposes of eligibility to participate, vesting, and benefit accrual (other than for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the Contributor benefit plans in which any such transferred employee is eligible to participate after closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Further, Altus is obligated, for purposes of each Contributor benefit plan in which any transferred employee is eligible to participate after closing, to (i) cause all pre-existing condition exclusions, waiting periods, evidence of insurability, and actively-at-work requirements to be waived for each transferred employee and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable Apache Corporation or Altus benefit plan in which such transferred employee participated immediately prior to closing and (ii) give full credit for all co-payments, coinsurance, maximum out-of-pocket requirements, and deductibles under applicable Apache Corporation or Altus benefit plans to the extent incurred or satisfied, as applicable, in the plan year in which closing occurs as if there had been a single continuous employer. Altus is also obligated to take all action necessary to allow each transferred employee to rollover his or her full account balance (including participant loans) in the Apache Corporation 401(k) Savings Plan to the EagleClaw Midstream 401(k) Plan.

In the event Altus or any of its subsidiaries terminates the employment of any transferred employee for reasons other than cause, death, or disability prior to the one year period following closing, Altus has agreed to provide such terminated transferred employee with severance benefits that are no less favorable than the greater of (i) those that would have been provided to such transferred employee under the severance plan or program applicable to such transferred employee immediately prior to the closing date or (ii) those that may be provided to such transferred employee under the terms of an Altus benefit plan or Contributor benefit plan applicable to similarly situated employees, whichever is more favorable to such transferred employee; provided, that, Altus is not required to provide severance payments and benefits to a terminated transferred employee in excess of 100% of such transferred employee’s annual base salary. Such severance benefits may be contingent upon the employee’s execution, and non-revocation of, a standard general release and waiver agreement and compliance with confidentiality and other restrictive covenants.

With respect to each existing APA Corporation equity, equity-based, or incentive award held immediately prior to closing by any transferred employee that will be forfeited pursuant to the terms of the applicable APA Corporation plan or award as a result of the transfer of employment of such transferred employee, Altus has agreed to grant such transferred employee an equity, equity-based, or incentive award that has an equivalent monetary value and substantially similar terms (including the same vesting dates, triggers and settlement terms) to that of the forfeited award.

Regulatory Approvals Required for the Transaction

Altus and Contributor have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations, and filings that are necessary in order to consummate the transaction and to diligently and expeditiously prosecute such matters and cooperate with each other in the prosecution of such matters. However, neither Altus nor Contributor, nor any of their respective affiliates, are required to pay any consideration to any third parties to obtain any such person’s authorization approval, consent or waiver to effectuate the transaction, other than filing, recordation, or similar fees. In connection with such matters, Altus is obligated not to agree to any actions, restrictions, or conditions with respect to obtaining any such authorizations without Contributor’s prior written consent.

In addition, Altus and Contributor have agreed to make any filings required under the HSR Act, and to cooperate fully with each other and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable antitrust laws. Altus and Contributor have each agreed to use reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act and to promptly respond to any request for information or documents from any governmental entity charged with enforcing, applying, administering, or investigating the HSR Act or any other antitrust laws, including the Federal Trade Commission, the Department of Justice, and any attorney general of any state of the United States (Antitrust Authorities). Altus and Contributor have agreed to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority, and to promptly provide each other with copies of any written communications with any Antitrust Authority. Altus and Contributor have further agreed to use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) provide each other with advance copies and a reasonable opportunity to comment on all proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Antitrust Authority, except the parties’ HSR Act filings, regarding the transaction, (iii) resolve any objections as may be asserted by any Antitrust Authority with respect to the transaction, (iv) contest and resist any proceeding instituted (or threatened in writing to be instituted) by any Antitrust Authority challenging the transaction or contribution agreement as being in violation of any law, and (v) to the extent permitted by applicable law, provide each other a reasonable opportunity to attend and participate in any meetings, discussions, telephone conversations, or correspondence with an Antitrust Authority (provided that materials required to be provided in connection therewith may be redacted to remove certain sensitive information). Notwithstanding each party’s obligations in connection with obtaining necessary approvals under the HSR Act and other antitrust laws, neither Altus nor Contributor, nor any of their respective affiliates, are required to, and may not, without the other party’s consent, take any action that would reasonably be expected to have a material adverse effect on the financial condition, business, revenue, or earnings of Altus and its subsidiaries from and after closing. Further, any action required to be taken in connection with each party’s obligation to seek necessary antitrust approvals may be conditioned upon the occurrence of the closing.

Altus and Contributor have agreed not take any action that could reasonably be expected to hinder or delay in any material respect the expiration or termination of the required waiting period under the HSR Act or any other applicable antitrust laws, or any consent or approval required pursuant to any other applicable antitrust laws.

Indemnification; Directors’ and Officers’ Insurance

Altus has agreed, for a period of six years after closing, to maintain in effect and continue to provide to the fullest extent permitted by applicable law all rights to indemnification, advancement of expenses, exculpation, and other limitations on liability currently existing in favor of any current or former officer, manager, director, or similar individual of the Contributed Entities, the Contributor subsidiaries, Altus, the Altus subsidiaries, or the Company JVs (solely with respect to the Company JVs, to the extent such person was appointed by Altus) under, and on terms no less favorable than, those contained in, the organizational documents of such entities in effect as of closing and any written indemnification agreements with any such indemnified person. Under the terms of the contribution agreement, any successor to Altus or the Altus subsidiaries must succeed to and be bound by such indemnification obligations. Such indemnification obligations may not be terminated or modified in such a manner as to materially and adversely affect any person entitled to indemnification thereunder without such person’s prior written consent.

In addition, prior to closing:

•

the Contributed Entities are obligated to obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability insurance coverage of the Contributed Entities’ existing directors’ and officers’ liability insurance policies, in each case, with a claims period of six years from the closing date and with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to such directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the closing (including in connection with the transaction); and

•	subject to the Contributed Entities’ written consent (not to be unreasonably withheld, conditioned, or delayed), Altus is obligated to either:

•

obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability insurance coverage of Altus’ existing directors’ and officers’ liability insurance policies, in each case, with a claims period of six years from the closing date and with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to such directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the closing (including in connection with the transaction), provided that Altus is not required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Altus or the Contributed Entities, as applicable; or

•

continue existing directors’ and officers’ liability insurance coverage under Altus’ existing directors’ and officers’ liability insurance policies following closing to cover the post-transaction directors and officers of Altus, subject to obtaining any consents necessary to continue such coverage following closing.

Altus has agreed, at closing, to enter into customary indemnification agreements with the post-transaction directors and officers of Altus, which indemnification agreements shall continue to be effective following the closing. Any indemnification agreements with the pre-transaction directors and officers of Altus or the Contributed Entities in effect as of the execution date of the contribution agreement shall continue to be effective following closing, and Altus has agreed to honor and fully perform such indemnification agreements.

Expenses

Except as expressly provided in the contribution agreement, including payment of the Altus termination fee, Altus and EagleClaw Midstream have agreed that all fees and expenses incurred in connection with the contribution agreement and the transaction will be paid by the party incurring such fee or expense, whether or not the closing occurs (it being understood that expenses incurred by BCP and its subsidiaries will not be borne by Contributor or any of its equity owners).

Transition Services

Altus and Contributor have agreed to use reasonable best efforts to negotiate in good faith and agree on a form transition services agreement, pursuant to which Altus and its subsidiaries will agree to provide certain transition services to Contributor and its subsidiaries from and after closing, which transition services will include certain items agreed to by the parties at execution of the contribution agreement and such other items as may be mutually agreed and are reasonably required to conduct the business and operations of Altus and its subsidiaries in a manner substantially similar as conducted prior to closing.

Third Party Finance Consents; Company JV Consents

Altus has agreed, prior to closing, not to, and not to permit its subsidiaries to, amend, rescind, supplement, supersede, or otherwise modify the Credit Agreement Consent, the Series A Preferred Consent, or any of the Company JV Consents (each as described below), in each case in effect as of the execution of the contribution agreement, and to cause all of the conditions to the obligations of the counterparties to such consents to be satisfied and to deliver all deliverables required to be delivered by Altus or its subsidiaries, in each case, to the extent the satisfaction of such conditions or the delivery of such deliverables is within the control of Altus or its subsidiaries and is required prior to closing pursuant to the terms of such consent.

On October 15, 2021, the Partnership entered into (i) a limited waiver and third amendment to its Credit Agreement, dated as of November 9, 2018, with the lenders and issuing banks party thereto and JPMorgan Chase

Bank, N.A., as administrative agent, and (ii) a lender fee letter with JPMorgan Chase Bank, N.A., as administrative agent (together, the Credit Agreement Consent), pursuant to which the administrative agent, lenders, and issuing banks waive the change-of-control default that would occur upon consummation of the transaction and agree to certain related amendments giving effect to the combined company, and the Partnership agrees to pay a fee equal to 5.0 basis points of each signing lender’s commitment. The Credit Agreement Consent would become effective on closing the transaction and satisfaction of other customary conditions.

On October 21, 2021, the Partnership entered into a waiver and consent agreement (Series A Preferred Consent) with requisite holders of the Series A Preferred Units and the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as described under “—Third Amended and Restated Agreement of Limited Partnership of the Partnership”). Pursuant to the Series A Preferred Consent, among other things, such holders of Series A Preferred Units consented to the execution of the contribution agreement, the Amended and Restated Stockholders Agreement, and the Second Amended and Restated Registration Rights Agreement and the consummation of the transaction, and waived their right to cause a redemption of the Series A Preferred Units with respect to the transaction. The Series A Preferred Consent provides that on the closing date of the transaction, the Partnership will (i) redeem for cash 100,000 Series A Preferred Units for the redemption price specified in the Third Amended and Restated Agreement of Limited Partnership of the Partnership and (ii) pay a consent fee of $2,625,000 to the holders of Series A Preferred Units pro rata among such holders.

In connection with the contribution agreement, the Partnership entered into agreements consenting to the transaction (the Company JV Consents) with the partners in the Partnership’s joint venture pipeline interests (the Company JVs).

Dividends and Distributions Pending Closing

Altus and the Partnership, respectively, have agreed, during the interim period, to declare and pay regular quarterly cash dividends to holders of Class A Common Stock and regular cash distributions to the holders of the Common Units, in each case consistent with past practice, subject to applicable law and in accordance with the organizational documents of Altus and the Partnership, respectively. Altus and the Partnership have further agreed that, during the interim period, Altus’ management will continue recommending to the Altus Board a quarterly dividend no greater than $1.50 per share or per unit on the Class A Common Stock and the Common Units, respectively, with payment to occur towards the end of each quarter.

The contribution agreement does not prohibit or restrict the Partnership from complying with its distribution obligations in respect of the Partnership’s Series A Preferred Units.

Resignations and Appointments

Altus has agreed to use reasonable best efforts to cause each director and officer of Altus and its subsidiaries to resign such director’s or officer’s position with Altus or its subsidiaries, as applicable, effective as of the closing. At the closing, Altus has agreed to cause the Altus Board to consist of (i) the chief executive officer of Altus following closing, (ii) three directors designated by BX Aggregator, (iii) two directors designated by ISQ, (iv) one director designated by Apache Midstream, and (v) four directors that would qualify as independent for purposes of service on the audit committee of Altus under Nasdaq rules, the Exchange Act, and the Sarbanes-Oxley Act of 2002, two of whom will be designated by Apache Midstream and two of whom will be designated by BX Aggregator; provided, that Apache Midstream shall have one (but no more than one) opportunity to veto one of the two proposed independent directors designated by BX Aggregator, and BCP shall have one (but no more than one) opportunity to veto one of the two proposed independent directors designated by Apache Midstream.

Dividend Reinvestment Plan

Altus and Contributor have agreed that, as promptly as practicable after closing, Altus will take all action reasonably necessary to implement a dividend reinvestment plan with respect to the Class A Common Stock and maintain such plan for so long as limited partners of the Partnership are entitled to reinvest distributions from the Partnership under the organizational documents of the Partnership. For additional information on the dividend reinvestment plan, see “Amended and Restated Stockholders Agreement—Dividend Reinvestment Plan” below.

Other Covenants and Agreements

The contribution agreement contains additional covenants and agreements between the parties relating to the following matters:

•

granting the other party reasonable access to such party’s assets, books and records, contracts, documents, officers, employees, agents, legal advisors, and accountants, and furnishing such additional information as may be reasonably requested;

•	certain tax matters;

•	making certain public announcements regarding the terms of the contribution agreement or the transaction;

•	replacing existing credit support obligations currently provided by APA Corporation, Contributor, or their respective affiliates;

•	providing each other notice of the occurrence of certain events and using reasonable best efforts to consummate the transaction in an expeditious manner;

•	cooperating in the defense or settlement of litigation proceedings relating to the transaction;

•	terminating existing intercompany accounts and certain affiliate contracts between Contributor or its affiliates, on the one hand, and any Contributor subsidiary, on the other hand;

•	avoiding actions that would cause the transaction to be subject to applicable state takeover laws;

•	obtaining Nasdaq’s approval for the listing of shares of Class C Common Stock issued at closing and shares of Class A Common Stock issuable upon the exchange of the Common Units issued at closing.

•	assigning to Altus certain trademarks used by Altus that are currently owned by APA Corporation or its subsidiaries;

•	providing Contributor assistance with financing efforts to reflect the consolidation of the assets of Altus with those of the Contributed Entities;

•	maintaining Altus’ eligibility to use Form S-3 promulgated under the Securities Act;

•	taking certain actions to ensure that Altus is exempt under Rule 16b-3 under the Exchange Act;

•	allowing Contributor and its affiliates to consummate the internal reorganization agreed to by the parties; and

•	obligating Altus not to elect the cash settlement option pursuant to any exchanges or redemptions of Common Units pursuant to certain provisions of the voting and support agreement.

Waivers; Amendments

Any party to the contribution agreement may waive any inaccuracies in the warranties of the other contained in the contribution agreement or in any document, certificate, or writing delivered pursuant thereto or waive compliance by the other parties with any of the other parties’ agreements or fulfillment of any conditions to its own obligations contained therein, provided that such waiver is set forth in writing and signed by or on behalf of such waiving party. The contribution agreement may not be amended except by an instrument in writing signed by or on behalf of all parties.

Voting and Support Agreement

In connection with the contribution agreement, on October 21, 2021, Contributor, BCP, Apache Midstream, and solely for the limited purposes set forth therein, APA Corporation, entered into a voting and support agreement in support of the transaction (the voting and support agreement).

Voting Requirements

Pursuant to the voting and support agreement, Apache Midstream has agreed to vote all of its shares of Altus Common Stock:

•	in favor of approving any matters necessary for the consummation of the transaction contemplated by the contribution agreement (transaction matters); and

•

against (i) any agreement, transaction, or proposal that relates to a Company Competing Proposal, without regard to the terms of such Company Competing Proposal or any other transaction, proposal, agreement, or action made in opposition to adoption of the contribution agreement or in competition or inconsistent with the transaction or matters contemplated by the contribution agreement; (ii) any action, agreement, or transaction that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Altus or any of its subsidiaries contained in the contribution agreement or of Apache Midstream contained in the voting and support agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any of the closing conditions contained in the contribution agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Altus (including by any amendments to the Altus’ organizational documents other than, for the avoidance of doubt, any amendments contemplated by the contribution agreement); and (iv) any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, discourage, postpone, or adversely affect any of the transaction matters.

Notwithstanding the foregoing, in the event the Altus Board makes an Altus Change of Recommendation in accordance with the contribution agreement, the obligations of Apache Midstream will be modified such that the number of shares of Altus Common Stock that Apache Midstream must vote pursuant to the foregoing will be equal to the sum of:

(a)

the number of shares of Altus Common Stock owned by Apache Midstream that would represent, as of the time of such Altus Change of Recommendation, 35% of the aggregate voting power of the outstanding shares of Altus Common Stock entitled to vote thereon (such shares, Apache Midstream locked-up shares); plus

(b)

the number of shares of Altus Common Stock owned by Apache Midstream the aggregate voting power of which, as a percentage of the aggregate voting power of all shares of Altus Common Stock (other than the Apache Midstream locked-up shares), is equal to the percentage of aggregate voting power with respect to all shares of Altus Common Stock voted by the Altus common stockholders (excluding Apache Midstream) either in favor of or against approving the transaction matters, voting in favor of approving the transaction matters.

For an example of the calculation under (b) above, if 50% of the total aggregate voting power with respect to all shares of Altus Common Stock voted by Altus common stockholders (excluding Apache Midstream) either to approve or reject the transaction matters votes to approve the transaction matters, Apache Midstream must vote 50% of the aggregate voting power represented by all shares of Altus Common Stock owned by Apache Midstream (that are not Apache Midstream locked-up shares) to approve the transaction matters.

Following any Altus Change of Recommendation, Apache Midstream is entitled to vote any of its shares of Altus Common Stock that are not otherwise obligated to be voted pursuant to the foregoing in its sole discretion with respect to the transaction matters, including to abstain from voting on any such matter.

Proxy

Apache Midstream irrevocably appointed BCP, and any person designated in writing by BCP, as its proxy and attorney-in-fact, to consent to or vote the shares of Altus Common Stock owned by Apache Midstream as required by the voting and support agreement, provided that such proxy does not apply to any other matters for which Apache Midstream is entitled to vote any shares of Altus Common Stock. The proxy granted under the voting and support agreement will be automatically revoked immediately following the conclusion of any meeting of Altus common stockholders concerning the transaction matters at which the shares of Altus Common Stock owned by Apache Midstream have been voted as required by the voting and support agreement.

Transfer Restrictions

Apache Midstream has further agreed not to transfer any of its shares of Altus Common Stock prior to closing (or the earlier termination of the contribution agreement), provided that Apache Midstream is permitted to sell in one or more registered offerings up to four million shares of Class A Common Stock, so long as Apache Midstream agrees to use at least $75 million of the first proceeds from such offerings for well drilling and completion activity at the Alpine High resource play within 18 months of the closing of any such offerings, and, in any offering that is not an underwritten offering, so long as Apache Midstream uses reasonable best efforts to sell such shares to no fewer than eight unaffiliated persons.

No Solicitation

APA Corporation and Apache Midstream agreed not to, and to cause their subsidiaries and their respective officers, directors, and other representatives not to, directly or indirectly, take certain of the actions Altus is prohibited from taking pursuant to the non-solicitation covenants contained in the contribution agreement. Further, APA Corporation and Apache Midstream agreed to immediately cease any discussions or negotiations with any person with respect to any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal, and to cause their respective subsidiaries, directors, and officers and other representatives to do the same. APA Corporation and Apache Midstream also agreed to be subject to the covenant contained in the contribution agreement obligating Altus to inform Contributor of any permitted discussions or negotiations relating to a Company Competing Proposal, and to keep Contributor apprised of the status thereof, as if APA Corporation or Apache Midstream, as applicable, were “the Company” thereunder. In addition, APA Corporation and Apache Midstream agreed not to, and to cause their respective affiliates (other than Altus or its subsidiaries) not to, directly or indirectly, modify, alter, or amend, or offer or agree to, directly or indirectly, modify, alter, or amend any contract with Altus or its subsidiaries to facilitate a Company Competing Proposal.

Employee Matters

APA Corporation and Apache Midstream also agreed to, and to cause their respective affiliates to, and to use reasonable best efforts to cause their representatives to, comply with certain of Altus’ covenants relating to employee matters contained in the contribution agreement that are (i) applicable to APA Corporation as if APA Corporation and Apache Midstream were parties thereto and (ii) applicable to Altus as if APA Corporation and Apache Midstream were “the Company” thereunder.

Commercial Agreements

APA Corporation further agreed, at the closing, to cause the termination of (i) the construction, operations and maintenance agreement, dated as of November 9, 2018, by and between Apache Corporation and Altus (COMA), and (ii) the April 23, 2019 letter from Apache Corporation to Altus regarding the waiver of direct general and administrative costs under the COMA.

APA Corporation also agreed to cause Apache Corporation to (i) execute and deliver a trademark assignment in an agreed form, pursuant to which, Apache Corporation would assign to Altus certain trademarks and (ii) record the fully executed trademark assignment in the U.S. Patent and Trademark Office.

Amended and Restated Stockholders Agreement

In connection with the contribution agreement, on October 21, 2021, APA Corporation, Apache Midstream, Altus, Contributor, the BX Holders, ISQ and, solely for the limited purposes set forth therein, BCP, entered into an Amended and Restated Stockholders Agreement (as amended and restated, the stockholders agreement), which stockholders agreement is to be effective as of closing, if ever, provided that the obligation of the parties to negotiate the dividend reinvestment plan described below, so that it can be implemented promptly following closing, is effective as of October 21, 2021. The stockholders agreement amends and replaces the existing stockholders agreement, dated November 9, 2018, among Altus, Kayne Anderson Sponsor, LLC, and Apache Midstream.

Corporate Governance

Under the stockholders agreement, Apache Midstream, BX Aggregator, and ISQ will each be entitled, effective as of the closing date, to designate directors to the Altus Board as follows:

•

Apache Midstream will have the right to designate to the Altus Board one director for so long as Apache Midstream and its affiliates beneficially own 10% or more of the outstanding shares of Altus Common Stock;

•

ISQ will have the right to designate to the Altus Board (i) two directors for so long as ISQ and its affiliates beneficially own 20% or more of the outstanding shares of Altus Common Stock; and (ii) one director for so long as ISQ and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Altus Common Stock; and

•

BX Aggregator will have the right to designate to the Altus Board (i) three directors for so long as BX Aggregator and its affiliates beneficially own 30% or more of the outstanding shares of Altus Common Stock; (ii) two directors for so long as BX Aggregator and its affiliates beneficially own 20% or more (but less than 30%) of the outstanding shares of Altus Common Stock; and (iii) one director for so long as BX Aggregator and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Altus Common Stock.

For purposes of determining beneficial ownership percentages applicable to each party’s director designation rights set forth above, any shares issued by Altus in any primary issuance that occurs on a date between October 21, 2021 and December 31, 2022 shall not be considered outstanding until the day following Altus’ annual meeting that occurs in the 2023 calendar year.

In addition, each of Apache Midstream and BX Aggregator have the one-time right to designate to the Altus Board, solely as of the closing date, two directors (each) who qualify as independent under the listing rules of the principal national securities exchange on which shares of Class A Common Stock are listed for trading, provided that Apache Midstream is entitled to reject one of the two proposed independent directors designated by BX Aggregator, and BCP is entitled to reject one of the two proposed independent directors designated by Apache Midstream, in which case, BX Aggregator or Apache Midstream, as applicable, has the right to designate an alternative independent director.

Further, the parties to the stockholders agreement have agreed that BX Aggregator will have the right to designate one of its director designees as the non-executive chairperson of the Altus Board until the earlier of December 31, 2024 and such time as BX Aggregator and its affiliates are no longer entitled to designate directors under the stockholders agreement.

Lockup and Transfer Restrictions

Each of APA Corporation, Apache Midstream, Contributor, the BX Holders, and ISQ have agreed to certain lockup and transfer restrictions pursuant to the stockholders agreement. For a period of 12 months following closing, neither APA Corporation, Apache Midstream, Contributor, the BX Holders, or ISQ or their respective affiliates may, without Altus’ prior written consent, transfer any shares of Altus Common Stock owned by such party, subject to certain limited exceptions, including Apache Midstream’s ability to engage in certain permitted offerings up until the end of the 90-day period following the closing date of the transaction (the Apache priority window) pursuant to the registration rights agreement (see “—Second Amended and Restated Registration Rights Agreement—Permitted Apache Offering” below for more detail).

Dividends and Distributions

The stockholders agreement also provides that, for so long as Apache Midstream, ISQ, or BX Aggregator is entitled to designate a director thereunder, Altus may not take any action to reduce, delay, or discontinue a dividend of $1.50 per share of Class A Common Stock per quarter, commencing on the closing date and ending on December 31, 2023, without the prior written consent of each of Apache Midstream, ISQ, and BX Aggregator, as applicable, permitting such action, subject to compliance with Altus’ governing documents and applicable provisions of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of the primary national securities exchange on which the shares of Class A Common Stock are then listed for trading.

Dividend Reinvestment Plan

The parties to the stockholders agreement have also agreed to negotiate and enter into definitive documentation that contain the terms agreed to by the parties with respect to the adoption by Altus of a dividend reinvestment plan to be implemented promptly following the closing date. Under such terms, each of Apache Midstream, ISQ, the BX Holders, and Contributor would be obligated to reinvest in shares of Class A Common Stock at least 20% of all distributions on Common Units, or dividends on shares of Class A Common Stock (as of the closing date), held by such party immediately after closing, including shares of Class A Common Stock received at a later date in exchange for Common Units held immediately after closing. The audit committee of the Altus Board shall have the authority to increase the percentage of the mandatory dividend reinvestment to up to 100% of such distributions or dividends. The mandatory obligations of each party pursuant to such dividend reinvestment plan would continue from closing until the date dividends are declared by Altus for the quarter ending December 31, 2023. In addition, all other holders of shares of Class A Common Stock will have the optional right to reinvest all or part of any dividends on the shares of Class A Common Stock on substantially the same terms as apply to Apache Midstream, ISQ, the BX Holders, and Contributor. All shares of Class A Common Stock issued in connection with the dividend reinvestment plan will be issued at a 3% discount to the volume weighted average price of the Class A Common Stock for the five trading days prior to the applicable record date.

Related Party Transactions

The stockholders agreement provides that any transaction between Altus or its subsidiaries, on the one hand, and any stockholder subject to the stockholders agreement, or any affiliate of such stockholder, on the other hand, that constitutes a related party transaction such that disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Exchange Act (provided that all references to “$120,000” thereunder are deemed to be references to “$5,000,000” for purposes of the stockholders agreement), require the prior approval of 66% or more of the disinterested directors on the Altus Board, as determined by the Altus Board.

Corporate Opportunities Waiver

The stockholders agreement also provides for a limited waiver of the doctrine of corporate opportunity with respect to Altus and its officers and directors and the Sponsors, and any of their respective affiliates (each, an

Identified Person), except with respect to any of the directors or officers of Altus in connection with a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of Altus, (ii) that is one Altus is legally and contractually permitted to undertake and would otherwise be reasonable for Altus to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to Altus without violating any legal obligation. Any Identified Person may, among other things, engage in a corporate opportunity in the same or similar business activities or lines of business as Altus or otherwise compete with Altus.

Voting Agreements

In connection with the stockholders agreement, each of (i) Apache Midstream and APA Corporation, (ii) ISQ, and (iii) the BX Holders entered into separate voting agreements with Altus, each dated as of October 21, 2021 (each a “voting agreement” and collectively, the voting agreements), which voting agreements are to be effective as of the closing date, if ever.

The voting agreements require each of the stockholders party thereto to cast all votes to which such stockholder is entitled in respect of shares of Altus Common Stock beneficially owned by such stockholder, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Altus Board the directors designated by the other stockholder parties pursuant to the stockholders agreement (excluding any independent directors). To the extent there are directors to be selected in addition to the directors designated pursuant to the stockholders agreement, each stockholder is free to vote for its preferred candidate or candidates. The voting agreements also provide that each stockholder may not take action to remove any director designated by another stockholder pursuant to the stockholders agreement (excluding any independent directors). The voting agreements each terminate automatically as to the applicable stockholder upon such stockholder ceasing to beneficially own 10% of the outstanding shares of Altus Common Stock.

Second Amended and Restated Registration Rights Agreement

At the closing, Altus will enter into a Second Amended and Restated Registration Rights Agreement (as amended and restated, the registration rights agreement) with Apache Midstream, the BX Holders, ISQ, and Contributor (collectively, with their respective permitted transferees, the principal holders) and certain individual holders party thereto (the existing holders and, together with the principal holders, the holders), which registration rights agreement will amend and restate the existing amended and restated registration rights agreement, dated as of November 9, 2018, among Altus, Kayne Anderson Sponsor, LLC, and Apache Midstream (the existing registration rights agreement).

The registration rights agreements provides the holders with certain registration rights with respect to (i) the private placement warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of such private placement warrants) held by any existing holders, (ii) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of Altus owned by any holder as of the date of the registration rights agreement, (iii) the shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units and Class C Common Stock owned by any holder, in each case in accordance with the terms of the Partnership’s partnership agreement, (iv) any shares of Class A Common Stock issued or issuable upon the exercise of any warrants held by Apache Midstream, (v) any other equity security of Altus issued or issuable with respect to any registrable security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or reorganization, (vi) the shares of Altus Common Stock, if any, issued to Apache Midstream in connection with the earn-out consideration pursuant to the contribution agreement dated August 8, 2018 among Altus, the Partnership, Apache Midstream, and the other parties thereto, and (vii) any shares of Class A Common Stock issued to any holder in connection with the dividend reinvestment plan (collectively, registrable securities).

Initial Registration

The registration rights agreement will require Altus to file, within 90 days of the closing date, a registration statement on Form S-3 (or, if Form S-3 is not then available, on Form S-1) to permit the public resale of all registrable securities held by the principal holders, other than any registrable securities that are registered for sale on a registration statement filed prior to the execution of the registration rights agreement and effective as of the closing date. Altus is required to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) 90 days (or 120 days if the SEC notifies Altus that it will review the registration statement) after the closing date and (ii) the tenth business day after the date Altus is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.

Demand Registration, Underwritten Offering and Piggyback Rights

Subject to certain restrictions, each holder will be entitled to make a written demand that Altus register the resale of its registrable securities on Form S-3 (or, if Form S-3 is not then available, on Form S-1) (such written demand, a demand registration), provided that Altus is not required to effect a demand registration unless the dollar amount of the registrable securities of the demanding holders and their respective affiliates to be included in such registration is reasonably likely to result in gross sale proceeds of at least $75 million based on the five-day volume weighted average price of the Class A Common Stock as of the date of such demand registration (the minimum amount). Subject to certain exceptions, Altus will be obligated to file a registration statement covering all of the registrable securities requested in a demand registration within 45 days of receipt of such demand registration. Additionally, Altus will not be required to effect (i) more than four demand registrations for any one demanding holder in any 12-month period or (ii) a demand registration if a registration statement covering all of the registrable securities held by the demanding holder becomes effective after the closing date and remains effective and is sufficient to permit offers and sales of the number and type of registrable securities on the terms and conditions specified in the demand registration in accordance with the intended timing and method or methods of distribution thereof specified in the demand registration.

Subject to certain limitations, including restrictions on the maximum number of securities that may be included in an underwritten offering, any holder entitled to effect a demand registration will also be entitled to require Altus to effectuate a distribution of any or all of its registrable securities by means of an underwritten offering, provided that Altus will not be obligated to effect an underwritten offering unless the dollar amount of the registrable securities of the demanding holders and their respective affiliates to be included therein is reasonably likely to result in gross sale proceeds that exceed the minimum amount. Altus will not be required to effect an underwritten offering within 90 days of the closing of another underwritten offering, other than a permitted Apache offering (as described below). Altus is not required to effect more than four underwritten offerings for any one demanding holder in any 12-month period.

The holders will also have certain “piggy back” registration rights with respect to certain registration statements filed by Altus, including registration statements filed pursuant to a demand registration under the registration rights agreement, and in connection with underwritten offerings conducted by Altus, either for Altus’ own account or pursuant to an underwritten offering conducted pursuant to a demand registration under the registration rights agreement, other than a permitted Apache offering.

Lock-Up Period

Except for a permitted Apache offering or as required in connection with the initial registration of registrable securities on Form S-3 (or Form S-1 if Form S-3 is not then available) pursuant to the registration rights agreement, no registration shall be effected or permitted with respect to any registrable securities held by any holder until after the expiration of the lock-up period, which occurs, with respect to the principal holders, 12 months after the closing of the transaction.

Permitted Apache Offering

Notwithstanding the lock-up period, Apache and its permitted transferees (the Apache holders) are entitled, during the Apache priority window, to sell up to four million shares of Class A Common Stock in one or more registered offerings, provided that the Apache holders agree to use at least $75 million of the aggregate first proceeds from such offerings for new well drilling and completion activity at the Alpine High resource play within 18 months of the closing of the earliest of such offerings (such amount to be reduced on a dollar-for-dollar basis for any such investment by the Apache holders incurred after the execution date of the contribution agreement), and provided that, with respect to any such offering that is not an underwritten offering, the Apache holders use commercially reasonable efforts to sell such shares of Class A Common Stock to no fewer than eight unaffiliated persons.

ISQ Priority Window

The principal holders have agreed that, for a period of time after the 12-month lock-up period (three months with respect to the Apache holders and six months with respect to the Blackstone holders), ISQ will have certain priority registration rights over each of the Apache holders and the Blackstone holders, subject, in each case, to certain limitations contained in the registration rights agreement.

Registration Expenses

Altus will bear the registration expenses of all registrations effected pursuant to the registration rights agreement, provided that the holders will bear all incremental selling expenses relating to the sale of registrable securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal fees and expenses not otherwise borne by Altus pursuant to the registration rights agreement.

Third Amended and Restated Certificate of Incorporation of Altus

Pursuant to the terms of the contribution agreement, upon the closing of the transaction, Altus will amend and restate its Second Amended and Restated Certificate of Incorporation (its Charter and, as so amended and restated, the Third A&R Charter) to, among other things, (a) provide that stockholders of Altus may act by consent in accordance with the General Corporation Law of the State of Delaware (DGCL) in lieu of holding a meeting of the stockholders, (b) revise director removal procedures so that directors on the Altus Board may be removed with or without cause, (c) provide that stockholders of Altus that own at least 10% of the voting power of all then-outstanding shares of Altus Common Stock may call a special meeting of the stockholders, (d) revise the corporate opportunities article to modify and clarify the obligations and duties owed by Contributor or its designees and their non-employee directors and affiliates and (e) revise the voting requirements to require the affirmative vote of the holders of at least 66 2⁄3% of the of the voting power of all then outstanding shares of capital stock of Altus entitled to vote generally in the election of directors, voting together as a single class, to amend the corporate opportunities article of the proposed Third A&R Charter.

For more information about the amendments to the Charter, see the section entitled “Proposal No. 2—The Charter Amendment Proposal.” The foregoing description of the Third A&R Charter does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Third A&R Charter, which is attached as Annex D to this proxy statement.

Amended and Restated Bylaws of Altus

Pursuant to the terms of the contribution agreement, upon the closing of the transaction, Altus will amend and restate its Bylaws (as so amended and restated, the A&R Bylaws) to, among other things, (a) provide that any stockholder of Altus that owns at least 10% of the voting power of all then-outstanding shares of Altus Common Stock entitled to vote generally in the election of directors may call a special meeting of the stockholders and (b) provide that stockholders of Altus may act by written consent in accordance with the DGCL in lieu of holding a meeting of the stockholders. The A&R Bylaws, the form of which is attached as Annex G to this proxy statement, provide that written consents delivered in lieu of any annual or special meeting must be delivered in accordance with the DGCL.

The foregoing description of the A&R Bylaws does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the A&R Bylaws, which is attached as Annex G to this proxy statement.

Third Amended and Restated Agreement of Limited Partnership of the Partnership

Concurrently with the execution of the contribution agreement, on October 21, 2021, a Third Amended and Restated Agreement of Limited Partnership of the Partnership (the Third A&R LPA) was adopted by the general partner and limited partners holding more than 67% of the outstanding Series A Preferred Units and 100% of the outstanding Common Units of the Partnership. The Third A&R LPA will become effective concurrently with the effective time of the transaction and provides for, among other things, admission of Contributor, the BX Holders and ISQ as limited partners thereunder, updates to certain tax-related provisions, and amendment of certain provisions relating to the Series A Preferred Units.

Specifically, with respect to the Series A Preferred Units, the Third A&R LPA provides for mandatory redemptions by the Partnership of 50,000 Series A Preferred Units at or prior to each of the six-, twelve- and eighteen-month anniversaries of the effectiveness of the Third A&R LPA, for an aggregate of 150,000 Series A Preferred Units over such eighteen-month period. The foregoing scheduled mandatory redemptions will be made on a pro rata basis from the holders thereof and are in addition to the pro rata redemption of 100,000 Series A Preferred Units that the Partnership has agreed to consummate on the closing date of the transaction under that certain Waiver and Consent Agreement entered into with certain holders of Series A Preferred Units on October 21, 2021. The Third A&R LPA also provides the Partnership with an option to redeem Series A Preferred Units so long as at least 25,000 Series A Preferred Units are redeemed in such redemption, without any dollar-value threshold. In addition, the Third A&R LPA increases the Series A Distribution Rate (as defined therein) from 7% to 10% effective the first quarter following December 31, 2023, rather than the quarter ending June 30, 2024, increases the IRR (as defined therein) applicable to the Series A Redemption Price (as defined therein) from 11.5% to 15% effective January 1, 2024, and permits distributions, redemptions or repurchases on Series A Junior Securities (as defined therein) to the extent they are solely attributable to cash from ordinary course operations and so long as the Total Leverage Ratio (as defined therein) is (a) less than or equal to 4.5x for distributions, redemptions or repurchases occurring prior to December 31, 2023 and (b) less than or equal to 4.0x for distributions, redemptions or repurchases occurring on or after January 1, 2024 (provided, however, that the Series A Preferred Units (and any accrued but unpaid distributions thereon) are treated as debt solely for the purpose of calculating the Total Leverage Ratio for distributions, redemptions or repurchases occurring on or after January 1, 2024).

The foregoing description of the Third A&R LPA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Third A&R LPA, which is attached as Annex F to this proxy statement.

Governing Law

The contribution agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined financial statements are provided to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma condensed consolidated combined financial statements are based on the Altus historical consolidated financial statements and the BCP historical consolidated financial statements as adjusted to give effect to the transaction. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the transaction as if it had been consummated on September 30, 2021. The unaudited pro forma condensed consolidated combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give effect to the transaction as if it had occurred on January 1, 2020.

The unaudited pro forma condensed consolidated combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•	the historical audited consolidated financial statements of BCP as of and for the year ended December 31, 2020, included in Annex A to this proxy statement;

•	the historical unaudited consolidated financial statements of BCP as of and for the nine months ended September 30, 2021, included in Annex A to this proxy statement;

•

the historical audited consolidated financial statements of Altus as of and for the year ended December 31, 2020, which are incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021);

•

the historical unaudited condensed consolidated financial statements of Altus as of and for the nine months ended September 30, 2021, which are incorporated by reference from its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (filed with the SEC on November 5, 2021); and

•	other information relating to BCP and Altus included elsewhere or incorporated by reference in this proxy statement.

The unaudited pro forma condensed consolidated combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2021

(in thousands)

	Historical		Transaction Accounting Adjustments		Pro Forma Balance Sheet
	Altus	BCP
ASSETS
Current assets:
Cash and cash equivalents	$108,988	$35,179	$11,762	5(o)	$35,179
			(120,750)	5(d)
Accounts receivable	—	208,226	—		208,226
Accounts receivable from Apache Corporation	1,018	—	10,981	5(u)	11,999
Revenue receivables	10,981	—	(10,981)	5(u)	—
Inventories	3,286	—	—		3,286
Other current assets	6,030	16,175	(509)	5(p)	21,696

Total current assets	130,303	259,580	(109,497)		280,386
Property, plant and equipment, net	177,584	1,850,521	328,918	5(a)	2,357,023
Intangible assets, net	11,799	830,570	1,401	5(n)	843,770
Operating lease right-of-use assets			67,337	5(p)	68,213
			876	5(t)
Equity method interests	1,537,907	629,413	317,093	5(b)	2,484,413
Deferred charges and other assets	8,341	23,121	(2,430)	5(f)	28,156
			(876)	5(t)

Total assets	$1,865,934	$3,593,205	$602,822		$6,061,961

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
Current liabilities:
Accounts payable	$—	$11,227	$—		$11,227
Accrued expenses	—	157,262	17,900	5(g)	181,445
			6,283	5(l)
Derivative liability	—	3,761	—		3,761
Dividends payable	11,562	—	—		11,562
Mandatorily redeemable preferred unit limited partners, current	—	—	117,424	5(k)	117,424
Other current liabilities	15,907	3,658	(332)	5(p)	18,563
			(670)	5(t)
Current portion of operating lease liabilities			35,806	5(p)	36,476
			670	5(t)
Current portion of long-term debt, net	—	53,992	—		53,992

Total current liabilities	27,469	229,900	177,081		434,450
Long-term debt, net	657,000	2,304,192	11,762	5(f,o)	2,972,954
Derivative liabilities	120,522	2,029	(52,978)	5(c)	69,573
Contingent liability	—	1,123	2,851	5(s)	3,974
Deferred revenue	—	12,118	—		12,118
Deferred tax liabilities	—	6,532	3,734	5(q)	10,266
Operating lease liabilities			31,612	5(p)	31,818
			206	5(t)
Asset retirement obligation	67,234	—	(67,234)	5(h)	—

	Historical		Transaction Accounting Adjustments		Pro Forma Balance Sheet
	Altus	BCP
Mandatorily redeemable preferred unit limited partners, noncurrent	—	—	58,485	5(k)	58,485
Other noncurrent liabilities	5,896	2,224	946	5(r)	8,860
			(206)	5(t)

Total liabilities	$878,121	$2,558,118	$166,259		$3,602,498

COMMITMENTS AND CONTINGENCIES
Redeemable noncontrolling interest—Common Unit limited partners	837,158	—	(21,158)	5(e)	1,851,082
			1,035,082	5(m)
Redeemable noncontrolling interest—Preferred Unit limited partners	634,795	—	(120,750)	5(d)	370,376
			(143,669)	5(e)

EQUITY:
Partners’ capital	—	1,035,087	(1,035,087)	5(m)	—
Class A Common Stock	1	—	—		1
Class C Common Stock	1	—	5	5(m)	6
Additional paid-in capital	—	—	245,485	5(j)	244,539
			(946)	5(r)
Accumulated deficit	(484,142)	—	(17,900)	5(g)	(6,541)
			502,042	5(i)
			(6,283)	5(l)
			(258)	5(p)
Accumulated other comprehensive loss	—	—	—	—

Total liabilities, noncontrolling interests, partners’ capital, and equity	$1,865,934	$3,593,205	$602,822		$6,061,961

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments		Pro Forma Statement of Operations
	Altus	BCP
OPERATING REVENUES:
Service revenue	$98,544	$205,279	$—		303,823
Product revenue	5,743	233,778	—		239,521
Other revenue	—	3,615	—		3,615

Total revenues	104,287	442,672	—		546,959
OPERATING EXPENSES:
Cost of sales (exclusive of depreciation and amortization shown separately below)	5,344	133,228	—		138,572
Depreciation, amortization and accretion	12,094	170,291	(5,970)	6(a)	176,415
Operating expenses	24,384	63,575	101	6(h)	88,060
General and administrative expenses	10,350	17,920	37,351	6(i)	65,845
			180	6(k)
			44	6(h)
Taxes other than income	10,431	9,003	—		19,434
Loss on disposal of assets	—	417	113	6(h)	530
Impairment expense	441	—	—		441

Total costs and expenses	63,044	394,434	31,819		489,297

OPERATING INCOME	41,243	48,238	(31,819)		57,662
Interest and other income	—	4,141	—		4,141
Gain on debt extinguishment	—	4	—		4
Interest expense	—	(88,458)	104	6(f)	(88,354)
Warrants valuation adjustment	222	—	—		222
Equity in earnings of unconsolidated affiliate	82,633	44,692	15,336	6(e)	142,661
Unrealized derivative instrument loss	18,487	—	(27,100)	6(c)	(8,613)
Other	11,321	—	—		11,321

Total other income (expenses), net	112,663	(39,621)	(11,660)		61,382
Financing costs, net of capitalized interest	7,887	—	(875)	6(g)	7,012

INCOME BEFORE INCOME TAXES	$146,019	$8,617	$(42,604)		$112,032
Deferred income tax expense	—	1,207	1,455	6(j)	2,662

NET INCOME (LOSS)	$146,019	$7,410	$(44,059)		$109,370

Less: Net income attributable to noncontrolling interest—Preferred Unit limited partners	72,662				62,990
Less: Net income attributable to noncontrolling interest—Common Unit limited partners	56,270				43,755

NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$17,087				$2,625

NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS, PER SHARE
Basic	$4.56				$0.70

Diluted	$3.83				$0.59

WEIGHTED AVERAGE SHARES
Basic	3,746				3,746	6(l)

Diluted	33,322				76,929	6(l)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments		Pro Forma Statement of Operations
	Altus	BCP
OPERATING REVENUES:
Service revenue	$144,714	$272,829	$—		417,543
Product revenue	3,695	135,330	—		139,025
Other revenue	—	2,017	—		2,017

Total revenues	148,409	410,176	—		558,585
OPERATING EXPENSES:
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,988	65,053	—		68,041
Depreciation, amortization and accretion	15,945	223,763	(7,780)	6(a)	231,928
Operating expenses	37,993	94,387	(308)	6(h)	132,072
General and administrative expenses	13,155	20,923	17,900	6(b)	108,507
			6,283	6(d)
			49,801	6(i)
			405	6(k)
			40	6(h)
Taxes other than income	15,069	10,985	—		26,054
Loss on disposal of assets	—	3,454	423	6(h)	3,877
Impairment expense	1,643	1,010,773	—		1,012,416

Total costs and expenses	86,793	1,429,338	66,764		1,582,895

OPERATING INCOME (LOSS)	61,616	(1,019,162)	(66,764)		(1,024,310)
Interest and other income	9	608	—		617
Gain on debt extinguishment	—	868	—		868
Interest expense	—	(135,516)	138	6(f)	(135,378)
Equity in (losses) earnings of unconsolidated affiliate	58,739	(308)	17,749	6(e)	76,180
Unrealized derivative instrument loss	(36,080)	—	28,135	6(c)	(7,945)
Other	(2,306)	—	—		(2,306)

Total other income (expenses), net	20,362	(134,348)	46,022		(67,964)
Financing costs, net of capitalized interest	2,190	—	(1,148)	6(g)	1,042

INCOME (LOSS) BEFORE INCOME TAXES	$79,788	$(1,153,510)	$(19,594)		$(1,093,316)
Current income tax benefit	(696)	—	—		(696)
Deferred income tax expense	—	968	2,279	6(j)	3,247

NET INCOME (LOSS)	$80,484	$(1,154,478)	$(21,873)		$(1,095,867)

Less: Net income attributable to noncontrolling interest—Preferred Unit limited partners	75,906				94,620
Less: Net income attributable to noncontrolling interest—Common Unit limited partners	2,987				(1,123,105)

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$1,591				$(67,382)

	Historical		Transaction Accounting Adjustments	Pro Forma Statement of Operations
	Altus	BCP
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS, PER SHARE
Basic	$0.42			$(17.99)

Diluted	$0.28			$(17.99)

WEIGHTED AVERAGE SHARES
Basic	3,746			3,746	6(l)

Diluted	16,246			3,746	6(l)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On October 21, 2021, Altus and Altus Midstream LP entered into a contribution agreement with Contributor to purchase 100% of the equity interests in BCP and BCP GP (the transaction) in exchange for an aggregate of 50,000,000 shares of Altus’ Class C common stock and an aggregate of 50,000,000 common units of Altus Midstream LP. The transaction is expected to close during the first quarter 2022, at which time BCP and BCP GP will become wholly owned subsidiaries of Altus. Following the transaction, (a) legacy Altus shareholders will hold approximately 25% of the Company’s outstanding shares (approximately 20% held by Apache Midstream) and legacy BCP and BCP GP unitholders will hold approximately 75% of the Company’s outstanding shares, and (b) legacy Altus Midstream LP unitholders will hold approximately 25% of the Partnership’s outstanding units (approximately 20% held by Apache Midstream) and legacy BCP and BCP GP unitholders will hold approximately 75% of the Partnership’s outstanding units.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (Transaction Accounting Adjustments) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (Management’s Adjustments). Management has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated combined financial information. The adjustments presented in the unaudited pro forma condensed consolidated combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the transaction.

The unaudited pro forma condensed consolidated combined financial statements are based on the Altus historical consolidated financial statements and the BCP historical consolidated financial statements as adjusted to give effect to the transaction. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the transaction as if it had been consummated on September 30, 2021. The unaudited pro forma condensed consolidated combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give effect to the transaction as if it had occurred on January 1, 2020.

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with BCP considered the accounting acquirer of Altus. Under the acquisition method of accounting, the purchase price is allocated to the underlying Altus assets acquired and liabilities assumed based on their respective fair market values. Any excess of purchase price over the fair value of the net assets acquired will be recorded as goodwill. Based on the estimated fair values of the assets acquired and liabilities assumed, no goodwill was recognized in this transaction. Refer below to Note 3, “Accounting Treatment.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the transaction are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the transaction. Altus and BCP have not had any historical relationship prior to the transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3. Accounting Treatment

Reverse Merger

Altus will be the legal acquiror of BCP. However, for accounting purposes, the transaction will be treated as a reverse merger and accounted for using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. As such, Altus will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the transaction, BCP unitholders will have a majority of the voting power of the combined company, BCP will control a majority of the governing body of the combined company, and BCP’s senior management will comprise the majority of the senior management of the combined company upon consummation of the transaction.

Accordingly, for financial reporting purposes, the net assets of BCP will be stated at historical carrying values and its consolidated financial statements will be presented as the predecessor to the combined company in the historical financial statements following the consummation of the transaction. Furthermore, for accounting purposes, the assets and liabilities of Altus will be recorded at their fair values measured as of the acquisition date, with any excess purchase price over the fair value of the net assets acquired, if any, to be recorded as goodwill. No goodwill will be recognized in the transaction. The results of Altus will be presented within the consolidated results of BCP from the date of acquisition going forward.

4. Preliminary Estimated Purchase Price and Purchase Price Allocation

Management performed a preliminary estimation of fair values of the Altus assets and liabilities as of September 30, 2021. As of the date of this proxy statement, BCP has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Altus assets to be acquired and the liabilities to be assumed and the related purchase price allocation. A final determination of the fair value of the Altus assets and liabilities will be based on the actual net assets and liabilities of Altus that exist as of the closing date and, therefore, cannot be made prior to the completion of the transaction. In addition, the value of the consideration given by BCP upon the consummation of the transaction will be determined based on the closing price of the Altus common shares on the closing date. BCP estimated the fair value of the Altus assets and liabilities based on discussions with Altus’ management, preliminary valuation studies, due diligence, and information presented in Altus public filings. Upon completion of the transaction, final valuations will be performed. The final purchase price and purchase price allocation may be different than what is presented herein, and such differences could be material.

Preliminary Estimated Purchase Price

The following table summarizes the preliminary estimate of the purchase price (in thousands, except shares and per share price):

Class A Common Stock shares outstanding	3,746,000
Class A Common Stock share price (1)	$65.28

Class A consideration effectively transferred	$244,539

Redeemable noncontrolling interest - Common Units outstanding	12,500,000
Redeemable noncontrolling interest - Common Units share price (2)	$65.28

Common Units consideration effectively transferred	$816,000

Equity portion of consideration effectively transferred	$1,060,539

Liability incurred for replacement share based awards	$946

Total estimated consideration effectively transferred	$1,061,485

(1)

The final purchase price will be based on the fair value of the issued and outstanding shares of Class A Common Stock as of the closing date. For purposes of preparing these unaudited pro forma condensed consolidated combined financial statements, the estimated fair value is based on the closing stock price of the Class A Common Stock as of November 9, 2021.

(2)

The final purchase price will be based on the fair value of the issued and outstanding Common Units as of the closing date of the transaction. For purposes of preparing these unaudited pro forma condensed consolidated combined financial statements, the estimated fair value is based on the closing stock price of the Class A Common Stock as of November 9, 2021 for these economic-only Common Units. The holders of Common Units also hold an equal number of voting-only Class C Common Stock. These Common Units can be redeemed at any time in exchange for shares of Class A Common Stock on a one-for-one basis, resulting in the cancellation of a corresponding number of shares of Class C Common Stock.

The Altus Class A Common Stock and the Partnership Common Units equity portion of the purchase price will depend on the market price of the Class A Common Stock when the acquisition is consummated. Management believes that a 10% fluctuation in the market price of Class A Common Stock is reasonably possible, and the potential effect on purchase price would be:

	Class A Common Stock share price	Purchase price
As presented	65.28	$1,060,539
10% increase	71.81	1,166,625
10% decrease	58.75	954,453

Preliminary Estimated Purchase Price Allocation

The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):

Current assets	$21,315
Property, plant and equipment, net	506,500
Intangible assets, net	13,200
Equity method interests	1,855,000
Other non-current assets	5,911

Total assets acquired	2,401,926
Current liabilities assumed	(162,793)
Long-term debt assumed	(668,762)
Derivative liabilities	(67,544)
Deferred tax liabilities	(3,734)
Mandatorily redeemable preferred unit limited partners	(58,485)
Other non-current liabilities assumed	(8,747)

Total liabilities assumed	(970,065)
Redeemable noncontrolling interest—Preferred Unit limited partners	(370,376)

Total consideration effectively transferred (1)	$1,061,485

(1)	Does not include the redeemable noncontrolling interest associated with the Common Units, as the total fair value associated with these common units are included in the consideration transferred.

5. Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments

(a)

Reflects the pro forma adjustments to historical amounts to record the estimated fair value of property, plant and equipment that includes gathering, transmission and processing facilities, other fixed assets and elimination of the asset retirement obligation asset (see Note 6(a) below).

(b)	Reflects the pro forma adjustments to historical amounts to record the estimated fair value of equity method investments (see Note 6(e) below).

	Ownership	Fair Value as of September 30, 2021
Gulf Coast Express Pipeline, LLC	16.0%	$530,000
EPIC Crude Oil Pipeline, LP	15.0%	—
Permian Highway Pipeline, LLC	26.7%	910,000
Breviloba, LLC	33.0%	415,000

		$1,855,000

(c)	Reflects a pro forma adjustment to historical amounts to record the estimated fair value of the derivative liability (see Note 6(c) below).

(d)

Reflects the Series A Preferred Units mandatory redemption in the amount of $120.8 million. The redemption has been recorded as a reduction to Redeemable noncontrolling interest—Preferred Unit limited partners and reduction to Cash and cash equivalents of $120.8 million.

(e)

Reflects a pro forma adjustment to record Redeemable noncontrolling interest—Common Unit limited partners at fair value of $816.0 million and Redeemable noncontrolling interest—Preferred Unit limited partners at fair value of $370.4 million.

(f)

Reflects a pro forma adjustment to record the long-term debt at fair value. The historical amount of the revolving credit facility of $657 million approximates the fair value since the revolving credit facility has a floating interest rate. The interest rate per annum for borrowings under this facility is either a base rate plus a margin, or the London Interbank Offered Rate (LIBOR), plus a margin. The historical deferred debt issuance costs balance of $2.4 million was eliminated (see Note 6(g) below).

(g)

Reflects a pro forma adjustment for $17.9 million of Altus estimated transaction costs consisting of advisory, legal, accounting and auditing fees and other professional fees. The adjustment has been recorded as an increase to Accrued expenses and reduction to Accumulated deficit of $17.9 million (see Note 6(b) below).

(h)

Reflects a pro forma adjustment to eliminate the asset retirement obligation balance of $67.2 million since the ultimate dismantlement and removal dates of the Altus pipelines and infrastructure are not determinable based on the future operating plans of the combined business, such that the fair value of the liability is not currently estimable (see Note 6(a) below).

(i)	Reflects a pro forma adjustment to eliminate the Altus historical Accumulated deficit.

(j)	Reflects a pro forma adjustment to record consideration effectively transferred in amount of $245.5 million to Altus APIC.

(k)	Reflects a pro forma adjustment to record Mandatorily redeemable preferred unit limited partners at fair value of $175.9 million of which $117.4 million is current.

(l)

Reflects a pro forma adjustment for $6.3 million of BCP estimated transaction costs consisting of advisory, legal, accounting and auditing fees and other professional fees. The adjustment has been recorded as an increase to Accrued expenses and reduction to Accumulated deficit of $6.3 million (see Note 6(d) below).

(m)	Reflects a pro forma adjustment to record 50,000,000 shares of Class C Common Stock issued and reclass of BCP’s partners’ capital to Redeemable noncontrolling interest—Common Unit limited partners.

(n)

Reflects a pro forma adjustment to historical amounts to record the estimated fair value of rights of way (see Note 6(a) below). Altus rights of way were reclassified from Property, plant and equipment, net to Intangible assets, net.

(o)

Reflects a pro forma adjustment to record an additional withdrawal of $11.8 million under the revolving credit facility for Series A Preferred Units redemption of $120.8 million. The withdrawal has been recorded as an increase to Long-term debt, net and increase to Cash and cash equivalents of $11.8 million (see Note 5(d) above and Note 6(f) below).

(p)	Reflects a pro forma adjustment to record BCP’s existing lease agreements under ASC 842 to conform to the accounting practices of Altus (see Note 6(h) below).

(q)	Reflects a pro forma adjustment to record a deferred tax liability of $3.7 million related to the fair value adjustments to the Altus’ assets (see Note 6(j) above).

(r)	Reflects a pro forma adjustment to record BCP liability of $0.9 million incurred for replacement share—based awards of Altus which is part of the consideration effectively transferred.

(s)

Reflects a pro forma adjustment to record an assumed liability of $2.9 million related to the fair value of earnout consideration for Altus’ prior acquisition. On November 9, 2018, Altus (formerly known as Kayne Anderson Acquisition Corp.) consummated an acquisition of certain entities previously owned by Apache Corporation. In connection with this acquisition, Apache Corporation has the right to receive earnout consideration of up to 1,875,000 shares of Class A Common Stock.

(t)	Reflects a pro forma adjustment to reclassify Altus’ existing lease agreements under ASC 842 to conform to BCP’s accounting practices.

(u)	Reflects a pro forma adjustment to reclassify revenues earned by Altus that have not yet been invoiced to Apache Corporation to conform to BCP’s accounting practices.

6. Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments

(a)

Reflects the pro forma adjustments to eliminate historical depreciation and accretion expenses and record depreciation and amortization expense based on the fair value of the property plant and equipment and rights of way and the estimated remaining useful lives (see Notes 5(a), 5(h) and 5(n) above).

(b)	Reflects a pro forma adjustment to record Altus’ estimated transaction costs of $17.9 million (see Note 5(g) above).

(c)

Reflects the pro forma adjustments to eliminate historical unrealized derivative instrument loss and record unrealized derivative instrument gain based on the fair value of the derivative liability (see Note 5 (c) above).

(d)	Reflects a pro forma adjustment to record BCP’s estimated transaction costs of $6.3 million (see Note 5(l) above).

(e)

Reflects a pro forma adjustment to eliminate equity in losses of EPIC Crude Oil Pipeline unconsolidated affiliate, as no value was allocated in the transaction to EPIC Crude Oil Pipeline (see Note 5(b) above).

(f)	Reflects a pro forma adjustment to accrue interest expense on additional withdrawal of $11.8 million under the revolving credit facility (see Note 5(o) above).

(g)	Reflects a pro forma adjustment to eliminate the historical deferred debt issuance costs amortization (see Note 5(f) above).

(h)

Reflects a pro forma adjustment to record straight-line lease expense for equipment and real estate leases and gains/losses recognized on early termination of leases recorded under ASC 842 (see Note 5(p) above).

(i)	Reflects a pro forma adjustment to record BCP’s stock compensation expense.

(j)	Reflects a pro forma adjustment to record deferred income tax expense related to the fair value adjustments to Altus’ assets (see Note 5(q) above).

(k)	Reflects a pro forma adjustment to record Altus’ stock compensation expense.

(l)

The pro forma basic and diluted number of shares presented in the unaudited pro forma condensed combined statements of operations are based upon the number of BCP’s shares outstanding as if the transaction occurred on January 1, 2020. The calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the transaction have been outstanding for the entirety of the period presented.

Pro forma weighted average common shares outstanding presented in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 - basic and diluted are calculated as follows:

	Basic number of shares	Diluted number of shares
September 30, 2021
Class A common stockholders	3,746,000	3,746,000
Redeemable noncontrolling interest—Common Unit limited partners	—	62,500,000
Redeemable noncontrolling interest—Preferred Unit limited partners	—	10,682,591

	3,746,000	76,928,591

Diluted net loss per share presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 attributable to holders of Class A Common Stock is the same as basic net loss per share as the effects of potentially dilutive securities are antidilutive given the net loss of the combined company.

INFORMATION ABOUT THE COMPANIES

Information About BCP

BCP is the parent of EagleClaw Midstream, which is a privately held midstream energy business providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, NGLs, crude oil, and water. EagleClaw Midstream is headquartered in Midland, Texas and has a significant presence in Houston, Texas. EagleClaw Midstream operates in the Southern Delaware Basin, specifically in Culberson, Loving, Pecos, Reeves, and Ward Counties, Texas. EagleClaw Midstream is the largest private gas processor in the Delaware Basin, with 1,320 MMcf/d of capacity and more than 1,400 miles of operated pipelines. EagleClaw Midstream has long-term dedications of nearly 750,000 acres for gas, crude, and water midstream services from approximately 30 successful and active producers in the Delaware Basin. Additionally, BCP owns a 26.7% equity interest in a natural gas intrastate Permian Basin pipeline, Permian Highway Pipeline, that has access to various points along the Texas Gulf Coast.

Additional information about BCP and EagleClaw Midstream is included in Annex A to this proxy statement.

Information About Altus

Altus, through its ownership interest in the Partnership, owns gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s production from Alpine High. Additionally, Altus owns equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast.

Altus has no independent operations or material assets outside its ownership interest in the Partnership. The Partnership’s assets include approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 MMcf/d, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Altus’ existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling its midstream contracts to service Apache Corporation’s production from Alpine High and potential third-party customers.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Altus consists of 1,500,000,000 shares of Class A Common Stock, 1,500,000,000 shares of Class C Common Stock, and 50,000,000 shares of preferred stock, par value $0.0001 per share (Preferred Stock). As of [●], [●] shares of Class A Common Stock were issued and outstanding, 12,500,000 shares of Class C Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. Upon completion of the transaction, 50,000,000 shares of Class C Common Stock will be issued to Contributor or its designees, 62,500,000 shares of Class C Common Stock will be issued and outstanding, and there will be no other changes to the Altus capital stock.

The following summary of the capital stock of Altus does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the form of the Third Amended and Restated Certificate of Incorporation, the form of which is attached as Annex D to this proxy statement.

Common Stock

General

The Class A Common Stock is listed on Nasdaq under the symbol “ALTM.” The Class C Common Stock is not listed on any national securities exchange. All outstanding shares of Altus Common Stock are fully paid and non-assessable. Any additional shares of Altus Common Stock Altus issues will, when issued, also be fully paid and non-assessable.

Voting

Each share of Altus Common Stock entitles the holder thereof to one vote on all matters to be voted on by Altus’ stockholders. Holders of the Class A Common Stock and holders of the Class C Common Stock vote together as a single class on all matters submitted to a vote of Altus’ stockholders, except as required by law. In addition, holders of Class C Common Stock, voting as a separate class, are entitled to approve any amendment, alteration, or repeal of any provision of the Second Amended and Restated Certificate of Incorporation of Altus that would alter or change the powers, preferences, or relative, participating, optional, or other or special rights of the Class C Common Stock. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividends

Subject to the rights of the holders of any outstanding series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by the Altus Board out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.

Liquidation Distributions

In the event of a liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. Holders of Class C Common Stock are not entitled to receive any of Altus’ assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of Altus.

No Preemptive or Similar Rights

Altus’ stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.

Related Redemption Rights

Apache Midstream owns all 12,500,000 outstanding shares of Class C Common Stock as well as 12,500,000 Common Units. The holder of Common Units generally has the right to cause the Partnership to redeem all or a portion of such holder’s Common Units in exchange for shares of Class A Common Stock or, at the Partnership’s option, an equivalent amount of cash; provided that Altus may, at its option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by the Partnership. Upon any redemption or exchange of a holder’s Common Units, a corresponding number of shares of Class C Common Stock held by such holder will be cancelled.

PROPOSAL NO. 2—THE CHARTER AMENDMENT PROPOSAL

Assuming the share issuance proposal and the charter amendment proposal are approved, Altus will replace its existing Charter with the proposed Third A&R Charter in the form attached to this proxy statement as Annex D, which, in the judgment of the Altus Board, is necessary to adequately address the needs of Altus following the closing of the transaction.

The following table sets forth a summary of the principal proposed changes between the existing Charter and the proposed Third A&R Charter relating to the charter amendment proposal. This summary is qualified by reference to the complete text of the proposed Third A&R Charter, a copy of which is attached to this proxy statement as Annex D. All Altus stockholders are encouraged to read the proposed Third A&R Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Third A&R Charter
Class C Common Stock Voting (Proposal No. 2A)

The existing Charter provides that any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to Altus by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of Altus having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to Altus’ registered office shall be by hand or by certified or registered mail, return receipt requested.

See Article IV of the existing Charter.

The proposed Third A&R Charter removes the requirement that a consent or consent be in writing, and modifies the form of delivery requirement to be in accordance with the DGCL.

See Article IV of the proposed Third A&R Charter.

Removal (Proposal No. 2B)	The existing Charter provides that directors on the Altus Board may be removed only for cause. See Article V of the existing Charter.	The proposed Third A&R Charter provides that directors on the Altus Board may be removed with or without cause. See Article V of the proposed Third A&R Charter.

	Existing Charter	Proposed Third A&R Charter

Meetings (Proposal No. 2C)

The existing Charter provides that the Altus Board, the Chairman of the Board, or the Chief Executive Officer may call a special meeting and that the ability of the stockholders to call a special meeting is specifically denied.

See Article VII of the existing Charter.

The proposed Third A&R Charter removes the ability of the Chief Executive Officer to call a special meeting and provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of the stock of Altus entitled to vote generally in the election of directors, special meetings of the stockholders of Altus for any purpose or purposes shall also be called by or at the direction of the Altus Board or the Chairman of the Board at the request of such stockholder.

See Article VII of the proposed Third A&R Charter.

Action by Written Consent (Proposal No. 2D)

The existing Charter provides that unless otherwise provided for or relating to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of Altus must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent.

See Article VII of the existing Charter.

The proposed Third A&R Charter provides that unless otherwise provided for or relating to the rights of holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of Altus may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Altus in accordance with the DGCL.

See Article VII of the proposed Third A&R Charter.

Competition and Corporate Opportunities (Proposal No. 2E)	The existing Charter contains certain provisions providing that the doctrine of corporate opportunity shall apply with respect to the directors or officers of Altus only with respect to a	The proposed Third A&R Charter will revise the corporate opportunities article to provide that Altus’ officers and directors and the Sponsors, and any of their respective affiliates (each, an

	Existing Charter	Proposed Third A&R Charter

corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of Altus, (ii) that is one Altus is legally and contractually permitted to undertake and would otherwise be reasonable for Altus to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to Altus without violating any legal obligation (such corporate opportunity that satisfies (i)-(iii), a Subject Opportunity).

See Article IX of the existing Charter.

Identified Person) may engage in businesses that overlap with or compete with Altus, and no such person will be liable to Altus or its stockholders for breach of any fiduciary duty; provided, however, that Altus does not renounce its interest in any Subject Opportunity offered to any of its officers or directors or their respective affiliates. Any Identified Person may, among other things, engage in a corporate opportunity in the same or similar business activities or lines of business in which Altus or its affiliates has a reasonable expectancy interest or property right or otherwise compete with Altus.

See Article IX of the proposed Third A&R Charter.

Supermajority Voting for Amendment of Certain Provisions of the Charter (Proposal No. 2F)

Under the existing Charter, all matters subject to a stockholder vote require the affirmative vote of the holders of a majority of the outstanding Altus Common Stock entitled to vote thereon.

See Article X of the existing Charter.

The proposed Third A&R Charter will require the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all then-outstanding shares of Altus’ capital stock entitled to vote generally in the election of directors, voting together as a single class, for the stockholders of Altus to amend, alter, change or repeal any provision contained in Article IX of the proposed Third A&R Charter.

See Article X of the proposed Third A&R Charter.

Reasons for the Amendments to Altus’ Existing Charter

In the judgment of the Altus Board, the proposed Third A&R Charter is necessary to address the needs of Altus following the closing of the transaction. In particular:

•

Proposal No. 2A is intended to update the language of the Third A&R Charter related to the delivery of written consents to refer specifically to the DGCL to ensure that Altus complies with the most recent DGCL statutory language, rather than continue to include the DGCL statutory language in the existing Charter, which may become obsolete following updates to the DGCL.

•	Proposal No. 2B is intended to facilitate compliance with the DGCL, which does not permit non-staggered boards to limit removal solely for cause.

•

Proposal No. 2C is intended to facilitate increased corporate governance and stockholder engagement, and to provide the ability for certain stockholders to call special meeting(s) upon such stockholder’s request.

•

Proposal No. 2D is intended to update the language of the existing Charter related to the delivery of written consents to refer specifically to the DGCL to ensure that Altus complies with the most recent DGCL statutory language, rather than continue to include the DGCL statutory language in the existing Charter, which may become obsolete following updates to the DGCL. Proposal No. 2D also permits greater management by stockholders by allowing them to act without a meeting.

•

Proposal No. 2E is intended to maintain Altus’ ability to retain and attract qualified directors and to carry out the intent of the parties with respect to composition of the Altus Board pursuant to the stockholders agreement. The Altus Board expects that qualified directors would likely engage in business activities outside of Altus and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of Altus, particularly given that a number of such directors will be designated by significant stockholders of Altus pursuant to the stockholders agreement. The Altus Board believes that the Sponsors should not be restricted from investing in or operating similar businesses and the Sponsors would have been unwilling or unable to enter into the transaction without such assurances due to their activities as investors in a wide range of companies. The Altus Board believes that Proposal No. 2E reflects a desirable and appropriate change in corporate governance to provide reasonable limits and exclusions on the advance waiver of corporate opportunities reflecting the changed circumstances of Altus following the transaction. The Altus Board believes that without such a waiver, qualified directors could be dissuaded from serving on the Altus Board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to Altus and its affiliates) and would make it difficult for the parties to carry out the intent of the stockholders agreement (which grants certain rights to significant stockholders of Altus following closing of the transaction). The Altus Board believes that the limits and exclusions contained in the corporate opportunities waiver included in the Third A&R Charter provide a clear delineation between which corporate opportunities the “Identified Persons” identified thereunder may or may not pursue in his or her individual capacity, and that such clarity will enable Altus to attract and retain qualified directors, including as contemplated by the stockholders agreement.

•

Proposal No. 2F is desirable to enhance the continuity and stability of the corporate opportunity article in the Third A&R Charter. The Altus Board believes that going forward, a supermajority voting requirement encourages the person seeking to modify the Altus corporate opportunities doctrine to negotiate with the Altus Board to reach terms that are appropriate for all stockholders.

Required Vote

The affirmative vote of a majority of the outstanding shares of Altus Common Stock is required to approve the charter amendment proposal. If you abstain from voting or fail to vote, it will have the same effect as voting “AGAINST” this proposal. Accordingly, it is important that you provide Altus with your proxy or attend the Altus special meeting in person so that your shares are counted towards the quorum and this requirement.

The Altus Board recommends a vote “FOR” the charter amendment proposal (Proposal No. 2).

In addition, even if the Altus stockholders approve the charter amendment proposal, the transaction may not be completed if the conditions to closing the transaction are not satisfied or, if allowed by applicable law, waived. Altus can give no assurance that the conditions to closing the transaction will be satisfied or so waived.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership by Directors and Executive Officers

The following table sets forth, as of [●], the beneficial ownership of Altus Common Stock of (i) each director of Altus, (ii) Altus’ named executive officers identified in the proxy statement for Altus’ 2021 annual meeting of stockholders, and (iii) all directors and executive officers of Altus as a group. The table also presents such persons’ beneficial ownership of shares of APA Corporation’s common stock owned of record or beneficially owned as of the date specified above. APA Corporation, including through one or more subsidiaries, currently owns approximately 79% of Altus Common Stock. All ownership information is based upon filings made by those persons with the SEC and upon information provided to Altus.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership in Altus (2)		Percent of Class		Amount and Nature of Beneficial Ownership in APA (2)		Percent of Class
Mark Borer		(3)(4)		*
Clay Bretches				*		(7)		*
Staci L. Burns				*		(5)(6)(7)		*
Joe C. Frana		(4)		*
Rebecca A. Hoyt				*		(5)(6)(7)(8)		*
P. Anthony Lannie						(5)(7)		*
D. Mark Leland		(3)(4)		*
Kevin S. McCarthy		(3)		*
Christopher J. Monk						(7)		*
Stephen P. Noe
Robert S. Purgason		(3)		*
Ben C. Rodgers				*		(7)		*
Jon W. Sauer				*		(5)(6)(7)(8)		*
All directors and executive officers as a group (including the above named persons)				*				*

*	Represents less than one percent of outstanding shares of common stock.
(1)	Unless otherwise noted, the business address of each of the directors and executive officers in this table is One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.
(2)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Each fractional share has been rounded to the nearest whole share.

(3)

Includes shares of Class A Common Stock issuable upon exercise of the following outstanding warrants: Mr. Borer—[●]; Mr. Leland—[●]; Mr. McCarthy—[●]; Mr. Purgason—[●]; and all executive officers as a group—0. Each warrant entitles the holder to purchase one-twentieth of a share of Class A Common Stock.

(4)

Includes the following unvested restricted stock units granted under the Company’s Restricted Stock Units Plan (RSU Plan): Mr. Borer—[●]; Mr. Frana—[●]; Mr. Leland—[●]; and all executive officers as a group—0.

(5)

Includes the following shares of APA common stock issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Ms. Burns—[●]; Ms. Hoyt—[●]; Mr. Lannie—[●]; Mr. Sauer—[●]; and all executive officers as a group—[●].

(6)

Includes the following shares of APA common stock held by the trustee of Apache Corporation’s 401(k) Savings Plan and/or Non-Qualified Retirement Savings Plan: Ms. Burns—[●]; Ms. Hoyt—[●]; Mr. Sauer—[●]; and all executive officers as a group—[●].

(7)

Includes the following unvested APA restricted stock units granted under APA Corporation’s 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan: Mr. Bretches—[●]; Ms. Burns—[●]; Ms. Hoyt—[●]; Mr. Lannie—[●]; Mr. Monk—[●]; Mr. Rodgers—[●]; Mr. Sauer—[●]; and all executive officers as a group—[●].

(8)

Includes the following APA common stock equivalents held through APA Corporation’s Deferred Delivery Plan, which allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under APA Corporation’s 2011 Omnibus Equity Compensation Plan and 2016 Omnibus Compensation Plan: Ms. Hoyt—[●]; Mr. Sauer—[●]; and all executive officers as a group—[●].

Ownership by Five Percent Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent of the outstanding shares of Altus Common Stock and/or Altus warrants as of [●], based on the information available as of [●], according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock, Class C Common Stock, and Warrants	Apache Midstream LLC 2000 Post Oak Blvd., Suite 100 Houston, TX 77056	13,024,758	(1)	79.4
Warrants	Highbridge Capital Management, LLC 277 Park Avenue, 23rd Floor New York, NY 10172	343,708	(2)	8.4
Class A Common Stock	The Goldman Sachs Group, Inc. 200 West Street New York, NY 10282	277,899	(3)	7.2
Class A Common Stock	Hotchkis and Wiley Capital Management, LLC 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	191,738	(4)	5.1

(1)	Based on the Schedule 13D/A filed by Apache on November 10, 2021.
(2)	Based on the Schedule 13G/A filed by Highbridge Capital Management, LLC on February 5, 2021.
(3)	Based on the Schedule 13G/A filed by The Goldman Sachs Group, Inc. on February 11, 2021.
(4)	Based on the Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC on February 10, 2021.

STOCKHOLDER PROPOSALS

Altus stockholders are entitled to submit proposals on matters appropriate for stockholder action at next year’s annual meeting consistent with the regulations of the SEC and Altus’ current bylaws.

Proposals for Inclusion in 2022 Proxy Statement

The SEC rules permit stockholders to submit proposals (other than director nominations) for inclusion in the proxy statement for Altus’ 2022 annual meeting if the submitting stockholder and the proposal satisfy the requirements set forth in SEC Rule 14a-8.

•	When to send these proposals. Any stockholder proposal submitted in accordance with SEC Rule 14a-8 must be received by Altus’ corporate secretary on or before December 24, 2021.

•	Where to send these proposals. Proposals should be addressed to Altus’ corporate secretary at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•	What to include. Proposals must conform to and include the information required by SEC Rule 14a-8.

Proposals and Director Nominations for Presentation at 2022 Annual Meeting

Altus’ current bylaws also provide that any stockholder proposal that is not submitted for inclusion in the proxy statement for Altus’ 2022 annual meeting under SEC Rule 14a-8, as described above, or director nomination may be presented directly at Altus’ 2022 annual meeting if the submitting stockholder and the proposal satisfy the requirements set forth in Section 3.2 (with respect to director nominations) or Section 2.7 (with respect to other proposals) of Altus’ current bylaws.

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When to send these proposals. Stockholder proposals, including director nominations, submitted under these bylaw provisions must be received by Altus’ corporate secretary no earlier than the opening of business on February 3, 2022 and no later than the close of business on March 5, 2022.

•	Where to send these proposals. Proposals should be addressed to Altus’ corporate secretary at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

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What to include. Proposals must conform to and include the information required by Section 3.2(d) of Altus’ current bylaws (with respect to director nominations) or Section 2.7(a)(ii) of Altus’ current bylaws (with respect to all other proposals). Altus’ current bylaws are filed as an exhibit to Altus’ most recent Annual Report on Form 10-K filed with the SEC, or a printed copy of Altus’ current bylaws is available free of charge by writing to Altus’ corporate secretary at the address above.

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Discretion to vote proxies on these proposals. If any stockholder proposal, including any director nomination, is properly presented directly at Altus’ 2022 annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

SOLICITATION OF PROXIES

This proxy is solicited by the Altus Board for use at the Altus special meeting and any adjournment thereof. Solicitation of proxies for use at the special meeting may be made in person or by Internet, mail, telephone, or other electronic means by directors, officers, and regular employees, if any, of Altus. These persons will receive no special compensation for any solicitation activities. Altus has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Altus Common Stock for whom they are record holder, and Altus will, upon request, reimburse reasonable forwarding expenses.

STOCKHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Altus stockholders who reside at the same address may receive a single set of proxy materials, unless one or more of the stockholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-866-540-7095. You can also request information about householding from your broker or bank.

If you are a stockholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials promptly mailed to you or if you would like to opt out of householding for future mailings, please send your written request to American Stock Transfer & Trust Company, LLC, ATTN: AST Mail Services, 6201 15th Avenue, Brooklyn, New York 11219 or call 718-921-8124.

WHERE YOU CAN FIND MORE INFORMATION

Altus files annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, like Altus, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Altus with the SEC are also available at Altus’ Internet website. The address of the site is www.altusmidstream.com/investors/sec-filings. The web address of the SEC and Altus are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those websites is not part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

This proxy statement incorporates by reference the documents listed below that Altus has filed with the SEC but have not been included or delivered with this proxy statement. These documents contain important information about Altus and its business, prospects and financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 3, 2021 (filed with the SEC on April 23, 2021);

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Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021 (filed with the SEC on May 10, 2021, August 5, 2021 and November 5, 2021, respectively); and

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Current Reports on Form 8-K filed with the SEC on June 4, 2021, August 5, 2021, October 14, 2021, October 21, 2021 and [●], 2021 (in each case, excluding any information furnished pursuant to Item 2.02 or Item 7.01).

All documents that Altus files pursuant to Sections 13(a), 13(c), 14, or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the Altus special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of Altus’ Current Reports on Form 8-K and any other information which is furnished, but not filed, with the SEC, is not incorporated herein by reference. You can obtain any of the documents incorporated by reference in this proxy statement from Altus without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

(713) 296-6000

Neither Altus nor Contributor has authorized anyone to give any information or make any representation about the transaction or any of the parties that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then solicitation made pursuant to this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

This proxy statement contains a description of the representations and warranties that each of the parties made to each other in the contribution agreement. Representations and warranties made by Altus, Contributor, and other applicable parties are also set forth in other agreements that are attached to this proxy statement. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts.

ANNEX A

INFORMATION CONCERNING BCP AND EAGLECLAW MIDSTREAM

In this Annex A, references to “BCP,” “EagleClaw Midstream,” “ECM,” the “Company,” “we,” “us” and “our” refer to BCP Raptor Holdco, LP and its subsidiaries.

Overview

BCP Raptor Holdco, LP is the parent of EagleClaw Midstream, which is a privately held midstream energy business providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, natural gas liquids (NGLs), crude oil, and water. BCP is headquartered in Midland, Texas and has a significant presence in Houston, Texas. ECM operates in the Southern Delaware Basin, specifically in Culberson, Loving, Pecos, Reeves, and Ward Counties, Texas. ECM is one of the largest private gas processors in the Delaware Basin, with 1,320 MMcf/day of capacity and more than 1,400 miles of operated pipelines. ECM has long-term dedications of approximately 750,000 acres for gas, crude, and water midstream services from nearly 30 successful and active producers in the Delaware Basin. The graphic below depicts ECM’s operations within the natural gas and crude oil value chain.

Our Operations

The map below illustrates ECM’s areas of operation:

ECM’s business is comprised of two businesses: three stream Gathering and Processing and Pipeline.

ECM’s Gathering and Processing operates under three entities: EagleClaw Midstream Ventures, LLC (ECMV), Pinnacle Midstream, LLC (Pinnacle) and CR Permian Holdings, LLC (CR Permian). That segment includes gas gathering and compression assets located throughout the Southern Delaware Basin, with approximately 1,000 miles of low and high-pressure steel pipeline. Gas processing assets are centralized at four processing complexes with total cryogenic processing capacity of 1.3 billion cubic feet per day (Bcf/d): the East Toyah complex (460 MMcf/d), the Pecos Bend complex (520 MMcf/d), the Pecos complex (260 MMcf/d) and the Sierra Grande complex (60 MMcf/d) which is currently idle. Current residue gas outlets include the El Paso Natural Gas Pipeline, ET Comanche Trail Pipeline, Oneok Roadrunner Pipeline, ET Oasis Pipeline and Whitewater Agua Blanca. NGL outlets include Energy Transfer GC NGL Pipeline and Grand Prix Pipeline.

The Gathering and Processing business also includes ECM’s crude oil gathering, stabilization, and storage services throughout the Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 200 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’ 285 Central Station and State Line and Oryx’ Orla & Central Mentone.

Finally, ECM has water gathering and disposal assets located in northern Reeves County, Texas which are included in the Gathering and Processing business. The system includes approximately 70 miles of gathering pipeline and approximately 500,000 barrels per day of permitted disposal capacity at 16 active and permitted disposal wells.

BCP’s Pipeline business consists of a 26.67% equity interest in Permian Highway Pipeline, LLC (PHP). PHP was formed to develop, construct, own, operate and maintain the PHP Pipeline. Beginning at the Waha Texas Hub and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf per day of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021.

Acquisition History

ECMV, one of the current subsidiaries of the ECM business, was formed in 2012 and has rapidly grown through organic growth and a series of acquisitions which has expanded capabilities, footprint and service offerings. In December 2014, ECMV acquired certain legacy BHP Billiton and West Texas Gas, Inc. gas gathering and processing assets, including the East Toyah cryogenic processing facility. In August 2016, ECMV acquired additional gas gathering and processing assets from PennTex Midstream Partners, including the Pecos cryogenic processing facility.

On April 25, 2017, BCP was formed to acquire and develop midstream oil and gas assets. BCP is governed by the board of managers of BCP Raptor Holdco GP, LLC (BCP GP). At the time of formation, such entities were ultimately owned by two funds controlled by Blackstone Inc., Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C.

On June 22, 2017, BCP Raptor, LLC indirectly acquired all of the issued and outstanding membership interests of ECMV. BCP Raptor, LLC, an indirect wholly owned subsidiary of BCP, became the parent of ECMV and entered into a $1,250,000,000 Term Loan B facility and $100,000,000 revolving credit facility as part of the BCP Raptor, LLC acquisition on June 22, 2017.

On September 4, 2018, BCP PHP, LLC, a subsidiary of BCP, subscribed for a 50% equity interest in Permian Highway Pipeline, as described above. BCP PHP, LLC and Kinder Morgan Texas Pipeline LLC entered into that certain Amended and Restated Limited Liability Company Agreement of Permian Highway Pipeline LLC resulting in each party becoming an Initial Member holding a 50% Membership Interest. Both ExxonMobil Permian Highway Pipeline LLC and Altus Midstream LP (the Partnership) subsequently acquired Membership Interests, on January 15, 2019 and May 17, 2019, respectively, resulting in Kinder Morgan Texas Pipeline LLC, BCP PHP, LLC and the Partnership each owning approximately 26.7% of the Membership Interests and ExxonMobil Permian Highway Pipeline LLC owning 20% of the Membership Interests.

ECM closed two additional transactions on November 1, 2018. The first was the acquisition of the Caprock Midstream business. The business included a natural gas gathering system, the Pecos Bend Gas Processing Complex, crude oil gathering assets, the Stampede Oil Terminal and produced water gathering and disposal assets. The transaction was structured as a stock purchase between Caprock Preferred Equity Holdings LLC (the Caprock Seller), Caprock Midstream Holdings LLC (Caprock Midstream), and BCP Raptor II, LLC, a separate and distinct subsidiary of BCP. BCP Raptor II, LLC is an affiliate of ECMV, but was acquired in a separate ownership silo under the common indirect ownership of BCP. At closing, Caprock Seller conveyed all of the issued and outstanding membership interests of the Caprock Midstream to BCP Raptor II, LLC. As part of the consideration to the Caprock Seller, BCP Raptor II, LLC assumed Caprock Midstream’s outstanding credit facilities including a $690,000,000 Term Loan B facility and $50,000,000 revolving credit facility.

The second was the acquisition of the Pinnacle Midstream business. The business is located predominantly in Culberson County and includes a natural gas gathering system, the Sierra Grande Gas Processing Plant, and crude oil gathering and stabilization assets. The transaction was structured as a contribution between Pinnacle Midstream Holdings, LLC (the Pinnacle Contributor), Pinnacle Midstream, LLC (Pinnacle Midstream), ECMV, and BCP. At closing, the Pinnacle Contributor conveyed all of the issued and outstanding membership interests of Pinnacle Midstream to ECMV. In conjunction therewith, entities related to I Squared Capital made capital contributions to BCP in exchange for the issuance and sale by BCP of Class B Units and Class E Units in BCP, along with the issuance by General Partner of certain membership interests. As a result, ISQ obtained an approximate 30% ownership interest in BCP and the General Partner.

On June 11, 2019, an affiliate of PDC Permian, Inc. (PDC) conveyed to an affiliate of BCP all of the issued and outstanding membership interests in Permian Gas LLC. Permian Gas LLC was a newly formed entity created to hold all of PDC’s in-field gas gathering pipelines, compression and ROW located in Reeves and Culberson Counties, Texas. In conjunction therewith, affiliates of ECM and PDC became parties to (i) a Gas Gathering and Processing Contract, (ii) an Amended and Restated Gas Gathering and Processing Contract (for the East block); and (iii) an Amended and Restated Gas Gathering and Processing Contract (for the Central block), under which PDC has dedicated certain mineral interests, lands and leases to the performance of the gas gathering and processing contracts in exchange for certain gathering and processing services.

The following diagram depicts our organizational structure as of September 30, 2021.

Customers

Our relationships with our customers involve long-term acreage dedications or quarterly or annual minimum volume commitments (MVCs). Acreage dedications are commitments from upstream operators or exploration and production companies in which all production from a given area is exclusively committed to a midstream company for the provision of midstream services or the midstream company’s purchase of such production. We currently have approximately 750,000 acres pursuant to acreage dedications with customers. Under our MVCs agreements, our producers agree to deliver a minimum volume of production on our gathering and/or processing systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contractual measurement period if its actual throughput volumes are less than its contractual MVC for that period.

The contracts related to these customer commitments contain various fee structures and include distinctly one, or a combination, of the following types of fee arrangements:

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Fee-based arrangements—Under fee-based contract arrangements, the ECM entity provides gathering, processing, storage and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each contract is the use of the ECM entity’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through the ECM entity’s systems and facilities and is not normally dependent on commodity prices. The ECM entity primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds after fees are allocated to ECM for ECM’s services. These sales and remitted proceeds are presented net within revenue. However, in certain instances the ECM entity acts as the principal for processed residue gas and NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated third-party sale are presented gross within revenues and cost of sales.

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Percent-of-proceeds arrangements—Under percent-of-proceeds based contract arrangements, the ECM entity will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. The ECM entity remits an agreed-upon percentage of proceeds to the producer based on the market price received from third-parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when the ECM entity acts as an agent of the producer for the associated third-party sale. However, in certain instances the ECM entity acts as the principal for processed residue and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated third-party sale are presented gross within revenues and cost of sales.

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Percent-of-products arrangements—Under percent-of-products based contract arrangements, the ECM entity will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to the ECM entity, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed outputs including residue gas, NGLs and condensate. The ECM entity recognizes the fair value of these products as revenue when the associated performance obligation has been met.

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Product sales contracts—Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether the ECM entity acts as the agent or the principal in the sale transaction as discussed above.

Competitive Strengths

We believe the following key strengths have enabled us to become a leading full-service, midstream platform:

Experienced management team with an extensive track record of value creation. The ECM management team consists of executives with successful backgrounds in the energy industry, and we believe their significant experience, successful track record of value creation and discipline in deploying capital distinguish us from our peers. This is evidenced by the historical growth of ECM in the Permian Basin, a region that we plan to continue to grow and operate in and around. Since the acquisition of CR Permian on November 1, 2018, natural gas gathering volumes and Adjusted EBITDA have increased at a compounded annual growth rate of approximately 15%. Management has also secured new, long-term gas gathering and processing agreements with leading exploration and production companies in the Delaware Basin, such as ExxonMobil and Shell. We continue to grow our business by expanding our service offerings with existing customers, made possible by our three stream and treatment service offerings. Despite the difficult circumstances presented by a significantly oversupplied global crude oil market in 2020, natural gas gathering volumes have grown by over 15% and Adjusted EBITDA has more than doubled since the second quarter of 2020. The aforementioned increase in gas gathering volumes, net income and Adjusted EBITDA highlight management’s ability to respond to adverse circumstances and the defensibility of the underlying business and its customers. For our definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to Net income (loss), see “BCP Raptor Holdco, LP Management’s Discussion And Analysis of Financial Condition and Results Of Operations—Non-GAAP Measures.”

Efficient and new vintage assets. The ECM management team has earned a reputation as a leader in its asset design and operation, having safely and responsibly installed or acquired over 1,500 miles of pipelines and approximately 1.1 Bcf/d of processing capacity since 2014. The combination of newly installed steel gathering pipelines underpinned by its cryogenic processing core of GSV and RSV technology cryogenic facilities, yields top tier system efficiencies and product recoveries.

Assets Located in the Highly Economic Permian Basin. All of ECM’s gathering and processing assets are currently located across the Southern Delaware Basin. Since 2016, Delaware Basin crude oil and natural gas production has grown at a compound annual growth rate of 27% and 29%, respectively, and is responsible for over 70% of total U.S. crude oil production growth according to Enverus. As of November 8, 2021, there are 133 active, horizontal drilling rigs operating in the Delaware Basin, which represents 25% of total active rigs in the Lower 48. PHP benefits by servicing the whole Permian Basin, not just the Delaware Basin. The Delaware and Permian Basin are expected to continue their role as the center of upstream development activity and production growth.

Diversified customer base. As of September 30, 2021, ECM provides services to nearly 30 customers under long-term agreements. No single customer represents more than 20% of our revenues for nine months ended September 30, 2021, with average credit ratings of BBB-/Baa3, across a large geographic gathering and processing footprint spanning over 5 counties (Reeves, Ward, Culberson, Loving, and Pecos).

Predictable revenue. Revenues are largely comprised of fixed fee commercial arrangements on an integrated and fully interconnected asset platform, under long term contracts, having an average remaining contract term of over 10 years.

High-margin business that generates significant, predictable free cash flow. Our revenue is generated as a result of our commercial agreements, which are fee-based and include approximately 750,000 gross acres subject to acreage dedications in the Delaware Basin (a total of approximately 750,000 gross acres). The fees charged under our commercial agreements are based upon the prevailing market rates at the time of execution with annual escalators. We believe that this model will result in significant long- term free cash flow generation that supports a self-funding model.

Business Strategy

ECM’s primary business objective is to own and operate a diversified set of midstream assets that generate stable and growing cash flows. Some key elements of our business strategy include:

Growing and diversifying our business by pursuing accretive acquisitions. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional businesses and assets. We monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry that we believe will complement our existing assets through operating synergies and interconnection.

Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize volumes.

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements. We believe this will enhance the stability of our cash flows during changing commodity price environments.

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

Environmental, Social and Governance Considerations

Overview

ECM strongly values ethics, responsibility and integrity. ECM’s environmental policies are designed to ensure that our employees, officers and directors conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. In June of 2021, ECM published its inaugural Environmental, Social and Governance Report. The Report focused on four key areas: Governance, Environmental, Health and Safety, and Community Engagement.

Governance

ECM utilizes a robust internal structure to implement ESG policy, including (i) the Board of Directors for governance and oversight; (ii) the president and CEO to monitor implementation; (iii) an Executive Steering Committee for strategic development; (iv) an ESG Working Committee to handle implementation; and (v) a Senior Director of Sustainability and Communications to coordinate all ESG initiatives with the Company.

ECM sees ESG as a critical component of how ECM operates and in 2021, ECM started tying bonuses to ESG goals. In 2022, ECM will be tying 20% of all salaried employees’ (including executives) at-risk pay to the achievement of specific ESG goals.

ECM restructured its Environmental, Health, and Safety function to reflect its 2020 focus of building a robust health and safety program. Reporting directly to the Chief Operating Office, the newly created Vice President of Environment, Health and Safety expanded his team to increase expertise and compliance with regulatory obligations. The team now includes a Director of Health & Safety, a Director of Environmental compliance, a Pipeline Regulatory Compliance Specialist, and a Process Safety expert.

ECM has developed an enterprise risk management program across all functional areas to identify mechanisms for prioritization and mitigation. The program features areas including emergency events, risks associated with climate change, human capital, company reputation, information technology and cybersecurity. ECM has defined tools, teams and processes to mitigate and manage these topics, implementing a robust, plan-based business strategy that aims to identify, assess, and prepare for any dangers, hazards, and other potentials for disaster—both physical and figurative—that may interfere with the organization’s operations and objectives.

As an organization with significant infrastructure, cybersecurity is of great importance. ECM adheres to external cybersecurity standards such as the National Institute of Standards and Technology and ISO frameworks along with Sarbanes-Oxley controls in our accounting system. ECM has multi-factor authentication for all users, a 180-day password change policy, separation of duties in accounting systems, controlled access to network drives based on department groups, endpoint protection, mobile device management, and device encryption.

ECM also recognizes the importance of receiving, retaining, and addressing concerns from our directors, officers, employees and other stakeholders of ECM seriously and expeditiously. ECM has a Whistleblower Policy that outlines how ECM addresses potential non-compliance with prevailing accounting and auditing standards, Code of Conduct and other policies. We use a third-party Ethics and Compliance Hotline and a web-based message interface to enable anyone to report concerns. All Company contractors are required to sign off on the Company Code of Business Conduct and Ethics. In 2020, ECM did not have any fines or lawsuits related to ethics or compliance.

Environmental

ECM is committed to being a good steward of the environment. Our primary focus is on air quality, emissions and land use/disturbance(s) in and around ECM’s pipelines and processing facilities, both during construction and operation. ECM’s approach to environmental sustainability is codified in the corporate Environmental Health and Safety (EHS) management system. In 2020, ECM updated and implemented changes to this system to articulate commitments more clearly, and to demonstrate closer alignment with API RP 1173-Pipeline Safety Management Systems and ISO 14001:2015-Environmental Management Systems. ECM conducts end-to-end environmental impact assessments (EIAs), paying particular attention to sensitive habitats, conservation areas for threatened and endangered species, and areas with high biodiversity value. ECM also develops restoration and reclamation plans and strategies and maintains project-specific spill prevention and response procedures.

In 2020, ECM joined The Environmental Partnership, a group of companies in the U.S. oil and natural gas industry committed to continuously improving the industry’s environmental performance and representing 70 percent of total onshore U.S. oil and natural gas production. At the end of 2020, ECM was included as a part of the organization’s new Flare Management Program to share information on best practices to reduce flare volumes, advance new and proven technologies, improve flare reliability and efficiency when flaring occurs, and foster collaboration to reduce emissions and collect data to inform efforts to minimize flaring. Flaring is typically used when there is a lack of gas gathering lines or processing capacity, during facility or gathering maintenance, or during unplanned events for safety measures to alleviate pressure. Flaring burns the gas, which releases fewer greenhouse gases than venting. Participants of the Flare Management Program have committed to report data to calculate flare intensity, a measurement of flare volumes relative to production. The Flare Management Program will then analyze and aggregate the data for its annual report and utilize the insights from the participants’ combined actions and reporting to better understand and identify additional opportunities for the industry to further reduce flaring.

Also in 2020, ECM joined Our Nation’s Energy Future (ONE Future), a growing coalition of 50 companies committed to voluntarily reducing methane emissions across the natural gas value chain to one percent (1%) or less by 2025. By joining, ECM has committed to meeting the lowest methane intensity targets set by ONE Future for the natural gas gathering and processing segments. In November 2020, ONE Future reported its 24-member companies in 2019 achieved a methane intensity number of 0.334%, beating its target (1%) by a 67 percent margin. Members agree to measure company emissions and track progress over time in accordance with U.S. EPA-approved reporting protocols to achieve quantified results. As we communicated in our 2020 ESG report, our overall methane intensity is at 0.057%, which is below ONE Future’s 2025 target for the sectors we operate in. ONE Future’s methane emission intensity goals for the Gathering & Boosting and Processing sectors are 0.08% and 0.11%, respectively. In 2020, ECM reported its performance was below both those targets (0.04% for Gathering & Boosting and 0.018% for Processing).

In April 2021, ECM became the first major gathering and processing company in the Permian Basin to power its operations completely on renewable energy. ECM sources all electric power for operations entirely from renewable resources. This assures that ECM has a reliable, secure, and cost-effective source of clean, renewable solar and wind energy for the foreseeable future. For customers, it offers adjunct advantages in materially reducing overall indirect “Scope 2” emissions in their production operations.

ECM has deployed numerous tools to track, report, and reduce its operational emissions. This includes (i) Leak Detection and Repair (LDAR) to proactively identify and rectify any potential methane and volatile organic compound (VOC) emissions from our operations; (ii) Optical Gas Imaging (OGI), which uses pictures from infrared energy to detect leaks, with the purchase of an OGI camera and the retention of a thermographer; (iii) the use of pressurized tanker trucks to haul approximately 3,000 barrels per day of plant condensate, which prevents the potential loss of vapors during transit, to reduce overall GHG emissions; (iv) energy efficient equipment, including electric pumps and electric drive gas and refrigeration compressors; (v) oil and gas storage tank vapor control systems to prevent fugitive or unplanned emissions, ECM has 17 devices deployed to its compressor stations to control emissions on storage tanks; and (vi) extensive training and a prohibition against routine flaring in the Company’s operations.

ECM’s pipelines and processing facilities are included in an Asset Integrity Management Program, ensuring ECM constructs, operates, and maintains safe and reliable equipment throughout the operational lifecycle. Our pipelines are regularly patrolled by operations personnel on the ground and periodically reviewed by air by a third party, as well as monitored through Gas Control data monitoring systems. ECM tracks and reports on the percentage of operated pipeline assets that are inspected annually. ECM also coordinates with Texas811, a non-profit one-call contact notification center, whose members are made up of companies and municipalities, and uses the non-profit to centralize notifications of planned excavations near underground lines. ECM inspects, tests, and monitors Company gas processing facilities regularly, ensuring all equipment is operated and maintained in accordance with the original design. This includes staffing gas processing facilities 24/7 and utilizing a Computerized Maintenance Management System (CMMS) to schedule and document planned inspections, repairs, or other preventive maintenance activity. When conducting inspections, the Company adheres to Original Equipment Manufacturer (OEM) recommendations, Recognized and Generally Accepted Good Engineering Practices (RAGAGEP), or other applicable standard industry procedures.

ECM engages in produced water management. ECM’s upstream energy customers generate wastewater as a byproduct of oil and gas production. Known as “produced water,” it contains increased levels of salt, organic compounds and trace hydrocarbons. This saltwater is considered a waste product and is reinjected underground into saltwater disposal wells, commonly known as “SWDs.” On average, every barrel of oil produced in the Permian Basin results in approximately four barrels of produced water; in the Delaware Basin of the Permian, the water-to-oil ratios are significantly higher, reaching up to 10 barrels of produced water for every one barrel of oil.

ECM owns and operates the Mustang and Appaloosa Produced Water Gathering and Disposal systems in Reeves County, Texas. Customers deliver produced water at various receipt points along the pipeline gathering systems. The produced water is transported to the SWD facilities via buried pipelines. At the SWD facilities, solids and hydrocarbons are separated and the filtered water is injected downhole into non-productive formations.

In 2020, ECM permitted three (3) new saltwater disposal wells and brought one new saltwater disposal well online, bringing ECM’s total operational SWD count to twelve (12), with an additional four (4) approved permits. ECM’s interconnected produced water gathering and disposal systems consists of approximately 70 miles of produced water gathering lines. Together, these assets enabled ECM to transport and responsibly dispose of over 55 million barrels of produced water in 2020, saving more than 425,000 truck trips and preventing the potential for spills and leaks that could negatively impact adjacent lands and waters.

During the disposal well planning process, ECM follows a rigorous screening process for planning future disposal wells to ensure that areas of subsurface concern and seismic risk are avoided. ECM incorporates TexNet seismic activity data into disposal well evaluations and stays apprised to the research from the Center for Integrated Seismicity Research (CISR) at the University of Texas. From time to time seismic events have occurred in our areas of operation, and ECM recently received notice from the Texas Railroad Commission regarding two of its SWDs located within the Northern Culberson-Reeves Seismic Response Area near Midland, Texas, and potentially subject to curtailment. ECM is working with the industry and the Texas Railroad Commission to create a Seismic Response Action plan; however, based on current data, ECM’s SWDs are shallow and not believed to be the underlying cause of the seismic activity in the area.

Health and Safety

ECM has focused on building a robust health and safety program within the organization to establish a culture of safety and deliver on our goals as a responsible operator. Conforming to our EHS management system requirements helps us consistently achieve results on a sustainable basis. For 2021, ECM has set annual safety goals, including a Total Recordable Incident Rate (TRIR) of 1.0 and Motor Vehicle Incident Rate (MVIR) of 1.5, to align with our GPA Midstream Peers.

In 2020, ECM implemented new computer-based management systems to better track compliance, performance and training. ECM uses a CMMS to track compliance-related tasks for pipelines, gas processing facilities, compressor stations and crude terminals. Additionally, ECM utilizes health and safety software to deliver computer-based health and safety training, management of change process and reporting tools. All field personnel must complete at least 15 hours of mandatory computer-based safety training on topics including driver safety and OSHA Ten.

Within the processing facilities, control rooms are staffed 24/7, and on regulated pipelines, there is a remote operating center to monitor and minimize potential leaks. ECM also has engineering controls and emergency actions specific to each plant, such as automatic shutdowns with the detection of high- or low-pressure incidents in the system. In addition, ECM has administrative controls that include frequent walk-throughs and maintenance to determine that processes are followed. All controls are supplemented by rigorous record keeping and employee training internally, and by coordinating with the public through awareness programs and with Reeves County Emergency Management.

ECM operates a fleet of approximately 130 vehicles. ECM has codified recommended practices in the Safe Driving Policy, which seeks to ensure the safety of employees who drive company vehicles or personal vehicles on company business. The policy also provides basic requirements and guidance for general vehicle safety, safety equipment and employee responsibilities. In addition, in 2019, ECM installed GPS data recorders in each vehicle in the fleet. These data recorders track speeding and hard braking, among other risk factors, 24/7 while the vehicle is in motion. The data is then aggregated into a scorecard that is used to assess driver safety performance.

COVID-19 added greater complexity to ECM’s safety protocols in 2020 and 2021. At the onset of the pandemic, a team was put together to identify areas requiring action in the workplaces. To protect employees, contractors and visitors to ECM’s facilities and operations during the pandemic, ECM issued the Working Safely Policy. The Policy outlined new procedures, protocols and policies to minimize the risk of contracting COVID-19, giving clear guidance on hygiene and cleaning, temperature scans, wearing face masks, social distancing and travel restrictions. ECM conducts contact tracing and testing, provide free on-site antibody testing and on-site flu shots, and in 2021, issued a mandatory daily screening questionnaire for identified employees that work in office locations or in close proximity to our control rooms.

Regulation of Our Operations

Our operations are regulated at the federal, state and local levels and include regulatory oversight by several agencies including, but not limited to, the Environmental Protection Agency (EPA), the Department of Transportation (DOT), and the Railroad Commission of Texas. The DOT is the primary regulator of the operation of oil and natural gas pipelines pursuant to the Hazardous Liquid Pipeline Safety Act of 1979 and the Natural Gas Pipeline Safety Act of 1978. The PHMSA, located within the DOT, is responsible for establishing and enforcing the proper design, construction, operation, maintenance, testing, and inspection standards for oil and natural gas pipelines. We are also subject to governmental safety regulations in the jurisdictions in which we operate.

Our business has operating risks normally associated with the gathering, stabilization, transportation and storage of crude oil and gathering, compression, dehydration, treatment, processing and transportation of natural gas, which could cause damage to life or property. In accordance with industry practice, we maintain insurance against some, but not all, potential operating losses. For some operating risks, ECM may not obtain insurance if the cost of available insurance is excessive relative to the risks presented; in such a case, if a significant operating accident or other event occurs which is not fully covered by the insurance ECM has, this could adversely affect our operations and business.

Our business operations are also subject to numerous environmental and occupational health and safety laws and regulations imposed at the federal, regional, state and local levels. The activities ECM conducts in connection with the gathering, compression, dehydration, treatment, processing and transportation of natural gas and gathering, stabilization, transportation and storage of crude oil are subject to, or may become subject to, stringent environmental regulation. ECM has implemented a number of programs and policies designed to monitor and pursue continued operation of our activities in a manner consistent with environmental and occupational health and safety laws and regulations. To that end, ECM has incurred and will continue to incur operating and capital expenditures to comply with these laws and regulations. Some of these environmental compliance costs may be material and have an adverse effect on our business, financial condition, and results of operations.

Certain existing environmental and occupational health and safety laws and regulations include the following U.S. legal standards, which may be amended from time to time:

•

the Clean Air Act (CAA), which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring and reporting requirements, and which the EPA has relied upon as authority for adopting climate change regulatory initiatives relating to GHG emissions;

•

the Clean Water Act, which regulates discharges of pollutants to state and federal waters as well as establishing the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•

the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), which imposes liability on generators, transporters, and arrangers of hazardous substances at sites where releases, or threatened releases, of such hazardous substances has occurred;

•	the Resource Conservation and Recovery Act (RCRA), which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes;

•

the Oil Pollution Act, which imposes lability for removal costs and damages arising from an oil spill in waters of the United States on owners and operators of onshore facilities, pipelines and other facilities;

•

the National Environmental Policy Act, which requires federal agencies to evaluate major agency actions that have the potential to significantly impact the environment, to include the preparation of an Environmental Assessment to assess potential direct, indirect, and cumulative impacts of the proposed project, and, if necessary, prepare a more detailed Environmental Impact Statement that may be made available to the public for comment;

•

the Safe Drinking Water Act, which ensures the quality of the nation’s public drinking through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

•

the Endangered Species Act, which imposes restrictions on activities that may adversely affect federally identified endangered and threatened species or their habitats, to include the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas;

•

the Emergency Planning and Community Right-to-Know Act, which requires the implementation of a safety hazard communication program and the dissemination of information to employees, local emergency planning committees, and response departments on toxic chemicals use and inventories;

•

the Occupational Safety and Health Act, which establishes workplace standards for the protection of both the health and safety of employees, to include the implementation of hazard communications programs to inform employees about hazardous substances in the workplace, the potential harmful effects of those substances, and appropriate control measures; and

•	the DOT regulations relating to the advancement of safe transportation of energy and hazardous materials and emergency response preparedness.

These environmental and occupational health and safety laws and regulations generally restrict the level of substances generated as a result of ECM’s operations that may be emitted to the ambient air, discharged to surface water, and disposed or released to surface and below-ground soils and groundwater. There are also state and local jurisdictions where we operate in the United States that have, are developing, or are considering developing, similar environmental and occupational health and safety laws. Any failure by ECM to comply with these laws and regulations could result in adverse effects upon our business to include the (i) assessment of sanctions, including administrative, civil, and criminal penalties; (ii) imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; (iii) occurrence of delays or cancellations in the permitting, development or expansion of projects; and (iv) issuance of injunctions restricting or prohibiting some or all of our activities in a particular area. Some environmental laws provide for citizen suits which allow for environmental organizations to act in place of the government and sue operators for alleged violations of environmental law. The ultimate financial impact arising from environmental laws and regulations is not clearly known nor determinable as existing standards are subject to change and new standards continue to evolve.

Environmental laws and regulations are frequently subject to change. More stringent environmental laws that apply to our operations and the operations of our customers may result in increased and material operating costs and capital expenditures for compliance, including, but not limited to, those related to the emission of GHGs and climate change. For example, in November 2020, the EPA proposed new rules under the CAA that would establish comprehensive standards of performance and emission guidelines for methane and VOC emissions from existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The proposal also would impose revised and expand existing new source performance standards for methane and VOC emissions from the same source categories. The EPA is currently seeking public comments on its proposal, which the EPA hopes to finalize by the end of 2022. Once finalized, the regulations are likely to be subject to legal challenge and, with respect to the requirements for existing sources, will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. However, given the long-term trend toward increasing regulation, future federal GHG regulations of the oil and gas industry remain a significant possibility. In the future, we could be required to replace existing equipment with low- or no-emitting alternatives, perform more frequent leak detection and repair surveys, or incur other costs to comply with federal or state regulations related to the emission of methane and VOCs from our operations.

We own and operate several assets that have been used for crude oil and natural gas midstream services. Under environmental laws such as CERCLA and RCRA, ECM could incur strict, joint and several liability for remediating hydrocarbons, hazardous substances or wastes or other emerging contaminants, such as per- and poly-fluoroalkyl (PFAS), that may become subject to regulation. We could also incur costs related to the cleanup of third-party sites to which we sent regulated substances for disposal or to which we sent equipment for cleaning, and for damages to natural resources or other claims relating to releases of regulated substances at or from such third-party sites.

Trends in environmental and worker health and safety regulation over time has been to typically place increasing restrictions and limitations on activities that could result in adverse effects to the environment or expose workers to injury. These changes in environmental and worker safety laws and regulations, or reinterpretations or enforcement policies that may arise in the future and result in increasingly stringent or costly waste management or disposal, pollution control, remediation or worker health and safety-related requirements, may have a material adverse effect on ECM’s business, its operations, and financial condition. We may not have insurance or be fully covered by insurance against all risks relating to environmental or occupational health and safety, and we may be unable to pass on the increased cost of compliance arising from such risks to our customers. We regularly review regulatory and environmental issues as they pertain to ECM and we consider these as part of our general risk management approach. For more information, please see “Risks Related to ECM’s Business.”

Title to Properties and Permits

Certain of the pipelines connecting our facilities are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. In several instances, lands over which rights-of-way have been obtained could be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay pipelines in or along, watercourses, county roads, municipal streets and state highways and, in some instances, these permits are revocable at the election of the grantor. These permits may also be subject to renewal from time to time and we will generally seek renewal or arrange alternative means of transport through additional investment or commercial agreements. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election.

We believe we have satisfactory permits and/or title to all our material rights-of-way. We also believe that we have satisfactory title to all of our material assets.

Seasonality of Business

The crude oil, natural gas and NGLs that we handle, process and store are directly affected by the level of supply and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets. However, we believe that many effects of seasonality on our revenues are substantially mitigated through the use of our fee-based commercial agreements.

Employees

As of September 30, 2021, ECM employed a workforce of approximately 200 employees.

Legal Proceedings

ECM is party to lawsuits arising in the ordinary course of its business. ECM cannot predict the outcome of any such lawsuits with certainty, but its management does not expect the outcome of pending or threatened legal matters to have a material adverse impact on its financial condition.

BCP RAPTOR HOLDCO, LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “BCP,” “EagleClaw Midstream,” “ECM,” “the Partnership,” “we,” “us,” and “our” refer to BCP Raptor Holdco, LP and its subsidiaries prior to the consummation of the Transaction.

You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and related notes and the unaudited condensed consolidated financial statements and related notes that are included elsewhere in this proxy statement. The discussion and analysis should also be read together with the unaudited pro forma condensed consolidated combined financial information included elsewhere in this proxy statement. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.” This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

BCP Raptor Holdco, LP (“BCP”) is the parent of ECM, which is a privately held midstream energy business providing comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, natural gas liquids (“NGLs”), crude oil, and water. BCP is headquartered in Midland, Texas and has a significant presence in Houston, Texas. ECM operates in the Southern Delaware Basin, specifically in Culberson, Loving, Pecos, Reeves, and Ward Counties, Texas. ECM is one of the largest private gas processors in the Delaware Basin, with 1,320 million cubic feet per day (“MMcf/d”) of capacity and more than 1,400 miles of operated pipelines. ECM has long-term dedications of approximately 750,000 acres for gas, crude, and water midstream services from nearly 30 successful and active producers in the Delaware Basin.

Our Operations

ECM’s business is comprised of two businesses: three stream Gathering and Processing and Pipeline.

ECM’s Gathering and Processing operates under three entities: EagleClaw Midstream Ventures, LLC (“ECMV”), Pinnacle Midstream, LLC (“Pinnacle”) and CR Permian Holdings, LLC (“CR Permian”). That segment includes gas gathering and compression assets located throughout the Southern Delaware Basin, with approximately 1,000 miles of low and high-pressure steel pipeline. Gas processing assets are centralized at four processing complexes with total cryogenic processing capacity of 1.3 billion cubic feet per day (“Bcf/d”): the East Toyah complex (460 MMcf/d), the Pecos Bend complex (520 MMcf/d), the Pecos complex (260 MMcf/d) and the Sierra Grande complex (60 MMcf/d) which is currently idle. Current residue gas outlets include the El Paso Natural Gas Pipeline, ET Comanche Trail Pipeline, Oneok Roadrunner Pipeline, ET Oasis Pipeline and Whitewater Agua Blanca. NGL outlets include Energy Transfer GC NGL Pipeline and Grand Prix Pipeline.

The Gathering and Processing business also includes ECM’s crude oil gathering, stabilization, and storage services throughout the Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 200 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’ 285 Central Station and State Line and Oryx’ Orla & Central Mentone.

Finally, ECM has water gathering and disposal assets located in northern Reeves County, Texas which are included in the Gathering and Processing business. The system includes approximately 70 miles of gathering pipeline and approximately 500,000 barrels per day of permitted disposal capacity at 16 active and permitted disposal wells.

BCP’s Pipeline business consists of a 26.67% equity interest in Permian Highway Pipeline, LLC (“PHP”). PHP was formed to develop, construct, own, operate and maintain the PHP Pipeline. Beginning at the Waha Texas Hub and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf per day of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021.

Refer to the “Information Concerning BCP and EagleClaw Midstream” section of this proxy statement for further details on our business.

Factors Affecting Our Business

The Significance of Crude Oil and Producer Volumes on Our Revenues, Cost of Sales and Gross Margin

The Partnership’s assets include more than 1,400 miles of natural gas, NGLs, condensate, and crude oil pipelines as well as 1,320 MMcf/d of natural gas processing capacity which service 750,000 dedicated acres across nearly 30 customers under long-term contracts as of September 30, 2021.

All of the gas gathered and processed by the Partnership is associated gas included in the oil stream, making producers’ oil break-even prices the primary driver of activity, not natural gas prices. The average price of West Texas Intermediate (“WTI”) crude oil was $70.62/bbl during the third quarter of 2021. If crude prices were to fall below producers’ break-even prices for a prolonged period of time, drilling activity and volumes might decline as we experienced during the second quarter of 2020 as a result of the COVID-19 pandemic.

COVID-19

A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic-related reduction in energy demand and the dramatic decline in commodity prices that began to impact the Partnership in the second quarter of 2020 has continued to cause disruptions and volatility. Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic affected the Partnership’s operations and continue to do so. While we have seen meaningful recovery during the second half of 2020 and throughout 2021 in demand for the products that we move through our gathering systems and processing plants, significant uncertainty remains regarding the duration and extent of the impact of the pandemic (including the timing and distribution of vaccines) on the energy industry, including demand and prices for the products handled by our pipelines, and other facilities. These events, among other factors, resulted in certain non-cash impairments charges during 2020.

Recent Developments

Pending Transaction with Altus Midstream Company

On October 21, 2021, New BCP Raptor Holdco, LLC (“Contributor”) as representative of the Partnership’s shareholders, entered into a Contribution Agreement with Altus Midstream Company (“Altus”) and its subsidiary Altus Midstream LP, under which the Partnership and Altus will combine their businesses in an all-stock transaction. Under the Contribution Agreement, in exchange for all of the equity interests of the Partnership, Contributor will receive 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus Midstream LP. Upon the completion of the combination transaction, the Partnership’s shareholders will own approximately 75% of the new combined entity and Altus stockholders will own approximately 25%. Consummation of the transaction is subject to a number of customary conditions, among others, approval by Altus’ stockholders, regulatory approvals, and other customary closing conditions. The transaction is expected to close during the first quarter of 2022, subject to satisfaction of all conditions to closing.

Key Performance Metric

Adjusted EBITDA

Adjusted EBITDA is defined as net loss adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense, extraordinary losses and unusual or non-recurring charges and any costs or expenses incurred pursuant to any management equity plan. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA is $273.5 million, $161.4 million, $218.4 million, $192.8 million and $91.4 million for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, respectively. Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Measures” section below for further discussion.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table is a reference for the discussion that follows:

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Operating revenues:
Service revenue	$205,279	$208,948	$(3,669)	(1.8)%
Product revenue	233,778	83,402	150,376	180.3%
Other revenue	3,615	1,715	1,900	110.8%

Total operating revenues	442,672	294,065	148,607	50.5%
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	133,228	40,189	93,039	231.5%
Depreciation and amortization	170,291	160,196	10,095	6.3%
Operating expenses	63,575	70,151	(6,576)	(9.4)%
General and administrative expenses	17,920	14,079	3,841	27.3%
Ad valorem taxes	9,003	8,143	860	10.6%
Loss on disposal of assets	417	2,328	(1,911)	(82.1)%
Goodwill impairment	—	1,010,773	(1,010,773)	(100.0)%

Total operating costs and expenses	394,434	1,305,859	(911,425)	N/M

Operating income (loss)	48,238	(1,011,794)	1,060,032	N/M

Other income (expense):
Interest and other income (expense)	4,141	(92)	4,233	N/M
Gain on debt extinguishment	4	—	4	N/M
Interest expense	(88,458)	(109,370)	20,912	(19.1)%
Equity in earnings of unconsolidated affiliate	44,692	157	44,535	N/M

Total other expense, net	(39,621)	(109,305)	69,684	(63.8)%
Income (loss) before income taxes	8,617	(1,121,099)	1,129,716	N/M
Income tax provision	(1,207)	(627)	(580)	N/M

Net income (loss)	$7,410	$(1,121,726)	$1,129,136	N/M

N/M—Not meaningful

Service revenue

Service revenue consists of service fees paid to us by our customers for providing comprehensive gathering, processing, treating and water disposal services necessary to bring natural gas, NGLs and crude oil to market. Service revenue for the nine months ended September 30, 2021, decreased by $3.7 million, or 1.8%, to $205.3 million, compared to $208.9 million for the nine months ended September 30, 2020, primarily due to period over period decreases in gathered gas volumes of 23.8 thousand cubic feet per day (“Mcf”) per day and processed gas volumes of 28.2 Mcf per day.

Product revenue

Product revenue consists of commodity sales (including condensate, natural gas, and NGLs). Product revenue for the nine months ended September 30, 2021, increased by $150.4 million, or 180.3%, to $233.8 million, compared to $83.4 million for the nine months ended September 30, 2020, primarily due to period over period increases in commodity prices. For the nine months ended September 30, 2021 versus the same period in 2020, natural gas residue prices increased $3.00 per MMBtu or over 370%, NGL prices increased $22.56 per barrel or over 190% and condensate prices increased $29.40 per barrel or over 90%.

Other revenue

Other revenue consists of the amortization of contract liabilities related to capital reimbursements received from our customers. Other revenue for the nine months ended September 30, 2021, increased by $1.9 million, or 110.8%, to $3.6 million, compared to $1.7 million for the nine months ended September 30, 2020, primarily due to new capital reimbursement received resulting in increased amortization.

Cost of sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of NGLs from our producers at contracted market prices to support product sales to other third parties. Cost of sales for the nine months ended September 30, 2021, increased $93.0 million or 231.5%, to $133.2 million, compared to $40.2 million for the nine months ended September 30, 2020, primarily due to the period over period increase in NGL prices.

Depreciation and amortization

Depreciation and amortization consists of depreciation expense on property, plant and equipment and amortization expense for intangible assets. Depreciation and amortization for the nine months ended September 30, 2021, increased $10.1 million, or 6.3%, to $170.3 million, compared to $160.2 million for the nine months ended September 30, 2020, primarily due to an increase in our depreciable asset base from projects placed into service over the past eighteen months.

Operating expenses

Operating expenses consist of equipment rental fees, labor, outside services, and lubricants and chemicals all incurred in the operation of our assets. Operating expenses for the nine months ended September 30, 2021, decreased $6.6 million, or 9.4%, to $63.6 million, compared to $70.2 million for the nine months ended September 30, 2020, primarily due to decreased electricity costs associated with electricity credits received from one of primary electricity providers during the month of February.

General and administrative expenses

General and administrative expense consists of day-to-day costs we incur to administer our business including administrative labor, insurance costs and legal fees. General and administrative expense for the nine months ended September 30, 2021, increased $3.8 million, or 27.3%, to $17.9 million, compared to $14.1 million for the nine months ended September 30, 2020, primarily due to period over period increases in internal and external labor of $1.1 million, bank fees of $1.0 million, insurance costs of $0.5 million and the write-off of an aged receivable assumed through purchase account for $0.8 million.

Ad valorem taxes

Ad valorem taxes for the nine months ended September 30, 2021, increased $0.9 million, or 10.6%, to $9.0 million, compared to $8.1 million for the nine months ended September 30, 2020, primarily due to the aforementioned increase to our fixed asset base and its increased utilization.

Loss on disposal of assets

Loss on disposal of assets consists of the losses associated with the dispositions of fixed assets. Loss on disposal of assets for the nine months ended September 30, 2021, decreased $1.9 million, or 82.1%, to $0.4 million, compared to $2.3 million for the nine months ended September 30, 2020, primarily due to the write-off of a compressor during the nine months ended September 30, 2020.

Goodwill impairment

Goodwill impairment represents the charge to earnings and is calculated as the amount by which a reporting unit’s carrying value exceeds its fair value, determined during a goodwill impairment test. Goodwill impairment decreased $1.0 billion due to the goodwill impairment for the nine months ended September 30, 2020 and no impairment taken during the nine months ended September 30, 2021. During the first three months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries, Russia, the United States and other oil-producing countries (“OPEC+”) relating to the oversupply of oil. Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment for the nine months ended September 30, 2020.

Interest and other income (expense)

Interest and other income (expense) consists of miscellaneous, non-operational interest and income or expense activities entered into by the Partnership. Interest and other income (expense) for the nine months ended September 30, 2021, increased $4.2 million, to an income of $4.1 million, compared to an expense of $0.1 million during the nine months ended September 30, 2020, primarily due to a $2.5 million settlement from the former owners of Caprock as disclosed within Note 14 to the consolidated interim financial statements. The remaining increase relates to insurance proceeds received on a property loss and an insurance receivable associated with a rights and warranties claim.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness and associated interest rate swaps, as well as amortization of deferred financing costs, mainly debt origination and commitment fees. Interest expense for the nine months ended September 30, 2021, decreased $20.9 million, or 19.1%, to $88.5 million, compared to $109.4 million for the nine months ended September 30, 2020, primarily due to lower settlements and fair value marks on our interest rate swaps totaling $22.4 million. Also, interest expense on our outstanding term loans decreased $8.9 million due to a period over period decrease in the floating rates of the associated debt. Partially offsetting these decreases was a decrease in capitalized interest of $10.8 million, primarily associated with ceasing interest capitalization on our equity investment in PHP after the associated pipeline went into service in January of 2021.

Equity in earnings of unconsolidated affiliate

Equity in earnings of unconsolidated affiliate consists of the earnings associated with the investment in PHP. Equity in earnings of unconsolidated affiliate for the nine months ended September 30, 2021, increased $44.5 million, to $44.7 million, as compared to $0.2 million for the nine months ended September 30, 2020, primarily due to the PHP pipeline going into service during January of 2021.

Comparison of the Years Ended December 31, 2020 and 2019

The following table is a reference for the discussion that follows:

	Years Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Operating revenues:
Service revenue	$272,829	$233,987	$38,842	16.6%
Product revenue	135,330	144,270	(8,940)	(6.2)%
Other revenue	2,017	487	1,530	314.2%

Total operating revenues	410,176	378,744	31,432	8.3%
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	65,053	70,272	(5,219)	(7.4)%
Depreciation and amortization	223,763	202,664	21,099	10.4%
Operating expenses	94,387	85,537	8,850	10.3%
General and administrative expenses	20,923	22,601	(1,678)	(7.4)%
Ad valorem taxes	10,985	8,172	2,813	34.4%
Loss on disposal of assets	3,454	1,573	1,881	119.6%
Goodwill impairment	1,010,773	—	1,010,773	100.0%

Total operating costs and expenses	1,429,338	390,819	1,038,519	N/M

Operating loss	(1,019,162)	(12,075)	(1,007,087)	N/M

Other income (expense):
Interest and other income	608	1,736	(1,128)	N/M
Gain on debt extinguishment	868	—	868	N/M
Interest expense	(135,516)	(133,535)	(1,981)	N/M
Gain on sales of interests of unconsolidated affiliate	—	3,362	(3,362)	(100.0)%
Equity in (losses) earnings of unconsolidated affiliate	(308)	440	(748)	(170.0)%

Total other expense, net	(134,348)	(127,997)	(6,351)	5.0%

Loss before income taxes	(1,153,510)	(140,072)	(1,013,438)	723.5%

Income tax provision	(968)	(4,357)	3,389	(77.8)%

Net loss	$(1,154,478)	$(144,429)	$(1,010,049	N/M

N/M —Not meaningful

Service revenue

Service revenue consists of service fees paid to us by our customers for providing comprehensive gathering, treating, processing and water disposal services necessary to bring natural gas, NGLs and crude oil to market. Service revenue for the year ended December 31, 2020, increased by $38.8 million, or 16.6%, to $272.8 million, compared to $234.0 million for the year ended December 31, 2019, primarily due to a period over period increase in gathered gas volumes of 179.2 Mcf per day and processed gas volumes of 140.2 Mcf per day.

Product revenue

Product revenue consists of commodity sales (including condensate, natural gas, and NGLs). Product revenue for the year ended December 31, 2020, decreased by $8.9 million, or 6.2%, to $135.3 million, compared to $144.3 million for the year ended December 31, 2019, primarily due to period over period decreases in NGL prices of $2.52 per barrel or 17% and condensate prices of $11.54 per barrel or 25%. Partially offsetting these increases was a period over period increase in natural gas prices of $0.21 per MMBtu or 28% and an increase in overall product volumes sold related to the portion of the aforementioned increase of our processed gas volumes where we act as the principal on the sale at the plant tailgate.

Other revenue

Other revenue consists of the amortization of contract liabilities related to capital reimbursements received from our customers. Other revenue for the year ended December 31, 2020, increased by $1.5 million, or 314.2%, to $2.0 million, compared to $0.5 million for the year ended December 31, 2019, primarily due to new contract liabilities and their associated amortization.

Cost of sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of NGLs from our producers at contracted market prices to support product sales to other third parties. Cost of sales (exclusive of depreciation and amortization) for the year ended December 31, 2020, decreased $5.2 million or 7.4%, to $65.1 million, compared to $70.3 million for the year ended December 31, 2019, primarily due to the period over period decrease in NGL prices.

Depreciation and amortization

Depreciation and amortization consists of depreciation expense on property, plant and equipment and amortization expense for intangible assets. Depreciation and amortization for the year ended December 31, 2020, decreased $21.1 million, or 10.4%, to $223.8 million, compared to $202.7 million for the year ended December 31, 2019, primarily due to the acquisition of the Permian Gas assets in June of 2019 and the overall increase in our depreciable asset base due to projects placed into service over the past eighteen months.

Operating expenses

Operating expenses consist of equipment rental fees, labor, outside services, and lubricants and chemicals all incurred in the operation of our assets. Operating expenses for the year ended December 31, 2020, increased $8.9 million, or 10.3%, to $94.4 million, compared to $85.5 million for the year ended December 31, 2019, primarily due to increased equipment rental fees associated with increased compression needs related to the increase in volumes on our gathering systems.

General and administrative expenses

General and administrative expense consists of day-to-day costs we incur to administer our business including administrative labor, insurance costs and legal fees. General and administrative expense for the year ended December 31, 2020, decreased $1.7 million, or 7.4%, to $20.9 million, compared to $22.6 million for the year ended December 31, 2019, primarily due to a decrease in stock compensation expense of $3.8 million, partially offset by higher legal fees incurred of $2.6 million.

Ad valorem taxes

Ad valorem taxes for the year ended December 31, 2020, increased $2.8 million, or 34.4%, to $11.0 million, compared to $8.2 million for the year ended December 31, 2019, primarily due to the aforementioned increase to our fixed asset base and its increased utilization, including the Permian Gas acquisition.

Loss on disposal of assets

Loss on disposal of assets consists of the loss associated with the disposition of a fixed asset. Loss on disposal of assets for the year ended December 31, 2020, increased $1.9 million, or 119.6%, to $3.5 million, compared to $1.6 million for the year ended December 31, 2019, primarily due to the write-off of a compressor during the year ended December 31, 2020.

Goodwill impairment

Goodwill impairment represents the charge to earnings and is calculated as the amount by which a reporting unit’s carrying value exceeds its fair value, determined during a goodwill impairment test. Goodwill impairment increased $1.0 billion due to the goodwill impairment for the year ended December 31, 2020 and no impairment taken during the year ended December 31, 2019. During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by OPEC+ relating to the oversupply of oil. Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment for the year ended December 31, 2020.

Gain on sales of interest in unconsolidated affiliate

Gain on sale of interest in unconsolidated affiliate for the year ended December 31, 2020, decreased $3.4 million to $0 due to no gain being recognized during the year ended December 31, 2020. The gain of $3.4 million recorded during the year ended December 31, 2019 related to the sale of 23.3% of our interests held in PHP to two different third parties that exercised purchase options that were provided through PHP’s LLC agreement.

Income tax provision

Our provision for income taxes consists primarily of the Texas state margin tax and the associated deferred income taxes which result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets. Income tax provision for the year ended December 31, 2020, decreased $3.4 million, to $1.0 million, compared to $4.4 million for the year ended December 31, 2019. Income tax provision as a percentage of revenue was 0.2% during the year ended December 31, 2020 and 1.2% during the year ended December 31, 2019.

Comparison of the Years Ended December 31, 2019 and 2018

The following table is a reference for the discussion that follows:

	Years Ended December 31,		Change
(dollars in thousands)	2019	2018	$	%
Operating revenues:
Service revenue	$233,987	$122,637	$111,350	90.8%
Product revenue	144,270	448,735	(304,465)	(67.8)%
Other revenue	487	—	487	N/M

Total operating revenues	378,744	571,372	(192,628)	(33.7)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	70,272	415,714	(345,442)	(83.1)%
Depreciation and amortization	202,664	116,946	85,718	73.3%
Operating expenses	85,537	41,153	44,384	107.9%
General and administrative expenses	22,601	19,411	3,190	16.4%
Ad valorem taxes	8,172	4,549	3,623	79.6%
Loss on disposal of assets	1,573	—	1,573	100.0%

Total operating costs and expenses	390,819	597,773	(206,954)	N/M

Operating loss	(12,075)	(26,401)	14,326	N/M

Other income (expense):
Interest and other income	1,736	507	1,229	N/M
Interest expense	(133,535)	(83,055)	(50,480)	60.8%
Gain on sales of interests of unconsolidated affiliate	3,362	—	3,362	100.0%
Equity in (losses) earnings of unconsolidated affiliate	440	(31)	471	N/M

Total other expense, net	(127,997)	(82,579)	(45,418)	55.0%

Loss before income taxes	(140,072)	(108,980)	(31,092)	28.5%

Income tax provision	(4,357)	—	(4,357)	100.0%

Net loss	$(144,429)	$(108,980)	$(35,449)	N/M

N/M—Not meaningful

Service revenue

Service revenue consists of service fees paid to us by our customers for providing comprehensive gathering, treating, processing and water disposal services necessary to bring natural gas, NGLs and crude oil to market. Service revenue for the year ended December 31, 2019, increased by $111.4 million, or 90.8%, to $234.0 million, compared to $122.6 million for the year ended December 31, 2018, primarily due to the Caprock and Pinnacle acquisitions that were completed on November 1, 2018, as disclosed within Note 15 to the consolidated annual financial statements. For the year ended December 31, 2019, our operations included 10 additional months of operations and related results for these two assets as compared to the prior year. Illustrative of these additional months of operations, Caprock gathered and processed gas volumes increased year over year 197.7 Mcf per day and 218.9 Mcf per day, respectively; and Caprock gathered crude and water volumes increased 28.4 thousand barrels per day and 89.6 thousand barrels per day, respectively. Similarly, Pinnacle gathered and processed gas volumes increased year over year 84.0 Mcf per day and 33.8 Mcf per day, respectively.

Product revenue

Product revenue consists of commodity sales (including condensate, natural gas, and NGLs). Product revenue for the year ended December 31, 2019, decreased by $304.5 million, or 67.8%, to $144.3 million, compared to

$448.7 million for the year ended December 31, 2018, primarily due to the adoption of ASC Topic 606 effective January 1, 2019 using the modified retrospective method as discussed in Note 2 to the consolidated annual financial statements. The adoption of ASC Topic 606 requires net presentation of revenue and cost of sales amounts associated with contracts where we act as an agent for our producers. The effect of adopting ASC Topic 606 reduced product revenues by $428.7 million for the year ended December 31, 2019. Partially offsetting this decrease was the additional ten months of operations from the Caprock and Pinnacle acquisitions that were completed on November 1, 2018.

Cost of sales (exclusive of depreciation and amortization)

For the year ended December 31, 2019, cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of NGLs from our producers at contracted market prices to support product sales to other third parties. For the year ended December 31, 2018, cost of sales (exclusive of depreciation and amortization) primarily consists of purchases of natural gas residue, NGLs and condensate from our producers at contracted market or net-back prices to support product sales to other third parties. Cost of sales (exclusive of depreciation and amortization) for the year ended December 31, 2019, decreased $345.4 million or 83.1%, to $70.3 million, compared to $415.7 million for the year ended December 31, 2018, primarily due to the adoption of ASC Topic 606 effective January 1, 2019 using the modified retrospective method. The adoption of ASC Topic 606 requires net presentation of revenue and cost of sales amounts associated with contracts where we act as an agent for our producers. The effect of adopting ASC Topic 606 reduced cost of sales (exclusive of depreciation and amortization) by $452.5 million for the year ended December 31, 2019. Partially offsetting this decrease was the additional ten months of operations from the Caprock and Pinnacle acquisitions that were completed on November 1, 2018.

Depreciation and amortization

Depreciation and amortization consist of depreciation expense on property, plant and equipment and amortization expense for intangible assets. Depreciation and amortization for the year ended December 31, 2019, increased $85.7 million, or 73.3%, to $202.7 million, compared to $116.9 million for the year ended December 31, 2018, primarily due to the year ended December 31, 2019 including twelve months of depreciation and amortization for the Caprock and Pinnacle acquisitions that were completed on November 1, 2018 versus only two months during the prior year.

Operating expenses

Operating expenses consist of equipment rental fees, labor, outside services, and lubricants and chemicals all incurred in the operation of our assets. Operating expenses for the year ended December 31, 2019, increased $44.4 million, or 107.9%, to $85.5 million, compared to $41.2 million for the year ended December 31, 2018, primarily due to operating the acquired Caprock and Pinnacle assets for twelve months during the year ended December 31, 2019 versus only two months during the prior year.

General and administrative expenses

General and administrative expenses consist of day-to-day costs we incur to administer our business including administrative labor, insurance costs and legal fees. General and administrative expense for the year ended December 31, 2019, increased $3.2 million, or 16.4%, to $22.6 million, compared to $19.4 million for the year ended December 31, 2018, primarily due to higher year over year overall administrative expenses of $7.4 million associated with the increased overall size and scale of the Partnership as a result of the Caprock and Pinnacle acquisitions that were completed on November 1, 2018, including a level of integration costs. Also, stock compensation expenses increased $2.9 million during the year ended December 31, 2019, as compared to the prior year. Partially offsetting these increases was a decrease in transaction costs of $7.2 million related to the Caprock and Pinnacle acquisitions.

Ad valorem taxes

Ad valorem taxes for the year ended December 31, 2019, increased $3.6 million, or 79.6%, to $8.2 million, compared to $4.5 million for the year ended December 31, 2018, primarily due to the fixed assets acquired as part of the Caprock and Pinnacle acquisitions that were completed on November 1, 2018.

Loss on disposal of assets

Loss on disposal of assets consists of the loss associated with the disposition of a fixed asset. Loss on disposal of assets for the year ended December 31, 2019, increased to $1.6 million, compared to $0 for the year ended December 31, 2018, primarily due to no loss being recognized during the year ended December 31, 2018. The loss recognized for the year ended December 31, 2019, relates to damage caused to electrical infrastructure at one of processing plants by an electrical storm during June of 2019.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness and associated interest rate swaps, as well as amortization of deferred financing costs, mainly debt origination and commitment fees. Interest expense for the year ended December 31, 2019, increased $50.5 million or $60.8%, to $133.5 million, compared to $83.1 million for the year ended December 31, 2018, primarily due to 2018 Credit Facility that was entered into at the close of the Caprock acquisition being outstanding for twelve months during the year ended December 31, 2019, versus only two months during the prior year.

Income tax provision

Our provision for income taxes consists primarily of the Texas state margin tax and the associated deferred income taxes which result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets. Income tax provision for the year ended December 31, 2019, increased to $4.4 million, compared to $0 for the year ended December 31, 2018. Income tax provision as a percentage of revenue was 1.2% during the year ended December 31, 2019 and 0% during the year ended December 31, 2018.

Non-GAAP Measures

In addition to net loss, which is a measure presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess our performance. Adjusted EBITDA is a supplemental measure of BCP’s performance that is neither required by nor presented in accordance with U.S. GAAP. This measure is limited in its usefulness and should not be considered a substitute for U.S. GAAP metrics such as loss from operations, net loss, or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents net income (loss) adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense, extraordinary losses and unusual or non-recurring charges and any costs or expenses incurred pursuant to any management equity plan.

We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings (loss) before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	Is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	Is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	Is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net income (loss) to Adjusted EBITDA for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 are as follows:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net income (loss)	$7,410	$(1,121,726)
Add back:
Interest expense	88,458	109,370
Provision for income taxes	1,207	627
Depreciation and amortization	170,291	160,196
Contract asset amortization	1,815	1,133
Distributions from equity method investments	47,017	—
Goodwill impairment	—	1,010,773
Fixed asset write-off	3,958	2,328
Derivative loss due to Winter Storm Uri	13,456	—
Producer settlement	6,827	—
Other one-time costs/expenses	1,993	—
Deduct:
Interest income	(115)	(3)

Earnings from equity method investments	(44,692)	(157)

Gain on debt extinguishment	(4)	—

Adjusted EBITDA	$297,621	$162,541

	Years Ended December 31,
(in thousands)	2020	2019	2018
Net loss	$(1,154,478)	$(144,429)	$(108,980)
Add back:
Interest expense	135,516	133,535	83,055
Provision for income taxes	968	4,357	—
Depreciation and amortization	223,763	202,664	116,946
Contract asset amortization	1,805	1,185	—
Stock-based compensation	—	3,809	876
Goodwill impairment	1,010,773	—	—
Fixed asset write-off	3,454	1,573	—
Losses from equity method investments	308	—	31
Deduct:
Interest income	(3)	(34)	(507)

Earnings from equity method investments	—	(440)	—

Gain on debt extinguishment	(868)	—	—

Adjusted EBITDA	$221,238	$202,220	$91,421

Liquidity and Capital Resources

The Partnership’s primary use of capital since inception has been for the initial construction of gathering and processing assets. For 2021, the Partnership’s primary capital spending requirements are related to expanding our gathering system to service new wells as they come on-line and for facility improvements.

The Partnership believes that cash on hand, cash flow from operations and borrowings under its credit facilities will be sufficient to fund its planned capital expenditures and operating expenses over the next twelve months. To date, the funds received from previous partners’ capital contributions, as well as the Partnership’s ability to obtain lending commitments, have provided the liquidity necessary for the Partnership to fund its operations. The additional financing, as described elsewhere in this proxy statement, would provide additional equity capital and liquidity. If the Partnership is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

Given the crude oil price collapse on lower demand and economic activity resulting from the COVID-19 pandemic and related governmental actions during 2020, the Partnership continues to monitor expected natural gas throughput volumes. Throughout the nine months ended September 30, 2021, the Partnership has realized increases in throughput volumes and increases in commodity values as a result of higher demand and improving economic conditions. We expect this trend to continue into the fourth quarter of 2021. BCP’s results, including projections related to capital resources and liquidity, could be materially affected by the continuing COVID-19 pandemic.

Capital Requirements

During the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, capital spending for midstream infrastructure assets totaled $67.9 million, $177.4 million, $199.1 million, $457.0 million and $1.2 billion, respectively. Management believes its existing gathering, processing, and transmission infrastructure capacity is capable of fulfilling its midstream contracts to service all of our third-party customers. As such, the Partnership expects remaining capital requirements for its existing infrastructure assets during 2021 to be minimal.

Additionally, during the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, the Partnership made cash contributions totaling $20.5 million, $265.3 million, $306.5 million, $348.9 million and $44.9 million, respectively, for the 26.67% interest ownership in PHP. Contributions for the year ended December 31, 2019 were partially offset by proceeds of $92.7 million associated with the sale of 23.3% of our interests in PHP to two thirds parties.

The Partnership estimates it will not incur any additional capital contributions during 2021 for its equity interest associated with the commissioning and remaining construction costs of PHP. The Partnership anticipates its existing capital resources will be sufficient to fund the Partnership’s future capital expenditures for PHP and the Partnership’ existing infrastructure assets. For further information on the PHP equity method investment, refer to Note 7 in the Notes to Consolidated Financial Statements set forth in this Annex A and Note 7 in the Notes to Unaudited Condensed Consolidated Financial Statements set forth in this Annex A.

Distributions

During March 2021, the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment for the $513 million term loan as all conditions of the term conversion were met. The Partnership subsequently distributed the full borrowing to our equity sponsors.

Cash Flows

The following tables present cash flows from operating, investing, and financing activities during the periods presented:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net cash flows from operating activities	$115,874	$65,762
Net cash flows from investing activities	(37,847)	(442,734)
Net cash flows from financing activities	(62,439)	364,387

Net change in cash	$15,588	$(12,585)

	Years Ended December 31,
(in thousands)	2020	2019	2018
Net cash flows from operating activities	$102,096	$44,658	$(47,602)
Net cash flows from investing activities	(505,586)	(713,239)	(1,269,225)
Net cash flows from financing activities	372,774	627,566	1,371,534

Net change in cash	$(30,716)	$(41,015)	$54,707

Operating Activities

Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation and amortization expense and equity in earnings from unconsolidated affiliate. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring such as impairment charges. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of derivative assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchases and sales of products, and the timing of advances and deposits received from customers.

Following is a summary of operating activities by period:

Nine Months Ended September 31, 2021

Operating activities provided $115.9 million of cash, resulting from our net income of $7.4 million net non-cash charges of $138.2 million, offset by net cash used by changes in our operating assets and liabilities of $29.7 million. Non-cash charges consisted primarily of depreciation and amortization of $170.3 million, a derivative fair value adjustment of $13.9 million and amortization of deferred financing costs of $10.0 million partially offset by a derivative settlement of $18.0 million and equity in losses from unconsolidated affiliate of $44.7 million. Changes in our operating assets and liabilities consisted primarily of a $116.6 million increase in accounts receivable net a $7.3 million increase in other assets, offset by an increase in accounts payable and accrued liabilities of $94.2 million.

Nine Months Ended September 31, 2020

Operating activities provided $65.8 million of cash, resulting from our net loss of $1.1 billion, partially offset by net cash provided by changes in our operating assets and liabilities of $10.0 million, and net non-cash charges of $1.2 billion. Non-cash charges consisted primarily of goodwill impairment of $1.0 billion, depreciation and amortization of $160.2 million, $18.5 million derivate fair value adjustment and $8.9 million amortization of deferred financing costs partially offset by a $5.6 million derivative settlement. Changes in our operating assets and liabilities consisted primarily of a $14.5 million decrease in accounts receivable offset by a $9.6 million increase to other current assets and a $14.9 decrease to accounts payable and accrued liabilities.

Year Ended December 31, 2020

Operating activities provided $102.1 million of cash, resulting from our net loss of $1.2 billion net cash used in changes in our operating assets and liabilities of $2.4 million, offset by non-cash charges of $1.3 billion. Non-cash charges of $1.3 billion consist primarily of a $1.0 billion goodwill impairment, depreciation and amortization of $223.8 million, $17.3 million derivative fair value adjustments and $11.9 million amortization of deferred financing costs partially offset by a $7.8 million derivative settlement. Net cash provided by changes in our operating assets and liabilities consisted primarily of a $9.3 million increase in accounts receivable, a $6.6 million increase in other assets offset by an increase in accounts payable and accrued liabilities of $13.5 million.

Year Ended December 31, 2019

Operating activities provided $44.7 million of cash, resulting from our net loss of $144.4 million and net cash used from changes in our operating assets and liabilities of $23.9 million, partially offset by net non-cash charges of $212.9 million. Non-cash charges of $212.9 million consist primarily of depreciation and amortization of $202.7 million, amortization of deferred financing costs of $9.7 million, stock-based compensation of $3.8 million and deferred taxes of $4.4 million, partially offset by a contingent liability remeasurement of $8.1 million. Net cash used from changes in our operating assets and liabilities consisted primarily of a $27.3 million increase in accounts receivable, and an increase in other assets of $14.3 million, partially offset by a $17.8 million increase in accounts payable and accrued liabilities.

Year Ended December 31, 2018

Operating activities used $47.6 million of cash, resulting from our net loss of $109.0 million and net cash used from changes in our operating assets and liabilities of $63.6 million, partially offset by net non-cash charges of $125.0 million. Non-cash charges of $125.0 million consist primarily of depreciation and amortization of $116.9 million and amortization of deferred financing costs of $6.5 million. Changes in our operating assets and liabilities consisted primarily of a decrease in accounts payable and accrued liabilities of $54.6 million, net an increase of $14.5 million in other assets, partially offset by a decrease in accounts receivable of $5.4 million.

Investing Activities

Cash flows from investing activities primarily consist of cash amounts paid for acquisitions, capital expenditures, and cash distributions from and investments in our joint ventures. Changes in capital expenditures between periods primarily result from increases or decreases in our growth capital expenditures to fund our construction and expansion projects.

Following is a summary of investing activities by period:

Nine Months Ended September 31, 2021

Investing activities used $37.8 million of cash, resulting from purchases of property and equipment of $60.7 million, intangible asset expenditures of $7.1 million and investments in unconsolidated affiliate of $20.5 million, partially offset by distributions from unconsolidated affiliate of $47.0 million and cash proceeds from disposals of $3.5 million.

Nine Months Ended September 31, 2020

Investing activities used $442.7 million of cash, resulting from purchases of property and equipment of $161.5 million, intangible asset expenditures of $15.8 million and investments in unconsolidated affiliate of $265.3 million.

Year Ended December 31, 2020

Investing activities used $505.6 million of cash, resulting from purchases of property and equipment of $181.4 million, intangible asset expenditures of $17.6 million and investments in unconsolidated affiliate of $306.5 million.

Year Ended December 31, 2019

Investing activities used $713.2 million of cash, resulting from purchases of property and equipment of $329.3 million, intangible asset expenditures of $27.7 million, investments in unconsolidated affiliate of $348.9 million and acquisition from third parties, net of cash received of $100.0 million partially offset by proceeds from sales of interests in unconsolidated affiliate of $92.7 million.

Year Ended December 31, 2018

Investing activities used $1.3 billion of cash, resulting from purchases of property and equipment of $159.6 million, intangible asset expenditures of $7.7 million, investments in unconsolidated affiliate of $44.9 million and acquisition from third parties, net of cash received of $1.1 billion.

Financing Activities

Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings, which are primarily used to fund our acquisitions and growth capital expenditures and equity contributions from or distributions to our partners.

Following is a summary of financing activities by period:

Nine Months Ended September 31, 2021

Financing activities used $62.4 million of cash, resulting from principal payments on debt of $107.2 million and partner distributions of $30.2 million, partially offset by proceeds from issuance of debt obligations, net of issuance costs of $60.0 million and partner contributions of $14.9 million.

Nine Months Ended September 31, 2020

Financing activities provided $364.4 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $365.5 million and partner contributions of $257.7 million, partially offset by repayments of debt of $179.6 million and consideration payable from acquisitions of $79.3 million.

Year Ended December 31, 2020

Financing activities provided $372.8 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $375.0 million, and equity contributions of $280.9 million, net of repayments of debt of $203.9 million and consideration payable from acquisition of $79.3 million.

Year Ended December 31, 2019

Financing activities provided $627.6 million of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $519.8 million, equity contributions of $586.8 million, net of repayments of debt of $180.7 million, payments of contingent liability of $9.1 million and equity distributions of $289.3 million.

Year Ended December 31, 2018

Financing activities provided $1.4 billion of cash, resulting from proceeds from issuance of debt obligations, net of issuance costs of $682.3 million and equity contributions of $822.3 million, partially offset by repayments of debt of $126.6 million and payments of contingent liability of $6.5 million.

Financing Arrangements

See Note 9 and Note 10, respectively, to our unaudited condensed consolidated financial statements and Note 9 and None 10, respectively, to our consolidated financial statements included elsewhere in this proxy statement for a discussion of debt and equity financing arrangements for the Partnership.

Contractual Obligations

The table below summarizes minimum cash obligations related to debt and operating leases as of December 31, 2020.

		Payments Due by Period
(in thousands)		Total	2021	2022-2023	2024-2025	Thereafter
$1.25 billion term loan	(i)	1,206,250	$12,500	$25,000	$1,168,750	$—
$690 million term loan	(i)	672,150	6,900	13,800	651,450	—
$513 million term loan	(i)	483,031	33,844	94,107	355,080	—
$125 million revolving line of credit	(i)	70,500	—	70,500	—	—
$60 million revolving line of credit	(i)	12,500	—	12,500	—	—
Interest Payments Due on Debt	(ii)	530,085	138,948	256,812	134,325	—
Operating Lease Commitments	(iii)	40,845	25,853	14,251	564	177

(i)	Represents principal repayments only.
(ii)

Assumes effective interest rates of 5.91% for the $1.25 billion term loan, 7.14% for the $690 million term loan, 1.77% for the $531 million term loan, 3.75% for the $125 million revolving letter of credit and 4.25% for the $60 million revolving letter of credit per annum, consistent with the interest rate as of December 31, 2020.

(iii)	Operating lease commitments represent the undiscounted future minimum lease payments for the Company’s operating leases.

On March 3, 2021, all conditions of the $513 million term conversion were met, and the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment. There were no other material changes to the Partnership’s contractual obligations for the nine months ended September 30, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity and have the greatest potential effect on our consolidated financial statements. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement.

Revenue Recognition

We provide gathering, processing, and disposal services and we sell commodities (including condensate, NGLs and natural gas) under various contracts.

On January 1, 2019, we adopted the provisions of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. We adopted the standard using the cumulative effect method for all revenue contracts that involve revenue generating activities that occur after January 1, 2019. Results for all reporting periods presented are presented under the new standard.

We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. These contracts include:

Fee-based arrangements—Under fee-based contract arrangements, the Partnership provides gathering, processing and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each transaction is the use of the Partnership’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through the Partnership’s systems and facilities and is not normally dependent on commodity prices. The Partnership primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds. These such sales and remitted proceeds are presented net within revenue. However, in certain instances the Partnership acts as the principal for processed NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

Percent-of-proceeds arrangements—Under percentage-of-proceeds based contract arrangements, the Partnership will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. The Partnership remits an agreed-upon percentage of proceeds to the producer based on the market price received from 3rd parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when the Partnership acts as an agent of the producer for the associated 3rd party sale. However, in certain instances the Partnership acts as the principal for processed residue and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

Percent-of-products arrangements—Under percent-of-products based contract arrangements, the Partnership will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to the Partnership, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed residue volumes. The Partnership recognizes the fair value of these products as revenue when the associated performance obligation has been met.

Product sales contracts—Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether the Partnership acts as the agent or the principal in the sale transaction as discussed above.

Our fee-based service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our producers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligation. The transaction price under our fee-based service contracts includes variable consideration that varies primarily based on actual volumes that are delivered under the contracts. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service utilizing the allocation exception guidance under Topic 606, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the producer.

We recognize revenues at a point in time for performance obligations associated with percent-of-proceeds contract elements, percent-of-products contract elements and product sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer or producer when the distinct good is provided to the customer or producer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgments and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our producers or customers. Actual results can vary from those judgments and assumptions.

Minimum Volume Commitments—The Partnership has certain agreements that provide for quarterly or annual minimum volume commitments (MVCs). Under these MVCs, our producers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. None of the Partnership’s MVC provisions allow for producers to make up past deficient volumes in a future period. However, certain MVC provisions allow producers to carryforward volumes delivered in excess of a current period MVC to future periods. The Partnership recognizes revenue associated with MVCs when a counterparty has not met the contractual MVC at the completion of the contracted measurement period or we determine that the counterparty cannot meet the contractual MVC by the end of the contracted measurement period. For the years ended December 31, 2020 and 2019 the Partnership recognized revenues from minimum MVCs of $0.1 million and $1.8 million, respectively.

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Partnership follows the established framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.

•

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•	Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to level 3 inputs.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Partnership’s consolidated financial instruments consist of accounts receivable, accounts payable and accrued expenses and are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 2 measurements of commodity swaps and interest rate derivatives.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets, excluding goodwill, to be held and used by the Partnership are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Partnership bases their evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present.

In performing this review, an undiscounted cash flow test is performed at the lowest level for which identifiable cash flows are independent of cash flows from other assets. If the sum of the undiscounted future net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the property’s net book value over its estimated fair value.

Goodwill Impairment

Goodwill represents the excess of cost over the fair value of assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment in accordance with ASC 350, Intangibles – Goodwill and Other at the reporting unit level at least annually. The Partnership’s reporting units are subject to impairment testing annually, on November 30, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

ASC 350 provides the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Partnership has the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing a quantitative goodwill impairment test. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative goodwill impairment test is not necessary. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Partnership will perform a quantitative goodwill impairment test. The quantitative impairment test for goodwill consists of a comparison of the fair value of a reporting unit with its carrying value, including the goodwill allocated to that reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Partnership will recognize an impairment loss equal to the amount of the excess, limited to the amount of goodwill allocated to that reporting unit. Application of the impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units and the determination of fair value of each reporting unit.

Equity Method Investments

The Partnership owns a 26.67% interest in PHP that is accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we do not control, but over which we have significant influence as to the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. No impairments were recognized during the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this proxy statement for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Emerging Growth Company

Altus is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. Altus has elected to use this extended transition period under the JOBS Act. As a result, following the transaction, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of September 30, 2021 and December 31, 2020, we have interest bearing debt with a principal amount of $2.4 billion, respectively.

Our $1.25 billion term loan as of September 30, 2021 and December 31, 2020 is a variable rate loan that accrues interest periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. Average 1 month USD LIBOR was 0.075% and 0.467% for nine months ended September 30, 2021 and 2020, respectively and 0.467% and 2.302% for the years ended December 31, 2020 and 2019, respectively.

Our $100 million revolving line of credit as of September 30, 2021 and December 31, 2020 is a variable rate loan that accrues interest periodically at a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 3.75% and 4.00%.

Our $690 million term loan as of September 30, 2021 and December 31, 2020 is a variable rate loan that accrues interest periodically rate equal to 4.75% plus LIBOR. Average 1 month USD LIBOR was 0.075% and 0.46% for the nine months ended September 30, 2021 and 2020, respectively and 0.37% and 2.13% for the years ended December 31, 2020 and 2019, respectively.

Our $60 million revolving line of credit as of September 30, 2021 and December 31, 2020 is a variable rate loan that accrues interest periodically a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 4.25% and 4.75%.

Our $513 million term loan as of September 30, 2021 and December 31, 2020 is a variable rate loan that accrues interest periodically rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

Based upon our interest rates as of December 31, 2020, a one percent (1%) increase subject to the floor in interest rates in our variable rate indebtedness would result in approximately $1.4 million in additional annual interest expense for the year ended December 31, 2020.

Inflation Risk

The Partnership does not believe that inflation has had, or currently has, a material effect on its business.

BCP Raptor Holdco, LP

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except unit amounts)

	As of
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$35,179	$19,591
Accounts receivable	208,226	91,614
Derivative asset	—	702
Other current assets	16,175	8,510

Total current assets	259,580	120,417
Property and equipment, net	1,850,521	1,866,994
Intangible assets, net	830,570	921,773
Investment in unconsolidated affiliate	629,413	611,216
Other assets	23,121	23,600

Total assets	$3,593,205	$3,544,000

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$11,227	$13,377
Accrued expenses	157,262	64,890
Derivative liability	3,761	3,297
Other current liabilities	3,658	2,325
Current portion of long-term debt, net	53,992	53,310

Total current liabilities	229,900	137,199
Long-term debt, net	2,304,192	2,340,329
Derivative liability	2,029	7,142
Contingent liabilities	1,123	1,500
Deferred revenue	12,118	9,529
Deferred tax liabilities	6,532	5,325
Other liabilities	2,224	—

Total liabilities	2,558,118	2,501,024
Commitments and contingencies (Note 14)
Partners’ capital	1,035,087	1,042,976

Total liabilities and partners’ capital	$3,593,205	$3,544,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCP Raptor Holdco, LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Operating revenues:
Service revenue	$205,279	$208,948
Product revenue	233,778	83,402
Other revenue	3,615	1,715

Total operating revenues	442,672	294,065
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	133,228	40,189
Depreciation and amortization	170,291	160,196
Operating expenses	63,575	70,151
General and administrative expenses	17,920	14,079
Ad valorem taxes	9,003	8,143
Loss on disposal of assets	417	2,328
Goodwill impairment	—	1,010,773

Total operating costs and expenses	394,434	1,305,859

Operating income (loss)	48,238	(1,011,794)

Other income (expense):
Interest and other income	4,141	(92)
Gain on debt extinguishment	4	—
Interest expense	(88,458)	(109,370)
Equity in earnings of unconsolidated affiliate	44,692	157

Total other expense, net	(39,621)	(109,305)

Income (Loss) before income taxes	8,617	(1,121,099)
Income tax provision	(1,207)	(627)

Net income (loss)	$7,410	$(1,121,726)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCP Raptor Holdco, LP

CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (Unaudited)

(In thousands, except unit amounts)

	Class B Unit Amount	Class C Unit Amount	Class E Unit Amount	Total
Balances at December 31, 2019	$1,885,230	$31,213	$96	1,916,539
Contributions	97,000	—	160,716	257,716
Net loss	(1,088,230)	(16,889)	(16,607)	(1,121,726)

Balances at September 30, 2020	$894,000	$14,324	$144,205	$1,052,529

Balances at December 31, 2020	$862,830	$13,780	$166,366	1,042,976
Contributions	—	—	14,890	14,890
Distributions	—	—	(30,189)	(30,189)
Net (loss) income	(29,240)	(422)	37,072	7,410

Balances at September 30, 2021	$833,590	$13,358	$188,139	$1,035,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCP Raptor Holdco, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net Income (loss)	$7,410	$(1,121,726)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	170,291	160,196
Amortization of deferred financing costs	9,991	8,892
Amortization of contract costs	1,815	1,133
Contingent liabilities remeasurement	(377)	—
Derivative settlement	(17,959)	(5,578)
Derivative fair value adjustments	13,943	18,459
Goodwill impairment	—	1,010,773
Loss on disposal of assets	3,958	2,328
Equity in earnings from unconsolidated affiliate	(44,692)	(157)
Gain on debt extinguishment	(4)	—
Deferred income taxes	1,207	627
Change in operating assets and liabilities:
Accounts receivable	(116,612)	14,538
Other current assets	(7,303)	(8,860)
Accounts payable and accrued expenses	94,206	(14,863)

Net cash flows from operating activities	115,874	65,762

Cash flows from investing activities
Purchase of property, plant and equipment	(60,741)	(161,548)
Acquisition of intangible assets	(7,142)	(15,848)
Investments in unconsolidated affiliate	(20,522)	(265,338)
Distributions from unconsolidated affiliate	47,017	—
Cash proceeds from disposals	3,541	—

Net cash flows from investing activities	(37,847)	(442,734)

Cash flows from financing activities
Proceeds from issuance of long-term debt	30,189	134,351
Repayments of long-term debt	(80,177)	(14,550)
Proceeds from revolver	33,000	231,750
Repayment of revolver	(27,000)	(165,000)
Payments of deferred financing costs	(3,152)	(576)
Consideration payable from acquisition	—	(79,304)
Partner contributions	14,890	257,716
Partner distributions	(30,189)	—

Net cash flows from financing activities	(62,439)	364,387

Net change in cash	15,588	(12,585)
Cash, beginning balance	19,591	50,307

Cash, ending balance	$35,179	$37,722

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$81,521	$81,205

Non-cash investing and financing activities:
Purchase of property and equipment and intangible assets, net included in trade accounts payable and accrued expenses	$9,357	$3,953

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1.    Description of Business and Basis of Presentation

BCP Raptor Holdco, LP (“Holdco” or the “Partnership”) was formed on April 25, 2017 as a Delaware limited Partnership to acquire and develop midstream oil and gas assets. The Partnership is governed by BCP Raptor Holdco GP, LLC’s (“General Partner”) board of managers, which consists of two representatives of management, four representatives of The Blackstone Group L.P. (“Blackstone”), and three representatives of I Squared Capital (“ISQ”), with one independent manager. The Partnership through its subsidiaries provides comprehensive gathering, water disposal, transportation, compression, processing and treating services necessary to bring natural gas, natural gas liquids, and crude oil to market.

Basis of Presentation

The condensed consolidated financial statements have been prepared, without audit, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of BCP Raptor Holdco, LP and its wholly owned subsidiaries. As permitted for interim reporting, certain footnotes or other financial information that are normally required by U.S. GAAP may be condensed or omitted, unless otherwise required by U.S. GAAP or SEC rules and regulations.

These condensed consolidated financial statements were prepared on the same basis as and should be read in conjunction with the Partnership’s annual consolidated financial statements. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair statement have been included in these condensed consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2020 was derived from the audited annual consolidated financial statements but does not include all information required by U.S. GAAP for annual consolidated financial statements. Certain reclassifications have been made to reflect the current presentation of financial information.

There are no differences between net income (loss) and comprehensive income (loss) for each of the periods presented in these condensed consolidated financial statements.

COVID-19

The COVID-19 pandemic-related reduction in energy demand and the dramatic decline in commodity prices that began to impact the Partnership in the second quarter of 2020 has continued to cause disruptions and volatility. Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic affected the Partnership’s operations and continues to do so. While we have seen meaningful recovery during the second half of the year in demand for the products that we move through our gathering systems and processing plants, significant uncertainty remains regarding the duration and extent of the impact of the pandemic (including the timing and distribution of vaccines) on the energy industry, including demand and prices for the products handled by our pipelines, and other facilities. These events, among other factors, resulted in certain non-cash impairments charges during 2020 as further discussed below.

Note 2.    Summary of Significant Accounting Policies

There have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in the consolidated financial statements and notes as of and for the year ended December 31, 2020.

Recent Accounting Pronouncements Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. Generally, this new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. All other entities have an additional year to adopt the new guidance. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Partnership is currently evaluating the effect that ASU No. 2021-08 will have on its consolidated financial statements.

Note 3.    Revenue

Disaggregation of Revenues

The following table disaggregates our revenues for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
(In thousands)	2021	2020
Gathering and processing services	$205,279	$208,948
Natural gas, NGLs & condensate sales	233,778	83,402
Other revenues	3,615	1,715

Total operating revenues	$442,672	$294,065

For nine months ended September 30, 2021 and 2020 the Partnership recognized revenues from minimum volume commitments (“MVCs”) of $2.5 million and $0.1 million, respectively.

Remaining Performance Obligations

The following table presents our estimated revenue from contracts with customers for remaining performance obligations that has not yet been recognized, representing our contractually committed revenues as of September 30, 2020:

Fiscal Year	Amount
(In thousands)
2021 (Remaining)	$15
2022	10,111
2023	9,236
2024	6,916
2025	5,129
Thereafter	60,951

Total	$92,358

Our contractually committed revenue, for purposes of the tabular presentation above, is generally limited to customer contracts that have fixed pricing and fixed volume terms and conditions, generally including contracts with payment obligations associated with MVCs.

Contract Liabilities

The following provides information about contract liabilities from contracts with customers:

(In thousands)	2021
Balance as of January 1	$11,085
Reclassification of beginning contract liabilities to revenue as a result of performance obligations being satisfied	(312)
Cash received in advance and not recognized as revenue	4,409

Balance as of September 30	$15,182
Less: current portion	3,064

Noncurrent portion (In thousands)	$12,118

(In thousands)	2020
Balance as of January 1	$8,983
Reclassification of beginning contract liabilities to revenue as a result of performance obligations being satisfied	(1,466)
Cash received in advance and not recognized as revenue	3,568

Balance as of December 31	$11,085
Less: current portion	1,556

Noncurrent portion	$9,529

Contract liabilities relate to payments received in advance of satisfying performance obligations under a contract, which result from contribution in aid of construction payments. Current and noncurrent contract liabilities are included in other current liabilities and deferred revenue, respectively.

Contract Cost Assets

The Partnership has capitalized certain costs incurred to obtain a contract that would not have been incurred if the contract had not been obtained. These costs are recovered through the net cash flows of the associated contract. As of September 30, 2021 and December 31, 2020, the Partnership had contract acquisition cost assets of $18.8 million and $20.2 million, respectively. Current and noncurrent contract cost assets are included in other current assets and other assets, respectively. The Partnership amortizes these assets as cost of sales on a straight-line basis over the life of the associated long-term customer contract. For the nine months ended September 30, 2021 and 2020, the Partnership recognized cost of sales associated with these assets of $1.3 million and $1.0 million, respectively.

Note 4.    Property, Plant and Equipment, Net

Property, plant and equipment, net is comprised of the following:

	As of,
(In thousands)	September 30, 2021	December 31, 2020
Gathering and processing systems and facilities	$2,099,519	$2,038,386
Vehicles	5,827	5,788
Computers and equipment	3,728	3,520

	2,109,074	2,047,694
Less accumulated depreciation	(309,345)	(230,595)

Total depreciable assets, net	1,799,729	1,817,099

Construction work in progress	31,516	31,332
Land	19,276	18,563

Total Property and equipment, net	$1,850,521	$1,866,994

Depreciation expense on property, plant and equipment was $79.0 million and $65.0 million for the nine months ended September 30, 2021 and 2020, respectively.

Capitalized interest included in property, plant and equipment amounted to $0.7 million and $11.6 million for the nine months ended September 30, 2021 and 2020, respectively.

Note 5.    Intangible Assets, Net

Intangible assets comprise the following:

	As of,
(In thousands)	September 30, 2021	December 31, 2020
Customer contracts	$1,167,392	$1,170,825
Right of way assets	98,337	94,824
Less accumulated amortization	(435,159)	(343,876)

Total intangible assets, net	$830,570	$921,773

Right of way assets have a useful life of ten years and are amortized using the straight-line method. The right of way agreements are generally for an initial term of ten years with an option to renew for an additional ten years at agreed upon renewal rates based on certain indices or up to 130% of the original consideration paid. Amortization expense for right of way assets was $7.8 million and $7.1 million for the nine months ended September 30, 2021 and 2020, respectively.

The fair value of acquired customer contracts was capitalized as of the acquisition closing dates and is being amortized using a straight-line method over the remaining term of the customer contracts, which range from 1 to 21 years. Amortization expense for customer contracts was $83.5 million and $88.1 million for the nine months ended September 30, 2021 and 2020, respectively.

During April of 2020, the Partnership observed a triggering event associated with the negative pricing environment and its related effects, which were caused by the culmination of the COVID-19 pandemic and the OPEC+ price war. As a result of the undiscounted cash flow test that was performed, no impairment was observed, nor recognized during 2020. Further, no long-lived asset impairment losses were recognized during the nine months ended September 30, 2021.

Note 6.    Goodwill

During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries, Russia, the United States and other oil-producing countries (“OPEC+”) relating to the oversupply of oil. These two events ultimately led to a negative price environment for crude oil on April 20, 2020. As a result of the negative price environment, numerous producers, including a number of our customers shut-in a significant portion of their wells for which we provide gathering, and processing services.

Based on these events, we determined that the forecasted cash flows, and therefore the fair value, of our reporting units significantly decreased, and accordingly performed a quantitative impairment assessment of the goodwill related to all reporting units. Our April 30, 2020 goodwill impairment test utilized an average of a market approach (50%) and income approach (50%) to estimate its fair value.

The market approach was based on enterprise value (“EV”) to estimated EBITDA multiples for a selected number of peer group midstream companies with comparable operations and economic characteristics. We estimated the median EV to EBITDA multiple by reporting unit and added a control premium of 10%.

The income approach used to determine fair value included an analysis of estimated discounted cash flows based on 20 years of projections and application of an exit multiple based on management’s expectations of a discount rate and exit multiple that would be applied by a theoretical market participant and for market transactions of comparable assets. We applied approximate discount rates ranging from 11.5% to 15.0%, depending on reporting unit, to the undiscounted cash flow amounts which represent our estimate of the weighted average cost of capital (“WACC”) of a theoretical market participant. The WACC’s utilized represent the blended rates of return that both debt and equity holders could expect from investing in the subject assets, computed based on the selected publicly-traded guideline companies. The discounted cash flows included various assumptions on forecasted commodity throughput volumes and contract prices for each underlying asset within the reporting units. Management believes the results of our valuations are reasonable estimates of fair value based on comparable sales transactions. The assessment of fair value utilized inputs that are not observable in the market and thus level 3 inputs.

Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment. As of September 30, 2021 and December 30, 2020, goodwill was $0.

Note 7.    Investment in Unconsolidated Affiliate

The Partnership, KMTP, and Altus each hold a 26.67% membership interest in PHP, while EM PHP holds a 20% membership interest. Each member is a party to the associated LLC Agreement. PHP was determined to be a variable interest entity as it currently lacks sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. The Partnership absorbs variability associated with the risks and rewards of PHP’s operations through its 26.67% membership interest.

It was determined that Holdco is not the primary beneficiary of PHP as the Partnership does not have the power to direct PHP’s activities that most significantly impact economic performance. As defined in the LLC agreement, PHP’s board controls the activities that most significantly affect economic performance and the Partnership does not hold majority control of the board.

Subsequent to the completion of the PHP pipeline and the receipt of the final contributions from BCP PHP’s members during January of 2021, BCP PHP now has sufficient equity to fund any required future contributions under the PHP LLC Agreement and PHP is no longer considered to be a variable interest entity.

During February and March of 2021, the Partnership received distributions from PHP totaling $8.2 million.

As of September 30, 2021 and December 31, 2020, the carrying amount of the Partnership’s investment in PHP approximated the amounts of underlying equity in net assets.

The following table summarizes certain of PHP’s financial information as of September 30, 2021 and December 31, 2020 and for the nine months ended September 30, 2021 and 2020:

Balance Sheet	As of,
(In thousands)	September 30, 2021	December 31, 2020
Current assets	$79,218	$23,734
Noncurrent assets	2,281,531	2,316,176
Current liabilities	(49,393)	(95,863)

Equity	$2,311,356	$2,244,047

Statement of Operations

	Nine Months Ended September 30,
(In thousands)	2021	2020
Revenues	$297,132	$—
Operating costs and expenses	$130,121	$69
Net (loss) income	$166,662	$587

Note 8. Accrued expenses

Accrued expenses consist of the following:

	As of,
(In thousands)	September 30, 2021	December 31, 2020
Accrued product purchases	$137,050	$48,584
Accrued taxes	9,592	8,960
Accrued salaries, vacation, and related benefits	2,258	1,720
Accrued capital expenditures	4,244	1,496
Accrued other expenses	4,118	4,130

Total accrued expenses	$157,262	$64,890

Note 9. Long Term Debt

2017 Credit Facility

Contemporaneously with the close of the EagleClaw acquisition on June 22, 2017, the Partnership entered into a credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, for a term loan in an initial aggregate principal amount of $1.25 billion with a tenor of seven years, maturing on June 22, 2024. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. The Partnership paid principal payments on its term loan of $12.5 million for each of the nine months ended September 30, 2021 and 2020.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, in an initial aggregate principal amount of $100.0 million that is expandable up to $125.0 million with a tenor of five years, maturing on June 22, 2022. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $25.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $125.0 million. On January 4, 2021, the Partnership entered into an amendment to this revolving credit facility extending its maturity date from June 22, 2022 to November 3, 2023.

Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4.00%, which decreases to LIBOR (0% floor) plus 3.75% when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00, in each case on the unused portion of the commitment. As of September 30, 2021 and December 31, 2020, there were $0.5 million and $4.4 million in outstanding letters of credit under the revolving credit facility, respectively.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

As of September 30, 2021 and December 31, 2020, the Partnership was in compliance with all loan covenants.

2018 Credit Facility

Contemporaneously with the close of the CR Permian acquisition on November 1, 2018, the Partnership entered into a credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, for a term loan in an initial aggregate principal amount of $690.0 million with a tenor of seven years, maturing on November 3, 2025. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.75% plus LIBOR (0% floor). The Partnership paid principal payments on its term loan of $30.4 million and $5.2 million for the nine months ended September 30, 2021 and 2020, respectively.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, in an initial aggregate principal amount of $50.0 million, maturing on November 3, 2023. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $10.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $60.0 million. Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4.50%, which decreases to LIBOR (0% floor) plus 4.25% when the Partnership’s consolidated net leverage ratio is no greater than 4.75 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage ratio is no greater than 4.75 to 1.00, in each case on the unused portion of the commitment. As of September 30, 2021 and December 31, 2020, no letters of credit were outstanding under the revolving credit facility.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

As of September 30, 2021 and December 31, 2020, the Partnership was in compliance with all loan covenants.

2019 Credit Facility

On September 18, 2019, the Partnership entered into a credit agreement with its lenders and with MUFG Bank, Ltd., as administrative agent, for a term facility with an aggregate initial term commitment of $483.0 million, an aggregate term conversion date term commitment of $30.2 million and an aggregate letter of credit commitment of $32.7 million. On the closing date $232.1 million was drawn down on the term commitment, and additional drawdowns totaling $250.9 million were borrowed over the subsequent months to fund the Partnership’s capital contributions to PHP. The tenor of the agreement is equal to the earlier of (a) six and two-tenths years from the closing date and (b) four years after the Term Conversion Date. The “Term Conversion Date” is defined as the final completion date of the PHP pipeline project, which occurred on March 3, 2021. Fixed principal payments set forth in an amortization schedule are required to be paid quarterly. Interest is paid on the outstanding borrowings periodically at a rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

The obligations under the credit agreement are secured by substantially all assets of the Partnership, including equity owned by that entity in the PHP joint venture and by a pledge from the Partnership’s immediate parent of all equity issued by the Partnership.

The Partnership must also pay quarterly, commitment fees of 35% of the applicable margin then in effect on the undrawn portion of the available commitments. As of September 30, 2021 and December 31, 2020, there were $32.7 million and $0 in outstanding letters of credit under the revolving credit facility, respectively.

As of September 30, 2021 and December 31, 2020, the Partnership was in compliance with all loan covenants.

During March, May, August and September of 2021, the Partnership voluntarily repurchased $3.0 million, $7.0 million, $3.3 million and $5.0 million of outstanding term loan debt associated with the $1.25 billion term loan. During March, May, and September of 2021, the Partnership repurchased $5.0 million, $15.9 million, and $5.0 million of outstanding term loan debt associated with the $690 million term loan. All of these purchases were made on the open market.

On March 3, 2021, all conditions of the term conversion were met, and the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment, which was subsequently distributed to our equity sponsors. Given the establishment of the term conversion date, the maturity of the associated debt is due March 3, 2025 in accordance with the credit agreement.

Debt obligations as of September 30, 2021 and December 31, 2020 consisted of the following:

	As of,
(In thousands)	September 30, 2021	December 31, 2020
$1.25 billion term loan	$1,178,542	$1,206,250
$690 million term loan	641,118	672,150
$513 million term loan	490,897	483,031
$125 million revolving line of credit	75,500	70,500
$60 million revolving line of credit	13,500	12,500

Total borrowings at carrying value	$2,399,557	$2,444,431
Less: unamortized deferred financing costs	(41,373)	(50,792)

Total debt, net	$2,358,184	$2,393,639
Less: Current portion	53,992	53,310

Long-term portion of debt	$2,304,192	$2,340,329

A reconciliation of total interest cost to interest expense as reported in the consolidated statements of operations for the nine months ended September 30, 2021 and 2020 is as follows:

	Nine Months Ended September 30,
(In thousands)	2021	2020
Interest cost capitalized	$712	$11,558
Interest cost charged to income	88,458	109,370

Total interest cost	$89,170	$120,928

Deferred financing costs associated with the term loans were $41.4 million, net of accumulated amortization of $38.4 million as of September 30, 2021. Deferred financing costs associated with the term loans were $50.8 million, net of accumulated amortization of $29.8 million as of December 31, 2020.

Deferred financing costs associated with the revolvers that are recorded to other current assets and other assets within the balance sheet were $3.5 million, net of accumulated amortization of $3.4 million as of September 30, 2021. Deferred financing costs associated with the revolvers were $1.8 million, net of accumulated amortization of $1.9 million as of December 31, 2020.

The amortization of the deferred financing costs was charged to interest expense for the period presented. The amount of deferred financing costs included in interest expense for the nine months ended September 30, 2021 and 2020 was approximately $10.0 million and $8.9 million, respectively.

The following table reflects aggregated annual maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $41.4 million in unamortized deferred financing costs.

Fiscal Year	Amount
(In thousands)
2021 (Remaining)	$16,370
2022	66,153
2023	155,754
2024	1,206,736
2025	663,841
Thereafter	290,703

Total	$2,399,557

Note 10. Equity

Midco Common Units

Midco Common Units are comprised of the Class B Units and Class C Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Raptor Midco, LLC (“Midco”), a wholly owned subsidiary, that holds the Partnership’s EagleClaw and CR Permian assets. The Class B Units are held by Blackstone and ISQ with ISQ first acquiring units as of November 1, 2018. Approximately 2,732,536,599 Class B Units were outstanding as of September 30, 2021 and December 31, 2020. The Class C Units are held by current and former members of management. Approximately 43,635,915 Class C Units were outstanding as of September 30, 2021 and December 31, 2020.

Pipeco Common Units

Pipeco Common Units are comprised of the Class E Units and Class F Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Residue Pipeco, LLC (“Pipeco”), a wholly owned subsidiary, that holds the Partnership’s equity investment in PHP and Delaware Link assets. These units were created during 2018 as part of the Third Amended and Restated Limited Partnership Agreement. The Class E Units are held by Blackstone and ISQ. Approximately 275,412,601 and 290,711,667 Class E Units were outstanding as of September 30, 2021 and December 31, 2020, respectively. No Class F Units were outstanding as of September 30, 2021 and December 31, 2020.

Note 11.    Fair Value Measurements

Topic 820 establishes a framework for measuring fair value in U.S. GAAP, clarifies the definition of fair value within that framework, and requires disclosures about the use of fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1 inputs). The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. Refer to Note 12 for the Partnership’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of September 30, 2021 and December 31, 2020.

The Partnership reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the nine months ended September 30, 2021 and 2020.

Contingent Liabilities

As further discussed in Note 15, the fair value of the contingent liabilities was estimated utilizing significant level 3 assumptions including present value factors based on the Partnership’s weighted average cost of capital, estimated payout probabilities and timing, and estimated future volumes.

Fair Value on a Nonrecurring Basis

Enterprise Valuation—Impairment

As discussed in Note 6, the Partnership performed a quantitative impairment assessment of the goodwill related to all reporting units as a result of a triggering event observed during April of 2020. The enterprise valuation for the goodwill impairment test utilized both market and income approaches to estimate fair value as of April 30, 2020. Significant Level 3 assumptions associated with the income and market approach calculations include the Partnership’s estimate of future natural gas prices, operating margins, EBITDA and exit multiples, discount rates, control premiums and other relevant data.

Note 12. Derivatives and Hedging Activities

The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities.

Interest Rate Risk

The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The Partnership’s objectives in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract.

During June and August of 2019, the Partnership entered into three additional interest rate swaps on $1,150 million associated with our $1.25 billion term loan. These instruments were effective September 30, 2019 and expired on December 31, 2020. These swaps result in fixed LIBOR rates ranging from 1.57% to 1.86% for the respective notional amounts of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and premiums ranging from 0.5660% to 0.8643% per annum that is paid in monthly installments.

In September of 2019, the Partnership entered into two interest rate swaps on 75% of the outstanding $513 million term loan. These instruments were effective September 30, 2019 and have a mandatory termination date on November 19, 2024. The notional amounts of these swaps float monthly such that 75% of the total outstanding term loan is covered by the notional of the two swaps over the life of the associated term facility. These swaps result in fixed LIBOR rates ranging from 1.76% to 1.78% for the respective notional amounts of our debt for the LIBOR component of our interest rate and are paid in monthly installments.

The Partnership did not elect to apply hedge accounting to these new swaps and marks-to-market the instruments recognizing changes in fair value, realized or unrealized, within interest expense. For the nine months ended September 30, 2021 and 2020, the Partnership recorded interest expense of $3.1 million and $19.3 million, respectively, in relation to these derivatives.

The fair value or settlement value of the Partnership’s interest rate swaps is presented on a gross basis on the Balance Sheet.

Commodity Price Risk

The results of the Partnership’s operations may be affected by the market prices of oil and natural gas. A portion of the Partnership’s revenue is directly tied to local natural gas, natural gas liquids and condensate prices in the Permian Basin. Due to a large increase in activity and production from this area, local Permian natural gas prices have exhibited volatility. The Partnership monitors its exposure to commodity price risks and uses commodity swaps to mitigate risks resulting from fluctuations in the commodity prices.

Specifically, during 2020 the Partnership entered into three Waha basis hub hedges on various notional quantities of gas that either provided for a fixed price differential of natural gas in the Permian Basin relative to the NYMEX natural gas contract or provided for a fixed price for natural gas in the Permian Basin. Similarly, in 2020 and 2021 the Partnership entered into two WTI crude hedges at a specific notional that provides for a fixed price for crude in the Permian Basin. See the below table for further details.

Instrument	Number of Instruments	Notional Quantity	Effective Date	Expiration Date
Commodity Contract	1 Contract	1,840,000 MMBTU(s)*	7/1/2020	12/31/2020
Commodity Contract	1 Contract	1,510,000 MMBTU(s)*	1/1/2021	5/31/2021
Commodity Contract	1 Contract	755,000 MMBTU(s)**	1/1/2021	5/31/2021
Commodity Contract	1 Contract	128,510 BBL(s)***	1/1/2021	6/30/2021
Commodity Contract	1 Contract	55,200 BBL(s)****	7/1/2021	12/31/2021

*—notional quantity based on 10,000 MMBTU(s) multiplied by calendar days within calculation period.

**—notional quantity based on 5,000 MMBTU(s) multiplied by calendar days within calculation period.

***—notional quantity based on 710 U.S. Barrel(s) multiplied by calendar days within calculation period.

****—notional quantity based on 300 U.S. Barrel(s) multiplied by calendar days within calculation period.

The Partnership elected not to designate its derivatives as hedging instruments and marked-to-market the instruments recognizing changes in fair value, realized or unrealized, within operating revenues. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The fair value or settlement value of the swaps outstanding as of September 30, 2021 and December 31, 2020 are presented on a gross basis on the balance sheet. The changes in the fair value recorded to operating revenues in the statements of operations for the nine months ended September 30, 2021 and 2020 were $17.0 million and $0.9 million, respectively.

The following table represents the estimated fair value of the interest rate and commodity swaps as of September 30, 2021:

(In thousands)	Level 1	Level 2	Level 3	Total
Liabilities
Commodity swaps	$—	$1,073	$—	$1,073
Interest rate derivatives	—	4,717	—	4,717

Total liabilities	$—	$5,790	$—	$5,790

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2020:

(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Commodity swaps	$—	$702	$—	$702

Total assets	$—	$702	$—	$702

Liabilities
Commodity swaps	$—	$413	$—	$413
Interest rate derivatives	—	10,026	—	10,026

Total liabilities	$—	$10,439	$—	$10,439

The fair values of the financial instruments shown in the above tables as of September 30, 2021 and December 31, 2020 represent the amounts that would be received to sell those assets in an orderly transaction between market participants at that date. The fair value measurement maximizes the use of observable inputs. However, in situations where there is little, if any, market activity for the asset at the measurement date, the fair value measurement reflects the Partnership’s own judgments about the assumptions that market participants would use in pricing the asset. Those judgments are developed by the Partnership based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, and available observable and unobservable inputs.

Note 13. Stock Compensation

In conjunction with the execution of the LP Agreement dated December 14, 2018, 209,100 total Class A Units, representing profits interests, were authorized for issuance to members of management. The unit awards are comprised of Class A-1 and Class A-2 incentive units. Class A-1 units derive value from the assets and operations of Midco. Class A-2 units derive value from the assets and operations of Pipeco. The awards include a performance condition and a service condition. Vesting occurs upon either (i) the date of consummation of a change in control or (ii) the date that is 1-year following the consummation of the initial public offering (“IPO”) of the Partnership (or its successor) (collectively “Exit Events”). Interests shall not become vested in the event of the participant’s termination before the Exit Events occur. The Exit Events are considered performance conditions, whereas the requirement of the participant to not be terminated prior to the 1-year anniversary of the consummation of the IPO would be considered a service condition. All of the incentive units are currently non-vested, except for 18,357 units held by early retirees that were granted accelerated vesting during 2018 and 2019.

As of September 30, 2021 and December 31, 2020, the performance condition attached to the Class A-1 and A-2 Units was not deemed probable of occurring. The performance condition would become probable of achievement on consummation of the transaction or occurrence of the Exit Events. Upon the occurrence of the Exit Events, compensation cost would be recorded as a cumulative catch-up for the period of service rendered from the grant date through achievement of the Exit Events. The remaining compensation expense would be recognized on a straight-line basis over the remaining 1-year required service period. If a change of control event were to occur subsequent to an IPO, but prior to the completion of the 1-year service period, the Partnership would record the remaining unrecognized compensation cost as of the change of control date.

With the issuance of Fourth Amended Restated Limited Partnership Agreement dated October 22, 2020 (“4th LP Agreement”), a new class of profits interests, the A-3 units, were created and issued. A-3 units derive value from the assets and operations of Pipeco. All A-3 units vest on a change in control, if the participant is employed at the time of the event. Additionally, all units vest on termination of the participant by the Partnership. All of the Class A-3 incentive units are currently non-vested. The change in control event is considered a performance condition. As of September 30, 2021 and December 31, 2020, the performance condition attached to the Class A-3 Units was not deemed probable of occurring. Upon the occurrence of the change in control or participant termination by the Partnership, compensation cost would be recorded as a cumulative catch-up.

Effective May 4, 2021, the Partnership executed the First Amendment to the 4th LP Agreement that changed certain defined hurdles within the Midco distribution waterfall and therefore the value allocable to the Class A-1 Units upon an Exit Event. This change represents a type IV modification to the unvested Class A-1 Units, which establishes a new measurement date.

The weighted average fair value of the Class A Units on the associated grant dates was estimated using the Black-Scholes option pricing model. The issued and outstanding A-1 incentive units of 177,323 and 141,053 as of September 30, 2021 and December 31, 2020 were valued at $45.1 million and $34.8 million, respectively. The issued and outstanding A-2 incentive units of 28,562 and 25,722 were valued at $2.0 million and $1.2 million as of September 30, 2021 and December 31, 2020, respectively. The issued and outstanding A-3 incentive units as of December 31, 2020 were valued at $0.4 million. To allocate the equity value of the Partnership, we calculated breakpoints at which the different securities in the Partnership’s capital structure would participate in the allocation of value in accordance to the terms and preferences of the LP Agreement. The total value of each security was calculated by aggregating the values allocated in each such tranche for the specific security. The equity value of the Partnership was back-solved such that the value allocated to the common units equated to the transaction value as of the Valuation date. Since the Partnership is privately held, the fair value of each security included a discount for lack of marketability, using a Finnerty model.

Note 14.    Commitments and Contingencies

Commitments

The Partnership leases various equipment under operating agreements with third parties, with terms ranging from month-to-month, cancelable by providing 30-day prior written notice, to three years. The Partnership also has non-cancelable operating leases for office space ranging from 1.5 to 5.5 years. Rental expense under these operating leases totaled $34.3 million and $38.3 million for the nine months ended September 30, 2021 and 2020, respectively.

The following table presents future minimum rental payments under operating leases as of September 30, 2021.

Fiscal Year	Amount
(In thousands)
2021 (Remaining)	$8,052
2022	27,326
2023	721
2024	282
2025	286
Thereafter	120

Total	$36,787

Contingencies

In the course of its business affairs and operations, the Partnership is subject to possible loss contingencies arising from federal, state, and local environmental, health and safety laws and regulations. There are no matters which, in the opinion of management, will have a material adverse effect on the financial position, results of operations or cash flows of the Partnership.

Legal Matters

The Partnership is periodically involved in litigation proceedings or other such claims. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements, or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

In 2019, Cimarex presented the results of an audit of the Partnership’s books and records pursuant to the audit provision of Cimarex’s gas gathering and processing agreement. This audit was commenced by Cimarex’s predecessor and most of the period in question relates to the time period prior to the date of ownership by the Partnership. Effective June 10, 2021, Cimarex and the Partnership settled these audit claims for $6.8 million, of which $0.6 million was capital in nature. Since the majority of these claims relate to the time period prior to the Partnership’s ownership of CR Permian, the Partnership had made claims on its representations and warranties insurance policy and against the former owners of Caprock and its management, including seeking the hold-back amount of $4.5 million that is currently held in escrow. As of September 30, 2021, management has agreed to a settlement of $2.5 million with the former owners of Caprock and its management that will be paid to the Partnership during the fourth quarter.

During the third quarter of 2021, the Partnership entered into litigation with two third parties to collect outstanding receivables totaling $19.7 million that remain outstanding from the Winter Storm Uri during February of 2021.

Contingent Liabilities

As part of the acquisition of Permian Gas on June 11, 2019, consideration included a contingent liability arrangement with PDC. The arrangement requires additional monies to be paid by the Partnership to PDC on a per Mcf basis if the actual annual Mcf volume amounts exceed forecasted annual Mcf volume amounts starting in 2020 and continuing through 2029. The arrangement defines the incentive rate per Mcf for each qualifying year and the total monies paid under this arrangement are capped at $60.5 million. Amounts are payable on an annual basis over the earn-out period. The fair value of the contingent liability recognized on the acquisition date of $3.9 million was estimated utilizing the following key assumptions: (1) present value factors based on the Partnership’s weighted average cost of capital, 2) a probability weighted payout based on an estimate of future volumes and (3) a discount period consistent with the arrangement’s life and the respective due dates of the potential future payments. Based on current forecasts and discussions with PDC, management revalued this contingent liability with updated assumptions as of December 31, 2020 and recaptured $2.7 million of the liability within operating income. As of September 30, 2021 and December 31, 2020, the estimated fair value of the contingent consideration liability was $1.1 million and $1.5 million, respectively.

Note 15.    Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Transactions (“Topic 850”), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance.

Jetta Permian, LP (“Jetta”) and Primexx Energy Partners, Ltd. (“Primexx”) are considered related parties under Topic 850 by the Partnership. The Partnership has commercial gas gathering and processing contracts with Jetta and Primexx, both of which are affiliates of Blackstone under which we share common control. Jetta became a related party effective with Holdco’s purchase of EagleClaw on June 22, 2017. Effective July 1, 2021, Jetta was purchased by EOG Resources, Inc. and is no longer considered a related party from there on. Primexx became a related party effective October 1, 2017.

For the nine months ended September 30, 2021, the Partnership paid Jetta and Primexx, $9.2 million and $53.9 million for gas purchases, respectively. For the nine months ended September 30, 2020, the Partnership paid Jetta and Primexx, $10.4 million and $14.7 million for gas and NGL purchases, respectively.

In a similar fashion, for the nine months ended September 30, 2021, Jetta and Primexx paid the Partnership $1.9 million and $5.4 million in gathering and processing fees, respectively. For the nine months ended September 30, 2020, Jetta and Primexx paid the Partnership $5.5 million and $5.0 million in gathering and processing fees, respectively.

There were no related party payables due to Primexx as of September 30, 2021. There were also no related party payables due to Primexx and Jetta as of December 31, 2020. Related party receivables due from Primexx as of September 30, 2021 amounted to $1.6 million. Related party receivables due from Primexx and Jetta as of December 30, 2020 amounted to $0.2 million.

Note 16. Subsequent Events

Subsequent events have been evaluated from September 30, 2021 through November 15, 2021, the date these consolidated financial statements were issued.

Pending Merger with Altus Midstream Company

On October 21, 2021, New BCP Raptor Holdco, LLC (“Contributor”) as representative of the Partnership’s unitholders, entered into a Contribution Agreement with Altus Midstream Company (“Altus”) and its subsidiary Altus Midstream LP, under which the Partnership and Altus will combine their businesses in an all-stock transaction. Under the Contribution Agreement, in exchange for all of the equity interests of the Partnership, Contributor will receive 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus Midstream LP. Upon the completion of the combination transaction, the Partnership’s unitholders will own approximately 75% of the new combined entity and Altus unitholders will own approximately 25%. Consummation of the transaction is subject to a number of customary conditions, among others, approval by Altus’ unitholders, regulatory approvals, and other customary closing conditions. The transaction is expected to close during the first quarter of 2022, subject to satisfaction of all conditions to closing.

* * * * *

Independent Auditors’ Report

The Board of Managers

BCP Raptor Holdco, LP:

We have audited the accompanying consolidated financial statements of BCP Raptor Holdco, LP and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCP Raptor Holdco, LP and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 2 and 3 to the consolidated financial statements, the Partnership has changed its method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Houston, Texas

November 15, 2021

BCP Raptor Holdco, LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$19,591	$50,307
Accounts receivable	91,614	82,329
Derivative asset	702	154
Other current assets	8,510	5,432

Total current assets	120,417	138,222
Property and equipment, net	1,866,994	1,807,194
Intangible assets, net	921,773	1,032,161
Goodwill	—	1,010,773
Derivative asset	—	1,818
Investment in unconsolidated affiliate	611,216	304,992
Other assets	23,600	23,605

Total assets	$3,544,000	$4,318,765

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$13,377	$15,617
Accrued expenses	64,890	74,438
Derivative liability	3,297	2,283
Other current liabilities	2,325	81,387
Current portion of long-term debt, net	53,310	10,490

Total current liabilities	137,199	184,215
Long-term debt, net	2,340,329	2,201,203
Derivative liability	7,142	—
Contingent liabilities	1,500	4,168
Deferred revenue	9,529	8,283
Deferred tax liabilities	5,325	4,357

Total liabilities	2,501,024	2,402,226

Commitments and contingencies (Note 16)

Partners’ capital	1,042,976	1,916,539

Total liabilities and partners’ capital	$3,544,000	$4,318,765

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2020	2019	2018
Operating revenues:
Service revenue	$272,829	$233,987	$122,637
Product revenue	135,330	144,270	448,735
Other revenue	2,017	487	—

Total operating revenues	410,176	378,744	571,372
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	65,053	70,272	415,714
Depreciation and amortization	223,763	202,664	116,946
Operating expenses	94,387	85,537	41,153
General and administrative expenses	20,923	22,601	19,411
Ad valorem taxes	10,985	8,172	4,549
Loss on disposal of assets	3,454	1,573	—
Goodwill impairment	1,010,773	—	—

Total operating costs and expenses	1,429,338	390,819	597,773

Operating loss	(1,019,162)	(12,075)	(26,401)

Other income (expense):
Interest and other income	608	1,736	507
Gain on debt extinguishment	868	—	—
Interest expense	(135,516)	(133,535)	(83,055)
Gain on sales of interests of unconsolidated affiliate	—	3,362	—
Equity in (losses) earnings of unconsolidated affiliate	(308)	440	(31)

Total other expense, net	(134,348)	(127,997)	(82,579)

Loss before income taxes	(1,153,510)	(140,072)	(108,980)
Income tax provision	(968)	(4,357)	—

Net loss	$(1,154,478)	$(144,429)	$(108,980)

Other comprehensive loss:
Change in hedge fair value	—	(588)	3,451
Reclassification to interest expense	—	(3,777)	(3,225)

Comprehensive loss	$(1,154,478)	$(148,794)	$(108,754)

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(In thousands, except unit amounts)

	Class B Unit Amount	Class C Unit Amount	Class E Unit Amount	Accumulated Other Comprehensive Loss	Total
Balances at January 1, 2018	$778,603	$18,280	$—	$4,139	$801,022
Contributions	751,127	13,000	58,131	—	822,258
Stock issued in exchange for Pinnacle	248,496	—	—	—	248,496
Stock compensation	344	—	532	—	876
Net loss	(107,565)	(754)	(661)	—	(108,980)
Accumulated other comprehensive income	—	—	—	226	226

Balances at December 31, 2018	1,671,005	30,526	58,002	4,365	1,763,898
Cumulative effect of accounting change	62	1	—	—	63
Contributions	356,500	2,000	228,341	—	586,841
Distributions	—	—	(289,278)	—	(289,278)
Stock Compensation	3,659	150	—	—	3,809
Net (loss) income	(146,100)	(1,360)	3,031	—	(144,429)
Accumulated other comprehensive loss	—	—	—	(4,365)	(4,365)

Balances at December 31, 2019	1,885,126	31,317	96	—	1,916,539
Contributions	97,000	—	183,915	—	280,915
Net loss	(1,119,340)	(17,493)	(17,645)	—	(1,154,478)

Balances at December 31, 2020	$862,786	$13,824	$166,366	$—	$1,042,976

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net loss	$(1,154,478)	$(144,429)	$(108,980)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	223,763	202,664	116,946
Amortization of deferred financing costs	11,917	9,710	6,533
Amortization of contract costs	1,805	1,185	—
Contingent liabilities remeasurement	(2,668)	(8,078)	142
Derivative settlement	(7,810)	1,471	482
Derivative fair value adjustments	17,311	65	—
Stock compensation	—	3,809	876
Goodwill impairment	1,010,773	—	—
Loss on disposal of assets	3,454	1,564	—
Equity in losses (earnings) from unconsolidated affiliate	308	(440)	31
Gain on sales of interests of unconsolidated affiliate	—	(3,362)	—
Gain on debt extinguishment	(868)	—	—
Deferred income taxes	968	4,357	—
Change in operating assets and liabilities:	—	—	—
Accounts receivable	(9,287)	(27,333)	5,446
Other current assets	(6,561)	(14,305)	(14,461)
Accounts payable and accrued expenses	13,469	17,780	(54,617)

Net cash flows from operating activities	102,096	44,658	(47,602)

Cash flows from investing activities
Purchase of property, plant and equipment	(181,423)	(329,274)	(159,551)
Acquisition of intangible assets	(17,631)	(27,689)	(7,716)
Investments in unconsolidated affiliate	(306,532)	(348,939)	(44,945)
Proceeds from sales of interests of unconsolidated affiliate	—	92,663	—
Acquisitions, net of cash received	—	(100,000)	(1,057,013)

Net cash flows from investing activities	(505,586)	(713,239)	(1,269,225)

Cash flows from financing activities
Proceeds from issuance of long-term debt	134,351	348,680	690,000
Repayments of long-term debt	(25,862)	(15,950)	(67,627)
Proceeds from revolver	241,250	184,500	15,000
Repayment of revolver	(178,000)	(164,750)	(59,000)
Payments of deferred financing costs	(576)	(13,407)	(22,622)
Payments of contingent liabilities	—	(9,070)	(6,475)
Consideration payable from acquisition	(79,304)	—	—
Partner contributions	280,915	586,841	822,258
Partner distributions	—	(289,278)	—

Net cash flows from financing activities	372,774	627,566	1,371,534

Net change in cash	(30,716)	(41,015)	54,707
Cash, beginning balance	50,307	91,322	36,615

Cash, ending balance	$19,591	$50,307	$91,322

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$104,678	$133,011	$79,521

Non-cash investing and financing activities:
Purchase of property and equipment and intangible assets, net included in trade accounts payable and accrued expenses	$7,125	$30,967	$37,155

Fair value of assets acquired	$—	$183,204	$319,177
Class B unites issued in exchange for assets	—	—	(248,496)
Contingent consideration	—	(3,900)	—
Consideration payable from acquisition	—	(79,304)	—

Consideration paid/ liabilities assumed	$—	$100,000	$70,681

The accompanying notes are an integral part of these consolidated financial statements.

BCP Raptor Holdco, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Description of Business and Basis of Presentation

BCP Raptor Holdco, LP (“Holdco” or the “Partnership”) was formed on April 25, 2017 as a Delaware limited Partnership to acquire and develop midstream oil and gas assets. The Partnership is governed by BCP Raptor Holdco GP, LLC’s (“General Partner”) board of managers, which consists of two representatives of management, four representatives of The Blackstone Group L.P. (“Blackstone”), and three representatives of I Squared Capital (“ISQ”), with one independent manager. The Partnership through its subsidiaries provides comprehensive gathering, water disposal, transportation, compression, processing and treating services necessary to bring natural gas, natural gas liquids, and crude oil to market.

Holdco’s primary operating subsidiaries are EagleClaw Midstream Ventures, LLC (“EagleClaw”) and CR Permian Holdings, LLC (“CR Permian”). Both EagleClaw and CR Permian are Delaware limited liability companies formed to design, engineer, install, own and operate facilities and provide services for water gathering and disposal assets, natural gas gathering, compression, processing, treating and dehydration, and condensate separation, stabilization, and storage, in accordance with the formation agreements.

Holdco holds an equity method investment in Permian Highway Pipeline, LLC (“PHP”). PHP was formed to develop, construct, own, operate and maintain the PHP pipeline. Beginning in the Waha, Texas area and extending to the U.S. Gulf Coast and Mexico markets, the 430-mile pipeline is designed to transport up to approximately 2.1 Bcf per day of natural gas. The approximately $2.3 billion pipeline project was placed in full commercial service on January 1, 2021.

Effective September 4, 2018, Kinder Morgan Texas Pipeline LLC (“KMTP”), an indirect subsidiary of Kinder Morgan, Inc. and Holdco entered into a Limited Liability Partnership Agreement (“LLC Agreement”) and shortly thereafter each member made initial cash contributions for a membership interest in PHP of 50%. The LLC Agreement included options for each ExxonMobil Permian Highway Pipeline LLC (“EM PHP”), a subsidiary of Exxon Mobil Corporation, and Altus Midstream Partnership (“Altus”), to purchase equity interests in PHP that reduces the ownership interest of KMTP and Holdco in PHP.

Effective January 15, 2019, EM PHP exercised its option to acquire a 20% equity interest in PHP for cash consideration of approximately $24.2 million, which was equally distributed to KMTP and Holdco bringing each of their ownership interests in PHP to 40%. Holdco received cash proceeds of $12.1 million, including a gain on the sale of $0.5 million.

Effective May 17, 2019, Altus exercised its option to acquire a 26.67% equity interest in PHP from KMTP and Holdco for cash consideration of approximately $161.2 million, which was equally distributed to KMTP and Holdco bringing each of their ownership interests in PHP to 26.67%. Holdco received cash proceeds of $80.6 million, including a gain on the sale of $2.9 million.

On June 11, 2019, EagleClaw acquired 100% of Permian Gas LLC (“Permian Gas”) from PDC Permian Inc., a subsidiary of PDC Energy, Inc. (collectively referred to as “PDC”), for a total purchase price of $182.0 million plus contingent consideration of up to $61.0 million based on future volumes. The transaction was composed of an initial $100.0 million payment and an additional payment of $82.0 million that was paid on June 30, 2020. Permian Gas owns certain midstream gas gathering assets. Contemporaneous with this acquisition, EagleClaw and PDC amended existing and entered into an additional gathering and processing agreement that include acreage dedications for PDC’s Central and Eastern Delaware Basin acreage. The results of Permian Gas’s operations have been included in the consolidated financial statements since June 11, 2019.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the

Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Comprehensive loss is composed of two components: net loss and other comprehensive loss. Other comprehensive loss refers to expenses and losses that under U.S. GAAP are recorded as an element of partners’ capital but are excluded from the Partnership’s net loss.

Correction of Immaterial Errors

During the preparation of its annual consolidated financial statements as of and for the year ended December 31, 2020, management determined that adjustments were needed to correct its previously issued consolidated financial statements due to an immaterial accounting error related to the recognition of shares issued to certain executives upon the recapitalization related to the Caprock acquisition on December 18, 2018 and related stock compensation expenses that were not recorded in previously issued financial statements for the years ended December 31, 2019 and 2018. Management evaluated the cumulative error on both a quantitative and qualitative basis under the guidance of ASC 250, Accounting Changes and Error Corrections, and determined that the cumulative impact of the error did not affect the trend of net income, cash flows, or liquidity. As a result, Management concluded that the errors did not have a material impact to previously issued consolidated financial statements for the years ended December 31, 2019 and 2018.

For the years ended December 31, 2018 and 2019, the correction of this immaterial error required adjustments to the consolidated financial statements, resulting in increases of $0.9 million and $3.8 million, respectively, to stock compensation expense and net loss in the statements of operations and comprehensive loss and a corresponding reduction to partners’ capital in the statements of partners’ capital. The correction of this error also impacted the net loss and stock compensation line items presented in the statements of cash flows by the same amounts within operating activities. Therefore, there was no impact to cash flows from operating activities.

COVID-19

The COVID-19 pandemic-related reduction in energy demand and the dramatic decline in commodity prices that began to impact the Partnership in the second quarter of 2020 has continued to cause disruptions and volatility. Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic affected the Partnership’s operations and continues to do so. While we have seen meaningful recovery during the second half of the year in demand for the products that we move through our gathering systems and processing plants, significant uncertainty remains regarding the duration and extent of the impact of the pandemic (including the timing and distribution of vaccines) on the energy industry, including demand and prices for the products handled by our pipelines, and other facilities. These events, among other factors, resulted in certain non-cash impairments charges during 2020 as further discussed below.

Note 2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Partnership’s consolidated financial statements in conformity with U.S. GAAP requires the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of derivatives, the valuation of tangible and intangible assets and goodwill, the valuation of share-based compensation and the valuation of contingent liabilities.

In light of the currently unknown extent and duration of the COVID-19 pandemic, we face a greater degree of uncertainty than normal in making the judgments and estimates needed to apply to certain of our significant accounting policies. We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts COVID-19 as of December 31, 2020 and through the date of this report. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

Revenue Recognition

We provide gathering, processing, and disposal services and we sell commodities (including condensate, natural gas, and natural gas liquids (“NGLs”)) under various contracts.

On January 1, 2019, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. We adopted the standard using the modified retrospective method for all revenue contracts that involve revenue generating activities that occur after January 1, 2019.

We recognize revenues for services and products under revenue contracts as our obligations to perform services or deliver/sell products under the contracts are satisfied. A contract’s transaction price is allocated to each performance obligation in the contract and recognized as revenue when, or as, the performance obligation is satisfied. These contracts include:

•

Fee-based arrangements—Under fee-based contract arrangements, the Partnership provides gathering, processing and disposal services to producers and earns a net margin based on volumes. While transactions vary in form, the essential element of each transaction is the use of the Partnership’s assets to transport a product or provide a processed product to an end-user at the tailgate of the plant or pipeline. This revenue stream is generally directly related to the volume of water, natural gas, crude oil, NGLs, and condensate that flows through the Partnership’s systems and facilities and is not normally dependent on commodity prices. The Partnership primarily acts as an agent under these contracts selling the underlying commodities on behalf of the producer and remitting back to the producer the net proceeds. These such sales and remitted proceeds are presented net within revenue. However, in certain instances the Partnership acts as the principal for processed NGLs by purchasing them from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-proceeds arrangements—Under percentage-of-proceeds based contract arrangements, the Partnership will gather and process natural gas on behalf of producers and sell the outputs, including residue gas, NGLs and condensate at market prices. The Partnership remits an agreed-upon percentage of proceeds to the producer based on the market price received from 3rd parties or the index price defined in the contract. Under these arrangements, revenue is recognized net of the agreed-upon proceeds remitted to producers when the Partnership acts as an agent of the producer for the associated 3rd party sale. However, in certain instances the Partnership acts as the principal for processed residue and NGLs by purchasing these volumes from the associated producer at the tailgate of the plant at index prices. This purchase and the associated 3rd party sale are presented gross within revenues and cost of sales.

•

Percent-of-products arrangements—Under percent-of-products based contract arrangements, the Partnership will gather and process natural gas on behalf of producers. As partial compensation for services, the producer assigns to the Partnership, for no additional consideration, all right, title and interest to a set percentage, as defined in the contract, of the processed residue volumes. The Partnership recognizes the fair value of these products as revenue when the associated performance obligation has been met.

•

Product sales contracts—Under these contracts, we sell natural gas, NGLs or condensate to third parties. These sales are presented gross within revenues and cost of sales or net within revenues depending on whether the Partnership acts as the agent or the principal in the sale transaction as discussed above.

Our fee-based service contracts primarily have a single performance obligation to deliver a series of distinct goods or services that are substantially the same and have the same pattern of transfer to our producers. For performance obligations associated with these contracts, we recognize revenues over time utilizing the output method based on the actual volumes of products delivered/sold or services performed, because the single performance obligation is satisfied over time using the same performance measure of progress toward satisfaction of the performance obligation. The transaction price under our fee-based service contracts includes variable consideration that varies primarily based on actual volumes that are delivered under the contracts. Because the variable consideration specifically relates to our efforts to transfer the services and/or products under the contracts, we allocate the variable consideration entirely to the distinct service utilizing the allocation exception guidance under Topic 606, and accordingly recognize the variable consideration as revenues at the time the good or service is transferred to the producer.

We recognize revenues at a point in time for performance obligations associated with percent-of-proceeds contract elements, percent-of-products contract elements and product sale contracts, and these revenues are recognized because control of the underlying product is transferred to the customer or producer when the distinct good is provided to the customer or producer.

The evaluation of when performance obligations have been satisfied and the transaction price that is allocated to our performance obligations requires significant judgments and assumptions, including our evaluation of the timing of when control of the underlying good or service has transferred to our producers or customers. Actual results can vary from those judgments and assumptions.

Minimum Volume Commitments

The Partnership has certain agreements that provide for quarterly or annual minimum volume commitments (“MVCs”). Under these MVCs, our producers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A producer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. None of the Partnership’s MVC provisions allow for producers to make up past deficient volumes in a future period. However, certain MVC provisions allow producers to carryforward volumes delivered in excess of a current period MVC to future periods. The Partnership recognizes revenue associated with MVCs when a counterparty has not met the contractual MVC at the completion of the contracted measurement period or we determine that the counterparty cannot meet the contractual MVC by the end of the contracted measurement period.

Disaggregation of Revenue

The Partnership disaggregates revenue into categories that depict the nature, amount, and timing of revenue and cash flows based on differing economic risk profiles for each category. In concluding such disaggregation, the Partnership evaluated the nature of the products and services, consumer markets, sales terms, and sales channels which have similar characteristics such that the level of disaggregation provides an understanding of the Partnership’s business activities and historical performance. The level of disaggregation is evaluated annually and as appropriate for changes to the Partnership or its business, either from internal growth, acquisitions, divestitures, or otherwise. See Note 3 for further details.

Prior to January 1, 2019, we recognized revenues for services and products when all of the following criteria were met under Topic 605: (i) services had been rendered or products delivered or sold; (ii) persuasive evidence of an exchange arrangement existed; (iii) the price for services was fixed or determinable; and (iv) collectability was reasonably assured. We recorded deferred revenue when we received amounts from our customers but had not yet met the criteria listed above. We recognized deferred revenue in our consolidated statement of operations when the criteria had been met and all services had been rendered.

Concentration Risk

All operations and efforts of the Partnership are focused in the oil and gas industry and are subject to the related risks of the industry. The Partnership’s assets are located in West Texas. Demand for the Partnership’s products and services may be influenced by various regional and global factors and may impact the value of the projects the Partnership is developing.

Major customers are defined as those comprising 10% or more of the Partnership’s annual revenues as presented in the financial statements who market the products from our gathering and processing activities. As of and for the year ended December 31, 2020, approximately 44% of the Partnership’s revenues as well as 35% of trade accounts receivable were derived from three customers. As of and for the period ended December 31, 2019, approximately 58% of the Partnership’s revenues as well as 46% of trade accounts receivable were derived from three customers. This concentration of customers may impact the Partnership’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions. Given the slow-down in activity in the basin, some of our producers may be, and in some cases have been, subject to bankruptcy activity. The impacts of such activities can negatively impact our future cash flows as well as outstanding receivables carried on our balance sheet. However, we have observed that such risks may be mitigated through consolidation activities taking place currently in the basin. As of the period end, no producer liquidity issues have negatively impacted the carrying value of amounts owed to us by our producers.

Major Producers are defined as our producers who we gather natural gas, crude and/or produced water and process gas and dispose of produced water from and account for 10% or more of our cost of sales as presented in the consolidated financial statements. For the year ended December 31, 2020, approximately 76% of the Partnership’s cost of sales were derived from three producers. For the year ended December 31, 2019, approximately 86% of the Partnership’s cost of sales were derived from three producers. This concentration of producers may impact the Partnership’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in the economy or other conditions.

The Partnership regularly maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

Derivative Instruments and Hedging Activities

FASB ASC Topic 815, Derivatives and Hedging (“Topic 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Partnership’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by Topic 815, the Partnership records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

For all hedging relationships for which hedge accounting is applied, the Partnership formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Partnership also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

When the Partnership does not elect to apply hedge accounting, the instruments are marked-to-market each period end and changes in fair value, realized or unrealized, are recognized in earnings.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable include amounts due from customers for gas, NGLs and condensate sales, pipeline transportation, and gathering, processing and disposal fees, under normal trade terms, generally requiring payment within 30 days.

The Partnership’s allowance for doubtful accounts is determined based upon reviews of individual accounts, existing economics, and other pertinent factors. The Partnership did not provide an allowance for doubtful accounts for the periods presented, based on management’s expectations and historical experience that all receivables would be collected.

Gas Imbalance

Quantities of natural gas over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted average prices at the time of the imbalance. These imbalances are typically settled with deliveries of natural gas. We had imbalance payables of $2.2 million and $0 at December 31, 2020 and 2019, respectively, which approximate the fair value of these imbalances. We had imbalance receivables of $1.1 million and $0 at December 31, 2020 and 2019, respectively, which are carried at the lower of cost or market value. Imbalance receivables and imbalance payables are included in the line items “Accounts payable” and “Accounts receivable,” respectively, on the consolidated balance sheets.

Inventory

Other current assets include inventory that consists of condensate, and NGLs that are valued at the lower of cost or market. At the end of each reporting period, the Partnership assesses the carrying value of inventory and makes any adjustments necessary to reduce the carrying value to the applicable net realizable value. Inventory was valued at $0.9 million and $1.1 million as of December 31, 2020 and 2019, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost or fair market value at the date of acquisition less accumulated depreciation. The cost basis of constructed assets includes materials, labor, and other direct costs.

Major improvements or betterments are capitalized, while repairs that do not improve the life of the respective assets are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Buildings	30 years
Gathering and processing systems and facilities	20 years
Furniture and fixtures	7 years
Vehicles	5 years
Computer hardware and software	3 years

Capitalized Interest

The Partnership’s policy is to capitalize interest cost incurred on debt during the construction of major projects.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related debt using the effective interest rate method. Deferred financing costs associated with the Partnership’s term loans are presented with the related debt on the consolidated balance sheet, as a reduction to the carrying amounts. Deferred financing costs associated with the Partnership’s revolvers are presented within other current assets and other assets on the consolidated balance sheet.

Asset Retirement Obligation

The Partnership follows the provisions of FASB ASC Topic 410, Asset Retirement and Environmental Obligations, which require the fair value of a liability related to the retirement of long-lived assets to be recorded at the time a legal obligation is incurred if the liability can be reasonably estimated. The liability is based on future retirement cost estimates and incorporates many assumptions, such as time to permanent removal, future inflation rates and the credit-adjusted risk-free rate of interest. The retirement obligation is recorded at its estimated present value with an offsetting increase to the related asset on the balance sheet. Over time, the liability is accreted to its future value, with the accretion recorded to expense.

The Partnership’s assets generally consist of gas processing plants, crude storage terminals, saltwater disposal wells, and underground gathering pipelines installed along rights-of-way acquired from landowners and related above-ground facilities. The majority of the rights-of-way agreements do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. In addition, the ultimate dismantlement and removal dates of the Partnership’s assets are not determinable. As such, the fair value of the liability is not estimable and, therefore, no asset retirement obligation has been recognized in the consolidated financial statements as of December 31, 2020 and 2019.

Environmental Costs

The Partnership is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Partnership to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites, if applicable.

Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated. No environmental liabilities were recorded as of December 31, 2020 and 2019.

Intangible Assets

Intangible assets consist of easements, rights of way agreements and customer contracts. Intangible assets are amortized on a straight-line basis over their estimated economic life or remaining term of the contract and are assessed for impairment with the associated long-lived asset group whenever impairment indicators are present.

Goodwill

Goodwill represents the excess of cost over the fair value of assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment in accordance with ASC 350, Intangibles – Goodwill and Other at the reporting unit level at least annually. The Partnership’s reporting units are subject to impairment testing annually, on November 30, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

ASC 350 provides the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Partnership has the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing a quantitative goodwill impairment test. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative goodwill impairment test is not necessary. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Partnership will perform a quantitative goodwill impairment test. The quantitative impairment test for goodwill consists of a comparison of the fair value of a reporting unit with its carrying value, including the goodwill allocated to that reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Partnership will recognize an impairment loss equal to the amount of the excess, limited to the amount of goodwill allocated to that reporting unit. Application of the impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units and the determination of fair value of each reporting unit.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets, excluding goodwill, to be held and used by the Partnership are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Partnership bases their evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present.

In performing this review, an undiscounted cash flow test is performed at the lowest level for which identifiable cash flows are independent of cash flows from other assets. If the sum of the undiscounted future net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the property’s net book value over its estimated fair value.

Investment in Affiliate

The Partnership owns a 26.67% interest in PHP that is accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we are not the primary beneficiary and do not control, but over which we have significant influence as to the investee’s operating and financial policies. An impairment of an investment in an unconsolidated affiliate is recognized when circumstances indicate that a decline in the investment value is other than temporary. No impairments were recognized during the years ended December 31, 2020, 2019 and 2018.

Variable Interest Entities

The Partnership uses a qualitative approach in assessing the consolidation requirement for variable interest entities. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. In the event that the Partnership is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity would be consolidated in our financial statements. PHP was determined to be a variable interest entity as it currently lacks sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members.

Other Assets

The Partnership’s accounting policy is to classify its line fill as another long-term asset to be consistent with industry practices and given line fill is required on the 3rd party pipeline to properly flow the Partnership’s product. Additionally, this line fill is contractually required to be maintained through the life of the contract with our counterparty and therefore will not be settled within an operating period. Accordingly, the Partnership has NGL line fill of $3.9 million and $5.4 million within other assets as of December 31, 2020 and 2019.

Income Taxes

The Partnership is organized as a Delaware limited partnership and is treated as a flow-through entity for income tax purposes. As a result, the net taxable income of the Partnership and any related tax credits, for federal income tax purposes, are deemed to pass to the partners of the Partnership even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision, excluding for Texas as described below, has been made in the consolidated financial statements of the Partnership since the income tax is an obligation of the partners.

The Partnership is subject to state margin tax in Texas. The Partnership accounts for state income taxes in accordance with the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences, at enacted statutory rates, between the consolidated financial statement carrying amounts and the tax bases of existing assets and liabilities. Income tax or benefit represents the current tax payable or refundable for the period, plus or minus the tax effect of the net change in the deferred tax assets and liabilities.

The Partnership is subject to certain provisions related to uncertain tax positions. The Partnership has reviewed its pass-through status and determined no uncertain tax positions exist.

Acquisitions

The Partnership accounts for the acquisition of businesses under the guidance of (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“Topic 805”), which requires an acquiring entity to recognize the assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under Topic 805.

In accordance with Topic 805, the Partnership records identifiable assets acquired, and liabilities assumed at fair value at the date of acquisition. Procedures performed in estimating the fair value of acquired assets and liabilities include the income approach, market approach, and cost approach. The income approach provides an estimation of the fair value of an asset or business based on the cash flows that an asset or a business can be expected to generate over its remaining useful life. The market approach provides an estimation of fair value which is based on market prices in actual transactions and on asking prices for similar assets (or businesses). Finally, the cost approach is a valuation technique that uses the concept of replacement costs as an indicator of fair value. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Partnership’s estimate of future revenue based on expected volumes, operating expenses, appropriate risk-adjusted discount rates and other relevant data.

The Partnership recognizes the fair value of any contingent liabilities that are acquired from the seller in a business combination on the date at which control of the acquiree is obtained. This value is generally determined through a probability-weighted analysis of the expected cash flows. It is remeasured at each reporting date, and any changes in fair value are recognized in net income.

Recently Adopted Accounting Pronouncements

On January 1, 2020, the Partnership adopted FASB ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements of Topic 820. The need to disclose transfers between Level 1 and 2, valuation processes for Level 3 fair value measurements and changes in unrealized gains and losses included in earnings for recurring Level 3 value measures have been eliminated. The deletion of the wording; “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate use of discretion by entities, clarification on the measurement uncertainty disclosures amongst a few others were modifications introduced by the ASU. The adoption of ASU 2018-13 did not have a material impact on the Partnership’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which permits entities to elect to not evaluate under Topic 842, land easements that exist or expired before the entity’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840. Once an entity adopts Topic 842, it should apply the Topic prospectively to all new or modified land easements to determine whether the arrangement should be accounted for as a lease.

In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, to clarify the application of the new guidance in Topic 842. The clarifications address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU 2016-02 (codified as Topic 842). Specifically, under the amendments in ASU 2018-11 it permits entities to elect not to recast the comparative periods (Comparatives Under 840 Option) presented when transitioning to Topic 842. Topic 842 originally required all entities to use a “modified retrospective” transition approach and the election allows entities to apply the guidance prospectively with the effects of the earlier comparative period recognized as a cumulative effect adjustment to retained earnings. Disclosures required by Topic 840 would be presented for all periods. The ASU also allows lessors to elect not to separate lease and non-lease components when certain conditions are met which does not apply to our business.

In June 2020, the FASB issued ASU 2020-05, Revenue from contracts with customers (Topic 606) and leases (Topic 842)—Effective dates for certain entities. This amendment deferred the effective dates for certain major accounting standards, including deferring the effective date of ASU 2016-02 to fiscal years beginning after December 15, 2021. The Partnership is currently evaluating the potential impact the new lease guidance and the related disclosures will have on its consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which simplifies the limitations on how an entity can designate the hedged risks in certain cash flow and fair value hedging relationships. The guidance better aligns the recognition and presentation of the effects of hedging instrument(s) and item(s) in the financial statements with an entity’s risk management strategies. In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. At present in the United States, eligible benchmark interest rates used to evaluate the changes in the fair values or cash flows of existing or forecasted issuances or purchases of fixed- rate financial assets or liabilities are the UST, LIBOR and OIS based on the Fed Funds Effective Rate. Due to concerns about the sustainability of LIBOR, the amendment in this update permit use of the OIS rate based on the Secured Overnight Financing Rate (SOFR) and the SIFMA Municipal Rate as a U.S. benchmark interest rate in addition to the other rates mentioned above. ASU 2018-16 is to be adopted concurrently with the amendments in ASU 2017-12. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates. This amendment deferred the effective dates for several major accounting standards, including deferring the effective date of ASU 2017-12 to fiscal years beginning after December 15, 2020. The Partnership is currently evaluating the effect that ASU 2017-12 and ASU 2018-16 will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement (CCA) That is a Service Contract. The ASU provides guidance on how to determine whether an arrangement includes a software license or is solely a hosted CCA service. Under the new guidance, the same criteria for capitalizing implementation costs for an arrangement with a software license which falls within the scope of internal—use software guidance will be applied to a hosting arrangement. The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense. ASU 2018-15 becomes effective for fiscal years beginning after December 15, 2020 for nonpublic entities. Early adoption is permitted. The Partnership is currently evaluating the effect that ASU 2018-15 will have on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”). ASU 2020-01 was issued to make targeted improvements to address certain aspects of accounting for financial instruments. The amendments in this update clarify the interaction of the accounting for equity securities upon the application or discontinuation of the equity method of accounting as well as considerations for forward contracts and purchased options on certain securities. This update is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal year. For all other entities, this update is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The Partnership is currently evaluating the effect that ASU 2020-01 will have on its consolidated financial statements.

On January 1, 2020, the Partnership adopted FASB ASU 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 was issued to bring consistency in the accounting treatment of different types of financial instruments, require consideration of a broader range of variables when forming loss estimates, and require immediate recognition of management’s estimates of current expected credit losses (“CECL”). This update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal year. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Partnership is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 was issued to ease the potential accounting burden expected when global capital markets move away from the London Interbank Offered Rate (LIBOR), the benchmark interest rate banks use to make short-term loans to each other. The amendments in this update provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The Partnership is currently evaluating the effect that ASU 2020-04 will have on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. Generally, this new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in acquisition accounting. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. All other entities have an additional year to adopt the new guidance. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Partnership is currently evaluating the effect that ASU 2021-08 will have on its consolidated financial statements.

Note 3.    Revenue

On January 1, 2019, the Partnership adopted the provisions of Topic 606 using the modified retrospective method for all revenue contracts.

The cumulative effect of the changes made to our January 1, 2019 consolidated balance sheet for adoption of Topic 606 was as follows:

(In thousands)	Balance at January 1, 2019 before ASC 606 adoption	ASC 606 Adjustment	Balance at January 1, 2019
Assets
Property, plant and equipment, net	$1,500,803	$1,116	$1,501,919
Liabilities
Other current liabilities	$109	$164	$273
Deferred revenue	$—	$952	$952
Equity
Partners’ capital	$1,759,533	$63	$1,759,596

The adoption of Topic 606 affected our December 31, 2019 consolidated statement of operations as follows:

(In thousands)	As reported	Without adoption of Topic 606	Effect of Change Higher/(Lower)
Operating revenues	$378,744	$830,722	$(451,978)
Cost of revenues	$70,272	$522,737	$(452,465)
Depreciation and amortization expense	$202,664	$202,406	$258
Operating loss	$(8,266)	$(8,495)	$229
Net loss	$(140,620)	$(140,849)	$229

Disaggregation of Revenues

The following table disaggregates our revenues for the years ended December 31, 2020, 2019 and 2018:

	December 31,
(In thousands)	2020	2019	2018
Gathering and processing services	$272,829	$233,987	$122,637
Natural gas, NGLs & condensate sales	135,330	144,270	448,735
Other revenues	2,017	487	—

Total operating revenues	$410,176	$378,744	$571,372

For the years ended December 31, 2020 and 2019 the Partnership recognized revenues from MVCs of $0.1 million and $1.8 million, respectively. For the year ended December 31, 2018, no revenue was recognized from MVCs.

Remaining Performance Obligations

The following table presents our estimated revenue from contracts with customers for remaining performance obligations that has not yet been recognized, representing our contractually committed revenues as of December 31, 2020:

Fiscal Year	Amount
(In thousands)
2021	$15,795
2022	12,145
2023	7,046
2024	3,123
2025	710

$38,819

Our contractually committed revenue, for purposes of the tabular presentation above, is generally limited to customer contracts that have fixed pricing and fixed volume terms and conditions, generally including contracts with payment obligations associated with MVCs.

Contract Liabilities

The following provides information about contract liabilities from contracts with customers:

(In thousands)	2020	2019
Balance as of January 1	$8,983	$1,116
Reclassification of beginning contract liabilities to revenue as a result of performance obligations being satisfied	(1,466)	(164)
Cash received in advance and not recognized as revenue	3,568	8,031

Balance as of December 31	11,085	8,983
Less: Current portion	1,556	700

Non-current portion	$9,529	$8,283

Contract liabilities relate to payments received in advance of satisfying performance obligations under a contract, which result from contribution in aid of construction payments. Current and noncurrent contract liabilities are included in other current liabilities and deferred revenue, respectively.

Contract Cost Assets

The Partnership has capitalized certain costs incurred to obtain a contract that would not have been incurred if the contract had not been obtained. These costs are recovered through the net cash flows of the associated contract. As of December 31, 2020 and 2019, the Partnership had contract acquisition cost assets of $20.2 million and $18.2 million, respectively. Current and noncurrent contract cost assets are included in other current assets and other assets, respectively. The Partnership amortizes these assets as cost of sales on a straight-line basis over the life of the associated long-term customer contract. For the years ended December 31, 2020, 2019 and 2018, the Partnership recognized cost of sales associated with these assets of $1.8 million, $1.2 million and $0.1 million, respectively.

Note 4.    Property, Plant and Equipment, Net

Property, plant and equipment, net is comprised of the following:

	December 31,
(In thousands)	2020	2019
Gathering and processing systems and facilities	$2,038,386	$1,797,482
Vehicles	5,788	5,049
Computers and equipment	3,520	2,692

	2,047,694	1,805,223
Less: Accumulated depreciation	(230,595)	(133,463)

Total depreciable assets, net	1,817,099	1,671,760

Construction work in progress	31,332	119,692
Land	18,563	15,742

Total property and equipment, net	$1,866,994	$1,807,194

Depreciation expense on property, plant and equipment was $97.4 million, $80.0 million, and $38.9 million for the years ended December 31, 2020, 2019 and 2018, respectively. All pipeline and processing equipment were previously depreciated at 15 years. In 2018, the Partnership evaluated the useful life for pipeline and processing equipment based on economic information and the recent acquisition of Pinnacle and Caprock and determined the estimated useful life should be revised from 15 to 20 years. The impact of the change in estimate was a reduction to depreciation expense by $9.9 million in 2018 that was applied prospectively consistent with a change in an accounting estimate.

Capitalized interest included in property, plant and equipment amounted to $16.1 million, $10.9 million, and $9.1 million for the years ended December 31, 2020, 2019 and 2018 respectively.

Note 5.    Intangible Assets, Net

Intangible assets comprise the following:

	December 31,
(In thousands)	2020	2019
Customer contracts	$1,170,825	$1,184,643
Right of way assets	94,824	84,494
Less accumulated amortization	(343,876)	(236,976)

Total amortizable intangible assets, net	$921,773	$1,032,161

Right of way assets have a useful life of ten years and are amortized using the straight-line method. The right of way agreements are generally for an initial term of ten years with an option to renew for an additional ten years at agreed upon renewal rates based on certain indices or up to 130% of the original consideration paid. Amortization expense for right of way assets was $10.0 million, $7.1 million, and $3.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The fair value of acquired customer contracts was capitalized as of the acquisition closing dates and is being amortized using a straight-line method over the remaining term of the customer contracts, which range from 1 to 21 years. Amortization expense for customer contracts was $116.4 million, $115.6 million, and $74.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Estimated aggregate amortization expense for the remaining unamortized balance in years is as follows:

Fiscal Year	Amount
(In thousands)
2021	$120,872
2022	120,844
2023	120,566
2024	119,789
2025	118,959
Thereafter	320,743

$921,773

During April of 2020, the Partnership observed a triggering event associated with the negative pricing environment and its related effects, which were caused by the culmination of the COVID-19 pandemic and the OPEC+ price war. As a result of the undiscounted cash flow test that was performed, no impairment was observed, nor recognized during 2020. Further, no long-lived asset impairment losses were recognized during the years ended December 31, 2019 and 2018.

Note 6.    Goodwill

During the first four months of 2020, current and forward commodity prices significantly declined from their levels at December 31, 2019 due primarily to the decreases in energy demand as a result of the outbreak of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries, Russia, the United States and other oil-producing countries (“OPEC+”) relating to the oversupply of oil. These two events ultimately led to a negative price environment for crude oil on April 20, 2020. As a result of the negative price environment, numerous producers, including a number of our customers shut-in a significant portion of their wells for which we provide gathering, and processing services.

Based on these events, we determined that the forecasted cash flows, and therefore the fair value, of our reporting units significantly decreased, and accordingly performed a quantitative impairment assessment of the goodwill related to all reporting units. Our April 30, 2020 goodwill impairment test utilized an average of a market approach (50%) and income approach (50%) to estimate its fair value.

The market approach was based on enterprise value (“EV”) to estimated EBITDA multiples for a selected number of peer group midstream companies with comparable operations and economic characteristics. We estimated the median EV to EBITDA multiple by reporting unit and added a control premium of 10%.

The income approach used to determine fair value included an analysis of estimated discounted cash flows based on 20 years of projections and application of an exit multiple based on management’s expectations of a discount rate and exit multiple that would be applied by a theoretical market participant and for market transactions of comparable assets. We applied approximate discount rates ranging from 11.5% to 15.0%, depending on reporting unit, to the undiscounted cash flow amounts which represent our estimate of the weighted average cost of capital (“WACC”) of a theoretical market participant. The WACC’s utilized represent the blended rates of return that both debt and equity holders could expect from investing in the subject assets, computed based on the selected publicly-traded guideline companies. The discounted cash flows included various assumptions on forecasted commodity throughput volumes and contract prices for each underlying asset within the reporting units. Management believes the results of our valuations are reasonable estimates of fair value based on comparable sales transactions. The assessment of fair value utilized inputs that are not observable in the market and thus level 3 inputs.

Based on our quantitative assessments, we determined that all goodwill at all reporting units should be fully impaired, and accordingly recorded a $1.0 billion impairment (which includes the goodwill associated with the most recent Permian Gas acquisition discussed in Note 15). There were no impairments during the years ended December 31, 2019 and 2018.

Note 7.    Investment in Unconsolidated Affiliate

The Partnership, KMTP, and Altus each hold a 26.67% membership interest in PHP, while EM PHP holds a 20% membership interest. Each member is a party to the associated LLC Agreement. PHP was determined to be a variable interest entity as it currently lacks sufficient equity to finance the construction of the PHP pipeline without requiring significant additional capital contributions from its members. The Partnership absorbs variability associated with the risks and rewards of PHP’s operations through its 26.67% membership interest.

It was determined that Holdco is not the primary beneficiary of PHP as the Partnership does not have the power to direct PHP’s activities that most significantly impact economic performance. As defined in the LLC agreement, PHP’s board controls the activities that most significantly affect economic performance and the Partnership does not hold majority control of the board. The Partnership’s investment in PHP of $611.2 million and $305.0 million within investment in unconsolidated affiliate as of December 31, 2020 and 2019, respectively, approximates the Partnership’s maximum exposure to loss from variable interest entity relationships.

As of December 31, 2020 and 2019, the carrying amount of the Partnership’s investment in PHP approximated the amounts of underlying equity in net assets. During the year ended December 31, 2019 and in connection with the aforementioned EM PHP and Altus option exercises, the Partnership sold a portion of its interests in PHP for cash proceeds of $92.7 million, and a total gain of $3.4 million.

The following table summarizes certain of PHP’s financial information as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018:

Balance Sheets

	December 31,
(In thousands)	2020	2019
Current assets	$23,734	$84,999
Noncurrent assets	2,316,176	1,252,571
Current liabilities	(95,863)	(203,657)

Equity	$2,244,047	$1,133,913

Statement of Operations

	December 31,
(In thousands)	2020	2019	2018
Revenue	$7,220	$—	$—
Operating costs and expenses	$9,018	$93	$62
Net (loss) income	$(1,140)	$1,587	$(62)

Note 8.    Accrued expenses

Accrued expenses consist of the following:

	December 31,
(In thousands)	2020	2019
Accrued product purchases	$48,585	$38,158
Accrued taxes	8,960	7,809
Accrued salaries, vacation, and related benefits	1,729	2,599
Accrued capital expenditures	1,495	17,750
Accrued other expenses	4,121	8,122

Total accrued expenses	$64,890	$74,438

Note 9.    Long Term Debt

2017 Credit Facility

Contemporaneously with the close of the EagleClaw acquisition on June 22, 2017, the Partnership entered into a credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, for a term loan in an initial aggregate principal amount of $1.25 billion with a tenor of seven years, maturing on June 22, 2024. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%. The Partnership paid principal payments on its term loan of $12.5 million for each of the years ended December 31, 2020, 2019 and 2018.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, in an initial aggregate principal amount of $100.0 million that is expandable up to $125.0 million with a tenor of five years, maturing on June 22, 2022. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $25.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $125.0 million.

Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4.00%, which decreases to LIBOR (0% floor) plus 3.75% when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage ratio is no greater than 4.50 to 1.00, in each case on the unused portion of the commitment. As of December 31, 2020 and 2019, there were $4.4 million and $4.5 million in outstanding letters of credit under the revolving credit facility, respectively.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

The foregoing debt agreements contain various covenants or restriction provisions that, among other things, require the Partnership to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict the Partnership’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, engage in fundamental changes, make investments, prepay subordinated debt, enter into burdensome agreements or enter into certain restricted transactions with affiliates above certain thresholds. These debt agreements also contain a financial covenant requiring maintenance of a 1.10 to 1.00 debt service coverage ratio, tested quarterly, and the debt agreement for the super-priority revolving credit facility contains a financial covenant requiring maintenance of a 1.25 to 1.00 super senior leverage ratio, tested quarterly. The Partnership is in compliance with all covenants in the foregoing debt agreements as of the date hereof.

2018 Credit Facility

Contemporaneously with the close of the CR Permian acquisition on November 1, 2018, the Partnership entered into a credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, for a term loan in an initial aggregate principal amount of $690.0 million with a tenor of seven years, maturing on November 3, 2025. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.75% plus LIBOR (0% floor). The Partnership paid principal payments on its term loan of $13.4 million, $3.5 million and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.

In addition, contemporaneously with the credit agreement described above, the Partnership entered into a super-priority revolving credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, in an initial aggregate principal amount of $50.0 million, maturing on November 3, 2023. On January 16, 2020, the Partnership entered into an amendment to its revolving credit agreement providing for $10.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $60.0 million. Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4.50%, which decreases to LIBOR (0% floor) plus 4.25% when the Partnership’s consolidated net leverage ratio is no greater than 4.75 to 1.00. The Partnership must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when the Partnership’s consolidated net leverage ratio is no greater than 4.75 to 1.00, in each case on the unused portion of the commitment. As of December 31, 2020 and 2019, no letters of credit were outstanding under the revolving credit facility.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of the Partnership’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of the Partnership and such guarantors, including by a pledge of the equity issued by the Partnership and its subsidiaries that are guarantors and on certain material real property owned by the Partnership and its subsidiaries that are guarantors.

The foregoing debt agreements contain various covenants or restriction provisions that, among other things, require the Partnership to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict the Partnership’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, enter into burdensome agreements, make investments, prepay subordinated debt, or enter into certain restricted transactions with affiliates above certain thresholds. These debt agreements also contain a financial covenant requiring maintenance of a 1.10 to 1.00 debt service coverage ratio, tested quarterly. The Partnership is in compliance with all covenants in the foregoing debt agreements as of the date hereof.

2019 Credit Facility

On September 18, 2019, the Partnership entered into a credit agreement with its lenders and with MUFG Bank, Ltd., as administrative agent, for a term facility with an aggregate initial term commitment of $483.0 million, an aggregate term conversion date term commitment of $30.2 million and an aggregate letter of credit commitment of $32.7 million. On the closing date $232.1 million was drawn down on the term commitment, and additional drawdowns totaling $250.9 million were borrowed over the subsequent months to fund the Partnership’s capital contributions to PHP. The tenor of the agreement is equal to the earlier of (a) six and two-tenths years from the closing date and (b) four years after the Term Conversion Date. The “Term Conversion Date” is defined as the final completion date of the PHP pipeline project, which occurred on March 3, 2021. Fixed principal payments set forth in an amortization schedule are required to be paid quarterly.

Interest is paid on the outstanding borrowings periodically at a rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

The obligations under the credit agreement are secured by substantially all assets of the Partnership, including equity owned by that entity in the PHP joint venture and by a pledge from the Partnership’s immediate parent of all equity issued by the Partnership.

The Partnership must also pay quarterly, commitment fees of 35% of the applicable margin then in effect on the undrawn portion of the available commitments. As of December 31, 2020 and 2019, there were no outstanding letters of credit.

The foregoing debt agreement contains various covenants or restriction provisions that, among other things, require the Partnership to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict the Partnership’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, engage in certain fundamental changes, make investments, prepay junior debt, take certain actions under the PHP joint venture agreements, make certain capital expenditures, enter into restrictive agreements or enter into certain restricted transactions with affiliates above certain thresholds. The Partnership is in compliance with all covenants in the foregoing debt agreements as of the date hereof.

Debt obligations as of December 31, 2020 and 2019 consisted of the following:

	December 31,
(In thousands)	2020	2019
$1.25 billion term loan	$1,206,250	$1,218,750
$690 million term loan	672,150	686,550
$513 million term loan	483,031	348,680
$125 million revolving line of credit	70,500	—
$60 million revolving line of credit	12,500	19,750

	2,444,431	2,273,730
Less: Deferred financing costs, net	(50,792)	(62,037)

	2,393,639	2,211,693
Less: Current portion	(53,310)	(10,490)

Long-term portion of debt and finance lease obligations	$2,340,329	$2,201,203

A reconciliation of total interest cost to interest expense as reported in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018 is as follows:

(In thousands)	2020	2019	2018
Interest cost capitalized	$16,131	$10,868	$9,112
Interest cost charged to income	135,516	133,535	83,055

Total interest cost	$151,647	$144,403	$92,167

Deferred financing costs associated with the term loans were $50.8 million, net of accumulated amortization of $29.8 million as of December 31, 2020. Deferred financing costs associated with the term loans were $62.0 million, net of accumulated amortization of $18.7 million as of December 31, 2019.

Deferred financing costs associated with the revolvers were $1.8 million, net of accumulated amortization of $1.9 million as of December 31, 2020. Deferred financing costs associated with the revolvers were $2.1 million, net of accumulated amortization of $1.1 million as of December 31, 2019.

The amortization of the deferred financing costs was charged to interest expense for the period presented. The amount of deferred financing costs included in interest expense for the years ended December 31, 2020, 2019 and 2018 was approximately $11.9 million, $9.7 million, and $6.5 million, respectively.

The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude approximately $50.8 million in unamortized deferred financing costs.

Fiscal Year	Amount
(In thousands)
2021	$53,244
2022	66,153
2023	149,754
2024	1,225,069
2025	950,211

Total	$2,444,431

Note 10.    Equity

Pursuant to the Third Amended and Restated Limited Company Agreement (“LP Agreement”) dated December 14, 2018 there are two classes of Partnership interests: general partner interests and limited partner interests. Each partner’s relative rights, privileges, preferences, restrictions, and obligations with respect to the Partnership are provided for in the LP Agreement. A total of 100 general partner interests are authorized for issuance with none outstanding as of December 31, 2020 and 2019. The general partner interests are not entitled to any allocation of income, gains, losses, or deduction, or to any distributions.

The Partnership is authorized to issue six series of limited partner interests comprised of Class A Units, Class B Units, Class C Units, Class E Units, and Class F Units. Class A Units represent profits interests held by management. Class B Units, Class C Units, Class E Units and Class F Units represent common units with an unlimited amount authorized for issuance. Except with respect to certain consent requirements required under the Delaware Limited Liability Company Act, the limited partner interests have no right to participate in the management of the Partnership. Further, in the event any matters are submitted to a vote of the limited partner interests, partners holding Class A Units shall not have any right to vote.

Midco Common Units

Midco Common Units are comprised of the Class B Units and Class C Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Raptor Midco, LLC (“Midco”), a wholly owned subsidiary, that holds the Partnership’s EagleClaw and CR Permian assets. The Class B Units are held by Blackstone and ISQ with ISQ first acquiring units as of November 1, 2018. Approximately 2,732,536,599 and 2,635,536,599 Class B Units were outstanding as of December 31, 2020 and 2019, respectively. The Class C Units are held by current and former members of management. Approximately 43,635,915 Class C Units were outstanding as of December 31, 2020 and 2019.

Pipeco Common Units

Pipeco Common Units are comprised of the Class E Units and Class F Units held at Holdco, which derive value and potential future distributions from the assets and operations of BCP Residue Pipeco, LLC (“Pipeco”), a wholly owned subsidiary, that holds the Partnership’s equity investment in PHP and Delaware Link assets. These units were created during 2018 as part of the Third Amended and Restated Limited Partnership Agreement. The Class E Units are held by Blackstone and ISQ. Approximately 290,711,667 and 106,796,421 Class E Units were outstanding as of December 31, 2020 and 2019, respectively. No Class F Units were outstanding as of December 31, 2020 and 2019.

Allocations to Capital Accounts and Distributions

The LP Agreement defines that allocations to capital accounts and distributions are made to each class of unit as though the Partnership was dissolved. Capital account allocations and distributions are made in accordance with the below defined prioritizations.

(i)	First, to the common unit holders in accordance with their respective relative percentage interests until the unreturned capital amount has been reduced to zero dollars;

(ii)	Second, to the common unit holders in accordance with their respective relative percentage interests until an internal rate of return of 8 percent per annum on contributed capital has been provided;

(iii)	Third,

a.

to the holders of Class A Units pro rata an amount equal to 10.0 percent of the portion of any distribution to which this (iv) applies multiplied by the percentage of vested Class A Units versus authorized Class A Units less the aggregate amount (if any) payable to holders of other incentive units as a result or otherwise in respect of such distribution, and

b.

the remainder to the holders of common units in accordance with their respective relative percentage interests until an internal rate of return of 15.0 percent per annum on contributed capital has been provided; provided, that if at the time the internal rate of return of 15.0 percent per annum on contributed capital has been paid and the Exit Multiple On Invested Capital (“MOIC”) Threshold has not been met, then the Partnership shall continue to make distributions until the Exit MOIC Threshold has been met; the Exit MOIC Threshold is defined as two times the cumulative amount of all contributions by the holders of common units;

(iv)

Fourth, to the holders of the Class A Units pro rata an amount equal to 20.0 percent of any remaining distributions and the remainder to the holders of the common units in accordance with their respective relative percentage interests.

Note 11.    Fair Value Measurements

Topic 820 establishes a framework for measuring fair value in U.S. GAAP, clarifies the definition of fair value within that framework, and requires disclosures about the use of fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1 inputs). The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 inputs: Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs: Inputs, other than quoted prices in active markets, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs: Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. Refer to Note 11 for the Partnership’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of December 31, 2020 and 2019.

The Partnership reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2020, 2019 and 2018.

Contingent Liabilities

As further discussed in Note 16, the fair values of the contingent liabilities was estimated utilizing significant level 3 assumptions including present value factors based on the Partnership’s weighted average cost of capital, estimated payout probabilities and timing, and estimated future volumes.

Fair Value on a Nonrecurring Basis

Enterprise Valuation—Impairment

As discussed in Note 6, the Partnership performed a quantitative impairment assessment of the goodwill related to all reporting units as a result of a triggering event observed during April of 2020. The enterprise valuation for the goodwill impairment test utilized both market and income approaches to estimate fair value as of April 30, 2020. Significant Level 3 assumptions associated with the income and market approach calculations include the Partnership’s estimate of future natural gas prices, operating margins, EBITDA and exit multiples, discount rates, control premiums and other relevant data.

Business Combinations

The Partnership records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using a replacement cost method, a discounted cash flow method, a market valuation approach, or a combination of the three. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Partnership’s estimate of future commodity prices, operating margins, replacement cost of pipeline equipment and other relevant data. The Partnership’s acquisitions are discussed in Note 15 and are considered to be Level 3 fair value measurements.

Note 12.    Derivatives and Hedging Activities

The Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities.

Interest Rate Risk

The Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Partnership enters into derivative financial instruments to manage exposures that arise from activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The Partnership’s objectives in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract.

On August 17, 2017, the Partnership entered into two interest rate swaps totaling $650.0 million associated with our $1.25 billion term loan and applied hedge accounting. These swaps contained an effective date of September 29, 2017 and an expiration date of September 30, 2019. These swaps resulted in a fixed LIBOR rate of 1.52% for the notional amount of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and a premium of 0.52051% per annum that is paid in monthly installments. These interest rate swaps expired on September 30, 2019.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into interest expense in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2019, the Partnership recorded no amounts of hedge ineffectiveness in the consolidated financial statements.

Amounts reported in accumulated other comprehensive income related to the derivatives were reclassified to interest expense as interest payments were made on the Partnership’s variable-rate debt. All amounts reported in accumulated other comprehensive income were reclassified as a decrease to interest expense during the first nine months of 2019.

The table below presents the effect of the Partnership’s interest rate swaps in Other Comprehensive Income (“OCI”) as well as in the income statement for the year ended December 31, 2020, 2019 and 2018.

	Years Ended December 31,
(In thousands)	2020	2019	2018
Gain recognized in OCI (effective portion)	$—	$(588)	$3,451
Gain reclassified from Accumulated OCI into Income (effective portion)	—	3,777	3,225

During June and August of 2019, the Partnership entered into three additional interest rate swaps on $1,150 million associated with our $1.25 billion term loan. These instruments were effective September 30, 2019 and expire on December 31, 2020. These swaps result in fixed LIBOR rates ranging from 1.57% to 1.86% for the respective notional amounts of our debt for the LIBOR component of our interest rate, which is comprised of a strike rate of 1% and premiums ranging from 0.5660% to 0.8643% per annum that is paid in monthly installments.

In September of 2019, the Partnership entered into two interest rate swaps on 75% of the outstanding $513 million term loan. These instruments were effective September 30, 2019 and have a mandatory termination date on November 19, 2024. The notional amounts of these swaps float monthly such that 75% of the total outstanding term loan is covered by the notional of the two swaps over the life of the associated term facility. These swaps result in fixed LIBOR rates ranging from 1.76% to 1.78% for the respective notional amounts of our debt for the LIBOR component of our interest rate and are paid in monthly installments.

The Partnership did not elect to apply hedge accounting to these new swaps and marks-to-market the instruments recognizing changes in fair value, realized or unrealized, within interest expense. For the years ended December 31, 2020 and 2019, the Partnership recorded interest expense of $18.9 million and $0.1 million, respectively, in relation to these derivatives.

The fair value or settlement value of the Partnership’s interest rate swaps is presented on a gross basis on the Balance Sheet.

Commodity Price Risk

The results of the Partnership’s operations may be affected by the market prices of oil and natural gas. A portion of the Partnership’s revenue is directly tied to local natural gas, natural gas liquids and condensate prices in the Permian Basin. Due to a large increase in activity and production from this area, local Permian natural gas prices have exhibited volatility. The Partnership monitors its exposure to commodity price risks and uses commodity swaps to mitigate risks resulting from fluctuations in the commodity prices.

Specifically, from 2018 through 2020 the Partnership entered into five Waha basis hub hedges on various notional quantities of gas that either provided for a fixed price differential of natural gas in the Permian Basin relative to the NYMEX natural gas contract or provided for a fixed price for natural gas in the Permian Basin. Similarly, in 2020 the Partnership entered into a WTI crude hedge at a specific notional that provides for a fixed price for crude in the Permian Basin. See the below table for further details.

Instruments	Number of Instruments	Notional Quantity	Effective Date	Expiration Date
Commodity contract	1 Contract	2,190,000 MMBTU(s)*	4/21/2018	12/31/2019
Commodity contract	1 Contract	2,190,000 MMBTU(s)*	5/3/2018	12/31/2019
Commodity contract	1 Contract	1,840,000 MMBTU(s)* *	7/1/2020	12/31/2020
Commodity contract	1 Contract	1,510,000 MMBTU(s)* *	1/1/2021	5/31/2021
Commodity contract	1 Contract	775,000 MMBTU(s)** *	1/1/2021	5/31/2021
Commodity contract	1 Contract	128,510 BBL(s)****	1/1/2021	6/30/2021

* - notional quantity based on 6,000 MMBTU(s) multiplied by calendar days within calculation period.

** - notional quantity based on 10,000 MMBTU(s) multiplied by calendar days within calculation period.

*** - notional quantity based on 5,000 MMBTU(s) multiplied by calendar days within calculation period.

**** - notional quantity based on 710 U.S. Barrel(s) multiplied by calendar days within calculation period.

The Partnership elected not to designate its derivatives as hedging instruments and marked-to-market the instruments recognizing changes in fair value, realized or unrealized, within operating revenues. The Partnership minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties.

The fair value or settlement value of the swaps outstanding as of December 31, 2020 and 2019 are presented on a gross basis on the balance sheet. The changes in the fair value recorded to operating revenues in the statements of operations for the years ended December 31, 2020, 2019 and 2018 were $1.6 million, $0.6 million, and $1.6 million respectively.

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2020:

(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Commodity swaps	$—	$702	$—	$702

Total assets	$—	$702	$—	$702

Liabilities
Commodity swaps	$—	$413	$—	$413
Interest rate derivatives	—	10,026	—	10,026

Total liabilities	$—	$10,439	$—	$10,439

The following table represents the estimated fair value of the interest rate and commodity swaps as of December 31, 2019:

(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Interest rate derivatives	$—	$1,972	$—	$1,972

Total assets	$—	$1,972	$—	$1,972

Liabilities
Interest rate derivatives	$—	$2,283	$—	$2,283

Total liabilities	$—	$2,283	$—	$2,283

The fair values of the financial instruments shown in the above tables as of December 31, 2020 and 2019 represent the amounts that would be received to sell those assets in an orderly transaction between market participants at that date. The fair value measurement maximizes the use of observable inputs. However, in situations where there is little, if any, market activity for the asset at the measurement date, the fair value measurement reflects the Partnership’s own judgments about the assumptions that market participants would use in pricing the asset. Those judgments are developed by the Partnership based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, and available observable and unobservable inputs.

Note 13.    Stock Compensation

In conjunction with the execution of the LP Agreement dated December 14, 2018, 209,100 total Class A Units, representing profits interests, were authorized for issuance to members of management. For the years ended December 31, 2020, 2019 and 2018 the Partnership issued 8,763, 18,088 and 142,449 Class A Units, respectively, to certain employees of Midco. For the years ended December 31, 2020, 2019 and 2018, 1,635, 888 and zero Class A Units were forfeited, respectively, due to the voluntary termination of certain employees. The unit awards are comprised of Class A-1 and Class A-2 incentive units. Class A-1 units derive value from the assets and operations of Midco. Class A-2 units derive value from the assets and operations of Pipeco. The awards include a performance condition and a service condition. Vesting occurs upon either (i) the date of consummation of a change in control or (ii) the date that is 1-year following the consummation of the initial public offering (“IPO”) of the Partnership (or its successor) (collectively “Exit Events”). Interests shall not become vested in the event of the participant’s termination before the Exit Events occur. The Exit Events are considered performance conditions, whereas the requirement of the participant to not be terminated prior to the 1-year anniversary of the consummation of the IPO would be considered a service condition. All of the incentive units are currently non-vested, except for 18,357 units held by early retirees that were granted accelerated vesting during 2018 and 2019.

As of December 31, 2020 and 2019, the performance condition attached to the Class A-1 and A-2 Units was not deemed probable of occurring. The performance condition would become probable of achievement on consummation of the transaction or occurrence of the Exit Events. Upon the occurrence of the Exit Events, compensation cost would be recorded as a cumulative catch-up for the period of service rendered from the grant date through achievement of the Exit Events. The remaining compensation expense would be recognized on a straight-line basis over the remaining 1-year required service period. If a change of control event were to occur subsequent to an IPO, but prior to the completion of the 1-year service period, the Partnership would record the remaining unrecognized compensation cost as of the change of control date.

With the issuance of Fourth Amended Restated Limited Partnership Agreement dated October 22, 2020, a new class of profits interests, the A-3 units, were created and issued. A-3 units derive value from the assets and operations of Pipeco. All A-3 units vest on a change in control, if the participant is employed at the time of the event. Additionally, all units vest on termination of the participant by the Partnership. All of the Class A-3 incentive units are currently non-vested. The change in control event is considered a performance condition. As of December 31, 2020, the performance condition attached to the Class A-3 Units was not deemed probable of occurring. Upon the occurrence of the change in control or participant termination by the Partnership, compensation cost would be recorded as a cumulative catch-up. The Class A-3 Units were given distribution priority over the Class A-2 Units in the case of a separate Pipeco liquidation. This change represents a type IV modification to the unvested Class A-2 Units, which establishes a new measurement date.

The weighted average fair value of the Class A Units on the associated grant dates was estimated using the Black-Scholes option pricing model. The issued and outstanding A-1 incentive units of 141,053 and 135,130 as of December 31, 2020 and 2019 were valued at $34.8 million and $33.4 million, respectively. The issued and outstanding A-2 incentive units of 25,722 and 24,517 were valued at $1.2 million and $6.1 million as of December 31, 2020 and 2019, respectively. The issued and outstanding A-3 incentive units as of December 31, 2020 were valued at $0.4 million. To allocate the equity value of the Partnership, we calculated breakpoints at which the different securities in the Partnership’s capital structure would participate in the allocation of value in accordance to the terms and preferences of the LP Agreement. The total value of each security was calculated by aggregating the values allocated in each such tranche for the specific security. The equity value of the Partnership was back-solved such that the value allocated to the common units equated to the transaction value as of the Valuation date. Since the Partnership is privately held, the fair value of each security included a discount for lack of marketability, using a Finnerty model.

In connection with the recapitalization related to the Caprock acquisition on December 18, 2018, the Partnership accelerated the vesting provisions of certain A-1 and A-2 units held by certain executives such that the units fully vested upon termination from employment. The Partnership also granted fully vested C shares. The additional grants and accelerated vesting upon termination resulted in recognition of stock compensation expense that was not recorded in previously issued financial statements for the years ended December 31, 2019 and 2018. For the year ended December 31, 2018 and December 31, 2019, the correction of this immaterial error resulted in increases to stock compensation expense of $0.9 million and $3.8 million, respectively.

Note 14.    Income Taxes

The Texas state margin tax requires the Partnership to pay a tax of 0.75% on its taxable margin, as defined in the tax code. The margin to which the tax rate is applied is calculated as a percentage of gross revenues for federal income tax purposes attributable to Texas based on an apportionment factor, less the cost of goods sold as defined for Texas margin tax purposes. During the years ended December 31, 2020 and 2019, all of the Partnership’s revenues for tax purposes were considered generated within Texas. The Partnership did not have any current Texas state margin tax due for the years ended December 31, 2020, 2019 and 2018.

For the years ended December 31, 2020, 2019 and 2018, the Partnership’s income tax provision was $1.0 million, $4.4 million, and $0, respectively. The current and prior year income tax provision is solely attributable to Texas state margin tax and the associated deferred income taxes. The Partnership’s deferred income taxes result from differences between the carrying amount and tax bases related to property, plant and equipment and intangible assets.

As of December 31, 2020 and 2019, deferred tax liabilities of $5.3 million and $4.4 million, respectively, were recorded.

As of December 31, 2020, the Partnership’s tax returns for the fiscal years beginning in 2017 remain subject to examination by U.S., federal, state, or local tax authorities.

Note 15.    Acquisitions

Permian Gas

On June 11, 2019, the Partnership acquired a 100% membership interest in Permian Gas for a purchase price of $182.0 million plus contingent consideration up to $61.0 million based on future volumes. The transaction is composed of an initial $100.0 million payment and an additional payment of $82.0 million that was paid on June 30, 2020. Permian Gas assets and liabilities were re-valued and adjusted to their new fair values in accordance with acquisition accounting under the requirements of Topic 805.

The following table summarizes the estimated fair values of assets and liabilities recognized at the date of acquisition, June 11, 2019:

(In thousands)	Amount
Property, plant and equipment	$64,874
Intangible assets	97,280
Goodwill	21,050
Total assets acquired	183,204

Consideration payable	79,304
Contingent consideration	3,900

Consideration paid	$100,000

The purchase price allocation is based on an assessment of the fair value of the assets acquired and liabilities assumed in the acquisition using inputs that are not observable in the market and thus level 3 inputs. The fair value of the gathering system and related facilities and equipment are based on market and cost approaches. The fair value of the intangible assets is determined using an income approach. The value of the contingent consideration was determined through a probability-weighted analysis of the expected future cash flows. See additional details in Note 16.

In association with the Permian Gas acquisition, we incurred transaction costs of $0.4 million, which are included within general and administrative expenses for the year ended December 31, 2019.

Pinnacle Midstream, LLC

On November 1, 2018, the Partnership acquired a 100% membership interest in Pinnacle Midstream, LLC (“Pinnacle”) for a purchase price of $248.5 million plus the assumption of $55.1 million of Pinnacle’s debt. ISQ contributed Pinnacle and $455.8 million to Holdco in exchange for an ownership interest of 29.1% in Holdco. Accordingly, the fair value of consideration transferred was based on the fair value of the ownership interest in Holdco, which was determined to be $248.5 million for the units transferred in exchange for Pinnacle. The $55.1 million of assumed debt was repaid by the Partnership contemporaneously with the acquisition. Pinnacle assets and liabilities were re-valued and adjusted to their new fair values in accordance with acquisition accounting under the requirements of Topic 805.

The following table summarizes the estimated fair values of assets and liabilities recognized at the date of acquisition:

(In thousands)	Amount
Cash	$305
Accounts receivable	2,632
Other current assets	25
Property, plant and equipment	133,752
Intangible assets	135,462
Goodwill	47,001

Total assets acquired	$319,177
Total liabilities assumed	70,681

Total consideration	$248,496

Cash received	305

Total consideration, net of cash received	$248,191

The Pinnacle purchase price allocation is based on an assessment of the fair value of the assets acquired and liabilities assumed in the acquisition using inputs that are not observable in the market and thus level 3 inputs. The fair value of the processing plants, gathering system and related facilities and equipment are based on market and cost approaches. The fair value of the intangible assets was determined using an income approach. The goodwill of $47 million relates to expected cost and operational efficiencies, as well as synergies derived from Holdco’s combined businesses.

Caprock Permian Holdings, LLC

On November 1, 2018, the Partnership acquired a 100% membership interest in Caprock Permian Holdings, LLC (“Caprock”) for a cash purchase price of $1,061.1 million, which was funded through our term loan of $690 million and equity contributions from Blackstone and ISQ. The acquisition included the repayment of $228.5 million of Caprock’s debt, which was repaid by the Partnership contemporaneously with the acquisition. The consideration transferred includes the repayment of Caprock’s debt as the debt was not assumed in the acquisition because (1) the repayment was required by the terms of the purchase agreement; (2) there was no consent to allow the Partnership to assume the debt; and (3) the debt was settled on the acquisition date as required by the purchase agreement. Accordingly, the assets and liabilities were re-valued and adjusted to their new fair values in accordance with acquisition accounting under the requirements of Topic 805.

The following table summarizes the estimated fair values of assets and liabilities recognized at the date of acquisition:

(In thousands)	Amount
Cash	$3,756
Accounts receivable	25,351
Other current assets	1,016
Property, plant and equipment	639,843
Intangible assets	339,519
Goodwill	112,323

Total assets acquired	$1,121,808
Contingent liability	23,749
Other current liabilities	36,985

Total liabilities assumed	60,734

Total consideration	$1,061,074

Cash received	3,756

Total consideration, net of cash received	$1,057,318

The Caprock purchase price allocation is based on an assessment of the fair value of the assets acquired and liabilities assumed in the acquisition using inputs that are not observable in the market and thus level 3 inputs. The fair value of the processing plants, gathering system and related facilities and equipment are based on market and cost approaches. The fair value of the intangible assets was determined using an income approach. The goodwill of $112.3 million relates to expected cost and operational efficiencies, as well as synergies derived from Holdco’s combined businesses. The value of the assumed contingent liability was determined through a probability-weighted analysis of the expected future cash flows. See additional details in Note 16.

In association with the Pinnacle and Caprock acquisitions, we incurred transaction costs of $7.5 million, which are included within general and administrative expenses for the period ended December 31, 2018.

Note 16.    Commitments and Contingencies

Commitments

The Partnership leases various equipment under operating agreements with third parties, with terms ranging from month-to-month, cancelable by providing 30-day prior written notice, to three years. The Partnership also has non-cancelable operating leases for office space ranging from 1.5 to 5.5 years. Rental expense under these operating leases totaled $50.6 million, $39.6 million, and $18.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table presents future minimum rental payments under operating leases as of December 31, 2020.

Fiscal Year	Amount
(In thousands)
2021	$25,853
2022	13,435
2023	816
2024	280
2025	284
Thereafter	177

Total	$40,845

Contingencies

In the course of its business affairs and operations, the Partnership is subject to possible loss contingencies arising from federal, state, and local environmental, health and safety laws and regulations. There are no matters which, in the opinion of management, will have a material adverse effect on the financial position, results of operations or cash flows of the Partnership.

Legal Matters

The Partnership is periodically involved in litigation proceedings or other such claims. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements, or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

In 2019, Cimarex Energy Co. (“Cimarex”) presented the results of an audit of the Partnership’s books and records pursuant to the audit provision of Cimarex’s gas gathering and processing agreement. This audit was commenced by Resolute and most of the period in question relates to the time period prior to the date of ownership of CR Permian. Cimarex and the Partnership have been working to resolve certain claims made by Cimarex in connection with the audit. We are currently unable to predict the outcome for this matter or estimate the possible loss. Since the majority of these claims relate to the time period prior to the Partnership’s ownership of CR Permian, if an unfavorable outcome occurs the Partnership can and will make claims on its representations and warranties insurance policy and against the former owners of Caprock Permian Holdings, LLC (“Caprock”) and its management, including seeking the hold-back amount of $4.5 million that is currently held in escrow. As of September 30, 2021, management has agreed to a settlement of $2.5 million with the former owners of Caprock and its management that will be paid to the Partnership during the fourth quarter.

Contingent Liabilities

As part of the acquisition of Permian Gas on June 11, 2019, consideration included a contingent liability arrangement with PDC. The arrangement requires additional monies to be paid by the Partnership to PDC on a per Mcf basis if the actual annual Mcf volume amounts exceed forecasted annual Mcf volume amounts starting in 2020 and continuing through 2029. The arrangement defines the incentive rate per Mcf for each qualifying year and the total monies paid under this arrangement are capped at $60.5 million. Amounts are payable on an annual basis over the earn-out period. The fair value of the contingent liability recognized on the acquisition date of $3.9 million was estimated utilizing the following key assumptions: (1) present value factors based on the Partnership’s weighted average cost of capital, 2) a probability weighted payout based on an estimate of future volumes and (3) a discount period consistent with the arrangement’s life and the respective due dates of the potential future payments. Based on current forecasts and discussions with PDC, management revalued this contingent liability with updated assumptions as of December 31, 2020 and recaptured $2.7 million of the liability within operating income. As of December 31, 2020 and 2019, the estimated fair value of the contingent consideration liability was $1.5 million and $4.2 million, respectively.

As part of the acquisition of Caprock in 2018, the liabilities assumed included a contingent liability arrangement with Resolute Natural Resources Southwest, LLC (“Resolute”), a producer in the Permian Basin, stemming from Caprock’s acquisition of certain gas gathering and produced water gathering and disposal facilities from Resolute during 2016. The contingent liability arrangement required additional monies to be paid by Caprock to Resolute based on qualified wells drilled in a designated territory during the earn-out period from July 7, 2016 until June 30, 2019. The arrangement required Caprock to pay an agreed upon rate each time Resolute drilled a well. Amounts were payable on a quarterly basis over the earn-out period. During 2019, the Partnership made $9.1 million in earn-out payments and recaptured $8.3 million of the liability upon expiration of the earn-out period.

Note 17.    Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Transactions (“Topic 850”), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance.

Jetta Permian, LP (“Jetta”) and Primexx Energy Partners, Ltd. (“Primexx”) are considered related parties under Topic 850 by the Partnership. The Partnership has commercial gas gathering and processing contracts with Jetta and Primexx, both of which are affiliates of Blackstone under which we share common control. Jetta became a related party effective with Holdco’s purchase of EagleClaw on June 22, 2017. Primexx became a related party effective October 1, 2017.

For the year ended December 31, 2020, the Partnership paid Jetta and Primexx, $14.4 million and $22.7 million for gas purchases, respectively. For the year ended December 31, 2019, the Partnership paid Jetta and Primexx, $15.6 million and $19.2 million for gas and NGL purchases, respectively. For the year ended December 31, 2018, the Partnership paid Jetta and Primexx, $8.2 million and $10.0 million for gas purchases, respectively.

In a similar fashion, for the year ended December 31, 2020, Jetta and Primexx paid the Partnership $6.8 million and $6.5 million in gathering and processing fees, respectively. For the year ended December 31, 2019, Jetta and Primexx paid the Partnership $5.8 million and $4.6 million in gathering and processing fees, respectively. For the year ended December 31, 2018, Jetta and Primexx paid the Partnership $2.1 million and $1.2 million in gathering and processing fees, respectively.

There were no related party payables due to Primexx and Jetta as of December 31, 2020. There were $3.6 million related party payables due to Primexx and Jetta as of December 31, 2019. Related party receivables due from Primexx and Jetta amounted to $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively.

Note 18.    Subsequent Events

Subsequent events have been evaluated from December 31, 2020 through November 15, 2021, the date these consolidated financial statements were issued.

Financing and Investing

On January 4, 2021, the Partnership entered into an amendment to the $125 million revolving credit agreement extending the maturity date from June 22, 2022 to November 3, 2023.

On March 3, 2021, all conditions of the term conversion were met, and the Partnership borrowed the additional $30.2 million associated with the conversion date term commitment, which was subsequently distributed to our equity sponsors. Given the establishment of the term conversion date, the maturity of the associated debt is due March 3, 2025 in accordance with the credit agreement.

Effective June 10, 2021, Cimarex and the Partnership settled the audit claims documented in Note 16 for $6.8 million, of which $0.6 million was capital in nature. Regarding our related claims against the former owners of Caprock and its management, we have agreed to a settlement of $2.5 million as of September 30, 2021, that will be paid to the Partnership during the fourth quarter.

Through October 31, 2021, the Partnership has received distributions from PHP totaling $53.8 million.

During the nine months ended September 30, 2021, the Partnership voluntarily repurchased $18.3 million of outstanding term loan debt associated with the $1.25 billion term loan and $25.9 million of outstanding term loan debt associated with the $690 million term loan. All of these purchases were made on the open market.

Pending Merger with Altus Midstream Company

On October 21, 2021, New BCP Raptor Holdco, LLC (“Contributor”) as representative of the Partnership’s unitholders, entered into a Contribution Agreement with Altus Midstream Company (“Altus”) and its subsidiary Altus Midstream LP, under which the Partnership and Altus will combine their businesses in an all-stock transaction. Under the Contribution Agreement, in exchange for all of the equity interests of the Partnership, Contributor will receive 50,000,000 shares of Altus’ Class C common stock and 50,000,000 common units of Altus Midstream LP. Upon the completion of the combination transaction, the Partnership’s unitholders will own approximately 75% of the new combined entity and Altus unitholders will own approximately 25%. Consummation of the transaction is subject to a number of customary conditions, among others, approval by Altus’ unitholders, regulatory approvals, and other customary closing conditions. The transaction is expected to close during the first quarter of 2022, subject to satisfaction of all conditions to closing.

* * * *

Annex B

CONTRIBUTION AGREEMENT

by and among

ALTUS MIDSTREAM COMPANY,

ALTUS MIDSTREAM LP,

NEW BCP RAPTOR HOLDCO, LLC

and,

solely for purposes of Section 5.27 and Article III,

BCP RAPTOR HOLDCO, LP

Dated as of October 21, 2021

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

2019 Plan	B-29
A&R Stockholders Agreement	B-1
Affiliate	B-2
Agreement	B-1
Ancillary Agreements	B-2
Antitrust Authority	B-45
Antitrust Laws	B-45
Applicable Date	B-18
Artemis Corporation	B-2
Artemis Corporation Plan	B-2
Artemis Midstream	B-1
Artemis Sponsor	B-1
Artemis Sponsor Plan	B-2
Blackstone	B-2
Business Day	B-2
Class C Consideration	B-13
Closing	B-2
Closing Certificates	B-2
Closing Date	B-2
Code	B-2
Common Units	B-1
Company	B-1
Company Alternative Acquisition Agreement	B-56
Company Board	B-2
Company Board Recommendation	B-30
Company Change of Recommendation	B-57
Company Class A Common Stock	B-2
Company Class C Common Stock	B-2
Company Common Stock	B-2
Company Competing Proposal	B-3
Company Contracts	B-41
Company Fundamental Warranties	B-3
Company Intellectual Property	B-37
Company Intervening Event	B-3
Company JV Consents	B-3
Company JVs	B-3
Company Leased Real Property	B-38
Company Material Adverse Effect	B-28
Company Midstream Facilities	B-4
Company Owned Real Property	B-38
Company Permits	B-33
Company Plan	B-4
Company Preferred Stock	B-29

Company Real Property Lease	B-38
Company Related Party Transaction	B-43
Company Rights-of-Way	B-38
Company SEC Documents	B-31
Company Subsidiaries	B-28
Company Superior Proposal	B-4
Company Support Employees	B-35
Company Termination Fee	B-4
Company Warrants	B-29
Company-Related Employees	B-61
Confidentiality Agreement	B-4
Consent	B-4
Contracting Party	B-71
Contributed Entities	B-1
Contributed Interests	B-1
Contribution	B-13
Contributor	B-1
Contributor Contracts	B-25
Contributor Disclosure Letter	B-5
Contributor Financial Statements	B-17
Contributor Fundamental Warranties	B-5
Contributor Intellectual Property	B-21
Contributor Interim Financial Statements	B-17
Contributor Leased Real Property	B-21
Contributor Material Adverse Effect	B-14
Contributor Midstream Facilities	B-5
Contributor Owned Real Property	B-21
Contributor Permits	B-17
Contributor Plan	B-5
Contributor Real Property Lease	B-21
Contributor Related Party Transaction	B-26
Contributor Rights-of-Way	B-22
Contributor Subsidiaries	B-14
Contributor Year End Financial Statements	B-17
Control	B-5
COVID-19	B-9
COVID-19 Measures	B-5
COVID-19 Tax Act	B-5
Credit Agreement	B-5
Credit Agreement Consent	B-6
Creditors’ Rights	B-16
D&O Indemnitees	B-63
Data Room	B-6

-iv-

Defensible Title	B-6
Derivative Transaction	B-6
DGCL	B-7
Directors and Officers	B-7
Employee Benefit Plan	B-7
Encumbrance	B-7
Environmental Law	B-7
ERISA	B-7
Exchange Act	B-16
Execution Date	B-1
Executive Employees	B-61
Existing Stockholders Agreement	B-1
Final Allocation	B-52
Forfeited Award	B-62
GAAP	B-7
General Partner	B-1
Governmental Entity	B-7
group	B-7
Hazardous Material	B-7
HSR Act	B-16
Hydrocarbons	B-7
Identified Executive Employees	B-61
Indebtedness for Borrowed Money	B-7
Independent Accountant	B-52
Intellectual Property	B-8
Interest	B-8
Interests Assignment Agreement	B-13
Interim Period	B-46
Intervening Event Match Period	B-59
Investment Company Act	B-27
ISQ	B-2
IT Assets	B-8
Knowing and Intentional Breach	B-8
Knowledge	B-8
Laws	B-8
Liabilities	B-8
Loss	B-8
Material Adverse Effect	B-8
Material Company Insurance Policies	B-42
Material Contributor Insurance Policies	B-25
Measurement Date	B-29
NASDAQ	B-9
Non-Recourse Party	B-71
Order	B-9
Organizational Documents	B-9
Outside Date	B-69
Parties	B-1

Partnership	B-1
Party	B-1
Permian Highway JV	B-9
Permitted Encumbrance	B-9
Person	B-10
Personal Information	B-10
Proceeding	B-10
Proxy Statement	B-53
Raptor	B-1
Raptor Aggregator Equity Awards	B-10
Raptor GP	B-1
Related Persons	B-71
Release	B-10
Released Claims	B-71
Reorganization	B-66
Representatives	B-10
SEC	B-10
Second A&R Registration Rights Agreement	B-13
Securities Act	B-26
Series A Preferred Consent	B-10
Series A Preferred Units	B-10
Special Meeting	B-54
Sponsor Agreements	B-10
Stockholder Approval	B-11
Subsidiary	B-11
Superior Proposal Match Period	B-58
Support Agreement	B-1
Support Obligations	B-53
Takeover Law	B-11
Tax	B-11
Tax Allocation Statement	B-52
Tax Return	B-11
Taxes	B-11
Taxing Authority	B-11
Third A&R Certificate of Incorporation	B-11
Third A&R LP Agreement	B-1
Third Party	B-11
Trademark Assignment	B-65
Transactions	B-11
Transfer Taxes	B-11
Transferred Employee	B-61
Treasury Regulations	B-11
Unit Consideration	B-13
Unrecoverable Damages	B-12
Voting Agreement	B-12
Voting Debt	B-12
WARN Act	B-62

-v-

EXHIBITS

Exhibit A	Form of Interests Assignment Agreement
Exhibit B	Form of Second A&R Registration Rights Agreement
Exhibit C	Form of Third A&R Certificate of Incorporation
Exhibit D-1	Company Midstream Facilities
Exhibit D-2	Contributor Midstream Facilities
Exhibit E	Form of Amended and Restated Bylaws of the Company
Annex A	Contributor Reorganization

-vi-

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated as of October 21, 2021 (the “Execution Date”) is made and entered into by and among (a) Altus Midstream Company, a Delaware corporation (the “Company”), (b) Altus Midstream LP, a Delaware limited partnership (the “Partnership”), (c) New BCP Raptor Holdco, LLC, a Delaware limited liability company (“Contributor”), and solely for purposes of Section 5.27 and Article III, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, after giving effect to the Reorganization, Contributor will directly own one hundred percent (100%) of the outstanding limited partnership interests or limited liability company interests, as applicable (collectively, the “Contributed Interests”), in each of Raptor and BCP Raptor Holdco GP, LLC, a Delaware limited liability company (“Raptor GP” and, together with Raptor, the “Contributed Entities”);

WHEREAS, the Company directly owns (a) one hundred percent (100%) of the outstanding limited liability company interests in Altus Midstream GP LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), and (b) 23.06% of the Partnership’s common units representing limited partner interests in the Partnership (“Common Units”);

WHEREAS, subject to the terms and conditions of this Agreement, Contributor desires to contribute the Contributed Interests to the Partnership in exchange for the Unit Consideration (as defined below) and the Class C Consideration (as defined below) as provided herein;

WHEREAS, on or prior to the execution of this Agreement, the Credit Agreement Consent, the Company JV Consents, and the Series A Preferred Consent (each as defined below) were obtained;

WHEREAS, contemporaneously with the execution of this Agreement, Apache Midstream LLC, a Delaware limited liability company (“Artemis Midstream”), and APA Corporation, a Delaware corporation (“Artemis Sponsor”), entered into a support agreement in support of the Transactions (the “Support Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, Blackstone (as defined below), ISQ (as defined below), Artemis Midstream, Contributor, the Company, and the other Persons signatory thereto entered into the Amended and Restated Stockholders Agreement of the Company (the “A&R Stockholders Agreement”), which A&R Stockholders Agreement is to be effective, if ever, as of the Closing and amends and replaces the Stockholders Agreement, dated as of November 9, 2018, by and among the Company, Kayne Anderson Sponsor, LLC, and Artemis Midstream (the “Existing Stockholders Agreement”); and

WHEREAS, contemporaneously with the execution of this Agreement, the Company, the Partnership, Blackstone, ISQ, the holders of Series A Preferred Units, and the other Persons signatory thereto entered into the Third Amended and Restated Agreement of Limited Partnership of the Partnership, (“Third A&R LP Agreement”), which Third A&R LP Agreement is to be effective, if ever, as of the Closing.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual warranties, covenants, and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of this Agreement, prior to the Closing, (a) the Contributor Subsidiaries shall constitute Affiliates of Contributor and not the Company, (b) the Company Subsidiaries shall constitute Affiliates of the Company and not Contributor; provided, that except for purposes of the penultimate sentence of Section 5.8(a), Sections 6.3, 7.3, and 9.2, none of Blackstone Energy Partners II L.P. (“Blackstone”), ISQ Global Infrastructure Fund II L.P. (“ISQ”) or any of their respective Affiliates (other than Contributor, Raptor, Raptor GP, and their respective Subsidiaries), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of Contributor or Raptor.

“Ancillary Agreements” means the Closing Certificates, the Interests Assignment Agreement, the Third A&R LP Agreement, the A&R Stockholders Agreement, the Second A&R Registration Rights Agreement, the Third A&R Certificate of Incorporation, and any and all additional agreements, certificates, documents, and instruments that may be executed or delivered by any Party at or in connection with the Closing.

“Artemis Corporation” means Apache Corporation, a Delaware corporation.

“Artemis Sponsor Plan” means an Employee Benefit Plan, including all amendments thereto, sponsored, maintained, or contributed to (or required to be contributed to) by Artemis Corporation, or any of its Subsidiaries for the benefit of any Executive Employee or Company-Related Employee.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations located in Houston, Texas are closed.

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(c) and Section 2.5(b).

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company Board” means the board of directors of the Company.

“Company Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Company Class C Common Stock” means the Class C common stock of the Company, par value $0.0001 per share.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class C Common Stock.

“Company Competing Proposal” means any contract, proposal, offer, or indication of interest relating to any transaction or series of related transactions (other than transactions only with Raptor, Contributor, or any of the Contributor Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of the Company Subsidiaries (including capital stock of or other Interest in any Company Subsidiary, and the Company’s or its Subsidiaries’ interest in the Company JVs) that consist of twenty percent (20%) or more of the Company’s and the Company Subsidiaries’ (taken as a whole) assets (by fair market value), or that generated twenty percent (20%) or more of the Company and the Company Subsidiaries’ (taken as a whole) net revenue or earnings before interest, Taxes, depreciation, and amortization for the preceding twelve months, or any license, lease, or long-term commercial agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of twenty percent (20%) or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors of the Company, or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries that generated twenty percent (20%) or more of the Company’s and the Company Subsidiaries’ (taken as a whole and including, for the avoidance of doubt, revenue or earnings attributable to the Company JVs) net revenue or earnings before interest, Taxes, depreciation, and amortization for the preceding twelve months.

“Company Disclosure Letter” means the disclosure letter dated as of the Execution Date and delivered by the Company to Contributor on or prior to the Execution Date.

“Company Fundamental Warranties” means those warranties set forth in Section 4.1 (Organization, Standing, and Power), Section 4.2 (Capital Structure), Section 4.3(a) (Authority), Section 4.3(b)(i) (No Conflict with Organizational Documents), and Section 4.21 (Brokers).

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the Execution Date and that was not known to or reasonably foreseeable by the Company Board as of the Execution Date (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Company Board as of the Execution Date); provided, however, that in no event shall the following events, changes, or developments constitute a Company Intervening Event: (a) the receipt, existence, or terms of a Company Competing Proposal or any inquiry, proposal, offer, request for information, or expression of interest that may reasonably be expected to lead to, or result in, a Company Competing Proposal, (b) any fact, circumstance, effect, change, event or development relating to the Contributor or any of the Contributor Subsidiaries that does not amount to a Contributor Material Adverse Effect, or (c) changes in the market price or trading volume of Company Class A Common Stock or any other securities of the Company or any of its Subsidiaries, any change in credit rating, or the fact that the Company meets or exceeds (or that Contributor fails to meet or exceed) internal or published estimates, projections, forecasts, or predictions for any period (it being understood that for each of the foregoing, the underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

“Company JVs” means, collectively or individually as the context requires, (a) Gulf Coast Express Pipeline LLC, a Delaware limited liability company, (b) Permian Highway JV, (c) EPIC Crude Holdings, LP, a Delaware limited partnership, and (d) Breviloba, LLC, a Texas limited liability company.

“Company JV Consents” means, collectively or individually as the context requires, (a) the Letter Agreement by and among Kinder Morgan Texas Pipeline LLC, the Partnership, DCP GCX Pipeline LLC and Targa GCX Pipeline LLC, dated October 10, 2021, and the fully executed Sixth Amendment to the Amended and Restated Limited Liability Company Agreement of Gulf Coast Express Pipeline LLC, contemplated to be delivered by such Letter Agreement; (b) the Letter Agreement by and among Kinder Morgan Texas Pipeline LLC, the Partnership, BCP PHP LLC and ExxonMobil Permian Highway Pipeline LLC, dated October 10, 2021, and the fully executed Fourth Amendment to the Amended and Restated Limited Liability Company Agreement of the Permian Highway JV, contemplated to be delivered by such Letter Agreement; and (c) the Waiver Agreement by and among Enterprise Products Operating LLC, Altus Midstream Processing, LP and BCP Raptor Midco, LLC, dated October 18, 2021, and the Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Breviloba, LLC, dated October 18, 2021.

“Company Midstream Facilities” means the pipelines, gathering systems, compression assets and processing facilities described in Exhibit D-1.

“Company Plan” means an Employee Benefit Plan, including all amendments thereto, sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of the Company Subsidiaries (excluding the Company JVs), or under or with respect to which the Company or any of the Company Subsidiaries (excluding the Company JVs) has or could reasonably be expected to have any current or contingent liability or obligation; provided, however, that in no event shall any Employee Benefit Plan pursuant to which the Company JVs only make indirect contributions with respect to individuals who are not Company-Related Employees be considered a Company Plan under this definition.

“Company Superior Proposal” means an unsolicited bona fide written proposal that is made after the Execution Date by any Person or group (other than Artemis Sponsor or any of its Affiliates) to acquire, directly or indirectly, (a) any business or assets of the Company or any of the Company Subsidiaries (including capital stock of or other Interest in any Company Subsidiary and the Company’s or its Subsidiaries’ interest in the Company JVs) that consist of more than fifty percent (50%) of the Company’s and the Company Subsidiaries’ (taken as a whole) assets (by fair market value), or that generated more than fifty percent (50%) of the Company’s and the Company Subsidiaries’ (taken as a whole) net revenue or earnings before interest, Taxes, depreciation, and amortization for the preceding twelve (12) months or (b) beneficial ownership of more than fifty percent (50%) of the outstanding shares of Company Common Stock, that in the good faith determination of the Company Board, after consultation with its financial advisors and outside legal counsel, (x) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (after taking into account the impact on (i) the Series A Preferred Consent, the Credit Agreement Consent, and the Company JV Consents, and the availability of any replacement thereof, (ii) the time likely to be required to consummate such proposal and (iii) any adjustments or revisions to the terms of this Agreement offered by Contributor in a binding proposal in accordance with Section 5.9(e)(iii) in response to such proposal), (y) is reasonably likely to be consummated on substantially the terms proposed, taking into account any legal, financial, regulatory, and stockholder approval requirements, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal, and any other aspects considered relevant by the Company Board, and (z) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Company Termination Fee” means $60,000,000.

“Confidentiality Agreement” means that certain confidentiality agreement between a Subsidiary of Raptor, and the Partnership, dated as of March 6, 2020.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods, or authorization.

“Contributor Competing Proposal” means any contract, proposal, offer, or indication of interest relating to any transaction or series of related transactions (other than transactions only with the Company or any of the Company Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Contributor or any of the Contributor Subsidiaries (including capital stock of or other Interest in any Contributor Subsidiary and Contributor’s or its Subsidiaries’ interest in Permian Highway JV) that consist of twenty percent (20%) or more of Contributor’s and the Contributor Subsidiaries’ (taken as a whole) assets (by fair market value), or that generated twenty percent (20%) or more of Contributor’s and the Contributor Subsidiaries’ (taken as a whole) net revenue or earnings before interest, Taxes, depreciation, and amortization for the preceding twelve months, or any license, lease, or long-term commercial agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of twenty percent (20%) or more of the outstanding Interests of Contributor or its general partner (or any other securities, or class or series of securities, in each case, entitled to vote on the election of the board of managers or directors (or similar governing body) of Contributor’s general partner), or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Contributor or any of the Contributor Subsidiaries that generated twenty percent (20%) or more of Contributor’s and the Contributor Subsidiaries’ (taken as a whole and including, for the avoidance of doubt, revenue or earnings attributable to Permian Highway JV) net revenue or earnings before interest, Taxes, depreciation, and amortization for the preceding twelve months.

“Contributor Disclosure Letter” means the disclosure letter dated as of the Execution Date and delivered by Contributor to the Company on or prior to the Execution Date.

“Contributor Fundamental Warranties” means those warranties set forth in Section 3.1 (Organization, Standing, and Power), Section 3.2 (Capital Structure), Section 3.3(a) (Authority), Section 3.3(b)(i) (No Conflict with Organizational Documents), and Section 3.21 (Brokers).

“Contributor Midstream Facilities” means the pipelines, gathering systems, compression assets and processing facilities described in Exhibit D-2.

“Contributor Plan” means an Employee Benefit Plan, including all amendments thereto, sponsored, maintained, or contributed to (or required to be contributed to) by Contributor for the benefit of the Contributor Subsidiaries (excluding Permian Highway JV) or by any of the Contributor Subsidiaries (excluding Permian Highway JV), or under or with respect to which any of the Contributor Subsidiaries (excluding Permian Highway JV) has or could reasonably be expected to have any current or contingent liability or obligation; provided, however, that in no event shall the Raptor Aggregator Equity Awards or any Employee Benefit Plan pursuant to which Permian Highway JV only makes indirect contributions be considered a Contributor Plan under this definition.

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other Law, directive, guidelines, or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation, or interpretation thereof.

“COVID-19 Tax Act” means the Families First Coronavirus Response Act, the CARES Act, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, and any implementing Law, Order, or other official or governmental guidance.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2018, among the Partnership, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Citibank, N.A., Bank of America, N.A., The Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and The Bank of Nova Scotia, Houston Branch, as co-documentation agents, as amended April 17, 2019 and February 7, 2020.

“Credit Agreement Consent” means that certain Limited Waiver and Third Amendment to Credit Agreement, dated as of October 15, 2021, among the Partnership, the lenders party thereto, swingline lender party thereto, issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto, and that certain Lender Fee Letter, dated October 15, 2021, between JPMorgan Chase Bank, N.A., as administrative agent, and the Partnership.

“Data Room” means, (a) with respect to Contributor, the virtual data room maintained by Contributor entitled “EagleClaw Midstream” established with Donnelly Financial Solutions, and (b) with respect to the Company, the virtual data room maintained by the Company entitled “Artemis” established with Datasite.

“Defensible Title” means that, except for Permitted Encumbrances, (a) with respect to title (whether record, contractual or other) of the Company and the Company Subsidiaries to the Company Real Property and the Company Midstream Facilities and (b) with respect to title (whether record, contractual or other) of the Contributor and the Contributor Subsidiaries to the Contributor Real Property and the Contributor Midstream Facilities, that, although not constituting perfect, merchantable or marketable title, is free and clear of any other adverse terms, claim, burden, restriction, requirement or imperfection, which if asserted would cause an impairment of the use and enjoyment of or loss of interest in such Company Real Property or Company Midstream Facility, on the one hand, or Contributor Real Property or Contributor Midstream Facility, on the other hand, (as applicable) and which would not be acceptable to a prudent owner or operator of midstream facilities in the State of Texas, or otherwise allows for use in the ordinary operation of the business of the Company, the Company Subsidiaries, the Contributor or the Contributor Subsidiaries, as applicable, including the ownership and operation of the Company Midstream Facilities or the Contributor Midstream Facilities, as applicable, as it is currently conducted; provided, however, that none of the following shall constitute a failure of the Company, any Company Subsidiary, the Contributor or any Contributor Subsidiary to have Defensible Title:

(a)

defects based solely on lack of information in the Company’s, the Company Subsidiaries’, the Contributor’s, or the Contributor Subsidiaries’ (as applicable) files or references to a document if such document is not in such files;

(b)

defects arising out of a lack of corporate or other entity authorization unless the Party asserting such defect provides affirmative written evidence that the action was not authorized and results in another party’s superior claim of title;

(c)

defects based on a gap in the Company’s, any Company Subsidiary’s, the Contributor’s or any Contributor Subsidiary’s (as applicable) chain of title in the county records where such real property is located, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain;

(d)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;

(e)

defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Party claiming such defect provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title; and

(f)

defects that have been cured by the passage of time, the doctrine of adverse possession, applicable Laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Law.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities (including natural gas, natural gas liquids, crude oil, and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors and Officers” means the directors and officers of the Company, Artemis Sponsor and their respective Subsidiaries.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, change in control, post-termination, or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life, or other insurance, executive compensation, or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract, agreement, arrangement, program, or practice.

“Encumbrance” means any lien, charge, claim, condition, lease, pledge, option, right of first refusal, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition, or otherwise), and easement, or other restriction or limitation whatsoever, whether imposed by Law or agreement.

“Environmental Law” means any and all applicable Laws pertaining to pollution, protection, or restoration of the environment or natural resources, including Releases or threatened Releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances, materials, or wastes, in effect in any and all jurisdictions in which the assets of the subject Person are located or in which the business of the subject Person has been operated, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles with such exceptions thereto as may be noted or otherwise referred to on any individual financial statement or schedule.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Parties or their respective businesses.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Material” means any substance, material, or waste that is regulated by any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “solid waste,” or words of similar import, including Hydrocarbons, asbestos, urea formaldehyde, and polychlorinated biphenyls.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids, and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness for Borrowed Money” means, with respect to any Person, all obligations of such Person to any other Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guarantee with respect to indebtedness for borrowed money of another Person, provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing.

“Intellectual Property” means any and all proprietary, industrial, and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations, and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial, or proprietary rights.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue, and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the undertaking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Knowledge” means, (a) with respect to Contributor, the actual knowledge of the Persons listed on Schedule 1.1(a) of the Contributor Disclosure Letter without a duty of inquiry and (b) with respect to the Company, the actual knowledge of the Persons listed on Schedule 1.1(b) of the Company Disclosure Letter without a duty of inquiry.

“Laws” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, Order, or decree of a Governmental Entity.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured.

“Loss” means any and all judgments, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, and expenses (including interest, court costs, reasonable fees of attorneys, accountants, and other experts or other reasonable expenses of litigation, or of any claim, default, or assessment) other than Unrecoverable Damages.

“Material Adverse Effect” means, when used with respect to any Party, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (i) is or could reasonably be expected to be materially adverse to the assets, condition (financial or otherwise and taking into account and giving effect to any insurance proceeds and indemnification payments actually received by such Party or its Subsidiaries), results of operations, or business of such Party and its Subsidiaries, taken as a whole, or

(ii) prevents, materially delays, or materially impairs the ability of such Party to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the following shall not be deemed to constitute a Material Adverse Effect for purposes of clause (i) above: (a) general economic or industry conditions (including any change in the prices or production levels of Hydrocarbons, or the demand for related transportation, processing, or storage services or conditions generally affecting the oil and gas industry); (b) changes, events, effects, or developments generally applicable to the onshore oil and gas industry in Texas; (c) changes in Law or accounting rules (including GAAP); (d) changes in financial, credit, currency, banking, or securities markets in general (including the failure of any financial institution), including any disruption thereof and any decline in the price of any security or any market index, or any change in prevailing interest rates, monetary policy, or inflation; (e) acts of God, including earthquakes, fires, tornadoes, flooding, and other natural disasters; (f) local, regional, national, or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (g) any local, regional, national or international health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), including any material worsening of such conditions or any Law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, or any other Governmental Entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof, (h) any failure by such Party or its Subsidiaries to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (i) with respect to the Company, changes to the market price or trading volume of the Company Class A Common Stock; (j) the effects on such Party’s or its Subsidiaries’ business arising from departures of personnel providing services to such Party or its Subsidiaries, whether such departures result from the announcement of the Transactions or otherwise; and (k) the announcement of the Transactions and the taking of any actions contemplated by this Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transaction); provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (g) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas midstream industry in the geographies in which they operate (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may or could occur solely to the extent they are disproportionate).

“NASDAQ” means the Nasdaq Stock Market.

“Order” means any writ, judgment, decree, injunction, or award issued or otherwise put into effect by or under the authority of any Governmental Entity (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation, or organization and by-laws, the limited partnership agreement, the partnership agreement, or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of such Person or which establish the legal personality of such Person.

“Permian Highway JV” means Permian Highway Pipeline LLC, a Delaware limited liability company.

“Permitted Encumbrance” means (a) liens for current period Taxes not yet due or delinquent, or, if delinquent, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (c) Encumbrances of public record that do not and would not be reasonably expected to, as of the Execution Date, individually or in the aggregate, materially impair the use of such property for the purposes for which it is owned and operated as of the Execution Date or materially impair the operation of or detract from the value of the subject property or the Company Midstream Facilities or Contributor Midstream Facilities, as applicable, subject thereto or affected thereby (as operated as of the Execution Date), (d) (i) the rights of lessors and lessees under leases executed in the ordinary course of business, and (ii) the rights of licensors and licensees under licenses executed in the ordinary course of business, in each case, that do not and would not be reasonably expected to, as of the Execution Date, individually or in the aggregate, materially impair the use of such property for the purposes for which it is owned and operated as of the Execution Date or materially impair the operation of or detract from the value of the subject property or the Company Midstream Facilities or Contributor Midstream Facilities, as applicable, subject thereto or affected thereby (as operated as of the Execution Date), (f) purchase money liens and liens securing rental payments under capital lease arrangements that are not yet due or delinquent, (g) preferential purchase rights and other similar arrangements with respect to which Consents or waivers are obtained in connection with the Transactions or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) any conditions relating to the real property or real property rights owned, leased, or otherwise held by any Company Subsidiary or Contributor Subsidiary, as applicable, that do not and would not be reasonably expected to, as of the Execution Date, individually or in the aggregate, materially impair the use of such property for the purposes for which it is owned and operated as of the Execution Date or materially impair the operation of or detract from the value of the subject property or the Company Midstream Facilities or Contributor Midstream Facilities, as applicable, subject thereto or affected thereby (as operated as of the Execution Date), and (i) in the case of Contributor, Encumbrances that arise out of any actions taken at the direction or with the written consent of the Company or its Affiliates, and, in the case of the Company or the Partnership, Encumbrances that arise out of any actions taken at the direction or with the written consent of Contributor or its Affiliates.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Personal Information” means any information that, alone or in combination with other information held by such Person or any of its Subsidiaries, identifies or could reasonably be used to identify an individual person, device, or household, and any other personal information that is subject to any applicable Laws.

“Proceeding” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Raptor Aggregator Equity Awards” means the Class A Units in BCP Raptor Aggregator, LP.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, placing, or disposing into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers, consultants, and agents.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Consent” means the Waiver and Consent Agreement by and among certain holders of the Series A Preferred Units and the Partnership, dated October 21, 2021.

“Series A Preferred Units” mean the Partnership’s Series A Cumulative Redeemable Preferred Units.

“Sponsor Agreements” means each of the agreements between the Company or the Company Subsidiaries, on the one hand, and Artemis Sponsor or its Subsidiaries (other than the Company or the Company Subsidiaries), on the other hand.

“Stockholder Approval” means approval by the (i) holders of a majority of the shares of Company Class A Common Stock and Company Class C Common Stock, voting together as a single class, appearing in person or by proxy at a meeting at which quorum is present, shall have approved the issuance of the Common Units comprising the Unit Consideration and the shares of Class C Common Stock comprising the Class C Consideration in accordance with the rules and regulations of NASDAQ and (ii) holders of a majority of the shares of Company Class A Common Stock and Company Class C Common Stock, voting together as a single class, shall have approved the Third A&R Certificate of Incorporation in accordance with the DGCL.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, that for purposes of this Agreement the Company and the Company Subsidiaries shall be deemed Subsidiaries of Artemis Sponsor, Artemis Corporation, and Artemis Midstream. Notwithstanding the foregoing, (y) for purposes of the definition of “Material Adverse Effect”, Article IV, the third sentence of Section 5.1(a), Sections 5.8(b) and 5.8(e), Section 5.9(a)(i), Section 5.9(b)(iii), Section 5.9(c), the first sentence of Section 5.7, and Section 5.20, each Company JV shall be deemed a Subsidiary of the Company and, for all other purposes of this Agreement, no Company JV shall be deemed a Subsidiary of the Company and (z) for purposes of the definition of “Material Adverse Effect”, Article III, Section 5.1(a), Sections 5.8(b) and 5.8(e), Section 5.9(h)(iii) Permian Highway JV shall be deemed a Subsidiary of Contributor and, for all other purposes of this Agreement, Permian Highway JV shall not be deemed a Subsidiary of Contributor.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or any other anti-takeover statute or similar statute enacted under applicable state Law.

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, levies, duties, fees, or charges in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, or estimated tax, including, in each case, any interest and penalties applicable thereto.

“Tax Return” means any return or report, declaration, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes and including any amendment thereto, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Entity.

“Third A&R Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company, dated as of the Closing Date, and in the form attached hereto as Exhibit C.

“Third Party” means any Person other than (a) Contributor or any of its Affiliates, (b) the Company or any of its Affiliates, or (c) Artemis Sponsor or any of its Affiliates.

“Transactions” means the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that Transactions shall be deemed not to include the Reorganization in respect of Article IV, Section 5.1(a), Section 5.5(c), Section 5.8(c), Section 5.11, Section 6.3, Section 6.5, Section 7.3, and Section 7.5.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees, or charges incurred in connection with this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unrecoverable Damages” means any exemplary, special, punitive, indirect, remote, speculative, incidental, or consequential damages, except to the extent any consequential damages are reasonably foreseeable by the Parties as of the Execution Date.

“Voting Agreement” means that certain Voting Agreement, dated as of June 12, 2019, by and among Artemis Corporation, Artemis Midstream, and the purchasers party thereto.

“Voting Debt” of a Person means bonds, debentures, notes, or other Indebtedness for Borrowed Money having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders, members, or partners, as applicable, of such Person may vote.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections (other than in connection with the Code, other Law, or the Treasury Regulations) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) the words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) unless otherwise indicated, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Contributor Subsidiaries or the Company and its Affiliates, as applicable;

(h) the terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;

(i) the phrase “made available” means that the subject document or information was (i) included in the applicable Data Room or (ii) with respect to information made available by the Company, publicly available by virtue of any Company SEC Document, in each case, at least two (2) Business Days prior to the Execution Date or at such other time as the Company and Contributor mutually agree;

(j) all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes; and

(k) the word “or” is not exclusive.

ARTICLE II.

CONTRIBUTION AND CLOSING

2.1 Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey, and deliver to the Partnership, and the Partnership shall accept from Contributor, free and clear of all Encumbrances (other than restrictions on transfer that may be imposed by federal or state securities Laws), all of the Contributed Interests (the “Contribution”). As consideration for the Contribution, at the Closing, the Partnership shall deliver to Contributor or its designee(s) (i) fifty million (50,000,000) Common Units (the “Unit Consideration”) and (ii) the same number of shares of Class C Common Stock (the “Class C Consideration”); provided, that any such Contributor designee shall be required to execute and deliver a counterpart signature page to each of the Third A&R LP Agreement, the A&R Stockholders Agreement, and the Second A&R Registration Rights Agreement if not already party thereto.

2.2 Impact of Stock Splits, Etc. In the event of any change in the number of Common Units or shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for Common Units or shares of Company Common Stock issued and outstanding after the Execution Date and prior to the Closing by reason of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Unit Consideration and shares of Class C Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Unit Consideration and shares of Class C Consideration subject to further adjustment in accordance with this Section 2.2. Nothing in this Section 2.2 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

2.3 Closing. The Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after either the Company or Contributor delivers notice to the other Parties that the conditions to Closing set forth in Article VI and Article VII, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as the Company and Contributor mutually agree in writing. All actions listed in Section 2.4 or Section 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4 Closing Deliveries by Contributor. At the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a) to the Partnership, a counterpart of the Interests Assignment Agreement by and between Contributor and the Partnership, dated as of the Closing Date, and in the form attached hereto as Exhibit A (“Interests Assignment Agreement”), duly executed by Contributor;

(b) to the Company and the Partnership, a certification of non-foreign status complying with the provisions of Section 1446(f) of the Code and Treasury Regulations Section 1.1445-2(b), duly executed by Contributor;

(c) to the Company, a certificate duly executed by an authorized Person of Contributor, certifying that the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled; and

(d) to the Company, a counterpart of the Second Amended and Restated Registration Rights Agreement by and among the Blackstone, ISQ, Artemis Midstream, Contributor, and the Company, dated as of the Closing Date, and in the form attached hereto as Exhibit B (the “Second A&R Registration Rights Agreement”) duly executed by Blackstone and ISQ, which Second A&R Registration Rights Agreement shall amend and restate the Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among the Company, Kayne Anderson Sponsor, LLC, and Artemis Midstream (the “Existing Registration Rights Agreement”).

2.5 Closing Deliveries by the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to Contributor, a counterpart of the Interests Assignment Agreement, duly executed by the Partnership;

(b) to Contributor, a certificate duly executed by an authorized Person of the Company, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled;

(c) to Contributor, a counterpart of the Second A&R Registration Rights Agreement, duly executed by the Company and Artemis Midstream;

(d) to Contributor, evidence of the issuance (i) by the Company of the Class C Consideration and (ii) by the Partnership of the Unit Consideration;

(e) to Contributor, evidence that the Third A&R Certificate of Incorporation has been duly executed and submitted for filing with the Secretary of State of the State of Delaware in accordance with the DGCL;

(f) to Contributor, evidence that the Amended and Restated Bylaws of the Company in the form attached hereto as Exhibit E have been duly adopted in accordance with the DGCL and the Company’s Organizational Documents;

(g) to Contributor, evidence that the Company Board is composed as set forth on Schedule 2.5(g) of the Company Disclosure Letter; and

(h) to Contributor, resignations of the officers and directors of the Company and the Company Subsidiaries and the Company’s or the Company Subsidiaries’ designees under any of the Company JVs.

2.6 Further Deliveries. Each Party shall execute and deliver such additional documents as another Party may reasonably request it to execute in order to implement or document the Closing or give effect to the Transactions.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Except as set forth in the Contributor Disclosure Letter, Contributor and Raptor jointly and severally represent and warrant to the Company as follows; provided that (i) for purposes of this Article III, and the defined terms used in this Article III, except with respect to Sections 3.2(c) and 3.29, Raptor, Raptor GP and their respective Subsidiaries shall be deemed to be Subsidiaries of Contributor prior to completion of the Reorganization and (ii) all of the representations and warranties set forth in this Article III (other than those representations and warranties set forth in Section 3.2(e)) shall be deemed to be qualified by the phrase “to the Knowledge of Contributor” to the extent any such representations and warranties are applicable to the Permian Highway JV:

3.1 Organization, Standing, and Power. Each of Contributor and its Subsidiaries (such entities, the “Contributor Subsidiaries”) is a corporation, partnership, or limited liability company duly organized, as the case may be, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power, authority, or standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Contributor and the Contributor Subsidiaries, taken as a whole (a “Contributor Material Adverse Effect”). Each of Contributor and the Contributor Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license, or be in good standing has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. Contributor has heretofore made available to the Company complete and correct copies of the Organizational Documents of Contributor and each Contributor Subsidiary (each of which is set forth on Schedule 3.1 of the Contributor Disclosure Letter), each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Contributor nor any Contributor Subsidiary is in material violation of any of the provisions of its Organizational Documents.

3.2 Capital Structure; Title to Contributed Interests.

(a) Schedule 3.2(a)(i) of the Contributor Disclosure Letter sets forth one-hundred percent (100%) of the issued and outstanding Interests in each of the Contributor Subsidiaries (other than Permian Highway JV, Raptor and Raptor GP), in each case, as of the date hereof, and in each case, the holder thereof as of the date hereof. Schedule 3.2(a)(ii) of the Contributor Disclosure Letter sets forth all of the issued and outstanding Interests in Permian Highway JV owned by Contributor and the Contributor Subsidiaries as of the date hereof and the holder thereof as of the date hereof. Except as set forth on Schedule 3.2(a)(iii) of the Contributor Disclosure Letter, as of the date hereof, (i) Contributor or the applicable Contributor Subsidiary set forth on Schedule 3.2(a)(i) of the Contributor Disclosure Letter owns all of the outstanding Interests in each Contributor Subsidiary (other than Permian Highway JV and, prior to the Reorganization, Raptor and Raptor GP) and (ii) the applicable Contributor Subsidiary set forth on Schedule 3.2(a)(ii) of the Contributor Disclosure Letter owns the Interests in Permian Highway JV set forth on Schedule 3.2(a)(ii) of the Contributor Disclosure Letter.

(b) All of the Interests in the Contributor Subsidiaries have been duly authorized, are validly issued, fully paid (to the extent required under the Organizational Documents of such entity) and non-assessable (except to the extent non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and are not subject to preemptive rights. All outstanding Interests in the Contributor Subsidiaries have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including any applicable Contributor Plan and the applicable Organizational Documents). As of the close of business on the Measurement Date, except as set forth on Schedule 3.2(b)(i) of the Contributor Disclosure Letter, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or acquire from Contributor or any of the Contributor Subsidiaries any Interest of the Contributor Subsidiaries (which Schedule 3.2(b)(i) of the Contributor Disclosure Letter shall also set forth, with respect to any such options, warrants, or other such rights, the exercise, conversion, purchase, exchange, or other similar price thereof). All outstanding Interests of the Contributor Subsidiaries are free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws. Except as set forth in this Section 3.2 or Schedule 3.2(b)(i) of the Contributor Disclosure Letter, there are outstanding: (A) no Voting Debt of any of the Contributor Subsidiaries, (B) no securities of any of the Contributor Subsidiaries convertible into or exchangeable or exercisable for Interests, Voting Debt, or other voting securities of the Contributor Subsidiaries, and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments, or agreements to which Contributor or any Contributor Subsidiary is a party or by which it is bound in any case obligating Contributor or any Contributor Subsidiary to issue, deliver, sell, purchase, grant, redeem, or acquire, or cause to be issued, delivered, sold, purchased, granted, redeemed, or acquired, additional Interests, any Voting Debt, or other voting securities of any Contributor Subsidiary, or obligating Contributor or any Contributor Subsidiary to grant, extend, or enter into any such option, warrant, subscription, call, right, commitment, or agreement. Other than the Organizational Documents of the Contributor Subsidiaries, there no voting trusts or other agreements to which Contributor or any Contributor Subsidiary is a party or by which it is bound relating to the voting of any Interest in the Contributor Subsidiaries. As of the Execution Date, except for any other Contributor Subsidiary or Permian Highway JV, no Contributor Subsidiary has any (1) Interests in any Person, or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person.

(c) After giving effect to the Reorganization, Contributor will own good and valid title to all of the Contributed Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws.

(d) To the Knowledge of Contributor, Schedule 3.2(d) of the Contributor Disclosure Letter sets forth all of the outstanding Interests in the Permian Highway JV as of the Execution Date.

(e) Except as set forth on Schedule 3.2(e) of the Contributor Disclosure Letter, Raptor, directly or indirectly, has good and valid title to the Interests in Permian Highway JV set forth on Schedule 3.2(a)(ii) of the Contributor Disclosure Letter, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws or the Organizational Documents of Permian Highway JV.

3.3 Authority; No Violations; Consents and Approvals.

(a) Each of Contributor and Raptor (the “Contributor Parties”) have all requisite organizational power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by each of the Contributor Parties, and the consummation by each of the Contributor Parties of the Transactions, have been duly authorized by all necessary limited partnership and limited liability company action on the part of each of the Contributor Parties, as applicable. This Agreement has been duly executed and delivered by each of the Contributor Parties, and, assuming the due and valid execution of this Agreement by the Company and the Partnership, constitutes a valid and binding obligation of each of the Contributor Parties, enforceable against each of the Contributor Parties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other Laws of general applicability relating to or affecting creditors’ rights, and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). No approvals that have not already been obtained are necessary on the part of any of the partners, members, or other holders of Interests in Contributor and the Contributor Subsidiaries to approve this Agreement and the Transactions, and true, complete, and correct copies of such approvals have been delivered to the Company.

(b) The execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Contributor or any of the Contributor Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of, or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon, any of the properties or assets of Contributor or any of the Contributor Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, permit, franchise, or license to which Contributor or any of the Contributor Subsidiaries is a party, or by which Contributor or any of the Contributor Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made, contravene, conflict with, or result in a violation of any Law applicable to Contributor or any of the Contributor Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, Losses, or Encumbrances that has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. None of Contributor, any Contributor Subsidiary, or any partner or other holder of Interests in Contributor, is a party to any contract, arrangement, or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Company Board.

3.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Contributor or any of the Contributor Subsidiaries in connection with the execution, delivery, and performance of this Agreement by the Contributor Parties, or the consummation by Contributor and the Contributor Subsidiaries of the Transactions, except for: (a) any applicable filings by the Company (or its ultimate parent entity) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Proxy Statement relating to the Special Meeting (including any postponement, adjournment, or recess thereof) and (ii) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with and filings as may be required under the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) filings with NASDAQ; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent the failure to obtain or make as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

3.5 Financial Statements. Schedule 3.5 of the Contributor Disclosure Letter sets forth true, correct, and complete copies of (a) the audited consolidated balance sheets of each of (i) BCP Raptor, LLC, (ii) BCP Raptor II, LLC, and (iii) BCP PHP, LLC, as of and for the years ended December 31, 2020 and 2019, and the related statements of operations and cash flows for each of the twelve-month periods then ended (collectively, the “Contributor Year End Financial Statements”); and (b) the unaudited consolidated balance sheets of each of (i) BCP Raptor, LLC, (ii) BCP Raptor II, LLC, and (iii) BCP PHP, LLC, as of and for the six month-period ended June 30, 2021, and the related statements of operations and cash flows for the six-month period then ended (the “Contributor Interim Financial Statements,” and collectively with the Contributor Year End Financial Statements, the “Contributor Financial Statements”). The Contributor Financial Statements (1) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (2) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosures and other presentation items customarily included in audited financial statements) the financial position of the applicable Persons as of their respective dates and the results of operations and the cash flows of the applicable Persons for the periods presented therein, and (3) were derived from the books and records of the applicable Persons, which books and records (A) are accurate, complete, and correct in all material respects, (B) represent actual, bona fide transactions, and (C) have been prepared and maintained in all material respects in accordance with sound business and accounting practices for similarly situated private companies.

3.6 Absence of Certain Changes or Events.

(a) Since December 31, 2020 through the Execution Date, there has not been any event, change, effect, or development that, individually or in the aggregate, has had or would have a Contributor Material Adverse Effect.

(b) From December 31, 2020 through the Execution Date, the Contributor Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, except for any commercially reasonable actions taken, or omitted to be taken, by any Contributor Subsidiary in connection with COVID-19 or any COVID-19 Measures.

3.7 No Undisclosed Material Liabilities. There are no Liabilities of Contributor or any of the Contributor Subsidiaries other than: (a) Liabilities adequately provided for on the most recent balance sheet included in the Contributor Year End Financial Statements (including the notes thereto); (b) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2020; and (c) Liabilities which individually, and in the aggregate, have not had and would not have a Contributor Material Adverse Effect.

3.8 Information Supplied. None of the information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of any meeting of the stockholders of the Company to approve the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.9 Contributor Permits; Compliance with Applicable Law.

(a) The Contributor Subsidiaries hold, and at all times since January 1, 2020 (the “Applicable Date”) have held, all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, Orders, franchises, and approvals of all Governmental Entities necessary to own, lease, and operate the Contributor Midstream Facilities and their other respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Contributor Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold any such Contributor Permit or make such a payment has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. All of the Contributor Permits are in full force and effect and no suspension or cancellation of any of the Contributor Permits is pending or, to Contributor’s Knowledge, threatened, and the Contributor Subsidiaries are in compliance with the terms of the Contributor Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

(b) The businesses of Contributor and the Contributor Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. Additionally, neither Contributor nor any of the Contributor Subsidiaries has received written notice of any investigation or review by any Governmental Entity with respect to Contributor or any of the Contributor Subsidiaries, and, to Contributor’s Knowledge, no such investigation or review is threatened, other than, in each case, those the outcome of which have not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

3.10 Compensation; Benefits.

(a) Set forth on Schedule 3.10(a) of the Contributor Disclosure Letter is a list of all material Contributor Plans.

(b) True, correct, and complete copies of each of the material Contributor Plans and the related trust documents or other funding arrangements and the most recent favorable determination, advisory, or opinion letters, if applicable, have been furnished or made available to the Company or its Representatives, along with, to the extent applicable, the most recent report filed on Form 5500 (with all schedules and attachments), the most recent summary plan description (with all summaries of material modifications thereto), the most recent financial statements and actuarial or other valuation reports, and all material non-routine correspondence to or from any Governmental Entity received in the last three years.

(c) Each Contributor Plan has been established, administered, operated, funded, and maintained in material compliance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(d) There are no material Proceedings pending (other than routine claims for benefits) or, to Contributor’s Knowledge, threatened against, or with respect to, any of the Contributor Plans or the assets thereof.

(e) All material contributions required to be made by Contributor or any of the Contributor Subsidiaries to the Contributor Plans pursuant to their terms or applicable Law have been timely made.

(f) Each Contributor Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and has received a favorable determination letter (or in the case of a master/prototype or volume submitter plan, a favorable opinion or advisory letter) as to its qualification under the Code and, to Contributor’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualification of such Contributor Plan. With respect to each Contributor Plan, neither Contributor nor any of the Contributor Subsidiaries, or, to Contributor’s Knowledge, any other Person, has engaged in a transaction in connection with which Contributor or any of the Contributor Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material. Contributor and the Contributor Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, or 4980H of the Code.

(g) Neither Contributor nor any of the Contributor Subsidiaries sponsors, maintains, contributes to, or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to, or had an obligation to contribute to), or has any current or contingent liability or obligation under or with respect to, and no Contributor Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) an Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), (iv) a multiple employer plan as described in Section 413(c) of the Code, or (v) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(h) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Contributor Plan provides any retiree or post-employment or post-service medical or life insurance benefits to any Person, and neither Contributor nor any of the Contributor Subsidiaries has any obligation to provide such benefits.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former Contributor or Contributor Subsidiary employee, director, or other service provider of Contributor or any of the Contributor Subsidiaries to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former Contributor or Contributor Subsidiary employee, director, or other individual service provider of Contributor or any of the Contributor Subsidiaries; (iii) directly or indirectly cause or require Contributor to transfer or set aside any amount of assets to fund any benefits under any Contributor Plan; or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Contributor Plan on or following the Closing.

(j) No amount or benefits that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by a current or former employee, director or other service provider of the Contributor or any Contributor Subsidiary who is a “disqualified individual” (within the meaning of Section 280G of the Code) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(k) Each Contributor Plan or any other agreement, arrangement, or plan of Contributor or any of the Contributor Subsidiaries that constitutes, in any part, a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) No current or former employee, director or other service provider of the Contributor or any Contributor Subsidiary is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(m) No Contributor Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Contributor or any of the Contributor Subsidiaries who reside or perform services primarily outside of the United States.

3.11 Labor Matters.

(a) (i) Neither Contributor nor any of the Contributor Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with, and no employee of Contributor or any of the Contributor Subsidiaries is represented by, any labor union, works council or other similar representative of employees, (ii) there is no pending or, to Contributor’s Knowledge, threatened union representation petition involving employees of Contributor or any of the Contributor Subsidiaries, and (iii) to Contributor’s Knowledge, since the Applicable Date, there has been no activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) There is, and since the Applicable Date there has been, no strike, labor dispute, slowdown, work stoppage, or lockout, or other labor disturbance pending, or, to Contributor’s Knowledge, threatened, against or involving Contributor or any of the Contributor Subsidiaries.

(c) Except as has not had, and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, Contributor and the Contributor Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws respecting labor, employment, and employment practices, and there are no material Proceedings pending or, to Contributor’s Knowledge, threatened against Contributor or any of the Contributor Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, or any class of the foregoing, relating to any of the foregoing applicable Laws. Except as would not have, individually or in the aggregate, a Contributor Material Adverse Effect, neither Contributor nor any of the Contributor Subsidiaries is in receipt of a written notice issued by a Governmental Entity that alleges a current material violation by the Contributor or any of the Contributor Subsidiaries of any applicable Law respecting labor, employment or employment practices.

3.12 Taxes. Except as disclosed in Schedule 3.12 of the Contributor Disclosure Letter:

(a) All material Tax Returns required to be filed by any of the Contributor Subsidiaries have been duly and timely filed (taking into account any extension of time for filing), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes that are due and payable by any of the Contributor Subsidiaries have been paid in full.

(b) There are no Encumbrances for material Taxes on any of the assets of any of the Contributor Subsidiaries, except for Permitted Encumbrances for current period Taxes not yet due or delinquent.

(c) None of the Contributor Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any material Taxes.

(d) There is no outstanding claim, assessment, deficiency, audit, examination, investigation, or litigation in respect of a material amount of Taxes against any of the Contributor Subsidiaries that has been asserted in writing by any Governmental Entity. There are no Proceedings with respect to material Taxes pending or, to Contributor’s Knowledge, proposed or threatened against any of the Contributor Subsidiaries or with respect to the assets of any of the Contributor Subsidiaries.

(e) No written claim has been made in the last three (3) years by any Taxing Authority in a jurisdiction where any of the Contributor Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been, to Contributor’s Knowledge, proposed or threatened with respect to any of the Contributor Subsidiaries.

(f) None of the Contributor Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local, or non-U.S. income Tax Return (other than a group the common parent of which is or was Contributor or a Contributor Subsidiary). None of the Contributor Subsidiaries has any material Liability for Taxes of any Person (other than Taxes of any of the Contributor Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by contract (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements)).

(g) None of the Contributor Subsidiaries is a party to any material Tax allocation, sharing, or similar agreement (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements)).

(h) None of the Contributor Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Contributor Subsidiaries has (i) deferred any withholding or payment of any Taxes otherwise due through any automatic extension or other grant of relief provided or (ii) sought any Tax credit, including any employee retention Tax credit or other Tax benefit available, in each case, under any COVID-19 Tax Act.

(j) Other than with respect to the interests held in Permian Highway JV, none of the assets of any Contributor Subsidiary is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) Each of the Contributor Subsidiaries is, and has been since its formation, properly classified for U.S. federal income tax purposes as either an entity disregarded as separate from its owner or a partnership.

(l) The representations and warranties in Section 3.10 and this Section 3.12 are the sole and exclusive representations and warranties of Contributor in this Agreement with respect to Taxes and Tax matters.

3.13 Litigation. There is no (i) Proceeding pending or, to Contributor’s Knowledge, threatened against or affecting Contributor or any of the Contributor Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of Contributor or the Contributor Subsidiaries in such individual’s capacity as such, or (ii) outstanding judgment, Order, injunction, rule, or decree of any Governmental Entity in each case other than as would not (if, with respect to clause (i), determined adversely to Contributor or the applicable Contributor Subsidiaries), individually or in the aggregate, have a Contributor Material Adverse Effect.

3.14 Intellectual Property.

(a) The Contributor Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of the Contributor and the Contributor Subsidiaries as presently conducted (collectively, the “Contributor Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

(b) To Contributor’s Knowledge, the use of the Contributor Intellectual Property by the Contributor Subsidiaries in the operation of the business of Contributor and the Contributor Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any other Person, except for such matters that have not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

(c) The Contributor Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of Contributor and the Contributor Subsidiaries as presently conducted, except where failure to do so has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

(d) Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, the IT Assets owned, used, or held for use by the Contributor Subsidiaries (i) are sufficient for the current needs of the businesses of Contributor and the Contributor Subsidiaries, (ii) have not malfunctioned or failed within the past three years, and (iii) to Contributor’s Knowledge, are free from any malicious code.

(e) Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, (i) Contributor and each of the Contributor Subsidiaries have used reasonable best measures to ensure the confidentiality, privacy, and security of any Personal Information collected or held for use by Contributor and the Contributor Subsidiaries; and (ii) to Contributor’s Knowledge, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information, or trade secrets owned or held for use by the Contributor Subsidiaries.

3.15 Real Property. Except as set forth on Schedule 3.15(a) of the Contributor Disclosure Letter, the Contributor Subsidiaries, collectively, have Defensible Title to, or where applicable, a valid leasehold interest in (a) all real property owned by the Contributor Subsidiaries (collectively, the “Contributor Owned Real Property”), (b) all real property leased, subleased, licensed, or otherwise occupied (whether as tenant, subtenant, or pursuant to other occupancy arrangements) by the Contributor Subsidiaries (collectively, including the improvements thereon, the “Contributor Leased Real Property”) and (c) each agreement under which any of the Contributor Subsidiaries is the landlord, sublandlord, tenant, subtenant, occupant or otherwise derives a leasehold interest in the Contributor Leased Real Property (each, a “Contributor Real Property Lease”), in each case, as is necessary to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Contributor Subsidiaries of the Contributor Midstream Facilities. Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, (i) each Contributor Real Property Lease is in full force and effect and is valid and enforceable against the applicable Contributor Subsidiary and, to Contributor’s Knowledge, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, (ii) neither Contributor nor any of the Contributor

Subsidiaries, or to Contributor’s Knowledge, any other party thereto, has received written notice of any default under any Contributor Real Property Lease, and (iii) as of the Execution Date, there does not exist any pending or, to Contributor’s Knowledge, threatened, condemnation or eminent domain Proceedings that affect any of the Contributor Owned Real Property or the Contributor Leased Real Property.

3.16 Rights-of-Way and Midstream Facilities. The Contributor Subsidiaries, collectively, have Defensible Title to, or where applicable, a valid leasehold interest in, (a) the Contributor Midstream Facilities and (b) all Consents, easements, rights-of-way, permits, servitudes, surface use agreements, franchises, licenses and other similar agreements as are sufficient to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Contributor Subsidiaries of the Contributor Midstream Facilities (collectively, the “Contributor Rights-of-Way” and, together with the Contributor Owned Real Property, the Contributor Leased Real Property, and the Contributor Real Property Leases, the “Contributor Real Property”). Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, (i) each Contributor Right-of-Way is in full force and effect and is valid and enforceable against the applicable Contributor Subsidiary and, to Contributor’s Knowledge, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and (ii) neither Contributor nor any of the Contributor Subsidiaries, or to Contributor’s Knowledge, any other party thereto, has received written notice of any default under any Contributor Right of Way. The Contributor Real Property, taken collectively, is sufficient to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Contributor Subsidiaries of the Contributor Midstream Facilities, except for any Contributor Real Property the absence of which has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. Each of the Contributor Subsidiaries has fulfilled and performed all its material obligations with respect to such Contributor Rights-of-Way and conducted its business in a manner that does not violate any of the Contributor Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Contributor Rights-of-Way, except for such revocations, terminations, and impairments that have not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. The Contributor Midstream Facilities are located on or are subject to valid Contributor Rights-of-Way, or are located within the boundaries of the Contributor Owned Real Property or the Contributor Leased Real Property, and the Contributor Real Property, collectively, establishes a continuous right-of-way along the route of the Contributor Midstream Facilities and there are no gaps (including any gap arising as a result of any breach by any of the Contributor Subsidiaries of the terms of any Contributor Rights-of-Way or Contributor Real Property Lease) in the Contributor Rights-of-Way (taking into account the Contributor Owned Real Property and the Contributor Leased Real Property) other than gaps that have not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect. As of the Execution Date, there does not exist any pending or, to Contributor’s Knowledge, threatened, condemnation or eminent domain Proceedings that affect any of the Contributor Rights-of-Way or the Contributor Midstream Facilities. The Contributor Midstream Facilities are in operating and working condition, ordinary wear and tear excepted, and not in need of material repair or replacement other than as part of routine maintenance that is conducted in the ordinary course of business. The Contributor has provided the Company with complete and accurate copies of the conveyance documents vesting record title in the Contributor Subsidiaries of the Contributor Real Property held by any Contributor Subsidiary on the Execution Date.

3.17 Environmental Matters.

(a) Contributor, the Contributor Subsidiaries, and their respective operations and assets are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes, and for the past three years has included, obtaining, maintaining, and complying in all material respects with all of the Contributor Permits required under Environmental Law for their respective operations and occupancy of any real property. There is no Proceeding pending, or to the Contributor’s Knowledge, threatened, that seeks to revoke, terminate or adversely modify any material Contributor Permits required under Environmental Law.

(b) Contributor and the Contributor Subsidiaries are not subject to any pending or, to Contributor’s Knowledge, threatened material Proceedings under Environmental Laws. Neither Contributor nor any of the Contributor Subsidiaries nor any of their respective properties or assets is subject to any outstanding material judgment, Order, injunction, rule, or decree of any Governmental Entity issued under or in relation to Environmental Law.

(c) There have been no Releases of Hazardous Materials by Contributor or the Contributor Subsidiaries or, to Contributor’s Knowledge, any other Person at any property currently or, to Contributor’s Knowledge, formerly owned, operated, or otherwise used by Contributor or the Contributor Subsidiaries, or, to Contributor’s Knowledge, by any predecessors of Contributor or any of the Contributor Subsidiaries, which Releases have resulted or would result in material liability to Contributor or any of the Contributor Subsidiaries under Environmental Law, and, as of the Execution Date, neither Contributor nor any of the Contributor Subsidiaries has received any written notice, the subject matter of which is unresolved, asserting a material violation of, or material liability or obligation under, any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release or threatened Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Contributor or any of the Contributor Subsidiaries, or at or from any offsite location where Hazardous Materials from Contributor’s or the Contributor Subsidiaries’ operations have been sent for treatment, disposal, storage, or handling.

(d) Contributor and the Contributor Subsidiaries have not (i) generated, treated, stored, arranged for the disposal of, manufactured, distributed, or, to Contributor’s Knowledge, exposed any Person to any Hazardous Materials, so as to result in material liability to Contributor or the Contributor Subsidiaries under Environmental Law, or (ii) assumed, provided an indemnity (excluding reasonable, customary indemnities in master services agreements) with respect to or otherwise become subject to any such material outstanding liability of any other Person under Environmental Laws.

(e) There have been no written reports of non-privileged environmental investigations, studies, site assessments, reviews, or audits that are in the possession or reasonable control of Contributor or the Contributor Subsidiaries addressing material or potentially material environmental matters with respect to any of their operations or any property owned, operated, or otherwise used by any of them that have not been delivered or otherwise made available to the Company. Copies of any such reports that have been delivered or otherwise made available to the Company were complete and correct copies.

Except for the representations and warranties contained in Section 3.5, Section 3.6, and Section 3.7, this Section 3.17 contains the sole and exclusive representations and warranties of Contributor with respect to Environmental Laws and Hazardous Materials.

3.18 Material Contracts.

(a) Schedule 3.18(a) of the Contributor Disclosure Letter sets forth a true and complete list, as of the Execution Date, of the following to which any of the Contributor Subsidiaries is party or by which any of their respective assets are bound:

(i) each contract that provides for the acquisition, disposition, license, use, distribution, or outsourcing of assets, services, rights, or properties with respect to which Contributor reasonably expects that the Contributor Subsidiaries will make annual payments in excess of $10,000,000 or aggregate payments in excess of $100,000,000;

(ii) each contract relating to Indebtedness for Borrowed Money or the deferred purchase price of property by any of the Contributor Subsidiaries (whether incurred, assumed, guaranteed, or secured by any asset), other than agreements solely between or among the Contributor Subsidiaries, or those involving an amount of Indebtedness for Borrowed Money or deferred purchase price, individually or in the aggregate, of no more than $100,000,000;

(iii) any acquisition or divestiture contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, for which any Contributor Subsidiary may be liable;

(iv) each contract for lease of personal property or real property (other than the Contributor Real Property Leases and the Contributor Rights-of-Way) involving payments in excess of $10,000,000 in any calendar year or aggregate payments in excess of $100,000,000 that are not terminable without penalty or other liability to the Contributor Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;

(v) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Contributor Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Contributor Subsidiaries, or (C) prohibits or limits the rights of the Contributor Subsidiaries to make, sell, or distribute any products or services, or use, transfer, or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi) each Hydrocarbon purchase and sale, gathering, treating, transportation, processing, compression or similar contracts entered into by any Contributor Subsidiary that (A) (1) if a fee-based contract, provides for aggregate payments to or from such Contributor Subsidiary during any fiscal year in excess of $25,000,000, or (2) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by such Contributor Subsidiary for its own account during any such fiscal year in excess of $25,000,000, or (B) (y) involves the gathering, treating, transportation, processing, compression, purchase, sale, or storage of more than 50 MMcf of gaseous Hydrocarbons per day, or 2,500 barrels of liquid Hydrocarbons per day, or (2) provides for an acreage dedication or similar commitment;

(vii) each contract for any Derivative Transaction;

(viii) each collective bargaining agreement or other labor-related contract with a labor union, works council, or other labor organization;

(ix) any employment contract that (i) requires annualized base salary payments in excess of $150,000, (ii) provides for change in control or transaction bonuses, or (iii) provides for severance in excess of one month of base salary or notice of termination in excess of thirty (30) days;

(x) each material partnership, joint venture, or limited liability company agreement;

(xi) each agreement under which any of the Contributor Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees, or consultants, in each case with a principal amount in excess of $150,000;

(xii) any contract not entered into in the ordinary course of business that is a water rights agreement or disposal agreement or relates to the sourcing, transportation, or disposal of water (including brine water and flowback water) that (A) provides for an acreage dedication in excess of 10,000 gross surface acres, or (B) that could reasonably be expected to result in the receipt or payment by any of the Contributor Subsidiaries of an amount in excess of $100,000,000 over the remaining term of such agreement;

(xiii) any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments, area of mutual interest or capacity reservation fees;

(xiv) any contract with any Governmental Entity (other than the Contributor Permits);

(xv) any contract that obligates any of the Contributor Subsidiaries to make any future capital commitment, loan, or expenditure in an amount in excess of $100,000,000;

(xvi) each contract for any Contributor Related Party Transaction;

(xvii) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, or rights of first or last offer, negotiation, or refusal, other than those contained in any agreement in which such provision is solely for the benefit of the Contributor Subsidiaries, to which any of the Contributor Subsidiaries is subject, and is material to the business of the Contributor Subsidiaries, taken as a whole;

(xviii) each contract that constitutes a pipeline interconnect or facility operating agreement;

(xix) any contract whereby the Contributor Subsidiaries lease capacity (whether firm or interruptible) on a third party pipeline or lease capacity on the Contributor Midstream Facilities to a third-party shipper; and

(xx) any other contract that requires or entitles any Contributor Subsidiary to make or receive payments of $10,000,000 or more annually;

provided, however, that Contributor shall have no obligation to list any contract on Schedule 3.18(a) of the Contributor Disclosure Letter to which Permian Highway JV is a party, but all such contracts shall otherwise constitute Contributor Contracts for purposes of Section 3.18(b).

(b) Collectively, the contracts set forth in Section 3.18(a) (excluding, for the avoidance of doubt, any Contributor Real Property Lease or Contributor Right-of-Way) are herein referred to as the “Contributor Contracts.” A complete and correct copy of each of the Contributor Contracts has been made available to the Company. Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, each Contributor Contract is legal, valid, binding, and enforceable in accordance with its terms on the Contributor Subsidiary that is a party thereto and, to Contributor’s Knowledge, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, (i) neither Contributor nor any of the Contributor Subsidiaries is in breach or default under any Contributor Contract nor, to Contributor’s Knowledge, is any other party to any such Contributor Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Contributor Subsidiaries, or, to Contributor’s Knowledge, any other party thereto. There are no disputes pending or, to Contributor’s Knowledge, threatened with respect to any Contributor Contract and neither Contributor nor any of the Contributor Subsidiaries has received any written notice of the intention of any other party to any Contributor Contract to terminate for default, convenience, or otherwise any Contributor Contract, nor Contributor’s Knowledge, is any such party threatening to do so, in each case except as has not had or would not have, individually or in the aggregate, a Contributor Material Adverse Effect.

3.19 Derivative Transactions.

(a) Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, all Derivative Transactions entered into by the Contributor or any Contributor Subsidiary or for the account of any of its customers as of the Execution Date were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Contributor and the Contributor Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect, the Contributor and each of the Contributor Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no current or ongoing breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

3.20 Insurance. Set forth on Schedule 3.20 of the Contributor Disclosure Letter is a true, correct, and complete list of all material insurance policies held by the Contributor Subsidiaries as of the Execution Date (collectively, the “Material Contributor Insurance Policies”); provided, however, that Contributor shall have no obligation to list any policy on Schedule 3.20 of the Contributor Disclosure Letter to which Permian Highway JV is a party, but all such policies shall otherwise constitute Material Contributor Insurance Policies for purposes of this Section 3.20. Except as has not had and would not have, individually or in the aggregate, a Contributor Material Adverse Effect:

(a) each of the Material Contributor Insurance Policies is in full force and effect on the Execution Date and a true, correct, and complete copy of each Material Contributor Insurance Policy has been made available to the Company;

(b) all premiums payable under the Material Contributor Insurance Policies prior to the Execution Date have been duly paid to date and neither Contributor nor any of the Contributor Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Contributor Insurance Policies; and

(c) as of the Execution Date, no written notice of cancellation or termination has been received with respect to any Material Contributor Insurance Policy.

3.21 Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., Barclays Capital Inc., Jefferies LLC and Intrepid Partners, LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor, the Contributor Subsidiaries, or their respective Affiliates.

3.22 Related Party Transactions. Schedule 3.22 of the Contributor Disclosure Letter sets forth, as of the Execution Date, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of Contributor or any of the Contributor Subsidiaries (excluding employment compensation and benefits payable thereto or other items related to employment thereof by Contributor or such Contributor Subsidiary), (b) any direct or indirect holder of Interests in the Contributor Subsidiaries, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease, or other contract with or binding upon any of the Contributor Subsidiaries or any of their respective properties or assets or has any interest in any property owned by any of the Contributor Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance, or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b), or (c) in connection with the operation of the business of any of the Contributor Subsidiaries (each of the foregoing, a “Contributor Related Party Transaction”).

3.23 Ownership of Company Common Stock. Neither Contributor nor any of the Contributor Subsidiaries own any shares of Company Common Stock (or other securities convertible into, exchangeable for, or exercisable for shares of Company Common Stock).

3.24 Own Account. Contributor understands that each of the Unit Consideration and the Class C Consideration are “restricted securities,” as defined in Section (a)(3) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act or any applicable state securities law. Contributor is acquiring each of the Unit Consideration and the Class C Consideration as principal for its own account and not with a view to or for distributing or reselling such Unit Consideration and Class C Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Unit Consideration and Class C Consideration in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Unit Consideration and Class C Consideration in violation of the Securities Act or any applicable state securities law.

3.25 Contributor Status. At the time Contributor was offered the Unit Consideration and the Class C Consideration, it was, as of the date hereof it is, and as of the Closing Date it will be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.26 Experience of Contributor. Contributor has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Unit Consideration and the Class C Consideration and has so evaluated the merits and risks of such investment. Contributor is able to bear the economic risk of an investment in the Unit Consideration and the Class C Consideration and is able to afford a complete loss of such investment.

3.27 General Solicitation. Contributor is not purchasing the Unit Consideration and the Class C Consideration as a result of any advertisement, article, notice, or other communication regarding the Unit Consideration and the Class C Consideration published in any newspaper, magazine, or similar media, broadcast over television or radio, presented at any seminar, or included in any other general solicitation or general advertisement.

3.28 Regulatory Status.

(a) Except as set forth on Schedule 3.28 of the Contributor Disclosure Letter, the rates charged by the Contributor Subsidiaries are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act, Natural Gas Act, or the Natural Gas Policy Act of 1978. Except as set forth on Schedule 3.28 of the Contributor Disclosure Letter, neither the Contributor nor the Contributor Subsidiaries have received written notice from any Governmental Entity indicating that (i) the Contributor Midstream Facilities or the Contributor Subsidiaries are being regulated or will be regulated by Federal Energy Regulatory Commission, (ii) the Federal Energy Regulatory Commission considers the Contributor Midstream Facilities or the Contributor Subsidiaries to be subject to regulation under any applicable Law as a “natural gas company” under the Natural Gas Act, (iii) any state public service commission or the Texas Railroad Commission considers the Contributor Subsidiaries or the Contributor Midstream Facilities to be subject to regulation under applicable Law as a “public utility,” “public service company” or similar designation(s) or any similar designations of a regulated entity, (iv) any Governmental Entity considers the Contributor Subsidiaries or the Contributor Midstream Facilities subject to regulation as a “holding company” under the U.S. Public Utility Holding Company Act of 2005 or similar designation of such regulated entity or (v) the Department of Transportation considers the Contributor Subsidiaries or the Contributor Midstream Facilities as subject to regulation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management.

(b) Neither the Contributor nor any of the Contributor Subsidiaries is (i) an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility,” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

3.29 Business Conduct. Since its inception, Contributor has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions (including the Reorganization). Since their respective inception, the limited liability companies to be formed and with which Raptor and Raptor GP will merge as contemplated by the Reorganization will not have engaged in any activity other than such actions in connection with (y) their respective organization and (z) the Reorganization.

3.30 No Additional Representations.

(a) Except for the representations and warranties made in this Article III, neither the Contributor, Raptor nor any other Person makes any express or implied representation or warranty with respect to the Contributor or the Contributor Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Contributor and Raptor hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Contributor, Raptor nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Contributor or any of the Contributor Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Contributor and Raptor in this Article III, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Contributor or the Contributor Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Contributor and Raptor acknowledge and agree that neither Company nor any other Person has made or is making any representations or warranties relating to Company or any of the Company Subsidiaries or their respective Affiliates whatsoever, express or implied, beyond those expressly given in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to the Contributor and Raptor or any of their respective Representatives and that neither Contributor nor Raptor has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Contributor and Raptor acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Contributor or Raptor or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) and neither Contributor nor Raptor has relied on any such information.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter or (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC and available on Edgar since December 31, 2020 and prior to the Execution Date (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company and the Partnership jointly and severally represent and warrant to Contributor as follows; provided that, all of the representations and warranties set forth in this Article IV (other than those representations and warranties set forth in the last sentence of Section 4.2) shall be deemed to be qualified by the phrase “to the Knowledge of the Company” to the extent any such representations and warranties are applicable to the Company JVs:

4.1 Organization, Standing, and Power. Each of the Company and its Subsidiaries (such entities, the “Company Subsidiaries” which, for the avoidance of doubt, includes the Partnership) is a corporation, partnership, or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power, authority, or standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license, or be in good standing has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Subject to Schedule 4.1 of the Company Disclosure Letter, the Company has heretofore made available to Contributor complete and correct copies of the Organizational Documents of the Company and each Company Subsidiary (each of which is set forth on Schedule 4.1 of the Company Disclosure Letter), each as amended prior to the execution of this Agreement, and each as made available to Contributor is in full force and effect, and neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its Organizational Documents.

4.2 Capital Structure. As of the Execution Date, the authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Class A Common Stock, (ii) 1,500,000,000 shares of Company Class C Common Stock, and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Company

Preferred Stock”). At the close of business on October 18, 2021 (the “Measurement Date”): (A) 3,746,460 shares of Company Class A Common Stock were issued and outstanding (not including shares held in treasury), (B) 12,500,000 shares of Company Class C Common Stock were issued and outstanding, (C) no shares of Company Preferred Stock were issued and outstanding, (D) 18,941,631 whole warrants, each whole warrant entitling the holder thereof to purchase one-twentieth of a share of Company Class A Common Stock at an exercise price of $230.00 per share of Company Class A Common Stock (the “Company Warrants”), were issued and outstanding, and (E) 561,969 shares of Company Class A Common Stock were reserved for issuance under the Company’s 2019 Omnibus Compensation Plan (the “2019 Plan”). All outstanding shares of Company Class A Common Stock and Company Class C Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Class A Common Stock and Company Class C Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the 2019 Plan and the Company’s Organizational Documents). As of the close of business on the Measurement Date, except (i) as set forth in this Section 4.2 and Schedule 4.2 of the Company Disclosure Letter; (ii) the Company Class C Common Stock, as set forth in the Organizational Documents of the Company, and the Company Warrants, (iii) the Company Class A Common Stock issuable upon the exchange of the Common Units, as set forth in the Organizational Documents of the Company and the Partnership, (iii) Interests issuable in connection with the 2019 Plan, and (iv) the rights of Contributor pursuant to this Agreement, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or acquire from the Company or any of the Company Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company. Except for the Partnership, the ownership of which is set forth on Schedule 4.2 of the Company Disclosure Letter, all outstanding Interests of the Company Subsidiaries (excluding the Company JVs for purposes of this sentence) are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws, and have been duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of such entity) and nonassessable (except to the extent non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). The Interests in the Company JVs owned by a Company Subsidiary are set forth on Schedule 4.2 of the Company Disclosure Letter, and all such Interests are owned by such Company Subsidiary free and clear of all Encumbrances (other than Encumbrances in the Organizational Documents of such Company JVs and restrictions on transfer that may be imposed by federal or state securities Laws) and have been duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of such entity) and non-assessable (except to the extent non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). Except as set forth in this Section 4.2 or Schedule 4.2 of the Company Disclosure Letter or the Organizational Documents of the Company Subsidiaries, and except for changes since the Measurement Date resulting from the exercise of Company Warrants, and the issuance of shares of Company Class A Common Stock thereunder, there are outstanding: (A) no shares of Company Common Stock, Voting Debt, or other voting securities of the Company or any Company Subsidiary, (B) no securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of Company Common Stock (other than the Company Class A Common Stock issuable upon exchange of the Common Units), Voting Debt, or other voting securities of the Company or any Company Subsidiary, and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments, or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, additional shares of Company Common Stock, Voting Debt, or other voting securities of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend, or enter into any such option, warrant, subscription, call, right, commitment, or agreement. Except for the Existing Stockholders Agreement and the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements (it being agreed and acknowledged that the Company’s and the Company Subsidiaries’ Organizational Documents do not constitute such agreements) to which the Company or any the Company Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other Interest of the Company or any of the Company Subsidiaries. No Company Subsidiary owns any shares of Company Common Stock or any other capital stock of the Company. As of the Execution Date, except with respect to the Company JVs, neither the Company nor any of the Company Subsidiaries has any (1) equity securities or other similar Interests in any Person, other than the Company’s and the Company Subsidiaries’ Interests in the Company Subsidiaries, or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than the Company and the Company Subsidiaries and its investments listed on Schedule 4.2 of the Company Disclosure Letter. To the Knowledge of the Company, Schedule 4.2 of the Company Disclosure Letter sets forth all of the outstanding Interests in the Company JVs as of the Execution Date. The Company, directly or indirectly, has good and valid title to all of the Interests in the Company JVs set forth on Schedule 4.2 of the Company Disclosure Letter, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws and restrictions under the Credit Agreement, the Organizational Documents of the Company JVs, and the Organizational Documents of the Partnership.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company and the Partnership have all requisite corporate and limited partnership, as applicable, power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement by the Company and the Partnership, and the consummation by the Company and the Partnership of the Transactions, have been duly authorized by all necessary corporate or limited partnership, as applicable, action on the part of the Company and the Partnership, subject to the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and the Partnership, as applicable, and, assuming the due and valid execution of this Agreement by Contributor, constitutes a valid and binding obligation of the Company and the Partnership enforceable against the Company and the Partnership in accordance with its terms, subject, as to enforceability, to Creditor’s Rights. The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions, are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Transactions (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Board Recommendation contains the resolutions set forth on Schedule 4.3(a) of the Company Disclosure Letter. The Stockholder Approval is the only approval of the holders of any class or series of Company capital stock necessary to approve this Agreement and the Transactions.

(b) Except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company and the Partnership does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of, or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon, any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, permit, franchise, or license to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of Company Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, Losses, or Encumbrances that has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not party to any contract, arrangement, or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Company Board, except for the Existing Stockholders Agreement, the Voting Agreement and the A&R Stockholders Agreement.

4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of the Company Subsidiaries in connection with the execution, delivery, and performance of this Agreement by the Company or the Partnership, or the consummation by the Company and the Partnership of the Transactions, except for: (a) any applicable filings by the Company (or its ultimate parent entity) under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Proxy Statement relating to the Special Meeting (including any postponement, adjournment, or recess thereof) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with and filings as may be required under the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) filings with NASDAQ; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (e) any such Consent the failure to obtain or make as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements.

(a) Since the Applicable Date, the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements, and documents required to be so filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements, and documents so filed or furnished by the Company, collectively, the “Company SEC Documents”). As of their respective dates (or, if amended prior to the Execution Date, as of the date of such amendment with respect to those amended disclosures), each of the Company SEC Documents, as amended, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of (i) the Company included in the Company SEC Documents, and (ii) to the Knowledge of the Company, any other Person included in the Company SEC Documents, in each case, including all notes and schedules thereto, (x) complied in all material respects, when filed (or if amended prior to the Execution Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, except as has been disclosed in any Company SEC Document, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (y) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosures and other presentation items customarily included in audited financial statements) the financial position of the Company and its consolidated subsidiaries (and, to the Knowledge of the Company, any other such Person and its consolidated subsidiaries) as of their respective dates and the results of operations and the cash flows of such Person and the Company and its consolidated subsidiaries for the periods presented therein (subject to normal period-end adjustments). For the avoidance of doubt, no representations or warranties are made by the Company pursuant to this Section 4.5(b) with respect to any financial statements or other financial information furnished by the Contributor or the Contributor Subsidiaries and included in the Proxy Statement.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and the Company Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to ensure reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since the Applicable Date, neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, or Representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(f) As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Company’s Knowledge, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(h) No Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC.

4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2020 through the Execution Date, there has not been any event, change, effect, or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

(b) From December 31, 2020 through the Execution Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, except for any commercially reasonable actions taken, or omitted to be taken, by the Company or any Company Subsidiary in connection with COVID-19 or any COVID-19 Measures.

4.7 No Undisclosed Material Liabilities. There are no Liabilities of the Company or any of the Company Subsidiaries other than: (a) Liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2020 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2020; (b) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2020; and (c) Liabilities which individually, and in the aggregate, have not had and would not have a Company Material Adverse Effect.

4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of any meeting of the stockholders of the Company to approve the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of Section 3.8, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Contributor or any Contributor Subsidiary specifically for inclusion or incorporation by reference therein.

4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and the Company Subsidiaries hold, and at all times since the Applicable Date have held, all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, Orders, franchises, and approvals of all Governmental Entities necessary to own, lease, and operate the Company Midstream Facilities and their other respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold any such Company Permit or make such a payment has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. All of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, and the Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and the Company Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Additionally, neither the Company nor any of the Company Subsidiaries has received written notice of any investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries, and, to the Company’s Knowledge, no such investigation or review is threatened, other than, in each case, those the outcome of which have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a)(i) of the Company Disclosure Letter is a list of all material Company Plans. Set forth on Schedule 4.10(a)(ii) of the Company Disclosure Letter is a list of all material Artemis Sponsor Plans.

(b) True, correct, and complete copies of each of the material Company Plans and Artemis Sponsor Plans and the related trust documents or other funding arrangements and the most recent favorable determination, advisory, or opinion letters, if applicable, have been furnished or made available to Contributor or its Representatives, along with, to the extent applicable, the most recent report filed on Form 5500 (with all schedules and attachments), the most recent summary plan description (with all summaries of material modifications thereto), the most recent financial statements and actuarial or other valuation reports, and all material non-routine correspondence to or from any Governmental Entity received in the last three years.

(c) Each Company Plan and each Artemis Sponsor Plan has been established, administered, operated, funded, and maintained in material compliance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(d) There are no material Proceedings pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened against, or with respect to, any of the Company Plans or the assets thereof.

(e) All material contributions required to be made by the Company or any of the Company Subsidiaries to the Company Plans pursuant to their terms or applicable Law have been timely made.

(f) Each Company Plan and each Artemis Sponsor Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and has received a favorable determination letter (or in the case of a master/prototype or volume submitter plan, a favorable opinion or advisory letter) as to its qualification under the Code and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualification of such Company Plan or Artemis Sponsor Plan, as applicable. With respect to each Company Plan, neither the Company nor any of the Company Subsidiaries, or, to the Company’s Knowledge, any other Person, has engaged in a transaction in connection with which the Company or any of the Company Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material. With respect to each Artemis Sponsor Plan, none of Artemis Sponsor nor any of its Affiliates has engaged in a transaction in connection with which Artemis Sponsor, the Company or any of the Company Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material. None of Artemis Sponsor or any of its Affiliates, the Company or the Company Subsidiaries has any material liability (whether or not assessed) under Sections 4980B, 4980D, or 4980H of the Code.

(g) None of Artemis Sponsor or any of its Affiliates, the Company or the Company Subsidiaries sponsors, maintains, contributes to, or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to, or had an obligation to contribute to), or has any current or contingent liability or obligation under or with respect to, and no Company Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) an Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), (iv) a multiple employer plan as described in Section 413(c) of the Code, or (v) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(h) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Company Plan or Artemis Sponsor Plan provides any retiree or post-employment or post-service medical or life insurance benefits to any Person, and none of Artemis Sponsor or any of its Affiliates, the Company or the Company Subsidiaries has any obligation to provide such benefits.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former Executive Employee, Company-Related Employee, Company Support Employee, current or former Company or Company Subsidiary employee, director, or other individual service provider of the Company or any of the Company Subsidiaries to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former Executive Employee, Company-Related Employee, Company Support Employee, current or former Company or Company Subsidiary employee, director, or other individual service provider of the Company or any of the Company Subsidiaries; (iii) directly or indirectly cause or require the Company to transfer or set aside any amount of assets to fund any benefits under any Company Plan; or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Closing.

(j) Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, no amount or benefits that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by a current or former employee, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (within the meaning of Section 280G of the Code) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(k) Each Company Plan or any other agreement, arrangement, or plan of the Company or any of the Company Subsidiaries that constitutes, in any part, a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) No current or former employee, director or other service provider of the Company or any Company Subsidiary is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(m) No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of the Company Subsidiaries who reside or perform services primarily outside of the United States.

4.11 Labor Matters.

(a) (i) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or any of the Company Subsidiaries or any Executive Employee, Company-Related Employee, or any other employee of Artemis Sponsor or its Affiliates who provides services to the Company or any of the Company Subsidiaries (such other employees, the “Company Support Employees”) is represented by, any labor union, works council or other similar representative of employees, (ii) there is no pending or, to the Company’s Knowledge, threatened union representation petition involving employees of the Company or any of the Company Subsidiaries, any Executive Employees, any Company-Related Employees, or any Company Support Employees, and (iii) to the Company’s Knowledge, since the Applicable Date, there has been no activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) There is, and since the Applicable Date there has been, no strike, labor dispute, slowdown, work stoppage, or lockout, or other labor disturbance pending, or, to the Company’s Knowledge, threatened, against or involving (i) the Company or the Company Subsidiaries or (ii) the Executive Employees, the Company-Related Employees or the Company Support Employees with respect to their services to the Company or any of the Company Subsidiaries.

(c) Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws respecting labor, employment, and employment practices, and there are no material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, or any class of the foregoing, relating to any of the foregoing applicable Laws. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in receipt of a written notice issued by a Governmental Entity that alleges a current material violation by the Company or any of the Company Subsidiaries of any applicable Law respecting labor, employment or employment practices.

(d) Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, the employment of the Executive Employees, Company-Related Employees and the Company Support Employees is, and since January 1, 2019 has been, in compliance with all applicable Laws respecting labor, employment, and employment practices, and there are no material Proceedings pending or, to the Company’s Knowledge, threatened by or on behalf of any Executive Employees,

Company-Related Employees or Company Support Employees, relating to any of the foregoing applicable Laws with respect to services provided to the Company or any of the Company Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither Artemis Sponsor nor any of its Affiliates is in receipt of a written notice issued by a Governmental Entity that alleges a current material violation by Artemis Sponsor or any of its Affiliates of any applicable Law respecting labor, employment, or employment practices.

(e) The Executive Employees, Company-Related Employees and the Company Support Employees represent the entirety of the employees of Artemis Sponsor or any of its Affiliates whose employment involves providing services with respect to the Company or the Company Subsidiaries (excluding the Company JVs).

4.12 Taxes. Except as disclosed in Schedule 4.12 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by the Company or any of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time for filing), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes that are due and payable by the Company or any of the Company Subsidiaries have been paid in full.

(b) There are no Encumbrances for material Taxes on any of the assets of the Company or any of the Company Subsidiaries, except for Permitted Encumbrances for current period Taxes not yet due or delinquent.

(c) Neither the Company nor any of the Company Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any material Taxes.

(d) There is no outstanding claim, assessment, deficiency, audit, examination, investigation, or litigation in respect of a material amount of Taxes against the Company or any of the Company Subsidiaries that has been asserted in writing by any Governmental Entity. There are no Proceedings with respect to material Taxes pending or, to the Company’s Knowledge, proposed or threatened against the Company and the Company Subsidiaries or with respect to the assets of the Company and the Company Subsidiaries.

(e) No written claim has been made in the last three (3) years by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been, to the Company’s Knowledge, proposed or threatened with respect to the Company or any of the Company Subsidiaries.

(f) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local, or non-U.S. income Tax Return (other than a group the common parent of which is or was the Company or a Company Subsidiary). Neither the Company nor any of the Company Subsidiaries has any material Liability for Taxes of any Person (other than Taxes of the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by contract (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements)).

(g) Neither the Company nor any of the Company Subsidiaries is a party to any material Tax allocation, sharing, or similar agreement (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements)).

(h) Neither the Company nor any of the Company Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of the Company Subsidiaries has (i) deferred any withholding or payment of any Taxes otherwise due through any automatic extension or other grant of relief provided or (ii) sought any Tax credit, including any employee retention Tax credit or other Tax benefit available, in each case, under any COVID-19 Tax Act.

(j) Other than with respect to the interests held in the Company JVs, none of the assets of any Company Subsidiary is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) Each of the Company Subsidiaries is, and has been since its formation, properly classified for U.S. federal income tax purposes as either an entity disregarded as separate from its owner or a partnership.

(l) The representations and warranties in Section 4.10 and this Section 4.12 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to Taxes and Tax matters.

4.13 Litigation. There is no (i) Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of the Company Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of the Company or any of the Company Subsidiaries in such individual’s capacity as such, or (ii) outstanding judgment, Order, injunction, rule, or decree of any Governmental Entity in each case other than as would not (if, with respect to clause (i), determined adversely to the Company or the Company Subsidiaries), individually or in the aggregate, have a Company Material Adverse Effect.

4.14 Intellectual Property.

(a) Except as set forth on Schedule 4.14(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the use of the Company’s Intellectual Property by the Company and the Company Subsidiaries in the operation of the business of each of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any other Person, except for such matters that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and the Company Subsidiaries as presently conducted, except where failure to do so has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth on Schedule 4.14(d) of the Company Disclosure Letter or as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of the Company Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and the Company Subsidiaries, (ii) have not malfunctioned or failed within the past three years, and (iii) to the Company’s Knowledge, are free from any malicious code.

(e) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries have used reasonable best measures to ensure the confidentiality, privacy, and security of Personal Information collected or held for use by the Company or the Company Subsidiaries; and (ii) to the Company’s Knowledge, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information, or trade secrets owned or held for use by the Company or the Company Subsidiaries.

4.15 Real Property. Except as set forth on Schedule 4.15(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries, collectively, have Defensible Title to, or where applicable, a valid leasehold interest in (a) all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Company Owned Real Property”), (b) all real property leased, subleased, licensed, or otherwise occupied (whether as tenant, subtenant, or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Company Leased Real Property”), and (c) each agreement under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant, occupant or otherwise derives a leasehold interest in the Company Leased Real Property (each, a “Company Real Property Lease”), in each case, as is necessary to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Company and the Company Subsidiaries of the Company Midstream Facilities. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is in full force and effect and is valid and enforceable against the Company or such Company Subsidiary and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, (ii) neither the Company nor any of the Company Subsidiaries, or to the Company’s Knowledge, any other party thereto, has received written notice of any default under any Company Real Property Lease, and (iii) as of the Execution Date, there does not exist any pending or, to the Company’s Knowledge, threatened, condemnation or eminent domain Proceedings that affect any of the Company Owned Real Property or the Company Leased Real Property.

4.16 Rights-of-Way and Midstream Facilities. Except as set forth on Schedule 4.16(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries, collectively, have Defensible Title to, or where applicable, a valid leasehold interest in, (a) the Company Midstream Facilities and (b) all Consents, easements, rights-of-way, permits, servitudes, surface use agreements, franchises, licenses and other similar agreements as are sufficient to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Company and the Company Subsidiaries of the Company Midstream Facilities (collectively, the “Company Rights-of-Way” and, together with the Company Owned Real Property, the Company Leased Real Property, and the Company Real Property Leases, the “Company Real Property”). Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Right-of-Way is in full force and effect and is valid and enforceable against the applicable Company Subsidiary and, to Company’s Knowledge, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and (ii) neither Company nor any of the Company Subsidiaries, or to Company’s Knowledge, any other party thereto, has received written notice of any default under any Company Right of Way. The Company Real Property, taken collectively, is sufficient to conduct its business as presently conducted in the ordinary course, including the development, construction, ownership and operation by the Company and the Company Subsidiaries of the Company Midstream Facilities, except for any Company Real Property the absence of which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has fulfilled and performed all its material obligations with respect to such Company Rights-of-Way and conducted its business in a manner that does not violate any of the Company Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Company Rights-of-Way, except for such revocations, terminations, and impairments that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.16(a) of the Company Disclosure Letter, the Company Midstream Facilities are located on or are subject to valid Company Rights-of-Way, or are located within the boundaries of the Company Owned Real Property or the Company Leased Real Property, and the Company Real Property, collectively, establishes a continuous right-of-way along the route of the Company Midstream Facilities, and there are no gaps (including any gap arising as a result of any breach by the Company or any of the Company Subsidiaries of the terms of any Company Rights-of-Way or Company Real Property Lease) in the Company Rights-of-Way (taking into account the Company Owned Real Property and the Company Leased Real Property) other than gaps that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the Execution Date, there does not exist any pending or, to Company’s

Knowledge, threatened, condemnation or eminent domain Proceedings that affect any of the Company Rights-of-Way or the Company Midstream Facilities. The Company Midstream Facilities are in operating and working condition, ordinary wear and tear excepted, and not in need of material repair or replacement other than as part of routine maintenance that is conducted in the ordinary course of business. The Company has provided Contributor with complete and accurate copies of the conveyance documents vesting record title in the Company or the Company Subsidiaries of the Company Real Property held by the Company or any Company Subsidiary on the Execution Date.

4.17 Environmental Matters. Except as disclosed in Schedule 4.17 of the Company Disclosure Letter:

(a) The Company and the Company Subsidiaries, and their respective operations and assets are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes, and for the past three years has included, obtaining, maintaining, and complying in all material respects with all of the Company Permits required under Environmental Law for their respective operations and occupancy of any real property. There is no Proceeding pending, or to the Company’s Knowledge, threatened, that seeks to revoke, terminate or adversely modify any material Company Permits required under Environmental Law.

(b) The Company and the Company Subsidiaries are not subject to any pending or, to the Company’s Knowledge, threatened material Proceedings under Environmental Laws. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties or assets is subject to any outstanding material judgment, Order, injunction, rule, or decree of any Governmental Entity issued under or in relation to Environmental Law.

(c) There have been no Releases of Hazardous Materials by the Company or the Company Subsidiaries or, to the Company’s Knowledge, any other Person at any property currently or, to the Company’s Knowledge, formerly owned, operated, or otherwise used by the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, by any predecessors of the Company or any Company Subsidiary, which Releases have resulted or would result in material liability to the Company or the Company Subsidiaries under Environmental Law, and, as of the Execution Date, neither the Company nor any of the Company Subsidiaries has received any written notice, the subject matter of which is unresolved, asserting a material violation of, or material liability or obligation under, any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of the Release or threatened Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company or the Company Subsidiaries, or at or from any offsite location where Hazardous Materials from the Company’s or the Company Subsidiaries’ operations have been sent for treatment, disposal, storage, or handling.

(d) The Company and the Company Subsidiaries have not (i) generated, treated, stored, arranged for the disposal of, manufactured, distributed, or, to the Company’s Knowledge, exposed any Person to any Hazardous Materials, so as to result in material liability to the Company or the Company Subsidiaries under Environmental Law, or (ii) assumed, provided an indemnity (excluding reasonable customary indemnities in master services agreements) with respect to or otherwise become subject to any such material outstanding liability of any other Person under Environmental Laws.

(e) There have been no written reports of non-privileged environmental investigations, studies, site assessments, reviews, or audits that are in the possession or reasonable control of the Company or the Company Subsidiaries addressing material or potentially material environmental matters with respect to any of their operations or any property owned, operated, or otherwise used by any of them that have not been delivered or otherwise made available to Contributor. Copies of any such reports that have been delivered or otherwise made available to Contributor were complete and correct copies.

Except for the representations and warranties contained in Section 4.5, Section 4.6, and Section 4.7, this Section 4.17 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Laws and Hazardous Materials.

4.18 Material Contracts.

(a) Schedule 4.18(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Execution Date, of the following to which the Company or any of the Company Subsidiaries is party or by which any of their respective assets are bound:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution, or outsourcing of assets, services, rights, or properties with respect to which the Company reasonably expects that the Company or any of the Company Subsidiaries will make annual payments in excess of $3,000,000 or aggregate payments in excess of $30,000,000;

(iii) each contract relating to Indebtedness for Borrowed Money or the deferred purchase price of property by the Company or any of the Company Subsidiaries (whether incurred, assumed, guaranteed, or secured by any asset), other than agreements solely between or among the Company or any of the Company Subsidiaries, or those involving an amount of Indebtedness for Borrowed Money or deferred purchase price, individually or in the aggregate, of no more than $30,000,000;

(iv) any acquisition or divestiture contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, for which the Company or any of the Company Subsidiaries may be liable;

(v) each contract for lease of personal property or real property (other than the Company Real Property Leases and the Company Rights-of-Way) involving payments in excess of $3,000,000 in any calendar year or aggregate payments in excess of $30,000,000 that are not terminable without penalty or other liability to the Company or any of the Company Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days;

(vi) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or any of the Company Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or any of the Company Subsidiaries, or (C) prohibits or limits the rights of the Company or any of the Company Subsidiaries to make, sell, or distribute any products or services, or use, transfer, or distribute, or enforce any of their rights with respect to, any of their material assets;

(vii) each Hydrocarbon purchase and sale, gathering, treating, transportation, processing, compression or similar contracts entered into by the Company or any of the Company Subsidiaries that (A) (1) if a fee-based contract, provides for aggregate payments to or from the Company or the Company Subsidiary, as applicable, during any fiscal year in excess of $7,500,000, or (2) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by the Company or the Company Subsidiary, as applicable, for its own account during any such fiscal year in excess of $7,500,000, or (B) (y) involves the gathering, treating, transportation, processing, compression, purchase, sale, or storage of more than 15 MMcf of gaseous Hydrocarbons per day, or 7,500 barrels of liquid Hydrocarbons per day, or (2) provides for an acreage dedication or similar commitment;

(viii) each contract for any Derivative Transaction;

(ix) each collective bargaining agreement or other labor-related contract with a labor union, works council, or other labor organization;

(x) any employment contract that (i) requires annualized base salary payments in excess of $45,000, (ii) provides for change in control or transaction bonuses, or (iii) provides for severance in excess of one month of base salary or notice of termination in excess of thirty (30) days;

(xi) each material partnership, joint venture, or limited liability company agreement;

(xii) each agreement under which the Company or any of the Company Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees, or consultants, in each case with a principal amount in excess of $45,000;

(xiii) any contract not entered into in the ordinary course of business that is a water rights agreement or disposal agreement or relates to the sourcing, transportation, or disposal of water (including brine water and flowback water) that (A) provides for an acreage dedication in excess of 3,000 gross surface acres, or (B) that could reasonably be expected to result in the receipt or payment by the Company or any of the Company Subsidiaries of an amount in excess of $30,000,000 over the remaining term of such agreement;

(xiv) any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments, area of mutual interest or capacity reservation fees;

(xv) any contract with any Governmental Entity (other than the Company Permits);

(xvi) any contract that obligates the Company or any of the Company Subsidiaries to make any future capital commitment, loan, or expenditure in an amount in excess of $30,000,000;

(xvii) each contract for any Company Related Party Transaction;

(xviii) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right, or rights of first or last offer, negotiation or refusal, other than those contained in any agreement in which such provision is solely for the benefit of the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries is subject, and is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xix) each contract that constitutes a pipeline interconnect or facility operating agreement;

(xx) any contract whereby the Company or Company Subsidiaries lease capacity (whether firm or interruptible) on a third party pipeline or lease capacity on the Company Midstream Facilities to a third-party shipper; and

(xxi) any other contract that requires or entitles the Company or any of the Company Subsidiaries to make or receive payments of $3,000,000 or more annually;

provided, however, that the Company shall have no obligation to list any contract on Schedule 4.18(a) of the Company Disclosure Letter to which any Company JV is a party, but all such contracts shall otherwise constitute Company Contracts for purposes of Section 4.18(b).

(b) Collectively, the contracts set forth in Section 4.18(a) (excluding, for the avoidance of doubt, any Company Real Property Lease or Company Right-of-Way) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Contributor. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding, and enforceable in accordance with its terms on the Company and each of the Company Subsidiaries that is a party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is in breach or default under any Company Contract nor, to the Company’s Knowledge, is any other party to any such Company Contract in breach or default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Company Subsidiaries, or, to the Company’s Knowledge, any other party thereto. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Contract and neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any other party to any

Company Contract to terminate for default, convenience, or otherwise any Company Contract, nor to the Company’s Knowledge, is any such party threatening to do so, in each case except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Person, other than Artemis Midstream, has any rights under the Existing Stockholders Agreement, and no Person, other than Artemis Midstream and the individuals set forth on Schedule 4.18(c) of the Company Disclosure Letter, has any rights under the Existing Registration Rights Agreement, in each case, that are exercisable following the date hereof, except in the case of the Existing Registration Rights Agreement the obligations specified in Section 3.5 and Article IV thereof.

4.19 Derivative Transactions.

(a) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any Company Subsidiary or for the account of any of its customers as of the Execution Date were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no current or ongoing breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.20 Insurance. Set forth on Schedule 4.20 of the Company Disclosure Letter is a true, correct, and complete list of all material insurance policies held by the Company or any of the Company Subsidiaries as of the Execution Date (collectively, the “Material Company Insurance Policies”); provided, however, that the Company shall have no obligation to list any policy on Schedule 4.20 of the Company Disclosure Letter to which any Company JV is a party, but all such policies shall otherwise constitute Material Company Insurance Policies for purposes of this Section 4.20. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) each of the Material Company Insurance Policies is in full force and effect on the Execution Date and a true, correct, and complete copy of each Material Company Insurance Policy has been made available to Contributor;

(b) all premiums payable under the Material Company Insurance Policies prior to the Execution Date have been duly paid to date and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies; and

(c) as of the Execution Date, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.21 Brokers. Except for the fees and expenses payable to Credit Suisse Securities (USA) LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.22 Related Party Transactions. Schedule 4.22 of the Company Disclosure Letter sets forth, as of the Execution Date, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of the Company Subsidiaries (excluding employment compensation and benefits payable thereto or other items related to employment thereof by the Company or such Subsidiary), (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of the equity securities of the

Company or any of the Company Subsidiaries whose status as a five percent (5%) holder is known to the Company as of the Execution Date, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the Company’s Knowledge) is a party to any actual or proposed loan, lease, or other contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of the Company Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance, or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b), or (c) in connection with the operation of the business of the Company or any of the Company Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

4.23 Opinion of Financial Advisor. The Company Board has received the opinion of Credit Suisse Securities (USA) LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications, and other matters considered in connection with the preparation thereof, as of the date of the opinion, the consideration payable by the Company and the Partnership to Contributor pursuant to this Agreement is fair, from a financial point of view, to the Company. A copy of such opinion will be provided (solely for informational purposes) by the Company to Contributor promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Contributor or any other Person).

4.24 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 3.23, the Company Board has taken all actions so that (i) the restrictions (whether procedural, voting, approval, fairness or otherwise) otherwise applicable to this Agreement and the Transactions pursuant to any Takeover Law (including Section 203 of the DGCL) or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement, the Support Agreement or the Transactions are inapplicable and (ii) Section 203 of the DGCL is not applicable to any group, including Contributor, Blackstone, ISQ or BCP Raptor Management Aggregator, LLC or any of their Affiliates in connection with the Transactions, including the issuances of the Unit Consideration and the Class C Consideration hereunder.

4.25 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan, or other similar device in effect to which the Company is a party or is otherwise bound.

4.26 Private Placement. Assuming the accuracy of Contributor’s representations and warranties set forth in Article III, no registration under the Securities Act is required for the offer and sale of the Unit Consideration by the Partnership to Contributor or the Class C Consideration by the Company to Contributor, in each case, as contemplated hereby.

4.27 No Integrated Offering. Assuming the accuracy of Contributor’s representations and warranties set forth in Article III, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Unit Consideration or the Class C Consideration (including shares of Class A Common Stock issuable upon the exchange of Common Units and shares of Class C Common Stock in accordance with the Organizational Documents of the Partnership and the Company, respectively) to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act or (ii) any applicable stockholder approval provisions of the NASDAQ.

4.28 No General Solicitation. Neither the Partnership nor any Person acting on behalf of the Partnership has offered or sold any of the Unit Consideration by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act). Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Class C Consideration to be issued to Contributor by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act).

4.29 Regulatory Status.

(a) Except as set forth on Schedule 4.29 of the Company Disclosure Letter, the rates charged by the Company and the Company Subsidiaries are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act, Natural Gas Act, or the Natural Gas Policy Act of 1978. Except as set forth on Schedule 4.29 of the Company Disclosure Letter, neither the Company nor the Company Subsidiaries have received written notice from any Governmental Entity indicating that (i) the Company Midstream Facilities, the Company or the Company Subsidiaries are being regulated or will be regulated by Federal Energy Regulatory Commission, (ii) the Federal Energy Regulatory Commission considers the Company Midstream Facilities, the Company or the Company Subsidiaries to be subject to regulation under any applicable Law as a “natural gas company” under the Natural Gas Act, (iii) any state public service commission or the Texas Railroad Commission considers the Company, the Company Subsidiaries or the Company Midstream Facilities to be subject to regulation under applicable Law as a “public utility,” “public service company” or similar designation(s) or any similar designations of a regulated entity, (iv) any Governmental Entity considers the Company, the Company Subsidiaries or the Company Midstream Facilities subject to regulation as a “holding company” under the U.S. Public Utility Holding Company Act of 2005 or similar designation of such regulated entity or (v) the Department of Transportation considers the Company, the Company Subsidiaries or the Company Midstream Facilities as subject to regulation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management.

(b) Neither the Company nor any of the Company Subsidiaries is (i) an “investment company” as such term is defined in the Investment Company Act or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

4.30 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of the Company Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Contributor nor any other Person has made or is making any representations or warranties relating to Contributor or any of the Contributor Subsidiaries or their respective Affiliates whatsoever, express or implied, beyond those expressly given in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) and the Company has not relied on any such information.

ARTICLE V.

COVENANTS

5.1 Regulatory Approvals.

(a) Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 5.1(b) and 5.1(c), and not this Section 5.1(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing, in no event shall either the Company or Contributor or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Contributor and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Contributor or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement). The Company and the Company Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Contributor (which consent, subject to Section 5.1(b), may be withheld in Contributor’s sole discretion).

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than twenty (20) Business Days following the Execution Date, the Parties (or their ultimate parents) shall make any filings required under the HSR Act. Each of Contributor and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable Antitrust Laws. Unless otherwise agreed, Contributor and the Company shall each use reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Contributor and the Company shall each use reasonable best efforts to promptly respond to any request for information or documents from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Laws designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, acquisitions, monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States (“Antitrust Authority”). Contributor and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority, and shall promptly provide each other with copies of any written communications with any Antitrust Authority. In connection with the efforts referenced in this Section 5.1 to obtain all requisite approvals and authorizations for the Transactions under the HSR Act, any other Antitrust Law, or any state law, each of the Parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) provide each other with advance copies and a reasonable opportunity to comment on all proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Antitrust Authority, except the Parties’ HSR Act filings, regarding any of the Transactions contemplated hereby, (iii) resolve any objections as may be asserted by any Antitrust Authority with respect to the Transactions, (iv) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Antitrust Authority challenging the Transactions or this Agreement as being in violation of any Law, and (v) to the extent permitted by applicable Law, provide Contributor or the

Company, as applicable, a reasonable opportunity to attend and participate in any meetings, discussions, telephone conversations, or correspondence with an Antitrust Authority; provided that materials required to be provided pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company or the Contributor Subsidiaries, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns. The foregoing obligations in this Section 5.1(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege. Notwithstanding anything to the contrary in this Agreement, none of the Parties nor any of their respective Affiliates shall be required to, and none of the Parties may, nor shall any of them permit their Subsidiaries to, without the prior written consent of the other Parties hereto, take any action that would reasonably be expected to have a material adverse effect on the financial condition, business, revenue or earnings before interest, taxes, depreciation or amortization of the Company and its Subsidiaries, taken as a whole, from and after the Closing; provided further, however, that any action taken pursuant to this Section 5.1(b) may be conditioned upon the Closing.

(c) Contributor and the Company shall not take any action that could reasonably be expected to hinder or delay in any material respect the expiration or termination of the required waiting period under the HSR Act or any other applicable Antitrust Laws, or any consent or approval required pursuant to any other applicable Antitrust Laws.

5.2 Access.

(a) Subject to applicable Law, from the Execution Date until the Closing Date or, if earlier, the termination of this Agreement (the “Interim Period”), each Party (the “Disclosing Party”) shall provide the other Parties (each a “Receiving Party”), their Affiliates, and their respective Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all assets, books and records, contracts, documents, officers, employees, agents, legal advisors, and accountants of the Disclosing Party and its Subsidiaries, and the Disclosing Party shall furnish reasonably promptly to the Receiving Party and its Representatives such information concerning the Disclosing Party and its Subsidiaries and their assets, business, books and records, contracts, and personnel as may be reasonably requested, from time to time, by or on behalf of the Receiving Party. The Receiving Party shall, and shall cause its Representatives to, conduct any such activities in such a manner as not to interfere unreasonably with the business of the Disclosing Party or its Subsidiaries. The Disclosing Party shall have the right to have a Representative present for any communication with employees of the Receiving Party or its Affiliates, and each Party shall and shall cause its Representatives to observe and comply with all applicable health, safety, and security requirements, including COVID-19 Measures, of the Disclosing Party and its Subsidiaries if the Receiving Party exercises its rights to access any assets of the Disclosing Party or its Subsidiaries under this Section 5.2(a). Neither Receiving Party nor its Representatives shall contact any of the employees, customers, suppliers, or parties that have business relationships with the Disclosing Party or any of its Subsidiaries in connection with the Transactions without the specific prior written authorization of the Disclosing Party. For purposes of clarification, the Receiving Party and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Contributor and its Representatives shall not be entitled to collect any air, soil, surface water, or ground water samples, nor to perform any invasive or destructive sampling on, under, at, or from the real property owned or leased by the Disclosing Party or its Subsidiaries. No investigation or information provided pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by any Party herein. The Receiving Party shall hold in confidence all information disclosed to the Receiving Party or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 5.2(a), the Receiving Party shall have no right of access to, and neither the Disclosing Party nor any of its Affiliates shall have any obligation to provide, any information the disclosure of which could reasonably be expected to (i) jeopardize any privilege available to the Disclosing Party or any of its Affiliates or Representatives, (ii) cause the Disclosing Party or any of its Affiliates or

Representatives to breach a contract, or (iii) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, the Disclosing Party shall provide the Receiving Party with a reasonably detailed description of the information not provided, and the Disclosing Party shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Contributor to evaluate such information without violating such Law or contract or jeopardizing such privilege. Promptly upon completion of any such access, the Receiving Party shall repair at its sole expense any damage caused by such access.

(b) The Receiving Party agrees to indemnify, defend, and hold harmless the Disclosing Party, its Affiliates, and its and their respective Representatives for any and all Losses incurred by the Disclosing Party, its Affiliates, or its or their respective Representatives arising solely as a result of actions taken by the Receiving Party or its Representatives pursuant to the access rights under Section 5.2(a), including any Proceedings by any of the Receiving Party’s Representatives for any injuries or property damage while present, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES. THE PARTIES ACKNOWLEDGE THAT THE INTENT OF THIS SECTION 5.2(b) IS CLEAR AND UNEQUIVOCAL AND THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE.

5.3 Conduct of Business. Except for COVID-19 Measures or as specifically provided in this Agreement, during the Interim Period, each Party shall, and shall cause its Subsidiaries to, (a) conduct its operations in the ordinary course of business, in a manner materially consistent with such Party’s capital expenditure budget for 2021, a copy of which has been made available to each Party prior to the Execution Date and (b) use its reasonable best efforts to (i) preserve intact its present business organization, (ii) preserve, maintain, and protect its material assets, and (iii) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and Losses as is maintained by it at present.

5.4 Certain Restrictions.

(a) During the Interim Period, except (w) in connection with the Reorganization, (x) as expressly permitted or required by the other terms of this Agreement, (y) as otherwise described in Schedule 5.4(a) of the Contributor Disclosure Letter, or (z) as consented to or approved in writing by the Company, which consent or approval will not be unreasonably withheld, conditioned, or delayed, Contributor shall not:

(i) create any Encumbrance (other than any Permitted Encumbrance or any Encumbrance that will be released at or prior to the Closing) against any of the Contributed Interests;

(ii) sell, transfer, convey, or otherwise dispose of any of the Contributed Interests; or

(iii) agree or commit to do any of the foregoing.

(b) During the Interim Period, except (v) in connection with the Reorganization, (w) as is in the ordinary course of business (except with respect to clauses (i), (ii), (iii), or (v)(C) of this Section 5.4(b)) or is expressly permitted or required by the other terms of this Agreement, (x) as otherwise described in Schedule 5.4(b) of the Contributor Disclosure Letter, (y) as may be required by applicable Law (including COVID-19 Measures), or (z) as consented to or approved in writing by the Company, which consent or approval will not be unreasonably withheld, conditioned, or delayed, Contributor shall cause the Contributor Subsidiaries not to:

(i) amend or propose to amend the Organizational Documents of any Contributor Subsidiary;

(ii) (A) authorize, propose to offer, issue, sell, grant, or deliver any Interest of any Contributor Subsidiary (other than to another Contributor Subsidiary) or (B) amend in any material respect any of the terms of any Interests of any Contributor Subsidiary outstanding as of the Execution Date;

(iii) (A) split, combine, or reclassify any Interests in any Contributor Subsidiary, (B) declare, set aside, or pay any dividends (other than tax distributions pursuant to the Organizational Documents of a Contributor Subsidiary) on, or make any other distribution in respect of, any outstanding Interests in any Contributor Subsidiary (other than to another Contributor Subsidiary), (C) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests of any Contributor Subsidiary, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Contributor Subsidiary;

(iv) create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v) sell, transfer, convey, or otherwise dispose of, or encumber (other than Permitted Encumbrances), any (A) individual asset or group of related assets with a fair market value greater than $100,000,000, (B) individual asset or group of related assets when, after including all other assets sold, transferred, conveyed, or otherwise disposed of during the Interim Period, the fair market value of all of the assets sold during the Interim Period would be greater than $250,000,000, or (C) Interest in the Permian Highway JV;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement, or (C) except as required by the Organizational Documents of the Permian Highway JV, make any loans, advances, or capital contributions to, or investments in, any Person;

(vii) acquire any (A) individual asset or group of related assets with a fair market value greater than $50,000,000 or (B) individual asset or group of related assets when, after including all other assets acquired during the Interim Period, the fair market value of all of the assets acquired during the Interim Period would be greater than $150,000,000;

(viii) change in any material respect any of the financial accounting principles, practices, or methods used by any Contributor Subsidiary, except for any change required by reason of a concurrent change in GAAP;

(ix) (A) make (inconsistent with past practice) or change any material Tax election, (B) settle or compromise any audit or Proceeding in respect of material Taxes, or (C) enter into a material Tax allocation, sharing, or indemnity contract or arrangement (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements));

(x) enter into, terminate, assign or waive any material rights under any Contributor Contract, Contributor Right-of-Way, or Contributor Real Property Lease;

(xi) cancel, modify, or waive any debts or claims held by any Contributor Subsidiaries or waive any rights held by any Contributor Subsidiaries having, in each case, a value in excess of $50,000,000 in the aggregate;

(xii) waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle, or compromise, any Proceeding (excluding any Proceeding with respect to Taxes, which are addressed in Section 5.4(b)(ix) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by a Contributor Subsidiary of an amount not exceeding $25,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that Proceedings relating to the Transaction are addressed in Section 5.11 and not this Section 5.4(b)(xii);

(xiii) fail to preserve and maintain all of its material Contributor Permits;

(xiv) (A) adopt, establish, enter into, materially amend, or terminate any Contributor Plan (except for amendments required by Law), (B) accelerate the payment, the right to payment, funding, or vesting of any compensation or benefits under any Contributor Plan, (C) materially increase base wages, compensation, or fringe benefits of, or grant or announce any, bonus, incentive award, or similar compensation to, any current or former employee, consultant, manager, director, or officer of any Contributor Subsidiary other than in the ordinary course of business, (D) grant any severance or termination pay to any current or former manager, director, officer, or employee of any Contributor Subsidiary, (E) terminate any employee or individual service provider whose compensation or severance would exceed $2,000,000 on an annualized basis, or (F) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual Person whose annual base and bonus compensation would exceed $1,500,000; or

(xv) agree or commit to do any of the foregoing.

(c) During the Interim Period, except as (w) is in the ordinary course of business (except with respect to clauses (i), (ii), (iii), (v)(C) or (x) of this Section 5.4(c), or any matter that would require approval of the conflicts committee of the Company Board) or is expressly permitted or required by the other terms of this Agreement, (x) otherwise described in Schedule 5.4(c) of the Company Disclosure Letter, (y) may be required by applicable Law (including COVID-19 Measures), or (z) consented to or approved in writing by Contributor, which consent or approval will not be unreasonably withheld, conditioned, or delayed, the Company shall not, and shall cause the Company Subsidiaries not to:

(i) amend or propose to amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(ii) (A) authorize, propose to offer, issue, sell, grant, or deliver any Interest of the Company or any Company Subsidiary (other than to the Company or another Company Subsidiary, upon the exercise of Company Warrants outstanding as of the Execution Date, or upon the exchange of Common Units and Company Class C Common Stock in accordance with the Organizational Documents of the Partnership and the Company, respectively) or (B) amend in any material respect any of the terms of any Interests of the Company or any Company Subsidiary outstanding as of the Execution Date;

(iii) (A) split, combine, or reclassify any Interests in the Company, (B) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in the Company or the Partnership, (C) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests in the Company, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of the Company Subsidiaries;

(iv) create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v) sell, transfer, convey, or otherwise dispose of, or encumber (other than Permitted Encumbrances), any (A) individual asset or group of related assets with a fair market value greater than $5,000,000, (B) individual asset or group of related assets when, after including all other assets sold, transferred, conveyed, or otherwise disposed of during the Interim Period, the fair market value of all of the assets sold during the Interim Period would be greater than $5,000,000 or (C) Interests in any Company JV;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement, or (C) except as required by the Organizational Documents of the Company JVs, make any loans, advances, or capital contributions to, or investments in, any Person;

(vii) acquire any (A) individual asset or group of related assets with a fair market value greater than $5,000,000 or (B) individual asset or group of related assets when, after including all other assets acquired during the Interim Period, the fair market value of all of the assets acquired during the Interim Period would be greater than $5,000,000;

(viii) change in any material respect any of the financial accounting principles, practices, or methods used by the Company or any Company Subsidiary, except for any change required by reason of a concurrent change in GAAP;

(ix) (A) make (inconsistent with past practice) or change any material Tax election, (B) settle or compromise any audit or Proceeding in respect of material Taxes, or (C) enter into a material Tax allocation, sharing, or indemnity contract or arrangement (in each case, other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements));

(x) enter into, terminate, assign, or waive any material rights under any Company Contract, Company Right-of-Way, or Company Real Property Lease;

(xi) cancel, modify, or waive any debts or claims held by the Company or any Company Subsidiaries or waive any rights held by the Company or any Company Subsidiaries having, in each case, a value in excess of $5,000,000 in the aggregate;

(xii) waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle, or compromise, any Proceeding (excluding any Proceeding with respect to Taxes, which are addressed in Section 5.4(c)(ix) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by the Company or any Company Subsidiaries of an amount not exceeding $50,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, that Proceedings relating to the Transaction are addressed in Section 5.11 and not this Section 5.4(c)(xii);

(xiii) fail to preserve and maintain all of its material Company Permits;

(xiv) (A) adopt, establish, enter into, materially amend, or terminate any Company Plan (except for amendments required by Law), (B) accelerate the payment, the right to payment, funding, or vesting of any compensation or benefits under any Company Plan, (C) materially increase base wages, compensation, or fringe benefits of, or grant or announce any, bonus, incentive award, or similar compensation to, any current or former employee, consultant, manager, director, or officer of the Company or any Company Subsidiary other than in the ordinary course of business, (D) grant any severance or termination pay to any current or former manager, director, officer, or employee of the Company or any Company Subsidiary other than in the ordinary course of business, (E) terminate any employee or individual service provider whose compensation or severance would exceed $600,000 on an annualized basis, or (F) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual Person whose annual base and bonus compensation would exceed $300,000; or

(xv) agree or commit to do any of the foregoing.

(d) Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party’s and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding the foregoing, the Parties hereby agree that, following receipt of all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable Antitrust Laws, the Parties will cooperate and work together in good faith on matters relating to the integration of the Company, the Partnership and the Contributed Interests, to hold weekly operations and engineering meetings and to start preliminary work evaluating and planning with respect to the physical interconnection of the Partnership’s natural gas system with the natural gas systems of the Contributed Entities.

(e) For the avoidance of doubt, this Section 5.4 (i) in the case of Contributor or the Contributor Subsidiaries, shall not limit or restrict the activities of the Permian Highway JV; provided that Contributor and the Contributor Subsidiaries shall be prohibited from granting any consent or waiver under the

Organizational Documents of the Permian Highway JV, including any amendments thereof, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) in the case of the Company or the Company Subsidiaries, shall not limit or restrict the activities of the Company JVs; provided that the Company and the Company Subsidiaries shall be prohibited from granting any consent or waiver under the Organizational Documents of any Company JV, including any amendments thereof, without the prior written consent of Contributor, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 5.4(e) shall be deemed to vest in (y) Contributor any direct or indirect ownership or incidence of ownership (whether economic or voting) of or with respect to the Company JVs or (z) the Company any direct or indirect ownership or incidence of ownership (whether economic or voting) of or with respect to the Permian Highway JV.

5.5 Tax Matters.

(a) The Partnership shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Contributor Subsidiaries that are required to be filed after the Closing Date in accordance with the Third A&R LP Agreement, and such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. The Parties acknowledge that Contributor shall be solely responsible for the preparation and filing of its U.S. federal income Tax Return, including as successor to Raptor, for the taxable year that includes the Closing.

(b) The Partnership, the Company, and Contributor shall cooperate fully, and shall cause the Contributor Subsidiaries to cooperate fully, as and to the extent reasonably requested by the Partnership, the Company, or Contributor, as the case may be, in connection with the preparation, review, and filing of Tax Returns and any audit or Proceeding with respect to Taxes imposed on or with respect to the assets, operations, or activities of the Contributor Subsidiaries. Such cooperation shall include the retention and, upon the request of the Partnership, the Company, or Contributor, the provision of records and information that are reasonably relevant to any such Tax Return or audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, the Company, and Contributor further agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Contributor, the Partnership, the Company, or the Contributor Subsidiaries, as the case may be.

(c) In the event that any Transfer Taxes are imposed on the Transactions, the Partnership shall prepare and timely file all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all such Transfer Taxes. If required by applicable Law, the other Parties will reasonably cooperate and join in the execution of any Tax Returns and other documentation. The Parties shall reasonably cooperate and consult with each other to minimize, to the extent permissible under applicable Law, any such Transfer Taxes.

(d) Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements, or other commercial agreements), all Tax allocation, sharing, or similar agreements between a Contributor Subsidiary, on the one hand, and the Contributor or any of its Affiliates (other than the Contributor Subsidiaries), on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Contributor Subsidiary shall be bound thereby or have any Liability thereunder.

(e) The Parties intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows U.S. federal income tax treatment), (i) the Contribution be treated as a contribution of property to the Partnership under Section 721(a) of the Code and (ii) each liability of the Contributor Subsidiaries or to which their assets are subject that is assumed by the Partnership in connection with the Contribution be treated as a “qualified liability” (as such term is defined in Treasury Regulations Section 1.707-5(a)(6)(i)) except to the extent the Partnership, after Closing, has received advice from a nationally recognized accounting or law firm that such liability would more likely than not be treated otherwise. The Parties acknowledge and agree that the Class C Consideration has no value; provided, however, that, if any value were ascribed to such shares, the receipt of the Class C Consideration by Contributor would be properly treated as a reimbursement of Contributor’s preformation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d), to the extent permitted by Law. The Parties shall (A) use reasonable best efforts to cause the Contribution to qualify for the intended Tax treatment set forth in this Section 5.5(e), (B) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or that could reasonably be expected to prevent or impede, the Contribution from qualifying for the intended Tax treatment set forth in this Section 5.5(e), (C) prepare and file all Tax Returns in a manner consistent with this Section 5.5(e), and (D) take no position inconsistent with this Section 5.5(e) in any Tax Return, Tax-related Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(f) The Parties agree that, as provided for in the Third A&R LP Agreement, with respect to the assets contributed by Contributor to the Partnership, the Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b).

(g) Within 120 days following the Closing Date, Contributor shall deliver to the Partnership and the Company a statement reflecting a valuation of all of the assets of the Contributor Subsidiaries (the “Tax Allocation Statement”). The Parties shall cooperate fully as and to the extent reasonably requested by another Party in respect of the preparation of the Tax Allocation Statement. The Partnership and the Company shall have forty-five (45) days from the delivery of the Tax Allocation Statement by Contributor to contest the allocations set forth in the Tax Allocation Statement by notifying the other Parties in writing and providing a detailed written explanation (including relevant workpapers) of the items contested by the Partnership or the Company. If the Partnership or the Company timely contests the Tax Allocation Statement, the Parties shall cooperate in good faith to promptly resolve any disputes with respect to the Tax Allocation Statement. If the Parties are unable to resolve any disputed item in the Tax Allocation Statement within thirty (30) days after the Contributor’s receipt of any contested items (or such other time period mutually agreed to by the Parties), such item shall be determined by a nationally-recognized accounting firm, mutually agreed to by the Parties (the “Independent Accountant”). Within thirty (30) days following submission to the Independent Accountant, the Independent Accountant will prepare and deliver a written determination to the Parties with respect to any disputed item, with the Company and Contributor each bearing 50% of the costs associated with the Independent Accountant. The allocation schedule, as agreed to by the Parties or as finally determined by the Independent Accountant (or, if neither the Partnership nor the Company timely contests the Tax Allocation Statement pursuant to this Section 5.5(g), as delivered by the Contributor pursuant to this Section 5.5(g)) (the “Final Allocation”) shall be final and shall be binding upon the Parties. The Parties agree to act in accordance with the Final Allocation, in the preparation, filing, and audit of any Tax Return, unless otherwise required by applicable Law, including for purposes of applying Section 704 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceeding in connection with the Final Allocation.

5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by the Parties. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is (a) required by applicable Law (including in connection with the preparation and filing of the Proxy Statement), (b) required by the rules of any stock exchange upon which such Party’s capital stock is traded, or (c) consistent with the final form of the joint press release announcing the Transactions and the investor presentation given to investors on the morning of announcement of the Transactions; provided, that, in each case, to the extent permitted by Law, the disclosing Party shall use its reasonable best efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however, that (y) no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equityholders and, with respect to Contributor, its Affiliates and their respective limited partners, members, officers, employees, directors, advisors or representatives (provided, that prior to making any written communications to the Executive Employees, Company-Related Employees or Company Support Employees

pertaining to compensation or benefit matters that will be affected by the Transactions, the Company shall provide Contributor with a copy of the intended communication, the Company shall provide Contributor a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) or (ii) the ability of the Company, Contributor, and their respective Subsidiaries to communicate with their financial and legal advisors, lenders, underwriters, or financing sources, and (z) the Company shall not be required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal, and matters related thereto or a Company Change of Recommendation, other than as set forth in Section 5.9.

5.7 Support Obligations. Prior to the Closing, the Company shall replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by Contributor, Artemis Sponsor or any of their respective Affiliates (including, in the case of Artemis Sponsor, Artemis Corporation and Artemis Midstream, but excluding the Company and the Company Subsidiaries) with respect to any Contributor Subsidiary, the Company, or any Company Subsidiary or the assets of any Contributor Subsidiary, the Company, or any Company Subsidiary set forth in Schedule 5.7 of the Company Disclosure Letter (“Support Obligations”), including by providing at the Closing replacement bonds, surety bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at the Closing; provided that if the Company is unable to replace or post a Support Obligation at the Closing, such existing Support Obligation shall remain in place and the Company will indemnify Contributor, Artemis Sponsor or their respective Affiliates, as applicable (including, in the case of Artemis Sponsor, Artemis Corporation and Artemis Midstream, but excluding the Company and the Company Subsidiaries), for any and all Losses resulting from payment such Person is required to make under such Support Obligation. If the Company or any of the Company Subsidiaries intends to participate in any meeting or discussion with any Governmental Entity with respect to such replacement or posting of Support Obligations, the Company shall give Contributor or Artemis Sponsor, as applicable, reasonable prior written notice of, and an opportunity to participate in, such meeting(s) or discussion(s) prior to the Closing.

5.8 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, the Company and Contributor shall use reasonable best efforts to prepare and file with the SEC as promptly as practicable, a proxy statement with respect to the Transactions for the purpose of obtaining Stockholder Approval (the “Proxy Statement”) in preliminary form. The Company shall as promptly as practicable notify Contributor of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company and Contributor shall cooperate with respect to the review of and any comments to the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Company and Contributor will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. In furtherance of the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will (A) provide the Contributor Parties with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith all comments reasonably proposed by the Contributing Parties and (C) not include in such document or response any information regarding the Contributing Parties or any of their respective Affiliates or any of their respective assets or operations prior to receiving the approval of Contributor, which approval shall not be unreasonably withheld, conditioned or delayed, unless such information is supplied by Contributor expressly for inclusion in the Proxy Statement and such information is included in the Proxy Statement without substantive modification. The Company will cause the Proxy Statement to be transmitted to the holders of Company Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b) Contributor and the Company acknowledge that a substantial portion of the Proxy Statement and other filings to be made by the Company with the SEC shall include disclosure regarding Contributor, the Company, their respective Subsidiaries, and their respective Subsidiaries’ management, operations, and financial condition. Accordingly, each of the Contributor and the Company will use reasonable best efforts to provide the Company or Contributor, respectively, with all information concerning Contributor, the Company, their respective Subsidiaries, and their respective Subsidiaries’ management, operations, and financial condition, as applicable, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Contributor Subsidiaries, the Company and the Company Subsidiaries, as applicable, prepared in accordance with Regulation S-X and a related consent from the Contributor Subsidiaries’ or the Company’s and the Company Subsidiaries’ independent public accountants, as applicable. Without limiting the generality of the foregoing, Contributor and the Company shall cooperate in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X. Each of Contributor and the Company shall use its reasonable best efforts to cause and make its managers, directors, and officers available to the Company or Contributor, respectively, and its respective counsel in connection with the drafting of the Proxy Statement and any other filings required to be made by the Company with the SEC and respond in a timely manner to comments on the Proxy Statement or such other filings from the SEC.

(c) The Company will take, in accordance with applicable Law, NASDAQ rules, and the Organizational Documents of the Company, all action necessary to call, hold, and convene a special meeting of holders of Company Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) for the purpose of obtaining the Stockholder Approval as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC (and in any event will use reasonable best efforts to convene such meeting within forty-five (45) days thereof). Once the Special Meeting to obtain the Stockholder Approval has been called and noticed, the Company will not postpone or adjourn the Special Meeting without the consent of Contributor, other than to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Company Common Stock prior to the Special Meeting; provided, however, that the Special Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Subject to Section 5.9(e), (w) the Company will take all reasonable lawful action to solicit the Stockholder Approval, (x) the Company Board shall recommend that the holders of Company Common Stock approve the Transactions, (y) the Company Board shall solicit from the holders of Company Common Stock proxies in favor of the Transactions, and (z) the Proxy Statement shall include the Company Board Recommendation. The Company shall use reasonable best efforts to provide Contributor with voting tabulation reports relating to the Special Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Contributor reasonably informed regarding the status of the solicitation of votes with respect thereto. Once the Company has established a record date for the Special Meeting, the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company’s Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(d) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company agrees that its obligations to hold the Special Meeting pursuant to this Section 5.8 shall not be affected by the making of a Company Change of Recommendation and, except as expressly provided otherwise in this Section 5.8, its obligations pursuant to this Section 5.8 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Competing Proposal or other proposal (including a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event.

(e) If at any time prior to the date of the Special Meeting, any event, circumstance, or information relating to the Company, the Company Subsidiaries, Contributor, or the Contributor Subsidiaries, or any of their respective officers or directors, should be discovered by the Company, Partnership, or Contributor that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed as promptly as practicable with the SEC by the Company and, to the extent required by Law, disseminated to the holders of Company Common Stock.

5.9 No Solicitation.

(a) During the Interim Period, except as otherwise provided in this Section 5.9, the Company will, and will cause the Company Subsidiaries and the Directors and Officers to, and will use its reasonable best efforts to cause the other Representatives of the Company and the Company Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of the Company Subsidiaries or their respective Representatives with respect to any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal. Promptly after the Execution Date (and in any event within two (2) Business Days), the Company shall (i) deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the Execution Date pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could reasonably be expected to be a Company Competing Proposal and for whom no similar notice has been delivered prior to the Execution Date requesting the prompt return or destruction of all confidential information concerning the Company and any of the Company Subsidiaries heretofore furnished to such Person and (ii) notify each officer and director of the Company of the terms of this Section 5.9. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b) During the Interim Period, subject to Section 5.9(e), the Company will not, and will cause the Company Subsidiaries and the Directors and Officers not to, and will use its reasonable best efforts to cause the other Representatives of the Company and the Company Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal (it being understood that a ministerial act that is not otherwise prohibited by this Section 5.9(b)(i) (such as answering an unsolicited phone call) shall not, in and of itself, be deemed to constitute a violation of this Section 5.9(b)(i));

(ii) engage in, continue, or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any non-public information regarding the Company or the Company Subsidiaries, or access to the properties, assets, or employees of the Company or the Company Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principle relating to, or other agreement providing for, a Company Competing Proposal (other than a confidentiality agreement as provided in Section 5.9(e)(ii) entered into in compliance with Section 5.9(e)(ii)); or

(v) submit any Company Competing Proposal to the approval of the stockholders of the Company;

provided, that, notwithstanding anything to the contrary in this Agreement, the Company, the Company Subsidiaries, the Directors and Officers, and any of their other respective Representatives, may, in response to an unsolicited inquiry or proposal from a Third Party, (A) seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a bona fide Company Competing Proposal and (B) inform a Third Party or its Representative of the restrictions imposed by the provisions of this Section 5.9 (without conveying, requesting, or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) During the Interim Period, the Company shall promptly (and in any event within twenty-four (24) hours) notify Contributor of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal made on or after the Execution Date, any request for non-public information or data relating to the Company or any Company Subsidiary made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Contributor promptly (and in any event within twenty-four (24) hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal made in writing provided to the Company or any Company Subsidiary or (ii) if any such expression of interest, inquiry, proposal, or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other material terms thereof. Thereafter, the Company shall keep Contributor reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours), of any material development regarding the status or terms of any such expressions of interest, proposals, or offers (including any amendments thereto) or material requests with respect to such Company Competing Proposal and shall promptly (and in any event within twenty-four (24) hours) apprise Contributor of the status of any such discussions or negotiations and provide to Contributor as soon as practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Contributor if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to or substantially contemporaneously with providing any such information or engaging in any such discussions or negotiations.

(d) During the Interim Period, except as permitted by Section 5.9(e), neither the Company Board (nor any committee thereof) shall:

(i) withhold, withdraw, qualify, or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, or modify, in a manner adverse to Contributor, Raptor or their respective Subsidiaries, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Proxy Statement;

(iii) approve, endorse, or recommend, or publicly propose or announce any intention to approve, endorse, or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (other than a confidentiality agreement entered into in compliance with Section 5.9(e)(ii)), in each case, relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Contributor, Raptor or their respective Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to ten (10) Business Days after Contributor so requests in writing (which requests shall be limited to no more than once every thirty (30) days with respect to any specific Company Competing Proposal, provided that any material amendment or modification to any Company Competing Proposal (it being understood that any amendment or modification to the economic terms of the Company Competing Proposal shall be deemed material) shall be deemed to be a new Company Competing Proposal for this purpose); or

(vii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities laws (including a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act); provided, however, that this Section 5.9(e)(i) shall not be deemed to permit the Company Board to make a Company Change of Recommendation except to the extent permitted by Section 5.9(e)(iii) or Section 5.9(e)(iv);

(ii) prior to, but not after, the receipt of the Stockholder Approval, the Company, the Company Subsidiaries, and their respective Representatives may engage in the activities described in Sections 5.9(b)(ii) and 5.9(b)(iii) (it being understood that Section 5.9(b)(i) shall not prohibit actions otherwise permitted by this Section 5.9(e)(ii)) with any Person if (A) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement by the Company, any Company Subsidiaries, Artemis Sponsor, their respective officers or directors, or any the other Representatives of the Company or the Company Subsidiaries, (B) such Company Competing Proposal did not otherwise arise from a material breach of the obligations set forth in this Section 5.9; provided, however, that (1) no information that is prohibited from being furnished pursuant to Section 5.9(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Contributor in accordance with this Section 5.9 or that otherwise prohibits the Company from complying with this Section 5.9, (2) that any such non-public information has previously been made available to, or is made available to, Contributor prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within twenty-four (24) hours after)) the time such information is made available to such Person, and (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal, and (3) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of the Stockholder Approval, in response to a bona fide written Company Competing Proposal from a Third Party that was not solicited at any time following the execution of this Agreement by the Company, Artemis Sponsor, their respective officers or directors or any of their respective other Representatives and did not otherwise arise from a material breach of the obligations set forth in this Section 5.9, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation if:

(1) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal;

(2) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(3) the Company provides Contributor written notice of such proposed action and the basis thereof at least four (4) Business Days in advance (the period inclusive of all such days, the “Superior Proposal Match Period”), which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and copies of any applicable definitive transaction or financing documents;

(4) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor, and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) during such Superior Proposal Match Period to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to take such action in response thereto; and

(5) at the end of the Superior Proposal Match Period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Contributor in writing in a binding proposal and any other information offered by Contributor in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Contributor and to comply with the requirements of this Section 5.9(e)(iii) with respect to such new written notice, except that the Superior Proposal Match Period shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original Superior Proposal Match Period; and

(iv) prior to, but not after, the receipt of the Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the Execution Date, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(1) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(2) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(3) the Company provides Contributor written notice of such proposed action and the basis therefore at least four (4) Business Days in advance (the period inclusive of all such days, the “Intervening Event Match Period”) which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(4) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor, and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) during such Intervening Event Match Period to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(5) at the end of the Intervening Event Match Period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Contributor in writing in a binding proposal and any other information offered by Contributor in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Contributor and to comply with the requirements of this Section 5.9(e)(iv) with respect to such new written notice, except that the Intervening Event Match Period shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original Intervening Event Match Period.

(f) During the Interim Period, the Company shall not (and it shall cause the Company Subsidiaries not to) terminate, amend, modify, or waive any provision of any confidentiality, “standstill,” or similar agreement to which it or any Company Subsidiary is a party.

(g) Notwithstanding anything to the contrary in this Section 5.9, any violation of the restrictions set forth in this Section 5.9 by any of the Directors and Officers, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 5.9 by the Company.

(h) During the Interim Period, Contributor will, and will cause the Contributor Subsidiaries to and will use its reasonable best efforts to cause the Representatives of Contributor and the Contributor Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Contributor, the Contributor Subsidiaries, or its or their respective Representatives with respect to any inquiry, proposal, or offer that constitutes a Contributor Competing Proposal. Promptly after the Execution Date, Contributor shall notify each officer and director of Contributor and the Contributor Subsidiaries of the terms of this Section 5.9(h). Contributor will immediately terminate any physical and electronic data access related to any such potential Contributor Competing Proposal previously granted to such Persons by Contributor, the Contributor Subsidiaries, or its or their respective Representatives. During the Interim Period, Contributor will not, and will cause the Contributor Subsidiaries not to and will use its reasonable best efforts to cause the Representatives of Contributor and the Contributor Subsidiaries not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes a Contributor Competing Proposal (it being understood that a ministerial act that is not otherwise prohibited by this Section 5.9(h)(i) (such as answering an unsolicited phone call) shall not, in and of itself, be deemed to constitute a violation of this Section 5.9(h)(i)), (ii) engage in, continue, or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of a Contributor Competing Proposal, (iii) furnish any non-public information regarding Contributor or the Contributor Subsidiaries, or access to the properties, assets, or employees of any of Contributor or the Contributor Subsidiaries, to any Person in connection with or in response to any Contributor Competing Proposal, (iv) enter into any letter of intent or agreement in principle relating to, or other agreement providing for, a Contributor Competing Proposal, or (v) submit any Contributor Competing Proposal to the approval of the holders of Interests, directly or indirectly, of Contributor.

5.10 Reasonable Best Efforts; Notice of Certain Events. Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article V:

(a) upon the terms and subject to the conditions set forth in this Agreement (including Section 5.9), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions in accordance with the terms of this Agreement; and

(b) subject to applicable Law and as otherwise required by any Governmental Entity, each of Contributor and the Company will give prompt written notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon becoming aware of (i) the occurrence or existence of any fact, event, or circumstance that, (A) with respect to Contributor, had or would have a Contributor Material Adverse Effect, and (B) with respect to the Company, had or would have a Company Material Adverse Effect or would reasonably be expected to result in a Company Intervening Event, (ii) the occurrence or existence of any fact, event, or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI or Article VII, as applicable, not being able to be satisfied prior to the Outside Date, (iii) any notice or other communication that has been received by the Company, Contributor, or any of their respective Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (iv) any notice or other communication that has been received by the Company, Contributor, or any of their respective Subsidiaries from any Governmental Entity in connection with the Transactions, or (v) any Proceeding commenced or, to the Knowledge of Contributor or the Company, as applicable, threatened that (A) if pending on the Execution Date, would have been required to have been disclosed by Contributor or the Company, as applicable, pursuant to this Agreement or (B) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 5.10(b), shall limit or otherwise affect any of the representations, warranties, covenants, obligations, or conditions contained in this Agreement.

5.11 Transaction Litigation. Except for any Proceeding taken by any Antitrust Authority which shall be subject to Sections 5.1(b) and 5.1(c), each of the Company and Contributor shall cooperate with the other in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a) the Company, any of its Affiliates, and/or any of its or their respective directors or officers, or (b) Contributor, any of its Affiliates, and/or any of its or their respective directors or officers. Such cooperation between the Company and Contributor shall include (i) keeping each other reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) utilizing counsel reasonably agreeable to both the Company and Contributor (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, or consenting to any Order or entering into any agreement in respect of, any such Proceeding without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed).

5.12 Expenses. Except as otherwise expressly provided in this Agreement, including Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred (it being understood that expenses incurred by Raptor and its Subsidiaries will not be borne by Contributor or any of its equity owners).

5.13 Employee Matters.

(a) Beginning on the date of the execution of this Agreement, Artemis Corporation shall, or shall cause its applicable Affiliate to, make available to Contributor or its Affiliate each of the employees of Artemis Corporation or its Affiliate who is set forth on Schedule 5.13(a)(i) of the Company Disclosure Letter (such employees, the “Executive Employees”) to discuss potential employment with the Company or its post-Closing Affiliate following the Closing. No later than fourteen (14) days prior to the Closing, Contributor shall inform Artemis Corporation which of the Executive Employees have received and accepted offers of employment with the Company or its post-Closing Affiliate (such Executive Employees are referred to herein as the “Identified Executive Employees”). Immediately prior to the Closing, Artemis Corporation shall, or shall cause its applicable Affiliate to, transfer and the Company shall, or shall cause its applicable Affiliate to, accept transfer of the employment of each Identified Executive Employee and each employee of Artemis Corporation or its Affiliates who is set forth on Schedule 5.13(a)(ii) of the Company Disclosure Letter (such employees, the “Company-Related Employees”). Each Company-Related Employee and Identified Executive Employee whose employment is transferred to the Company or its applicable Affiliate pursuant to this Section 5.13 shall be referred to herein as a “Transferred Employee”. No Company Support Employee shall transfer employment to the Company pursuant to this Agreement.

(b) For a period of at least one year immediately following the Closing Date, or until employment termination of the relevant Transferred Employee if sooner, the Company shall or shall cause one of its Subsidiaries to provide each Transferred Employee with (i) an annual base salary or hourly wage rate, as applicable, and target bonus opportunity substantially similar to the annual base salary or hourly wage rate, as applicable, and target bonus opportunity provided to similarly situated employees of Contributor and (ii) employee benefits that are no less valuable, in the aggregate, than the employee benefits provided by Contributor to similarly situated employees of Contributor.

(c) The Company shall cause each Transferred Employee to be immediately eligible to participate in each Contributor Plan after Closing, subject to applicable third-party insurer and administrator consent, which consent Contributor shall take reasonable best efforts to secure. From and after the Closing Date, the Company or its applicable Subsidiaries shall credit each Transferred Employee’s service with Artemis Corporation and its Affiliates for purposes of eligibility to participate, vesting, and benefit accrual (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the Contributor Plans in which any Transferred Employee is eligible to participate after the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) For purposes of each Contributor Plan in which any Transferred Employee is eligible to participate after the Closing, the Company shall (i) cause all pre-existing condition exclusions, waiting periods, evidence of insurability, and actively-at-work requirements to be waived for each Transferred Employee and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Plan or Artemis Sponsor Plan in which such Transferred Employee participated immediately prior to the Closing Date and (ii) give full credit for all co-payments, coinsurance, maximum out-of-pocket requirements, and deductibles under applicable Company Plans and Artemis Sponsor Plans to the extent incurred or satisfied, as applicable, in the plan year in which the Closing occurs as if there had been a single continuous employer, subject, in each case, to applicable third-party insurer and administrator consent, which consent Contributor shall take reasonable best efforts to secure.

(e) As soon as practicable after the Closing, the Company shall take all action necessary to provide that each Transferred Employee may elect to rollover his or her full account balance (including participant loans) in the Artemis Corporation 401(k) Savings Plan to the EagleClaw Midstream 401(k) Plan, which shall be amended as soon as reasonably practicable after the Closing to the extent such plan does not otherwise permit all of the foregoing.

(f) In the event the Company or an applicable Company Subsidiary terminates the employment of a Transferred Employee for reasons other than cause, death, or disability prior to the end of the one year period immediately following the Closing Date, the Company shall, or shall cause its applicable Subsidiary to, provide such terminated Transferred Employee with severance benefits that are no less favorable than the greater of (i) those that would have been provided to such Transferred Employee under the severance plan or program applicable to such Transferred Employee immediately prior to the Closing Date, as set forth on Schedule 5.13(f) of the Company Disclosure Letter, or (ii) those that may be provided to such Transferred

Employee under the terms of a Company Plan or Contributor Plan applicable to similarly situated employees, whichever is more favorable to such Transferred Employee; provided, that, in no event shall the Company be required to provide severance payments and benefits to a terminated Transferred Employee who was a Company-Related Employee in excess of one hundred percent (100%) of such Transferred Employee’s annual base salary. Such severance benefits may be contingent upon the employee’s execution, and non-revocation of, a standard general release and waiver agreement in favor of the Contributor, the Company, and the Company Subsidiaries, and compliance with confidentiality and other restrictive covenants agreed to prior to the Transferred Employee’s termination from employment.

(g) The Company shall promptly reimburse Artemis Corporation for all out-of-pocket costs Artemis Corporation or its Affiliates incur with respect to the termination of employment of any Company-Related Employee who does not become a Transferred Employee. For the avoidance of doubt, the Company-Related Employees do not include any Executive Employees.

(h) With respect to each Artemis Sponsor Plan equity, equity-based, or incentive award held immediately prior to the Closing Date by a Transferred Employee that will be forfeited pursuant to the terms of such Artemis Sponsor Plan or award thereunder as a result of the transfer of employment of such Transferred Employee to the Company (each, a “Forfeited Award”), as soon as practicable following the Closing Date, the Company shall grant such Transferred Employee an equity, equity-based or incentive award that has an equivalent monetary value and substantially similar terms (including the same vesting dates and triggers and settlement terms) to that of the Forfeited Award, as set forth on Schedule 5.13(h) of the Company Disclosure Letter.

(i) Effective as of the Closing Date, each Transferred Employee shall cease active participation in each Artemis Sponsor Plan, except as otherwise required by Law.

(j) The Company shall not, and shall cause its Subsidiaries not to, at any time within ninety (90) calendar days after the Closing Date, (i) effectuate a “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable Law governing employment losses (the “WARN Act”)) affecting any of the Transferred Employees, or (ii) terminate the employment of any Transferred Employee, in either case if such employment terminations cause Losses to Artemis Corporation under the WARN Act. For the avoidance of doubt, the Company shall be responsible for notices or payments due to any Transferred Employees, and all applications, notices, payments, fines, or assessments due to any Governmental Entity, pursuant to any applicable Law, with respect to the employment, discharge, or layoff of any Transferred Employees on or after the Closing. The Company will indemnify Artemis Corporation from and against any Losses that may be incurred by it as a result of any obligation owed by it to any Transferred Employees under the WARN Act arising on or after the Closing as a result of any action or omission of the Company or any of its Subsidiaries with respect to the Transferred Employees occurring on or after the Closing.

(k) The Company agrees to indemnify, defend, and hold harmless Artemis Sponsor, its Affiliates, and its and their respective Representatives for any and all Losses incurred by Artemis Sponsor, its Affiliates, or its or their respective Representatives arising as a result of any breach of this Section 5.13 by the Company, the Company Subsidiaries, or any of their respective Representatives, including any Proceedings resulting from or in connection with any breach of this Section 5.13 by the Company, the Company Subsidiaries, the Company Subsidiaries, or any of their respective Representatives.

(l) This Section 5.13 shall be binding upon and shall inure solely to the benefit of each of the Parties and their intended third party beneficiaries, as provided in Section 10.12, and nothing in this Section 5.13, express or implied, (i) is intended to confer upon any other Person any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute, or be construed as an amendment to or modification of any Artemis Sponsor Plan or any Company Plan, or (iii) obligates the Company or any of its Subsidiaries to retain the employment of any Transferred Employee or a service relationship with any other service provider of the Company or any of its Subsidiaries following the Closing.

5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) Until the sixth (6th) anniversary of the Closing Date, the Company shall maintain in effect and continue to provide to the fullest extent permitted by applicable Law all rights to indemnification, advancement of expenses, exculpation, and other limitations on Liability currently existing in favor of any current or former officer, manager, director, or similar individual of the Contributed Entities, the Contributor Subsidiaries, the Company, the Company Subsidiaries, or the Company JVs or Permian Highway JV (solely with respect to the Company JVs or Permian Highway JV, to the extent such Person was appointed by the Company or a Company Subsidiary) (the “D&O Indemnitees”) under, and in no event on terms no less favorable than those contained in, the Organizational Documents of the Contributed Entities, the Contributor Subsidiaries, the Company, or the Company Subsidiaries, as applicable, in effect on the Closing Date and any written indemnification agreements with any D&O Indemnitee. In the event that the Company or any Company Subsidiary, or any of its or their respective successors or assigns (i) consolidates or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each case, proper provision shall be made so that the successors and assigns of the Company and the Company Subsidiaries, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.14. The obligations of the Company under this Section 5.14 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 5.14 applies without the written consent of such affected D&O Indemnitee.

(b) Prior to the Closing, the Contributed Entities shall obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability insurance coverage of the Contributed Entities’ existing directors’ and officers’ liability insurance policies, in each case, with a claims period of six (6) years from the Closing Date and with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to such directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the Transactions).

(c) Prior to the Closing, subject to the Contributed Entities’ written consent (not to be unreasonably withheld, conditioned, or delayed), the Company shall elect to either:

(i) Obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability insurance coverage of the Company’s existing directors’ and officers’ liability insurance policies, in each case, with a claims period of six (6) years from the Closing Date and with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to such directors and officers, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the Transactions); provided, however, that in no event will the Company be required to expend an annual premium for such coverage in excess of 300% percent of the last annual premium paid by the Company or the Contributed Entities, as applicable, for such insurance prior to the Execution Date. If such insurance coverage cannot be obtained at an annual premium equal to or less than such maximum annual premium amount, the Company shall obtain the greatest coverage available for a cost not exceeding an annual premium equal to such maximum annual premium amount. If the Company elects to obtain such “tail” policies, the Company and Contributed Entities shall cooperate in good faith to obtain appropriate “go-forward” directors’ and officers’ liability insurance policies to cover the post-Closing directors and officers of the Company; or

(ii) Continue existing directors’ and officers’ liability insurance coverage under the Company’s existing directors’ and officers’ liability insurance policies following Closing to cover the post-Closing directors and officers of the Company, subject to obtaining any consents necessary to continue such coverage following Closing. On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the Contributed Entities with the post-Closing directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, any indemnification agreements with the pre-Closing directors and officers of the Company or the Contributed Entities in effect as of the date hereof shall continue to be effective following the Closing, and the Company shall honor and fully perform such indemnification agreements.

5.15 Transition Services(a) . During the Interim Period, the Parties shall use reasonable best efforts to negotiate in good faith and agree on a form transition services agreement, pursuant to which the Company and its Subsidiaries will agree to provide certain transition services to Contributor and its Subsidiaries from and after the Closing pursuant to the terms of such agreed upon transition services agreement, which transition services shall include the items set forth on Schedule 5.15 of the Company Disclosure Letter and such other items as are mutually agreed by the Parties and reasonably required to conduct the business and operations of the Company and the Company Subsidiaries in a manner substantially similar as conducted prior to the Closing.

5.16 Intercompany Accounts; Termination of Affiliate Contracts. At or prior to the Closing, Contributor shall, and shall cause its Affiliates to, (i) terminate or cause to be terminated, without any further force or effect or any further Liability thereunder, each of the contracts between a Contributor Subsidiary, on the one hand, and Contributor or an Affiliate of Contributor (excluding the Contributor Subsidiaries), on the other hand, other than as those contracts set forth on Schedule 5.16 of the Contributor Disclosure Letter; and (ii) take such action as may be required so that (A) all intercompany accounts receivable and notes and loans receivable relating to the Contributor Subsidiaries and between a Contributor Subsidiary, on the one hand, and Contributor or an Affiliate of Contributor (excluding the Contributor Subsidiaries), on the other hand, and (B) all intercompany accounts payable and notes and loans payable or any other Indebtedness for Borrowed Money relating to the business of the Contributor Subsidiaries, and between a Contributor Subsidiary, on the one hand, and Contributor or an Affiliate of Contributor (excluding the Contributor Subsidiaries), on the other hand, in each case, will be terminated, transferred out of the applicable Contributor Subsidiary or otherwise eliminated or settled with no Liability to the Company or its Subsidiaries (including the Contributor Subsidiaries following Closing).

5.17 Third Party Finance Consents.

(a) Prior to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, amend, rescind, supplement, supersede, or otherwise modify the Credit Agreement Consent, and the Company shall, and shall cause the Company Subsidiaries to, cause all of the conditions to the obligations of the counterparties to the Credit Agreement Consent to be satisfied and deliver all deliverables required to be delivered by the Company or any Company Subsidiary, in each case, to the extent the satisfaction of such conditions or the delivery of such deliverables is within the control of the Company or the Company Subsidiaries and is required prior to the Closing pursuant to the terms of the Credit Agreement Consent.

(b) Prior to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, amend, rescind, supplement, supersede, or otherwise modify the Series A Preferred Consent, and the Company shall, and shall cause the Company Subsidiaries to, cause all of the conditions to the obligations of the counterparties to the Series A Preferred Consent to be satisfied and deliver all deliverables required to be delivered by the Company or any Company Subsidiary, in each case, to the extent the satisfaction of such conditions or the delivery of such deliverables is within the control of the Company or the Company Subsidiaries and is required prior to the Closing pursuant to the terms of the Series A Preferred Consent.

5.18 Company JVs. Prior to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, amend, rescind, supplement, supersede, or otherwise modify the Company JV Consents in effect on the date hereof, and the Company shall, and shall cause the Company Subsidiaries to, cause all of the conditions to the obligations of the counterparties to the Company JV Consents to be satisfied and deliver all deliverables required to be delivered by the Company or any Company Subsidiary, in each case, to the extent the satisfaction of such conditions or the delivery of such deliverables is within the control of the Company or the Company Subsidiaries and is required prior to the Closing pursuant to the terms of the Company JV Consents.

5.19 Dividends and Distributions Pending Closing.

(a) During the Interim Period, the Company shall declare and pay regular quarterly cash dividends to holders of Company Class A Common Stock, and the Partnership shall declare and pay regular cash distributions to holders of Common Units, in each case, in accordance with the terms set forth on Schedule 5.19 of the Company Disclosure Letter, subject to applicable Law and in accordance with the Organizational Documents of the Company and the Partnership, as applicable.

(b) Notwithstanding anything else contained in this Agreement, this Agreement shall not prohibit or restrict the Partnership in complying with its distribution obligations in respect of the Series A Preferred Units.

5.20 Resignations and Appointments. The Company shall use reasonable best efforts to cause each director and officer of the Company and the Company Subsidiaries to resign such director’s or officer’s position with the Company or the Company Subsidiary, as applicable, effective as of the Closing. At the Closing, the Company shall cause the Company Board to consist of (i) the chief executive officer of the Company following Closing, (ii) three (3) directors designated by Blackstone, (iii) two (2) directors designated by ISQ, (iv) one (1) director designated by Artemis Sponsor, and (v) four (4) directors that would qualify as independent for purposes of service on the audit committee of the Company under NASDAQ rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, two (2) of whom shall be designated by Artemis Sponsor and two (2) of whom shall be designated by Contributor; provided, that each of Artemis Sponsor and Contributor shall have one (1) (but no more than one (1)) opportunity to veto one (1) of such other Person’s designees under this clause (v) in its sole discretion but shall have no further veto or similar right with respect to any other designee of such Person under this clause (v).

5.21 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

5.22 Stock Exchange Listing. As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the NASDAQ with respect to the approval for listing of additional shares and any supporting documents required to submitted in connection therewith, the Company shall submit to the NASDAQ a listing application relating to the shares of Company Class A Common Stock issuable upon the exchange of the Common Units comprising the Unit Consideration and the shares of Class C Common Stock comprising the Class C Consideration, and shall use its reasonable best efforts to secure the NASDAQ’s approval thereof, subject to official notice of issuance.

5.23 Use of Certain Names. On or before the Closing, the Company shall execute and deliver a Trademark Assignment in substantially the form attached to Schedule 5.23 of the Company Disclosure Letter (the “Trademark Assignment”) pursuant to which Artemis Corporation assigns to the Company certain marks listed in Exhibit A thereto. The Company acknowledges that upon the earlier of the Closing or the expiration or termination of that certain Trademark License Agreement, dated as of November 9, 2018, by and between Artemis Corporation and the Partnership, the Company and its Subsidiaries have no rights whatsoever to the words or marks set forth therein or on Schedule 5.23 to the Company Disclosure Letter except to the extent covered by the Trademark Assignment.

5.24 Financing. Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide to Contributor, Raptor and their respective Subsidiaries such cooperation reasonably requested by Contributor, Raptor and their respective Subsidiaries, and which is customarily provided by similarly situated Persons engaging in similar transactions, in connection with the Company, the Company Subsidiaries or its or their respective assets pursuing any proposed financing, including any expansion of any existing arrangements relating to Indebtedness for Borrowed Money of the Contributor, to reflect the consolidation of the assets of the Company with those of the Contributed Entities, including: (a) using reasonable best efforts to cooperate with marketing efforts and assist with the preparation of materials for rating agency presentations and bank books, offering memoranda or other marketing documents, customarily reviewed or reasonably requested by such rating agencies and banks; (b) upon reasonable prior written notice, participating at reasonable times (and during regular business hours) in a reasonable number of meetings, presentations and rating agency and due diligence sessions; and (c) reasonably assisting with the preparation of any credit agreement, reasonable pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents; provided, that (A) nothing in this Section 5.24 shall require the Company to (I) take any action that would reasonably be expected to conflict with or violate any of the Company’s Organizational Documents or any Law or (II) pay any fees, reimburse any expenses or give any indemnities prior to the Closing, (B) nothing in this Section 5.24 shall require such cooperation to the extent it would unreasonably interfere with the ongoing business or operations of the Company, (C) no obligation of the Company or any Company Subsidiary under any document or agreement executed by the Company or any Company Subsidiary in connection with this Section 5.24 shall be effective until the Closing and (D) Contributor shall promptly upon receipt of a reasonably detailed invoice therefor, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the obligations of the Company and the Company Subsidiaries under this Section 5.24; provided, further, that, except as expressly set forth in this Agreement, nothing in this Agreement shall require the Company or the Company Subsidiaries to cause the delivery of (x) legal opinions or reliance letters, (y) any financial information in a form not customarily prepared by the Company with respect to such period or (z) any financial information with respect to a fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request (or, in the case of annual financial statements, ninety (90) days prior to such request). For the avoidance of doubt, each Party acknowledges and agrees that obtaining any proposed financing contemplated by this Section 5.24 is not a condition to Closing and shall not delay Closing.

5.25 Form S-3. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article VIII, the Company shall use reasonable best efforts to maintain its eligibility to use Form S-3 promulgated under the Securities Act.

5.26 Section 16 Matters. Prior to the Closing, the Company shall take all such steps as may be required to cause any acquisitions or dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is or will be as a result of the Transactions subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

5.27 Contributor Reorganization. Prior to the Closing, Contributor and its Affiliates will consummate the internal reorganization transactions set forth on Annex A (the “Reorganization”). Prior to the consummation of the Reorganization, Raptor shall (a) cause Contributor to perform and comply with all of Contributor’s agreements and obligations set forth in this Agreement, and (b) be responsible for any failure by Contributor to perform and comply with all of Contributor’s agreements or obligations set forth in this Agreement. For purposes of this Article V, Raptor, Raptor GP and their respective Subsidiaries shall be deemed to be Subsidiaries of Contributor prior to the completion of the Reorganization.

5.28 Dividend Reinvestment Plan. As promptly as practicable after the Closing, the Company will take all action reasonably necessary to implement a dividend reinvestment plan with respect to the Company Class A Common Stock and maintain such plan for so long as limited partners of the Partnership are entitled to reinvest distributions from the Partnership under the Organizational Documents of the Partnership.

5.29 Support Agreement. The Company shall not elect the Cash Settlement (as defined in the Partnership’s Organizational Documents) pursuant to any exchanges or redemptions made pursuant to Section 2.1(b)(ii) of the Support Agreement.

ARTICLE VI.

THE COMPANY’S CONDITIONS TO CLOSING

The obligation of the Company to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Company in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

6.1 Contributor Representations and Warranties. The Contributor Fundamental Warranties shall (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Contributor Fundamental Warranties expressly made as of an earlier date) and (b) in the case of

Contributor Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except, in the case of each of clauses (a) and (b), for de minimis inaccuracies. The representations and warranties made by Contributor in Article III (other than the Contributor Fundamental Warranties) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein (other than for purposes of defining Contributor Real Property Leases and Material Contributor Insurance Policies, Section 3.5, or Section 3.6(a)), (y) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties expressly made as of an earlier date), and (z) in the case of such representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of such representations and warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Contributor Material Adverse Effect.

6.2 Contributor Covenants. Contributor shall have performed and complied in all material respects with all material covenants required to be performed or complied with by it under this Agreement prior to the Closing Date, the performance of which is within the control of the Party making such commitment.

6.3 Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by the Company or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

6.4 Stockholder Approval. The Stockholder Approval (solely with respect to clause (i) of the definition thereof) shall have been obtained.

6.5 Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

6.6 Material Adverse Effect. No Contributor Material Adverse Effect shall have occurred between the Execution Date and the Closing; provided, that, for purposes of this Section 6.6, the definition of “Contributor Material Adverse Effect” shall be deemed to exclude clause (ii) of the definition of “Material Adverse Effect.”

6.7 Consents. Each of the Credit Agreement Consent, the Series A Preferred Consent and each Company JV Consent shall be in full force and effect.

ARTICLE VII.

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Company Representations and Warranties. The Company Fundamental Warranties shall (a) be true and correct in all respects on and as of Closing Date as though made on and as of the Closing Date (other than those Company Fundamental Warranties expressly made as of an earlier date) and (b) in the case of Company Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except, in the case of each of clauses (a) and (b), for de minimis inaccuracies. The representations and warranties made by the Company in Article IV (other than the Company Fundamental Warranties) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein (other than for purposes of defining Company Real Property Leases and Material Company Insurance Policies, Section 4.5(b)(y), or Section 4.6(a)), (y) be true and correct in all respects on and as of the Closing Date as though made on and as the Closing Date (other than such representations and warranties expressly made as of an earlier date), and (z) in the case of such representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of such representations and warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Company Material Adverse Effect.

7.2 Company and Partnership Covenants. Each of the Company and the Partnership shall have performed and complied in all material respects with all material covenants required to be performed or complied with by it under this Agreement prior to the Closing Date, the performance of which is within the control of the Party making such commitment.

7.3 Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

7.4 Stockholder Approval. The Stockholder Approval (solely with respect to clause (i) of the definition thereof) shall have been obtained.

7.5 Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

7.6 Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the Execution Date and the Closing; provided, that, for purposes of this Section 7.6, the definition of “Company Material Adverse Effect” shall be deemed to exclude clause (ii) of the definition of “Material Adverse Effect.”

7.7 Stock Exchange Listing. As of the Closing Date, the shares of Company Class A Common Stock issuable upon the exchange of (a) the Common Units comprising the Unit Consideration and (b) the shares of Class C Common Stock comprising the Class C Consideration shall have been approved for listing by NASDAQ.

7.8 Annual Report. If the Stockholder Approval has not occurred on or before January 15, 2022, then the obligation of Contributor to consummate Closing shall be subject to the Company having filed with the SEC its Annual Report on Form 10-K for the twelve months ended December 31, 2021.

7.9 Consents. Each of the Credit Agreement Consent, the Series A Preferred Consent and each Company JV Consent shall be in full force and effect.

ARTICLE VIII.

TERMINATION

8.1 Termination. This Agreement may only be terminated as follows:

(a) at any time before the Closing, by either Contributor or the Company, by written notice to the Parties, in the event that any Law or final Order of any Governmental Entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b) at any time before the Closing, by Contributor, by written notice to the Company, if (i) the Company has breached any of its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (x) thirty (30) days after Contributor gives written notice to the Company of such breach and (y) two (2) Business Days prior to the Outside Date; provided that Contributor has not waived such breach and Contributor is not then in material breach of its representations, warranties, covenants or agreements in this Agreement;

(c) at any time before the Closing, by the Company, by written notice to Contributor, if (i) Contributor has breached its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VI and (ii) such breach is not capable of being cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (x) thirty (30) days after the Company gives written notice to Contributor of such breach and (ii) two (2) Business Days prior to the Outside Date; provided that the Company has not waived such breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement;

(d) at any time before the Closing, by the Company or Contributor, by written notice to the Parties, if the Closing has not occurred on or before June 30, 2022 (the “Outside Date”); provided, however, that the Company and Contributor shall not be entitled to terminate this Agreement under this Section 8.1(d) if the Company or the Partnership (in the case of any termination by the Company) or Contributor or any Contributor Subsidiary (in the case of any termination by Contributor), respectively, has breached any of its warranties or covenants set forth in this Agreement, and such breach resulted in the failure of the Closing to occur by the Outside Date;

(e) by mutual written agreement of the Company and Contributor;

(f) at any time before the Stockholder Approval has been obtained, by Contributor, if a Company Change of Recommendation shall have occurred (whether or not such Company Change of Recommendation is permitted by this Agreement);

(g) at any time before the Closing, by Contributor, if the Company, any Company Subsidiary, or any of the Directors and Officers has materially breached the obligations set forth in Section 5.9; or

(h) by the Company or Contributor, if Stockholder Approval (solely with respect to clause (i) of the definition thereof) shall not have been obtained upon a vote held at a duly held Special Meeting, or at any adjournment or postponement thereof.

provided, however, that neither Contributor nor the Company shall be entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(c), as applicable, if Contributor or the Company, respectively, is then in breach of any of its warranties or covenants set forth in this Agreement, and such breach would or does, assuming the Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VI or Article VII, as applicable.

8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, subject to the last sentence of this Section 8.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Sections 5.2(b), 5.6 and 5.12, this Article VIII, Article IX and Article X will survive any such termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 8.2 shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any Liability, for any Knowing and Intentional Breach by such Party of the terms and provisions of this Agreement prior to such termination.

8.3 Termination Fee. If Contributor terminates this Agreement pursuant to Section 8.1(f) (Company Change of Recommendation) or Section 8.1(g) (No Solicitation), or if either the Company or Contributor terminates this Agreement pursuant to Section 8.1(h) (Failure to Obtain Stockholder Approval (solely with respect to clause (i) of the definition thereof)) and, at such time, Contributor would have been entitled to terminate this Agreement pursuant to Section 8.1(f) (Company Change of Recommendation) or Section 8.1(g) (No Solicitation), then the Company shall pay Contributor the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Contributor no later than three (3) Business Days after notice of termination of this Agreement or if Company is terminating this Agreement, prior to such termination. In no event shall the Company be obligated to pay more than one Company Termination Fee under this Agreement.

ARTICLE IX.

WAIVERS; LIMITATIONS ON LIABILITY

9.1 Survival and Waivers of other Warranties.

(a) The warranties and covenants contemplated to be performed prior to the Closing Date of the Parties contained in this Agreement shall not survive the Closing. All covenants contemplated to be performed on or after the Closing Date shall survive the Closing until performed in accordance with their terms.

(B) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE CONTRIBUTOR SUBSIDIARIES OR THEIR ASSETS, OR THE COMPANY OR THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE ASSETS, EXCEPT FOR THOSE WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND THE COMPANY IN ARTICLE IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF THE PARTIES OR THEIR RESPECTIVE SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY WARRANTY IN THIS AGREEMENT WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FINANCIAL FORECASTS RELATING TO THE CONTRIBUTOR SUBSIDIARIES OR THEIR ASSETS OR THE COMPANY SUBSIDIARIES OR THEIR ASSETS. EACH PARTY SPECIFICALLY DISCLAIMS (I) THAT IT IS RELYING UPON OR HAS RELIED UPON ANY WARRANTIES OTHER THAN THOSE WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND THE COMPANY IN ARTICLE IV, AND (II) ANY OBLIGATION OR DUTY BY ANY PARTY TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC WARRANTIES SET FORTH IN ARTICLE III OR ARTICLE IV, AS APPLICABLE.

(c) THE COMPANY ACKNOWLEDGES THAT THE WARRANTIES OF CONTRIBUTOR SET FORTH IN ARTICLE III AND IN ANY CLOSING CERTIFICATE OF CONTRIBUTOR ARE THOSE ONLY OF CONTRIBUTOR, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTOR OR ANY CONTRIBUTOR SUBSIDIARY.

(d) CONTRIBUTOR ACKNOWLEDGES THAT THE WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE IV AND IN ANY CLOSING CERTIFICATE OF THE COMPANY ARE THOSE ONLY OF THE COMPANY, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF THE COMPANY OR ANY COMPANY SUBSIDIARY.

9.2 Waiver of Remedies; Non-Recourse.

(a) The Parties hereby agree that, other than in the case of claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing, no Party shall, from and after the Closing, have any Liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make or bring any Proceeding, for any Loss or any other matter, under this Agreement (including breach of warranty, covenant, or agreement), whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT, OR STATUTE, EXCEPT TO THE EXTENT A PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD PARTY CLAIM, IN WHICH CASE SUCH AWARDED DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS AGREEMENT) WITHOUT GIVING EFFECT TO THIS SECTION 9.2(B).

(c) All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement and their successors and permitted assigns (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (i) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2(c) shall preclude any party to the Confidentiality Agreement or any Ancillary Agreement from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein).

9.3 Waiver of Claims. From and after Closing, each Party hereby waives, acquits, forever discharges, and releases, on behalf of itself and any past, present, or future Affiliate of such Party and its and their respective past, present, or future Representatives (collectively, their respective “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities, and rights against any other Party and such Party’s Subsidiaries, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the waiving Party or its Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing prior to the Closing, in each case, relating to the ownership by Contributor of the Contributor Subsidiaries, the ownership by the Company of the Company Subsidiaries or the business of the Contributor Subsidiaries, the Company or the Company Subsidiaries, whether in law or in equity and whether based on contract, tort, strict liability, other Laws, or otherwise, in any capacity (the “Released Claims”); provided, that, notwithstanding the foregoing, the Released Claims shall not include any Proceedings, causes of action, damages, judgments, Liabilities, or rights relating to (a) this Agreement, the Ancillary Agreements, the JV Consents, (b) any amounts due and payable for performance in accordance with any Sponsor Agreements, or (c) obligations under the Sponsor Agreements from and after the Closing. From and after Closing, each Party agrees not to, and to cause its Related Persons not to, assert any Proceeding against any other Party or its Subsidiaries with respect to the Released Claims.

ARTICLE X.

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

If to the Company or the Partnership, to:

Altus Midstream Company

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

E-mail: ben.rodgers@apachecorp.com

with copies to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

E-mail: jason.jean@bracewell.com

Facsimile: (713) 437-5338

and to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Legal Department

If to Contributor, to:

BCP Raptor Holdco, LP

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

Attention: Todd Carpenter

E-mail: tcarpenter@eagleclawmidstream.com

with copies to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

E-mail: kfullenweider@velaw.com; dmcwilliams@velaw.com

Facsimile: (713) 615-5085; (713) 615-5725

and to:

Blackstone Energy Partners II L.P.

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: David Foley

E-mail: foley@blackstone.com

and to:

ISQ Global Infrastructure Fund II L.P.

c/o I Squared Capital Advisors (US) LLC

600 Brickell Avenue, PH

Miami, FL 33131

E-mail: generalcounsel@isquaredcapital.com; Thomas.lefebvre@isquaredcapital.com and to:

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attention: Glenn L. Pinkerton, Atman Shukla

E-mail: gpinkerton@sidley.com; ashukla@sidley.com

Notices shall be effective (w) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (x) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (y) if sent by facsimile transmission, when confirmation of transmission is received, or (z) if sent by electronic mail, when confirmation is received.

10.2 Entire Agreement. This Agreement, the Ancillary Agreements (in each case, together with the exhibits and schedules of each of the foregoing), and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

10.3 Waiver. Any Party may (a) waive any inaccuracies in the warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (b) waive compliance by the other Parties with any of the other Parties’ agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Parties. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.4 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective executors, administrators, successors, and legal representatives.

10.5 Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Article IX, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any Party.

(b) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware over any dispute between or among the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.6 Amendments. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all Parties. If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 10.6.

10.7 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.7. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

10.8 Further Assurances. From time to time following the Closing, at the reasonable request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as may reasonably be required to consummate more fully and effectively the Transactions.

10.9 Disclosure Letters. Certain information set forth in the Disclosure Letters is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement, and such disclosures shall not be deemed to enlarge or enhance any of the representations and warranties in this Agreement or otherwise alter the terms of this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement, or the inclusion of any specific item in the Disclosure Letters, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Disclosure Letters is or is not material for purposes of this Agreement. The headings, if any, of the individual sections of the Disclosure Letters are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Letters are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Letters as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties only to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Disclosure Letters with respect to such other representations or warranties or as an appropriate cross-reference thereto.

10.10 Assignment and Successors and Assigns.

(a) The rights and obligations contained in this Agreement shall not be assigned by any Party without the prior written consent of the other Parties to this Agreement, and any such action without the required consent shall be void ab initio.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations incurred prior to such assignment.

10.11 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

10.12 No Third Party Beneficiary. Except for the provisions of Section 5.14 (which is intended to be for the benefit of the Persons identified therein), Section 5.7 (in respect of which (i) Blackstone, ISQ and their respective relevant Affiliates and (ii) Artemis Sponsor and its Affiliates are intended third party beneficiaries), Section 5.13 (in respect of which Artemis Sponsor and its Affiliates are intended third party beneficiaries), and Section 9.3 (which is intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

CONTRIBUTOR:

NEW BCP RAPTOR HOLDCO, LLC

By:	/s/ Jamie Welch
Name: Jamie Welch
Title: Chief Executive Officer, President
and Chief Financial Officer

Solely for purposes of Section 5.27 and Article III:

RAPTOR:

BCP RAPTOR HOLDCO, LP

By:	/s/ Jamie Welch
Name: Jamie Welch
Title: Chief Executive Officer, President
and Chief Financial Officer

(Signature Pages Continue)

Signature Page to Contribution Agreement

THE COMPANY:

ALTUS MIDSTREAM COMPANY

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and
Treasurer

THE PARTNERSHIP:

ALTUS MIDSTREAM LP

By:	ALTUS MIDSTREAM GP LLC,
its General Partner

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and
Treasurer

(Signature Pages Conclude)

Signature Page to Contribution Agreement

Annex C

Final Form

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Altus Midstream Company, a Delaware corporation (the “Company”), Apache Midstream LLC, a Delaware limited liability company (“Apache Midstream”), Buzzard Midstream LLC, a Delaware limited liability company and controlled Affiliate of ISQ Global Infrastructure Fund II L.P. (“I Squared”), BCP Raptor Aggregator, LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Permian”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor”), and the other Persons listed on Annex I attached hereto, to the extent such Persons hold Registrable Securities as of the date hereof (such other Persons, together with Apache Midstream, the “Existing Holders”).

RECITALS

WHEREAS, on November 9, 2018, the Company and the Existing Holders entered into that certain Amended and Restated Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, in connection with the transactions (the “Transactions”) contemplated by that certain Contribution Agreement dated as of October 21, 2021, by and among the Company, Altus Midstream LP, a Delaware limited partnership (“OpCo”), New Raptor and BCP Raptor Holdco, LP, a Delaware limited partnership (the “Contribution Agreement”), among other things, I Squared, BX Aggregator, BX Permian and New Raptor will each receive common units in OpCo (“Common Units”) and shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”);

WHEREAS, in accordance with the Third Amended and Restated Limited Partnership Agreement of OpCo, dated as of the date hereof, as it may be amended, restated, supplemented and otherwise modified from time to time (the “OpCo LP Agreement”), Apache Midstream, I Squared, BX Aggregator and BX Permian will be entitled to cause OpCo to redeem or exchange all or a portion of their Common Units and Class C Common Stock for cash or shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) at the Company’s election;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Majority-in-Interest of the Existing Holders at the time in question; and

WHEREAS, the Company and the Majority-in-Interest of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Holders (as defined below) certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and the Majority-in-Interest of the Existing Holders have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adoption Agreement” shall have the meaning given in subsection 5.2.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates. For purposes of this Agreement, (i) the Company shall not constitute an Affiliate of any other Party, (ii) no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement or the Stockholders Agreement, and (iii) the Management Holders shall be deemed to not be Affiliates of the Blackstone Holders or I Squared Holders.

“Agreement” shall have the meaning given in the Preamble.

“Apache Holders” shall mean Apache Midstream, together with their respective Permitted Transferees.

“Apache Midstream” shall have the meaning given in the Preamble.

“Apache Notice Period” shall have the meaning given in Section 2.6.3.

“Apache Notice Price” shall mean the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Apache Proposed Offering Notice is delivered to the I Squared Holders under Section 2.6.3.

“Apache Proposed Offering” shall mean any sale of Registrable Securities in an Underwritten Offering pursuant to Section 2.2.2 or a Piggyback Registration that the Apache Holders desire to consummate during the I Squared Apache Priority Window.

“Apache Proposed Offering Notice” shall have the meaning given in Section 2.6.3.

“Apache Proposed Offering Window” shall have the meaning given in Section 2.6.4.

“Apache Warrants” shall mean warrants to purchase shares of Class A Common Stock held by Apache Midstream.

“Apache Priority Window” shall mean the period beginning on the Contribution Closing Date and ending on the date that is 90 days after the Contribution Closing Date. If, during the Apache Priority Window, the Company exercises its rights pursuant to Section 3.5 of this Agreement, the Apache Priority Window shall be extended by the number of days in any such Suspension Period or Blackout Period, as applicable.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined under Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Blackstone Holders” shall mean BX Aggregator and BX Permian, together with their respective Permitted Transferees.

“Blackstone Notice Period” shall have the meaning given in Section 2.7.3.

“Blackstone Notice Price” shall mean the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Blackstone Proposed Offering Notice is delivered to the I Squared Holders under Section 2.7.3.

“Blackstone Proposed Offering” shall mean any sale of Registrable Securities in an Underwritten Offering pursuant to Section 2.2.2 or a Piggyback Registration that the Blackstone Holders desire to consummate during the I Squared Blackstone Priority Window.

“Blackstone Proposed Offering Notice” shall have the meaning given in Section 2.7.3.

“Blackstone Proposed Offering Window” shall have the meaning given in Section 2.7.4.

“Blackout Period” shall have the meaning given in subsection 3.5.2.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class C Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock, the Class C Common Stock and any capital stock of the Company into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Company of any class hereafter authorized.

“Common Units” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Contribution Agreement” shall have the meaning given in the Recitals hereto.

“Contribution Closing Date” means the date hereof.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder(s)” means, as applicable, the Holder(s) making a written demand for the Registration of Registrable Securities or making a written demand for an Underwritten Offering, in each case, pursuant to Section 2.2.

“DRIP” shall mean the mandatory dividend reinvestment plan that will be entered into following the closing of the transactions contemplated by the Contribution Agreement pursuant to Section 23 of the Stockholders Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble, together with their Permitted Transferees.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Existing Registration Statement” shall mean the Registration Statement on Form S-3 (Registration No. 333-228467) covering Registrable Securities owned by the Existing Holders.

“Form S-1” shall have the meaning given in Section 2.1.

“Form S-3” shall have the meaning given in Section 2.1.

“Holder” and “Holders” means the Existing Holders, the Apache Holders, the I Squared Holders, the Blackstone Holders and the Management Holders.

“I Squared” shall have the meaning given in the Preamble.

“I Squared Apache Priority Offering” shall have the meaning given in Section 2.6.3.

“I Squared Blackstone Priority Offering” shall have the meaning given in Section 2.7.3.

“I Squared Closing Date Shares” shall mean [             ]1 shares of Common Stock held by the I Squared Holders as of the Contribution Closing Date.

“I Squared Holders” shall mean I Squared, together with its Permitted Transferees.

“I Squared Apache Priority Window” shall mean the period beginning on the expiration of the Lock-up Period and ending on the earlier of (i) the date that is three (3) months following the expiration of the Lock-up Period; provided, that such period shall be extended by the number of days in any Suspension Period or Blackout Period if the Company exercises its rights pursuant to Section 3.5 of this Agreement during the I Squared Apache Priority Window and (ii) the time at which the I Squared Holders cease to Beneficially Own twenty-five percent (25%) or more of the I Squared Closing Date Shares (such 25% of the I Squared Closing Date Shares being referred to herein as the “I Squared Priority Shares”) such that the I Squared Holders Beneficially Own seventy-five percent (75%) or less of the I Squared Closing Date Shares (such remaining 75% of the I Squared Closing Date Shares being referred to herein as the “I Squared Non-Priority Shares”).

“I Squared Blackstone Priority Window” shall mean the period beginning on the expiration of the Lock-up Period and ending on the earlier of (i) the date that is six (6) months following the expiration of the Lock-up Period; provided, that such period shall be extended by the number of days in any Suspension Period or Blackout Period if the Company exercises its rights pursuant to Section 3.5 of this Agreement during the I Squared Blackstone Priority Window, and (ii) the time at which the I Squared Holders cease to Beneficially Own the portion of the I Squared Closing Date Shares constituting I Squared Priority Shares.

[1]	To equal the number of Common Units that I Squared will hold immediately following Closing.

“Individual Holders” shall mean the undersigned individuals listed under Holders on the signature page hereto.

“IPO” shall mean the Company’s initial public offering.

“Kayne Anderson” shall mean Kayne Anderson Sponsor, LLC, a Delaware limited liability company.

“Lock-up Period” shall mean, with respect to the Principal Holders, twelve (12) months following the Contribution Closing Date.

“Majority-in-Interest” shall mean, with respect to the Existing Holders, Principal Holders, Demanding Holders, Apache Holders, Blackstone Holders, I Squared Holders, Management Holders or all Holders, the holders of more than fifty percent (50%) of the Registrable Securities held by such group of Holders.

“Management Holders” shall mean New Raptor, together with its Permitted Transferees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.3.

“Minimum Amount” shall have the meaning given in subsection 2.2.1(a).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“OpCo” shall have the meaning given in the Recitals hereto.

“OpCo LP Agreement” shall have the meaning given in the Recitals hereto.

“Overnight Underwritten Offering” shall mean an Underwritten Offering that is expected to be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Permitted Apache Offering” shall mean a registered offering by the Apache Holders of up to four (4) million shares of Class A Common Stock in the aggregate (less any shares of Class A Common Stock sold by APA Corporation or Apache Midstream between the date of the Contribution Agreement and the Closing Date) in one or more offerings during the Apache Priority Window; provided, that (i) the Apache Holders agree to use at least $75 million of the aggregate proceeds from such offerings for well drilling and completion activity at the Alpine High resource play within eighteen (18) months of the closing of the earliest of such offerings; provided, that the Apache Holders shall be credited for any reasonably documented investment by the Apache Holders or their Affiliates (other than the Company and its Subsidiaries) in well drilling and completion activity at the Alpine High resource play incurred after October 21, 2021, which credit shall reduce the foregoing $75 million obligation dollar-for-dollar and (ii) with respect to each such offering that is not an underwritten offering, the Apache Holders shall use commercially reasonable efforts to sell such shares of Class A Common Stock to no fewer than eight (8) unaffiliated Persons.

“Permitted Transferees” shall mean (1) with respect to any Holder other than the Principal Holders, an Affiliate to whom Registrable Securities are Transferred by such Holder, and (2) with respect to the Principal Holders, any Person to whom Registrable Securities are Transferred by such Principal Holder; provided, in each case, that (i) such Transfer does not violate any agreements between such Holder and the Company or any of the Company’s subsidiaries, (ii) such Transfer is not made in a registered offering or pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), and

(iii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.2, including the execution of the Adoption Agreement to the Company’s sole satisfaction.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Notice” shall mean a Piggyback Registration Notice and/or an Underwritten Offering Piggyback Notice.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1(a).

“Piggyback Registration Notice” shall have the meaning given in subsection 2.3.1(a).

“Preferred Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of June 12, 2019, by and among the Company the other parties thereto.

“Principal Holders” shall mean each of the Apache Holders, I Squared Holders, Blackstone Holders and Management Holders.

“Private Placement Warrants” shall mean the Company’s warrants purchased by Kayne Anderson in a private placement transaction occurring simultaneously with the closing of the IPO pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of January 4, 2017, by and between the Company and Kayne Anderson, that were subsequently transferred to the Individual Holders.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any Private Placement Warrants), (b) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company owned by any Holder as of the date of this Agreement, (c) the shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units and Class C Common Stock owned by any Holder, in each case in accordance with the terms of the OpCo LP Agreement, (d) any shares of Class A Common Stock issued or issuable upon the exercise of any Apache Warrants, (e) any other equity security of the Company issued or issuable with respect to any Registrable Security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, (f) the shares of Common Stock, if any, issued to Apache Midstream in connect with the Earn-Out Consideration (as defined in the Contribution Agreement dated August 8, 2018 by and among the Company, OpCo, Altus Midstream and the other parties thereto) and (g) any shares of Class A Common Stock issued to any Holder in connection with the DRIP; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement; (B) such securities shall have been otherwise Transferred, new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) the later of (x) the Holder of such securities owns less than five percent (5%) of the then-outstanding Common Stock and (y) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean all expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the Majority-in-Interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall mean each Holder that requests to include all or a portion of such Holder’s Registrable Securities in (a) an Underwritten Offering pursuant to subsection 2.2.2 or (b) a Piggyback Registration or Underwritten Piggyback Offering pursuant to Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall mean a Registration Statement of the Company filed with the Commission on Form S-3, or Form S-1 if Form S-3 is not available for use by the Company at such time (or any successor form or other appropriate form under the Securities Act), for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of the date of this Agreement, by and among the Corporation and each of the Principal Holders as of the date of this Agreement.

“Suspension Period” shall have the meaning given in subsection 3.5.1.

“Trading Market” shall mean the principal national securities exchange on which the Registrable Securities are listed.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” means, with respect to any Registrable Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Registrable Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offering Piggyback Notice” shall have the meaning given in subsection 2.3.1(b).

“Underwritten Offering Piggyback Request” shall have the meaning given in subsection 2.3.1(b).

“VWAP” shall mean, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market for the specified number of trading days immediately preceding, but excluding, such date.

ARTICLE II

REGISTRATIONS

2.1 Initial Registration. The Company shall, within ninety (90) days of the Contribution Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Principal Holders, other than any Registrable Securities that are registered for sale on a Registration Statement filed prior to the date hereof and effective as of the Contribution Closing Date, from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) ninety (90) days (or one hundred and twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Contribution Closing Date and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”), or, if Form S-3 is not then available to the Company, on Form S-1 (“Form S-1”) or on such other form of registration statement as is then available to effect a Registration for resale of the Registrable Securities; provided, however, that if the Company has filed the Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) withdraw the Registration Statement on Form S-1 and file a subsequent Registration Statement on Form S-3 or any equivalent or successor form, and shall contain a Prospectus in such form as to permit any Principal Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Principal Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 and the Existing Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.7. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.2 Demand Registration.

2.2.1 Request for Registration.

(a) Subject to the provisions of subsection 2.2.3, Section 2.4, Section 2.5, Section 2.6 and Section 2.7 hereof, any Holder may make a written demand for Registration of all or part of their Registrable Securities (such written demand, a “Demand Registration”), which shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof, which may include sales on a delayed or continuous basis pursuant to a Shelf Registration Statement, as permitted by Rule 415 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act. Notwithstanding anything to the contrary herein, in no event shall the Company be required to effectuate a Registration unless the dollar amount of the Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included therein is reasonably likely to result in gross sale proceeds of at least $75 million based on the five (5)-day VWAP as of the date of the Demand Registration (the “Minimum Amount”).

(b) Within forty-five (45) days of receipt of the Demand Registration, the Company shall, subject to the limitations of this subsection 2.2.1, file a Registration Statement with respect to all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) (if any) pursuant to such Demand Registration. The Company shall use all commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the filing thereof under the Securities Act. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Demanding Holder(s) and Requesting Holders (if any) until all such Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.7.

(c) The Registration Statement filed with the Commission pursuant to this subsection 2.2.1 shall be on Form S-3, or, if Form S-3 is not then available to the Company, on Form S-1 or on such other form of registration statement as is then available to effect a Registration for resale of the Registrable Securities of the Demanding Holder(s) and Requesting Holders (if any); provided, however, that if the Company has filed the Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) withdraw the Registration Statement on Form S-1 and file a subsequent Registration Statement on Form S-3 or any equivalent or successor form, and shall contain a Prospectus in such form as to permit the Demanding Holder(s) and the Requesting Holders (if any) to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Demanding Holder(s) and Requesting Holders (if any).

(d) Subject to the other limitations contained in this Agreement, the Company is not obligated hereunder to effect (i) more than a total of four (4) Registrations pursuant to Demand Registrations for the same Demanding Holder(s) and their respective Affiliates within any twelve (12)-month period or (ii) a Registration pursuant to a Demand Registration if a Registration Statement covering all of the Registrable Securities held by the Demanding Holder(s) shall have become effective after the Contribution Closing Date and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Registration in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Registration.

2.2.2 Underwritten Offering. Any Holder then able to effect a Demand Registration pursuant to subsection 2.2.1 shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering, to require the Company, subject to the provisions of subsection 2.2.1, subsection 2.2.3, Section 2.4 and Section 2.5 hereof, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to a new Demand Registration. Any Holder shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering, to require the Company, subject to the provisions of subsection 2.2.3, Section 2.4 and Section 2.5 hereof, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to an existing effective Registration Statement covering such Registrable Securities. All such Demanding Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Majority-in-Interest of the Demanding Holders initiating the Underwritten Offering, which Underwriter(s) must be reasonably satisfactory to the Company. Notwithstanding the foregoing, the Company is not obligated to effect (i) an Underwritten Offering pursuant to this subsection 2.2.2, unless the dollar amount of the Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included therein is reasonably likely to result in gross sale proceeds of at least the Minimum Amount, (ii) an Underwritten Offering pursuant to this subsection 2.2.2, other than a Permitted Apache Offering, within ninety (90) days after the closing of another Underwritten Offering, or (iii) more than four (4) Underwritten Offerings for the same Demanding Holder(s) and their respective Affiliates within any twelve (12)-month period.

2.2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to subsection 2.2.2, in good faith, advises the Company, the Demanding Holder(s) and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell, and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder(s) and Requesting Holders (if any) (if such amount exceeds the Maximum Number of Securities, pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (including any Affiliates of such Holders) owns at such time) that can be sold without exceeding the Maximum Number of Securities; provided, that, for the avoidance of doubt, if the Demanding Holder is an Apache Holder in connection with a Permitted Apache Offering, the Apache Holders shall not be subject to reduction pursuant to this subsection 2.2.3; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.4 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or any portion of its Registrable Securities included in a Demand Registration for any or no reason whatsoever upon written notification to the Company of its intention to so withdraw at any time prior to the effectiveness of the applicable Registration Statement; provided, however, that upon withdrawal by (i) any Demanding Holder of an amount of its Registrable Securities from the Demand Registration such that the remaining amount of Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included in the Demand Registration is reasonably likely to result in gross sale proceeds below the Minimum Amount or (ii) the Majority-in-Interest of the Demanding Holders initiating a Demand Registration, the Company shall (with respect to clause (ii)), and shall have the right, but not the obligation (with respect to clause (i)), to cease all efforts to secure effectiveness of the applicable Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.4.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to subsection 2.2.1), other than a Registration Statement (i) filed pursuant to Section 2.1 hereof, (ii) with respect to the Principal Holders, filed in connection with a Permitted Apache Offering (which shall be deemed to include the Existing Registration Statement), (iii) filed in connection with any employee stock option or other benefit plan, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, or (vii) on Form S-4, then the Company shall within ten (10) days (or if the Registration Statement will be a Shelf Registration Statement, within five (5) days) of the anticipated filing date of such Registration Statement give written notice of such proposed filing to all of the Holders of Registrable Securities (the “Piggyback Registration Notice”), which notice shall (A) describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

(b) If at any time the Company proposes to conduct an Underwritten Offering (including an Underwritten Offering pursuant to a Demand Registration), for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company) other than, with respect to the Principal Holders only, a Permitted Apache Offering, then the Company shall promptly notify all Holders of such proposal reasonably in advance (and in any event at least two (2) business days before in connection with a “bought deal” or Overnight Underwritten Offering) of the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Class A Common Stock that are proposed to be registered (the “Underwritten Offering Piggyback Notice”). Receipt of any Underwritten Offering Piggyback Notice required to be provided in this subsection 2.3.1(b) to Holders shall be kept confidential by the Holder until such proposed Underwritten Offering is (i) publicly announced or (ii) such Holder receives notice that such proposed Underwritten Offering has been abandoned, which such notice shall be provided promptly by the Company to each Holder. The Underwritten Offering Piggyback Notice shall offer Holders the opportunity to include in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request in writing (an “Underwritten Piggyback Offering”); provided, however, that in the event that the Company proposes to effectuate the subject Underwritten Offering pursuant to an effective Shelf Registration Statement of the Company other than an Automatic Shelf Registration Statement, only Registrable Securities of Holders which are subject to an effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering, unless the Company is then able to file an Automatic Shelf Registration Statement and in the reasonable judgment of the Company, the filing of the same including Registrable Securities of Holders that are not otherwise included in an effective Shelf Registration Statement would not have a material adverse effect on the price, timing or distribution of the Class A Common Stock in such Underwritten Piggyback Offering. The Company shall use commercially reasonable efforts to include in each such Underwritten Piggyback Offering such Registrable Securities for which the Company has received written requests for inclusion therein (“Underwritten Offering Piggyback Request”) within three (3) business days after sending the Underwritten Offering Piggyback Notice (or one (1) business day in connection with a “bought deal” or Overnight Underwritten Offering). All Holders requesting to include their Registrable Securities in an Underwritten Piggyback Offering under this subsection 2.3.1(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Underwritten Piggyback Offering. If the managing Underwriter or Underwriters in an Underwritten Piggyback Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Underwritten Piggyback Offering in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.2 hereof, and (iii) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Piggyback Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Piggyback Offering (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (pro rata based on the respective number of Registrable Securities that each Holder owns at such time (including any Affiliates of such Holder)), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Underwritten Piggyback Offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Piggyback Offering (A) first, the Class A Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 (pro rata based on the number of Registrable Securities that each Holder owns at such time (including any Affiliates of such Holder)), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities included in a Piggyback Registration or an Underwritten Piggyback Offering, as applicable, for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (x) in the case of a Piggyback Registration, the effectiveness of the applicable Registration Statement or (y) in the case of any Underwritten Piggyback Offering, prior to the pricing of such Underwritten Piggyback Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Opt-Out Notice. Any Holder of Registrable Securities may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder of Registrable Securities not receive from the Company any Piggyback Notice; provided, however, that such Holder of Registrable Securities may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder of Registrable Securities (unless subsequently revoked), the Company shall not deliver any notice to such Holder of Registrable Securities pursuant to this Section 2.3.

2.4 Restrictions on Registration Rights. During the period that is forty-five (45) days before the Company’s good faith estimate of the date of an Underwritten Offering (including an Underwritten Offering pursuant to a Demand Registration), for the Company’s own account, the Company shall have the right to defer for up to forty-five (45) days any Registration pursuant to Section 2.2, other than a Permitted Apache Offering during the Apache Priority Window; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such Company-initiated Registration to become effective and may only exercise this right once in any 12-month period.

2.5 Lock-up Period. Notwithstanding anything to the contrary contained in this Agreement and (i) except for a Permitted Apache Offering or as required pursuant to Section 2.1 of this Agreement and (ii) subject to Section 2.6 and Section 2.7 of this Agreement, no Registration shall be effected (including, for the avoidance of doubt, any Underwritten Offering Piggyback Request) or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Lock-up Period; provided, however, the Apache Holders may effect a Permitted Apache Offering during the Apache Priority Window.

2.6 I Squared Apache Priority Rights.

2.6.1 The Apache Holders may not consummate any sale of Registrable Securities in an Underwritten Offering pursuant to Section 2.2.2 or a Piggyback Registration during the I Squared Apache Priority Window except as set forth in this Section 2.6.

2.6.2 The Apache Holders may pursue one (1) Apache Proposed Offering during the I Squared Apache Priority Window so long as such Apache Proposed Offering complies with the terms and conditions set forth in this Section 2.6.

2.6.3 If the Apache Holders desire to make or consummate any Apache Proposed Offering during the I Squared Apache Priority Window, Apache Midstream shall provide I Squared with fifteen (15) days’ advance written notice of such Apache Proposed Offering (such notice, the “Apache Proposed Offering Notice” and such fifteen (15)-day period, the “Apache Notice Period”). At any time during the Apache Notice Period, I Squared may elect to consummate a sale of I Squared Priority Shares in an Underwritten Offering pursuant to Section 2.2.2 (an “I Squared Apache Priority Offering”) by providing written notice to Apache Midstream, in which case the Apache Holders shall not pursue the Apache Proposed Offering; provided, that (i) I Squared must initiate such I Squared Apache Priority Offering within fifteen (15) days of making such election and (ii) the Apache Holders and the Blackstone Holders shall be permitted to participate (in equal proportions and with allocations among the Apache Holders designated by Apache Midstream and with allocations among the Blackstone Holders designated by BX Aggregator) alongside the I Squared Holders in such I Squared Apache Priority Offering only to the extent that it is determined that there is demand in excess of the I Squared Priority Shares that the I Squared Holders propose to sell in such I Squared Apache Priority Offering (which determination shall be made independently and in good faith by the placement agent, sales agent or Underwriter, as applicable, for such I Squared Apache Priority Offering). In the event that the I Squared Holders consummate an I Squared Apache Priority Offering in accordance with the immediately preceding sentence, the Apache Holders will be deemed to have not pursued an Apache Proposed Offering for purposes of Section 2.6.2.

2.6.4 In the event that either (i) I Squared notifies Apache Midstream in writing during the Apache Notice Period that the I Squared Holders do not intend to consummate an I Squared Apache Priority Offering or (ii) the I Squared Holders do not otherwise pursue an I Squared Apache Priority Offering during the Apache Notice Period, then within fifteen (15) days following the earlier of the receipt by Apache Midstream of such notification in writing and the expiration of the Apache Notice Period (such fifteen (15)-day period, the “Apache Proposed Offering Window”), the Apache Holders may execute a definitive agreement in connection with such Apache Proposed Offering subject to the other terms and provisions of this Agreement but without further limitation under this Section 2.6. In the event that (i) the Apache Holders elect not to proceed with the Apache Proposed Offering in accordance with the immediately preceding sentence and the closing price of the Class A Common Stock on the date of the expiration of the Apache Proposed Offering Window (or, if such date is not a trading day, the trading day immediately preceding the date of such expiration) is below the Apache Notice Price or (ii) the Company prevents the Apache Holders from consummating the Apache Proposed Offering by exercising its rights pursuant to Section 3.5 of this Agreement to initiate a Suspension Period or Blackout Period, then, in each case, the Apache Holders will be deemed to have not pursued an Apache Proposed Offering for purposes of Section 2.6.2.

2.7 I Squared Blackstone Priority Rights.

2.7.1 The Blackstone Holders may not consummate any sale of Registrable Securities in an Underwritten Offering pursuant to Section 2.2.2 or a Piggyback Registration during the I Squared Blackstone Priority Window except as set forth in this Section 2.7.

2.7.2 The Blackstone Holders may pursue one (1) Blackstone Proposed Offering during the I Squared Blackstone Priority Window so long as such Blackstone Proposed Offering complies with the terms and conditions set forth in this Section 2.7.

2.7.3 If the Blackstone Holders desire to make or consummate any Blackstone Proposed Offering during the I Squared Blackstone Priority Window, BX Aggregator shall provide I Squared with fifteen (15) days’ advance written notice of such Blackstone Proposed Offering (such notice, the “Blackstone Proposed Offering Notice” and such fifteen (15)-day period, the “Blackstone Notice Period”). At any time during the Blackstone Notice Period, I Squared may elect to consummate a sale of I Squared Priority Shares in an Underwritten Offering pursuant to Section 2.2.2 (an “I Squared Blackstone Priority Offering”) by providing written notice to BX Aggregator, in which case the Blackstone Holders shall not pursue the Blackstone Proposed Offering; provided, that (i) I Squared must initiate such I Squared Blackstone Priority Offering within fifteen (15) days of making such election and (ii) the Apache Holders and the Blackstone Holders shall be permitted to participate (in equal proportions and with allocations among the Apache Holders designated by Apache Midstream and with allocations among the Blackstone Holders designated by BX Aggregator) alongside the I Squared Holders in such I Squared Blackstone Priority Offering only to the extent that it is determined that there is demand in excess of the I Squared Priority Shares that the I Squared Holders propose to sell in such I Squared Blackstone Priority Offering (which determination shall be made independently and in good faith by the placement agent, sales agent or Underwriter, as applicable, for such I Squared Blackstone Priority Offering). In the event that the I Squared Holders consummate an I Squared Blackstone Priority Offering in accordance with the immediately preceding sentence, the Blackstone Holders will be deemed to have not pursued an Blackstone Proposed Offering for purposes of Section 2.7.2.

2.7.4 In the event that either (i) I Squared notifies BX Aggregator in writing during the Blackstone Notice Period that the I Squared Holders do not intend to consummate an I Squared Blackstone Priority Offering or (ii) the I Squared Holders do not otherwise pursue an I Squared Blackstone Priority Offering during the Blackstone Notice Period, then within fifteen (15) days following the earlier of the receipt by BX Aggregator of such notification in writing and the expiration of the Blackstone Notice Period (such fifteen (15)-day period, the “Blackstone Proposed Offering Window”), the Blackstone Holders may execute a definitive agreement in connection with such Blackstone Proposed Offering subject to the other terms and provisions of this Agreement but without further limitation under this Section 2.7. In the event that (i) the Blackstone Holders elect not to proceed with the Blackstone Proposed Offering in accordance with the immediately preceding sentence and the closing price of the Class A Common Stock on the date of the expiration of the Blackstone Proposed Offering Window (or, if such date is not a trading day, the trading day immediately preceding the date of such expiration) is below the Blackstone Notice Price or (ii) the Company prevents the Blackstone Holders from consummating the Blackstone Proposed Offering by exercising its rights pursuant to Section 3.5 of this Agreement to initiate a Suspension Period or Blackout Period, then, in each case, the Blackstone Holders will be deemed to have not pursued an Blackstone Proposed Offering for purposes of Section 2.7.2.

2.8 Apache and Blackstone Joint Transaction. In the event that the Apache Holders and the Blackstone Holders desire to concurrently pursue an Apache Proposed Offering and a Blackstone Proposed Offering, respectively (such concurrent offering, a “Combined Offering”), during the I Squared Apache Priority Window, the provisions of Section 2.6 and Section 2.7 shall apply to the Apache Holders and the Blackstone Holders, respectively, and any Combined Offering that is ultimately consummated shall be allocated among the Apache Holders and the Blackstone Holders in equal proportions.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.7;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel to such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the Majority-in-Interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form on terms agreed to by the Company, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $75 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Customary Lock-Up Agreements. In connection with each Underwritten Offering pursuant to Section 2.2.2, each Holder, other than the Apache Holders in connection with any Permitted Apache Offering, who at the time of such Underwritten Offering holds, together with its Affiliates, at least 10% of the then-outstanding Common Stock, agrees, if requested, to become bound by and to execute and deliver a customary lock-up agreement restricting such Holder’s right to (i) Transfer any equity securities of the Company held by such Holder or (ii) enter into any swap or other arrangement that Transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to such Registration and ending on the date sixty (60) days thereafter; provided that no Holder shall be required to agree to a lock-up period longer than the lock-up period for the Company, the Demanding Holder(s), or the directors and “executive officers” (as defined under Section 16 of the Exchange Act) of the Company. The terms of such lock-up agreements shall include customary carve-outs from the restrictions on Transfer set forth therein and each Holder’s lock-up agreement shall require equal treatment of all Holders in the event of any early release from the lock-up. The Company shall, if requested by the Majority-in-Interest of the Holders participating in such Registration, cause its directors and executive officers to agree to become bound by and to execute and deliver a similar lock-up agreement.

3.5 Suspension of Sales; Adverse Disclosure.

3.5.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.5.2 If the filing, initial effectiveness or continued use of (including in connection with any Underwritten Offering) a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure or (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.5.3 The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under Section 2.4 or this Section 3.5. Notwithstanding anything to the contrary in this Section 3.5, in no event shall any period during which the Company exercised its rights under Section 2.4, Blackout Periods and any Suspension Periods continue for more than sixty (60) days in the aggregate during any 180-day period or more than one hundred twenty (120) days in the aggregate during any 365-day period.

3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors, and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors, and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information, and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges, or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Altus Midstream Company, 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056, and, if to any Holder, at such Holder’s address or facsimile number as set forth on the signature pages to this Agreement (or, as to any Existing Holder not a party hereto, at such Existing Holder’s address or facsimile number as set forth on the signature pages to the Existing Registration Rights Agreement or such other address changed in accordance with the Existing Registration Rights Agreement). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement (the “Adoption Agreement”) to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Holder.”

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which, for the avoidance of doubt, include a Permitted Transferee following such Permitted Transferee’s execution and delivery of an Adoption Agreement (unless already bound hereby).

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) an executed Adoption Agreement. Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Majority-in-Interest Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (ii) any amendment hereto or waiver hereof that adversely affects the Existing Holders, the Apache Holders, the Blackstone Holders the I Squared Holders or the Management Holders, as applicable, solely in their respective capacity as Existing Holdings, Apache Holders, Blackstone Holders, I Squared Holders, or Management Holders, as applicable, in a manner that is materially different from the other Holders, shall require the consent of the Existing Holders, the Apache Holders, the Blackstone Holders, the I Squared Holders or the Management Holders, as applicable. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. Other than pursuant to the terms of the Preferred Registration Rights Agreement, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Further, the Company shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, or in any way subordinate, the rights granted to the Holders hereby, including any registration or other right that is directly or indirectly intended to violate or subordinate the rights granted to the Holders hereby.

5.7 Term. This Agreement shall terminate as to any Holder, and such Holder shall have no further rights or obligations hereunder, on such date on which such Holder, together with such Holder’s Affiliates, no longer owns any Registrable Securities. The provisions of Section 3.6 and Article IV shall survive any termination.

5.8 Holder Action. Whenever the Existing Holders, Principal Holders, Apache Holders, Blackstone Holders, I Squared Holders or Management Holders are entitled to act or refrain from acting, the Existing Holders, Principal Holders, Apache Holders, Blackstone Holders, I Squared Holders or Management Holders, as applicable, shall do so by the determination of the Majority-in-Interest of the Existing Holders, Principal Holders, Apache Holders, Blackstone Holders, I Squared Holders or Management Holders, as applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ALTUS MIDSTREAM COMPANY, a Delaware corporation

By:
Name:
Title:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

APACHE MIDSTREAM LLC, a Delaware limited liability company

By:

Name:
Title:

Address:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

BUZZARD MIDSTREAM LLC, a Delaware limited liability company

By:

Name:
Title:

Address:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

BCP RAPTOR AGGREGATOR, LP, a Delaware limited partnership

By:

Name:
Title:

Address:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

BX PERMIAN PIPELINE AGGREGATOR, LP, a Delaware limited partnership

By:

Name:
Title:

Address:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

NEW BCP RAPTOR HOLDCO, LLC, a Delaware limited liability company

By:

Name:
Title:

Address:

[Signature Page to Second Amended and Restated Registration Rights Agreement]

ANNEX I

EXISTING HOLDERS

1. D. Mark Leland

2. Mark Borer

Annex I

Annex D

Final Form

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTUS MIDSTREAM COMPANY

[                ]

Altus Midstream Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “Altus Midstream Company.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2016 under the name “Kayne Anderson Acquisition Corp.” (the “Original Certificate”).

2.    An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 29, 2017 (the “First Amended and Restated Certificate”).

3.    A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amended and restated the provisions of the First Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 9, 2018.

4.    A First Amendment to the Second Amended and Restated Certificate was effective on June 30, 2020.

5.    This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both amends and restates the provisions of the Second Amended and Restated Certificate, as amended, in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

6.    This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

7.    The text of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Altus Midstream Company (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 3,050,000,000 shares, consisting of (a) 3,000,000,000 shares of common stock (the “Common Stock”), consisting of (i) 1,500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 1,500,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Class C Common Stock.

(i)    Voting. Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Third Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to the Corporation in accordance with the DGCL. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class C Common Stock shall, to the extent required by law, be given to those holders of Class C Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class C Common Stock to take the action were delivered to the Corporation.

(ii)    Dividends. Notwithstanding anything to the contrary in this Third Amended and Restated Certificate, other than as set forth in Section 4.3(c), dividends shall not be declared or paid on the Class C Common Stock.

(iii)    Transfer of Class C Common Stock.

(1)    A holder of Class C Common Stock may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2)    A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LP Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LP Agreement. The transfer restrictions described in this Section 4.3(b)(iii)(2) are referred to as the “Restrictions.” “Common Unit” means a common unit representing a limited partner interest in Altus Midstream LP, a Delaware limited partnership or any successor entities thereto (the “OpCo”), authorized and issued under its Third Amended and Restated Limited Partnership Agreement, dated as of October 21, 2021, as such agreement may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time (the “LP Agreement”), and constituting a “Common Unit” as defined in the LP Agreement as in effect as of the effective time of this Third Amended and Restated Certificate.

(3)    Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4)    Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(5)    The Board may, to the extent permitted by law, from time to time establish, modify, amend, or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iii) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration, and implementation of the provisions of this Section 4.3(b)(iii). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

(6)    The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(iv)    Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1)    To the extent that any holder of Class C Common Stock (a “Class C Owner”) exercises its right pursuant to the LP Agreement to have its Common Units redeemed by OpCo in accordance with the LP Agreement, then simultaneous with the payment of the consideration due under the LP Agreement to such Class C Owner, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Class C Owner equal to the number of Common Units held by such Class C Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the LP Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LP Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the LP Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LP Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LP Agreement, be validly issued, fully paid, and nonassessable.

(2)    Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a registered holder of Class C Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the LP Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, the Corporation will take all actions necessary to retire such shares, and such shares shall not be re-issued by the Corporation, and (C) in the event that no Class C Owner owns any Common Units that are redeemable pursuant to the LP Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, the Corporation will take all actions necessary to retire such shares, and such shares shall not be re-issued by the Corporation.

(v)    Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vi)    Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as, and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)    Class A Common Stock and Class C Common Stock. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(e)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class C Common Stock) held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants, and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election, and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, a director shall be elected for a one (1) year term and shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, or removal.

(c)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal, or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, or removal. In no case shall a decrease in the number of authorized directors remove or shorten the term of any incumbent director.

Section 5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time either with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied; provided, however, that at any time when any stockholder beneficially owns, in the aggregate, at least ten percent (10%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of such stockholder.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1    Competition and Corporate Opportunities.

(a)    To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective Affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Corporation, (ii) that is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation (such a corporate opportunity, a “Subject Opportunity”).

(b)    In furtherance of the foregoing, in recognition and anticipation that (i) certain directors, principals, officers, employees or other representatives of The Blackstone Group L.P. and I Squared Capital Advisors (US) LLC (the “BCP Sponsors”) and their respective Affiliates (including Buzzard Midstream LLC, a

Delaware limited liability company and controlled Affiliate of ISQ Global Infrastructure Fund II L.P. (“I Squared Party”), BCP Raptor Aggregator, LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Permian”), and New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor”)) may serve as directors, officers or agents of the Corporation, (ii) the BCP Sponsors and their respective Affiliates (including I Squared Party, BX Aggregator, BX Permian and New Raptor) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iii) members of the Board who are not employees of the Corporation and their respective Affiliates that may be designated, nominated or elected by the BCP Sponsors or their respective Affiliates (the “Non-Employee Directors”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 9.1(a) are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the BCP Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(c)    None of (i) the BCP Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in clauses (i) and (ii) above being referred to, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(d). Subject to Section 9.1(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d)    The Corporation does not renounce its interest in any Subject Opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation), and the provisions of Section 9.1(c) and Section 9.1(e) shall not apply to any Subject Opportunity.

(e)    In addition to and notwithstanding the foregoing provisions of this Section 9.1(a), a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(f)    For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any of the BCP Sponsors, any Person that, directly or indirectly, is controlled by any of the BCP Sponsors, controls any of the BCP Sponsors or is under common control with any of the BCP Sponsors and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(g)    Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Third Amended and Restated Certificate or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(h)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 10.1    Amendments. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII and Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, any amendment, alteration, change or repeal of any provision contained in Article IX, or any provision inconsistent therewith or herewith, may be adopted, only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided that the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 hereof is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 hereof (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Altus Midstream Company has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ALTUS MIDSTREAM COMPANY

By:
Name: Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Annex E

Execution Version

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 21, 2021, is entered into by and among Altus Midstream Company, a Delaware corporation (the “Corporation”), APA Corporation, a Delaware corporation (“APA Corporation”), Apache Midstream LLC, a Delaware limited liability company (“Apache Midstream”), Buzzard Midstream LLC, a Delaware limited liability company and controlled Affiliate of ISQ Global Infrastructure Fund II L.P. (“ISQ”), BCP Raptor Aggregator, LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Permian”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor”), and solely for purposes of Section 2(a)(iv) and Section 2(a)(v), BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”). Each of the Corporation, APA Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian and New Raptor is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Corporation, Apache Midstream and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (“Kayne Anderson”), previously entered into that certain Stockholders Agreement dated as of November 9, 2018 (the “Existing Stockholders Agreement”), pursuant to which, among other things, Apache Midstream and its Affiliates have certain Board designation rights;

WHEREAS, pursuant to the terms thereof, the Existing Stockholders Agreement has terminated with respect to Kayne Anderson;

WHEREAS, the current parties to the Existing Stockholders Agreement desire to amend and restate the Existing Stockholders Agreement in its entirety as provided herein; and

WHEREAS, in connection with the transactions (the “Business Combination”) contemplated by that certain Contribution Agreement, dated as of the date hereof, by and among the Corporation, Altus Midstream LP, a Delaware limited partnership, BCP Raptor Holdco, LP, a Delaware limited partnership, and New Raptor (the “Contribution Agreement”), the Corporation, APA Corporation, Apache Midstream, BX Aggregator, BX Permian, ISQ and New Raptor are entering into this Agreement, effective concurrently with the Closing (as defined below), to set forth certain understandings among themselves following the Closing.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

Section 1. Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means (a) with respect to any Person, other than an individual, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person (solely for purposes of Section 20, including any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing) and (b) as to any individual, (i) any member of the immediate family of an individual Stockholder, including parents, siblings, spouse, and children (including those by adoption) of such individual Stockholder, and, in any such case, any trust whose primary beneficiary is such individual Stockholder or one or more members of such individual Stockholder’s immediate family or such individual Stockholder’s lineal descendants, (ii) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent, and (iii) any Person controlling, controlled by, or under common control with, such individual Stockholder. As used in this definition, the term “control,” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement other than Section 20, (i) the Corporation shall not constitute an Affiliate of any other Party and (ii) no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement or the Registration Rights Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Altus Dividend” means the dividend as set forth on Schedule 1 hereto.

“APA Corporation” has the meaning set forth in the Preamble.

“Apache” means Apache Midstream and any Permitted Transferee to whom the rights and obligations of “Apache” have been assigned in compliance with Section 11(b).

“Apache Director” has the meaning set forth in Section 2(a)(i).

“Apache Midstream” has the meaning set forth in the Recitals.

“BX Aggregator” has the meaning set forth in the Preamble.

“BCP Sponsors” has the meaning set forth in Section 20(b).

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security; provided, however, that (i) the Shares underlying the Warrants shall be deemed to not be Beneficially Owned by any Person for purposes of calculating Beneficial Ownership pursuant to Section 2 and Section 6 until such time as such Warrants are exercised in accordance with their terms and (ii) for purposes of Section 2 only, any shares issued by the Corporation in any primary issuance that occurs on a date between the date of this Agreement and December 31, 2022 shall not be considered outstanding until the day following the Corporation’s annual meeting that occurs in the 2023 calendar year. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, no Stockholder shall be deemed to Beneficially Own the Shares of another Stockholder, solely due to the fact that such Shares are subject to this Agreement.

“Blackstone” means BX Aggregator and any Permitted Transferee to whom the rights and obligations of “Blackstone” have been assigned in compliance with Section 11(b).

“Blackstone Directors” has the meaning set forth in Section 2(a)(iii).

“Board” means the board of directors of the Corporation.

“Business Combination” has the meaning set forth in the Recitals.

“BX Permian” has the meaning set forth in the Preamble.

“Change of Control” means any transaction or series of related transactions, however structured, the result of which is that any “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than any Stockholder and its Affiliates, acquires Beneficial Ownership of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Corporation.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the closing of the Business Combination.

“Common Stock” means (a) the Class A Common Stock, (b) the Class C Common Stock and (c) any capital stock of the Corporation into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Confidential Information” has the meaning set forth in Section 25.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Covered Related Party Transaction” means any transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Exchange Act, but with all references to (a) “registrant” being deemed to be references to “the Corporation”, (b) “any related person” being deemed to be references to “the Stockholder (or the Affiliate of the Stockholder) entering into the transaction in question” and (c) “$120,000” being deemed to be references to “$5,000,000”. Notwithstanding the foregoing, any transaction (y) contemplated by the Contribution Agreement, the LPA or any other Ancillary Agreement (as defined in the Contribution Agreement), or (z) entered into prior to the date of this Agreement shall, in each case, be deemed to not be a Covered Related Party Transaction; provided, however, that any amendment, waiver, consent or election by the Corporation or its controlled Affiliates after the date hereof in respect of any transaction that is the subject of foregoing clause (y) or (z) shall be deemed a Covered Related Party Transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stockholders Agreement” has the meaning set forth in the Recitals.

“I Squared” means ISQ and any Permitted Transferee to whom the rights and obligations of “I Squared” have been assigned in compliance with Section 11(b).

“I Squared Directors” has the meaning set forth in Section 2(a)(ii).

“Identified Person” has the meaning set forth in Section 20(c).

“Independent Director” has the meaning set forth in Section 2(a)(iv).

“ISQ” has the meaning set forth in the Preamble.

“Joinder Agreement” has the meaning set forth in Section 3(a).

“Kayne Anderson” has the meaning set forth in the Recitals.

“LPA” means the Third Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of the date hereof, as it may be amended, restated, supplemented and otherwise modified from time to time.

“National Securities Exchange” means the principal national securities exchange on which the Class A Common Stock is then listed for trading.

“New Raptor” has the meaning set forth in the Preamble.

“Non-Employee Directors” has the meaning set forth in Section 20(b).

“Opt-Out Notice” “has the meaning set forth in Section 24(d).

“Permitted Transferee” means, in respect of a Stockholder, any Affiliate of such Stockholder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Recipient Parties” has the meaning set forth in Section 24.

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian, New Raptor and the other Persons party thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means the shares of Common Stock of the Corporation.

“Stockholders” means each of APA Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian, New Raptor and any Person who becomes a Stockholder pursuant to Section 3(a) as a result of a Transfer from a Stockholder.

“Subject Opportunity” has the meaning set forth in Section 20(a).

“Subject Securities” means (a) Shares and Units Beneficially Owned by (x) APA Corporation, if any, and Apache Midstream immediately following the Closing, (y) BX Aggregator, BX Permian, ISQ and New Raptor immediately following the Closing and (z) a Permitted Transferee to whom any such Shares or Units set forth in the foregoing clause (x) and (y) are transferred in accordance with Section 3, (b) shares of Class A Common Stock that may be received at a later date upon the redemption or exchange of any Units and shares of Class C Common Stock covered by clause (a), (c) the Warrants Beneficially Owned by Apache Midstream immediately following the Closing and (d) shares of Class A Common Stock that may be received at a later date upon the exercise of Warrants covered by clause (c).

“Transfer” has the meaning set forth in Section 3(a).

“Units” has the meaning given to such term in the LPA as of the date hereof.

“Warrants” means the warrants exercisable for shares of Class A Common Stock.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section or as otherwise defined herein.

(b) Rules of Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(i) terms defined in Section 1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(ii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(iii) references to Sections (other than in connection with laws) refer to Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(iv) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section;

(v) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(vi) terms defined herein include the plural as well as the singular;

(vii) “or” is not exclusive;

(viii) all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided;

(ix) if a provision or defined term is incorporated into this Agreement by referencing another contract and such contract is terminated, such termination shall have no effect on such provision or defined term as used in this Agreement; and

(x) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

Section 2. Board of Directors.

(a) Designation of Directors. Following the Closing Date:

(i) Apache shall have the right to designate to the Board one (1) director for so long as Apache and its Affiliates Beneficially Own 10% or more of the outstanding Shares (the director designated by Apache, the “Apache Director”);

(ii) I Squared shall have the right to designate to the Board (A) two (2) directors for so long as I Squared and its Affiliates Beneficially Own 20% or more of the outstanding Shares and (B) one (1) director for so long as I Squared and its Affiliates Beneficially Own 10% or more but less than 20% of the outstanding Shares (the directors designated by I Squared, the “I Squared Directors”); and

(iii) Blackstone shall have the right to designate to the Board on the Closing Date (A) three (3) directors for so long as Blackstone and its Affiliates Beneficially Own 30% or more of the outstanding Shares, (B) two (2) directors for so long as Blackstone and its Affiliates Beneficially Own 20% or more but less than 30% of the outstanding Shares and (C) one (1) director for so long as Blackstone and its Affiliates Beneficially Own 10% or more but less than 20% of the outstanding Shares (the directors designated by Blackstone, the “Blackstone Directors”).

(iv) Apache shall have the one-time right to designate to the Board on the Closing Date two (2) directors who qualify as independent under the listing rules of the National Securities Exchange (each an “Independent Director”); provided, that Raptor shall be entitled to reject one such proposed designee and, in the event of such rejection, Apache shall have the right to designate an alternative Independent Director.

(v) Blackstone shall have the one-time right to designate to the Board on the Closing Date two (2) Independent Directors; provided, that Apache shall be entitled to reject one such proposed designee and, in the event of such rejection, Blackstone shall have the right to designate an alternative Independent Director.

(b) Chairperson of the Board. Blackstone shall have the right to designate a Blackstone Director as the Non-Executive Chairperson of the Board until the earlier of December 31, 2024 and such time as Blackstone is no longer entitled to designate pursuant to Section 2(a)(iii).

(c) Election of Directors. The Corporation shall take all necessary action to cause all individuals designated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board (or any authorized committee thereof) to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (or in connection with any election by written consent) and the Corporation shall use reasonable best efforts to cause the election of each such designee, including nominating each such individual to be elected as a director of the Corporation, recommending such individual’s election and soliciting proxies in favor of the election of such designee.

(d) Replacement of Directors. If at any time Apache, I Squared or Blackstone has designated fewer than the total number of individuals that Apache, I Squared or Blackstone, as applicable, is then entitled to designate pursuant to this Section 2, or in the event that a vacancy is created at any time by the death, disability, retirement, resignation, disqualification, removal (with or without cause) or failure to be elected at an annual or special meeting of the stockholders of an Apache Director, I Squared Director or Blackstone Director designated pursuant to this Section 2 (which, for the avoidance of doubt, does not include the Independent Directors appointed by Apache or Blackstone pursuant to this Section 2), then Apache, I Squared or Blackstone, as applicable depending on whether such vacancy or vacancies relate to an Apache Director, I Squared Director or Blackstone Director, shall have the right to designate such additional individuals or replacements to fill such vacancy or vacancies so long as the total number of persons that will serve on the Board immediately thereafter pursuant to Section 2(a) as designees of Apache, I Squared or Blackstone, as applicable, will not exceed the total number of persons Apache, I Squared or Blackstone, as applicable, is entitled to designate pursuant to Section 2(a) on the date of such designation. In any such case, the Corporation shall promptly take all necessary action to effect the appointment of such additional or replacement designee(s), and the Board or authorized committee thereof shall promptly appoint such designee to the Board. The Corporation shall not reduce the size of the Board if the effect thereof would deny any Party its designation rights provided in Section 2(a).

(e) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any Party, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of any National Securities Exchange.

(f) Reimbursement of Expenses. The Corporation shall reimburse the directors designated pursuant to this Section 2 for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, but the directors designated pursuant to Section 2(a)(i), (ii), and (iii) shall not be entitled to receive compensation for service as directors of the Corporation. In addition, the Independent Directors shall be entitled to receive additional compensation as determined by the Board.

(g) Indemnity Agreements. Simultaneously with any person designated in accordance with this Agreement becoming a director, the Corporation shall execute and deliver to each such director a customary director indemnification agreement dated the date such director becomes a director of the Corporation.

Section 3. Lockup and Transfer Restrictions.

(a) For twelve (12) months following the Closing Date, no Stockholder shall, without the prior written consent of the Corporation, (i) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, distribute (including to any limited partners), hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to Subject Securities, or otherwise transfer or dispose of, directly or indirectly, Subject Securities or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of Beneficial Ownership of Subject Securities (any such transaction described in clause (i) or (ii) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3(a) shall not apply to (A) a Transfer pursuant to a Change of Control or (B) a Transfer by a Stockholder to any of its Affiliates otherwise in compliance with this Agreement; provided, however, that (i) any such Affiliate must agree in writing to be bound by Section 3 of this Agreement (and any related section of this Agreement) by execution of a Joinder Agreement in the form attached hereto as Exhibit A (“Joinder Agreement”) (which such execution shall be deemed, for all purposes, to be the execution of this Agreement), with such transferee being deemed to be such transferor Stockholder and a Party for purposes of Section 3 of this Agreement (and any related section of this Agreement) and (ii) the Corporation is provided with an executed copy of the Joinder Agreement.

(b) Notwithstanding Section 3(a), APA Corporation and Apache Midstream shall be free to engage in any Permitted Apache Offering (as defined in the Registration Rights Agreement) during the Apache Priority Window (as defined in the Registration Rights Agreement).

(c) For the avoidance of doubt, the redemption or exchange of Units for shares of Class A Common Stock pursuant to the terms of the LPA (and corresponding cancellations of shares of Class C Common Stock) shall not be deemed to be a Transfer under this Section 3; provided for the avoidance of doubt that any shares of Class A Common Stock issued pursuant to such redemption or exchange shall be subject to the restrictions in this Section 3.

Section 4. Directors’ and Officers’ Insurance.

The Corporation shall maintain directors’ and officers’ liability insurance covering the Corporation’s and its subsidiaries’ directors and officers and issued by reputable insurers, with appropriate policy limits, terms, and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 4 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5. Effectiveness.

(a) This Agreement shall become effective immediately prior to, and conditioned upon, the Closing. If the Closing does not occur, the Existing Stockholders Agreement shall be deemed to be in effect without any further action by the parties thereto.

(b) Notwithstanding the foregoing clause (a), the provisions in Section 23 shall be effective as of the date hereof. All obligations under Section 23 shall terminate upon the termination of the Contribution Agreement.

Section 6. Duration of Agreement.

This Agreement shall terminate automatically as to an individual Stockholder (a) upon the written agreement of such Stockholder and the Corporation or (b) upon the later of (i) twelve (12) months from the Closing Date and (ii) when such Stockholder (including any Affiliate of such Stockholder) ceases to Beneficially Own at least 10% of the outstanding Shares; provided, however, that Section 20 shall survive the termination of this Agreement.

Section 7. Governing Law.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8. Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all Shares and to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties, and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 9. No Third-Party Benefit.

This Agreement (a) is for the sole benefit of the Parties hereto and (b) is not intended to benefit any other Person. No Person that is not a Party to this Agreement may enforce any part of this Agreement or rely upon any data or information disclosed or developed pursuant to this Agreement.

Section 10. Amendments.

(a) No amendment, supplement, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 10.

Section 11. Assignment.

(a) Except as expressly required by Section 3 in connection with a Transfer by a Stockholder to an Affiliate who executes a Joinder Agreement or Section 11(b), no Party shall assign the rights and obligations contained in this Agreement without the prior written consent of each other Person then-party to this Agreement, and any such action without the required consent shall be void ab initio.

(b) Notwithstanding Section 11(a), any Person who is Apache, Blackstone or I Squared as of the time of determination shall be permitted to assign the rights (but only with all related obligations) of Apache, Blackstone or I Squared, as applicable, under Section 2 and Section 21 (and any related section of this Agreement) to its Permitted Transferee that agrees in writing to be bound by this Agreement by execution of a Joinder Agreement (which such execution shall be deemed, for all purposes, to be the execution of this Agreement) and the Corporation is provided with an executed copy of the Joinder Agreement and is notified of the change in Apache, Blackstone or I Squared, as applicable. For the avoidance of doubt, only one Person shall be Apache, only one Person shall be Blackstone and only one Person shall be I Squared under this Agreement at any given time.

(c) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations hereunder.

Section 12. Notices.

Any notice, designation, demand, request, including a request for consent under this Agreement, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

In the case of notice to the Corporation, to:

Altus Midstream Company

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

E-mail: ben.rodgers@apachecorp.com

With a copy to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

E-mail: jason.jean@bracewell.com

Facsimile: (713) 437-5338

and to:

Apache Midstream LLC

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Legal Department

In the case of notice to Apache, APA Corporation or Apache Midstream, to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

E-mail: ben.rodgers@apachecorp.com

With copies to (which copies shall not constitute notice):

Apache Legal

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: General Counsel

Facsimile: (713) 296-6459

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

Email: jason.jean@bracewell.com

In the case of notice to Blackstone, BX Aggregator or BX Permian, to:

Blackstone Management Partners L.L.C.

345 Park Avenue

New York, NY 10154

Attention: David Foley

Email: foley@blackstone.com

With a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

In the case of notice to I Squared or ISQ, to:

Buzzard Midstream LLC

c/o I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

Email: generalcounsel@isquaredcapital.com

With copies to (which copies shall not constitute notice):

I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

Email: generalcounsel@isquaredcapital.com

and

I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

Email: thomas.lefebvre@isquaredcapital.com

and

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attention: Glenn L. Pinkerton; Atman Shukla

Facsimile: (713) 495-7799

Email: gpinkerton@sidley.com; ashukla@sidley.com

In the case of notice to New Raptor, to:

New BCP Raptor Holdco, LLC

2700 Post Oak Blvd, Suite 300

Houston, TX 77056

Attention: Todd Carpenter

Email: tcarpenter@eagleclawmidstream.com

With copies to (which copies shall not constitute notice):

Blackstone Management Partners L.L.C.

345 Park Avenue

New York, NY 10154

Attention: David Foley

Email: foley@blackstone.com

and

Vinson & Elkins L.L.P.

1001 Fannin Street

Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received or (iv) if sent by electronic mail, when confirmation is received. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 13. Waiver.

(a) No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Party hereto to exercise, or delay in exercising, any right, remedy, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) Notwithstanding anything to the contrary herein, the Corporation shall not waive the Transfer restrictions set forth in Section 3(a) unless such waiver has been approved by a majority of the disinterested directors on the Board, as determined by the Board.

Section 14. Entire Agreement.

This Agreement and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein. Unless otherwise provided herein, any consent required by the Corporation may be withheld by the Corporation in its sole discretion.

Section 15. Inconsistent Arrangements; Specific Performance.

(a) No Party shall enter into any agreements or arrangements of any kind with any Person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with Persons that are Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Shares in a manner inconsistent with this Agreement.

(b) Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that a remedy at law for any breach or attempted breach of this Agreement will be inadequate. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and to enforce specifically the terms and provisions hereof, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including securing or posting any bond in order to obtain equitable relief). Each Party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 16. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The failure of any Stockholder to execute this Agreement shall not make it invalid as against any other Stockholder.

Section 17. Further Assurances.

Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 18. Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

Section 19. No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 20. Waiver of Corporate Opportunities.

(a) To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective Affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Corporation, (ii) that is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (iii) to the extent the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation (such a corporate opportunity, a “Subject Opportunity”).

(b) In furtherance of the foregoing, in recognition and anticipation that (i) certain directors, principals, officers, employees or other representatives of The Blackstone Group L.P. and ISQ Global Infrastructure Fund II L.P. (the “BCP Sponsors”) and their respective Affiliates (including ISQ, BX Aggregator, BX Permian and New Raptor) may serve as directors, officers or agents of the Corporation, (ii) the BCP Sponsors and their respective Affiliates (including ISQ, BX Aggregator, BX Permian and New Raptor) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iii) members of the Board who are not employees of the Corporation and their Affiliates that may be designated, nominated or elected by the BCP Sponsors or their respective Affiliates (the “Non-Employee Directors”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 20 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the BCP Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(c) None of (i) the BCP Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in clauses (i) and (ii) above being referred to, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 20(d). Subject to Section 20(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d) The Corporation does not renounce its interest in any Subject Opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation), and the provisions of Section 20(c) and Section 20(e) shall not apply to any such Subject Opportunity.

(e) In addition to and notwithstanding the foregoing provisions of this Section 20, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 21. Dividends and Distributions.

Subject to the Corporation’s governing documents and applicable provisions of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of any National Securities Exchange, for so long as Apache, I Squared or Blackstone is entitled to designate a director pursuant to Section 2(a), the Corporation shall not take any action to reduce, delay or discontinue the Altus Dividend prior to December 31, 2023 without the prior written consent of each of Apache, I Squared and Blackstone, as applicable, permitting such action. For the avoidance of doubt, in the event that Apache, I Squared or Blackstone is no longer entitled to designate a director pursuant to Section 2(a), such Stockholder’s prior written consent shall not be required under this Section 21.

Section 22. Covered Related Party Transactions.

Any transaction between the Corporation or its subsidiaries, on the one hand, and a Stockholder or Affiliate of a Stockholder, on the other hand, that constitutes a Covered Related Party Transaction shall require the prior approval of 66% or more of the disinterested directors on the Board, as determined by the Board.

Section 23. Dividend Reinvestment Plan.

The Parties shall negotiate and enter into definitive documentation reasonably promptly following the date of this Agreement related to a dividend reinvestment plan with the terms described in Exhibit B hereto, to be implemented promptly following the Closing Date.

Section 24. Financial Statements. The Corporation shall use commercially reasonable efforts to deliver or cause to be delivered to each Stockholder (so long as such Stockholder and its Affiliates Beneficially Own 10% or more of the outstanding Shares) (together, the “Recipient Parties”), at such Stockholder’s request:

(a) No later than 30 days after the end of each of the first three calendar quarters of each fiscal year, an unaudited consolidated balance sheet, consolidated income statement, and consolidated statement of cash flows of the Corporation and its subsidiaries for such calendar quarter;

(b) No later than 30 days after the end of each fiscal year, a draft consolidated balance sheet, draft consolidated income statement, and draft consolidated statement of cash flows of the Corporation and its subsidiaries for such fiscal year; and

(c) No later than 55 days after the end of each fiscal year, the Corporation Annual Financials (as defined in the LPA) for such fiscal year.

(d) Any Recipient Party may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Person not receive from the Corporation any information provided pursuant to clauses (a), (b) or (c) of this Section 24; provided, however, that such Person may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice (unless subsequently revoked), the Corporation shall not deliver such information pursuant to this Section 24.

Section 25. Disclosure of Information. The Recipient Parties acknowledge that they will receive information from or regarding the Corporation and its subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Corporation or Persons with which the Corporation conducts business. Each Recipient Party shall hold in strict confidence any Confidential Information that such recipient receives pursuant to this Agreement, and each Recipient Party shall not disclose such Confidential Information to any Person (including any Affiliates) other than another Recipient Party or a director or officer of the Corporation, or otherwise use such information for any purpose other than to evaluate, analyze, and keep apprised of the Corporation’s and its subsidiaries’ assets and their interest therein and for the internal use thereof by a Recipient Party or its Affiliates, except for disclosures (i) to comply with any laws (including applicable stock exchange or quotation system requirements), provided, that a Recipient Party must notify the Corporation promptly of any disclosure of Confidential Information which is required by law, and any such disclosure of Confidential Information shall be to the minimum extent required by law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Recipient Party or its Affiliates (provided, that such Recipient Party shall be responsible for assuring such partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof, except to the extent any such Person who is not a partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Corporation to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 25), or to Persons to which that Recipient Party’s Shares are proposed to be transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality undertakings similar to this Section 25, (iii) of information that a Recipient Party also has received from a source independent of the Corporation and that such Recipient Party reasonably believes such source obtained without breach of any obligation of confidentiality to the Corporation, (iv) of information obtained prior to the formation of the Corporation, provided, that this clause (iv) shall not relieve any Recipient Party or any of its Affiliates from any obligations it may have to any other Recipient Party or any of its Affiliates under any existing confidentiality agreement, (v) that have been or become independently developed by a Recipient Party or its Affiliates or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by such Recipient Party or its representatives), (vii) in connection with any proposed transfer of all or part of a Recipient Party’s Shares or the proposed sale of all or substantially all of a Recipient Party or its direct or indirect parent, to (A) advisers or representatives of the Recipient Party, (B) its direct or indirect parent or (C) Persons to which such interests may be transferred, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 25 or (viii) to the extent the Corporation shall have consented to such disclosure in writing. The term “Confidential Information” shall include any information pertaining to the Corporation’s or any of its subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Corporation’s (or any of its subsidiaries’) ownership and operation of their respective assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding the foregoing, to the extent applicable, the Recipient Parties and their Affiliates may make disclosures to their respective direct and indirect limited partners and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of Blackstone and ISQ. Each Recipient Party acknowledges that Confidential Information furnished to it pursuant to this Agreement may include material nonpublic information concerning the Corporation and its related parties or their respective securities and hereby confirms that it is familiar with the Exchange Act and the rules and regulations promulgated thereunder.

[Signature Page to Follow]

The Parties have signed this agreement as of the date first written above.

THE CORPORATION:

ALTUS MIDSTREAM COMPANY

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and Treasurer

STOCKHOLDERS:

APA CORPORATION

By:	/s/ Steven J. Riney
Name:	Steven J. Riney
Title:	Executive Vice President and Chief Financial Officer

APACHE MIDSTREAM LLC

By:	/s/ Steven J. Riney
Name:	Steven J. Riney
Title:	Executive Vice President and Chief Financial Officer

BCP RAPTOR AGGREGATOR, LP By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

BX PERMIAN PIPELINE AGGREGATOR LP By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

BUZZARD MIDSTREAM LLC

By:	/s/ Thomas Lefebvre
Name:	Thomas Lefebvre
Title:	Authorized Person

NEW BCP RAPTOR HOLDCO, LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

And solely for purposes of Section 2(a)(iv) and Section 2(a)(v): BCP RAPTOR HOLDCO, LP

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

SIGNATURE PAGE TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Exhibit B

DRIP TERM SHEET

Mandatory DRIP:	Apache Midstream, ISQ, BX Aggregator, BX Permian and New Raptor agree that, with respect to Common Units in Altus Midstream LP and shares of Class A Common Stock held by such Person immediately following Closing, at least 20% of all distributions or dividends received shall be reinvested in shares of Class A Common Stock. This mandatory dividend reinvestment program shall apply (i) between Closing and the date dividends are declared for the quarter ending December 31, 2023 (the “End Date”) and (ii) to any shares of Class A Common Stock issued pursuant to the redemption or exchange of such Common Units until the End Date. The audit committee of the Board shall have the authority to increase the percentage of the mandatory dividend reinvestment to up to 100%. The audit committee shall issue resolutions compliant with Rule 16b-3(d)(1) under the Exchange Act for each participant.

Optional Drip:	All holders of shares of Class A Common Stock shall be entitled to reinvest all or part of their dividends from shares of Class A Common Stock on substantially the same terms as the Mandatory DRIP.

VWAP:	All shares of Class A Common Stock issued in connection with the Mandatory DRIP and Optional Drip shall be valued at a 3% discount to the volume weighted average price for the five trading days prior to the applicable record date.

Pro Rata:	The audit committee’s approval of any Mandatory DRIP reinvestment shall be pro rata such that each Person subject to the Mandatory DRIP reinvests the same percentage of each distribution/dividend for shares of Class A Common Stock.

No Prohibition on Transfers:	Subject to the terms of Section 3 of this Agreement, nothing in this Exhibit B shall restrict a Person from Transferring its Common Units or shares of Common Stock; provided that any Transfers to Affiliates shall remain subject to the terms of the Mandatory DRIP.

[Remainder of page intentionally blank.]

EXHIBIT B TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Schedule 1

The Corporation shall pay to the holders of Class A Common Stock a dividend in the amount of $1.50 per share per quarter ($6.00 per share per year) during the period commencing on the Closing Date and ending on December 31, 2023.

SCHEDULE 1

Annex F

Execution Version

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTUS MIDSTREAM LP

Dated as of October 21, 2021

THE UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

ii

Schedules

Schedule 1        Schedule of Limited Partners

Exhibits

Exhibit A        Form of Joinder Agreement

Exhibit B        Form of Board Observer Confidentiality Agreement

iii

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF ALTUS MIDSTREAM LP

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Altus Midstream LP, a Delaware limited partnership (the “Partnership”), dated as of October 21, 2021, is adopted, executed and agreed to by and among Altus Midstream GP LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on August 3, 2018;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “A&R Limited Partnership Agreement”), with each of the Limited Partners (as defined herein) set forth on the signature pages thereto;

WHEREAS, the Partnership previously entered into a Preferred Unit Purchase Agreement, dated as of May 8, 2019 (the “Series A Preferred Unit Purchase Agreement”), among the Partnership, the parties identified as “Purchasers” therein, and the Corporation (as defined below), pursuant to which the Partnership issued the Series A Preferred Units (as defined below), and, in connection therewith, the A&R Limited Partnership Agreement was amended on June 12, 2019 (as amended, the “Existing Limited Partnership Agreement”);

WHEREAS, the Partners desire to amend and restate the Existing Limited Partnership Agreement in its entirety to provide for (i) the transactions contemplated by that certain Contribution Agreement, dated October 21, 2021 (the “EagleClaw Contribution Agreement”), by and among the Corporation (as defined below), the Partnership, New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New BCP Raptor”), and, solely with respect to the provisions of the Contribution Agreement to which it is made a party, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”), (ii) other necessary and appropriate changes in connection therewith, and (iii) the admittance of BCP Raptor Aggregator, LP (“BX Aggregator”), BX Permian Pipeline Aggregator LP (“BX Permian” and, together with BX Aggregator, collectively, the “Blackstone Partners”), ISQ Global Infrastructure Fund II L.P. (“ISQ Partner”) and New BCP Raptor as Limited Partners; and

WHEREAS, contemporaneously herewith, certain Partners and the Partnership entered into that certain Consent and Waiver Letter, dated October 21, 2021 (the “Consent and Waiver Letter”), whereby such Partners and the Partnership agreed to certain matters in connection with the EagleClaw Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“A&R Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Acquisition Period” means, if the Partnership has provided a Qualified Acquisition Notice, the period beginning with the Qualified Acquisition Closing Date and ending on the earliest of (a) the first anniversary of such Qualified Acquisition Closing Date, and (b) the date on which the Partnership notifies the Series A Preferred Unitholders that it desires to end the Acquisition Period for such Qualified Acquisition.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year or other Fiscal Period, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and

(b) increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, any existing or future private equity funds, investment funds, investment vehicles and managed accounts managed by or affiliated with such Person as of the date hereof and each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. Notwithstanding the foregoing, solely for purposes of this Agreement (other than Section 6.01(e)(v), Section 6.01(e)(xiii) and Section 6.04), (i) the Corporation, the General Partner and their respective Subsidiaries shall not be deemed Affiliates of Apache Partner, the Blackstone Partners, ISQ Partner or New BCP Raptor and (ii) no portfolio company of either Blackstone Partner or any of their respective affiliated funds shall be considered an Affiliate of either Blackstone Partner and no portfolio company of ISQ Partner or any of its affiliated funds shall be considered an Affiliate of ISQ Partner.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning bribery, corruption or money laundering, including, without limitation, the Bribery Act 2010 of the United Kingdom.

“APA” means Apache Corporation, a Delaware corporation.

“APA Material Agreements” means, collectively, (a) that certain Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between APA and the Corporation, including that certain letter agreement dated April 23, 2019, (b) that certain Gas Processing Agreement, dated as of July 1, 2018, by and between Alpine High Processing LP and APA and (c) that certain Gas Gathering Agreement, dated as of July 1, 2018, by and between Alpine High Gathering LP and APA, as amended from time to time.

“Apache Contributed Interests” has the meaning set forth in the Apache Contribution Agreement.

“Apache Contribution” has the meaning set forth in Section 3.03(a).

“Apache Contribution Agreement” means that certain Contribution Agreement, dated as of August 8, 2018, by and among the Corporation, Apache Contributor, the Partnership and the other parties signatory thereto (as may be amended or supplemented from time to time).

“Apache Contribution Closing Date” means November 9, 2018.

“Apache Partner” means Apache Midstream LLC, a Delaware limited liability company.

“Applicable Share” has the meaning set forth in Section 9.03.

“Appraisers” has the meaning set forth in Section 15.02.

“Asset Disposition” has the meaning set forth in Section 11.04(d)(i).

“Asset Disposition Notice” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redeemable Units” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redeemed Partner” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redeemed Units” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redemption” has the meaning set forth in Section 11.04(d)(i).

“Asset Disposition Redemption Amount” has the meaning set forth in Section 11.04(d)(i).

“Asset Disposition Redemption Date” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redemption Election” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Redemption Notice” has the meaning set forth in Section 11.04(d)(iii).

“Asset Disposition Repayment” has the meaning set forth in Section 11.04(d)(i).

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Limited Partner at any Tax Advance Date, an amount equal to the cumulative amount of U.S. federal, state and local income taxes (including any applicable estimated taxes) for the current Taxable Year, and all prior Taxable Years, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, any guaranteed payments for the use of capital pursuant to Section 707(c) of the Code, and, in the case of any Limited Partner or any direct or indirect partner or member of such Limited Partner that is classified as a corporation for U.S. federal income tax purposes, any applicable limitation on the deductibility of net operating losses, that the General Partner estimates would be due from such Limited Partner as of the relevant Tax Advance Date, assuming that such Limited Partner (a) earned solely the items of income, gain, deduction, loss and/or credit allocated to such Limited Partner pursuant to Article V and (b) is subject to tax at the Assumed Tax Rate. The General Partner shall reasonably determine the Assumed Tax Liability for each Partner based on such assumptions as the General Partner deems necessary. For the avoidance of doubt, each Limited Partner’s Assumed Tax Liability shall take into account any items of income, gain, deduction, loss and/or credit and any guaranteed payments taken into account by such Limited Partner with respect to any Taxable Years as a result of an examination of the Partnership’s affairs by tax authorities or any resulting administrative and judicial proceedings.

“Assumed Tax Rate” means, for any Partner for any Taxable Year, the highest marginal rate of U.S. federal, state and local income tax applicable to an individual, or, if higher, a corporation, resident in New York, New York or San Francisco, California (whichever is higher), including any tax rate imposed under Section 1411 of the Code, determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Partner) and capital gains (in cases where taxes are being determined on capital gains allocated to a Partner).

“Available Cash” shall mean, with respect to any Quarter prior to the Liquidation Date:

(a) all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of such Quarter; less

(b) the amount of any cash reserves established by the General Partner for satisfaction during the subsequent Quarter of (i) all debts, liabilities and obligations of the Partnership and any reserves for any expenditures, working capital needs, other capital requirements or contingencies and (ii) any restrictions on distributions contained in any agreement to which the Partnership is bound.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Common Redeemed Partner is subject, which period restricts the ability of such Common Redeemed Partner to immediately resell shares of Class A Common Stock to be delivered to such Common Redeemed Partner in connection with a Share Settlement.

“Blackstone Partners” has the meaning set forth in the recitals to this Agreement.

“Board Observer” has the meaning set forth in Section 6.09(c).

“Book Value” means, with respect to any Partnership asset, the Partnership’s adjusted basis in such asset for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Book Values of all Partnership properties shall be adjusted to equal their respective gross Fair Market Values as of the following times (including in connection with any Optional Exchange if reasonably determined by the General Partner to be necessary or appropriate): (i) the acquisition of an interest or additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership or the acquisition of an interest or additional interest in the Partnership by any new or existing Partner in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Partnership; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the General Partner to be permitted and necessary or appropriate to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. If any noncompensatory options (including the Warrants) are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Partnership shall adjust the Book Values of its properties to properly reflect any change in the Fair Market Value of such noncompensatory options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Book Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (e) in the definition of “Profits” or “Losses” below or Section 5.03(e); provided, however, that the Book Value of a Partnership assets shall not be adjusted pursuant to this subsection to the extent the General Partner determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Book Value of a Partnership asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Book Value, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article V.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations located in Houston, Texas are closed.

“BX Aggregator” has the meaning set forth in the recitals to this Agreement.

“BX Permian” has the meaning set forth in the recitals to this Agreement.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, or the initial Book Value of any other property that such Partner contributes (or is deemed to contribute) to the Partnership. Any reference to the Capital Contribution of a Partner will include any Capital Contributions made by a predecessor holder of such Partner’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Partner.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash from Ordinary Course Operations” means cash generated from ordinary course operations of the Partnership and its Subsidiaries (taken as a whole) consistent with past practice, excluding, for the avoidance of doubt, cash generated from asset sales or dispositions, capital contributions from the Partners (including the purchase of the Series A Preferred Units pursuant to the Series A Preferred Unit Purchase Agreement) and borrowings of any Indebtedness.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Common Units (other than (i) to the Corporation , (ii) in connection with a Common Redemption or Direct Exchange in accordance with Article XI or (iii) to the Permitted Owners) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (A) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (B) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (C) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (D) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (A), (B), (C) and (D) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“COC Notice” has the meaning set forth in Section 11.04(c).

“COC Redeemed Partner” has the meaning set forth in Section 11.04(c).

“COC Redeemed Units” has the meaning set forth in Section 11.04(c).

“COC Redemption” has the meaning set forth in Section 11.04(c).

“COC Redemption Date” has the meaning set forth in Section 11.04(c).

“COC Redemption Notice” has the meaning set forth in Section 11.04(c).

“COC Redemption Right” has the meaning set forth in Section 11.04(c).

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Common Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Common Redeemed Units” has the meaning set forth in Section 11.01(a).

“Common Redemption” has the meaning set forth in Section 11.01(a).

“Common Redemption Date” has the meaning set forth in Section 11.01(a).

“Common Redemption Notice” has the meaning set forth in Section 11.01(a).

“Common Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Common Redemption Right” has the meaning set forth in Section 11.01(a).

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit representing certain Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Common Units by the total Common Units of all Partners outstanding at such time. The Common Unit Percentage Interest of each Common Unitholder shall be calculated to the fourth (4th) decimal place, and the Common Unit Percentage Interest with respect to the General Partner Interest and any Series A Preferred Unit shall at all times be zero.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Class A Common Stock on the principal National Securities Exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Common Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Common Unitholder” means, with respect to each Common Unit, the Unitholder of such Common Unit.

“Competitor” means a Person who is engaged, as one of its principal businesses, in the gathering, processing, distribution, transportation, storage, or treatment of water, crude oil, natural gas, natural gas liquids, condensate, other hydrocarbons, or related substances in either the Permian Basin or the State of Texas (a “Midstream Business”), but excluding any Person whose primary business is being a lender or private equity sponsor to companies engaged in any aspect of, or a passive investor in, a Midstream Business, in each case, other than any Person that directly operates any Midstream Business and any private equity fund that Controls any Person that directly operates a Midstream Business (excluding, for avoidance of doubt, any existing or future private equity funds, investment funds, investment vehicles and managed accounts within a private equity fund enterprise, in each case, that do not Control such a Midstream Business).

“Confidential Information” has the meaning set forth in Section 16.02(a).

“Consent and Waiver Letter” has the meaning set forth in the recitals to this Agreement.

“Consolidated Net Income” means, for any period, the net income (loss) of the Partnership and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” (including with correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” means Altus Midstream Company or, whenever required by or consistent with the context of the terms and provisions of this Agreement, any Subsidiary thereof that is not a Group Member.

“Corporation Annual Financials” has the meaning set forth in Section 8.01.

“Corporation Related Party Transaction Policy and Procedures” means that certain Related Party Transaction Policy and Procedures of the Corporation as in effect on the Series A Issue Date.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Credit Agreement” means any credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, including the Existing Credit Agreement while the same is in effect, in each case as may be amended, restated, supplemented or otherwise modified from time to time, and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation.

“Debt” of any Person means indebtedness, including capital leases that are shown as debt on a consolidated balance sheet of such Person prepared in accordance with GAAP and Debt Securities.

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of the Corporation.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other Fiscal Period, except that (a) if the Book Value of any such asset differs from its adjusted tax basis for U.S. federal income tax purposes, and if such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such asset, the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of a property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units or (c) any amounts payable pursuant to Section 6.05.

“EagleClaw Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“EagleClaw Contribution Closing” means the closing of the transactions contemplated by the EagleClaw Contribution Agreement.

“Earn-Out Consideration” has the meaning set forth in the Apache Contribution Agreement.

“EBITDA” means, for any period, the Consolidated Net Income for such period,

(a) excluding, without duplication and to the extent included in determining such consolidated net income: (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and accretion for such period and amortization of intangible assets for such period, (iv) nonrecurring or unusual noncash gains or losses (including (A) gains and losses in respect of dispositions of assets and (B) impairment charges in respect of tangible or intangible assets) for such period, (v) noncash increases and decreases in net income for such period due to the accounting for trading and hedging agreements, (vi) the cumulative effect for such period of a change in accounting principles, (vii) any fees and expenses for such period relating to the Transactions, (viii) the income or loss of any Person other than a Restricted Subsidiary in which the Partnership or any Restricted Subsidiary has an ownership interest, (ix) the income or loss of, and any cash dividends or similar cash distributions paid to, any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Partnership to the extent such income or loss or such amounts are attributable to the noncontrolling interests in such Restricted Subsidiary, and (x) any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments to the Partnership or another Restricted Subsidiary is, as of the date of determination of “EBITDA” hereunder, restricted by its organizational documents, any contractual obligations (other than any Credit Agreement) or any applicable Law;

(b) (i) during the period commencing on the Series A Issue Date and ending on the fifth (5th) anniversary of the Series A Issue Date, including, without duplication, solely to the extent such amount is included in the calculation of EBITDA (or such similar term, as defined in the Credit Agreement), the amount of any Qualified Project EBITDA Adjustment, if applicable, and which is a reasonable projection of revenue based on an executed midstream contract (provided that the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to twenty percent (20%) of the total actual consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period (which total actual consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments) and (ii) thereafter, excluding, the amount of any Qualified Project EBITDA Adjustment;

(c) including, without duplication, any cash dividends or similar cash distributions made by any Person to the Partnership or to any Restricted Subsidiary; and

(d) including, without duplication and solely to the extent such amount is included in the calculation of EBITDA (or such similar term, as defined in the Credit Agreement), the EBITDA of (x) any Restricted Subsidiary or (y) attributable to any business, property or asset acquired (in the case of each of the preceding clauses (x) and (y)) by the Partnership or its Restricted Subsidiaries during such period, including a Qualified Acquisition but not, for the avoidance of doubt, including the EBITDA of any Unrestricted Subsidiary or any business, property or asset acquired by an Unrestricted Subsidiary (each such Person, business, property or asset acquired and not subsequently disposed of, an “Acquired Entity or Business”), based on the actual EBITDA of such Acquired Entity or Business for such period (irrespective, for the avoidance of doubt, of whether such actual EBITDA of such Acquired Entity or Business for such period occurred prior to such acquisition by the Partnership or its Restricted Subsidiaries).

“Effective Time” has the meaning set forth in Section 16.16.

“Effective Time Series A Redemption” means the redemption of Series A Preferred Units occurring pursuant to the terms of the Consent and Waiver Letter at the Effective Time.

“Effectiveness Period” has the meaning set forth Section 11.06(c)(i).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (a) with respect to the Partnership or any of its Subsidiaries, (i) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (b) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all Common Stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Excess Tax Amount” has the meaning set forth in Section 5.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Existing Credit Agreement” means the credit facility, dated as of the November 9, 2018, by and among the Partnership, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and Citibank, N.A., Bank of America, N.A., the Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and the Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents, as amended by the First Amendment thereto, effective as of May 8, 2019, the Second Amendment thereto, dated as of February 7, 2020, and the Limited Waiver and Third Amendment thereto, dated as of October 15, 2021, without giving effect to any other amendments or supplements.

“Existing Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Pipeline Joint Venture” means (i) PHP and (ii) any of the Persons not Controlled by the Partnership but through which the Partnership or any of its Subsidiaries directly or indirectly owns an interest in the pipelines commonly known as the “Shin Oak Pipeline” and the “Gulf Coast Express Pipeline.”

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Partnership and its Subsidiaries delivered to the Lenders (as defined in the Credit Agreement) pursuant to the Credit Agreement.

“General Partner” means Altus Midstream GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the United States, or any domestic state, county, city or other political subdivision, governmental department or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the parties hereto or their respective businesses.

“Group Member” means any of the Partnership or any Subsidiary thereof.

“Indebtedness” of any Person means all (a) Debt and (b) guaranties or other contingent obligations in respect of the Debt of any other Person.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Initial Period” has the meaning assigned to such term in the Existing Credit Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRR” means, with respect to each outstanding Series A Preferred Unit (excluding any Series A PIK Unit), as of any time of determination, the actual annual rate of return on the Series A Issue Price, taking into account any cash Distributed in respect of such Series A Preferred Unit by the Partnership, including any cash Distributions and Tax Advances paid in respect of, and any amounts of cash paid in redemption of, such Series A Preferred Unit. IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel. For the avoidance of doubt, in no event shall any calculation of IRR take into account (a) any transaction expenses of the Series A Preferred Unitholders reimbursed by the Partnership or the Corporation, (b) any payments or accretions to the Series A Investment Amount in respect of the Series A Distribution Default Rate, any payments made to the Series A Preferred Unitholders pursuant to Article 7 of the Series A Preferred Unit Purchase Agreement or any payments made to the Series A Preferred Unitholders pursuant to Section 11.06 or arising out of the remedies permitted in Section 16.18 or (c) any payments made to the Series A Preferred Unitholders pursuant to the Consent and Waiver Letter, other than payments made pursuant to the Effective Time Series A Redemption.

“ISQ Partner” has the meaning set forth in the recitals to this Agreement.

“Issuable Maximum” has the meaning set forth in Section 11.05(e).

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“JV Asset Disposition” has the meaning set forth in Section 11.04(d).

“JV Asset Disposition Redemption” has the meaning set forth in Section 11.04(d).

“JV Asset Disposition Redemption Amount” has the meaning set forth in Section 11.04(d).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order or decree of a Governmental Entity.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits and Losses (or items thereof) and Distributions.

“Liquidated Damages Multiplier” has the meaning set forth in Section 11.06(c)(ii).

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Partnership occurs.

“Liquidation Exchange” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Date” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Notice” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Right” has the meaning set forth in Section 11.05(d).

“Liquidation Exchanged Units” has the meaning set forth in Section 11.05(d).

“Liquidation Exchanging Partner” has the meaning set forth in Section 11.05(d).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any National Securities Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Asset Disposition” has the meaning set forth in Section 11.04(d).

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) fifty percent (50%) of the consolidated net tangible assets of the Partnership or (b) fifty percent (50%) of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization. For purposes of this Agreement, PHP shall not be considered a Subsidiary or Material Subsidiary of the Partnership.

“Midstream Business” has the meaning set forth in the definition of “Competitor.”

“MOIC” means, with respect to each outstanding Series A Preferred Unit (excluding any Series A PIK Unit), as of any time of determination, the number obtained by dividing (a) the cumulative amount of any cash Distributed in respect of such Series A Preferred Unit by the Partnership, including any cash Distributions and Tax Advances paid in respect of, and any amounts of cash paid in redemption of, such Series A Preferred Unit by (b) the Series A Issue Price. For the avoidance of doubt, in no event shall any calculation of MOIC take into account (i) any transaction expenses of the Series A Preferred Unitholders reimbursed by the Partnership or the Corporation, (ii) any payments or accretions to the Series A Investment Amount in respect of the Series A Distribution Default Rate, any payments made to the Series A Preferred Unitholders pursuant to Article 7 of the Series A Preferred Unit Purchase Agreement or any payments made to the Series A Preferred Unitholders pursuant to Section 11.06 or arising out of the remedies permitted in Section 16.18 or (iii) any payments made to the Series A Preferred Unitholders pursuant to the Consent and Waiver Letter, other than payments made pursuant to the Effective Time Series A Redemption.

“National Securities Exchange” means any of the following markets or exchanges: the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

“New BCP Raptor” has the meaning set forth in the recitals to this Agreement.

“Officer(s)” has the meaning set forth in Section 6.01(b).

“Optional Exchange” has the meaning set forth in Section 11.05(a).

“Optional Exchange Date” has the meaning set forth in Section 11.05(a).

“Optional Exchange Notice” has the meaning set forth in Section 11.05(a).

“Optional Exchange Notice Date” has the meaning set forth in Section 11.05(a).

“Optional Exchange Retraction Notice” has the meaning set forth in Section 11.05(b).

“Optional Exchange Right” has the meaning set forth in Section 11.05(a).

“Optional Exchange Settlement Method Notice” has the meaning set forth in Section 11.05(b).

“Optional Exchanged Units” has the meaning set forth in Section 11.05(a).

“Optional Exchanging Partner” has the meaning set forth in Section 11.05(a).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any of its Subsidiaries, in each case acting in such capacity.

“Partnership Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest with respect to such taxes payable by any Group Member as a result of any examination of any Group Member’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.04.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final, temporary or, to the extent taxpayers are permitted to rely upon them, proposed Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Partnership Unaudited Annual Financials” has the meaning set forth in Section 8.01.

“Permitted Lender” means a commercial or investment bank that, as of the time of determination, has a senior, non-credit enhanced long-term indebtedness rating of at least BBB+ or Baa1 from Standard & Poor’s Financial Services LLP or Moody’s Investor Services, respectively.

“Permitted Loan” means any bona fide loans or other extensions of credit entered into by a Series A Preferred Unitholder or any of its Affiliates with one or more Permitted Lenders for the purposes of acquiring or otherwise financing the acquisition of Series A Preferred Units and secured in whole or in part by a pledge, hypothecation or other grant of a security interest in such Series A Preferred Units.

“Permitted Owners” means the Corporation and its Subsidiaries, APA and its Affiliates, the Blackstone Partners and their respective Affiliates (other than their and their Affiliates’ respective portfolio companies), and ISQ Partner and its Affiliates (other than its and their respective portfolio companies).

“Permitted Transfer” has the meaning set forth in Section 10.01(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“PHP” means Permian Highway Pipeline LLC, a Delaware limited liability company.

“Pipeline Joint Venture” means any Person not Controlled by the Partnership but through which the Partnership or any of its Subsidiaries indirectly owns an interest in a water, oil, natural gas or natural gas liquids midstream or upstream business with one or more joint venture partners, including the Existing Pipeline Joint Ventures.

“Pro rata,” “proportional,” “in proportion to” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of Units of a particular class or series held by such holder as compared to the total number of Units of that class or series outstanding.

“Profits” or “Losses” means, for each Taxable Year or other Fiscal Period, an amount equal to the Partnership’s taxable income or loss, respectively, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(b) If the Book Value of any Partnership asset is adjusted pursuant to subsection (b) or (c) of the definition of Book Value above, the amount of such adjustment shall be taken into account (except to the extent allocated pursuant to Section 5.03) as gain or loss from the disposition of such asset.

(c) Items of income, gain, loss or deduction attributable to the disposition of a Partnership asset having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such asset.

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(e) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset.

(f) Items specially allocated under Section 5.03 shall be excluded from the computation of Profits and Losses, but such items available to be specially allocated pursuant to Section 5.03 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

If the Partnership’s taxable income or taxable loss for a Taxable Year or other Fiscal Period, as adjusted in the manner provided above in clauses (a) through (f) above, is (A) a positive amount, such amount shall be the Profits for such Taxable Year or other Fiscal Period, or (B) a negative amount, such amount shall be the Losses for such Taxable Year or other Fiscal Period.

“Qualified Acquisition” means any one or more transactions (a) pursuant to which the Partnership or any of its Restricted Subsidiaries acquires, for an aggregate purchase price of not less than $35,000,000, (i) more than 50% (or if such percent or more is already owned, any additional incremental amount) of the issued and outstanding Capital Stock of any other Person or (ii) other property or assets of, or of any operating division or business unit of, any other Person (other than acquisitions of Capital Stock of such Person and acquisitions by the Partnership or any of its Restricted Subsidiaries of inventory or supplies in the ordinary course of business) and (b) which is designated by the Partnership by a Qualified Acquisition Notice.

“Qualified Acquisition Closing Date” means the closing date for a Qualified Acquisition.

“Qualified Acquisition Notice” means the Partnership’s written notice (i) of its election to designate a transaction as a Qualified Acquisition and (ii) delivered to the Series A Preferred Unitholders on or after the Qualified Acquisition Closing Date.

“Qualified Project” means the acquisition, construction or expansion of any capital project by the Partnership or any of its Restricted Subsidiaries, the aggregate capital cost of which exceeds or is reasonably expected to exceed $20,000,000.

“Qualified Project EBITDA Adjustment” means with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount (determined by the Partnership in good faith in a commercially reasonable manner and certified by the chief financial officer of the general partner of the Partnership) equal to the projected consolidated EBITDA attributable to such Qualified Project for the first twelve-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount referred to as “Projected Post-Operation EBITDA” and to be determined based on projected revenues from such Qualified Project, scheduled Commercial Operation Date, and other reasonable factors), which may, at the Partnership’s option, be added to actual consolidated EBITDA for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual consolidated EBITDA attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; provided, further, however, that if the Commercial Operation Date occurs on a date other than the last day of a fiscal quarter, then the applicable reduction shall beprorated by multiplying the applicable reduction percent by a fraction, the numerator of which is the number of days during the period beginning on the scheduled Commercial Operation Date through (and including) the last day before the actual Commercial Operation Date and the denominator of which is the number of days during the period beginning on (and including) the scheduled Commercial Operation Date through (and including) the last day of the fiscal quarter during which the actual Commercial Operation Date occurs; and

(b) for each of the first four full fiscal quarters after the Commercial Operation Date, the difference between Projected Post-Operation EBITDA and actual consolidated EBITDA through the end of the applicable quarter attributable to such Qualified Project; provided that, in the event such actual consolidated EBITDA shall materially differ from Projected Post-Operation EBITDA through the end of the applicable quarter, Projected Post-Operation EBITDA shall be redetermined in respect of the then unexpired portion of the first four fiscal quarters after the Commercial Operation Date in the same manner as set forth in clause (a) above, such amount to be approved by the administrative agent under the Credit Agreement, which may, at the Partnership’s option, be added to actual consolidated EBITDA for the Partnership and its Restricted Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to twenty percent (20%) of the total actual consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period (which total actual consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments); and

(ii) for the avoidance of doubt, the foregoing consolidated EBITDA adjustments shall be adjusted with respect to the portion of consolidated EBITDA which would be attributable to any non-wholly owned Subsidiaries of the Partnership to reflect only the Partnership’s pro rata ownership interest in such Subsidiaries and joint ventures.

“Quarter” means a fiscal quarter of the Partnership.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation or (c) any sale, conveyance, lease or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Unitholders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Unitholders entitled to receive any report or Distribution or to participate in any offer.

“Refinancing” means, following the date hereof, the refinancing of the Debt of the Partnership and its Subsidiaries, including the Existing Credit Agreement.

“Registration Default” has the meaning set forth in Section 11.06(c)(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Corporation, Apache Partner, BX Aggregator, BX Permian, ISQ Partner and the other parties thereto (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Regulatory Allocations” has the meaning set forth in Section 5.03(f).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Reporting Partner” has the meaning set forth in Section 9.03.

“Representatives” has the meaning set forth in Section 16.02(a).

“Requisite Stockholder Approval” has the meaning assigned to such term in the Series A Preferred Unit Purchase Agreement.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) by a Person with respect to any Capital Stock issued by such Person or any payment (whether in cash, securities or other property) by a Person on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Capital Stock issued by such Person or of any option, warrant or other right to acquire any such Capital Stock.

“Restricted Subsidiary” means any Subsidiary of the Partnership that is not an Unrestricted Subsidiary.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets

Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series A Cash Settlement” means, with respect to each Series A Preferred Unit for which the Partnership elects to settle an Optional Exchange in cash pursuant to Section 11.05, immediately available funds in U.S. dollars in an amount equal to the Series A Redemption Price for such Series A Preferred Unit (substituting the applicable Optional Exchange Date for the term “Series A Redemption Date” in the definition of “Series A Redemption Price”).

“Series A Change of Control” means a Change of Control Transaction or any of the following:

(a) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of the voting equity interests of the Corporation by any Person or group (other than the Permitted Owners);

(b) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of voting equity interests of the General Partner by any Person or group (other than the Corporation and the Permitted Owners);

(c) the Corporation, the Partnership, or any of their respective Subsidiaries becoming subject to registration as an investment company pursuant to the Investment Company Act; provided that, for the avoidance of doubt, during any period that any such Person is exempt from registration under the Investment Company Act pursuant to Rule 3a-2 promulgated under the Investment Company Act, Section 3(b)(2) of the Investment Company Act, or other exemption that is or becomes available under applicable law, such Person shall not be considered subject to registration as an investment company under the Investment Company Act;

(d) the Corporation ceases to directly own at least one percent (1%) of the outstanding Common Units;

(e) any Transfer, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of Common Units in the Partnership by the Corporation unless such Transfer would not result in the Corporation owning less than fifty percent (50%) of the outstanding Common Units;

(f) the Class A Common Stock is no longer listed or admitted to trading on a National Securities Exchange; or

(g) any dissolution, liquidation or winding-up of the Partnership or the General Partner;

provided, however, that neither (i) a transaction solely between the Partnership or any of its Subsidiaries, on the one hand, and the Partnership or any of its Subsidiaries, on the other hand, nor (ii) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (iii) a transaction solely for the purpose of changing the form of entity of the Partnership, shall in each case of clauses (i), (ii) and (iii) constitute a Series

A Change of Control; provided, further, that for purposes of determining indirect ownership in clauses (a) through (b), ownership by any person or group or changes in ownership of APA or any entity Controlling APA shall not be considered indirect ownership of the Corporation or any of its Subsidiaries.

“Series A Distribution Amount” means an amount per Quarter equal to the applicable Series A Distribution Rate (or the Series A Distribution Rate plus the Series A Distribution Default Rate, if and when applicable) multiplied by the Series A Investment Amount; provided, that the Series A Distribution Amount will be calculated based on a 360-day year consisting of four (4) ninety-day (90-day) Quarters.

“Series A Distribution Default Rate” means an additional percentage per annum equal to the Series A Payment Default Percentage, cumulative to the Series A Distribution Rate, computed on the basis of a 360-day year comprised of 30-day months.

“Series A Distribution Payment Date” has the meaning set forth in Section 4.01(b)(i).

“Series A Distribution Rate” means (a) in respect of each Quarter ending on or before December 31, 2023, seven percent (7%) per annum and (b) in respect of each Quarter ending after December 31, 2023, ten percent (10%) per annum, each computed on the basis of a 360-day year comprised of 30-day months.

“Series A Exchange Amount” means, with respect to any Series A Preferred Unit, a number of shares of Class A Common Stock equal to the Series A Redemption Price (substituting the applicable Optional Exchange Date for the term “Series A Redemption Date” in the definition of “Series A Redemption Price”) divided by the Series A Reference Price, as such amount may be adjusted in accordance with Section 11.05(f).

“Series A Initial Distribution Period” has the meaning set forth in Section 4.01(b)(i).

“Series A Investment Amount” means, with respect to each Series A Preferred Unit (including any Series A PIK Units), the Series A Issue Price plus any Series A Unpaid Distributions with respect to such Series A Preferred Unit.

“Series A Issue Date” means June 12, 2019.

“Series A Issue Price” means $1,000 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Units that, with respect to Distributions on such Units and Distributions upon liquidation, dissolution or winding up of the Partnership or maturity or redemption of such Units, ranks junior to the Series A Preferred Units, including Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Parity Securities” means any class or series of Units that, with respect to Distributions on such Units or Distributions upon liquidation, dissolution or winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units, but shall not include any Series A Senior Securities.

“Series A Payment Default Percentage” means, with respect to each Series A Preferred Unit, as applicable: (a) during any period for which there are any unpaid Series A Quarterly Distributions but no unpaid Distributions required to be made pursuant to Section 4.01(d), two percent (2%) per annum; (b) during any period for which there are unpaid Distributions required to be made pursuant to Section 4.01(d) but no unpaid Series A Quarterly Distributions, one and one half percent (1.5%) per annum; (c) during any period for which there are any unpaid Series A Quarterly Distributions and any unpaid Distributions required to be made pursuant to Section 4.01(d), three and one half percent (3.5%) per annum; provided that, the “Series A Payment Default Percentage” shall instead be, (i) in the event the Partnership fails to pay in cash any portion of the Series A Quarterly Distributions required to be paid in cash pursuant to Section 4.01(b) for two (2) consecutive Quarters, (A) for purposes of preceding clause (a), four percent (4%) per annum; and (B) for purposes of preceding clause (c), five and one half percent (5.5%) per annum and (ii) in the event the Corporation fails to obtain Requisite Stockholder Approval in respect of an exchange of any Series A Preferred Units or a Series A Restricted Action occurs, for all purposes of this definition, five and one half percent (5.5%) per annum. For the avoidance of doubt, during any period for which there are no unpaid Series A Quarterly Distributions or unpaid Distributions required to be made pursuant to Section 4.01(d) or if at a given time the Corporation has not failed to obtain Requisite Stockholder Approval in respect of an exchange of any Series A Preferred Units or a Series A Restricted Action has not occurred, the Series A Payment Default Percentage shall be zero. For purposes of this definition, Distributions shall be treated as required to be made pursuant to Section 4.01(d) notwithstanding whether or not the Partnership has available proceeds or cash therefor.

“Series A PIK Payment Date” has the meaning set forth in Section 4.01(b)(ii).

“Series A PIK Units” means any Series A Preferred Units issued as part of a Series A Quarterly Distribution in accordance with Section 4.01(b)(ii).

“Series A Preferred Representative” means MTP Energy Management LLC or such other Series A Preferred Unitholder as agreed to by the Series A Preferred Unitholders representing the Series A Required Voting Percentage.

“Series A Preferred Unit Closing” has the meaning given the term “Closing” in the Series A Preferred Unit Purchase Agreement.

“Series A Preferred Unit Drag Notice” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Drag Price” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Drag Transaction” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Series A Preferred Units by the total Series A Preferred Units of all Partners outstanding at such time. The Series A Preferred Unit Percentage Interest of each Series A Preferred Unitholder shall be calculated to the fourth (4th) decimal place, and the Series A Preferred Unit Percentage Interest with respect to the General Partner Interest and any Common Unit shall at all times be zero.

“Series A Preferred Unit Purchase” means the closing of the transactions contemplated by the Series A Preferred Unit Purchase Agreement.

“Series A Preferred Unit Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Series A Preferred Unitholder” means, with respect to each Series A Preferred Unit, the Unitholder of such Series A Preferred Unit.

“Series A Preferred Unitholder Permitted Transfer” means, with respect to any Series A Preferred Unitholder, (a) a Transfer of all or any portion of the Series A Preferred Units of such Series A Preferred Unitholder to (i) an Affiliate of such Series A Preferred Unitholder, (ii) any other Series A Preferred Unitholder or an Affiliate thereof, (iii) any private equity fund, investment fund, investment vehicle or managed accounts managed by Magnetar Financial LLC or CALTM Holdings, LLC or an Affiliate or limited partner of any such private equity fund, investment fund, investment vehicle or managed account or (iv) an investor holding direct or indirect passive non-Controlling Equity Securities in such Series A Preferred Unitholder or one of its Affiliates in accordance with the constituent terms of the governing documents of such Series A Preferred Unitholder or such

Affiliate; provided that, for so long as no Series A Restricted Action has occurred that has not been cured by a Series A Remediation and except for any transfer of Series A Preferred Units by a Series A Preferred Unitholder to another Series A Preferred Unitholder, no transferee in clauses (i) through (iv) above may be a Competitor, and (b) a pledge of all or any portion of the Series A Preferred Units of such Series A Preferred Unitholder to a Permitted Lender in connection with a Permitted Loan or the foreclosure of any such pledged Series A Preferred Units by a pledgee or counterparty who has foreclosed or exercised remedies or rights on any such pledged Series A Preferred Units.

“Series A Preferred Units” has the meaning set forth in Section 3.12(a).

“Series A Purpose” has the meaning set forth in Section 2.04.

“Series A Quarterly Distribution” has the meaning set forth in Section 4.01(b)(i).

“Series A Redeemed Units” has the meaning set forth in Section 11.04(a).

“Series A Redemption” has the meaning set forth in Section 11.04(a).

“Series A Redemption Date” has the meaning set forth in Section 11.04(a).

“Series A Redemption Notice” has the meaning set forth in Section 11.04(a).

“Series A Redemption Notice Date” has the meaning set forth in Section 11.04(a).

“Series A Redemption Price” means a dollar amount per Series A Preferred Unit (excluding any Series A PIK Units) equal to (a) the greater of (i) a 1.3x MOIC and (ii) an IRR of (A) 11.5% (accruing from the Series A Issue Date) with respect to a Series A Redemption Date occurring on or before December 31, 2023, or (B) 15% (accruing from the Series A Issue Date) with respect to a Series A Redemption Date occurring after December 31, 2023 plus (b) (i) to the extent any Distribution arrearages are owed in respect of such Series A Preferred Unit as of such date of determination, the portion of such arrearages attributable to the accrual in respect of the Series A Distribution Default Rate and (ii) any unpaid amounts owed to the Series A Preferred Unitholders pursuant to Section 11.06(c)(ii).

“Series A Reference Price” means the volume-weighted average price for a share of Class A Common Stock on the principal National Securities Exchange or automated or electronic quotation system on which the Class A Common Stock is listed or admitted for trading, as reported by Bloomberg, L.P., or its successor, for the twenty (20) Trading Days immediately preceding the second (2nd) Trading Day prior to the applicable Optional Exchange Date or the Liquidation Exchange Date, as the case may be, less six percent (6%).

“Series A Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Series A Preferred Unit Closing, by and among the Corporation and the Series A Preferred Unitholders.

“Series A Remediation” means, with respect to any Series A Restricted Action, the Partnership has, within sixty (60) days of receipt of notice of a Series A Preferred Unitholder’s intent to Transfer Series A Preferred Units to a Competitor, cured such Series A Restricted Action to the reasonable satisfaction of such Series A Preferred Unitholder.

“Series A Required Minimum” means (a) prior to the sixth (6th) anniversary of the Series A Issue Date, 16,500,000 shares of Class A Common Stock and (b) following the sixth (6th) anniversary of the Series A Issue Date, 16,500,000 or such greater number of shares of Class A Common Stock necessary to effect the Optional Exchange or Liquidation Exchange of all the then-outstanding Series A Preferred Units, as determined by the Corporate Board.

“Series A Required Voting Percentage” means greater than sixty-seven percent (67%) of the outstanding Series A Preferred Units held by the Series A Preferred Unitholders, voting separately as a class, and excluding any Series A Preferred Units held by APA, the Corporation, Apache Partner, the General Partner, the Blackstone Partners, ISQ Partner and any of their respective Controlled Affiliates.

“Series A Restricted Action” means any of the following: (a) the General Partner (or any Officer thereof) or the Partnership taking any action in violation of Section 6.01(e) or any other action that expressly requires approval of any Series A Preferred Unitholder pursuant to this Agreement without obtaining such approval of such Series A Preferred Unitholder, (b) the Partnership’s failure to pay in cash any portion of the Series A Distribution Amount required to be paid in cash pursuant to Section 4.01(b) or Distributions required to be paid pursuant to Section 4.01(d), in each case, for eight (8) consecutive Quarters, (c) any material breach that is materially adverse to the Partnership, its Subsidiaries or the Series A Preferred Unitholders by the Corporation, APA or any of their respective Affiliates (other than the Partnership and its Subsidiaries) of any of their respective obligations under any of the APA Material Agreements or any agreement with any of the Pipeline Joint Ventures and, to the extent such breach is reasonably capable of being cured, the Corporation, APA or any of their respective Affiliates (other than the Partnership and its Subsidiaries), as applicable, has not cured such breach within ninety (90) days after receipt of written notice thereof by such Series A Preferred Unitholder, and (d) any material noncompliance by the Corporation with the Corporation Conflicts Committee Charter or the Corporation Related Party Transaction Policy and Procedures that has not been cured within ninety (90) days after receipt of written notice thereof by any Series A Preferred Unitholder which cure shall include, at a minimum, termination of the transaction or series of related transactions for which compliance by the Corporation with the Corporation Conflicts Committee Charter or the Corporation Related Party Transaction Policy and Procedures is required pursuant to the terms thereof.

“Series A Senior Securities” means any class or series of Units that, with respect to Distributions on such Units or Distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Unpaid Distribution” means the portion of any Series A Quarterly Distribution not paid in cash or, if during the Series A Initial Distribution Period, not paid in Series A PIK Units, in each case, in accordance with Section 4.01(b)(i) on the Series A Distribution Payment Date or Series A PIK Payment Date, as applicable, for such Quarter.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Common Redeemed Units.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means the NASDAQ Capital Market or such other National Securities Exchange as the Class A Common Stock is then listed for trading.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of the date of the EagleClaw Contribution Closing, by and among BX Aggregator, BX Permian, ISQ Partner, APA Corporation, Apache Partner, the Corporation, New BCP Raptor and, for limited purpose set forth therein, Raptor.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” has the meaning set forth in Section 12.01.

“Tax Advance” has the meaning set forth in Section 4.01(d)(ii).

“Tax Advance Date” means any date that is three (3) Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by corporate taxpayers and the due date for U.S. federal income tax returns of corporate taxpayers (without regard to extensions).

“Tax Contribution Obligation” has the meaning set forth in Section 5.05(b).

“Tax-Exempt Partner” means any (a) direct partner, member or owner of Series A Preferred Units or (b) indirect partner, member, or owner of Series A Preferred Units holding such Units through one or more partnerships or other pass-through entities that is, in either case, a “tax-exempt entity” (unless such Person would be subject to tax under Code Section 511 on all income from the Partnership) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Code Section 168(h)(6)(F)(ii)) as those terms are defined in Code Section 168(h).

“Tax Offset” has the meaning set forth in Section 5.05(b).

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the consolidated Indebtedness of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries) on the date of such calculation to (b) EBITDA of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries) for the twelve (12) months ending immediately before such date.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal National Securities Exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” means the execution, delivery and performance by the Partnership of any Credit Agreement and the other loan documents thereunder to which it is a party, the borrowing of any loans made by the lenders under such Credit Agreement and the use of the proceeds thereof and the issuance of letters of credit under the such Credit Agreement.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Partnership or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Units; provided, that no sale, transfer, pledge, encumbrance or other disposition of any Equity Securities of the Corporation shall be considered a Transfer for purposes of this Agreement.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Limited Partner Interest of a Limited Partner (however designated) or a permitted Assignee in the Partnership and shall include Common Units and Series A Preferred Units, but shall not include the General Partner Interest.

“United States Person” means a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Unitholder” means, with respect to each Unit, the Person in whose name any Unit is registered on the books that the General Partner has caused to be kept as of the opening of business on a particular Business Day or, if not a Business Day, the nearest preceding Business Day.

“Unrestricted Person” means (a) each Indemnified Person, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or former General Partner or any Affiliate of any Group Member, a General Partner or former General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“Unrestricted Subsidiary” has the meaning assigned to such term in the Credit Agreement; provided that a Subsidiary shall only constitute an Unrestricted Subsidiary to the extent that (i) the incurrence of Indebtedness and liens by such Subsidiary is not restricted by the Credit Agreement and (ii) the consolidated net income of such Subsidiary is not included in the calculation of EBITDA (or such similar term, as defined in the Credit Agreement).

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the day on which the relevant shares of stock or other equity interests are granted.

“Warrants” has the meaning set forth in Section 3.03(b).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on August 3, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Third Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided, further, that notwithstanding the foregoing, Section 15-120 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Partnership shall be “Altus Midstream LP”. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be (a) at any time when one or more Series A Preferred Units are outstanding, to engage in activities reasonably related to any water, crude oil, natural gas, natural gas liquids, condensate, other hydrocarbons, or related substances midstream businesses in the Permian Basin, including gathering, processing, distribution, transportation, storage, and treatment activities (the “Series A Purpose”), or (b) at any other time, to engage in such activities as are permitted under the Delaware Act, in each case as determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a) The Corporation, Apache Partner and each Series A Preferred Unitholder previously were admitted as Limited Partners and shall remain Limited Partners of the Partnership, and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time, each of BX Aggregator, BX Permian, ISQ Partner and New BCP Raptor shall be admitted to the Partnership as a Limited Partner.

(b) The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Limited Partner shall be required or, except as approved by the General Partner pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, comprised of a single class of Common Units and the Series A Preferred Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), but subject to Section 6.01(e), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of Common Stock or class or series of preferred stock of the Corporation.

Section 3.03 Apache Partner’s Contribution; Warrants; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units.

(a) Apache Partner’s Contribution. Pursuant to the Apache Contribution Agreement, on the Apache Contribution Closing Date, Apache Partner contributed to the Partnership, as a Capital Contribution, the Contributed Interests and received in exchange therefor the number of Common Units set forth next to Contributor’s name on SCHEDULE 1* (the “Apache Contribution”).

(b) The Corporation’s Unit Purchase. Pursuant to the Apache Contribution Agreement, on the Apache Contribution Closing Date and prior to giving effect to Section 3.04, the Corporation (i) contributed to the Partnership, as a Capital Contribution, cash in exchange for the amount of Common Units set forth on the Schedule of Limited Partners and (ii) purchased from the Partnership, in exchange for cash, warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.03(b). For U.S. federal income tax purposes, the Partnership and the Partners intend (A) to treat each Warrant as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and (B) not to treat any Warrant as a partnership interest prior to the exercise of such Warrant pursuant to Treasury Regulations Section 1.761-3(a).

(c) Additional Contributor Consideration.

(i) On the Apache Contribution Closing Date, the Corporation also contributed 7,313,028 shares of Class A Common Stock to the Partnership and 3,182,140 warrants of the Corporation to the Partnership in exchange for 7,313,028 Common Units.

(ii) On the Apache Contribution Closing Date, following the contributions described in Section 3.03(c)(i), and pursuant to the Apache Contribution Agreement, Apache Partner also received from the Partnership in exchange for the Apache Contributed Interests (A) 7,313,028 shares of Class A Common Stock, (B) 3,182,140 warrants of the Corporation and (C) the right to receive the Earn-Out Consideration.

(iii) The Corporation has reserved for issuance 37,500,000 shares of Class A Common Stock in connection with the consideration contemplated by Section 3.03(c)(ii)(C); provided, that, when and if any Earn-Out Consideration is payable by the Partnership to Apache Partner, the Corporation shall contribute the number of shares of Class A Common Stock payable in connection with such Earn-Out Consideration to the Partnership in exchange for a corresponding number of Common Units.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase (or fund the purchase of) from another Limited Partner (other than the Corporation) a number of Common Units pursuant to Section 11.03 (and a corresponding number of shares of Class C Common Stock), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Limited Partner as consideration for such purchase). For the avoidance of doubt, if the Corporation issues any Class A Common Stock or other Equity Security for cash to be used to fund the direct or indirect acquisition by the Corporation of any Person or the assets of any Person, then the Corporation shall not be required to transfer such cash proceeds to the Partnership but instead the Corporation shall be required to contribute (or cause to be contributed) such Person or the material assets and liabilities of such Person to the Partnership or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except as pursuant to Article XI, (x) the Partnership may not issue any additional Units to the Corporation or any of its Subsidiaries unless substantially simultaneously therewith the Corporation or one of its Subsidiaries issues or sells an equal number of newly-issued shares of the Corporation’s Class A Common Stock to another Person and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries (other than the issuance of Warrants pursuant to Section 3.03(b)) unless substantially simultaneously the Corporation or one of its Subsidiaries issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of the Corporation or one of its Subsidiaries with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership. If at any time the Corporation issues Debt Securities, it shall transfer to the Partnership (in a manner to be determined by the General Partner in its reasonable discretion) all proceeds received by it in exchange for such Debt Securities (or if such proceeds are used to fund the direct or indirect acquisition by the Corporation of any Person or the assets of any Person, then such Person or the material assets and liabilities of such Person) in a manner that directly or indirectly burdens the Partnership with the repayment of the Debt Securities. If any Equity Security outstanding at the Corporation is exercised or otherwise converted or exchanged and, as a result, any Class A Common Stock or other Equity Securities of the Corporation are issued, (1) the corresponding Equity Security outstanding at the Partnership shall be similarly exercised or otherwise converted or exchanged, as applicable, and an equivalent number of Units or other Equity Securities of the Partnership shall be issued to the Corporation as contemplated by the first sentence of this Section 3.04(a), and (2) the Corporation shall concurrently contribute to the Partnership the net proceeds received by it from any such exercise.

(b) Subject to Section 6.01(e)(iii), the Partnership shall only be permitted to issue additional Units or other Equity Securities of the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.11 and Section 3.12.

(c) The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.04(d), the Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities, including the Series A Preferred Units. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.04(d), the Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d) Notwithstanding any other provision of this Agreement (including Section 3.04(a), but subject to Section 6.01(e)), if the Corporation acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation may, in its sole discretion:

(i) contribute (or cause to be contributed) such excess cash amount to the Partnership in exchange for a number of Common Units or other Equity Securities of the Partnership determined in its sole discretion, and distribute to the holders of Class A Common Stock shares of Class A Common Stock (if the Partnership issues Common Units to the Corporation) or such other Equity Security of the Corporation (if the Partnership issues Equity Securities of the Partnership other than Common Units to the Corporation) corresponding to the Equity Securities issued by the Partnership and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Partnership issued; or

(ii) use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of the Corporation and the Partnership and to the one-to-one exchange ratio between Common Units and Class A Common Stock, as the Corporation in good faith determines to be fair and reasonable to the shareholders and other equityholders of the Corporation and to the Partners to preserve the intended economic effect of this Section 3.04, Section 11.01 and the other provisions hereof.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (including upon forfeiture of any unvested shares of Class A Common Stock) (a) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation or its Subsidiaries an equal number of Common Units for the same price per security or (b) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation or its Subsidiaries an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (i) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (ii) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner. Notwithstanding any other provision of this Agreement (but subject to Section 6.01(e) and Section 6.04, in each case to the extent the applicable acquisition or the transactions related thereto would have required the consent of the Series A Required Voting Percentage if consummated by the Partnership or its Subsidiaries), the Partnership may redeem Units from the Corporation for cash to fund any direct or indirect acquisition by the Corporation of another Person; provided, that, promptly after such redemption and acquisition the Corporation contributes or causes to be contributed, directly or indirectly, such Person or the material assets and liabilities of such Person to any Group Member in exchange for a number of Units equal to the number of Units so redeemed.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate, representing the number of Units held by such holder, shall be signed by or in the name of the Partnership by the Chief Executive Officer and any other officer designated by the General Partner. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. Subject to and without limiting Section 3.12(b), the General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, the number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock as to which such stock option is being exercised multiplied by the following: (A) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (B) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary of the Partnership, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Partnership shall transfer to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary of the Partnership, the Subsidiary shall transfer to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed to the Partnership any amounts deemed to be received by the Corporation from the Optionee pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Corporation from the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to a Partnership Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary of the Partnership) in consideration for services performed for the Partnership or any Subsidiary of the Partnership, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (i) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary of the Partnership, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (ii) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Partnership Employee, (iii) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Partnership as a Capital Contribution and (iv) in the case where such Partnership Employee is an employee of a Subsidiary of the Partnership, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. The Partners acknowledge and agree that, in the event that the Corporation adopts, modifies or terminates any stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates, amendments to this Section 3.10 may become necessary or advisable and, subject to Section 6.01(e)(i), any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner and the Series A Preferred Unitholders without the requirement of any further consent or acknowledgement of any other Partner.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement shall be contributed by the Corporation to the Partnership in exchange for additional Common Units consistent with Section 3.04(a). Upon such contribution, the Partnership will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock issued by the Corporation in respect of such amounts consistent with Section 3.04(a).

Section 3.12 Series A Preferred Units.

(a) General. On the Series A Issue Date, a class of Units was designated as “Series A Cumulative Redeemable Preferred Units” (such Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 3.12 and elsewhere in this Agreement.

(b) Issuance of the Series A Preferred Units. A total of 625,000 Series A Preferred Units (other than Series A PIK Units) were issued by the Partnership on the Series A Issue Date pursuant to the terms and conditions of the Series A Preferred Unit Purchase Agreement and, as set forth in Section 3.01(a), the Series A Preferred Unitholders were admitted to the Partnership as Limited Partners and deemed Series A Preferred Unitholders on the Series A Issue Date, and the Partnership may only issue additional Series A Preferred Units in the form of Series A PIK Units in accordance with Section 4.01(b)(ii) or as otherwise permitted by Section 6.01(e)(iii). Concurrently with such issuance, the Series A Preferred Unitholders entered into the Series A Registration Rights Agreement with the Corporation. Each Series A Preferred Unit constitutes a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Available Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b), Section 4.01(d) and Section 14.02; provided, further, that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 15-309 of the Delaware Act. The General Partner shall designate a Record Date for all Distributions and shall give notice to each Unitholder entitled to receive such Distribution of the Record Date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the General Partner shall, to the extent permitted by applicable Law and elsewhere in this Agreement, and after giving effect to Section 4.01(b), have the right in its sole discretion to make Distributions to the Limited Partners pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of the Distributions required to be made pursuant to Section 4.01(d) or reimbursements required to be made pursuant to Section 6.05).

(b) Distributions on the Series A Preferred Units. After making any Distributions and Tax Advances required to paid pursuant to Section 4.01(d):

(i) Subject to Section 4.01(b)(ii), commencing with the Quarter ending on June 30, 2019, the Series A Preferred Unitholders as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (A) the Series A Distribution Amount for such Quarter, which Series A Distribution Amount shall accumulate from day to day, whether or not declared, and (B) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). With respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to December 31, 2020 (the “Series A Initial Distribution Period”), such Series A Quarterly Distribution in respect of each Series A Preferred Unit may be paid, as determined by the General Partner in its sole discretion, in Series A PIK Units, in cash or in a combination of Series A PIK Units and cash. Any such Series A PIK Unit issued in respect of a Series A Preferred Unit shall not be treated as separate, and shall be treated as indivisible from, such Series A Preferred Unit for purposes of all Transfers, exchanges, redemptions, repurchases and acquisitions of Series A Preferred Units hereunder, and any such Transfers, exchanges, redemptions, repurchases and acquisitions of Series A PIK Units shall be pro rata among such Series A PIK Units and the Series A Preferred Units to which such Series A PIK Units relate. For any Quarter ending after the Series A Initial Distribution Period, all Series A Quarterly Distributions in respect of each Series A Preferred Unit shall be paid in cash. If, during the Series A Initial Distribution Period, the General Partner elects to pay all or a portion of a Series A Quarterly Distribution in respect of a Series A Preferred Unit in Series A PIK Units, the General Partner shall provide notice thereof to the Series A Preferred Unitholders at least ten (10) days prior to the Series A Distribution Payment Date therefor and the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (x) the Series A Distribution Amount payable in respect of such Series A Quarterly Distribution to be paid in Series A PIK Units, divided by (y) the Series A Issue Price; provided, that, with respect to each Quarter with respect to which the Partnership elects (or is deemed to have elected) to pay any Series A Quarterly Distributions in the form of Series A PIK Units, such Series A PIK Units will be allocated pro rata among the Series A Preferred Unitholders in accordance with their respective Series A Preferred Unit Percentage Interests. Each Series A Quarterly Distribution shall be due and payable quarterly no later than the forty-fifth (45th) day following the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). Notwithstanding the foregoing, the Series A Distribution Amount for the Quarter in which the Series A Issue Date occurs shall be prorated for such period, commencing on the Series A Issue Date and ending on, and including the last day of such Quarter.

(ii) When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 4.01(b), the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 4.01(b)(i) on the applicable Series A Distribution Payment Date (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall issue such Series A PIK Units by making a notation in book-entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(iii) The aggregate Series A Distribution Amount (excluding any portion paid in kind) to be so distributed in respect of the Series A Preferred Units outstanding as of the Record Date for a Series A Quarterly Distribution shall be paid out of Available Cash with respect to the applicable Quarter prior to making any other distribution (whether of Available Cash or other property). To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Preferred Unitholders pro rata in accordance with their Series A Preferred Unit Percentage Interests and the balance of such Series A Quarterly Distribution shall be deemed unpaid.

(iv) In the event of Series A Unpaid Distributions, then from and after the first date of the occurrence of such Series A Unpaid Distributions and continuing until such Series A Unpaid Distributions are cured by payment in full in cash of all such arrearages, such Series A Unpaid Distributions, unless and until paid, will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which the first such payment is due until all such Series A Unpaid Distributions are paid in full in cash.

(v) Until such time as all Series A Unpaid Distributions are paid in full in cash or if, for any Quarter, the Partnership has paid a Series A Quarterly Distribution in whole or in part in Series A PIK Units for such Quarter or has failed to make any Tax Advances for such Quarter in accordance with Section 4.01(d), the Partnership shall not be permitted to, and shall not, declare or make, any cash Distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full in cash the Series A Distribution Amount of any Series A Quarterly Distribution when due or first paid a Series A Quarterly Distribution in whole or in part in Series A PIK Units, as applicable); provided, that, the Partnership may at any time pay Distributions on Series A Junior Securities to the extent such Distribution is payable solely in Series A Junior Securities; provided further, that, the Partnership may at any time make payments of cash in lieu of the issuance of any fractional Units in connection with any subdivision or combination of Series A Junior Securities or Series A Parity Securities in accordance with Section 3.04.

(c) Common Distributions. Subject to Section 6.01(e), and only to the extent permitted by Section 4.01(b)(v), Distributions may be made to the Common Unitholders as of the close of business on the applicable Record Date on a pro rata basis in accordance with each Common Unitholder’s Common Unit Percentage Interest as of the close of business on such Record Date.

(d) Tax Distributions and Tax Advances. With respect to any Taxable Year (or portion thereof) ending after the Series A Issue Date:

(i) The Partnership shall make Distributions to all Common Unitholders pro rata, in accordance with each Common Unitholder’s Common Unit Percentage Interest, on a quarterly basis and in such amounts as necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

(ii) If a Partner (other than the Corporation) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the cumulative amount of cash distributed under Section 4.01(a), Section 4.01(b), Section 4.01(c) and Section 4.01(d)(i), any guaranteed payments made hereunder, and any Tax Advances (as defined below), without duplication, remitted to such Partner through such date, the Partnership shall, to the extent permitted by applicable Law, and subject to the availability of funds and any restrictions contained in any agreement to which the Partnership or any of its Subsidiaries is bound, make advances to such Partner in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Partner pursuant to Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d)(i) and Section 14.02(c), and any guaranteed payments made hereunder, without duplication. Notwithstanding the foregoing, such Partner may choose to decline any Tax Advance payable to such Partner pursuant to this Section 4.01(d)(ii). If there is a Tax Advance outstanding with respect to a Partner who (A) participates in a Common Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation pursuant to Section 11.03) or (B) Transfers Common Units pursuant to the provisions of Article X, then in each case such Partner shall indemnify and hold harmless the Partnership against such Tax Advance, and shall be required to promptly pay to the Partnership (but in all events within fifteen (15) days after the date of the applicable Common Redemption or Transfer, as the case may be) an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Common Redemption or Transfer (determined at the time of such Common Redemption or Transfer based on the number of Units subject to such Common Redemption or Transfer as compared to the total number of Common Units held by such Partner); provided, that, in the case of a Transfer described in clause (B), such Partner shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Transfer, if the transferee agrees to assume the Partner’s obligation to repay to the Partnership such amount equal to the proportionate share of the Partner’s existing Tax Advance relating to such Common Units subject to the Transfer, and such Partner shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Common Units subject to the Transfer. The obligations of each Partner pursuant to the preceding sentence shall survive the withdrawal of any Partner or the transfer of any Partner’s Units in the Partnership and shall apply to any current or former Partner. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

(iii) At each Tax Advance Date, the Partnership shall provide to each Series A Preferred Unitholder a computation of such Series A Preferred Unitholder’s Assumed Tax Liability (including in the event that such Assumed Tax Liability is zero), together with supporting work papers or other materials providing reasonable detail with respect to such computation.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Existing Credit Agreement or any other Credit Agreement or other debt financing of the Partnership or its Subsidiaries that is, in each case, effected after the Effective Time in accordance with the terms of this Agreement, including Section 6.01(e).

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts. The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. For this purpose, the Partnership shall (as reasonably determined by the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership assets.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses for each Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners in such a manner that, after adjusting for all Capital Contributions and Distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Partner would receive pursuant to Section 14.02(d) if all of the assets of the Partnership on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 14.02(d) (for this purpose, ignoring clause (a)(i) of the definition of Series A Redemption Price), to the Partners immediately after making such allocation, minus (b) such Partner’s share of the Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the General Partner shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Partnership among) the Common Unitholders such that, to the maximum extent possible, the Capital Accounts of the Common Unitholders are proportionate to their Common Unit Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners in accordance with each Partner’s interest in the Partnership as determined by the General Partner in its reasonable discretion. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 5.03(a) and Section 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Partner would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their respective interests in the Partnership as determined by the General Partner in its reasonable discretion.

(e) Profits and Losses described in clause (e) of the definition of Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) that they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that the foregoing will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Partnership Minimum Gain, or in Partner Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Partners, the Partners may, if they do not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

(g) Notwithstanding any other provision of this Agreement, Profits (and if necessary items of gross income or gain) for any Taxable Year or other Fiscal Period shall be allocated to each Series A Preferred Unitholder up to the amount of any Series A Quarterly Distribution that is paid in cash, and any such Distribution shall not be treated, for U.S. federal income tax purposes, as a guaranteed payment for the use of capital pursuant to Section 707(c) of the Code.

(h) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any asset contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such asset to the Partnership for U.S. federal income tax purposes and its Book Value using such method or methods as determined by the General Partner to be appropriate and in accordance with the applicable Treasury Regulations; provided, that with respect to any such asset contributed to the Partnership pursuant to either the EagleClaw Contribution Agreement or the Apache Contribution Agreement, the “traditional method” shall be applied.

(c) If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using such method or methods as determined by the General Partner to be appropriate and in accordance with the applicable Treasury Regulations; provided, that with respect to any such asset contributed to the Partnership pursuant to either the EagleClaw Contribution Agreement or the Apache Contribution Agreement, the “traditional method” shall be applied.

(d) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(e) Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(f) For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its interest in the Partnership as determined by the General Partner in its reasonable discretion.

(g) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner.

(a) Withholding Tax Payments. The Partnership and its Subsidiaries may withhold from Distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state or local or non-U.S. taxes (including any Partnership Level Taxes) that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement; provided, that, the Partnership shall provide at least 10 Business Days’ written notice to a Partner if the Partnership intends to withhold or pay any such taxes with respect to such Partner under this Section 5.05(a), and the Partnership and the applicable Partner to which such withholding applies shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such withholding. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the General Partner determines, in good faith, that such tax (including any Partnership Level Taxes) relates to one or more specific Partners, such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05(a); provided, that, the Partnership Representative and the General

Partner shall (i) consult with the Apache Partner, the Blackstone Partners, or ISQ Partner, as applicable, when determining the portion of any Partnership Level Taxes that relate to such Partner, taking into account the effect of any modifications under Section 6225(c) of the Code that reduce the amount of Partnership Level Taxes and (ii) provide notice to the Apache Partner, the Blackstone Partners, or ISQ Partner, as applicable, of any withholding of material taxes on amounts distributable or otherwise payable by any Group Member that are attributable to Apache Partner, the Blackstone Partners, or ISQ Partner as soon as reasonably practicable after the Partnership becomes aware of such withholding and the Partnership and the Apache Partner, the Blackstone Partners, or ISQ Partner, as applicable, shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such withholding. Any determinations made by the General Partner pursuant to this Section 5.05(a) shall be binding on the Partners.

(b) Tax Contribution and Indemnity Obligation. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to Section 5.05(a) (other than the payment of Partnership Level Taxes) shall be offset against any distributions to which such Partner is entitled concurrently with such withholding or payment (a “Tax Offset”); provided, that, the reduction in the amount of any distribution as a result of a Tax Offset shall be treated as having been distributed to such Partner pursuant to Section 4.01 at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Partner is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Partnership Level Taxes relating to a Partner, the amount of such (A) Excess Tax Amount or (B) Partnership Level Taxes, as applicable, shall, upon notification to such Partner by the General Partner, give rise to an obligation of such Partner to make a capital contribution to the Partnership (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Partner defaults with respect to its Tax Contribution Obligation, the General Partner may offset Distributions to which a Partner is otherwise subsequently entitled under this Agreement against such Partner’s Tax Contribution Obligation until the full amount of such Tax Contribution Obligation has been contributed to the Partnership or has been recovered through offset against distributions and, for the avoidance of doubt, any such offset shall be treated as distributed to such Partner pursuant to Section 4.01 at the time such offset is made. In the case of a Tax Contribution Obligation arising from the payment of Partnership Level Taxes, then to the extent that the General Partner determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a Partner with respect to such Partner’s Tax Contribution Obligation shall increase such Partner’s Capital Account, but shall not reduce the amount (if any) that a Partner is otherwise obligated to contribute to the Partnership, and (y) any recovery of such Tax Contribution Obligation through an offset against distributions to such Partner shall not reduce such Partner’s Capital Account by the amount of such offset. Each Partner hereby agrees to indemnify and hold harmless the Partnership, the other Partners, the Partnership Representative and the General Partner from and against any liability (including any liability for Partnership Level Taxes) with respect to income attributable to or distributions or other payments to such Partner. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income or cash from such indemnity shall not be allocated to or distributed to the Partner paying such indemnity.

(c) General Partner Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the General Partner may choose not to recover an amount of Partnership Level Taxes or other taxes withheld or paid with respect to a Partner under this Section 5.05 to the extent that there are no distributions to which such Partner is entitled that may be offset by such amounts if the General Partner determines, in good faith, that such a decision would be in the best interests of the Partners (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Partner is not justified in light of the amount that may be recovered from such Partner).

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of General Partner.

(a) Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full Control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b) The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.06), the salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. The General Partner may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

(c) The General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of U.S. federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of U.S. federal income tax, except as required by Law.

(e) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall, on behalf of the Partnership, and the Partnership shall not, in each case, either directly or indirectly, without the prior approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage, take any of the following actions:

(i) amend, alter, modify or repeal the Certificate or this Agreement (including in connection with any merger or consolidation or any of the transactions contemplated by Section 11.01) in any manner that is adverse to any of the rights, preferences or privileges of the Series A Preferred Units; provided that an amendment to this Agreement to provide for the issuance of Series A Junior Securities pursuant to any stock incentive plans of the Corporation and that does not otherwise alter, change or affect any express rights, preferences or privileges of the Series A Preferred Unitholders shall be deemed not adverse to the rights, preferences or privileges of the Series A Preferred Units;

(ii) convert the Partnership into a corporation, or take any other action resulting in the Partnership being treated as a corporation for federal income tax purposes;

(iii) issue any additional Series A Preferred Units or any Series A Parity Securities or Series A Senior Securities or any securities convertible into or evidencing the right to purchase any Series A Parity Securities or Series A Senior Securities (other than Series A PIK Units);

(iv) permit any Subsidiary of the Partnership to issue any equity interests (other than equity interests issued to the Partnership or a wholly-owned Subsidiary of the Partnership);

(v) (A)(1) on or prior to the earlier of (x) the last day of the Quarter in which the Initial Period expires and (y) March 31, 2020, incur any Indebtedness or permit any Subsidiary of the Partnership to incur any Indebtedness that would not be permitted to be incurred under the terms of the Existing Credit Agreement; provided that the Partnership may incur additional pari passu revolving credit facility Indebtedness in accordance with the terms of the Credit Agreement, and (2) at any time thereafter, incur any Indebtedness or permit any Subsidiary of the Partnership to incur any Indebtedness that would cause the Partnership’s Total Leverage Ratio to exceed (x) 5.25x on a pro forma basis for such incurrence or (y) 5.5x on a pro forma basis for such incurrence during any Acquisition Period (as such term is defined in the Credit Agreement) or (B) otherwise incur any Indebtedness in respect of which APA or any of its Affiliates (other than the Partnership and its Subsidiaries), the Blackstone Partners or any of their respective Affiliates, or ISQ Partner or any of its Affiliates is a lender, other than (with respect to this clause (B)) Indebtedness the proceeds of which are used to redeem one hundred percent (100%) of the outstanding Series A Preferred Units in cash and other Indebtedness so long as, subject to the remainder of this Section 6.01(e)(v), (1) the aggregate principal amount thereof does not exceed $50 million at any time, (2) such Indebtedness does not provide for payments of interest, fees and other non-principal amounts greater than the lesser of (x) ten percent (10%) of the outstanding principal amount in the aggregate per year and (y) such amount as would be obtainable in an arms’-length transaction, (3) such Indebtedness is otherwise on arms’-length terms or terms more favorable, in the aggregate, to the Partnership and its Subsidiaries and (4) solely in the event that the Partnership seeking repayment of such Indebtedness in cash would prevent the Partnership from being able to redeem each Series A Preferred Unit in full in cash at the Series A Redemption Price as a result of insufficient cash of the Partnership at such time, such Indebtedness automatically converts immediately prior to such redemption into Series A Preferred Units or other Equity Securities junior in all respects to the Series A Preferred Units;

(vi) sell, exchange or otherwise dispose of any interest in any Existing Pipeline Joint Venture unless (A) the proceeds therefrom are in cash, (B) one hundred percent (100%) of such proceeds are used to offer to redeem outstanding Series A Preferred Units, applying the procedures of Section 11.04(d), and (C) such sale, exchange or other disposition and redemption of Series A Preferred Units do not violate the terms of the Credit Agreement;

(vii) permit the Partnership or any Subsidiary thereof to exercise any right to vote in favor of, or waive any of its voting or other rights with respect to, the incurrence of Indebtedness by any Existing Pipeline Joint Venture;

(viii) declare or pay any dividend or Distributions on, or redeem or repurchase (including, other than in cases where the Corporation is the source of the redemption proceeds, pursuant to any of the transactions contemplated by Section 11.01 or Section 11.03), any Series A Junior Securities other than (x) Distributions on Series A Junior Securities paid in-kind in Series A Junior Securities and (y) the following Distributions, redemptions or repurchases on Series A Junior Securities to the extent solely attributable to Cash from Ordinary Course Operations:

(A) Distributions, redemptions or repurchases occurring prior to January 1, 2024 that are made at such time when the Total Leverage Ratio of the Partnership is less than or equal to 4.5x (after giving pro forma effect to such Distribution, redemption or repurchase); and

(B) Distributions, redemptions or repurchases occurring on or after January 1, 2024 that are made at such time when the Total Leverage Ratio of the Partnership is less than or equal to 4.0x (after giving pro forma effect to such Distribution, redemption or repurchase), with the definition of “Total Leverage Ratio” being modified solely for purposes of this paragraph to mean: “as of the date of determination, the ratio of (a) the sum of (i) the consolidated Indebtedness of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries) plus (ii) the aggregate Series A Investment Amount in respect of all outstanding Series A Preferred Units, and in the case of (i) and (ii), on the date of such calculation to (b) EBITDA of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries) for the twelve (12) months ending immediately before such date”.

(ix) enter into any agreement that expressly prohibits the declaration or payment of dividends or Distributions on, or redemptions or repurchases of, the Series A Preferred Units, other than entry into any agreement providing for Indebtedness to the extent permitted by the terms of the Credit Agreement and the other terms and conditions of this Agreement;

(x) take any action to (A) liquidate or dissolve the Partnership outside of a bankruptcy proceeding unless, in connection with such transaction, each Series A Preferred Unit outstanding is redeemed in full in cash at the Series A Redemption Price for such Series A Preferred Unit or (B) commence or consent to any bankruptcy or other similar proceeding (excluding, for avoidance of doubt, any proceeding referenced in preceding clause (A)) unless the Series A Preferred Units are redeemed in full in cash at the Series A Redemption Price prior to commencing such transaction;

(xi) enter into any agreement to effect a Series A Change of Control unless the Partnership would have sufficient funds to redeem the Series A Preferred Units upon consummation thereof, it being understood that the foregoing shall not limit the rights of the Series A Preferred Unitholders under Section 11.04(c) with respect to such Series A Change of Control;

(xii) amend this Agreement to change the Series A Purpose or pursue any activities not related to the Series A Purpose or otherwise enter into or invest in any line of business not related to the Series A Purpose;

(xiii) enter into, amend or terminate any agreement, or engage in any other transaction or series of related transactions, in each case, involving the Partnership or any of its Subsidiaries, on the one hand, and any Affiliate of the Partnership that is not Controlled by the Partnership (other than the General Partner) or any Limited Partner or any Affiliate of such Limited Partner, on the other hand, unless such action (A) is not required to be approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures or (B) is approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures;

(xiv) if the Partnership has failed to comply with its obligations under Section 11.04(e), and such failure to comply has not been cured within (6) months of such failure, declare or pay any cash dividends or Distributions or make redemptions or repurchases (including, other than in cases where the Corporation is the source of the redemption proceeds, pursuant to any of the transactions contemplated by Section 11.01), in each case in excess of $25 million in the aggregate during any Quarter;

(xv) other than as contemplated in Section 4.01(d)(i), until such time as all deferred redemptions pursuant to Section 11.04(e) are paid in full, declare or pay any cash dividends or Distributions (other than amounts paid pursuant to Section 4.01(d)(i)) or make redemptions or repurchases (including, other than in cases where the Corporation is the source of the redemption proceeds, pursuant to any of the transactions contemplated by Section 11.01), in each case in excess of $6.00 in cash only, per annum, per Common Unit (as adjusted for any split, distribution or dividend, reclassification, reorganization, recapitalization or similar events affecting the Common Units) and taking into account the effect of any dividend reinvestment plan;

(xvi) permit any of the Subsidiaries of the Partnership to effect any of the foregoing; or

(xvii) enter into any agreement or otherwise commit to do any of the foregoing.

In addition to the matters expressly set forth in the preceding clauses of this Section 6.01(e), (i) until such time as all deferred redemptions pursuant to Section 11.04(e) are paid in full, the Corporation shall not declare or pay any cash dividends, Distributions, redemptions or repurchases in excess of $6.00 in cash only, per annum, per share of Class A Common Stock (as adjusted for any split, distribution or dividend, reclassification, reorganization, recapitalization or similar events affecting the Class A Common Stock and taking into account the effect of any dividend reinvestment plan) and (ii) each other matter that expressly requires approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage pursuant to this Agreement shall not be undertaken by the General Partner, any Officer authorized by the General Partner on behalf of the Partnership or the Partnership, in each case, either directly or indirectly, without such approval, as applicable. The Series A Preferred Units shall not have the right to vote together with the Common Units or on any matter that is submitted to the Limited Partners for approval.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.03 Transfer and Withdrawal of General Partner.

(a) The General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may in good faith, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b) Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Common Unitholders to such substitution, which consent may be given or withheld, or made subject to such conditions as each Common Unitholder deems appropriate in its sole discretion.

Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner; provided, that such contracts and dealings are on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length or are approved by the Common Unitholders holding a majority of the Common Units (excluding Common Units held by the General Partner and its Controlled Affiliates) then outstanding, the Series A Preferred Unitholders representing the Series A Required Voting Percentage then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Class A Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner will inure to the benefit of the Partnership and all Limited Partners. Therefore, in the sole discretion of the General Partner, each of the General Partner and the Corporation shall be reimbursed by the Partnership for (or the General Partner shall cause the Partnership to pay or bear) any costs, fees or expenses (a) incurred by it in connection with serving as the General Partner or (b) that are related to the business and affairs of the General Partner or the Corporation, as applicable, that are conducted through the Group Members (including expenses that relate to the business and affairs of any Group Member and that also relate to other activities of the General Partner or the Corporation), including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence, costs of securities offerings not borne directly by the Partners, board of directors compensation and meeting costs, litigation costs and damages arising from litigation, accounting costs, and legal costs; provided, however, that no Group Member shall pay or bear any income tax obligations of the Corporation or any of its Subsidiaries. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership and allocable to the Common Unitholders to the extent permitted by Section 5.02, and, if and to the extent any reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as Distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.06 Delegation of Authority. The General Partner (a) may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Partnership shall be fixed from time to time by the General Partner, subject to the other provisions in this Agreement.

Section 6.07 Limitation of Liability of the General Partner.

(a) Except as otherwise provided herein (including Section 6.10) or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by the General Partner or its Affiliates contained herein or in the other agreements with the Partnership. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, subject to Section 6.10, shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and, Section 6.10, any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b) Subject to Section 6.10, whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Subject to Section 6.10, whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d) Subject to Section 6.10, whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09 Activities of the Corporation and the General Partner.

(a) The Corporation and the General Partner shall not, and the Corporation shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as appropriate; provided, further, that the Corporation may, with approval of Series A Preferred Unitholders representing a majority of the outstanding Series A Preferred Units (excluding any Series A Preferred Units held by APA, the Corporation, Apache Partner, the General Partner, the Blackstone Partners, ISQ Partner and any of their respective Controlled Affiliates), from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Subject to Section 6.01(e), nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

(b) The Corporation shall not amend, alter, modify or repeal the Corporation Related Party Transaction Policy and Procedures without the prior written consent of Series A Preferred Unitholders holding a majority of the outstanding Series A Preferred Units (excluding any Series A Preferred Units held by APA, the Corporation, Apache Partner, the General Partner, the Blackstone Partners, ISQ Partner and any of their respective Controlled Affiliates).

(c) Prior to the Refinancing, at any time during which both (i) Series A Preferred Units having an aggregate Series A Issue Price of at least $100 million are outstanding and (ii) Magnetar Financial LLC, CALTM Holdings, LLC or their respective Affiliates continue to own an aggregate of at least fifty percent (50%) of the outstanding

Series A Preferred Units, such Series A Preferred Unitholders shall have the right to designate from time to time to the Corporate Board one (1) observer who is not an officer, employee or Affiliate of a Competitor (the “Board Observer”). The initial Board Observer shall be designated by Magnetar Financial LLC in its sole discretion; provided that, after such appointment by Magnetar Financial LLC, such initial Board Observer may be removed or replaced at any time after the Effective Time by the approval of a majority of the outstanding Series A Preferred Units held by Magnetar Financial LLC, CALTM Holdings, LLC and their respective Affiliates and notice of the same to the Corporation. The Board Observer shall be permitted to attend each meeting of the Corporate Board and of the conflicts committee of the Corporate Board (but excluding meetings of any other committees of the Corporate Board) in a non-voting observer capacity on behalf of the Series A Preferred Unitholders and may, at its sole cost and expense, attend any such meeting of the conflicts committee of the Corporate Board with legal counsel to the extent such meeting will (or is expected to) cover any matter that is, or could reasonably be expected to be, material to the Series A Preferred Unitholders. The Board Observer shall be permitted to discuss the information presented at any meeting of the Corporate Board or conflicts committee thereof, and in the event any materials presented to the Corporate Board or conflicts committee are permitted to be removed from such meeting, to share such materials, with the Series A Preferred Unitholders in accordance with, and subject to, this Agreement. Such Board Observer’s attendance at any meeting of the Corporate Board in his or her capacity as such shall be conditioned upon the execution and delivery to the Corporation by such Board Observer of a confidentiality agreement in the form attached hereto as Exhibit B. With respect to matters relayed by the Board Observer to the Series A Preferred Unitholders, the Series A Preferred Unitholders shall be subject to the confidentiality provisions set forth in Section 16.02. Each of Magnetar Financial LLC and CALTM Holdings, LLC shall be severally, but not jointly, responsible for the failure of any Board Observer that is Affiliated with or otherwise a Representative nominated by such Person to at all times maintain the confidentiality of any confidential information related to APA, the Corporation, or any of their respective Subsidiaries received by such Board Observer in his or her capacity as the Board Observer in accordance with such obligation of confidentiality. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the chairperson of any meeting of the Corporate Board or conflicts committee thereof may exclude the Board Observer from access to any materials or meeting or portion thereof, to the extent such materials or meeting or portion thereof directly relates to a matter that, (i) in the advice of the Corporation’s outside counsel, could reasonably be expected to result in the loss of attorney-client privilege or a conflict of interest with the Corporation, or (ii) in the sole discretion of such chairperson, constitutes sensitive or proprietary information regarding existing or potential businesses, properties, or business opportunities of APA, the Corporation, or any of their respective Subsidiaries, to the extent not required to be approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures; provided that such exclusion shall be limited to the portion of such materials or meeting that is the basis for such exclusion. The rights set forth in this Section 6.09(c) shall terminate automatically upon the consummation of the Refinancing.

Section 6.10 Standard of Care. The General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

Section 6.11 Certain Compliance Matters. The Partnership shall maintain in effect policies and procedures designed to achieve compliance by the Partnership, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. The Partnership and each of its Subsidiaries shall comply with all applicable Anti-Corruption Laws and Sanctions in all material respects.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation, or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided, that, in the case of the General Partner, this sentence shall not in any manner limit the liability of the General Partner to the Partnership or any Partner (other than the General Partner) attributable to a breach by the General Partner of any obligations of the General Partner under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d) Subject to the terms of Section 7.01(e), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(e) Subject to the terms of Section 6.09 and Section 7.01(d), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.01 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful; provided, further, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any proceeding among Partners. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner or otherwise.

(c) The Partnership shall maintain, or cause to be maintained, directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a), whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04; provided, however, that the Partnership’s inability to obtain, directly or indirectly, such insurance shall in no way limit or waive its obligations pursuant to this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain, or cause to be purchased and maintained, property and casualty insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Partnership agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Partnership who served as a director of the Partnership or as a Partner of the Partnership by virtue of such Person’s service as a member, director, partner or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Partnership pursuant to this Section 7.04, which shall be provided out of and to the extent of Partnership assets only. No Partner (unless such Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership. The Partnership (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (c) below:

(a) Except with respect to the matters requiring approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage, acts by the Limited Partners holding a majority of the outstanding Common Units shall be the acts of the Limited Partners.

(b) Any Limited Partner entitled to vote at a meeting of Limited Partners or consent to an action of the General Partner may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Limited Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(b). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(c) The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated Representatives to visit and inspect (a) the books and records of the Partnership, including its partner ledger and a list of its Partners and (b) the books and records of its Subsidiaries. Additionally, to the extent the Partnership is permitted, pursuant to the governing documents of a Pipeline Joint Venture, to allow its Partners to visit and inspect the books and records of such Pipeline Joint Venture, upon the written request of a Series A Preferred Unitholder that at such time holds (together with its Affiliates) Series A Preferred Units having an aggregate Series A Issue Price of at least $100 million, the General Partner shall cause the Partnership to permit such Series A Preferred Unitholder and up to two (2) of its designated Representatives to accompany the Representatives of the Partnership on a visit and inspection of such Pipeline Joint Venture; provided that such Series A Preferred Unitholder may not so visit and inspect a Pipeline Joint Venture more than once a year. Each such Series A Preferred Unitholder and its designated Representatives shall execute any confidentiality or similar agreements required by the Partnership or the applicable Pipeline Joint Venture in connection with such visit and inspection. The Partners have no other inspection rights with respect to any Pipeline Joint Venture unless otherwise agreed to by the General Partner.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting; Other Partnership Information. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Article III and Article IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith. Without limiting the foregoing, as long as there are Series A Preferred Units outstanding, the General Partner shall cause the

Partnership to deliver (or cause to be delivered) to each Series A Preferred Unitholder the following information, unless such Series A Preferred Unitholder provides the General Partner with notice to the contrary:

(i) within ninety (90) calendar days after the end of each fiscal year of the Partnership or the Corporation, as applicable, at the election of the Partnership in respect of any particular fiscal year, either (A) a copy of the audited annual report for such fiscal year for the Partnership and its Subsidiaries, including therein consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by the Partnership or (B) both (1) a copy of the audited annual report for such fiscal year for the Corporation and its Subsidiaries, including therein consolidated balance sheets of the Corporation and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Corporation and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by the Corporation (“Corporation Annual Financials”) and (2) unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such fiscal year (“Partnership Unaudited Annual Financials”); provided, however, that with respect to Partnership Unaudited Annual Financials, the Partnership shall provide, within thirty (30) days after receipt of a written request of Series A Preferred Unitholders representing the Series A Required Voting Percentage, a report reconciling all material items between the Corporation Annual Financials and the Partnership Unaudited Annual Financials;

(ii) within forty five (45) calendar days after the end of each of the first three (3) Quarters of each fiscal year of the Partnership commencing with the Quarter ending June 30, 2019, unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Quarter and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such Quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such Quarter;

(iii) reasonably promptly upon written request of such Series A Preferred Unitholder, if the Corporation is no longer subject to the reporting requirements of the Exchange Act, the information with respect to the Corporation specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act;

(iv) a copy of any budgets of the Partnership and its Subsidiaries (and any formal updates thereto) promptly following the approval thereof by the General Partner;

(v) within ten (10) days following the end of each Quarter, a statement detailing the total number of Series A Preferred Units outstanding (including the number of which are Series A PIK Units), the amount of Series A Unpaid Distributions for each such Series A Preferred Unit and the Series A Distribution Amount as of such time;

(vi) within ten (10) days following the occurrence of any event directly concerning the Partnership or its Subsidiaries or within ten (10) days following the discovery by the Partnership of any event directly concerning any of the Pipeline Joint Ventures, in each case, that the General Partner determines in good faith is materially adverse to the Partnership, written notice of the occurrence of such event and a description thereof;

(vii) reasonably promptly upon written request of such Series A Preferred Unitholder, a current list of the name and last known business, residence or mailing address of each Partner;

(viii) reasonably promptly upon written request of such Series A Preferred Unitholder, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(ix) as promptly as practicable upon availability, copies of any compliance certificate or notice of an event of default delivered pursuant to the Credit Agreement; and

(x) quarterly in-person, or by telephonic or web conference, meetings between the Series A Preferred Unitholders and their respective Affiliates, on the one hand, and management of the Corporation, the Partnership and their Affiliates, on the other hand, to discuss the principal operating results, financial condition and forecast and operational activities of the Partnership and its Subsidiaries.

Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided, that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The General Partner shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership. At the reasonable request of the General Partner, each Series A Preferred Unitholder shall provide to the Partnership (a) a schedule setting forth a reasonable estimate, based on the information in the possession of, or reasonably available to, such Series A Preferred Unitholder or its Affiliates, of the percentage, if any, of the direct and indirect partners, members or owners of Series A Preferred Units that are Tax-Exempt Partners in the current (or other) Taxable Year and (b) any other information reasonably necessary for the preparation and filing of the Partnership’s tax returns, in each case, provided that such information is in the possession of, or reasonably available to, the Series A Preferred Unitholder. The General Partner shall use reasonable efforts to cause the Partnership to send to each Person who was a Partner at any time during a Taxable Year, a completed IRS Schedule K-1 within one hundred and eighty (180) days following the end of such Taxable Year. The General Partner also shall timely provide each Partner all other information reasonably requested by a Partner and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns. In addition, the General Partner shall cause the Partnership to use commercially reasonable efforts to provide (a) each Person that was a Series A Preferred Unitholder at any time during a Taxable Year with a good faith estimate of the amounts to be included on such Person’s IRS Schedule K-1 for such Taxable Year within forty-five (45) days following the end of such Taxable Year, and (b) each other Person that was a Partner at any time during a Taxable Year with a good faith estimate of the amounts to be included on such Person’s IRS Schedule K-1 for such Taxable Year within sixty (60) days following the end of such Taxable Year. Subject to the terms and conditions of this Agreement, the General Partner shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion. Notwithstanding the foregoing, the General Partner shall consult in good faith with the Series A Preferred Representative (in the case of Series A Preferred Unitholders), Apache Partner, the Blackstone Partners, or ISQ Partner, as applicable, prior to changing any accounting method or making any tax election that would reasonably be expected to have a disproportionate adverse impact on the Series A Preferred Unitholders or such other Partner (or any of its Affiliates). Further, if the impact of such change or election on or with respect to the Series A Preferred Unitholders, the Apache Partner, the Blackstone Partners, or ISQ Partner is material, then (x) in the case of the Series A Preferred Unitholders, the Series A Preferred Representative shall seek the consent of the Series A Preferred Unitholders representing the Series A Required Voting Percentage (such consent not to be unreasonably withheld, conditioned or delayed), and the General Partner shall not make such change or election prior to notification by the Series A Preferred Representative that such consent was obtained, or (y) in the case of the Apache Partner, the Blackstone Partners, or ISQ Partner (or any of their respective Affiliates), the General Partner shall not make such change or election without the consent of the Apache Partner, the Blackstone Partners, or ISQ Partner, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any siimilar provisions of applicable U.S. state or local law), and shall not thereafter revoke such election at any time. In addition, the Partnership (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Partnership’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b); and

(d) except where the General Partner elects to apply Section 5.05(c), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable (including, for the avoidance of doubt, making a “push out” election with respect to taxes attributable to a tax period ending on or before the Effective Date).

Each Partner will, upon request of the General Partner, cooperate in good faith with the Partnership in connection with the Partnership’s efforts to make any election pursuant to this Section 9.02 (including, for the avoidance of doubt, supplying any information reasonably necessary to give proper effect to any such elections).

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Partner (the “Reporting Partner”) and (b) the Partnership to participate in the filing of a Texas margin tax combined group report, the Partners agree that the Partnership shall be responsible for the Partnership’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Partnership (the “Allocable Margin Tax Liability”). The Partnership’s Allocable Margin Tax Liability shall be equal to (i) the Partnership’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Partnership’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided, that the Partnership shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Partnership. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Partnership’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

Section 9.04 Tax Controversies. The General Partner shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Section 6223 of the Code (the General Partner, in such capacity, the “Partnership Representative”) for purposes of the Code and in any similar capacity under state or local Law. The Partnership Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Partnership and the Partners (including any Partner designated as the Partnership Representative prior to the Effective Time) shall cooperate fully with each other and shall use reasonable best efforts to cause the General Partner to become the Partnership Representative with respect to any taxable period of the Partnership with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Partnership Representative may retain, at the Partnership’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Partnership Representative. The Partnership Representative shall, to the maximum extent possible, cause income, gain, loss, deduction, and credit of the Partnership, and adjustments thereto, to be allocated or borne by the Partners in the same manner as such items or adjustments would have been borne if the Partnership could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. Further, the Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of such proceedings. The Partnership Representative shall use reasonable efforts to (a) notify each of the other Partners upon receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities and (b) keep all Partners informed of material developments with respect to any contacts by or discussions with the tax authorities regarding such tax examination. Notwithstanding the foregoing, the Partnership Representative shall consult in good faith with the Series A Preferred Representative (in the case of Series A Preferred Unitholders), the Apache Partner, the Blackstone Partners, or ISQ Partner, as applicable, prior to taking any action (including the settlement or compromise of any examination or resulting administrative or juridical proceeding) pursuant to this Section 9.04 that would reasonably be expected to have a disproportionate adverse impact on the Series A Preferred Unitholders or such other Partner (or any of its Affiliates). Further, if the impact of such action on or with respect to the Series A Preferred Unitholders, the Apache Partner, the Blackstone Partners, or ISQ Partner (or any of their respective Affiliates) is material, then (x) in the case of the Series A Preferred Unitholders, the Series A Preferred Representative shall seek the consent of the Series A Preferred Unitholders representing the Series A Required Voting Percentage (such consent not to be unreasonably withheld, conditioned or delayed), and the Partnership Representative shall not take any such action prior to notification by the Series A Preferred Representative that such consent was obtained, or (y) in the case of the Apache Partner, the Blackstone Partners, or ISQ Partner (or any of their respective Affiliates), the Partnership Representative shall not take any action (including the settlement or compromise of any examination or resulting administrative or juridical proceeding) without the consent of such Partner (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Series A Preferred Unitholders will indemnify and hold harmless the Partnership against any additional costs and expenses (including any interest, penalties or additions to tax) borne by the Partnership after the date of the notice of final partnership adjustment in connection with the related tax examination, audit or similar proceeding as a result of the Series A Preferred Representative’s failure to obtain the required consent.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers of Common Units.

(a) No holder of Common Units may Transfer any interest in any Common Units, except Transfers (a) pursuant to and in accordance with Section 10.04 or (b) approved in writing by the General Partner. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Limited Partner under applicable state law (or, in the case of a trust that is a Limited Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner). Notwithstanding the foregoing, this Section 10.01 shall not apply to any Common Redemption or Direct Exchange pursuant to Article XI.

(b) The restrictions contained in this Section 10.01 shall not apply to any Transfer of Common Units (each, a “Permitted Transfer”) (i) by a Limited Partner to an Affiliate of such Limited Partner, (ii) by Apache Partner, the Blackstone Partners, ISQ Partner and New BCP Raptor to the direct or indirect holders of equity interests in such Persons, (iii) by any transferee pursuant to clause (ii) of this sentence to any Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee or (iv) pursuant to a Common Redemption or Direct Exchange in accordance with Article XI; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Common Units and (B) in the case of the foregoing clause (i), (ii) and (iii), the transferees of the Common Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Common Redemption or Direct Exchange) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.01, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Common Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s Common Units that were transferred in such Common Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.02 Transfers and Drag of Series A Preferred Units.

(a) Subject to the restrictions set forth in this Section 10.02(a), clauses (iii) and (iv) of Section 10.02(b), Section 10.04 and Section 10.07(b) and compliance with applicable securities laws (including in connection with any Transfers in connection with the matters contemplated by Section 11.06), following the first (1st) anniversary of the Series A Issue Date, holders of Series A Preferred Units may Transfer Series A Preferred Units in accordance with Section 10.04 and Section 10.07(b); provided, that, with respect to any such Transfer prior to the fifth (5th) anniversary of the Series A Issue Date other than a Series A Preferred Unitholder Permitted Transfer, the Transfer must involve Series A Preferred Units having an aggregate Series A Issue Price of at least $5 million (or a lesser amount of Series A Preferred Units if such Transfer (i) constitutes all the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner in its sole discretion).

(b) Without the prior written consent of the General Partner, which may be withheld in its sole discretion, no Series A Preferred Unitholder shall (i) prior to the first (1st) anniversary of the Series A Issue Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (ii) prior to the third (3rd) anniversary of the Series A Issue Date, directly or indirectly engage in any put or call options or short sales of any equity securities of the Corporation (including the Class A Common Stock) or the Partnership, (iii) for so long as no Series A Restricted Action has occurred and has not been cured by a Series A Remediation and except for any transfer to another Series A Preferred Unitholder, transfer any Series A Preferred Units to any Competitor, (iv) effect a direct Transfer of any Series A Preferred Units to any Person (A) other than a United States Person or (B) that is disregarded as separate from its owner for U.S. federal income tax purposes, unless the regarded owner is a United States Person, including, in each case, by means of any swap or other transaction or arrangement that directly Transfers or that is designed to, or that might reasonably be expected to, result in the direct Transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series A Preferred Units, or (v) effect any Transfer of Series A Preferred Units in a manner that violates the terms of this Agreement; provided, that this Section 10.02(b) shall not restrict (i) any Series A Preferred Unitholder Permitted Transfer that complies with subclauses (iii), (iv) and (v) above or (ii) any Transfer of Series A Preferred Units made pursuant to an effective registration statement filed pursuant to Section 11.06(c). Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 10.02(b) shall agree to the restrictions set forth in this Section 10.02(b). For the avoidance of doubt, this Section 10.02 shall not restrict or prohibit any redemptions, conversions or exchanges made pursuant to and in accordance with Article XI.

(c) Prior to any Transfer of Series A Preferred Units to a Competitor following a Series A Restricted Action, the Series A Preferred Unitholder proposing to make such Transfer shall give the Partnership sixty (60) days’ notice of the anticipated date of such Transfer to give the Partnership the opportunity to cause a Series A Remediation, it being understood that there is no requirement for such Series A Preferred Unitholder to have an agreement or understanding to effect such Transfer prior to delivering its notice hereunder. Any Transfer to a Competitor not made in compliance with this Section 10.02(c) shall be void ab initio.

(d) Notwithstanding anything herein to the contrary, in the event that at any time from and after the fifth (5th) anniversary of the Series A Issue Date, the Partnership, the Corporation, APA, the Blackstone Partners, ISQ Partner or any of their respective Affiliates offers to redeem, repurchase or otherwise acquire from the Series A Preferred Unitholders all of the Series A Preferred Units outstanding as of such time for an amount per Series A Preferred Unit that is less than the Series A Redemption Price for such Series A Preferred Unit (the “Series A Preferred Unit Drag Price”) and the Series A Preferred Unitholders holding Series A Preferred Units constituting at least eighty percent (80%) of the then-outstanding Series A Preferred Units (it being understood that the eighty percent (80%) of Series A Preferred Units required to accept such offer shall exclude any Series A Preferred Units held by APA, the Corporation, Apache Partner, the General Partner, the Blackstone Partners, ISQ Partner and any of their respective Controlled Affiliates) accept such offer from the Partnership, the Corporation, APA, the Blackstone Partners, ISQ Partner or such Affiliate thereof, as applicable, then such Series A Preferred Unitholders holding Series A Preferred Units constituting at least eighty percent (80%) of the then-outstanding Series A Preferred Units may, by providing written notice to the other Series A Preferred Unitholders (the “Series A Preferred Unit Drag Notice”), elect to cause all Series A Preferred Unitholders to participate in such redemption, repurchase or acquisition of Series A Preferred Units by the Partnership for such Series A Preferred Unit Drag Price (the “Series A Preferred Unit Drag Transaction”), it being understood that the Series A Preferred Units held by such Series A Preferred Unitholders shall be so redeemed, repurchased or acquired, as applicable, pro rata in accordance with the Series A Preferred Unit Percentage Interests of the Series A Preferred Unitholders. Each such Series A Preferred Unit Drag Notice shall set forth (i) the number of Series A Preferred Units subject to the Series A Preferred Unit Drag Transaction, (ii) the Series A Preferred Unit Drag Price for each Series A Preferred Unit subject to the Series A Preferred Unit Drag Transaction; (iii) the proposed date of consummation of such Series A Preferred Unit Drag Transaction and (iv) copies of all proposed transaction documents relating to such Series A Preferred Unit Drag Transaction. Upon receipt of a Series A Preferred Unit Drag Notice delivered in accordance with this Section 10.02(d), each Series A Preferred Unitholder shall take all actions as may be reasonably necessary to consummate such Series A Preferred Unit Drag Transaction by the date for consummation of such Series A Preferred Unit Drag Transaction as set forth in the Series A Preferred Unit Drag Notice therefor.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTUS MIDSTREAM LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ALTUS MIDSTREAM LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY ALTUS MIDSTREAM LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (a) in connection with a Common Redemption in accordance with Article XI or (b) an indirect Transfer), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (i) shall be void and (ii) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose. A Partner making a Transfer permitted by this Agreement shall (i) at least five (5) Business Days before such Transfer, deliver to the Partnership an affidavit of nonforeign status with respect to such Partner that satisfies the requirements of Section 1446(f)(2) of the Code, or (ii) contemporaneously with the Transfer, cause the Transferee to properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Partnership of such withholding and remittance promptly thereafter).

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest and (b) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Section 10.05 and Section 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Limited Partner, shall not be entitled to vote on any matters coming before the Limited Partners and shall not have any other rights in or with respect to any rights of a Limited Partner of the Partnership. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01, Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Partnership to registration as an investment company under the Investment Company Act;

(iii) in the reasonable and good faith determination of the General Partner be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party; provided, that the payee or creditor to whom the Partnership or the General Partner owes such obligation is not an Affiliate of the Partnership or the General Partner;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority age under applicable Law (excluding trusts for the benefit of minors); and

(v) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)) or present an undue risk that the Partnership be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code, in each case as determined by the Partnership in good faith and based on advice of legal counsel or a qualified tax advisor.

ARTICLE XI

REDEMPTION, CONVERSION AND EXCHANGE RIGHTS; OTHER PROTECTIVE

PROVISIONS

Section 11.01 Redemption Right of a Common Unitholder.

(a) Upon the terms and subject to the conditions set forth in this Section 11.01 and subject to compliance with Section 6.01(e)(viii), each Common Unitholder (other than the Corporation) shall be entitled to cause the Partnership to redeem (a “Common Redemption”) all or any portion of its Common Units (together with the surrender and delivery of the same number of shares of Class C Common Stock) (the “Common Redemption Right”). A Common Unitholder desiring to exercise its Common Redemption Right (the “Common Redeemed Partner”) shall exercise such right by giving written notice (the “Common Redemption Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Common Redemption Notice, the “Common Redemption Notice Date”). The Common Redemption Notice shall specify the number of Common

Units (the “Common Redeemed Units”) that the Common Redeemed Partner intends to have the Partnership redeem. Absent the prior written consent of the General Partner, with respect to each Common Redemption, a Common Redeemed Partner shall be (A) required to redeem at least a number of Units equal to the lesser of 0.5% of the total outstanding Common Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) and all of the Units then held by such Common Redeemed Partner, (B) permitted to effect a Common Redemption no more frequently than once per calendar quarter and (C) with respect solely to any employee or former employee of Raptor or its Affiliates (or any Person through which such individual holds Units), required to redeeem at least a number of Units equal to the lesser of 20% of the Units held by such Person as of immediately following the later of the Closing (as defined in the EagleClaw Contribution Agreement) and the date such Person is admitted as a Partner (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) and all of the Units then held by such Common Redeemed Partner ; provided, however, that the foregoing restrictions shall not apply to a Common Redemption by Apache Partner. Notwithstanding the foregoing and subject to Section 11.01(g), a Common Redeemed Partner may exercise its Common Redemption Right with respect to at least 1% of the total outstanding Common Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time. The Common Redemption shall be completed on the date that is (the “Common Redemption Date”) (i) the later of (A) the date that is three (3) Business Days following delivery of the applicable Common Redemption Notice and (B) if the Partnership elects to make the redemption payment by means of a Cash Settlement, the first Business Day on which the Partnership has available funds to pay the Cash Settlement, which in no event shall be more than ten (10) Business Days after delivery of such Common Redemption Notice, or (ii) such later date (A) specified in the Common Redemption Notice or (B) specified in Section 11.01(c) following the date on which a contingency described in Section 11.01(c) is satisfied. A Common Redemption Notice may specify that if a Share Settlement is made the Common Redemption Date will be the date of the closing of an underwritten distribution of the shares of Class A Common Stock that would be issued in connection with such proposed Common Redemption. Unless the Common Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Common Redemption Date (to be effective immediately prior to the close of business on the Common Redemption Date) (i) the Common Redeemed Partner shall transfer and surrender the Common Redeemed Units to the Partnership and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement; (ii) the Partnership shall (x) cancel the Common Redeemed Units, (y) transfer to the Common Redeemed Partner the consideration to which the Common Redeemed Partner is entitled under Section 11.01(b) and (z) if the Common Redeemed Units are certificated, issue to the Common Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Common Redeemed Partner pursuant to clause (i) of this Section 11.01(a) and the Common Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

(b) In exchange for its Common Redeemed Units, a Common Redeemed Partner shall be entitled to receive the Share Settlement or, at the Partnership’s election, the Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Common Redemption Notice, the Partnership shall give written notice (the “Settlement Method Notice”) to the Common Redeemed Partner (with a copy to the Corporation) of its intended settlement method; provided, that if the Partnership does not timely deliver a Settlement Method Notice, the Partnership shall be deemed to have elected the Share Settlement method. Provided that a Cash Settlement election has not been made, the Common Redeemed Partner may retract its Common Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice; provided, however, that in no event may the Common Redeemed Partner deliver more than one Retraction Notice in any calendar quarter. The timely delivery of a Retraction Notice shall terminate all of the Common Redeemed Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.01 arising from the retracted Common Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Partnership elects a Share Settlement in connection with a Common Redemption, a Common Redeemed Partner shall be entitled, at any time prior to the consummation of a Common Redemption, to revoke its Common Redemption Notice or delay the consummation of a Common Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Common Redeemed Partner at or immediately following the consummation of the Common Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Common Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Common Redeemed Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Common Redemption; (iv) the Corporation shall have disclosed to such Common Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Common Redeemed Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Common Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Common Redeemed Partner at or immediately following the Common Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Common Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Common Redeemed Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Common Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided, further, that in no event shall the Common Redeemed Partner seeking to delay the consummation of such Common Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Common Redeemed Partner with a basis for such delay or revocation. If a Common Redeemed Partner delays the consummation of a Common Redemption pursuant to this Section 11.01(c), (A) the Common Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Common Redeemed Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.01(b), the Common Redeemed Partner may retract its Common Redemption Notice by giving a Retraction Notice to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the date prior to the date on which the conditions giving rise to such delay cease to exist.

(d) The amount of the Share Settlement or the Cash Settlement that a Common Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Common Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Common Redeemed Partner causes the Partnership to redeem Common Redeemed Units and the Common Redemption Date occurs subsequent to the Record Date for any Distribution with respect to the Common Redeemed Units but prior to payment of such Distribution, the Common Redeemed Partner shall be entitled to receive such Distribution with respect to the Common Redeemed Units on the date that it is made notwithstanding that the Common Redeemed Partner transferred and surrendered the Common Redeemed Units to the Partnership prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or Distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Common Redeemed Units, a Common Redeemed Partner shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Common Redeemed Partner would have received if such Common Redemption Right had been exercised and the Common Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(f) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g) The General Partner may impose additional limitations and restrictions on Common Redemptions (including limiting Common Redemptions or creating priority procedures for Common Redemptions), to the extent it determines in good faith based on advice of legal counsel or a qualified tax advisor such limitations and restrictions to be reasonably necessary or appropriate to avoid undue risk that the Partnership may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the General Partner may require any Partner (or group of Partners) to redeem all of its (or their) Units pursuant to the Common Redemption Right to the extent it determines in good faith based on advice of legal counsel or a qualified tax advisor that such Common Redemption is reasonably necessary or appropriate to avoid undue risk that the Partnership may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the General Partner to such Partner (or group of Partners) requiring such Common Redemption, such Partner (or group of Partners) shall exchange, subject to exercise by the Corporation of a Direct Exchange right pursuant to Section 11.03, all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Common Redemption Date for purposes of this Agreement) in accordance with this Section 11.01 and otherwise in accordance with the requirements set forth in such notice.

Section 11.02 Contribution of the Corporation. Subject to the Corporation’s right to elect a Direct Exchange pursuant to Section 11.03 and unless, in the event the Partnership elects a Cash Settlement, the Partnership in its discretion elects to fund any part of the consideration the Common Redeemed Partner is entitled to receive under Section 11.01(b) (including after any condition giving rise to a delay pursuant to Section 11.01(c) ceases to exist) without a contribution from the Corporation, unless the Common Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b), on the Common Redemption Date (to be effective immediately prior to the close of business on the Common Redemption Date) (a) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as applicable) required under this Section 11.02, and (b) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Common Redeemed Units surrendered by the Common Redeemed

Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Cash Settlement that is to be funded by a sale of Class A Common Stock by the Corporation, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Common Redeemed Units to be redeemed with such Cash Settlement.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Common Redeemed Partner shall be deemed to have offered to sell its Common Redeemed Units to the Corporation, and the Corporation may, in its sole and absolute discretion, elect to effect on the Common Redemption Date the exchange of Common Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Common Redeemed Units (together with the surrender and delivery of the same number of shares of Class C Common Stock) and such consideration between the Common Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Common Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Common Redeemed Units.

(b) The Corporation may, at any time prior to a Common Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Common Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate a Common Redemption or Direct Exchange on the Common Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate a Common Redemption on the Common Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Common Redeemed Units that would have otherwise been subject to a Common Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Common Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Redemption of Series A Preferred Units.

(a) Redemption at the Partnership’s Election. The Partnership shall be entitled to redeem for cash (a “Series A Redemption”) the Series A Preferred Units at any time in whole or, so long as such redemption is for no fewer than 25,000 Series A Preferred Units, in part pro rata among the Series A Preferred Unitholders in accordance with their respective Series A Preferred Unit Percentage Interests (including any Optional Exchanged Units prior to the applicable Optional Exchange Date). The Partnership shall exercise such right by giving written notice (the “Series A Redemption Notice”) to the Series A Preferred Unitholders (the date of the delivery of such Series A Redemption Notice, the “Series A Redemption Notice Date”). The Series A Redemption Notice shall specify the number of Series A Preferred Units (the “Series A Redeemed Units”) that the Partnership intends to redeem. The Series A Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Series A Redemption Notice (the date of such completion, the “Series A Redemption Date”). On the Series A Redemption Date (to be effective immediately prior to the close of business on the Series A Redemption Date) (i) the Series A Preferred Unitholders shall transfer and surrender their pro rata portion of the Series A Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Series A Redeemed Units and (B) transfer to the Series A Preferred Unitholders cash in an amount equal to the Series A Redemption Price for each Series A Redeemed Unit.

(b) No Redemption at the Series A Preferred Unitholder’s Election. Series A Preferred Unitholders shall not be entitled to cause the Partnership to redeem the Series A Preferred Units, except as set forth in Section 11.04(c), Section 11.04(d) and Section 11.04(e).

(c) Redemption upon a Series A Change of Control. Upon the occurrence of a Series A Change of Control, each Series A Preferred Unitholder (excluding any Series A Preferred Unitholder that is APA, the Corporation, Apache Partner, the General Partner, the Blackstone Partners, ISQ Partner and any of their respective Controlled Affiliates) shall have the right to require the Partnership to redeem for cash (the “COC Redemption Right”) with respect to a Series A Change of Control, all or a portion of such Series A Preferred Unitholder’s Series A Preferred Units. The Partnership shall deliver to all Series A Preferred Unitholders a written notice (the “COC Notice”) of the occurrence of any Series A Change of Control, (i) with respect to a Series A Change of Control other than a Series A Change of Control described in clauses (c) and (f) of the definition thereof, at least twenty (20) Business Days prior to the consummation of such Series A Change of Control or, if it is impracticable for the Partnership to provide such twenty (20) Business Days’ prior written notice, as soon as reasonably practicable in advance of consummating such Series A Change of Control and (ii) with respect to a Series A Change of Control described in either clause (c) or (f) of the definition thereof, immediately upon the Partnership becoming aware of such Series A Change of Control. Any Series A Preferred Unitholder intending to exercise its COC Redemption Right (a “COC Redeemed Partner”) shall give written notice thereof (the “COC Redemption Notice”) to the Partnership, and if the Partnership delivered a COC Notice to such Series A Preferred Unitholder pursuant to the preceding sentence, such Series A Preferred Unitholder must deliver its COC Redemption Notice within five (5) Business Days of receipt of such COC Notice. The COC Redemption Notice shall, subject to the limitation in clause (ii) of the first sentence of this Section 11.04(c), specify the number of Series A Preferred Units (the “COC Redeemed Units”) that the COC Redeemed Partner intends to cause the Partnership to redeem (the “COC Redemption”). The COC Redemption shall be completed contemporaneously with the consummation thereof, or the immediately following Business Day if such COC Redemption Notice is not delivered on a Business Day (the date of such completion, the “COC Redemption Date”). On the COC Redemption Date (to be effective immediately prior to the close of business on the COC Redemption Date) (i) the COC Redeemed Partner shall transfer and surrender its COC Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (x) cancel the COC Redeemed Units and (y) transfer to the COC Redeemed Partner cash in an amount equal to the Series A Redemption Price for each COC Redeemed Unit. For avoidance of doubt, the Partnership may not effect a Series A Change of Control (other than a Series A Change of Control described in either clause (c) or (f) of the definition thereof) unless it has complied with its obligations under this Section 11.04(c).

(d) Certain Asset Dispositions.

(i) In the event of any sale or series of sales of assets, other than a sale of any interests in any Existing Pipeline Joint Venture, resulting in net proceeds to the Partnership or any of its Subsidiaries in excess of $150 million in the immediately preceding twelve (12) month period (such sale or the last sale in such series of sales, a “Material Asset Disposition”), the Partnership shall either (i) offer to redeem, for cash, outstanding Series A Preferred Units (the “Asset Disposition Redemption”) with the aggregate amount of net proceeds from such Asset Disposition (the “Asset Disposition Redemption Amount”) or (ii) use the Asset Disposition Redemption Amount to repay Indebtedness outstanding under the Credit Agreement (an “Asset Disposition Repayment”); provided, that, if the use of the Asset Disposition Redemption Amount to redeem the Series A Preferred Units is not permitted under the Credit Agreement, the Partnership shall instead use the aggregate amount of such net proceeds from such Asset Disposition (1) first, to repay any outstanding Indebtedness of the Partnership and its Subsidiaries and (2) second, for general partnership purposes consistent with the Series A Purpose.

(ii) In the event of any sale or series of sales by the Partnership or any of its Subsidiaries of interests in any Existing Pipeline Joint Venture (a “JV Asset Disposition”), the Partnership shall offer to redeem, for cash, outstanding Series A Preferred Units (the “JV Asset Disposition Redemption”) with the aggregate amount of proceeds from such JV Asset Disposition (the “JV Asset Disposition Redemption Amount”).

(iii) In the case of a Material Asset Disposition or a JV Asset Disposition, the Partnership shall deliver to all Series A Preferred Unitholders a written notice (the “Asset Disposition Notice”) of such Material Asset

Disposition or JV Asset Disposition at least twenty (20) Business Days prior to the consummation of such Material Asset Disposition or JV Asset Disposition. The Asset Disposition Notice will set forth (i) a description of the assets underlying the disposition and the associated proceeds for each such asset, (ii) in the case of a Material Asset Disposition, whether the Partnership has elected Asset Disposition Repayment or Asset Disposition Redemption with the aggregate amount of net proceeds from such Material Asset Disposition, and (iii) if applicable, the total amount of Series A Preferred Units that may be redeemed based on the Asset Disposition Redemption Amount or JV Asset Disposition Redemption Amount, as applicable (the “Asset Disposition Redeemable Units”). If such notice indicates that the Partnership has elected Asset Disposition Redemption or JV Asset Disposition Redemption, any Series A Preferred Unitholder intending to accept the Partnership’s offer to redeem (a “Asset Disposition Redeemed Partner”) shall give written notice (the “Asset Disposition Redemption Notice”) to the Partnership within ten (10) Business Days of receipt of the Asset Disposition Notice. The Asset Disposition Redemption Notice shall specify the number of Series A Preferred Units held by such Asset Disposition Redeemed Partner that it intends to cause the Partnership to redeem (the “Asset Disposition Redemption Election”). The number of Series A Preferred Units held by each Asset Disposition Redeemed Partner to be redeemed shall equal such Asset Disposition Redeemed Partner’s Asset Disposition Redemption Election divided by the sum of all the Asset Disposition Redemption Elections received by the Partnership multiplied by the Asset Disposition Redeemable Units (the “Asset Disposition Redeemed Units”). The Asset Disposition Repayment or Asset Disposition Redemption, as applicable, shall be completed no later than the first (1st) Business Day after the date of consummation of such Asset Disposition (the date of such completion to which an Asset Disposition Redemption applies, the “Asset Disposition Redemption Date”). On the Asset Disposition Redemption Date (to be effective immediately prior to the close of business on the Asset Disposition Redemption Date) (i) the Asset Disposition Redeemed Partner shall transfer and surrender their Asset Disposition Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Asset Disposition Redeemed Units and (B) transfer to the Asset Disposition Redeemed Partner cash in an amount equal to the Series A Redemption Price for each Asset Disposition Redeemed Unit. For avoidance of doubt, the Partnership may not effect a Material Asset Disposition or JV Asset Disposition unless it has complied with its obligations under this Section 11.04(d).

(e) Deferred Redemptions. Notwithstanding anything herein to the contrary, the Partnership shall redeem at the Series A Redemption Price (i) 50,000 Series A Preferred Units issued on the Series A Issue Date (plus the associated Series A PIK Units, on which no Series A Redemption Price will be paid) on or before the date that is six (6) months following the Effective Time, (ii) an additional 50,000 Series A Preferred Units issued on the Series A Issue Date (plus the associated Series A PIK Units, on which no Series A Redemption Price will be paid) on or before the date that is twelve (12) months following the Effective Time and (iii) an additional 50,000 Series A Preferred Units issued on the Series A Issue Date (plus the associated Series A PIK Units, on which no Series A Redemption Price will be paid) on or before the date that is eighteen (18) months following the Effective Time, in each case, pro rata among the Series A Preferred Unitholders in accordance with their respective Series A Preferred Unit Percentage Interests.

Section 11.05 Exchange of Series A Preferred Units for shares of Class A Common Stock.

(a) Exchange at the Election of the Series A Preferred Unitholder. At any time on or after the seventh (7th) anniversary of the Series A Issue Date, or at any time after a Series A Restricted Action has occurred, each Series A Preferred Unitholder shall be entitled to cause the Partnership to exchange (an “Optional Exchange”) all or any portion of its Series A Preferred Units for the Series A Exchange Amount (the “Optional Exchange Right”); provided, that any Optional Exchange that would result in an aggregate Series A Exchange Amount of less than $25 million must involve all of such Series A Preferred Unitholder’s Series A Preferred Units. A Series A Preferred Unitholder desiring to exercise its Optional Exchange Right (the “Optional Exchanging Partner”) shall exercise such right by giving written notice (the “Optional Exchange Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Optional Exchange Notice, the “Optional Exchange Notice Date”). The Optional Exchange Notice shall specify the number of Series A Preferred Units (the “Optional Exchanged Units”) that the Optional Exchanging Partner intends to have the Partnership exchange for the Series A Exchange Amount. The Optional Exchange shall be completed on the date that is three (3) Business Days following delivery of the applicable Optional Exchange Notice, unless the Partnership elects to make the redemption payment by means of a Series A Cash Settlement, in which case the Optional Exchange shall be completed as promptly as practicable following delivery of the applicable Optional Exchange Notice, but in any event, no more than five (5) Business Days after delivery of such Optional Exchange Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Optional Exchange Date”); provided, that the Partnership, the Corporation and the Optional Exchanging Partner may change the number of Optional Exchanged Units and/or the Optional Exchange Date specified in such Optional Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that an Optional Exchange Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Optional Exchange. Unless the Optional Exchanging Partner has timely delivered an Optional Exchange Retraction Notice as provided in Section 11.05(b) or has delayed an Optional Exchange as provided in Section 11.05(c), on the Optional Exchange Date (to be effective immediately prior to the close of business on the Optional Exchange Date) (i) the Optional Exchanging Partner shall transfer and surrender the Optional Exchanged Units to the Partnership, free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Optional Exchanged Units, (B) transfer to the Optional Exchanging Partner the consideration to which the Optional Exchanging Partner is entitled under Section 11.05(b) and (C) if the Optional Exchanged Units are certificated, issue to the Optional Exchanging Partner a certificate for a number of Series A Preferred Units equal to the difference (if any) between the number of Series A Preferred Units evidenced by the certificate surrendered by the Optional Exchanging Partner pursuant to clause (i) of this Section 11.05(a) and the Optional Exchanged Units.

(b) In exchange for each Optional Exchanged Unit, an Optional Exchanging Partner shall be entitled to receive the Series A Exchange Amount or, at the Partnership’s election, payment of the Series A Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Optional Exchange Notice, the Partnership shall give written notice (the “Optional Exchange Settlement Method Notice”) to the Optional Exchanging Partner (with a copy to the Corporation) of its intended settlement method; provided, that if the Partnership does not timely deliver an Optional Exchange Settlement Method Notice, the Partnership shall be deemed to have elected the Series A Exchange Amount settlement method. The Optional Exchanging Partner may retract its Optional Exchange Notice by giving written notice (the “Optional Exchange Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Optional Exchange Settlement Method Notice. The timely delivery of an Optional Exchange Retraction Notice shall terminate all of the Optional Exchanging Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.05 arising from the retracted Optional Exchange Notice.

(c) Notwithstanding anything to the contrary in Section 11.05(b), in the event the Partnership elects to settle an Optional Exchange with the Series A Exchange Amount, an Optional Exchanging Partner shall be entitled, at any time prior to the consummation of an Optional Exchange, to revoke its Optional Exchange Notice or delay the consummation of an Optional Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Optional Exchanging Partner at or immediately following the consummation of the Optional Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Optional Exchange; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Optional Exchanging Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Optional Exchange; (iv) the Corporation shall have disclosed to such Optional Exchanging Partner any material non-public information concerning the Corporation, the receipt of which results in such Optional Exchanging Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Optional Exchange without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Optional Exchanging Partner at or immediately following the Optional Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Optional Exchange; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Series A Registration Rights Agreement, and such failure shall have affected the ability of such Optional Exchanging Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Optional Exchange Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided, further, that in no event shall the Optional Exchanging Partner seeking to delay the consummation of such Optional Exchange and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Optional Exchanging Partner with a basis for such delay or revocation. If an Optional Exchanging Partner delays the consummation of an Optional Exchange pursuant to this Section 11.05, (A) the Optional Exchange Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Optional Exchanging Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.05(b), the Optional Exchanging Partner may retract its Optional Exchange Notice by giving an Optional Exchange Retraction Notice to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second (2nd) Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) Exchange Upon Liquidation of the Partnership. In the event of a liquidation or dissolution of the Partnership in accordance with Article XIV, each Series A Preferred Unitholder shall be entitled to cause the Partnership to exchange (a “Liquidation Exchange”) all or any portion of its Series A Preferred Units for the Series A Exchange Amount (the “Liquidation Exchange Right”) as described in this Section 11.05(d). A Series A Preferred Unitholder desiring to exercise its Liquidation Exchange Right (the “Liquidation Exchanging Partner”) shall exercise such right by giving written notice (the “Liquidation Exchange Notice”) to the Partnership with a copy to the Corporation within five (5) Business Days of receipt of the notice of liquidation provided to the Series A Preferred Unitholders by the liquidators in accordance with Section 14.02(b), it being understood that if a Series A Preferred Unitholder does not timely deliver a Liquidation Exchange Notice for any Series A Preferred Units in accordance with this Section 11.05(d), then the outstanding Series A Preferred Units held by such Series A Preferred Unitholder shall instead be governed by Article XIV. The Liquidation Exchange Notice shall specify the number of Series A Preferred Units (the “Liquidation Exchanged Units”) that the Liquidation Exchanging Partner intends to have the Partnership exchange for the Series A Exchange Amount. The Liquidation Exchange shall be completed on the date that is three (3) Business Days following the date of delivery of the applicable Liquidation Exchange Notice or the Business Day prior to the Liquidation Date, whichever is earlier (the “Liquidation Exchange Date”). On the Liquidation Exchange Date (to be effective immediately prior to the close of business on the Liquidation Exchange Date), (i) the Liquidation Exchanging Partner shall transfer and surrender the Liquidation Exchanged Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Liquidation Exchanged Units, (B) transfer to the Liquidation Exchanging Partner a number of shares of Class A Common Stock having an aggregate Series A Reference Price equal to the aggregate Series A Redemption Price attributable to the aggregate Liquidation Exchanged Units and (C) if the Liquidation Exchanged Units are certificated, issue to the Liquidation Exchanging Partner a certificate for a number of Series A Preferred Units equal to the difference (if any) between the number of Series A Preferred Units evidenced by the certificate surrendered by the Liquidation Exchanging Partner pursuant to clause (i) of this Section 11.05(d) and the Liquidation Exchanged Units.

(e) Issuance Limitation. Notwithstanding anything to the contrary in this Agreement, if the Corporation has not obtained Requisite Stockholder Approval, then the Corporation shall not issue, upon exchange of Series A Preferred Units in accordance with Section 11.05(a) and Section 11.05(d), a number of shares of Class A Common Stock that would exceed nineteen and one half percent (19.5%) of (i) the shares of Class A Common Stock outstanding on the Series A Issue Date or (ii) the voting power of outstanding Equity Securities of the Corporation on the Series A Issue Date as calculated in accordance with Stock Exchange regulations (the “Issuable Maximum”). If the Corporation has not obtained Requisite Stockholder Approval upon exchange of any Series A Preferred Units subject to the foregoing limitation, then the applicable Series A Preferred Unitholder shall be entitled to receive upon such exchange a number of shares of Class A Common Stock equal to the lesser of (A) the Series A Exchange Amount with respect to such Series A Preferred Units and (B) such Series A Preferred Unitholder’s pro rata portion of the Issuable Maximum.

(f) Certain Adjustments.

(i) In the event of a Distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or Distribution of any such assets received by the Corporation in respect of its Units, then the Series A Exchange Amount shall be adjusted to include the amount of such security, securities or other property that the Optional Exchanging Partner or Liquidation Exchanging Partner would have received if such Optional Exchange Right or Liquidation Exchange Right had been exercised and the Optional Exchange Date or Liquidation Exchange Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(ii) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (A) each Optional Exchanged Unit and Liquidation Exchanged Unit is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that the Series A Exchange Amount becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (B) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such exchange. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g) Actions to be Taken by the Corporation.

(i) In connection with the exercise of an Optional Exchanging Partner’s Optional Exchange Rights under Section 11.05(a), unless, in the event the Partnership elects a Series A Cash Settlement, the Partnership in its discretion elects to fund any part of the consideration the Optional Exchanging Partner is entitled to receive under Section 11.05(b) without a contribution from the Corporation, the Corporation shall contribute to the Partnership the consideration the Optional Exchanging Partner is entitled to receive under Section 11.05(b). Unless the Optional Exchanging Partner has timely delivered an Optional Exchange Retraction Notice as provided in Section 11.05(b) or has delayed an Optional Exchange as provided in Section 11.05(c), on the Optional Exchange Date (to be effective immediately prior to the close of business on the Optional Exchange Date) (A) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Series A

Exchange Amount or the Series A Cash Settlement, as applicable) required under this Section 11.05(g), and (B) the Partnership shall issue to the Corporation a number of Common Units as described in Section 3.04(a). Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Series A Cash Settlement that is to be funded by a sale of Class A Common Stock by the Corporation, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Series A Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Optional Exchanged Units to be redeemed with such Series A Cash Settlement.

(ii) In connection with the exercise of a Liquidation Exchanging Partner’s Liquidation Exchange Rights under Section 11.05(d), the Corporation shall contribute to the Partnership the consideration the Liquidation Exchanging Partner is entitled to receive under Section 11.05(d). On the Liquidation Exchange Date (to be effective immediately prior to the close of business on the Liquidation Exchange Date) (A) the Corporation shall make a Capital Contribution to the Partnership in an amount equal to the aggregate Series A Redemption Price provided for in clause (B) of Section 11.05(d), and (B) the Partnership shall issue to the Corporation a number of Common Units equal to the number of shares of Class A Common Stock issued to the Liquidation Exchanging Partner.

Section 11.06 Reservation of Shares of Class A Common Stock; Listing; Registration Rights; Certificate of the Corporation.

(a) Reservation of Shares.

(i) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Common Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any Common Redemption or Direct Exchange pursuant to Share Settlements; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Common Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement.

(ii) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon Optional Exchange or Liquidation Exchange, a number of shares of Class A Common Stock equal to the Series A Required Minimum; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Optional Exchange or Liquidation Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation).

(b) Listing of Shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange prior to such delivery upon each National Securities Exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws).

(c) Registration Rights.

(i) By no later than 180 days following the Effective Time, (i) the Partnership shall file a registration statement under the Securities Act to permit the public resale of all of the then-outstanding Series A Preferred Units from time to time as permitted under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) and thereafter shall use its commercially reasonable best efforts to cause such registration statement to be declared effective as soon as practicable following such filing and (ii) upon request of Series A Preferred Unitholders representing the Series A Required Voting Percentage then outstanding, the Partnership shall use commercially reasonable efforts to cause the Series A Preferred Units covered by such registration statement to be rated with Standard & Poor’s Rating Group, Moody’s Investor Service, Inc. and Finch Ratings Inc. A registration statement filed pursuant to this Section 11.06(c)(i) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Series A Preferred Unitholders. The Partnership shall use its commercially reasonable best efforts to cause a registration statement filed pursuant to this Section 11.06(c)(i) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such registration statement is available or, if not available, that another registration statement is available, for the resale of all the Series A Preferred Units until all such Series A Preferred Units have been sold or ceased to be outstanding (the “Effectiveness Period”).

(ii) If the Partnership fails to meet the timeline for filing a registration statement as specified in Section 11.06(c)(i), or the registration statement is declared effective but (A) the registration statement shall thereafter be withdrawn by the Partnership or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement without being succeeded by an additional registration statement filed and declared effective within fifteen (15) Business Days, or (B) except as addressed by the foregoing clause (A), the registration statement fails to be available for the resale by the Series A Preferred Unitholders of all the Series A Preferred Units required to be included therein during the Effectiveness Period (each such event, a “Registration Default”), then each Series A Preferred Unitholder shall be entitled to a payment (with respect to each of the Series A Preferred Unitholder’s pro rata share of the Series A Preferred Units as liquidated damages and not as a penalty), (A) for the first ninety (90) days following the occurrence of such Registration Default, an amount equal to 0.25% of the aggregate Series A Issue Price of the then-outstanding Series A Preferred Units on the ninetieth (90th) day of such period (the “Liquidated Damages Multiplier”), which shall accrue daily, and (B) for each non-overlapping 90-day period beginning on the ninety first (91st) day thereafter, an amount equal to the amount set forth in clause (B) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent ninety (90) days (i.e., 0.50% for 91-180 days, 0.75% for 181-270 days, 1.00% for 271-360 days, etc.), which shall accrue daily, up to a maximum amount equal to 2.50% of the Liquidated Damages Multiplier per non-overlapping ninety (90) day period, until such time as such Registration Default is cured or there are no longer any Series A Preferred Units outstanding.

(iii) The Partnership covenants that it shall take such action as any Series A Preferred Unitholder may reasonably request, all to the extent required from time to time to enable such Series A Preferred Unitholder to sell the Series A Preferred Units held by such Series A Preferred Unitholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including, without limitation, at the sole expense of the Partnership, (A) issuing such directions to any transfer agent, registrar or depositary, as applicable, (B) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same and (C) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Series A Preferred Units held by such Series A Preferred Unitholder to be removed and to rescind any transfer restrictions with respect to such Series A Preferred Units; provided, however, that such Series A Preferred Unitholder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Series A Preferred Unitholder’s compliance with Rule 144 or Rule 144A, as may be applicable. Upon the request of any Series A Preferred Unitholder, the Partnership shall deliver to such Series A Preferred Unitholder a written certification of a duly authorized officer as to whether it has complied with such requirements.

(iv) The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Common Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares.

(d) Certificate of the Corporation. The Corporation covenants that all Class A Common Stock issued upon a Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.07 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Common Redemption, Direct Exchange, COC Redemption, Asset Disposition Redemption, Series A Redemption or Optional Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners. No Common Redemption, Direct Exchange, COC Redemption, Asset Disposition Redemption, Series A Redemption or Optional Exchange shall relieve any Partner of any prior breach of this Agreement.

Section 11.08 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that (a) to the extent that the Corporation contributes to the Partnership the consideration the applicable Limited Partner is entitled to receive (or pays such amount directly to the applicable Limited Partner), any Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the applicable Limited Partner and, (b) if the Corporation is deemed to receive or receives Series A Preferred Units in any Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange, as the case may be, such Units shall be treated as converted into Common Units immediately following such redemption or exchange, in each case for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Class A Common Stock or other securities upon a Common Redemption, Direct Exchange or Optional Exchange shall be made without charge to the applicable Limited Partner for any stamp or other similar tax in respect of such issuance.

Section 11.09 No Restrictions on Class A Common Stock. This Agreement does not contractually restrict the ability of any Limited Partner or the Affiliates of such Limited Partner to transfer its or their Class A Common Stock.

ARTICLE XII

ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a substituted Limited Partner (“Substituted Limited Partner”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. Subject to Section 6.01(e) and Section 11.05(d), the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the General Partner together with all the Common Unitholders to dissolve the Partnership;

(b) a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(b) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final Distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership and to each Series A Preferred Unitholder;

(c) the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provisions for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership;

(d) all remaining assets of the Partnership shall be distributed to the Series A Preferred Unitholders and Common Unitholders, as applicable, by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation) as follows:

(i) first, 100% to the Series A Preferred Unitholders pro rata in accordance with their respective Series A Preferred Unit Percentage Interests in redemption of any outstanding Series A Preferred Units in an amount per Series A Preferred Unit equal to the Series A Redemption Price for such Series A Preferred Unit (it being understood that any distributions under this Section 14.02 shall be in cash and not a distribution in-kind as provided by Section 14.03); and

(ii) the remainder, if any, 100% to the Common Unitholders pro rata in accordance with their respective Common Unit Percentage Interests.

The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners, but including any liabilities in respect of the Series A Preferred Units) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash (other than any Series A Preferred Unitholder unless the Series A Preferred Unitholders representing the Series A Required Voting Percentage consent otherwise), either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (i) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (ii) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the Distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.02 and Section 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

(c) For avoidance of doubt, this Section 16.01 shall not apply to any Series A Preferred Unitholder.

Section 16.02 Confidentiality.

(a) Each of the Partners agrees to hold the Partnership’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Partnership, monitoring and evaluating its investment in the Partnership or as otherwise authorized separately in writing by the General Partner, it being understood that each Partner may disclose Confidential Information as so permitted herein to its Affiliates and its and their respective partners, members, equityholders, directors, managers, officers, employees, agents, consultants, representatives and advisors (including financial, legal and accounting advisors) who have a bona fide need to know such information in connection with monitoring and evaluating the Partner’s investment in the Partnership (collectively, “Representatives”). “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, trade secrets, trademarks, tradenames and intellectual property associated with the Partnership’s business, in each case obtained by a Partner from the Partnership or any of its Affiliates or Representatives. With respect to any Partner, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Partner at the time of disclosure by or on behalf of the Partnership; (ii) before or after it has been disclosed to such Partner by or on behalf of the Partnership, becomes publicly available on a non-confidential basis from a source other than the Partnership or its Representatives, other than as a result of any action or inaction of such Partner in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer of the Partnership or of the Corporation; (iv) is disclosed to such Partner or its Representatives by a source other than the Partnership or its Representatives that is not, to the knowledge of such Partner (after reasonable inquiry), in violation of any obligation of confidentiality owed to the Partnership with respect to such information; or (v) is or becomes independently developed by or on behalf of such Partner or its Representatives without use of or reference to the Confidential Information in violation of this Agreement. Each Partner shall be responsible to the Partnership for any breach of this Section 16.02 by any of its Representatives as though such breach was committed by such Partner.

(b) In the event that any Partner or its Representatives is requested or required by Law, rule, regulation or legal, judicial or administrative process, including an audit or examination by a regulatory authority or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Partner shall use commercially reasonable efforts to provide the Partnership with prompt written notice so that the Partnership may, at the Partnership’s sole cost and expense, seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and such Partner shall use commercially reasonable efforts to cooperate with the Partnership in any effort the Partnership undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of Section 16.02(a), such Partner and its Representatives shall furnish only that portion of the Confidential Information that is required. Notwithstanding the foregoing, no such notice, cooperation or other action set forth in this Section 16.02(b) shall be required by Partner to the extent such Partner or its Representatives are requested or required to disclose Confidential Information to the applicable regulatory authorities or self-regulatory organizations having supervisory jurisdiction over such Partner or its Representatives during the course of any regulatory audit or examination.

(c) Notwithstanding anything herein to the contrary, any Series A Preferred Unitholder may disclose the terms of such Series A Preferred Unitholder’s investment in the Partnership and the performance of that investment (whether in customary information provided to investors in private equity funds, investment funds, investment vehicles or managed accounts managed by a Series A Preferred Unitholder or its current or future Affiliates, in such Series A Preferred Unitholder’s or its current or future Affiliates’ fundraising materials, or in reports or accounts required to be made by such Series A Preferred Unitholder under applicable Law or otherwise), which disclosure may, for the avoidance of doubt, include: (i) the name of the Partnership; (ii) the country in which the Partnership is located; (iii) the net asset value of such Series A Preferred Unitholder’s interest in the Partnership; (iv) the general economic or structural terms of such Series A Preferred Unitholder’s interest in the Partnership; (v) the Partnership’s industry sector; and (vi) the aggregate percentage of such Series A Preferred Unitholder’s total private equity asset value attributable to such Series A Preferred Unitholder’s interest in the Partnership or by private equity funds, investment funds, investment vehicles or managed accounts managed by such Series A Preferred Unitholder or its current or future Affiliates.

Section 16.03 Amendments. Subject to Section 6.01(e), this Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, but subject to Section 6.01(e), no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Partners, (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any affiliates Controlled by the General Partner), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by telecopier or by e-mail, sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) at the addresses set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. If a Series A Preferred Unitholder delivers a notice hereunder to any other party hereto, such notice shall copy each other Series A Preferred Unitholder to the extent each such other Series A Preferred Unitholder is not otherwise copied to or an addressee of such notice, and if any party hereto other than a Series A Preferred Unitholder delivers a notice hereunder to any Series A Preferred Unitholder, such notice shall copy each other Series A Preferred Unitholder to the extent each such other Series A Preferred Unitholder is not otherwise copied to or an addressee of such notice. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier or e-mail (provided, that confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

To the Corporation or the Partnership:

Altus Midstream Company

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

E-mail: ben.rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

E-mail: jason.jean@bracewell.com

Facsimile: (713) 437-5338

and to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Legal Department

To the Limited Partners at the addresses indicated on the signature pages hereto or such other addresses provided by the applicable Limited Partner and shown on the records of the Partnership.

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission.

(a) This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

(b) Documents required to be delivered by the Partnership to the Partners pursuant to this Agreement may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Partnership posts such documents, or provides a link thereto, on its website, the location of which may be communicated pursuant to the notice provisions set forth in Section 16.05 or (ii) on which such documents are posted by the Partnership or the Corporation on the website of the SEC.

Section 16.14 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Expenses. Except as otherwise provided herein, each Partner shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of its Representatives.

Section 16.16 Effectiveness. This Agreement shall become effective concurrently with the EagleClaw Contribution Closing (the “Effective Time”). The Existing Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time to the extent the Existing Limited Partnership Agreement is applicable to such other parties.

Section 16.17 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Series A Preferred Unit Purchase Agreement, the Registration Rights Agreement, the EagleClaw Contribution Agreement and the Stockholders Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Existing Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.19 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 16.20 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that any Partner may be a partnership or limited liability company, each Partner agrees and acknowledges that no Persons other than the Partners shall have any obligation under this Agreement. Each party to this Agreement further acknowledges and agrees that it has no rights of recovery whether under this Agreement or under any documents, agreements, or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 16.20 shall have equal application to any and all claims against any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Limited Partner (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Partner (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Limited Partners. The prohibition set forth in this Section 16.20 shall apply to any and all claims, whether in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such party hereto against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The parties hereto further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons or other entities referenced in this Section 16.20 for any obligations of the applicable party hereto under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER: ALTUS MIDSTREAM GP LLC

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and Treasurer

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

LIMITED PARTNERS: ALTUS MIDSTREAM COMPANY

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and Treasurer

Address for notice: Altus Midstream Company 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attn: Ben Rodgers E-mail: Ben.Rodgers@apachecorp.com with a copy (which copy shall not constitute notice) to:

Apache Legal 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attn: General Counsel Telephone: (713) 296 6000 Facsimile: (713) 296-6459

APACHE MIDSTREAM LLC

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Executive Vice President and Chief Financial Officer

Address for notice: Apache Midstream LLC 2000 Post Oak Blvd. Houston, Texas 77056

Attn: Ben Rodgers E-mail: Ben.Rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Apache Legal 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attn: General Counsel Telephone: (713) 296 6000 Facsimile: (713) 296-6459

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

BCP RAPTOR AGGREGATOR, LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

Address for notice:

Blackstone Energy Partners II L.P. 345 Park Avenue New York, NY 10154 Attention: David Foley Email: foley@blackstone.com with a copy (which copy shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street Houston, Texas 77002 Attention: Keith Fullenweider; Douglas E. McWilliams Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

BX PERMIAN PIPELINE AGGREGATOR LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

Address for notice:

Blackstone Management Partners II L.P. 345 Park Avenue New York, NY 10154 Attention: David Foley Email: foley@blackstone.com with a copy (which copy shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street Houston, Texas 77002 Attention: Keith Fullenweider; Douglas E. McWilliams Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

NEW BCP RAPTOR HOLDCO, LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

Address for notice:

New BCP Raptor Holdco, LLC 2700 Post Oak Blvd, Suite 300 Houston, TX 77056 Attention: Todd Carpenter Email: tcarpenter@eagleclawmidstream.com with copies (which copies shall not constitute notice) to:

Blackstone Energy Partners II L.P. 345 Park Avenue New York, NY 10154 Attention: David Foley Email: foley@blackstone.com

and

Vinson & Elkins L.L.P. 1001 Fannin Street Houston, Texas 77002 Attention: Keith Fullenweider; Douglas E. McWilliams Email: kfullenweider@velaw.com; dmcwilliams@velaw.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

BUZZARD MIDSTREAM LLC

By:	/s/ Thomas Lefebvre
Name:	Thomas Lefebvre
Title:	Authorized Person

Address for notice: I Squared Capital Advisors (US) LLC 600 Brickell Avenue, PH Miami, FL 33131 Email: generalcounsel@isquaredcapital.com with copies (which copies shall not constitute notice) to:

I Squared Capital Advisors (US) LLC 600 Brickell Avenue, PH Miami, FL 33131 Email: thomas.lefebvre@isquaredcapital.com

and

Sidley Austin LLP 1000 Louisiana, Suite 5900 Houston, TX 77002 Attention: Glenn L. Pinkerton; Atman Shukla

Email: gpinkerton@sidley.com; ashukla@sidley.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

BSOF SNOWBIRD (M) 2 L.P.

By:	Magnetar Financial LLC, its investment advisor

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Address for notice:

BSOF Snowbird (M) 2 L.P. c/o Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Chief Legal Officer Email: MTP_Notices@Magnetar.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

MTP ENERGY OPPORTUNITIES FUND II LLC

By:	MTP Energy Management LLC, its managing member

By:	Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Address for notice:

MTP Energy Opportunities Fund II LLC c/o Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Chief Legal Officer Email: MTP_Notices@Magnetar.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

MTP ENERGY MASTER FUND LLC

By:	MTP Energy Management LLC, its manager

By:	Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Address for notice:

MTP Energy Master Fund LLC c/o Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Chief Legal Officer Email: MTP_Notices@Magnetar.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

MTP EMERALD FUND LLC

By:	MTP Energy Management LLC, its manager

By:	Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Address for notice:

MTP Emerald Fund LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Chief Legal Officer Email: MTP_Notices@Magnetar.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

MTP ENERGY FUND LP

By:	MTP Energy Management LLC, its investment advisor

By:	Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro
Name:	Michael Turro
Title:	Chief Compliance Officer

Address for notice:

MTP Emerald Fund LLC 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 Attention: Chief Legal Officer Email: MTP_Notices@Magnetar.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

CALTM HOLDINGS, LLC

By:	/s/ Daniel East
Name:	Daniel East
Title:	Authorized Person

Address for notice:

CALTM Holdings, LLC One Vanderbilt Avenue, Suite 3400 New York, New York 10017

Attn: Arleen Spangler Email: arleen.spangler@carlyle.com

Attn: Emily Chang Email: emily.chang@carlyle.com

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: William J. Benitez, P.C. Matthew R. Pacey, P.C. Email: william.benitez@kirkland.com matt.pacey@kirkland.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

PTC INVESTMENTS LP

By:	Yaupon Capital Management LP, its investment manager

By:	/s/Steve Pattyn
Name:	Steve Pattyn
Title:	President

Address for notice:

PTC Investments LP c/o Yaupon Capital Management LP 104 W 40th Street, 20th Floor
New York, New York 10018 Attention: Lisa Flaherty
Email: lisa.flaherty@yauponcap.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

YAUPON FUND LP

By:	Yaupon Capital GP LLC, its general partner

By:	/s/Steve Pattyn
Name:	Steve Pattyn
Title:	CIO

Address for notice:

Yaupon Fund LP
c/o Yaupon Capital Management LP 104 W 40th Street, 20th Floor
New York, New York 10018 Attention: Robert Burkley, COO
Lisa Flaherty, CFO Northern Trust, Administrator
Email:	robert.burkley@yauponcap.com lisa.flaherty@yauponcap.com hfs_privates_group@ntrs.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE ENERGY INFRASTRUCTURE CORP.

By:	Tortoise Capital Advisors, L.L.C., as its Investment Adviser

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Energy Infrastructure Corp. c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE MIDSTREAM ENERGY FUND, INC.

By:	Tortoise Capital Advisors, L.L.C., as its Investment Adviser

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Midstream Energy Fund, Inc. c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE PIPELINE & ENERGY FUND, INC.

By:	Tortoise Capital Advisors, L.L.C., as its Investment Adviser

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Pipeline & Energy Fund, Inc. c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:	Tortoise Capital Advisors, L.L.C., as its Investment Adviser

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Power and Energy Infrastructure Fund, Inc. c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE DIRECT OPPORTUNITIES FUND II, LP

By:	Tortoise Direct Opportunities GP II LLC, its General Partner

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Direct Opportunities Fund II, LP c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

By:	Tortoise Capital Advisors, L.L.C., as its Investment Adviser

By:	/s/Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

Address for notice:

Tortoise Essential Assets Income Term Fund c/o Tortoise Capital Advisors, L.L.C. 452 Fifth Avenue, 14th Floor New York, NY 10018 and 5100 W. 115th Place Leawood, KS 66211

Attention: Stephen Pang
E-mail: spang@tortoiseadvisors.com

[Signature Page to Third Amended and Restated Agreement of Limited Partnership]

Annex G

Final Form

AMENDED AND RESTATED

BY LAWS

OF

ALTUS MIDSTREAM COMPANY

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board; provided, however, that at any time when any stockholder beneficially owns, in the aggregate, at least ten percent (10%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of such stockholder. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Delaware General Corporation Law (“DGCL”).

ARTICLE III

DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation”

shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the

Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Annex H

October 21, 2021

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Altus Midstream Company (the “Company”) with respect to the fairness, from a financial point of view, to the Company of the Consideration (as defined below) to be paid by the Company and the Partnership (as defined below) pursuant to the terms of the Contribution Agreement, dated as of October 21, 2021 (the “Agreement”), by and among the Company, Altus Midstream LP (the “Partnership”), New BCP Raptor Holdco, LLC (the “Contributor”) and, solely for the limited purposes set forth therein, BCP Raptor Holdco, LP (“Raptor”). We understand that the Agreement provides for, among other things, (i) the Contributor and certain of its affiliates to undertake certain reorganization transactions (the “Reorganization”), after giving effect to which the Contributor will directly own all of the outstanding limited liability company interests (collectively, the “Contributed Interests”) in each of Raptor and BCP Raptor Holdco GP, LLC (collectively, the “Contributed Entities”) and (ii) the contribution (the “Transaction”) of all of the Contributed Interests by the Contributor to the Partnership, in exchange for fifty million common units (“Partnership Units”) representing limited partnership interests in the Partnership (the “Unit Consideration”) and fifty million shares of Class C common stock, par value $0.0001 per share (“Company Class C Common Stock”), of the Company (the “Share Consideration”, and together with the Unit Consideration, the “Consideration”).

You have advised us and for purposes of our analyses and opinion we have assumed, that there is currently, and as of the closing of the Transaction there will be, an outstanding share of Company Class C Common Stock associated with each outstanding Partnership Unit not held by the Company, that each holder of outstanding shares of Company Class C Common Stock currently holds, and as of the closing of the Transaction will hold, an equivalent number of Partnership Units and that, pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 12, 2019 (as amended, the “Partnership Agreement”), holders of Partnership Units other than the Company have the right to require the Partnership to redeem its Partnership Units together with the associated shares of Company Class C Common Stock for, at the Partnership’s election, an equal number of shares of Company Class A Common Stock or cash based on the fair market value of Company Class A Common Stock as determined in accordance with the Partnership Agreement, and, consequently, for purposes of our analyses and this opinion we have, at your direction, treated one share of Company Class C Common Stock and the associated Partnership Unit as a single integrated security equivalent in value and identical in all other respects to a share of Company Class A Common Stock.

In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to the Company and the Contributed Entities. We have also reviewed certain other information relating to the Company and the Contributed Entities, including financial forecasts relating to the Company for the fiscal years ending December 31, 2021 through December 31, 2024 prepared and provided to us by the management of the Company (the “Company Projections”) and financial forecasts relating to the Contributed Entities for the fiscal years ending December 31, 2021 through December 31, 2024 prepared and provided to us by the management of the Contributor, as adjusted by the management of the Company (the “Contributed Entities Projections”), and have met with the management of the Company and certain of the Company’s representatives to discuss the businesses and prospects of the Company and the Contributed Entities. We also reviewed estimates prepared and provided to us by the management of the Company with respect to the cost savings and synergies, net of costs necessary to achieve such cost savings and synergies (the “Synergies Estimates”), anticipated by such management to result from the Transaction. We also reviewed estimates of management of the Company relating to the Company’s anticipated utilization of its net operating losses, including the amount and timing thereof (the “Company NOL Utilization Estimates”). We have also considered certain financial and stock market data of the Company and certain financial data of the Contributed Entities, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and the Contributed Entities, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections and the Contributed Entities Projections, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Contributed Entities, respectively. With respect to the Synergies Estimates, we have been advised by the management of the Company, and we have assumed with your consent, that such estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the cost savings and synergies, net of costs necessary to achieve such cost savings and synergies, anticipated by such management to result from the Transaction. With respect to the Company NOL Utilization Estimates, we have been advised by the management of the Company, and we have assumed with your consent, that such estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s anticipated utilization of its net operating losses, including the amount and timing thereof. In addition, we have relied upon, without independent verification, the assessment of the management of the Company as to (i) its ability to retain key employees, (ii) the strategic benefits anticipated to result from the Transaction, (iii) the existing products and services of the Company and the Contributed Entities and the validity or marketability of, and risks associated with, the future products and services of the Company and the Contributed Entities, and (iv) its ability to integrate the businesses of the Company and the Contributed Entities. At your direction, we have assumed that the Company Projections, the Contributed Entities Projections, the Synergies Estimates and the Company NOL Utilization Estimates are a reasonable basis to evaluate the Company, the Contributed Entities and the Transaction and at your direction we have relied upon the Company Projections, the Contributed Entities Projections, the Synergies Estimates and the Company NOL Utilization Estimates for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections, the Contributed Entities Projections, the Synergies Estimates or the Company NOL Utilization Estimates, or the assumptions and methodologies upon which they are based.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, any of the Contributed Entities or the contemplated benefits of the Transaction (including, without limitation, with respect to interests of the Company and the Contributed Entities in certain joint ventures or other entities with pipeline assets) that would be material to our analysis or this opinion and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Contributed Entities, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company and the Partnership in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction, the Reorganization or the Consideration, the agreements with the holders of Series A Cumulative Redeemable Preferred Units of the Partnership in contemplation of the Transaction or otherwise, any agreements with joint venture partners in contemplation of the Transaction or otherwise, the amendment of that certain commercial arrangement between Apache Corporation and the Company referred to in the Company’s Form 8-K filed on October 14, 2021 (together with any other agreements, amendments or waivers entered into between Apache Corporation and the Company, the “Commercial Amendments”), and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. At your direction, we have assumed that the Commercial Amendments have no impact on the Company Projections that would be material to our analyses or this opinion. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the shares of Company Class C Common Stock or the Partnership Units actually will be when issued in the Transaction pursuant to the Agreement or the prices or ranges of prices at which shares of Company Class A Common Stock or Company Class C Common Stock, or the Partnership Units, may be purchased, sold or otherwise transferred at any time. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company or the Partnership, nor does it address the underlying business decision of the Board, the Company or the Partnership to proceed with or effect the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates, including Apache Corporation, for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, since January 2019, having acted as a placement agent to the Partnership in connection with a sale of preferred partnership units in June 2019, as a co-managing underwriter in connection with an offering by Apache Corporation of debt securities in August 2020, and as a counterparty to Apache Corporation in connection with certain hedging transactions effected in December 2019 and April 2020. We or one or more of our affiliates are lenders or participants in credit facilities of the Partnership and Apache Corporation, an affiliate of the Company. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, the Contributor and their respective affiliates, including Apache Corporation, for which advice and services we and our affiliates would expect to receive compensation. In addition, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial advice and services to the investment firms that are invested in the Contributor (collectively, the “Sponsors”) and certain of their respective affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received, and expect to receive, compensation, including, among other things since January 2019, having acted or acting (i) as financial advisor to the Sponsors and certain of their affiliates and portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings by the Sponsors and certain of their affiliates and portfolio companies and (iii) as a lender or participant in credit facilities of the Sponsors and certain of their affiliates and portfolio companies. We and certain of our affiliates, and certain of our and their respective employees and certain investment funds affiliated or associated with us, have invested in investment funds managed or advised by the Sponsors. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Contributor and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company and the Partnership in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

H-4